                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:          Chapter 11

The FINOVA Group Inc.,                  Case Nos. 01-0697 (PJW) through
FINOVA Capital Corporation,             01-0705 (PJW)
FINOVA (Canada) Capital
Corporation,
FINOVA Capital plc,                     Jointly Administered
FINOVA Loan Administration Inc.,        Case No. 01-0697 (PJW)
FINOVA Mezzanine Capital Inc.,
FINOVA Portfolio Services, Inc.,
FINOVA Technology Finance, Inc., and
FINOVA Finance Trust,

Debtors.


                THIRD AMENDED AND RESTATED DISCLOSURE STATEMENT
                WITH RESPECT TO JOINT PLAN OF REORGANIZATION OF
                DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE




RICHARDS, LAYTON & FINGER, P.A.         GIBSON, DUNN & CRUTCHER LLP

Mark D. Collins (No.2981)               Jonathan M. Landers
Daniel J. DeFranceschi (No. 2732)       Janet M. Weiss
Deborah E. Spivack (No.3220)            M. Natasha Labovitz
One Rodney Square                       Thayer H. Thompson
P. O. Box 551                           200 Park Avenue
Wilmington, Delaware 19899              New York, New York 10166-0193

Telephone:(302) 658-6541                Telephone: (212) 351-4000
Facsimile:(302) 658-6548                Facsimile: (212) 351-4035

                              Counsel for Debtors
                             Dated: June 13, 2001
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                               TABLE OF CONTENTS

I. INTRODUCTION............................................................   1

II. NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS.......................   2
  A. Purpose of Disclosure Statement.......................................   2
  B. Voting on the Plan....................................................   3
  C. Confirmation of the Plan..............................................   6
  D. Limitations...........................................................   6

III. OVERVIEW OF THE PLAN..................................................   6

IV. BACKGROUND CONCERNING THE DEBTORS......................................  19
  A. General Background....................................................  19
  B. Supplemental or Updated Information...................................  19
    1.  Legal Proceedings..................................................  19
    2.  Taxation...........................................................  19
    3.  Equity Ownership...................................................  20
    4.  Debt Structure.....................................................  20
    5.  Management.........................................................  21
    6.  Related Party Transactions.........................................  23

V. THE DEBTORS' CHAPTER 11 CASES...........................................  24
  A. Events Preceding the Filing of the Chapter 11 Cases...................  24
  B. The Commencement of the Chapter 11 Cases..............................  24
  C. Significant Parties in Interest.......................................  25
    1.  Creditors' Committee...............................................  25
    2.  Equity Committee...................................................  26
  D. Events During Chapter 11 Cases........................................  26

VI. DESCRIPTION OF THE PLAN OF REORGANIZATION..............................  26
  A. Overview and Restructuring Transactions...............................  26
  B. Classification and Treatment of Claims and Interests..................  27
  C. Implementation and Other Provisions of the Plan.......................  27
    1.  Assumption or Rejection of Executory Contracts and Unexpired
     Leases................................................................  27
    2.  Issuance of New Debt and Equity Securities.........................  27
    3.  Corporate Governance Matters.......................................  28
    4.  Plan Distribution Entitlement; Dispute Provisions..................  28
    5.  Distribution Procedures............................................  29
    6.  Retention of Causes of Action......................................  29
    7.  Effect of Confirmation of Plan.....................................  30
    8.  Implementing Documents and Transactions; No Transfer Taxes.........  31
    9.  Amendment of Plan; Severability; Revocation........................  32
    10.  Retention of Jurisdiction.........................................  32
  D. Treatment of Securities Litigation....................................  32
  E.  Conditions to Confirmation and Effective Date of the Plan............  32
    1.  Conditions to Confirmation.........................................  32
    2.  Conditions to the Effective Date...................................  33

VII. SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR OUTSTANDING UNDER
    THE PLAN...............................................................  33
  A. New Senior Notes, Additional Group Common Stock, New Group Preferred
     Stock and Additional Mezzanine Common Stock...........................  33
  B. Common Stock..........................................................  34
  C. Post-Confirmation Business Plan.......................................  34

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
    1.  Business Plan--General.............................................  34
    2.  Asset Sales........................................................  35
    3.  New Business Opportunities.........................................  35
  D. Certain Factors to be Considered......................................  36
    1.  Portfolio Maximization.............................................  36
    2.  Leverage...........................................................  37
    3.  Potential Limitations on or Inability to Repay Debt or Make
     Contingent Payments...................................................  37
    4.  Potential Insufficiency of Collateral for New Senior Notes; Value
     of Collateral.........................................................  38
    5.  Interest Spread; Interest Rate Matching............................  38
    6.  Leveraged Leases...................................................  39
    7.  Aircraft Residual Risk.............................................  39
    8.  Projections........................................................  40
    9.  Competition........................................................  40
    10. Dependence on Key Personnel; Management Agreement..................  40
    11. Termination of Berkadia's Commitment to Make the Berkadia Loan.....  40
    12. Lack of Established Market for New Senior Notes, New Group
       Preferred Stock, and Additional Mezzanine Common Stock..............  41
    13. Special Risks for Equity Holders...................................  41

VIII. VOTING PROCEDURES....................................................  43
  A. Parties Entitled to Vote on the Plan..................................  43
  B. Ballot................................................................  43
  C. General Procedures and Deadlines for Casting Votes....................  44
  D. Special Procedures Applicable to Voting of Debt Securities Claims and
   Equity Interests........................................................  45

IX. CONFIRMATION OF THE PLAN...............................................  45
  A. Classification of Claims and Interests................................  47
  B. Best Interests of Unsecured Creditors.................................  47
  C. Feasibility...........................................................  48
  D. Acceptance............................................................  48
  E. Confirmation Without Acceptance by All Impaired Classes...............  49

X. ALTERNATIVES TO THE PLAN................................................  49

XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN....................  50
  A. Consequences to the Debtors...........................................  51
    1.  Cancellation of Debt...............................................  51
    2.  Limitation on NOL Carryforwards and Other Tax Attributes...........  51
    3.  Alternative Minimum Tax............................................  53
    4.  Issuance of the New Senior Notes...................................  54
  B. Consequences to Holders of Certain Claims.............................  54
    1.  Consequences to Holders of Allowed Convenience Claims..............  54
    2.  Consequences to Holders of Allowed General Unsecured Claims (other than Allowed Convenience Claims) against FNV Capital................  55
    3.  Consequences to Holders of Debt Securities (S) 510(b) Claims and
       Equity Securities (S) 510(b) Claims.................................  57
    4.  Withholding........................................................  57
  C. Consequences to Holders of Allowed Interests..........................  58
    1.  Holders of Interests in FNV Group..................................  58
    2.  Holders of Allowed TOPrS Interests.................................  58

XII. CONCLUSION............................................................  61

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 Exhibit A  --The Plan
 Exhibit B  --Order of the Bankruptcy Court
 Exhibit C --Second Amended and Restated Management Services Agreement Exhibit D --Commitment Letter
 Exhibit E  --Letter Agreement Related to the Tender Offer
 Exhibit F  --Financial Projections
 Exhibit G  --Liquidation Analysis
 Exhibit H  --Corporate Structure of the Debtors
 Exhibit I  --Term Sheet for New Group Preferred Stock
 Exhibit J  --FNV Group Annual Report on Form 10-K/A
 Exhibit K  --FNV Group Quarterly Report on Form 10-Q
 Exhibit L  --Unaudited Balance Sheets for each Debtor, dated as of
              March 7, 2001 and March 31, 2001

                                      iii
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                                      I.

                                 INTRODUCTION

   This Third Amended and Restated Disclosure Statement amends and restates in its entirety that certain Second Amended and Restated Disclosure Statement, dated as of June 11, 2001 (as amended and restated, this "Disclosure Statement"). This Disclosure Statement has been prepared by The FINOVA Group Inc. ("FNV Group"), a Delaware corporation, and eight of its direct and indirect subsidiaries, including FINOVA Capital Corporation ("FNV Capital"), also a Delaware corporation (collectively, the "Debtors"). The Debtors are debtors in possession in the above-captioned jointly administered chapter 11 cases (the "Chapter 11 Cases"). The Debtors have filed in their Chapter 11 Cases a Third Amended and Restated Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code (the "Plan"), a copy of which is attached hereto as Exhibit A. Unless otherwise defined in this Disclosure Statement, capitalized terms used, and not otherwise defined, will have the same meanings given to them in the Plan.

   This Disclosure Statement applies only to the Plan and should not be relied upon if the Plan is revoked. The terms and conditions upon which the Plan may be revoked are set forth in the letter agreement dated as of June 10, 2001, and as modified by letter agreement dated as of June 13, 2001, annexed hereto as part of Exhibit D.

   The Plan contemplates implementation of a comprehensive restructuring transaction with Berkadia LLC ("Berkadia"), a joint venture of Berkshire Hathaway Inc. ("Berkshire") and Leucadia National Corporation ("Leucadia"), that was first announced on February 27, 2001, and revised on May 2, 2001, May 30, 2000, June 10, 2001 and June 13, 2001. As described more fully herein, Berkadia will make a $6,000,000,000 loan (the "Berkadia Loan") to FNV Capital that, together with the Debtors' cash on hand and the issuance by FNV Group of approximately $3,260,000,000 aggregate principal amount of New Senior Notes, will enable the Debtors to restructure their debt. As soon as reasonably practicable after the Effective Date, Berkshire will commence a tender offer (the "Tender Offer") for up to $500,000,000 in aggregate principal amount of New Senior Notes, at a cash purchase price of 70% of par ($700 per $1,000 principal amount).

   The Debtors expect to emerge from chapter 11 on or before August 31, 2001. Pursuant to a Management Services Agreement, which was entered into prior to these Chapter 11 Cases, and which was amended and restated on April 3, 2001 and further amended and restated on June 10, 2001, Leucadia is providing advice and assistance during the bankruptcy cases related to the restructuring and the Debtors' asset portfolio, subject to oversight by the FNV Group Board of Directors and a special committee of the Board, and will provide management functions to the Reorganized Debtors upon the effectiveness of the Plan.

   The Plan constitutes separate plans of reorganization for each of the nine Debtors. After implementation of the Plan, each Debtor, other than FINOVA Finance Trust ("FNV Trust"), will emerge from chapter 11 as a separate corporate entity. Under the Plan, FNV Trust will dissolve. As more fully described herein, the Plan contemplates that all creditors of each of the Debtors, other than general unsecured creditors of FNV Capital, holders of TOPrS Interests and the related Group Subordinated Debentures, and holders of Securities Litigation Claims, will receive either reinstatement of their Claims or payment in Cash on the Effective Date of the Plan, unless they agree with the Debtors to alternate treatment. With respect to creditors with secured Claims, the Plan also permits the Debtors to surrender the asset securing the Claim. The Plan further contemplates that general unsecured creditors of FNV Capital and holders of TOPrS Interests will receive the proceeds of the Berkadia Loan, the New Senior Notes and Cash in satisfaction of their Claims.

   Under the Plan, equity Interest holders in each of the Debtors, other than FNV Trust, will retain their Interests in the applicable Reorganized Debtor. Under the Plan, the holders of preferred equity Interests in FNV Trust, also called TOPrS, will receive a distribution of Cash and New Senior Notes in the aggregate amount of 75% of the liquidation preference attributable to such Interests, as more fully described herein. The Group Subordinated Debentures related to the TOPrS will be cancelled. The Plan further provides for the treatment of claimants in various Securities Litigation actions now pending against the Debtors and others. Specifically, the

                                       1
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Plan contemplates the issuance of Preferred Stock of FNV Group to satisfy any final judgments against FNV Capital arising from an existing class action Securities Litigation against FNV Capital and the issuance of Additional Mezzanine Common Stock to satisfy any final judgments against FINOVA Mezzanine Capital Inc. ("FNV Mezzanine") arising from an existing class action Securities Litigation against FNV Mezzanine. Finally, the Plan contemplates the issuance of Additional Group Common Stock, (i) to the Berkadia Parties, in an amount that will constitute 51%, or a lesser amount as may be agreed by the Berkadia Parties, of the outstanding equity of FNV Group on a Fully Diluted Basis as of the Effective Date and (ii) to satisfy any final judgment against FNV Group arising from an existing Securities Litigation against FNV Group. For all issuances of stock in connection with the Securities Litigation described in this paragraph, holders of Allowed Claims shall receive stock having a value as determined by Final Order equal to the amount of such Claims that is not covered by applicable insurance policies. In the event that any Additional Group Common Stock is issued after the Effective Date, the Berkadia Parties shall contemporaneously receive additional FNV Group common stock in the amount that they would have received if such issuances had occurred before the Effective Date.

   THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND INTEREST HOLDERS. ALL CREDITORS AND INTEREST HOLDERS ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M. MOUNTAIN STANDARD TIME ON AUGUST 1, 2001 (THE "VOTING DEADLINE").

                                      II.

               NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

A. Purpose of Disclosure Statement

   The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is impaired or as an equity Interest holder whose equity Interest is impaired under the Plan, to make an informed decision in exercising your right to accept or reject the Plan. It also sets forth information regarding the history of the Debtors, their businesses, the filing of the Chapter 11 Cases, the Plan and alternatives to the Plan. Finally, this Disclosure Statement enables the Bankruptcy Court to make an informed decision whether the Plan complies with the requirements of the Bankruptcy Code.

   EACH CREDITOR AND INTEREST HOLDER SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN. No person has been authorized to use any information concerning the Debtors or their businesses other than this information for the purpose of solicitation. For convenience, the terms of the Plan are summarized in this Disclosure Statement, but all summaries are qualified by the Plan itself, which is controlling in the event of any inconsistency.

   For your convenience, copies of the following documents are attached as Exhibits to this Disclosure Statement:

  . The Plan (Exhibit A);

  . Order of the Bankruptcy Court, dated June 14, 2001 (the "Disclosure
    Statement Order"), which, among other things, approves the Disclosure Statement and establishes certain procedures for the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

  . Second Amended and Restated Management Services Agreement among FNV
    Group, Leucadia and Leucadia International Corporation, dated June 10, 2001 (Exhibit C);

  . Commitment Letter among Berkshire, Leucadia, Berkadia, FNV Group and FNV
    Capital, dated February 26, 2001, and letter agreement among Berkshire, Leucadia, Berkadia, FNV Group and FNV Capital, dated as of May 2, 2001, which annexes the term sheet for the Berkadia Loan and the term sheet for the New Senior Notes, as modified by letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital, dated May 30, 2001, and as further modified by letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital, dated June 10, 2001, which also annexes the term sheet for the Intercompany Note, and as further modified by letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital, dated June 13, 2001 (Exhibit D);

  . Letter Agreement among Berkshire, FNV Group and FNV Capital, dated June
    13, 2001, related to the Tender Offer (Exhibit E);

  . FNV Group, et al. financial projections (Exhibit F);

  . FNV Group, et al. liquidation analysis (Exhibit G);

  . Chart of corporate structure of the Debtors (Exhibit H);

  . Summary of Terms of New Group Preferred Stock (Exhibit I);

  . FNV Group Annual Report on Form 10-K for the year ended December 31,
    2000, filed with the Securities and Exchange Commission on April 17, 2001, as amended by Form 10-K/A, filed with the Securities and Exchange Commission on April 26, 2001 (the "10-K/A"), which, among other things, contains detailed information on the Debtors and their subsidiaries, their assets and businesses and audited consolidated financial statements for FNV Group for the year ended December 31, 2000 (Exhibit J);

  . FNV Group Quarterly Report on Form 10-Q for the quarter ended March 31,
    2001, filed with the Securities and Exchange Commission on May 15, 2001 (the "10-Q") (Exhibit K); and

  . Unaudited balance sheets, dated as of March 7, 2001 and March 31, 2001, for each Debtor (Exhibit L).

   At a hearing held on June 13, 2001, after notice, the Bankruptcy Court approved this Disclosure Statement, including the Exhibits, pursuant to section 1125 of the Bankruptcy Code as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the solicited classes of Claims or equity Interests of the Debtors to make an informed judgment with respect to the acceptance or rejection of the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT IS NOT A DETERMINATION BY THE BANKRUPTCY COURT EITHER OF THE FAIRNESS AND MERITS OF THE PLAN OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

   The statements contained in this Disclosure Statement are made as of the date on the front cover unless otherwise specified, and the statements on Exhibits are made as of the date thereof. Neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, imply that there has been no change in the facts since that date. The information contained in this Disclosure Statement has been prepared by the Debtors in good faith, based on information available to the Debtors. THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT CONCERNING THE PLAN HAS NOT BEEN SUBJECT TO AN AUDIT. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. All financial information was compiled from the records of the Debtors. The Debtors believe that this Disclosure Statement complies with the requirements of the Bankruptcy Code.

B. Voting on the Plan

   After carefully reviewing this Disclosure Statement, including the attached Exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and return it in the postage-paid envelope provided. Although the Plan is one document, it is structured as a separate plan of reorganization for each of the nine Debtors. You may vote to accept or reject only the Plan of the Debtor or Debtors against which you have a Claim or in which you have an Interest. You may receive a voting ballot with

                                       3
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respect to the Plan of one or more of the Debtors. Mark and return only the ballot or ballots with respect to the Debtors in which you hold a Claim or equity Interest. In addition, your Claims or equity Interests may be classified in multiple classes. DETAILED INSTRUCTIONS REGARDING VOTING, INCLUDING THE NAMES AND ADDRESSES OF THE PERSONS YOU MAY CONTACT IF YOU HAVE QUESTIONS REGARDING THE VOTING PROCEDURES, ARE INCLUDED IN SECTION VIII OF THIS DISCLOSURE STATEMENT ("VOTING PROCEDURES"). PLEASE REVIEW THE INSTRUCTIONS SET FORTH IN THAT SECTION IN DETAIL.

   It is important that creditors and equity security holders exercise their right to vote to accept or reject the Plan. Even if you do not vote to accept the Plan, you may be bound by the Plan, if it is accepted by the requisite holders of Claims or equity Interests.

   Pursuant to the provisions of the Bankruptcy Code, only holders of Claims and Interests in the following Classes, as defined in the Plan, (the "Voting Classes") are impaired and entitled to vote on the Plan (section references below are references to the Plan):

              FNV Group:                            FNV Capital:
Section 3.1(c)--(Group Subordinated      Section 3.2(c)--(General Unsecured
         Debenture Claims)                             Claims)
  Section 3.1(d)--(General Unsecured    Section 3.2(d)--(Convenience Claims)
                Claims)                 Section 3.2(e)--(Debt Securities (S)
 Section 3.1(e)--(Convenience Claims)              510(b) Claims)
      Section 3.1(f)--(Interests)
Section 3.1(g)--(Equity Securities (S)
            510(b) Claims)

              FNV Canada:                              FNV UK:
                 None                                   None

               FNV Loan:                           FNV Mezzanine:
  Section 3.5(c)--(General Unsecured     Section 3.6(c)--(General Unsecured
                Claims)                                Claims)
 Section 3.5(d)--(Convenience Claims)   Section 3.6(d)--(Convenience Claims)
                                             Section 3.6(e)--(Interests)
                                       Section 3.6(f)--(Equity Securities (S)
                                                   510(b) Claims)

            FNV Portfolio:                         FNV Technology:
  Section 3.7(c)--(General Unsecured     Section 3.8(c)--(General Unsecured
                Claims)                                Claims)
 Section 3.7(d)--(Convenience Claims)   Section 3.8(d)--(Convenience Claims)

                                  FNV Trust:
                  Section 3.9(c)--(General Unsecured Claims)
                     Section 3.9(d)--(Convenience Claims)
                       Section 3.9(e)--(TOPrS Interests)
                          Section 3.9(f)--(Interests)

     Holders of Claims and Interests in the following Classes are not entitled to vote on the Plan and are deemed to have accepted the Plan because their Claims are not impaired by the Plan:

              FNV Group:                            FNV Capital:
   Section 3.1(a)--(Secured Claims)       Section 3.2(a)--(Secured Claims)
    Section 3.1(b)--(Other Priority        Section 3.2(b)--(Other Priority
                Claims)                                Claims)
                                             Section 3.2(f)--(Interests)

              FNV Canada:                              FNV UK:
   Section 3.3(a)--(Secured Claims)       Section 3.4(a)--(Secured Claims)
    Section 3.3(b)--(Other Priority        Section 3.4(b)--(Other Priority
                Claims)                                Claims)
  Section 3.3(c)--(General Unsecured     Section 3.4(c)--(General Unsecured
                Claims)                                Claims)
      Section 3.3(d)--(Interests)           Section 3.4(d)--(FNV Capital
                                                 Intercompany Loan)
                                             Section 3.4(e)--(Interests)

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

               FNV Loan:                           FNV Mezzanine:
   Section 3.5(a)--(Secured Claims)       Section 3.6(a)--(Secured Claims)
    Section 3.5(b)--(Other Priority        Section 3.6(b)--(Other Priority
                Claims)                                Claims)
      Section 3.5(e)--(Interests)

            FNV Portfolio:                         FNV Technology:
   Section 3.7(a)--(Secured Claims)       Section 3.8(a)--(Secured Claims)
    Section 3.7(b)--(Other Priority        Section 3.8(b)--(Other Priority
                Claims)                                Claims)
      Section 3.7(e)--(Interests)            Section 3.8(e)--(Interests)


                                  FNV Trust:
                       Section 3.9(a)--(Secured Claims)
                    Section 3.9(b)--(Other Priority Claims)

   Notwithstanding the foregoing, only holders of Allowed Claims or Allowed Interests in the Voting Classes are entitled to vote on the Plan. A Disputed Claim (as defined in the Plan) or Interest that is not Allowed (as defined in the Plan) is not entitled to vote unless and until either (i) the dispute with respect to the Claim or Interest is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction or pursuant to agreement with the Debtors or (ii) the Bankruptcy Court deems the Disputed Claim or Interest to be an Allowed Claim or Allowed Interest on a provisional basis, for purposes of voting on the Plan. Therefore, even if there is a ballot enclosed with this Disclosure Statement, the votes cast by the holders of any Claim or Interest that is not Allowed as of the Voting Deadline will not be counted unless the Bankruptcy Court provisionally allows those Claims or Interests for purposes of voting on the Plan. If your Claim or Interest not Allowed, it is your obligation to obtain an order provisionally allowing your Claim or Interest.

   Holders of Claims and Interests in the voting classes may vote on the Plan only if they are holders as of the Voting Record Date. The "Voting Record Date" is June 13, 2001.

   A ballot to be used for voting to accept or reject the Plan, together with a postage-prepaid envelope, is enclosed with copies of this Disclosure Statement that are mailed to creditors and stockholders entitled to vote on the Plan. If there is no ballot enclosed, or if you have any questions concerning voting procedures, you may contact the voting agent as follows:

                             The FINOVA Group Inc.
                      c/o Claudia King & Associates, Inc.
                                 P.O. BOX 2742
                            Carefree, AZ 85377-2742
                                (by U.S. Mail)

                                      and

                             The FINOVA Group Inc.
                      c/o Claudia King & Associates, Inc.
                      7301 E. Sundance Trail--Suite D-201
                              Carefree, AZ 85377
                           (by delivery or courier)

   To be counted, your vote must be received, on the ballot provided, by the voting agent at the address set forth above, before the voting deadline of 5:00 p.m. Mountain Standard Time on August 1, 2001. FURTHER VOTING INSTRUCTIONS ARE SET FORTH ON THE BALLOT AND IN SECTION VIII OF THIS DISCLOSURE STATEMENT ("VOTING PROCEDURES"). PLEASE REVIEW THOSE INSTRUCTIONS IN DETAIL.

   BALLOTS MUST BE RECEIVED BY 5:00 P.M. MOUNTAIN STANDARD TIME, ON AUGUST 1, 2001, TO BE CONSIDERED IN DETERMINING WHETHER THE PLAN HAS BEEN ACCEPTED OR REJECTED. FAXED BALLOTS WILL NOT BE ACCEPTED.

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

   BALLOTS THAT ARE RECEIVED BUT NOT SIGNED OR THAT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL NOT BE COUNTED. THE DEBTORS RECOMMEND A VOTE IN FAVOR OF THE PLAN.

   THE DEBTORS URGE ALL CREDITORS AND STOCKHOLDERS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE DEADLINE.

C. Confirmation of the Plan

   The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in Section IX of this Disclosure Statement ("CONFIRMATION OF THE PLAN"). The Plan constitutes a separate plan of reorganization for each of the nine Debtors. Accordingly, the voting and other Confirmation requirements must be satisfied with respect to the Plan for each of the Debtors, and separate ballots and other voting materials will be furnished as to each of the nine Debtors. Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant provisions, which are summarized in Section VI-E of this Disclosure Statement ("Conditions to Confirmation and Effective Date of the Plan"). There can be no assurance that these conditions will be satisfied. If not all conditions are satisfied for all Plans, the Debtors reserve the right to amend or withdraw any or all of the Plans, all as described more fully in Section VI-E.

   Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing"), on August 10, 2001 at 9:30 a.m., Eastern Daylight Time, in Courtroom 2 at 824 Market Street, 6th Floor, Wilmington, Delaware 19801 or such other location as the Bankruptcy Court may announce. The hearing may be adjourned from time to time without notice beyond that given in open court. The Bankruptcy Court has directed that objections, if any, to Confirmation of the Plan be filed and served on or before August 3, 2001, in the manner described in Section IX of this Disclosure Statement ("CONFIRMATION OF THE PLAN").

D. Limitations

   NO SOLICITATION OF VOTES ON THE PLAN MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT AND SECTION 1125 OF THE BANKRUPTCY CODE. IN VOTING ON THE PLAN, CREDITORS AND INTEREST HOLDERS SHOULD NOT RELY ON ANY INFORMATION RELATING TO THE DEBTORS AND THEIR BUSINESSES OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ALL EXHIBITS TO EITHER.

   THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE ON THE FRONT COVER UNLESS OTHERWISE NOTED, AND STATEMENTS CONTAINED IN THE EXHIBITS ARE MADE AS OF THE DATE THEREOF. THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THIS INFORMATION SINCE THOSE DATES. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. CREDITORS AND INTEREST HOLDERS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE CONSULT WITH COUNSEL, PRIOR TO VOTING.

                                     III.

                             OVERVIEW OF THE PLAN

   The following is a brief overview of the provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached hereto as Exhibit A, and the Plan Supplement. For a more detailed description of the terms and provisions of the Plan, see Section VI of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION").

   The Plan contemplates the restructuring and payment of the bank, bond and other debt of the Debtors through Berkadia's extension of a $6,000,000,000 loan to FNV Capital that, together with the Debtors' cash on hand and the issuance by FNV Group of approximately $3,260,000,000 aggregate principal amount of New Senior Notes, will enable the Debtors to restructure their debt. Holders of unsecured Claims against FNV Capital will receive (i) a Cash payment equal to 70% of the general unsecured Claims against FNV Capital (not including prepetition or postpetition interest), (ii) a Cash payment equal to the amount of accrued and unpaid prepetition and postpetition interest on such general unsecured Claims (the Debtors estimate the aggregate amount of pre-petition interest payments to be approximately $155 million and, assuming an Effective Date of August 31, 2001 and assuming an interest rate of 6.037% per annum(/1/), the aggregate amount of post-petition interest payments to be approximately $345 million) and (iii) New Senior Notes having an aggregate principal amount equal to 30% of such general unsecured Claims (not including prepetition and postpetition interest). Holders of TOPrS Interests with respect to FNV Group will receive (i) a Cash payment equal to 52.5% of the liquidation preference attributable to such Interests (not including prepetition or postpetition dividends), (ii) a Cash payment equal to 75% of each of accrued and unpaid prepetition and postpetition dividends attributable to such Interests (the Debtors estimate the aggregate amount of accrued and unpaid prepetition dividends to be approximately $900,000 and, assuming an Effective Date of August 31, 2001, the aggregate amount of accrued post-petition dividends to be approximately $2.3 million) and (iii) New Senior Notes having an aggregate principal amount equal to 22.5% of the liquidation preference attributable to such Interests (not including prepetition and postpetition dividends). The Group Subordinated Debentures related to the TOPrS Interests will be cancelled. For complete descriptions of the Berkadia Loan and the New Senior Notes, see the Commitment Letter (attached hereto as Exhibit D) and the term sheets for the Berkadia Loan and New Senior Notes annexed as exhibits to the Plan. The term sheets annexed to the Plan set forth all terms as modified by the letter agreements dated May 2, 2001, May 30, 2001, June 10, 2001 and June 13, 2001.

   Berkshire has guaranteed 90% of Berkadia's commitment to make the Berkadia Loan; Leucadia has guaranteed 10% of Berkadia's commitment to make the Berkadia Loan; and Berkshire has secondarily guaranteed the 10% of Berkadia's commitment to make the Berkadia Loan that is guaranteed by Leucadia. FNV Group and all of its direct and indirect subsidiaries (other than (x) FNV Capital, and (y) any special purpose subsidiary that is contractually prohibited (as of February 26, 2001) from acting as a guarantor) (the "Guarantors") will guarantee repayment by FNV Capital of the Berkadia Loan. The guarantees described in the preceding sentence shall be secured by substantially all of the Guarantors' assets.

   The New Senior Notes (i) will be issued by FNV Group, (ii) will mature eight (8) years after the Effective Date, and (iii) will bear interest, payable semi-annually out of "available cash" (as defined in the New Senior Notes Indenture), at a fixed rate of seven and one-half percent (7.5%) per annum. FNV Group's obligations with respect to the payment of interest (but not Contingent Interest) and principal under the New Senior Notes will be secured by a second-priority security interest in (x) all of the capital stock of FNV Capital and (y) a promissory note of FNV Capital issued to FNV Group in the principal amount of the aggregate amount of New Senior Notes (the "Intercompany Note"), which will be secured by a second priority lien on the assets of FNV Capital pledged to secure the Berkadia Loan. The holders of the New Senior Notes will have no right to enforce their security interests until the Berkadia Loan is paid in full.

   Under the New Senior Notes, "available cash," after paying or funding a reserve to pay accrued interest on the Berkadia Loan, paying or funding taxes, operating and other corporate expenses (including interest on and principal of certain permitted indebtedness (as defined in the New Senior Notes Indenture)) and reasonable reserves, will be used to pay accrued interest on the New Senior Notes. No payments of principal will be made on the New Senior Notes until the Berkadia Loan is paid in full; provided that FNV Group may, with the prior consent of Berkadia if the Berkadia Loan is still outstanding, repurchase New Senior Notes at a price not to exceed par plus accrued and unpaid interest thereon, through tender offers, open market purchases and/or privately negotiated transactions or otherwise. As long as the Berkadia Loan is outstanding, such repurchases shall not exceed $1.5 billion in the aggregate, and at such time when the Berkadia Loan is no longer outstanding, such repurchases shall not exceed $150 million per calendar year. In the event that FNV Group elects to make such repurchases, the board of directors of Reorganized FNV Group will adopt procedures in connection with repurchases of New Senior Notes neither to prefer nor to discriminate against Berkshire.
--------
(1) The actual interest rate will be calculated as set forth in Section 5.11(a) of the Plan and will depend upon the applicable LIBO rates during the period from and including the Petition Date to but excluding the Distribution Date.

   In connection with the Plan, Berkshire has agreed that if the Berkadia Loan is funded and the New Senior Notes are issued as contemplated in the Plan, then as soon as reasonably practicable thereafter, Berkshire or a direct or indirect subsidiary of Berkshire will commence a Tender Offer, as more fully described in Exhibit E, for up to $500 million in aggregate principal amount of New Senior Notes at a cash purchase price of 70% of par ($700 per $1,000 principal amount of New Senior Notes). Berkshire has advised the Debtors that the Tender Offer will be subject to conditions to be specified in the Tender Offer documents which will be customary, but will not be subject to any financing condition. The Tender Offer will be made in compliance with all applicable securities laws and will remain open for the longer of twenty Business Days or thirty days. Berkshire (or its subsidiary) will purchase any and all New Senior Notes validly tendered, up to the $500 million aggregate principal amount limit, and will pro rate among tendering holders if the Tender Offer is oversubscribed.

   Berkshire, together with its direct and indirect subsidiaries, has agreed to retain ownership of all New Senior Notes received by Berkshire pursuant to the Plan or purchased through the Berkshire Tender Offer for a period of four years from the Effective Date of the Plan. If Berkshire acquires New Senior Notes in addition to those received by it on the Effective Date of the Plan or purchased through the Tender Offer, Berkshire may sell or otherwise dispose of any New Senior Notes it owns so long as at all times during the four (4) years after the Effective Date it owns not less than the aggregate principal amount of New Senior Notes that it received on the Effective Date pursuant to the Plan and purchased through the Tender Offer. Berkshire's agreement does not restrict Berkshire or any of its direct and indirect subsidiaries from transferring New Senior Notes among or between themselves.

   After payment in full of the Berkadia Loan, making payments or funding reserves required prior to making an interest payment on the New Senior Notes (as described above), paying accrued interest on the New Senior Notes and optional purchases of New Senior Notes in permitted amounts, ninety-five percent (95%) of the remaining "available cash" will be used to make semi-annual prepayments of principal on the New Senior Notes and five percent (5%) will be used for distributions to and/or repurchases of stock from FNV Group stockholders. The board of directors of Reorganized FNV Group will adopt procedures in connection with any non-pro rata purchase of FNV Group common stock neither to prefer nor to discriminate against the Berkadia Parties in any such purchases.

   After payment in full of the outstanding principal of the New Senior Notes, optional purchases of New Senior Notes in permitted amounts, and payments to FNV Group common stockholders in an aggregate amount equal to 5.263% of the aggregate principal amount of New Senior Notes issued pursuant to the Plan, ninety-five percent (95%) of any "available cash" will be used to pay Contingent Interest to holders of New Senior Notes in an aggregate amount of up to $100 million (as such amount may be reduced to reflect a decrease in the principal amount of New Senior Notes outstanding as a result of repurchases (but not prepayments or repayments) by FNV Group) and five percent (5%) of such remaining "available cash" will be used for distributions to and/or repurchase of stock from FNV Group stockholders. Contingent Interest payments will terminate fifteen (15) years after the Effective Date.

   The Plan proposes either reinstatement, surrender of collateral or Cash payment, with postpetition interest, for all secured Claims. The Plan proposes either reinstatement or payment of Cash for all unsecured Claims against any of the Debtors, other than general unsecured Claims against FNV Capital and holders of TOPrS Interests and the related Group Subordinated Debentures.

   Under the Plan, all existing equity Interests of Debtors other than FNV Trust will be Reinstated and will be retained by the existing holders, subject to dilution in certain cases as described herein. Under the Plan, FNV Trust will be dissolved, the holders of TOPrS will receive cash and New Senior Notes as described above, and common equity Interests in FNV Trust will be cancelled and FNV Group, as the holder thereof, will receive and retain nothing on account of its Interests. The Plan contemplates that all existing common stock of FNV Mezzanine will be retained by FNV Capital as the existing holder, but that Additional Mezzanine Common Stock may be issued to satisfy final judgments, if any, for plaintiffs in an existing Securities Litigation against FNV Mezzanine. Further, the Plan contemplates that all existing common stock of FNV Group will be retained by the existing holders thereof, but that New Group Preferred Stock will be issued to satisfy final judgments, if any, for plaintiffs in an existing Securities Litigation against FNV Capital and Additional Group Common Stock will be issued (i) to the Berkadia Parties, in an amount that will constitute 51% (or a lesser amount as may be agreed by the Berkadia Parties) of the outstanding equity of FNV Group on a Fully Diluted Basis as of the Effective Date after giving effect to any other issuances of Additional Group Common Stock contemplated by the Plan and (ii) to satisfy final judgments, if any, for plaintiffs in an existing Securities Litigation against FNV Group. For all issuances of stock described in this paragraph relating to the Securities Litigation, holders of Allowed Claims shall receive stock having a value, as determined by Final Order, equal to the amount of such Claims that is not covered by applicable insurance policies. In the event that any Additional Group Common Stock is issued, the Berkadia Parties shall contemporaneously receive additional FNV Group common stock in the amount that they would have received if such issuances had occurred before the Effective Date.

   In addition, the Plan contemplates that, upon the Effective Date, Berkadia will designate a majority of the Board of Directors of Reorganized FNV Group as of the Effective Date, that two members of the Board of Directors of Reorganized FNV Group will be directors currently serving on FNV Group's Board of Directors and that one member will be designated by the creditors. Finally, the Plan contemplates that the Debtors' businesses will be operated after the Effective Date under a Management Services Agreement with Leucadia, pursuant to which Leucadia will designate its employees to act as Chairman of the Board and President of Reorganized FNV Group. For a more detailed description of the consideration to Berkadia and the Management Services Agreement, see the Commitment Letter attached hereto as Exhibit D and the Management Services Agreement attached hereto as Exhibit C.

   The steering committee composed of certain lenders to FNV Capital pursuant to the Bank Credit Agreements contends that the calculation of postpetition interest contained in Section 5.11(a) of the Plan should be calculated by using the Base Rates as defined in the Bank Credit Agreements. The Debtors disagree with this contention and the Plan provides otherwise.

   As described more fully below in Section VII-C of this Disclosure Statement ("Post-Confirmation Business Plan"), the Debtors' post-confirmation business plan does not contemplate any new business activities related to new customers. While other activities may be initiated or undertaken in the future, the main objective of the Debtors' post-confirmation business plan is to maximize the value of their portfolio through the orderly liquidation of the portfolio over time.

   The Pension Benefit Guaranty Corporation ("PBGC") is the United States government agency that administers the mandatory termination insurance program for defined benefit pension plans under Title IV of the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. (S)(S) 1301-1461 (1994 & Supp. IV
1998). A defined benefit pension plan is one that provides an employee, upon retirement, a fixed, periodic payment as determined by the terms of the plan. See 29 U.S.C. (S) 1002(35). The PBGC guarantees the payment of certain pension benefits upon termination of a defined benefit pension plan. See 29
U.S.C. (S)(S) 1321, 1322.

   The Debtors established and maintain the Retirement Plan for certain of their employees known as The FINOVA Group Inc. Pension Plan. The Retirement Plan is covered by Title IV of ERISA. The Debtors understand that they and all members of the controlled group are obligated to contribute to the Retirement Plan the amounts necessary to satisfy ERISA's minimum funding standards, 29 U.S.C. (S) 1082; 26 U.S.C. (S) 412. In addition, in the event of a termination of the Retirement Plan, the Debtors and all members of the controlled group may be jointly and severally liable for the unfunded benefit liabilities of the Retirement Plan. See 29 U.S.C. (S) 1362(a).

   The Debtors intend to continue their liability as either the contributing sponsors or controlled group members to fund the Retirement Plan in accordance with the minimum funding standards under ERISA, pay all required PBGC insurance premiums, and comply with all applicable requirements of the Retirement Plan and ERISA. The Debtors further understand that the Retirement Plan may be terminated only if the statutory requirements of either sections 4041 or 4042 of ERISA are met. 29 U.S.C. (S)(S) 1341, 1342. In addition, the Debtors' reorganization proceedings, and in particular the Plan, the Confirmation Order and section 1141 of the Bankruptcy Code, shall not in any way be construed as discharging, releasing or relieving the Debtors, or any other party, in any capacity, from any liability with respect to the Retirement Plan under any law, governmental policy or regulatory provision. PBGC and the Retirement Plan shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan or the Plan's confirmation.

   The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan.

Administrative Claims......  Except as described in the next paragraph, each holder of an Allowed Administrative Claim against any Debtor shall receive on the Distribution Date, at the sole option of the relevant Debtor,
                             (a) payment of Cash in an amount equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the relevant Debtor and such Claim holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims against a Debtor representing liabilities incurred in the ordinary course of business during the Chapter 11 Cases or liabilities arising under loans or advances to or other obligations incurred by the Debtors that were authorized and approved by the Bankruptcy Court shall be paid and performed by the appropriate Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                             Any Person seeking an award by the Bankruptcy Court of an Allowed Administrative Claim on account of Professional Fees, services rendered, or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy
                             Code, shall file a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date no later than thirty days after the Effective Date (except to the extent that such Person is an Ordinary Course Professional, in which case the procedures set forth in the Ordinary Course Professional Order shall be followed). Objections to final applications for payment of Professional Fees must be filed no later than 60 days after the Confirmation Date. To the extent that such an award is granted by the Bankruptcy Court or allowed by the Ordinary Course Professional Order, the requesting Person shall receive, (i) payment on the Distribution Date of Cash in an amount equal to the amount allowed by the Bankruptcy Court or Ordinary Course Professional Order, (ii) payment on such other terms as may be mutually agreed upon by the holder of the Allowed Administrative Claim and the applicable Debtor or
                             (iii) payment in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date, the prosecution of causes of action preserved hereunder and the resolution of Disputed Claims, shall be paid by the applicable Debtor upon receipt of an invoice therefor, or on such other terms as such Debtor may agree to, without the requirement of further Bankruptcy Court authorization or entry of a Final Order.

Priority Tax Claims........  Each holder of an Allowed Priority Tax Claim against a Debtor shall receive, at the sole option of the relevant Debtor: (a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Priority Tax Claim; (b) Cash payments over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest accruing from the Effective Date, calculated at the effective interest rate for 90-day securities obligations issued by the United States Treasury on the Effective Date or, if no such securities were issued on the Effective Date, on the date of issuance immediately preceding the Effective Date; (c) payment upon such other terms determined by the Bankruptcy Court to provide the holder of such Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Claim; or (d) such other treatment agreed to by the Allowed Priority Tax Claim holder and the applicable Debtor.

FNV Group-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Group-1 shall receive one of the following treatments, to be determined at the sole option of FNV Group: (i) Reinstatement of such Allowed Secured Claim, (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case the Lien arising from such Allowed Secured Claim shall be released upon payment, (iii) surrender by FNV Group of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Group and such holder shall have agreed upon in writing. At the option of FNV Group, FNV Group may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Group-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Group-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Group and such holder shall have agreed upon in writing.

FNV Group-3 (Group
Subordinated Debenture
Claims)....................
                             On the Distribution Date, (i) the Allowed Claims in Class FNV Group-3 shall be satisfied by the treatment of the beneficial holders of claims in Class FNV Trust-5 (TOPrS Interests), provided, however, that Allowed Claims of the Indenture Trustees (including, but not limited to, prepetition and postpetition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date, and (ii) the Group Subordinated Debentures shall be cancelled.

FNV Group-4 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Group-4 shall receive one of the following treatments, to be determined at the sole option of FNV Group: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV Group and such holder shall have agreed upon in writing.

FNV Group-5 (Convenience
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Group-5 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Group-6 (Interests)....
                             On and after the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Group-6 shall remain in effect, subject to the effects of (i) the issuance of Additional Group Common Stock (x) to the Berkadia Parties, and (y) to the holders of Allowed Equity Securities (S) 510(b) Claims in FNV Group-7, if any, (ii) the issuance of New Group Preferred Stock to the holders of Allowed Debt Securities (S) 510(b) Claims in Class FNV Capital-5, if any, and (iii) the other terms and conditions of the Plan, including cancellation of certain options, warrants and rights, as more fully described therein.

FNV Group-7 (Equity
Securities (S) 510(b)        On the Distribution Date, each holder of an
Claims)....................  Allowed Equity Securities (S) 510(b) Claim in
                             Class FNV Group-7, if any, shall receive a distribution by Reorganized FNV Group of Additional Group Common Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Equity Securities (S)
                             510(b) Claims in Class FNV Group-7.

FNV Capital-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Capital-1 shall receive one of the following treatments, to be determined at the sole option of FNV Capital: (i) Reinstatement of such Allowed Secured Claim, (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case the Lien arising from such Allowed Secured Claim shall be released upon payment, (iii) surrender by FNV Capital of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Capital and such holder shall have agreed upon in writing. At the option of FNV Capital, FNV Capital may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Capital-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Capital-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Capital and such holder shall have agreed upon in writing.

FNV Capital-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Capital-3 shall receive a distribution, equal to the full amount of such General Unsecured Claim plus postpetition interest, composed of (i) a Cash payment equal to 70% of the principal amount of that General Unsecured Claim (not including prepetition or postpetition interest), (ii) a Cash payment equal to the amount of accrued and unpaid prepetition and postpetition interest on the General Unsecured Claim, and (iii) New Senior Notes in the principal amount of 30% of the principal amount of that General Unsecured Claim (not including prepetition or postpetition interest), provided, however, that Allowed Claims of the Indenture Trustees (including, but not limited to, prepetition and postpetition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date.

FNV Capital-4 (Convenience
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Capital-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Capital-5 (Debt
Securities (S) 510(b)        On the Distribution Date, each holder of an
Claims)....................  Allowed Debt Securities (S) 510(b) Claim in Class
                             FNV Capital-5, if any, shall receive a
                             distribution by Reorganized FNV Group of New
                             Group Preferred Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Debt Securities (S) 510(b)
                             Claims in Class FNV Capital-5.

FNV Capital-6
(Interests)................  On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed
                             Interests in Class FNV Capital-6 shall be
                             Reinstated.

FNV Canada-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Canada-1 shall receive one of the following treatments, to be determined at the sole option of FNV Canada: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Canada of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Canada and such holder shall have agreed upon in writing. At the option of FNV Canada, FNV Canada may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Canada-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Canada-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Canada and such holder shall have agreed upon in writing.

FNV Canada-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Canada-3 shall receive one of the following treatments, to be determined at the sole option of FNV Canada: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed General Unsecured Claim plus postpetition interest, (ii) except in the case of Bank Claims against FNV Canada, Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV Canada and such holder shall have agreed upon in writing.

FNV Canada-4 (Interests)...
                             On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Canada-4 shall be Reinstated.

FNV UK-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV UK-1 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment;
                             (iii) surrender by FNV UK of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV UK and such holder shall have agreed upon in writing. At the option of FNV UK, FNV UK may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV UK-2 (Other Priority
Claims)....................  On the Distribution Date, the Allowed Claims in
                             Class FNV UK-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV UK and such holder shall have agreed upon in writing.

FNV UK-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV UK-3 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed General Unsecured Claim plus postpetition interest, (ii) except in the case of Bank Claims against FNV UK, Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV UK and such holder shall have agreed upon in writing.

FNV UK-4 (FNV Capital
Intercompany Loan).........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV UK-4 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) payment of Cash in an amount equal to the unpaid portion of the Claim plus postpetition interest, or (ii) Reinstatement of the Claim.

FNV UK-5 (Interests).......
                             On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV UK-5 shall be Reinstated.

FNV Loan-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Loan-1 shall receive one of the following treatments, to be determined at the sole option of FNV Loan: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Loan of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Loan and such holder shall have agreed upon in writing. At the option of FNV Loan, FNV Loan may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Loan-2 (Other Priority
Claims)....................  On the Distribution Date, the Allowed Claims in
                             Class FNV Loan-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Loan and such holder shall have agreed upon in writing.

FNV Loan-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Loan-3 shall receive one of the following treatments, to be determined at the sole option of FNV Loan: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Loan and such holder shall have agreed upon in writing.

FNV Loan-4 (Convenience
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Loan-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Loan-5 (Interests).....
                             On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Loan-5 shall be Reinstated.

FNV Mezzanine-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Mezzanine-1 shall receive one of the following treatments, to be determined at the sole option of FNV Mezzanine:
                             (i) Reinstatement of such Allowed Secured Claim;
                             (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Mezzanine of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing. At the option of FNV Mezzanine, FNV Mezzanine may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Mezzanine-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Mezzanine-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing.

FNV Mezzanine-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Mezzanine-3 shall receive one of the following treatments, to be determined at the sole option of FNV Mezzanine:
                             (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing.

FNV Mezzanine-4
(Convenience Claims).......  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Mezzanine-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Mezzanine-5
(Interests)................  On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed
                             Interests in Class FNV Mezzanine-5 shall remain in effect, subject to the effect of the issuance of Additional Mezzanine Common Stock to holders of Allowed Equity Securities (S) 510(b) Claims in Class FNV Mezzanine-6, if any.

FNV Mezzanine-6 (Equity
Securities (S) 510(b)        On the Distribution Date, each holder of an
Claims)....................  Allowed Equity Securities (S) 510(b) Claim in
                             Class FNV Mezzanine-6, if any, shall receive a distribution of Additional Mezzanine Common Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Equity
                             Securities (S) 510(b) Claims in Class FNV
                             Mezzanine-6.

FNV Portfolio-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Portfolio-1 shall receive one of the following treatments, to be determined at the sole option of FNV Portfolio:
                             (i) Reinstatement of such Allowed Secured Claim;
                             (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Portfolio of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing. At the option of FNV Portfolio, FNV Portfolio may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Portfolio-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Portfolio-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing.

FNV Portfolio-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Portfolio-3 shall receive one of the following treatments, to be determined at the sole option of FNV Portfolio:
                             (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing.

FNV Portfolio-4
(Convenience Claims).......  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Portfolio-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Portfolio-5
(Interests)................  On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed
                             Interests in Class FNV Portfolio-5 shall be
                             Reinstated.

FNV Technology-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Technology-1 shall receive one of the following treatments, to be determined at the sole option of FNV Technology:
                             (i) Reinstatement of such Allowed Secured Claim;
                             (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Technology of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Technology and such holder shall have agreed upon in writing. At the option of FNV Technology, FNV Technology may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Technology-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Technology-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Technology and such holder shall have agreed upon in writing.

FNV Technology-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Technology-3 shall receive one of the following treatments, to be determined at the sole option of FNV Technology:
                             (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Technology and such holder shall have agreed upon in writing.

FNV Technology-4
(Convenience Claims).......  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Technology-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Technology-5
(Interests)................  On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed
                             Interests in Class FNV Technology-5 shall be
                             Reinstated.

FNV Trust-1 (Secured
Claims)....................  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Trust-1 shall receive one of the following treatments, to be determined at the sole option of FNV Trust: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest, in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (ii) surrender by FNV Trust of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iii) such other treatment as to which FNV Trust and such holder shall have agreed upon in writing. At the option of FNV Trust, FNV Trust may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

FNV Trust-2 (Other
Priority Claims)...........  On the Distribution Date, the Allowed Claims in
                             Class FNV Trust-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Trust and such holder shall have agreed upon in writing.

FNV Trust-3 (General
Unsecured Claims)..........  On the Distribution Date, each holder of an
                             Allowed Claim in Class FNV Trust-3 shall receive one of the following treatments, to be determined at the sole option of FNV Trust: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim or (ii) such other treatment as to which FNV Trust and such holder shall have agreed upon in writing.

FNV Trust-4 (Convenience
Claims)....................  On the Distribution Date, holders of Allowed
                             Claims in Class FNV Trust-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

FNV Trust-5 (TOPrS
Interests).................  On the Distribution Date, each holder of an
                             Allowed Interest in Class FNV Trust-5 shall receive a distribution composed of (i) a Cash payment equal to 52.5% of the liquidation preference attributable to such Allowed Interest (not including prepetition or postpetition dividends), (ii) a Cash payment equal to 75% of the amount of accrued and unpaid prepetition and postpetition dividends attributable to such Allowed Interest and (iii) New Senior Notes in the principal amount of 22.5% of the liquidation preference attributable to such Allowed Interest (not including prepetition or postpetition dividends) provided, however, that Allowed Claims of the Indenture Trustees (including, but not limited to, prepetition and postpetition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date.

FNV Trust-6 (Interests)....
                             On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Trust-6 shall be cancelled. Holders of Allowed Interests in Class FNV Trust-6 shall receive any property of the Estate of FNV Trust remaining after payment of all other classes of Claims against and TOPrS Interests in FNV Trust; provided, however, that any Group Subordinated Debentures that otherwise would be distributed to FNV Group hereunder shall be cancelled.

                                      IV.

                       BACKGROUND CONCERNING THE DEBTORS

A. General Background

   For general background regarding the Debtors, creditors and Interest holders should read the attached 10-K/A and 10-Q. The 10-K/A and 10-Q contain information concerning the Debtors, their assets and their businesses, audited consolidated financial statements for the year ended December 31, 2000 and unaudited consolidated financial statements for the quarter ended March 31, 2001, and certain other financial information. In addition, for your ease of reference, a chart of the corporate structure of the Debtors is attached hereto as Exhibit H.

B. Supplemental or Updated Information

 1. Legal Proceedings

   The Debtors are debtors in possession in the Chapter 11 Cases and are involved in the related legal proceedings, as described in Section V of this Disclosure Statement ("THE DEBTORS' CHAPTER 11 CASES").

   Prior to the commencement of the Chapter 11 Cases, the Debtors were parties to certain other legal proceedings as more fully described in the attached 10-K/A and 10-Q. Creditors and Interest holders are referred to Item 3, "Legal Proceedings," of the 10-K/A and Part I, Item 1, Note H "Legal Proceedings," of the 10-Q for information regarding those legal proceedings.

   As they continue to operate, but subject to the automatic stay during the pendency of the Chapter 11 Cases, the Debtors may become involved in future legal proceedings arising in the ordinary course of their business.

 2. Taxation

   For a discussion of the federal tax attributes of the Debtors and the federal tax consequences of the Plan, see Section XI of this Disclosure Statement ("CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN").

 3. Equity Ownership

   FNV Group is the ultimate parent company of the other Debtors. The common stock of FNV Group is traded on the NYSE under the symbol "FNV." See "Market Price Of And Dividends On The Registrant's Common Equity & Related Shareowner Matters" in Item 5 of the 10-K/A for information regarding historic trading information of the FNV Group Common Stock. Each share of common stock is entitled to one vote per share.

   The following table sets forth information concerning the ownership of FNV Group Common Stock by persons or groups owning in excess of 5% of the outstanding stock, based on SEC filings made by those persons or groups. The information is as of the date of those reports, which is indicated below.

                                                         Number of  Percent of
                                                          Common   Total Voting
   Name of Beneficial Owner                               Shares      Power
   ------------------------                              --------- ------------
   Legg Mason Investment Trust, Inc. and affiliates (as
    of May 31, 2001)...................................  5,900,000     9.65%
   Barclays Global Investors and affiliates (as of June
    1, 2001)...........................................  4,125,000     6.74%
   James D. Bennett and affiliates (as of February 12,
    2001)..............................................  3,468,100     5.66%

 4. Debt Structure

   A detailed description of the Debtors' debt structure is set forth in the attached 10-K/A and March 31, 2001 Form 10-Q. As additional information, the following table sets forth the actual consolidated capitalization of the Debtors as of August 31, 2001 (the assumed Effective Date) and the pro forma consolidated capitalization of the Debtors as of August 31, 2001 after giving effect to the Plan. Dollar amounts are in thousands.

                                                       August 31, 2001
                                                    -----------------------
                                        March 31,                Pro Forma
                                         2001(1)     Projected    (2) (3)
                                       -----------  -----------  ----------
Cash and cash equivalents............. $ 1,624,207  $ 2,481,252  $  100,000 (4)
                                       ===========  ===========  ==========
Long-Term Debt:
  Senior Debt(5)......................  11,191,207   11,485,404
  Berkadia Loan Agreement.............                            5,985,841
  New Senior Notes....................                            3,255,293
                                       -----------  -----------  ----------
Total Long-Term Debt..................  11,191,207   11,485,404   9,241,134
                                       -----------  -----------  ----------
TOPrS.................................     111,550      111,550
Shareowners' Equity:
  Common Stock, $.01 par, 64,849,000,
   64,849,000 and 128,568,000 issued,
   respectively.......................         648          648       1,286
  Additional Capital..................   1,113,064    1,103,642   1,103,004
  Retained (Deficit)..................    (359,181)    (277,709)   (282,241)
  Accumulated Other Comprehensive
   Loss...............................      (1,115)
  Common Stock in Treasury, 3,693,000,
   3,629,000 and 3,629,000 shares,
   respectively.......................    (172,496)    (169,739)   (169,739)
                                       -----------  -----------  ----------
Total Shareowners' Equity.............     580,920      656,842     652,310
                                       -----------  -----------  ----------
Total Capitalization.................. $11,883,677  $12,253,796  $9,893,444
                                       ===========  ===========  ==========
Secured Debt(6)....................... $ 1,515,650  $ 1,483,534  $1,483,534
                                       ===========  ===========  ==========

--------
(1) Represents historical information as reported in the Debtors' attached Form 10-Q. The historic information is presented in conformity with generally accepted accounting principles.
(2) Adjustments have been made to the historical accounting basis of certain of the Debtors' assets and liabilities as of the Effective Date. These adjustments include the charge-off of all remaining goodwill

    ($43.3 million); the charge-off of unamortized deferred loan origination costs ($32.9 million); the charge-off of unamortized debt discounts and deferred debt issuance costs ($28.2 million); the recognition of deferred net gains from the termination of interest rate swap agreements ($74.0 million); and a gain recognized on the discounted payment with respect to the TOPrS ($28.9 million). Amounts for long-term debt and TOPrS are reflected at face amounts or par. As a result of these adjustments and the manner in which the pro forma adjustments were reflected below, this presentation does not conform to generally accepted accounting principles.

(3) The pro forma capitalization amounts include adjustments of projected results for the transactions contemplated in the Plan. The par value of stock to be issued to the Berkadia Parties on the Effective Date (approximately 63.7 million shares) has been allocated from additional capital to common stock; no adjustments have been made to reflect the fair value of the stock issued. All debt amounts are reflected at face value. The amounts do not reflect the application of fresh start accounting procedures, which, if applicable, would generally require assets and liabilities to be stated at fair values and certain other adjustments.

(4) The pro forma information reflects payment of the funding fee of $60 million to Berkadia, other estimated financing costs related to the Berkadia Loan of $20 million and payment of prepetition and postpetition interest and dividends of approximately $500 million.

(5) The historic and projected results reflect book value (net of unamortized discounts) of the outstanding debt plus accrued interest. The balances exclude all nonrecourse debt and various other payables and deposits totaling $96.5 million at August 31, 2001.

(6) The amounts presented in total capitalization exclude substantially all of the secured debt. Secured debt primarily consists of nonrecourse debt applicable to leveraged leases wherein the lender only has recourse to the assets being leased. For reporting purposes, the nonrecourse debt has been netted against the investment in leveraged leases on the consolidated balance sheet. This item does not include the Berkadia Loan or the New Senior Notes, which will be secured when issued.

 5. Management

   FNV Group, the ultimate parent of the other Debtors, is managed by its executive officers, subject to the supervision of the Board of Directors. FNV Group has entered into a Management Services Agreement with Leucadia, a copy of which is attached hereto as Exhibit C. The Bankruptcy Court approved that agreement on June 13, 2001. The agreement provides that, prior to the Effective Date, Leucadia, on behalf of Berkadia, will provide advice and assistance to the Debtors related to the restructuring and management of the Debtors' asset portfolio, subject to oversight by FNV Group's Board and a special committee of the Board. Following the Effective Date, Leucadia will have management responsibility for FNV Group, subject to the authority of the Board of Directors. Leucadia and Berkshire have agreed that Leucadia will exercise its authority under the Management Services Agreement in a manner mutually acceptable to Leucadia and Berkshire. The Plan provides that the Berkadia Parties will be entitled to designate a majority of the Board of Directors of Reorganized FNV Group at the Effective Date.

   The members of the current Board of Directors of FNV Group are:

  . G. Robert Durham. Chairman of the Board since March 2001, and Board member since 1992. Retired Chairman and Chief Executive Officer of Walter Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (a mining company). Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New York), Amphenol Corp. and Earle M. Jorgensen Co. Age 72.

  . Robert H. Clark, Jr. Board member since 1997. Chairman since 1999, Chief
    Executive Officer since 1993, President since 1983 and a director since 1968 of Case, Pomeroy & Company, Inc. (real estate, oil & gas and investment activities). Also a director of Homestake Mining Company. Age 60.

  . Constance R. Curran. Board member since 1998. President of Cardinal
    Health Consulting Services since 2000. Previously was President and Chief Executive Officer of CurranCARE, Inc. (a nationwide healthcare management company) since 1995. Vice Chairman and National Director of APM, Patient Care Services from 1990-1995. Formerly Vice President of the American Hospital Association and Dean, the Medical College of Wisconsin. Editor of Nursing Economic$ since 1990. Age 53.

  . James L. Johnson. Board member since 1992. Chairman Emeritus of GTE
    Corporation (a diversified telecommunications company) since 1993. Before that he was its Chairman and Chief Executive Officer. Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New York), Harte/Hanks Communications Co., Inc., Cell Star Corporation, Valero Energy Corporation and Walter Industries, Inc. Age 73.

  . Kenneth R. Smith. Board member since 1992. Eller Distinguished Service
    Professor of Economics since 1980, Dean of the Karl Eller Graduate School of Management and the Eller College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and director since 1990 of Apache Nitrogen Products, Inc. Chairman of GroupSystems.com, Inc. Former director of Southwest Gas Corporation. Age 58.

  . Shoshana B. Tancer. Board member since 1994. Professor Emeritus of
    International Studies since 2001 and a Professor for more than five years and Director of the North American Free Trade Agreement Center since 1993 of Thunderbird, the American Graduate School of International Management. Formerly of-counsel to the law firm of Ryley, Carlock & Applewhite, P.A. since 1999. Previously of-counsel to O'Connor, Cavanagh, Anderson, Killingsworth & Beshears for more than five years. Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Age 65.

  . John W. Teets. Board member since 1992. Chairman and Chief Executive
    Officer of J.W. Teets Enterprises, L.L.C. since 1997. Before that he was the Chairman and Chief Executive Officer or similar positions of Viad Corp, formerly The Dial Corp, for more than 5 years. Age 67.

   The executive officers of FNV Group are:

  . William J. Hallinan. President and Chief Executive Officer, General
    Counsel and Secretary of FNV Group, and President, Chief Executive Officer and General Counsel of FNV Capital since March 2001. Previously, Senior Vice President-General Counsel and Secretary of FNV Group and FNV Capital for more than five years. Age 58.

  . Derek C. Bruns. Senior Vice President--Internal Audit of FNV Group and
    FNV Capital for more than five years. Age 41.

  . Jack Fields III. Executive Vice President or similar positions of FNV
    Capital for more than five years. Age 46.

  . Bruno A. Marszowski. Senior Vice President--Controller and Chief
    Financial Officer of FNV Group and FNV Capital for more than five years. Age 59.

  . William C. Roche. Senior Vice President--Human Resources & Facilities
    Planning of FNV Group and FNV Capital for more than five years. Age 47.

  . Stuart C. Tashlik. Senior Vice President--Planning & Communications of
    FNV Group since 1999. Previously, Senior Vice President or similar positions of FNV Capital for more than five years. Age 45.

   As of the Effective Date, the members of the Reorganized FNV Group Board of Directors shall be:

  . Ian M. Cumming. A director and Chairman of the Board of Leucadia since
    June 1978. In addition, a director of Allcity Insurance Company ("Allcity") and MK Gold Company ("MK Gold"), two consolidated subsidiaries of Leucadia. Allcity is a property and casualty insurer and MK Gold is an international mining company. Also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation ("HomeFed"), a publicly held real estate development company. Age 60.

  . Joseph S. Steinberg. A director of Leucadia since December 1978 and
    President of Leucadia since January 1979. Also, Chairman of the Board of HomeFed and Allcity and a director of MK Gold and Jordan Industries, Inc., a public company, approximately 10% of the common stock of which is beneficially owned by Leucadia, which owns and manages manufacturing companies. Age 57.

  . Lawrence S. Hershfield. An executive officer of subsidiaries of Leucadia since November 1995, with diverse managerial and business development responsibilities. From September 1993 to October 1995, he served as Executive Vice President of Leucadia. Age 44.

  . R. Gregory Morgan. A partner in the law firm of Munger, Tolles & Olson
    LLP, counsel to Berkshire, where he has practiced since 1981. Age 47.

  . G. Robert Durham. Chairman of the Board since March 2001, and Board member since 1992. Retired Chairman and Chief Executive Officer of Walter Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (a mining company). Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New York), Amphenol Corp. and Earle M. Jorgensen Co. Age 72.

  . Kenneth R. Smith. Board member since 1992. Eller Distinguished Service
    Professor of Economics since 1980, Dean of the Karl Eller Graduate School of Management and the Eller College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and director since 1990 of Apache Nitrogen Products, Inc. Chairman of GroupSystems.com, Inc. Former director of Southwest Gas Corporation. Age 58.

  . There shall be one additional member of the Reorganized FNV Group Board of Directors designated by the Creditors' Committee. The Plan Supplement shall set forth the identity of this director.

   Pursuant to the New Bylaws of FNV Group that will be adopted as of the Effective Date, the Board of Directors will consist of no fewer than five persons. The compensation of officers and directors of FNV Group who are current insiders is set forth in the 10-K/A.

   As previously discussed, FNV Group is a holding company. The principal operating subsidiary of FNV Group, FNV Capital, is primarily responsible for the operation and management of the Debtors' business. The directors of FNV Capital are Messrs. Durham and Smith, whose biographies are summarized above. Pursuant to the New Bylaws of FNV Capital, the Board of Directors is to consist of no fewer than five persons. As of the Effective Date, the members of the Reorganized FNV Capital Board of Directors shall be the same seven individuals who are members of the Reorganized FNV Group Board of Directors.

   The Post-Effective Date officers and directors of (i) FINOVA (Canada) Capital Corporation ("FNV Canada"); (ii) FINOVA Capital plc ("FNV UK"); (iii) FINOVA Loan Administration Inc. ("FNV Loan"); (iv) FNV Mezzanine; (v) FINOVA Portfolio Services, Inc. ("FNV Portfolio"); and (vi) FINOVA Technology Finance, Inc. ("FNV Technology") and the terms and compensation of officers and directors of those Debtors and of FNV Capital who are current insiders will be set forth in the Plan Supplement.

 6. Related Party Transactions

   For a description of the Debtors' transactions with related parties, see the attached 10-K/A.

                                      V.

                         THE DEBTORS' CHAPTER 11 CASES

A. Events Preceding the Filing of the Chapter 11 Cases

   Reference is made to Annex A of the attached 10-K/A, in the section entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Recent Developments and Business Outlook," for a discussion of events preceding the filing of the Chapter 11 Cases.

   In an effort to maximize value to the creditors of the Debtors, FNV Group and FNV Capital entered into a transaction with Berkadia that contemplates, among other things, the restructuring of the Debtors' bank and bond debt in these Chapter 11 Cases. For a brief description of this transaction, see
Article III of this Disclosure Statement ("OVERVIEW OF THE PLAN"). Reference is further made to the Commitment Letter attached hereto as Exhibit D and to the term sheets for the Berkadia Loan, New Senior Notes and the Intercompany Note (the "Term Sheets"), each of which is attached as an exhibit to the Plan. The description in Article III of this Disclosure Statement is qualified in its entirety by the Plan and the Term Sheets, and the provisions of the Plan and Term Sheets are controlling in the event of any inconsistency.

B. The Commencement of the Chapter 11 Cases

   The Debtors filed voluntary petitions commencing the Chapter 11 Cases on March 7, 2001 (the "Petition Date"), to assure that the interests of creditors, stockholders and other parties in interest would be protected and treated fairly.

   Because of the interrelationships among the Debtors, and to avoid duplication resulting from separate handling of their Chapter 11 Cases, the Bankruptcy Court has ordered the joint administration of the Debtors' Chapter 11 Cases. Joint administration provides only procedural relief that allows the Chapter 11 Cases to be administered as a single case. It does not affect the substantive rights of the Debtors or their creditors and stockholders. The assets and liabilities of the Debtors will remain separate and distinct, unless otherwise ordered by the Bankruptcy Court.

   Except as otherwise provided in the Bankruptcy Code, the Debtors are "debtors in possession" with full authority to continue to operate and manage their businesses in the ordinary course, without prior approval of the Bankruptcy Court. Generally, only transactions that are outside of the ordinary course of business require prior approval.

   On the Petition Date, the Debtors sought and were granted certain relief necessary to the continued operation of their businesses and an effective reorganization. First, the Bankruptcy Court entered an order clarifying the Debtors' authority to undertake all of their ordinary business functions, including but not limited to (i) honoring, renewing, increasing and/or funding prepetition commitments in the ordinary course of business, (ii) honoring existing servicing obligations in the ordinary course of business, (iii) selling or leasing repossessed, refurbished and leased assets in the ordinary course of business, (iv) managing their loan portfolios in the ordinary course of business, (v) making intercompany loans, payments and transfers in the ordinary course of business, and (vi) paying third party obligations and prepetition Claims to preserve, enhance and maximize the value of estate assets and/or as necessary to the performance of the actions approved above.

   Second, the Bankruptcy Court entered orders authorizing (i) the payment of the Debtors' prepetition tax and fee obligations owing to federal, state and local governmental entities, both domestic and foreign, (ii) the payment, in the ordinary course of business, as and when due, of any prepetition Claims owing by the Debtors to certain foreign creditors, (iii) the payment of prepetition employee and director compensation, benefits and expense reimbursement owing by the Debtors to employees (including former and temporary employees) and directors, and (iv) the continuation, in the ordinary course of business, of all programs, policies and plans with respect to employees, including retired and former employees, that were in effect as of the Petition Date, including payments under the prepetition retention and severance plans and obligations customarily associated with the delivery of employee benefits, including, if necessary, any workers' compensation premiums and deductibles that were owed in respect of prepetition injuries.

   Third, the Bankruptcy Court entered orders (i) authorizing the retention and compensation of certain professionals utilized in the ordinary course of the Debtors' businesses, within certain specified limits in place of the normal restriction imposed by the Bankruptcy Code, (ii) authorizing the Debtors' investment guidelines, and (iii) permitting the continued use of the Debtors' existing bank accounts and cash management systems.

   In addition, the Debtors were authorized to retain the following professionals to represent their interests in the Chapter 11 Cases:

   Gibson, Dunn & Crutcher LLP              The Debtors' Restructuring and Corporate
   The Met Life Building                    Counsel
   200 Park Avenue
   New York, New York 10166-0193

   Richards, Layton & Finger, P.A.          The Debtors' Delaware Restructuring
   One Rodney Square                        Counsel
   P.O. Box 551
   Wilmington, Delaware 19899

   Ernst & Young LLP                        The Debtors' Accountants
   40 North Centre Avenue
   Phoenix, Arizona 85004

   Rothschild, Inc.                         The Debtors' Financial Advisors(/2/)
   1251 Avenue of the Americas
   New York, New York 10020

   Secured Capital Corp.                    The Debtors' Broker in Connection with
   11150 Santa Monica Blvd Suite 1400       the Sale of Certain Assets
   Los Angeles, California 90025

C. Significant Parties in Interest

 1. Creditors' Committee

   On March 20, 2001, the United States Trustee appointed an official committee of creditors to represent the interests of creditors holding general unsecured Claims. The Creditors' Committee is currently composed of:

    Angelo Gordon & Co., L.P.
    Pacific Investment Management Co., LLC
    Oaktree Capital Management, LLC
    Franklin Mutual Advisors, LLC
    Metropolitan West Asset Management
    Appaloosa Management, L.P.
    The Chase Manhattan Bank
    Citibank
    The Bank of New York
    Wilmington Trust Company
--------
(2) A motion has been filed; however, an order approving such financial advisor has not yet been entered.

 2. Equity Committee

   On or about April 27, 2001, the United States Trustee appointed an official committee of equity holders to represent the interests of holders of equity Interests (the "Equity Committee"). The Equity Committee is currently composed of:

    Legg Mason Investment Trust, Inc.
    Bennett Management
    Greenlight Capital
    Dimensional Fund Advisors
    Samuel H. Park, M.D.
    Nicholas A. Rago
    Eugene Linden

D. Events During Chapter 11 Cases

   On March 6, 2001, the day before the Petition Date, a creditor's bankruptcy petition was filed against FNV Canada in the Ontario Superior Court of Justice in Bankruptcy by The Bank of Nova Scotia, as agent for FNV Canada's bank lenders. Also on March 6, The Bank of Nova Scotia obtained an injunction from the Ontario Superior Court of Justice (Commercial List), on an ex parte basis, restricting the ability of FNV Canada from transferring its assets to or for the benefit of FNV Capital or its other affiliates. In response to a motion for an order granting relief from the automatic stay and a motion for a preliminary injunction and temporary restraining order, filed in the Bankruptcy Court by The Bank of Nova Scotia, the Debtors have entered into a stipulation, and an extension of such stipulation, with The Bank of Nova Scotia whereby the Debtors have permitted The Bank of Nova Scotia to apply for an extension of the injunction issued by the Ontario Superior Court of Justice through August 31, 2001, which extension has been granted.

   The Debtors have also entered into a stipulation with ABN AMRO Bank, N.V. ("ABN AMRO"), as agent for FNV UK's bank lenders, whereby the Debtors have agreed to provide ABN AMRO with no less than 15 days' prior written notice before transferring any of the assets of FNV UK to or for the benefit of the other Debtors or their non-debtor affiliates. Upon receipt of such notice, ABN AMRO may object to such a transfer and request a hearing before the Bankruptcy Court.

   During the Chapter 11 Cases, certain parties in interest have filed motions for relief from the automatic stay to allow such parties to pursue their interests in the Debtors' property. The resolution of the majority of those motions is currently pending. In addition, during the Chapter 11 Cases, the Debtors have sought approval of the Bankruptcy Court to implement certain incentive and retention plans regarding the Debtors' employees and to sell certain of their loans outside the ordinary course of business as part of a program to divest discontinued and other operations. Finally, during the Chapter 11 Cases, the Debtors have filed a motion for an order clarifying that no part of the trust estate under their Leveraged Leases (except the Debtors' beneficial interest as owner participant thereunder) shall be included in, or be subject to, any declaration or adjudication of, or proceedings with respect to the Debtors' bankruptcy cases.

                                      VI.

                   DESCRIPTION OF THE PLAN OF REORGANIZATION

A. Overview and Restructuring Transactions

   For a brief description of certain material provisions of the Plan, see
Article III of this Disclosure Statement ("OVERVIEW OF THE PLAN"). Reference is further made to the Commitment Letter and the Term Sheets for the Berkadia Loan and New Senior Notes (attached as Exhibit D hereto). The description in
Article III of this Disclosure Statement is qualified in its entirety by the Plan and the Term Sheets, and the provisions of the Plan and Term Sheets are controlling in the event of any inconsistency.

B. Classification and Treatment of Claims and Interests

   The Plan consists of nine separate plans of reorganization, one for each Debtor entity, which are as follows: FNV Group; FNV Capital; FNV Canada; FNV UK; FNV Loan; FNV Mezzanine; FNV Portfolio; FNV Technology; and FNV Trust.

   Specific information regarding the treatment of Claims against and Interests in each Debtor is set forth in Section III of this Disclosure Statement ("OVERVIEW OF THE PLAN").

C. Implementation and Other Provisions of the Plan

 1. Assumption or Rejection of Executory Contracts and Unexpired Leases

   The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. The Debtors may assume or reject those contracts or leases during the Chapter 11 Cases or pursuant to the Plan.

   The Plan provides that all executory contracts and unexpired leases that exist between the Debtors and any person will be assumed as of the Effective Date, including Leveraged Leases (to the extent deemed executory contracts of the Debtors' estate), except for any contract or lease that has already been rejected in the Chapter 11 Cases or that is listed on Exhibit 7.1 to the Plan (as it may be amended from time to time).

   The Debtors are parties to the following agreements with Holiday Hospitality Franchising, Inc. f/k/a Holiday Inns Franchising, Inc. ("Holiday"): (1) September 20, 1995, Comfort Letter from Holiday to FNV Capital in connection with the Holiday Inn Hotel located at Lafayette, IN #2811; (2) March 17, 1998 Comfort Letter from Holiday to FNV Capital, successor in interest to Belgravia Capital Corporation, in connection with the Holiday Inn Hotel located at Lauderdale by the Sea, FL #2898; (3) June 8, 1998, Comfort Letter from Holiday to FNV Capital, successor in interest to Belgravia Capital Corporation, in connection with the Holiday Inn Hotel located at Phoenix Old Town Scottsdale, AZ #4334; (4) October 28, 1999, Comfort Letter from Holiday to FNV Capital in connection with the Holiday Inn Sunspree Resort Hotel located at Great Smokies Asheville, NC #9549; and (5) any other Comfort Letter between Holiday and the Debtors (the "Comfort Letters"). Holiday contends that the Debtors may not assume and assign the Comfort Letters pursuant to 11 U.S.C. (S) 365(c). The Debtors reserve their rights to review the Comfort Letters and all other contracts to determine whether they are executory. The Debtors' proposed treatment of contracts and leases will be disclosed in the Plan Supplement.

   Under the Bankruptcy Code, as a condition to assuming executory contracts and unexpired leases, the Debtors are required to cure any and all monetary defaults under the contracts and leases, and to provide adequate assurance of future performance thereunder. In the event of a dispute as to the existence of a default, or the nature, extent or amount of any required cure or adequate assurance will be determined by the Bankruptcy Court. The Debtors believe that they are substantially current on their obligations under executory contracts and unexpired leases. As a result, the Debtors do not expect to incur any material cure costs in connection with assumed executory contracts and unexpired leases.

   Non-debtor parties to executory contracts and unexpired leases that are rejected by the Debtors pursuant to the Plan must assert any Claim arising out of the rejection by filing a proof of Claim no later than thirty (30) days after the date of service of the Confirmation Order. In the absence of a timely filed proof of Claim, any such Claims will be forever barred and will not be enforceable against the Debtors.

 2. Issuance of New Debt and Equity Securities

   The issuance by the appropriate Debtors of the New Senior Notes, the Intercompany Note, the note to be issued pursuant to the Berkadia Loan, the Additional Group Common Stock, the New Group Preferred Stock and the Additional Mezzanine Common Stock, if any, and the execution of the documentation relating to the Berkadia Loan and the New Senior Notes by the Debtors on the terms previously described, will be deemed authorized as of the Effective Date without further act or action by any person, except as required by applicable law, regulation, order, or rule. All documents evidencing those securities will be executed and delivered by the Debtors as provided for in the Plan.

   After the issuance of Additional Group Common Stock pursuant to the Restructuring Transactions, the beneficial owners (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the issued and outstanding common stock of Reorganized FNV Group are projected to be as follows:

                                                                     Percent of
                                                                    Total Voting
   Name of Beneficial Owner                                            Power
   ------------------------                                         ------------
   Berkshire Hathaway Inc.......................................... up to 25.5%
   Leucadia National Corporation................................... up to 25.5%

  3. Corporate Governance Matters

   The Plan requires certain of the Debtors to amend and restate their corporate governance documents (certificates of incorporation, formation or registration, articles of incorporation or association, memoranda of association, memoranda of continuance, charters, bylaws, or one or more similar agreements, instruments or documents constituting the organization or formation of each of the Debtors) to the extent necessary to, among other things, (a) authorize the Restructuring Transactions, including but not limited to the issuance of stock contemplated to be issued under the Plan, (b) at the option of Berkadia, impose restrictions on the direct or indirect transferability of the common stock or other equity of Reorganized FNV Group such that (i) no Person (other than the Berkadia Parties) may acquire or accumulate five percent or more (as determined under tax law principles governing the application of Section 382 of the Tax Code) of the common stock or other equity of Reorganized FNV Group and (ii) no Person (other than the Berkadia Parties) owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, or after any subsequent issuances of Additional Group Common Stock pursuant to the Plan, five percent or more (as determined under such tax law principles) of the common stock or other equity of Reorganized FNV Group, may acquire additional shares of that common stock or other equity of Reorganized FNV Group, subject to certain exceptions, (c) prohibit the issuance of non-voting equity securities, (d) with respect to FNV Group, eliminate, among other things, the provision relating to certain Business Combinations (as defined in FNV Group's pre-Effective Date Certificate of Incorporation), and (e) with respect to FNV Group, terminate the Rights Plan without any payment by FNV Group and without the Rights thereunder having separated from the FNV Group common stock or having become exercisable. Copies of the New Corporate Documents will be filed with the Plan Supplement.

 4. Plan Distribution Entitlement; Dispute Provisions

   Distribution or retention of property as provided in the Plan is available only for Allowed Claims and Allowed Interests. Claims and Interests that are not Allowed as of the Effective Date but which ultimately become Allowed will be entitled to the treatment provided in the Plan as if such Claims or Interests had been Allowed on the Distribution Date, and such Claims or Interests will receive distributions within 30 days after the Claim or Interest becomes Allowed.

   Under the Plan, the Reorganized Debtors have the exclusive right to make and file Objections to and settle, compromise or otherwise resolve Claims and Interests, except that as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, objections may be made in accordance with the applicable Bankruptcy Rules by parties in interest in these Chapter 11 Cases. In addition, the Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim or Interest subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Disputed Claim for taxes, to the extent permitted by section 502(c) of the

Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim. In the event that the Bankruptcy Court estimates any contingent or unliquidated Disputed Claim or Interest, that estimated amount will constitute (at the Debtors' option, to be exercised at the commencement of the estimation proceeding) either the Allowed amount of such Claim or Interest or a maximum limitation on the Allowed amount of such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim or Interest, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate allowance on such Claim or Interest. Furthermore, after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Interest without approval of the Bankruptcy Court.

 5. Distribution Procedures

   The Plan provides that all distributions of property to holders of Allowed Claims or Allowed Interests shall be made by the applicable Disbursing Agent on the later of the Effective Date or 30 days after the date that a particular Claim or Interest becomes Allowed. Distributions will be made to holders of Allowed Claims and Allowed Interests as of the Distribution Record Date, and the Disbursing Agent shall not honor any transfers of Claims or Interests occurring after the Distribution Record Date. However, no distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by a note or other document unless and until such instruments, securities or other documentation are surrendered to and received by the Disbursing Agent.

   Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day. Plan distributions that are not claimed or are undeliverable for a period of one year following the applicable Distribution Date shall revert to the applicable Reorganized Debtor, free of any restrictions thereon, and any entitlement of any holder of any Claim or Interest to such distributions shall be extinguished and forever barred.

   All distributions under the Plan on account of Allowed Claims shall be made by the Disbursing Agent to the holder of the Allowed Claim, as of the Distribution Record Date, (a) if a proof of Claim is filed in respect of a particular Claim, at the address of such holder set forth in the relevant proof of Claim, as such address may have been updated pursuant to Bankruptcy Rule 2002(g) or (b) if no proof of Claim is filed in respect of a particular Claim, at the address set forth in the relevant Debtor's Schedules, as such address may have been updated pursuant to Bankruptcy Rule 2002(g). All distributions under the Plan on account of Allowed Interests shall be made by the Disbursing Agent to the holder of the Allowed Interest, as of the Distribution Record Date, at the address of such holder as listed in the equity interest ledger maintained by or on behalf of the applicable Debtor as of the Distribution Record Date. However, if the Debtors or the Reorganized Debtors have been notified, no later than ten Business Days prior to the Distribution Record Date, in writing of a change of address by such holder that provides an address different from that specified in the preceding sentences, then the distribution shall be made at the address contained in the written notification. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

 6. Retention of Causes of Action

   With the exception of any claims, rights or causes of action against (i) Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates, and (ii) each of the Official Committees, their current and former respective members (in their capacities as members of such Official Committees), and their agents, advisors, attorneys and representatives (in such capacities), which the Debtors will release pursuant to the Commitment Letter and the Plan, the Debtors do not release or abandon any claims, rights or causes of action held by them or their estates, and the Reorganized Debtors may seek to assert such claims, rights and causes of action against any persons at any time, subject to any applicable statutes of limitation. Because of the significant recoveries for creditors provided pursuant to the Plan, the Debtors do not believe that there will be any material recovery on account of avoidance actions. Nevertheless, the Debtors do not believe that it is in the best interest of their estates to abandon these causes of action. Any recoveries realized by the Reorganized Debtors from the assertion of any claims, rights and causes of action will be the sole property of the Reorganized Debtors. To the extent necessary, the Reorganized Debtors will be deemed representatives of their former estates under section 1123(b) of the Bankruptcy Code.

 7. Effect of Confirmation of Plan

   The Plan as confirmed by the Bankruptcy Court is binding on and shall inure to the benefit of the Debtors and all holders of Claims and Interests.

   On the Effective Date, the property of the Estates of each of the Debtors, other than FNV Trust, will revest in the respective Reorganized Debtors, free and clear of all Claims and Interests, unless otherwise provided in the Plan. The Debtors will be free to operate their businesses and to use, acquire and dispose of property without any restrictions arising from the Bankruptcy Code, subject to any limitations imposed by the Plan.

   The treatment of Claims and Interests provided in the Plan is in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on any Claims from and after the Petition Date, against the Debtors or any of their assets or properties. Unless the Plan otherwise provides, the Debtors are discharged from any and all Claims whether or not a proof of Claim, a proof of Interest or request for payment of a Claim was filed and whether or not the holder of a Claim voted on the Plan. Judgments and Liens obtained against the Debtors on account of Claims that accrued prior to the Petition Date will be discharged by the Plan. All persons are enjoined from commencing or continuing any action, employing process, or taking any act to collect, recover or offset any Claim or other debt against any Debtor that arose prior to the Petition Date.

   On the Effective Date, in exchange for their receipt of distributions and other treatment contemplated under this Plan, each holder of a Claim or Interest shall release unconditionally and shall be deemed forever to release unconditionally any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, against (i) any Debtor or Affiliate thereof and (ii) Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates, whether then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, provided, however, that neither any Debtor nor any entity that is an Affiliate of any Debtor prior to the Effective Date shall be released from (a) the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder,
(b) any rights under assumed contracts, Loan Commitments, Leveraged Leases, Retirement Agreements and other contracts that are not rejected or otherwise extinguished by order of the Bankruptcy Court or pursuant to the Plan, or (c) any rights, claims or interests that are Reinstated under the terms of the Plan.

   In addition, on the Effective Date, each of the Debtors shall release unconditionally, and shall be deemed forever to release unconditionally, (i) Berkadia, Leucadia, Berkshire and their respective Affiliates and each of the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of Berkadia, Leucadia, Berkshire and their respective Affiliates, and (ii) each of the Official Committees, their current and former respective members (in their capacities as members of such Official Committees), and their agents, advisors, attorneys and representatives (in such capacities), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce their respective obligations to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

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

   The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

   After the Effective Date, the Official Committees will cease to exist and their members, employees and agents will have no further authority or duties in connection with the applicable Official Committee, except with respect to
(i) all applications for Professional Fees, until such matters are finally resolved, (ii) any post-Confirmation modifications to the Plan or Confirmation Order, and (iii) any matters pending as of the Effective Date before the Bankruptcy Court to which the applicable Official Committee is a party, until such matters are finally resolved.

   The Debtors may employ and pay professionals, including any professionals retained in the Chapter 11 Cases, with respect to services to be rendered after the Effective Date, including services in connection with the implementation and consummation of the Plan, without further order of the Bankruptcy Court.

 8. Implementing Documents and Transactions; No Transfer Taxes

   All material documents necessary to effectuate the Plan will be provided in the Plan Supplement, which will be filed by the Debtors with the Bankruptcy Court no later than ten Business Days prior to the deadline for objections to entry of the Confirmation Order. Among the documents to be included in the Plan Supplement will be the Berkadia Loan Documents, the documentation for the New Senior Notes, the New Corporate Documents, the New Group Preferred Stock, the Intercompany Note and Exhibits to the Plan that are finalized after the date hereof. Term sheets for the Berkadia Loan, the New Senior Notes and the Intercompany Note are annexed as exhibits to the Plan which is annexed hereto as Exhibit A. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors' counsel. A copy of the Plan Supplement will also be posted at www.finova.com.

   Appropriate officers, directors and trustees of each Debtor or Reorganized Debtor, as further described in the Plan, will be authorized to execute documents and take all other actions as may be necessary or appropriate to effectuate and implement the terms and provisions of the Plan and the transactions contemplated thereby.

   Pursuant to section 1146(c) of the Bankruptcy Code, no stamp, real estate transfer, mortgage recording or other similar tax may be imposed upon the issuance, transfer or exchange of notes or equity securities under the Plan, including, without limitation, the New Senior Notes, the Intercompany Note, the note issued to evidence the Berkadia Loan, including security interests to be granted pursuant to the Berkadia Loan, the New Senior Notes or the Intercompany Note, all other debt public and private or the New Group Preferred Stock (if any is issued), the Additional Group Common Stock or the Additional Mezzanine Common Stock (if any is issued), the creation of any Lien, the making, assignment or surrender of any lease or sublease, the creation of any mortgage, deed of trust or other security interest, the making or delivery of any deed, bill of sale or other instrument of transfer under, in furtherance of, or in connection with the Plan, whether involving real or personal property, including, without limitation, any merger agreements or agreements of amalgamation or consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan. All sale transactions (i) consummated by the Debtors and (ii) either (A) approved by the Bankruptcy Court in the Ordinary Course of Business Order, or (B) approved in the ordinary course of the Debtors' business by separate order of the Bankruptcy Court on or after the Petition Date through and including the Effective Date, involving the sale by the Debtors of owned property in the ordinary course or pursuant to section 363(b) of the Bankruptcy Code or otherwise and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of and in connection with the Plan and, thus, shall not be subject to any stamp tax, real estate transfer, mortgage recording or other similar tax. If the Debtors pay or have paid any such tax, they will be entitled to a refund thereof upon or after the Effective Date.

 9. Amendment of Plan; Severability; Revocation

   Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, if the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before the Effective Date, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors may alter, amend or modify the treatment of Claims and Interests provided for under the Plan only if the holders of Claims or Interests affected thereby agree or consent to any such alteration, amendment or modification. Berkadia will have no obligation to fund the Berkadia Loan if the Plan as altered, amended or modified is not in form and substance reasonably satisfactory to Berkadia.

   The Plan constitutes a separate plan of reorganization for each of the nine Debtors. Accordingly, the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Should any of such separate plans not be confirmed, the other Debtors may elect to alter, amend, revoke or withdraw the other separate plans or to seek Confirmation thereof. Should the Plan as altered, amended, revoked or withdrawn not be reasonably satisfactory, in form and substance, to Berkadia, or should any of the Debtors' separate plans of reorganization not be confirmed and the Debtors elect to consummate any or all of the other separate plans, Berkadia will have no obligation to fund the Berkadia Loan.

   The Debtors may revoke or withdraw the Plan at any time prior to the Confirmation Date, in which event the Plan will be null and void and will have no effect on, and will not constitute a waiver or release of, any claims or rights of the Debtors, any other party in interest or any person in any further proceedings involving the Debtors.

 10. Retention of Jurisdiction

   The Plan provides for the Bankruptcy Court to retain broad, exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan.

D. Treatment of Securities Litigation

   The Plan provides that no distribution shall be made on account of any Securities Litigation Claims unless and until such Claims are Allowed by Final Order of a court having jurisdiction over the matter. In the event that any Securities Litigation Claims become Allowed, they shall be treated as follows: holders of Allowed Equity (S) 510(b) Claims against FNV Group shall receive Additional Group Common Stock; holders of Allowed Debt (S) 510(b) Claims against FNV Capital shall receive New Group Preferred Stock of FNV Group, the terms of which are set forth on Exhibit I; and holders of Allowed Equity (S) 510(b) Claims against FNV Mezzanine shall receive Additional Mezzanine Common Stock. For all issuances of stock in connection with the Securities Litigation described in this paragraph, holders of Allowed Claims shall receive stock having a value, as determined by Final Order, equal to the amount of such Claims that is not covered by applicable insurance policies. In the event that any Additional Group Common Stock is issued after the Effective Date, the Berkadia Parties shall contemporaneously receive additional FNV Group common stock in the amount that they would have received if such issuances had occurred before the Effective Date.

E. Conditions to Confirmation and Effective Date of the Plan

 1. Conditions to Confirmation

   The following conditions shall be met prior to Confirmation of the Plan:
(i) the Bankruptcy Court shall have entered a Disclosure Statement Order no later than July 6, 2001; (ii) the Bankruptcy Court shall have entered an Order approving the Debtors' entry into the Commitment Letter, including with respect to all fees set forth therein, no later than the earlier of (x) the date of entry of the Disclosure Statement Order, and (y) July 6, 2001; and (iii) the Bankruptcy Court shall have entered an Order approving the Debtors' entry into the Management Services Agreement no later than the earlier of (x) the date of entry of the Disclosure Statement Order, and (y) July 6, 2001. Failure to satisfy any of the foregoing conditions will permit Berkadia to terminate its commitment to fund the Berkadia Loan. The Bankruptcy Court entered an Order on June 13, 2001 approving the Commitment Letter and the Management Services Agreement, and entered an Order on June 14, 2001 approving this Disclosure Statement.

 2. Conditions to the Effective Date

   The following are conditions precedent to, or shall occur simultaneously with, the Effective Date, each of which must be satisfied unless waived: (i) a Confirmation Order, in form and substance reasonably acceptable to the parties to the Restructuring Transactions, shall have been entered and become a Final Order; (ii) the Additional Group Common Stock shall be duly authorized, validly issued and outstanding; (iii) all necessary governmental approvals for the Restructuring Transactions, including, but not limited to, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act of Canada and the Competition Act of England, if required, shall have been obtained; (iv) the Additional Group Common Stock to be issued to the Berkadia Parties shall have been approved for listing upon official notice of issuance on the New York Stock Exchange, if the FNV Group common stock is listed on the New York Stock Exchange on the Effective Date; (v) all conditions precedent to the Restructuring Transactions, as set forth herein and in the Commitment Letter, the Management Services Agreement and other relevant documentation, shall have been satisfied; (vi) no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall be pending as of the Effective Date or, if such a request has been made, then such request shall have been denied by a Final Order; (vii) the New Corporate Documents shall have been adopted and, to the extent necessary under applicable law, filed and shall be in full force and effect and the Rights Plan shall have been amended to provide for the termination thereof and the expiration of Rights thereunder in accordance with the terms of the Plan;
(viii) the New Senior Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and (ix) all actions, other documents and agreements necessary to implement the Plan shall have been effected or executed and delivered.

   In the event that the conditions specified in the preceding paragraph have not been satisfied or waived on or before August 31, 2001, then upon written notification filed by the Debtors with the Bankruptcy Court and served upon counsel for Berkadia, Berkshire, Leucadia and the Official Committees and the Office of the United States Trustee, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to their respective status and positions as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) all the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other party in interest or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                                     VII.

                        SPECIAL PROVISIONS RELATING TO
                SECURITIES ISSUED OR OUTSTANDING UNDER THE PLAN

A. New Senior Notes, Additional Group Common Stock, New Group Preferred Stock and Additional Mezzanine Common Stock

   The New Senior Notes, any Additional Group Common Stock issued to holders of FNV Group-7 Claims, any New Group Preferred Stock issued to holders of FNV Capital-5 Claims and any Additional Mezzanine Common Stock issued to holders of FNV Mezzanine-6 Claims will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or local securities laws in reliance upon the exemption from registration contained in section 1145 of the Bankruptcy Code.

   In general, unless a holder is an "underwriter," as that term is defined in the Bankruptcy Code with respect to such securities, such securities may be resold by such holder without registration under the Securities Act or under state securities laws. An underwriter is defined by the Bankruptcy Code as a person or entity who: (i) purchases a claim against or equity interest in the debtor with a view to the distribution of such securities received on account of such claim or equity interest; (ii) offers to sell such securities on behalf of the holders thereof (except certain offers to sell fractional interests); (iii) offers to buy such securities with a view to the distribution thereof pursuant to an agreement made in connection with the plan; or (iv) is a control person of the issuer (generally a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the issuer). In these cases, such securities may be sold, disposed of or otherwise transferred only pursuant to an effective registration statement covering such securities, in privately negotiated transactions in which the transferee will be subject to restrictions on transfer, or in accordance with Rule 144 under the Securities Act or other applicable rules and regulations of the Securities and Exchange Commission, and in compliance with applicable state and foreign securities laws.

   Persons who are underwriters may not sell, dispose of or otherwise transfer such securities except pursuant to an effective registration statement under federal securities laws or pursuant to an exemption from the registration or qualification requirements of federal and state securities laws.

   THE DISCUSSION ABOVE IS A SUMMARY OF REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS ON ISSUANCE AND RESALE OF SECURITIES RECEIVED UNDER THE PLAN. THE EFFECTS MAY VARY BASED ON YOUR INDIVIDUAL CIRCUMSTANCES. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED OR PASSED ON ANY ASPECT OF THESE MATTERS. YOU ARE URGED TO CONSULT WITH YOUR ATTORNEYS ON FEDERAL, STATE AND FOREIGN SECURITIES LAW REQUIREMENTS, INCLUDING BUT NOT LIMITED TO WHETHER OR NOT YOU ARE AN UNDERWRITER AS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE (WHETHER BY VIRTUE OF BEING AN AFFILIATE OF THE ISSUER OR OTHERWISE) AND THE EFFECT OF ANY APPLICABLE FEDERAL, STATE OR FOREIGN LAW RESTRICTIONS ON RESALES OF SECURITIES.

B. Common Stock

   The issuance of the Additional Group Common Stock to the Berkadia Parties will be issued pursuant to an exemption from the registration requirements of the Securities Act under Section 4(2) thereof, and pursuant to exemptions under applicable state and foreign securities laws. FNV Group will enter into a registration rights agreement with the Berkadia Parties with respect to the Additional Group Common Stock to be issued to them.

C. Post-Confirmation Business Plan

   The Debtors' post-confirmation business plan has been developed with the intention of maximizing the value of the Debtors' assets for the benefit of all of the Debtors' creditors and equityholders. Significant risks are inherent in the Debtors' ability to accomplish successfully this business plan. You should carefully consider the factors disclosed in Section VII-D of this Disclosure Statement ("Certain Factors to be Considered").

 1. Business Plan--General

   The Debtors' business plan does not contemplate any new business activities related to new customers, although it does provide for the ability to increase lending limits to existing customers under certain conditions. The business plan further envisions that all existing lending commitments will be fulfilled. The Debtors expect to achieve their plan through the implementation of numerous tactical and strategic initiatives, a number of which are already underway, as follows:

  . Certain senior management changes have been made. The Debtors believe that the current team is highly focused on the main objective of portfolio recovery maximization.

  . The Debtors' business focus has been changed to eliminate the objective of generating new business and to substitute portfolio recovery maximization as the primary goal. This is being accomplished by eliminating all marketing positions and activities, changing the compensation structure and making company-wide communications on the subject.

  . A work-out group has been established at headquarters with the responsibility of overseeing and working with the lines of business ("LOBs") on all watch list and non-earning accounts. This group and LOB-level portfolio managers expect to take a heightened role in monitoring customers with the objective of predicting and mitigating problems as early as possible.

  . Detailed, periodic reviews of each LOB's portfolio with senior management have been conducted and are scheduled to continue. In addition, senior management is generally anticipated to be involved in negotiating resolution of the Debtors' largest problem accounts. Revised reporting procedures are being implemented by LOBs to assist senior management in tracking developments regarding problematic assets.

  . New guidelines have been implemented with respect to renewing, extending or modifying existing assets.

  . Significant reductions in overhead expense are being achieved. In addition to the elimination of personnel and other costs associated with new business generation, certain other organizational changes and reductions have been made. These changes will not only reduce expense levels, but are also designed to increase the Debtors' ability to focus on portfolio maximization.

 2. Asset Sales

   As described in Section VII-D ("Certain Factors to be Considered"), the Debtors do not believe that a significant percentage of their assets are capable of being sold at attractive prices, compared to the ultimate value to be realized from holding these assets. There can be no assurance that any assets will be sold, or if sold, that proceeds equal to or greater than their carrying amounts will be received.

   Certain assets may be sold as follows:

  . The assets of the Realty Capital LOB, consisting of "bridge" loans to real estate owners and developers, have been priced and underwritten for sale from the time that the LOB was established. The Debtors believe that a sale of these assets is likely to result in proceeds that will exceed the ultimate value to be realized through the continued management and collection of these assets. Prior to its bankruptcy filing, the Debtors began working with Secured Capital Corp., an experienced broker retained to sell the assets of this LOB.

  . The Debtors are currently analyzing the financial and tax impact of a sale of some or all of their leveraged lease assets because, among other things, the Debtors believe that the tax deductions generated from these investments are not expected to provide a satisfactory return under the Debtors' new business plan. As of December 31, 2000, the carrying amounts of the Debtors' investment in leveraged leases was approximately $800 million of assets, net of non-recourse debt.

  . Within other LOBs, asset sales are expected to be evaluated on a case-by-case basis.

 3. New Business Opportunities

   Other than as set forth above with respect to potential increases in, or renewals of, loans to existing customers, the Debtors' business plan does not contemplate any new business activities, although it is possible that new business opportunities may present themselves in the future. For example, the Reorganized Debtors will be staffed with personnel having significant expertise in the collection and work-out of difficult credits. It is possible that, in the future, the Reorganized Debtors will manage such activities for others (on a fee and/or a success basis). In this regard, it is noted that it is possible that the Reorganized Debtors may accumulate substantial tax loss carry forwards, and that new business opportunities may have enhanced value to the Reorganized Debtors as a result. The projections included in this Disclosure Statement do not include any income from these or any other possible new business opportunities, and there can be no assurance that any will arise, or if they do arise, that they will be successfully implemented.

D. Certain Factors to be Considered

   As stated above, the Debtors' business plan does not contemplate the generation of any business activities related to new customers. Accordingly, the overall feasibility of the Plan is predicated upon the maximization of the Debtors' existing portfolio of assets for the benefit of all of their creditors and equity Interest holders. To achieve this objective, the Debtors have implemented and propose to implement a variety of tactical and strategic initiatives, as described in Section VII-C of this Disclosure Statement ("Post-Confirmation Business Plan"). However, the potential recoveries by creditors under the New Senior Notes, and by holders of existing FNV Group common stock and holders of Additional Group Common Stock, New Group Preferred Stock and Additional Mezzanine Common Stock, if any, issued to holders of FNV Group-7 Claims, FNV Capital-5 Claims or FNV Mezzanine-6 Claims, respectively, remain subject to a number of material risks, including those summarized below. Prior to voting on the Plan, you should carefully consider the risk factors summarized below as well as the Debtors' business plan description contained elsewhere in this Disclosure Statement, and consult with your own advisors in arriving at your own independent assessment of the Plan and Disclosure Statement.

 1. Portfolio Maximization

   (a) Management's Strategic Initiatives. Although the Debtors' have implemented numerous tactical and strategic initiatives with a view toward ensuring that the portfolio will be managed for the maximum return to creditors and equity Interest holders as described in Section VII-C of this Disclosure Statement ("Post-Confirmation Business Plan"), there can be no assurance that the Debtors' initiatives will, in fact, enhance the realizable value of the portfolio. These initiatives depend, in part, on the continued retention of experienced personnel to manage the portfolio, and their ability to implement those new strategies.

   (b) Significant Factors Affecting Portfolio Value. As indicated in Section VII-C of this Disclosure Statement ("Post-Confirmation Business Plan"), the main objective of the Debtors' post-confirmation business plan is to maximize the value of their portfolio through the orderly liquidation of the portfolio over time. There are, however, substantial risks inherent in the Debtors' ability to maximize the value of the portfolio.

   A significant portion of the Debtors' portfolio consists of assets that cannot be quickly or easily converted to cash, for a number of reasons, including:

  . The Debtors lent money to a number of their customers at higher advance rates (i.e., at higher loan to collateral ratios) than did many of their competitors.

  . The risk profiles of a number of the Debtors' customers are higher than those targeted by many of their competitors. That higher risk, in combination with the weakening U.S. economy, has resulted in increased problem accounts and corresponding decreased expected values for those assets.

  . The Debtors have a number of exposures in which the amount is lent to a group of related borrowers. Some of these borrowers are experiencing financial difficulties, and in such cases, the related loans or leases have been classified as impaired. Failure of one borrower may adversely impact the ability of others to repay their debt.

  . For these reasons, many of the Debtors' customers may not be able to refinance their obligations with a new lender unless the Debtors are willing to accept a discount, which may be significant. Likewise, the Debtors may not be able to sell many of these assets unless they are willing to accept discounts. Thus, the Debtors believe that there will be no quick conversion of their assets to cash.

   The Debtors recorded substantial write-downs and reserves in 2000, and there can be no assurance that there will not be significant additional future losses. At December 31, 2000, the Debtors had approximately $1.2 billion of impaired, repossessed and non-accruing assets in their continuing operations and had reserves of $579 million. There can be no assurance that losses from impaired assets will not exceed the specific reserves allocated to these assets or that losses from future impaired assets will not exceed the general reserve. In addition, at such date there were approximately $490 million of impaired, repossessed and non-accruing assets, which have been marked down to estimated net realizable value, in the Debtors' discontinued operations. See the audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of the 10-K/A and
Part II, Item 2 of the 10-Q.

   Consequently, the Debtors' business plan calls for the collection and management of the portfolio over time with only limited asset sales. The longer that it takes the Debtors to liquidate their assets, the greater is the risk that unforeseen events will adversely affect the realizable value of these assets.

 2. Leverage

   The Debtors are highly leveraged. Excluding leveraged leases and the related non-recourse secured debt, at December 31, 2000 the Debtors had consolidated assets of $12,089,086,000 and consolidated liabilities of $11,419,602,000, including the $115,000,000 aggregate liquidation amount of the TOPrS. Creditors and stockholders should be aware that the Plan does not significantly reduce the Debtors' leverage. Notwithstanding this amount of debt, the Debtors expect to be able to pay their debts as they fall due.

   The Debtors' highly leveraged financial position could pose substantial risks to the holders of the New Senior Notes, the Additional Group Common Stock, the existing FNV Group common stock and, if issued, the Additional Mezzanine Common Stock and the New Group Preferred Stock, by having a material adverse effect on the marketability, price and future value of such securities. This highly leveraged position also is likely to affect the Debtors' future operations, by: (i) impairing the Debtors' ability to obtain replacement or additional financing (assuming such financing would otherwise be available) for working capital, capital expenditures, debt service requirements, or other general corporate purposes; (ii) requiring that a substantial portion of the Debtors' operating cash flow be used to pay principal and interest expense, thereby reducing funds available for operations and other corporate purposes; (iii) limiting the Debtors' ability to withstand competitive pressures or to adjust to changing market conditions; and (iv) making the Debtors more vulnerable to the effects of a downturn in their businesses or the economy in general.

 3. Potential Limitations on or Inability to Repay Debt or Make Contingent Payments

   FNV Group has no business operations of its own and has no significant assets other than the shares of FNV Capital. FNV Group will derive virtually all of its cash flow from interest payments on the Intercompany Note, dividends, other payments and intercompany loans from its direct and indirect subsidiaries. A chart of the corporate structure of the Debtors is attached hereto as Exhibit H.

   FNV Group's ability to pay the principal of, and interest on, the New Senior Notes, to make distributions to holders of FNV Group common stock or New Group Preferred Stock and to make payments of Contingent Interest (as defined in the term sheet for the New Senior Notes) is dependent on the generation of cash flow by its subsidiaries and the ability of the subsidiaries to make cash available to FNV Group, by dividend, payment of the Intercompany Note or otherwise. The ability of these subsidiaries to transfer funds will be limited by the terms of the Berkadia Loan, the Intercompany Note and the New Senior Notes and further may be affected by prevailing economic conditions and financial, business and other factors, as well as the subsidiaries' level of indebtedness from time to time. The ability of subsidiaries to transfer funds to FNV Group may be further restricted by the laws of the jurisdictions of their incorporation and applicable bankruptcy, federal, state or foreign fraudulent conveyance or dividend restriction laws.

   Although semi-annual interest payment dates will be established under the terms of the New Senior Notes, FNV Group will not be required to make any interest payments or any principal prepayments on the New Senior Notes or make any payments of Contingent Interest unless it has cash available for that purpose as set forth in the Term Sheet for the New Senior Notes (which is attached as an exhibit to the Plan annexed hereto as Exhibit A); except that it is an event of default under the terms of the New Senior Notes if FNV Group fails to pay interest in full on the New Senior Notes for two consecutive interest payment dates. Furthermore, FNV Group will not be required to make any payments in respect of Contingent Interest unless and until an amount equal to 5.263% of the aggregate principal amount of the New Senior Notes issued under the Plan (whether on or after the Effective Date) is paid to the common stockholders of FNV Group. As reflected in the Debtors' projections attached hereto as Exhibit F, the Debtors believe that payments in respect of the New Senior Notes will be made on a semi-annual basis. Nevertheless, under the terms of the New Senior Notes, it is possible that interest and principal payments will not be paid in full until 2009, when the principal on the New Senior Notes matures. It is also possible that no payments of Contingent Interest will ever be made. Further detail is provided in the Term Sheet for the New Senior Notes.

   Pro forma cash flows from operations for the first four full years after the Effective Date are set forth in the Projections attached hereto as Exhibit
F. A portion of the cash flows will be dedicated to debt service on the Berkadia Loan, the New Senior Notes and, at FNV Group's option, to use up to $1.5 billion in the aggregate to make purchases of the New Senior Notes at a price not to exceed par plus accrued and unpaid interest thereon, subject to the consent of Berkadia, while the Berkadia Loan is outstanding, and up to $150 million per calendar year for such purchases following the repayment in full of the Berkadia Loan (as described in the term sheet for the New Senior Notes, attached to Commitment Letter (which is attached hereto as Exhibit D)). There can be no assurance that the Debtors' businesses will continue to generate cash flow at levels sufficient to satisfy FNV Group's debt service and operational requirements. Many factors that will affect the Debtors' future cash flow are beyond their control, including the general level of interest rates. Changes in the interest rate environment may further reduce profit margins. Also, changes in government regulations, tax rates and similar matters could significantly increase the cost of doing business. General adverse economic conditions, as well as adverse conditions in particular market segments, could cause the Debtors' borrowers to be unable to make timely payments or payment in full on loans made by the Debtors, resulting in a higher rate of non-collectible or non-earning assets. If, in the future, the Debtors are unable to generate sufficient cash from their operations to enable FNV Capital to make interest and principal payments on the Berkadia Loan and to enable FNV Group to make interest and principal payments on, and purchases of, the New Senior Notes, the Debtors will be required to take other measures, such as refinancing or restructuring their indebtedness, selling assets, deferring necessary capital expenditures or seeking to raise additional debt or equity capital. There can be no assurance that any of these measures could be effected on a timely basis or on satisfactory terms. Furthermore, there can be no assurance as to the timing of any such transactions or the proceeds that the Debtors could realize from any such sales or capital-raising transaction. The Debtors' ability to sell assets also will be limited by the terms of the Berkadia Loan and may be limited by the other terms of any financing agreements.

 4. Potential Insufficiency of Collateral for New Senior Notes; Value of Collateral

   The New Senior Notes will be secured by second priority security interests in the capital stock (but not the assets) of FNV Capital and in the Intercompany Note (which, in turn, will be secured by a second-priority lien on the assets of FNV Capital pledged to Berkadia as security for the Berkadia
Loan) (the "Collateral"). These security interests will be junior to the security interest in the Collateral held by Berkadia as security for FNV Group's guarantee of the Berkadia Loan. Enforcement of the New Senior Notes' security interest will not be allowed until the Berkadia Loan is paid in full.

   If FNV Group defaults on its obligations to make payments in respect of the New Senior Notes (but not Contingent Interest), holders of the New Senior Notes would be entitled to payment out of proceeds from the sale or other liquidation of the Collateral prior in right to any general unsecured creditors of FNV Group, but only after payment in full of the Berkadia Loan. The ability of the holders of the New Senior Notes to realize such value upon the sale of the Collateral will depend upon general market and economic conditions, the market value of the Collateral, the results of operations of FNV Capital and its subsidiaries and the availability of buyers and other similar factors at the time of sale. It is unlikely that the value of the Collateral in a "forced" or "fire" sale would be sufficient to satisfy payment of the New Senior Notes. In addition, the value of the Collateral may decline over time in response to fluctuations in interest rates or certain other market fluctuations, and there can be no assurance that the future value of the Collateral will not be considerably less than its current value. Accordingly, the proceeds of any sale of the Collateral following an Event of Default on the New Senior Notes may not be sufficient to satisfy payments due on the New Senior Notes. If the proceeds from a sale of the Collateral are not sufficient to satisfy payments due on the New Senior Notes, holders of the New Senior Notes (to the extent not repaid from the proceeds of the sale of the Collateral) will have unsecured Claims against the remaining assets of FNV Group, which are not anticipated to have significant value.

 5. Interest Spread; Interest Rate Matching

   See "Annex A--Quantitative and Qualitative Disclosure About Market Risk" in the 10-K/A and Part II, Item 3, "Quantitative and Qualitative Disclosure About Market Risk" in the 10-Q for a discussion of risks associated with interest rate spread and interest rate matching.

 6. Leveraged Leases

   The Debtors' investment in Leveraged Leases has a book value of approximately $800 million, net of non-recourse debt, as of December 31, 2000, consisting primarily of real estate and aircraft. At the time the Leveraged Leases were entered into, a significant portion of the Debtors' projected return on them was to have resulted from the tax benefits the Debtors expected to receive through accelerated depreciation and interest expense deductions. However, there can be no assurance that the Debtors will, in fact, have sufficient taxable income to enable them to realize some or all of the projected returns on these assets.

   It is the Debtors' position that only the Debtors' beneficial interest as owner participant under their Leveraged Leases (not the trust estate) is subject to the Debtors' bankruptcy cases and that the leases within the trust estate are not subject to any declarations, adjudications or proceedings in these cases.

 7. Aircraft Residual Risk

   The Debtors' largest line of business is Transportation Finance, which primarily consists of various forms of financing of used aircraft. In addition, the Debtors finance corporate and other types of aircraft through the Commercial Equipment Finance line of business. Most of these financings (excluding Leveraged Leases) are relatively short term (in many cases the sole source of cash flow is a lease of less than five years). These lines of business are highly dependent on market conditions for the releasing or selling of the aircraft when leases terminate, a highly specialized activity. The Debtors have estimated the "residual value" of each aircraft at lease termination, i.e., the value to be recovered (usually through releasing but occasionally from sale) upon the future termination of each lease. Residual estimation is a highly subjective exercise, particularly for older aircraft, and there can be no assurance that the values used by the Debtors and reflected in the Debtors' projections included elsewhere herein will be achieved. There also can be no assurance that aircraft returned to the Debtors (or to their borrowers) at lease termination will not remain off-lease for substantial periods of time.

   The decision as to whether or not to convert aircraft from passenger to cargo service, as well as the management of these conversions, is a highly specialized and important skill, since large amounts of money are involved (a typical conversion costs between $4 and $20 million). Historically, the Debtors have acquired a modest number of aircraft with the intention of converting them to cargo service, and have financed customers who have likewise engaged in such conversions, in both cases prior to having a lease in place for the converted aircraft. The Debtors have in-process conversion projects involving five DC10-30s and one B747-300. There can be no assurance that converted aircraft will not remain off-lease or unsold for extended periods.

   The Debtors historically have managed the releasing and conversions of aircraft that they own (that is, aircraft leased directly by the Debtors to operators), but have relied on their customers to manage these activities where the aircraft is owned by the Debtors' customer and the customer is borrowing funds from the Debtors. Because most of these loans are recourse only to the collateral value of the aircraft securing the loans, and given the current difficult market for releasing or selling used aircraft, the Debtors believe that they will need to take a more active role in this process and will need to increase significantly their expertise in this area to be effective. The Debtors intend either to recruit additional personnel or to enter into a joint venture or other co-management arrangement with an industry expert. No assurance can be given, however, that the Debtors will be successful in this endeavor.

   The Debtors' aircraft finance business is affected by developments at large users in the industry. The Debtors (or their customers) are lessors to a number of passenger and cargo airlines that have recently filed for protection under the Bankruptcy Code. The bankruptcy of a large user often has a negative impact on the industry wide lease rates that can be obtained for the affected aircraft types, even in cases where the Debtors or their customers are not themselves leasing to the carrier in bankruptcy. In addition, large contracts can affect the entire industry: the recent decision of the United States Postal Service to give its overnight shipping business to Federal Express has caused a significant number of other carriers' 727s to become surplus. This has had a significant impact both on the Debtor's existing 727 customers and on the short-term leasing prospects for the Debtors' off-lease 727s.

   The aircraft owned and financed by the Debtors may be the subject of changes in regulations, particularly new "air worthiness directives" issued by the Federal Aviation Administration or other U.S. or foreign regulators. There can be no assurance that no directives will be issued in the future or that, if issued, such directives will not render certain aircraft economically unviable.

 8. Projections

   The Plan is dependent upon the feasibility of the assumptions included in the financial projections attached hereto as Exhibit F and the successful implementation of the business plan described herein. The financial projections reflect numerous assumptions, some of which involve factors outside the control of the Debtors, as well as estimates of value that may never be realized. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors, the actual results achieved throughout the periods will vary (either positively or negatively) from the results projected, and those variations may be material. Other potential adverse factors beyond the Debtors' control that may affect such results are described in Exhibit F. These events may cause the Debtors to fail to achieve their projected levels of operating revenues, earnings and cash flow.

 9. Competition

   The Debtors do not expect to be competing for new customers. However, given the highly competitive nature of the Debtors' industry, competition will be a factor with respect to retention of existing customers. It is the Debtors' plan to retain their best customers as long as they can do so at attractive rates. However, it is likely that competitors will also solicit these customers. Since almost all of the Debtors' competitors are in stronger financial condition than the Debtors (and can thereby represent that they offer a better financing "partner" for the customer), and since almost all of these competitors have a lower cost of funding than the Debtors, the Debtors may be unable to retain their best customers. Although in many cases there are significant pre-payment or exit fees that a departing customer must incur, there can be no assurance that customers will not choose to refinance with competitors or that the effect of such competition will not force the Debtors to reduce their rates to certain customers.

 10. Dependence on Key Personnel; Management Agreement

   As stated above, the Debtors' portfolio is highly leveraged and has a substantial level of impaired assets. For these reasons, management expertise and involvement is extremely important in order to maximize value. In particular, many of the Debtors' assets are "story" assets, as to which retention of individuals with knowledge as to the history of the assets is very valuable. The Debtors have relied, and expect to continue to rely, upon key individuals who have substantial familiarity and expertise in the Debtors' continuing business operations. There can be no assurance that the Debtors will be able to retain key employees, although the Debtors have implemented employee incentive plans and are seeking Bankruptcy Court approval to implement other such plans.

   FNV Group has entered into a ten-year management agreement with Leucadia, pursuant to which Leucadia will provide management services to FNV Group and its subsidiaries. However, if the Commitment Letter is terminated or a plan of reorganization other than the Plan is confirmed by order of the Bankruptcy Court, Leucadia or FNV Group would have the right to terminate the agreement. If that were to occur, management services from Leucadia would terminate and the Debtors would have to determine whether alternate management arrangements would be necessary, which could include entering into a new management agreement with a third party or enhancing the Debtors' existing management team.

 11. Termination of Berkadia's Commitment to Make the Berkadia Loan

   Funding of the Plan is dependent upon FNV Capital's ability to borrow the Berkadia Loan under the Berkadia Credit Agreement. Pursuant to the terms of the Commitment Letter, Berkadia's commitment to fund the Berkadia Loan will terminate on the first to occur of (x) August 31, 2001, unless the Berkadia Credit

Agreement closes and funds on or before that date or (y) the earlier of the date this Disclosure Statement is approved by the Bankruptcy Court or July 6, 2001, if the Bankruptcy Court has not approved the Commitment Letter and the fees payable thereunder by that date. Berkadia's commitment to fund the Berkadia Loan may be terminated earlier by Berkadia (i) if any event occurs or information has become available that, in its reasonable judgment, results in, or is likely to result in, the occurrence of any of the events referred to in clause (vi) of the paragraph captioned "Conditions Precedent" in the Commitment Letter or the failure of any other condition referred to under "Conditions Precedent" in the Commitment Letter, or (ii) upon termination of the Management Services Agreement. If any of the foregoing occur, there can be no assurance of whether, or under what terms, Berkadia would extend the terms of the commitment or would agree to waive its termination rights.

 12. Lack of Established Market for New Senior Notes, New Group Preferred Stock, and Additional Mezzanine Common Stock

   There is no existing market for the New Senior Notes, New Group Preferred Stock, and Additional Mezzanine Common Stock. No assurance can be given that an active market will develop in such securities or, if such a market develops, that the market will develop or retain sufficient liquidity or a constant value. A number of factors contribute to this uncertainty, including the possible lack of broker-dealers willing to make a market in these securities. It is possible that these securities will trade at less than par. The price of such securities will be determined in the marketplace and may be influenced by many factors, including:

  . the specific terms (including coupon rate, if applicable) of the security;

  . depth and liquidity of the market for the security;

  . developments affecting the Debtors' business generally;

  . investor perception of the Debtors' business; and

  . general economic and market conditions.

 13. Special Risks for Equity Holders

   (a) Dilution. Under the Plan, existing equity holders of FNV Group (together with any other parties that have equity Interests) will retain their existing shares of common stock of FNV Group. However, as a result of the issuance to the Berkadia Parties of Additional Group Common Stock under the Plan, the common stock currently outstanding may represent only 49% of the shares of the FNV Group common stock to be outstanding following the Effective Date. Therefore, existing equity Interests will experience material dilution, without any material reduction in the outstanding consolidated debt of FNV Group. Existing equity Interests of FNV Group may experience further dilution if Additional Group Common Stock or New Group Preferred Stock is required to be issued to claimants as a consequence of the existing Securities Litigation against FNV Group. Under the Plan and the New Corporate Documents, there is no limitation on the right of the Reorganized Debtors to issue preferred stock that has rights prior to those of the New Group Preferred Stock or the Additional Group Common Stock. Further, under the Plan and the New Corporate Documents there is no limitation on the right of the Reorganized Debtors to issue additional shares of FNV Group common stock or additional shares of FNV Mezzanine common stock, which would result in a dilution of the holders of Additional Group Common Stock and Additional Mezzanine Common Stock, respectively.

   (b) Dividends. Post-confirmation equity holders will be precluded from receiving dividends or other distributions from FNV Group until the Berkadia Loan is repaid. If New Group Preferred Stock is issued, distributions to common stockholders will not be permitted to be made unless a concurrent distribution is made to holders of the New Group Preferred Stock. Subject to applicable corporate law (which limits the circumstances in which corporations may legally make distributions to stockholders), limited distributions to stockholders will be permitted as the New Senior Notes are paid off, as described in the next paragraph.

   The New Senior Notes will provide that after repayment in full of the Berkadia Loan, 5% of the Debtors' cash available for this purpose (as defined in the New Senior Notes Indenture) will be used to make distributions to stockholders. Accordingly, unless principal payments are made on the New Senior Notes, no distributions will be made to stockholders. Further, such distributions will not be made if any default exists under the New Senior Notes. If FNV Group does not have sufficient funds ultimately to repay the New Senior Notes in full (together with accrued interest thereon), it is likely that only limited distributions would be made to stockholders. There can be no assurance that FNV Group will make any distributions to its equityholders even if all contractual prohibitions thereto have expired. Subject to meeting the legal requirements permitting distributions to stockholders, and so long as the making of any such distributions would not render FNV Group insolvent, FNV Group currently intends to make distributions permitted under the terms of the New Senior Notes as soon as practicable. It is likely that FNV Group will not fully repay the New Senior Notes in fewer than eight years.

   (c) Transactions with Interested Stockholders. The new certificate of incorporation of FNV Group will not include many of the provisions contained in the current certificate of incorporation of FNV Group. One of these provisions requires supermajority approval by the FNV Group stockholders for the following specified transactions involving an "Interested Stockholder" or its affiliates:

  . a merger or consolidation of FNV Group or any subsidiary with an Interested Stockholder or its affiliates;

  . any sale, lease, exchange or other disposition of assets of FNV Group or its subsidiaries with an aggregate fair market value of $10,000,000 or more to any Interested Stockholder or its affiliates;

  . the issuance to an Interested Stockholder or any of its affiliates of securities of FNV Group or any subsidiary for consideration having an aggregate fair market value of $10,000,000 or more;

  . the adoption of any plan or proposal for liquidation or dissolution of FNV Group proposed by or on behalf of any Interested Stockholder or its affiliates; and

  . any reclassification of securities, recapitalization of FNV Group, merger or consolidation of FNV Group with any of its subsidiaries or any other transaction (whether or not an Interested Stockholder is a party) which has the direct or indirect effect of increasing the proportionate share of equity or convertible securities of FNV Group or any subsidiary owned directly or indirectly by an Interested Stockholder or its affiliates.

   Any transaction that is subject to this provision must be approved by the affirmative vote of holders of at least 66 2/3% of FNV Group's voting stock, including the affirmative vote of holders of at least 66 2/3% of FNV Group's voting stock not owned directly or indirectly by the Interested Stockholder or its affiliates, unless the transaction either is approved by a majority of the "Continuing Directors" (as defined in the certificate of incorporation) or meets certain price and procedure requirements.

   An "Interested Stockholder" is any stockholder that (i) together with its affiliates, beneficially owns more than 10% of the outstanding voting stock of FNV Group, (ii) is an affiliate of FNV Group and within the two year period preceding the date in question was, together with its affiliates, the beneficial owner of more than 10% of the outstanding voting stock, or (iii) has acquired, other than in a public offering, voting stock that was beneficially owned by an Interested Stockholder within the two-year period immediately before the date in question.

   A "Continuing Director" is any member of the FNV Group Board of Directors who is unaffiliated with the Interested Stockholder and who either was a member of the Board of Directors before the Interested Stockholder became an Interested Stockholder or has been recommended for appointment or election to the Board of Directors by a majority of the Continuing Directors then on the Board.

   The new certificate of incorporation of FNV Group will not contain any provision comparable to the foregoing. As a result, transactions of the type described above with any of the Berkadia Parties (each of which would be considered an Interested Stockholder under the existing certificate of incorporation upon acquisition of 50% of FNV Group common stock) or their affiliates will not, under the new certificate of incorporation, be subject to any supermajority or unaffiliated holder approval requirements.

                                     VIII.

                               VOTING PROCEDURES

A. Parties Entitled to Vote on the Plan

   Pursuant to section 1126 of the Bankruptcy Code, each class of "impaired" Claims or Equity Interests that is not deemed to reject the Plan is entitled to vote on acceptance or rejection of the Plan. A class is impaired unless that class is to have its legal, equitable and contractual rights left unaltered by the reorganization. A list of classes entitled to vote on the Plan is set forth in Section II-B of this Disclosure Statement ("Voting on the Plan").

   Notwithstanding the foregoing, only holders of Allowed Claims or Allowed Interests in the Voting Classes are entitled to vote on the Plan. A Disputed Claim (as defined in the Plan) or Interest that is not Allowed (as defined in the Plan) is not entitled to vote unless and until either (i) the dispute with respect to the Claim or Interest is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction or pursuant to agreement with the Debtors or (ii) the Bankruptcy Court deems the Disputed Claim or Interest to be an Allowed Claim or Allowed Interest on a provisional basis, for purposes of voting on the Plan. Therefore, even if there is a ballot enclosed with this Disclosure Statement, the votes cast by the holders of any Claim or Interest that is not Allowed as of the Voting Deadline will not be counted unless the Bankruptcy Court provisionally allows those Claims or Interests for purposes of voting on the Plan. If your Claim or Interest is not Allowed, it is your obligation to obtain an order provisionally allowing your Claim or Interest.

   Holders of Claims and Interests in the voting classes may vote on the Plan only if they are holders as of the Voting Record Date. The Voting Record Date is June 13, 2001.

B. Ballot

   A ballot to be used for voting to accept or reject the Plan, together with a postage-prepaid return envelope, is enclosed with copies of this Disclosure Statement that are mailed to creditors and stockholders entitled to vote on the Plan.

   After carefully reviewing this Disclosure Statement and the Plan, creditors and stockholders entitled to vote should indicate their acceptance or rejection of the Plan by completing the enclosed ballot. All ballots should be returned to the Debtors as directed below.

   If you do not receive a ballot for a certain Claim that you believe you hold and that is in a class that is entitled to vote, or if your ballot has been damaged or lost, or if you have any questions regarding the procedures for voting on the Plan please contact the voting agent as follows:

                             The FINOVA Group Inc.
                         c/o Claudia King & Associates
                                 P.O. Box 2742
                            Carefree, AZ 85377-2742
                                (by U.S. Mail)

                                      and

                             The FINOVA Group Inc.
                      c/o Claudia King & Associates, Inc.
                      7301 E. Sundance Trail--Suite D-201
                              Carefree, AZ 85377
                           (by delivery or courier)

C. General Procedures and Deadlines for Casting Votes

   The following information is qualified in all respects by the instructions that will accompany your ballot. Please review those instructions carefully before completing your ballot.

   All creditors and stockholders entitled to vote may cast their votes by completing, dating and signing the ballot that accompanies this Disclosure Statement, and by returning the ballot once it has been completed, dated and signed in the enclosed postage-prepaid envelope, by first class mail. To be counted, your vote must be received, pursuant to the following instructions, by the voting agent at the following address, before the voting deadline of 5:00 p.m. Mountain Standard Time on August 1, 2001.

                             The FINOVA Group Inc.
                         c/o Claudia King & Associates
                                 P.O. Box 2742
                            Carefree, AZ 85377-2742
                                (by U.S. Mail)

                                      and

                             The FINOVA Group Inc.
                      c/o Claudia King & Associates, Inc.
                      7301 E. Sundance Trail--Suite D-201
                              Carefree, AZ 85377
                           (by delivery or courier)

   To be counted, all ballots must be completed and signed, and must be returned in time to be actually received by the Debtors at the above address by 5:00 p.m. Mountain Standard Time, on August 1, 2001. Since mail delays may occur, it is important that your ballot be mailed or delivered well in advance of the specified date.

   Any ballot received after 5:00 p.m. Mountain Standard Time on August 1, 2001 will not be counted or otherwise included in any calculations to determine whether the Plan has been accepted or rejected.

   If a ballot is signed and returned without casting a vote or providing other instruction as to acceptance or rejection of the Plan, the signed ballot will not be counted or otherwise included in any calculations to determine whether the Plan has been accepted or rejected. The Debtors, in their discretion, may request that the voting agent attempt to contact voters to cure any defects in the ballots.

   When a ballot is returned indicating acceptance or rejection of the Plan, but such ballot is unsigned, the ballot will not be counted or otherwise included in any calculations to determine whether the Plan has been accepted or rejected.

   Any voter that has delivered a valid ballot may withdraw its vote by delivering a written notice of withdrawal to the voting agent before the voting deadline. To be valid, the notice of withdrawal must (a) be signed by the party who signed the ballot to be revoked, and (b) be received by the voting agent before the voting deadline. The Debtors may contest the validity of any withdrawals.

   Any holder that has delivered a valid ballot may change its vote by delivering to the voting agent a properly completed subsequent ballot so as to be received before the voting deadline. In the case where more than one timely, properly completed ballot is received, only the ballot that bears the latest date will be counted.

D. Special Procedures Applicable to Voting of Debt Securities Claims and Equity Interests

   IF YOU ARE, AS OF THE JUNE 13, 2001 RECORD DATE, THE BENEFICIAL OWNER OF A NOTE OR SHARES:

  If the Notes or Shares are registered in your own name: Please complete the information requested on the ballot; sign, date, and indicate your vote on the ballot; and return the ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the voting agent before the voting deadline.

   If the Notes or Shares are registered in "street name":

  If your ballot has already been signed (or "prevalidated") by your nominee (your broker, bank, other nominee or their agent): Please complete the information requested on the ballot, indicate your vote on the ballot, and return your completed ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the voting agent before the voting deadline; or

  If your ballot has NOT been signed (or "prevalidated") by your nominee (your broker, bank, other nominee, or their agent): Please complete the information requested on the ballot; sign, date and indicate your vote on the ballot; and return the ballot to your nominee in sufficient time for your nominee to then forward your vote to the voting agent so that it is actually received by the voting agent before the voting deadline.

   IF YOU ARE THE NOMINEE FOR A BENEFICIAL OWNER, AS OF THE JUNE 13, 2001 RECORD DATE, OF THE NOTES OR SHARES: Please forward a copy of this Disclosure Statement and the appropriate ballot to each beneficial owner, AND:

  All ballots that you have signed (or "prevalidated") should be completed by the beneficial owners and returned by the beneficial owners directly to the voting agent so that the voting agent receives such ballots before the voting deadline.

   All ballots that you have NOT signed (or "prevalidated") must be collected by you, and you should complete the "master ballot," and deliver the completed master ballot to the voting agent so that it is actually received by the voting agent before the voting deadline.

   IF YOU ARE A SECURITIES CLEARING AGENCY: Please arrange for your respective participants to vote by executing an omnibus proxy in their favor.

   THE DEBTORS ARE NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER THE DEBTORS NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY OF THE NOTES. IN CONNECTION WITH THE EFFECTIVE DATE, THE DEBTORS WILL FURNISH ALL HOLDERS OF NOTES WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT THOSE CERTIFICATES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING THE REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY THE DEBTORS AFTER CONFIRMATION OF THE PLAN.

                                      IX.

                           CONFIRMATION OF THE PLAN

   The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan to commence on August 10, 2001, at 9:30 a.m. Eastern Daylight Time. That hearing will be held at the United States Bankruptcy Court for the District of Delaware, at in Courtroom 2 at 824 Market Street, 6th Floor, Wilmington, Delaware 19801, or such other location as designated by the Bankruptcy Court, before the Honorable Peter J. Walsh.

   Parties in interest have the right to object to confirmation of the Plan. Any objections to confirmation of the Plan must be in writing and filed with the Bankruptcy Court by no later than August 3, 2001, at 4 o'clock p.m. Eastern Daylight Time. In addition, copies of such objections must be received no later than August 3, 2001, at 4 o'clock p.m. Eastern Daylight Time by the following persons:

      Jonathan M. Landers
      Janet M. Weiss
      M. Natasha Labovitz
      GIBSON, DUNN & CRUTCHER LLP
      200 Park Avenue
      New York, New York 10166-0193
      Telephone: (212) 351-4000
      Facsimile: (212) 351-4035
      Co-Counsel for the Debtors

      Mark D. Collins
      Daniel J. DeFranceschi
      Deborah E. Spivack
      RICHARDS, LAYTON & FINGER, P.A.
      One Rodney Square
      P.O. Box 551
      Wilmington, Delaware 19899
      Telephone: (212) 658-6541
      Facsimile: (212) 658-6548
      Co-Counsel for the Debtors

      Chaim J. Fortgang
      WACHTELL, LIPTON, ROSEN & KATZ
      51 West 52nd Street
      New York, NY 10019
      Telephone: (212) 403-1000
      Facsimile: (212) 403-2000
      Counsel for Creditors' Committee

      Andrew Rahl
      ANDERSON KILL & OLICK, P.C.
      1251 Avenue of the Americas
      New York, New York 10020-1182
      Telephone: (212) 278-1000
      Facsimile: (212) 278-1733
      Counsel for Equity Committee

   Rule 9014 of the Federal Rules of Bankruptcy Procedure governs objections to confirmation of the Plan. Unless an objection to confirmation is timely filed and served, it may not be considered by the Bankruptcy Court.

   At the confirmation hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether (i) the Plan has classified Allowed Claims and Allowed Interests in a permissible manner, (ii) the contents of the Plan comply with the technical requirements of the Bankruptcy Code, (iii) the Debtors have proposed the Plan in good faith, and (iv) the Debtors' disclosures concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the Chapter 11 Cases, as well as the identity, affiliations and compensation to be paid to all officers, directors and other insiders. The Debtors believe that the Plan satisfies all of the requisites for confirmation and will present such evidence and argument as may be necessary or appropriate at or prior to the hearing on confirmation.

   As further described herein, the Bankruptcy Code also requires that the Plan be accepted by requisite votes of creditors and stockholders (except to the extent provided in Section 1129(b) of the Bankruptcy Code), that the Plan be feasible, and that confirmation be in the "best interests" of all creditors and stockholders. To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met. Thus, even if the creditors and stockholders of the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting the Plan's feasibility and whether it is in the best interests of the Debtors' creditors and stockholders before it may confirm the Plan.

A. Classification of Claims and Interests

   The Bankruptcy Code requires that each claim and equity interest in a class be "substantially similar" to the other claims and equity interests in such class. The Debtors believes that the Claims and Interests in each class under the Plan are substantially similar and that the classification proposed in the Plan is appropriate under the Bankruptcy Code.

B. Best Interests of Unsecured Creditors

   The Debtors believe that the Plan affords creditors and stockholders the potential for the greatest recovery from the assets of the Debtors. The Debtors have considered alternatives to the Plan, such as the liquidation of the Estates, the possibility of alternative business plans, substantively consolidating the Debtors or, with respect to FNV Canada and FNV UK, separate insolvency proceedings in the courts of the countries in which they are incorporated. In the view of the Debtors, the Plan is the best alternative available to maximize the value of the assets of the Debtors and their Estates and, therefore, the Plan is in the best interests of all parties.

   Notwithstanding acceptance of the Plan by each impaired class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interest of the holders of Claims or Interests in each class. In order to satisfy the "best interests" requirement, the Debtors must establish, to the satisfaction of the Bankruptcy Court, that the Plan provide each creditor and each stockholder in each class with property that has a value, as of the Effective Date of the Plan, at least equal to the value of the distribution that such creditor or stockholder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code under then prevailing market conditions.

   To estimate the distribution that the creditors and stockholders in each impaired class would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the assets of the Debtors were liquidated by a chapter 7 trustee (the "Liquidation Value").

   The Liquidation Value of the Debtors would consist of the net proceeds available from the disposition of the assets of the Debtors, increased by the Cash held by the Debtors and decreased by, among other things, the Allowed Claims of secured creditors, to the extent of the value of their collateral, the costs, fees and expenses incurred in the administration of the chapter 7 cases, including the liquidation and any unpaid administrative expenses arising out of the Chapter 11 Cases.

   The primary assets of the Debtors consist of their investments in financing transactions and other investments. The Debtors believe that any sale or liquidation of those assets will provide less value to unsecured creditors and stockholders of the Debtors than the reorganization proposed under the Plan. The current market conditions in the Debtors' business and the economy generally, the limited credit available to potential purchasers, and a variety of other factors all would adversely and materially affect the ability of a chapter 7 trustee to liquidate the Debtors' assets within a reasonable period or at a reasonable price.

   In addition, the liquidation itself could materially reduce the Liquidation Value and increase the Claims against the Debtors, further reducing proceeds to unsecured creditors and stockholders. For example, additional tax liabilities could be incurred or accelerated. The costs of liquidation in a chapter 7 case also would include the compensation of a chapter 7 trustee, as well as that of counsel and other professionals employed by such a trustee, asset disposition expenses, applicable taxes, and litigation costs. The Debtors believe that liquidation could also generate a significant increase in unsecured Claims (such as, for example, Claims arising from the rejection of executory contracts that are otherwise assumed under the Plan).

   On the basis of this analysis, the Debtors firmly believe that Debtors' creditors and stockholders will receive greater value as of the Effective Date under the Plan than such creditors or stockholders would receive in a chapter 7 liquidation.

C. Feasibility

   As a condition to confirmation, the Debtors must establish that confirmation is not likely to be followed by their liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this "feasibility" standard, the Debtors have prepared the financial projections attached as Exhibit F to this Disclosure Statement relating to the performance models that can be reasonably anticipated from the Debtors' operations. The projections illustrate the ability of the Debtors to meet their obligations under the Plan while retaining a sufficient amount of cash to carry on their operations.

   The financial projections set forth herein include a projected consolidated balance sheet, showing the pro forma effect of the reorganization of the Debtors pursuant to the Plan, and projected consolidated statements of operations and statements of cash flow for several years thereafter. The projected financial statements are based on the assumption that the Bankruptcy Court will confirm the Plan and that the Effective Date will be August 31, 2001.

   The Debtors caution that although these projected financial statements have been derived in part from the Debtors' audited financial statements for the fiscal year ended December 31, 2000, no assurance can be given that the Debtors will achieve the results projected. Many of the assumptions upon which these projections are based are subject to uncertainties. Some assumptions inevitably may not materialize and unanticipated events and circumstances could occur which would affect the actual financial results. Therefore, the actual results achieved by the Debtors may vary, either positively or negatively, from the projected results and the variations may be material.

   Based on the financial projections, the Debtors believe that the Plan complies with the financial feasibility standard for confirmation. The Debtors believe that the assumptions are reasonable, that the projections are attainable on an operational basis and that they will have sufficient funds available to meet their obligations under the Plan.

D. Acceptance

   As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or equity interests accept a plan, with the exceptions described in the following section. The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of the claims of that class, but for that purpose counts only the vote of those creditors who actually vote to accept or to reject the plan. The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by two-thirds of the number of shares, but for this purpose counts only shares actually voted. Holders of claims or equity interests who fail to vote are not counted as either accepting or rejecting the plan.

   Classes of claims and equity interests that are not "impaired" under a plan are deemed as a matter of law to have accepted the plan and therefore are not permitted to vote on the plan. Classes of claims and equity interests that receive no distributions under a plan are deemed as a matter of law to have rejected the plan, so that it is unnecessary to solicit their votes. The Debtors are soliciting acceptances of the Plan only from those persons who hold Claims or Interests that are impaired under the Plan and who are to receive distributions or retain property on account of their Allowed Claims or Allowed Interests.

   A class of claims or equity interests is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified in any manner other than those specifically permitted under the Bankruptcy Code. A list of impaired Classes is set forth in Section II-B of this Disclosure Statement ("Voting on the Plan").

E. Confirmation Without Acceptance by All Impaired Classes

   Section 1129(b) of the Bankruptcy Code sets forth the requirements for confirming a plan of reorganization where one or more impaired classes have not voted to accept the plan. If a plan is not accepted by an impaired class, including nonacceptance by means of deemed rejection, the plan may still be confirmed, provided that the plan has been accepted by at least one impaired class of claims and the other requirements for confirmation (except the requirement that the plan be accepted by all impaired classes) are met.

   If a class of secured claims rejects a plan, the plan may still be confirmed so long as the Plan does not discriminate unfairly as to a class and is "fair and equitable" to that class under Section 1129(b) of the Bankruptcy Code and applicable case law. The "fair and equitable" standard requires, among other things, that the plan provides that (i) the lien securing the claims of each member of the class is preserved and the plan provides for deferred cash payments with a present value equal to the lesser of the allowed amount of their claims or the value of the collateral securing their claims,
(ii) the collateral securing the claim be sold free of the lien with the lien attaching to the proceeds and with the lien on the proceeds being treated under one of the two other standards described in this paragraph, or (iii) the claim receives treatment that is the "indubitable equivalent" of the claim.

   If a class of unsecured claims rejects a plan, the plan may still be confirmed so long as the plan provides that (i) each holder of a claim included in the rejecting class receives or retains on account of the claim, property that has a value, as of the effective date, equal to the allowed amount of the claim, or (ii) the holder of any claim or interest that is junior to the claims of that class will not receive or retain any property on account of the junior claim or interest.

   If a class of equity interests rejects a plan, the plan may still be confirmed so long as the plan provides that (i) each holder of an equity interest included in the rejecting class receives or retains, on account of that equity interest, property that has a value, as of the effective date, equal to the greatest allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of that equity interest, or (ii) the holder of any equity interest that is junior to the interests of that class will not receive or retain any property on account of that junior interest.

   If one or more classes of impaired Claims or equity Interests rejects the Plan in these Chapter 11 Cases, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate against, any rejecting impaired class. The Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, (b) to reallocate distribution of assets to Claims and Interests if necessary to obtain entry of the Confirmation Order, and (c) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

                                      X.

                           ALTERNATIVES TO THE PLAN

   The Debtors believe that the Plan provides the Debtors' creditors and equity security holders with the earliest and greatest possible value that can be realized on their respective Claims and Interests. As discussed below, the alternatives to confirmation of the Plan are the submission of an alternative plan or plans of reorganization by any other party in interest or the liquidation of the Debtors under the Bankruptcy Code and/or, with respect to FNV Canada and FNV UK, the institution of insolvency proceedings in the foreign countries in which each of the Debtors are incorporated.

   If the Plan is not accepted, other persons may have an opportunity to file another plan of reorganization. The Debtors believe that no alternative plan would result in distribution of greater value to creditors and stockholders than that contemplated under the Plan, because any alternative plan would involve greater feasibility risks, delay in confirmation, or litigation costs than the Plan proposed at this time. Alternatively, a liquidation of the Debtors could be conducted as described in Section IX.B of this Disclosure Statement ("Best Interests of Unsecured Creditors"). For the reasons described therein, the Debtors believe that the distributions to each impaired class of creditors and stockholders under the Plan will be greater than the distributions that might be received after a chapter 7 liquidation of the Debtors.

   The Debtors believe that confirmation of the Plan is preferable to any alternative mentioned above because the Plan maximizes the distributions to all classes of creditors and stockholders and because any alternative to confirmation will result in reduced recoveries and substantial delays in the distribution of any recoveries available under such alternative.

                                      XI.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

   The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Interests. The following summary does not address the federal income tax consequences to holders whose Claims or Interests are entitled to reinstatement or payment in full in Cash under the Plan, such as holders of Allowed Administrative Claims, Allowed Professional Compensation and Expense Reimbursement Claims, Allowed Other Priority Claims, Allowed Secured Claims, Allowed General Unsecured Claims against the Debtors other than FNV Capital, Allowed FNV Capital Intercompany Loans Claims and Allowed Interests (other than Interests in FNV Group and FNV Trust).

   The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

   The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt concerning any issue discussed herein. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

   This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form. For example, it is assumed for purposes hereof that the New Senior Notes will be respected as debt, and not treated as equity, for federal income tax purposes. There is no assurance, however, that the IRS will not take contrary positions to those described herein or upon which this summary is based.

   Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or Interest. All holders of Claims and Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

A. Consequences to the Debtors

   FNV Group files a consolidated federal income tax return with the affiliated group of corporations of which it is the common parent (the "FNV Tax Group," and on and after the Effective Date, the "Reorganized FNV Tax Group"), the members of which include all of the Debtors other than FNV Trust, FNV UK and FNV Canada. The FNV Tax Group has reported a consolidated net operating loss ("NOL") carryforward for federal income tax purposes of approximately $220 million for the taxable year ended December 31, 1999, and expects to report additional NOLs of approximately $250 million for the taxable year ended December 31, 2000. Approximately $48 million of these NOL carryforwards are subject to existing limitations under the Tax Code and Treasury Regulations as a result of prior ownership changes. In addition, the amount of such NOL carryforwards remains subject to adjustment by the IRS.

   As discussed below, the NOL carryforwards, and possibly certain other tax attributes, of the FNV Tax Group may be significantly reduced or eliminated or otherwise restricted upon the implementation of the Plan.

 1. Cancellation of Debt

   The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes--such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets--by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the excess COD is simply forgiven. Although existing authorities appear to support the position that any reduction in tax attributes generally should occur on a separate company basis, even though the respective debtors file a consolidated federal income tax return, the IRS has, in certain cases, asserted the contrary position. Consequently, if the Debtors choose to apply the attribute reduction on a separate company basis, there is no assurance that the IRS would not challenge such position.

   As a result of the Plan's treatment of Allowed General Unsecured Claims against FNV Capital as well as the Plan's treatment of Allowed TOPrS Interests, the Reorganized FNV Tax Group is expected to realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the amount of Cash and the "issue price" of the New Senior Notes (as determined for federal income tax purposes) distributed in exchange for such Claims and Interests.

   It is possible that the Reorganized FNV Tax Group may incur COD in excess of any consolidated NOL carryforwards and other credit and loss carryforwards attributable on a separate company basis to Reorganized FNV Capital; as a consequence, Reorganized FNV Capital's tax basis in its assets, effective as of the beginning of the taxable year following the taxable year in which the Effective Date occurs, would be reduced. If advantageous, the Reorganized FNV Tax Group could elect to reduce the basis of depreciable property prior to any reduction in NOL carryforwards. In addition, as discussed above, the Reorganized FNV Tax Group may take the position (or may be required to report) that tax attributes, such as NOLs and credits, are reduced on a consolidated (rather than separate company) basis. In any event, however, it is expected that the COD generated by the Plan may significantly reduce (or, possibly, eliminate) the Reorganized FNV Tax Group's NOLs and credit carryovers, and it is possible that there could also be a reduction in the tax basis of Reorganized FNV Capital's assets.

 2. Limitation on NOL Carryforwards and Other Tax Attributes

   If, following the implementation of the Plan, the Reorganized FNV Tax Group retains consolidated NOLs (and carryforwards thereof) and/or certain other tax attributes, in either case allocable to periods prior to the Effective Date, the use of those attributes will be subject to the application of Section 382 of the Tax Code unless the special bankruptcy exception discussed below applies.

   Under Section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized for tax purposes) as of the date of the ownership change that are subsequently recognized. In general, an "ownership change" is a more than 50 percentage point cumulative change in ownership during the relevant testing period (not to exceed three years). The Debtors currently anticipate that the issuance of the Additional Group Common Stock to the Berkadia Parties pursuant to the Plan will constitute an ownership change of the FNV Tax Group, and the Plan has been fashioned in a manner intended to permit qualification under the special bankruptcy exception if the Debtors determine such qualification to be advisable or prudent.

   (a) General Section 382 Limitation. The amount of the annual limitation to which a loss corporation may be subject (i) depends, in part, on whether the corporation is in bankruptcy and the ownership change occurs pursuant to a plan of reorganization confirmed by the bankruptcy court, and (ii) within the context of an affiliated group of corporations that file a consolidated federal income tax return, generally applies on a consolidated basis. As discussed below, under a special bankruptcy exception, a corporation in bankruptcy may also be able to avoid any annual limitation.

   In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject would be equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.96% for ownership changes occurring in June 2001). If a corporation (or, presumably, as in the case of the FNV Tax Group, its common parent) is in bankruptcy, and the corporation undergoes the ownership change pursuant to a confirmed plan, the fair market value of the corporation's (or its common parent's) stock generally is determined immediately after (rather than before) the ownership change. The Tax Code provides for the reduction of such value in certain circumstances, including, for example, where the corporation has substantial non-business assets.

   Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

   (b) Built-In Gains and Losses. If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (determined by taking into account most assets and all items of "built-in" income and deductions), any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

   On the other hand, if the loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses--meaning losses that are built-in at the time of the ownership change--that are recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and will be subject to the annual limitation in the same fashion as a pre-change NOL carryforward. In addition, although this net built-in loss rule generally applies to consolidated groups on a consolidated basis, any corporation that joined the consolidated group within the preceding five years may have to be excluded from the group computation and tested for a net built-in loss on a separate company basis. Accordingly, even though a consolidated group of corporations may not have a net unrealized built-in loss on an overall group basis, the group may have a net unrealized built-in loss if certain members of the group are required to be excluded. Additionally, if the excluded member has a net built in loss when tested on a separate company basis, any subsequently recognized built-in losses of such corporation may be subject to a more restrictive annual limitation based on the separate value of such member.

   A loss corporation's (or consolidated group's) net unrealized built-in gain or loss generally will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its gross assets (with certain adjustments) immediately before the ownership change.

   At this time, the Debtors do not expect that the FNV Tax Group will emerge from the Plan with a net unrealized built-in loss, although it is possible that the FNV Tax Group will, in fact, emerge with an unrealized built-in loss and/or that one or more members of the FNV Tax Group which joined such group within the last five years may emerge with a net unrealized built-in loss as a result of being tested on a separate company basis, as described above. If the FNV Tax Group emerges from the Plan with little or no unrealized built-in loss, or no NOLs, the Section 382 limitation on NOLs and net unrealized built-in losses would be largely irrelevant. However, given that, prior to the Effective Date, the Debtors cannot be certain of these conclusions, due in part to the inability to anticipate the amount of COD attributable to the Plan and the difficulties inherent in attempting to estimate the fair market value of the FNV Tax Group's assets as of a date in the future, the Plan has been fashioned in a manner intended to permit qualification under the following special bankruptcy exception if the Debtors determine such qualification to be advisable or prudent.

   (c) Special Bankruptcy Exception. An exception to the general annual limitation described above (including the built-in gain and loss rules) applies where the stockholders and/or qualified creditors of a debtor retain or receive (other than for new value) at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis (although they are subject to reduction in certain circumstances not expected to be relevant here). However, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

   The Debtors intend that, if determined by the Debtors to be advisable or prudent, the Plan will be adjusted to permit qualification for this exception. The statute does not address whether this exception can be applied on a consolidated basis or only on a separate company basis. Accordingly, it is possible that only any pre-change losses attributable to FNV Group itself (rather than to the other members of the FNV Tax Group) may be able to benefit from this exception. If the exception were applicable only to FNV Group itself, it appears that the pre-change losses--i.e., NOLs and net unrealized built-in losses, if any--attributable to the other members of the FNV Tax Group would be subject to the annual limitation rules described above, determined as if FNV Group had not qualified for this exception.

 3. Alternative Minimum Tax

   In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

   In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision is unaffected by whether the special bankruptcy exception to the annual limitation (and built-in gain and loss) rules of Section 382 applies.

   Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

 4. Issuance of the New Senior Notes

   It is expected that the New Senior Notes will be treated as issued with original issue discount ("OID"). See "Consequences to Holders of Certain Claims--Ownership and Disposition of the New Senior Notes," below. Any such OID should be amortizable by Reorganized FNV Group utilizing the constant interest method, and deductible as interest, subject, among other things, to the application of any special limitations on interest deductibility, such as the applicable high-yield discount obligation ("AHYDO") rules of Section 163(e)(5) of the Tax Code.

   The New Senior Notes will be treated as AHYDOs if, among other requirements, their yield to maturity is at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued (4.96% compounded semiannually for the month of June 2001) and the notes have significant OID (in general, where there is unamortized OID as of the end of the fifth year after issuance that exceeds the amount of one year's interest, both actual and imputed). The FNV Group will not be able to determine whether the New Senior Notes will be treated as AHYDOs until after they have been issued, at which time their issue price can be established.

   If the New Senior Notes are treated as AHYDOs, a portion of the interest deduction otherwise allowable as OID would be disallowed, and the balance of such deduction would be deferred until actually paid in cash. The disallowed portion of any interest deduction otherwise allowable as OID on an AHYDO is that portion, if any, of the total OID multiplied by a fraction, the numerator of which is equal to the "disqualified yield" (i.e., the excess of the yield to maturity of the notes over the sum of the applicable federal rate for the calendar month in which the notes are issued plus six percentage points) and the denominator of which is equal to the total yield to maturity of the notes.

B. Consequences to Holders of Certain Claims

 1. Consequences to Holders of Allowed Convenience Claims

   Pursuant to the Plan, a holder of an Allowed Convenience Claim will receive payment in full in Cash, not to exceed $25,000, in satisfaction of its Claim.

   In general, each holder of such an Allowed Convenience Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).

   Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

   In general, to the extent that any amount of Cash received by a holder of an Allowed Convenience Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. Pursuant to the Plan, all distributions in respect of a Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. Each holder of an Allowed Convenience Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest or OID for tax purposes.

 2. Consequences to Holders of Allowed General Unsecured Claims (other than Allowed Convenience Claims) against FNV Capital

   Pursuant to the Plan, holders of Allowed General Unsecured Claims (other than Allowed Convenience Claims) against FNV Capital will be entitled to receive Cash and New Senior Notes in satisfaction of their Claims.

   The following discussion assumes, as is likely the case, that, with respect to holders of Allowed Claims who are also holders of Allowed Secondary Liability Claims in respect of the same underlying obligation, amounts received in respect of each Claim will be treated, for federal income tax purposes, as payment on a single obligation represented by the underlying Claim. Accordingly, no specific reference will be made hereafter to Secondary Liability Claims.

   (a) Gain or Loss. In general, each holder of an Allowed General Unsecured Claim (other than an Allowed Convenience Claim) against FNV Capital should recognize gain or loss in an amount equal to the difference between (x) the "amount realized" by the holder in satisfaction of its Claim (exclusive of any Claim for accrued but unpaid interest) and (y) the holder's adjusted tax basis in its Claim (exclusive of any Claim for accrued but unpaid interest). The "amount realized" by a holder of such an Allowed General Unsecured Claim will equal the sum of the amount of any Cash and the "issue price" of any New Senior Notes received for such Claim. See "Treatment of Interest and Original Issue Discount," below. For a discussion of the tax consequences relating to Claims for accrued interest, see "Distribution in Discharge of Accrued Interest," below.

   Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

   The tax basis in a New Senior Note received by the holder of an Allowed General Unsecured Claim against FNV Capital will equal the "issue price" of such note. The holding period for such New Senior Note generally will begin the day following the issuance of such note.

   (b) Distribution in Discharge of Accrued Interest. Pursuant to the Plan, all distributions in respect of a Claim (other than the distribution of interest on Allowed General Unsecured Claims (other than Allowed Convenience Claims) against FNV Capital) will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received (whether stock, cash, or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest or OID for tax purposes.

   (c) Ownership and Disposition of the New Senior Notes. Pursuant to the Plan, the New Senior Notes will bear stated interest annually at a rate of 7.5%, and the stated principal and interest on such notes will be payable in full in 8 years to the extent not paid earlier. Payments of stated principal and interest will be made semi-annually if and to the extent that Reorganized FNV Group has available cash for such purposes under the terms of the New Senior Notes. In addition, the New Senior Notes will provide for payments of Contingent Interest (over and above the amount of stated principal and interest) if and to the extent that FNV Group has available cash for such purposes under the terms of the New Senior Notes at the requisite payment dates (not to exceed 15 years from the Effective Date).

   (i) Treatment of Interest and Original Issue Discount. The New Senior Notes should be treated as issued with OID to the extent projected payments provided for under the New Senior Notes (as described below) exceed the "issue price" of the New Senior Notes. In general, the "issue price" of the New Senior Notes will be equal to their fair market value at the time of issuance. Thus, for federal income tax purposes, the stated interest and Contingent Interest on the New Senior Notes will be treated as components of the OID, and will not be recognized as income separately.

   Because mandatory pre-payments of both stated interest and principal are contingent upon cash flow, and payments of Contingent Interest beyond such amounts (up to $100 million) may also be made depending upon cash flow, the New Senior Notes will be governed by the Treasury Regulations applicable to contingent payment debt instruments. In general, under such Treasury Regulations, each holder of a New Senior Note will be required to accrue the OID in respect of its New Senior Note under the noncontingent bond method, and include such amount in its gross income as interest, over the term of the note based on the constant interest method and the yield to maturity of the note, as described below. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of Cash in respect of such income.

   Under the Treasury Regulations, the yield to maturity will be the comparable yield at which Reorganized FNV Group would issue a comparable fixed rate debt instrument with terms and conditions similar to those of the New Senior Notes, including the level of subordination, term, timing of payments and general market conditions. No adjustment is made for the riskiness of the contingencies or the liquidity of the debt instrument. The comparable yield must be determined in good faith to be a reasonable yield for Reorganized FNV Group.

   In addition, Reorganized FNV Group must determine a projected payment schedule based on the reasonably expected value of the contingent payments as of the issue date but adjusted to the extent necessary to produce the comparable yield, taking into account the issue price and the terms of the New Senior Notes. Further adjustments may be required to the projected payment schedule if and when a payment becomes fixed more than six months prior to the projected payment date.

   The adjusted issue price of each New Senior Note at the beginning of each annual accrual period will be multiplied by the New Senior Note's comparable yield and the daily portions of the amount so determined will constitute the interest to be included in the holder's income for the days in the period during which the New Senior Note was held.

   If, during any taxable year, a holder of a New Senior Note receives actual payments with respect to such note for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, such holder will have additional interest income for the taxable year equal to such excess. If actual payments for the taxable year are in the aggregate less than the amount of projected payments for that taxable year, such holder will first reduce its interest income (i.e., its accrual of the OID) on the New Senior Note for that taxable year and then, in the event such reduction would produce a "negative" amount for the year, such negative amount will be (i) currently deductible as an ordinary loss to the extent of any prior interest included in income with respect to the note (which was not previously reversed by similar negative amounts in prior years), and (ii) otherwise carried forward and taken into account in determining the next year's adjustment.

   If, upon sale, exchange or retirement of a New Senior Note, after taking into account the determination of any interest accrual for such year, the above adjustment would produce a "negative" amount, such amount will reduce such holder's amount realized on such sale, exchange or retirement. See "Sale, Exchange or Redemption of the New Senior Notes," below.

   A holder's tax basis in a New Senior Note generally will be increased by the interest previously accrued thereon based on the comparable yield and decreased by the projected amount of any contingent payments previously made on such New Senior Note to the holder, whether denominated as interest or principal.

   The Debtors will be required to provide the projected payment schedule to the holders of New Senior Notes in accordance with the Treasury Regulations. Such projected payment schedule will be binding upon each holder of a New Senior Note, unless such schedule is unreasonable and a holder determines its own projected payment schedule and explicitly discloses to the IRS such determination and the reason therefor in its federal income tax return for the taxable year that includes the acquisition date of the New Senior Notes. In addition, the Debtors will also provide a Form 1099 to holders of New Senior Notes reflecting OID accruals, as required by law.

   If the comparable yield as determined by Reorganized FNV Group is successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by the company. Moreover, in such event, the projected payment schedule could differ materially from that previously determined.

   The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder's interest (OID) accruals and adjustments thereof in respect of the New Senior Notes for federal income tax purposes, and do not constitute a projection or representation regarding the actual amounts payable on the New Senior Notes.

   (ii) High-Yield Discount Obligation Rules. As discussed above (see "Consequences to the Debtors--Issuance of the New Senior Notes," above), certain debt obligations that are issued with substantial OID and have a maturity of over five years are treated as applicable high yield discount obligations (AHYDOs) within the meaning of the Tax Code. With respect to such obligations, a portion of a corporate holder's income with respect to such accrued OID may be treated as a dividend for purposes of the dividend-received-deduction to the extent such amount would be so treated if it had been a distribution made by the issuer with respect to its stock (that is, to the extent the issuer has sufficient earnings and profits such that a distribution in respect of stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received-deduction).

   (iii) Sale, Exchange or Redemption of the New Senior Notes. In general, any gain realized upon the disposition of a New Senior Note will be treated as interest income, while any loss will be treated as ordinary or capital depending upon the circumstances. See "Treatment of Interest and Original Issue Discount," above. Each holder of an Allowed General Unsecured Claim (other than a Convenience Claim) against FNV Capital is urged to consult its own tax advisors regarding the tax consequences of the disposition of a New Senior Note.

 3. Consequences to Holders of Debt Securities (S) 510(b) Claims and Equity Securities (S) 510(b) Claims

   Pursuant to the Plan, holders of Allowed Debt Securities (S) 510(b) Claims against FNV Capital, Allowed Debt Securities (S) 510(b) Claims against FNV Mezzanine and Allowed Equity Securities (S) 510(b) Claims against FNV Group will be entitled to receive New Group Preferred Stock, Additional Mezzanine Common Stock, and Additional Group Common Stock, respectively, in satisfaction of their Claims.

   The federal income tax consequences of the treatment of Allowed Debt Securities (S) 510(b) Claims and Allowed Equity Securities (S) 510(b) Claims are complex and depend, in part, upon whether the holder continues to hold the debt or equity underlying such holder's securities' law Claim and whether the holder of such Claim is the original holder thereof. Each holder of a Debt Securities (S) 510(b) Claim or Equity Securities (S) 510(b) Claim is urged to consult its tax advisor regarding the tax consequences of the treatment of its Claim, including whether the receipt of consideration pursuant to the Plan will be treated as a taxable or tax-free exchange, and the tax consequences of the ownership and disposition of any New Group Preferred Stock, Additional Mezzanine Common Stock, and Additional Group Common Stock received.

 4. Withholding

   All distributions to holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C. Consequences to Holders of Allowed Interests

 1. Holders of Interests in FNV Group

   Pursuant to the Plan, holders of Allowed Interests in FNV Group will retain their Interests subject to certain modifications to the charter provisions with respect to such Interests. The changes to the charter provisions may constitute a "recapitalization" for federal income tax purposes. Whether or not so treated, the holder of an Allowed Interest in FNV Group generally should not recognize gain or loss as a result of such charter modifications and should retain its aggregate tax basis and holding period in its Interest.

 2. Holders of Allowed TOPrS Interests

   Pursuant to the Plan, holders of Allowed TOPrS Interests will receive Cash and New Senior Notes in exchange for their Interests. For federal income tax purposes, FNV Trust has been treated as a disregarded entity and the holders of the Allowed TOPrS Interests have been treated as owning a pro rata share of the Group Subordinated Debentures held by FNV Trust. Accordingly, for federal income tax purposes, holders of Allowed TOPrS Interests will be treated as exchanging their proportionate share of the Group Subordinated Debentures in exchange for Cash and New Senior Notes.

   The federal income tax consequences of the Plan to holders of Allowed TOPrS Interests depend, in part, on whether the Group Subordinated Debentures and the New Senior Notes constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. However, the characterization of debt obligations with a weighted average maturity greater than five years but fewer than ten years is unclear. Each holder of an Allowed TOPrS Interest is urged to consult its tax advisor regarding the status of the underlying Group Subordinated Debentures and the New Senior Notes as "securities."

   (a) Treatment of Exchange as Recapitalization. If, for federal income tax purposes, both the Group Subordinated Debentures and the New Senior Notes constitute "securities," the receipt by a holder of an Allowed TOPrS Interest of New Senior Notes in partial satisfaction of the holder's allocable share of the Group Subordinated Debentures would be a "recapitalization" for federal income tax purposes. As a consequence, in general, the holder would not recognize loss upon such exchange, but would recognize gain (computed as described below, under C.2.(b), Treatment of Exchange as Non-Recapitalization), if any, to the extent of Cash received in the exchange, excluding the portion thereof allocable to accrued but unpaid dividends. (See the discussion below for the tax consequences of the receipt of Cash in respect of accrued and unpaid prepetition and postpetition dividends attributable to the Allowed TOPrS Interests.) The character and timing of such gain would also be determined in accordance with the principles discussed below with respect to treatment of the exchange as a non-recapitalization.

   If the exchange by holders of Allowed TOPrS Interests is treated as a "recapitalization," a holder will have an aggregate tax basis in the New Senior Notes received equal to the holder's adjusted tax basis in its Allowed TOPrS Interest (including any claim for accrued but unpaid dividends) increased by any gain or income recognized in respect thereof, and decreased by the amount of Cash received (including to the extent allocable to accrued and unpaid dividends) and any deductions claimed in respect of any previously accrued and unpaid dividends. A holder's holding period for New Senior Notes in this instance will include that holder's holding period for the Allowed TOPrS Interest.

   (b) Treatment of Exchange as Non-Recapitalization. On the other hand, it is possible that, for federal income tax purposes, either the Group Subordinated Notes or the New Senior Notes will not be treated as "securities." In that case, holders of Allowed TOPrS Interests who receive Cash and New Senior Notes will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Interest (other than any claim for accrued but unpaid dividends), and (ii) the holder's adjusted tax basis in its Interest (excluding the portion, if any, of such tax basis allocable to accrued but unpaid dividends). (See the discussion below for the tax consequences of the receipt of Cash in respect of accrued and unpaid dividends attributable to the Allowed TOPrS Interests.)

   For these purposes, the "amount realized" by a holder will equal the sum of the Cash and the "issue price" of any New Senior Notes received by the holder (see discussion above concerning the "issue price" of the New Senior Notes, captioned Treatment of Interest and Original Issue Discount). Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction. A holder's tax basis in any New Senior Notes received will equal the "issue price" of such notes. If the exchange is not treated as a recapitalization, the holding period for New Senior Notes generally will begin the day following the issuance thereof.

   (c) Distribution in Discharge of Accrued Dividends. As noted above, holders of the Allowed TOPrS Interests are treated, for tax purposes, as holding direct interests in the underlying Group Subordinated Debentures; as such, payments under the Plan for accrued and unpaid dividends should be treated as payments to holders of the underlying interest. Pursuant to the Plan, holders of Allowed TOPrS Interests will receive a Cash distribution equal to 75% of the amount of accrued and unpaid dividends attributable to such Interests. There is no assurance that such allocation would be respected by the IRS. In general, to the extent that any amount received (whether Cash or other property) by a holder of debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Interest is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid dividends (or interest) for tax purposes.

   (d) Market Discount. A holder that purchased its Interest from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim as of the date of the exchange.

   To the extent that a holder's Interest constitutes a "security" and is exchanged in a "recapitalization" for federal income tax purposes, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon such exchange would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and arguably even without issuance of regulations), any holder of an Interest that is exchanged in a "recapitalization" would carry over any accrued market discount incurred in respect of such Interest to the New Senior Notes received, such that any gain recognized by the holder upon a subsequent disposition of such New Senior Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

   (e) Ownership and Disposition of the New Senior Notes. Generally, the federal income tax consequences to a holder of an Allowed TOPrS Interest of owning and disposing of a New Senior Note will be the same as those applicable to the holders of Allowed General Unsecured Claims (subject to the discussion above regarding market discount in the event the exchange by holders of such Interests is treated as a "recapitalization"). For a discussion of the tax treatment of owning and disposing of the New Senior Notes, see the discussion above captioned Ownership and Disposition of the New Senior Notes.

   THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                     XII.

                                  CONCLUSION

   This Disclosure Statement has been prepared and presented for the purpose of permitting all creditors and stockholders to make an informed judgment to accept or reject the Plan. Please read this Disclosure Statement and the Plan in full and consult with your counsel if you have questions.

   If the Plan is confirmed, its terms and conditions will be binding on all creditors and stockholders whether or not they accept the Plan and whether or not they receive distributions under the Plan. The Debtors believe that acceptance of the Plan by creditors and stockholders is in their best interest and that confirmation of the Plan will provide the best recovery for creditors and stockholders.

                                          The FINOVA Group Inc., et al.,
                                           Debtors

                                                  /s/ William J. Hallinan
                                          By: _________________________________
                                                    William J. Hallinan
                                            Authorized Officer for the Debtors

                                          Richards, Layton & Finger, P.a.

                                                  /s/ Deborah E. Spivack
                                          By: _________________________________
                                             Mark D. Collins (No. 2981)
                                             Daniel J. DeFranceschi (No. 2732)
                                             Deborah E. Spivack (No. 3220)
                                             One Rodney Square
                                             P. O. Box 551
                                             Wilmington, Delaware 19899
                                             Telephone: (302) 658-6541
                                             Facsimile: (302) 658-6548

                                             -and-

                                             Jonathan M. Landers
                                             Janet M. Weiss
                                             M. Natasha Labovitz
                                             Thayer H. Thompson
                                             GIBSON, DUNN & CRUTCHER LLP
                                             200 Park Avenue
                                             New York, New York 10166-0193
                                             Telephone: (212) 351-4000
                                             Facsimile: (212) 351-4035

                                             Attorneys for Debtors


Dated: June 13, 2001
Wilmington, Delaware

                                                                       EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                    Chapter 11


The FINOVA Group Inc.,                    Case Nos. 01-0697 (PJW) through
FINOVA Capital Corporation,               01-0705 (PJW)

FINOVA (Canada) Capital Corporation,
FINOVA Capital plc,                       Jointly Administered
FINOVA Loan Administration Inc.,          Case No. 01-0697 (PJW)
FINOVA Mezzanine Capital Inc.,
FINOVA Portfolio Services, Inc.,
FINOVA Technology Finance, Inc., and
FINOVA Finance Trust,

Debtors.

            THIRD AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
               OF DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.           GIBSON, DUNN & CRUTCHER LLP


Mark D. Collins (No. 2981)                Jonathan M. Landers
Daniel J. DeFranceschi (No. 2732)         Janet M. Weiss
Deborah E. Spivack (No. 3220)             M. Natasha Labovitz
One Rodney Square                         The Met Life Building
P. O. Box 551                             200 Park Avenue
Wilmington, Delaware 19899                New York, New York 10166-0193


Telephone: (302) 658-6541                 Telephone: (212) 351-4000
Facsimile: (302) 658-6548                 Facsimile: (212) 351-4035

                              Counsel for Debtors
                              Dated: June 13, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
  INTRODUCTION............................................................    7

  ARTICLE I. DEFINED TERMS AND RULES OF INTERPRETATION....................    7
    A.  Scope of Definitions..............................................    7
    B.  Definitions.......................................................    7
        1.1.    Additional Group Common Stock.............................    7
        1.2.    Additional Mezzanine Common Stock.........................    7
        1.3.    Administrative Bar Date...................................    7
        1.4.    Administrative Claim......................................    7
        1.5.    Affiliate.................................................    7
        1.6.    Allowed...................................................    7
        1.7.    Allowed Claim.............................................    7
        1.8.    Allowed Interest..........................................    8
        1.9.    Ballot....................................................    8
        1.10.   Bank Claims...............................................    8
        1.11.   Bank Credit Agreements....................................    8
        1.12.   Bankruptcy Code...........................................    8
        1.13.   Bankruptcy Court..........................................    8
        1.14.   Bankruptcy Rules..........................................    8
        1.15.   Bar Date..................................................    8
        1.16.   Bar Date Order............................................    8
        1.17.   Berkadia..................................................    8
        1.18.   Berkadia Credit Agreement.................................    8
        1.19.   Berkadia Loan.............................................    8
        1.20.   Berkadia Loan Documents...................................    8
        1.21.   Berkadia Parties..........................................    9
        1.22.   Berkshire.................................................    9
        1.23.   Business Day..............................................    9
        1.24.   Cash or $.................................................    9
        1.25.   Chapter 11 Case...........................................    9
        1.26.   Claim.....................................................    9
        1.27.   Class.....................................................    9
        1.28.   Commitment Letter.........................................    9
        1.29.   Confirmation..............................................    9
        1.30.   Confirmation Date.........................................    9
        1.31.   Confirmation Hearing......................................    9
        1.32.   Confirmation Order........................................    9
        1.33.   Convenience Claim.........................................    9
        1.34.   Contingent Interest.......................................    9
        1.35.   Creditor..................................................    9
        1.36.   Cure Amount...............................................    9
        1.37.   Debt Securities...........................................    9
        1.38.   Debt Securities Claims....................................    9
        1.39.   Debt Securities (S) 510(b) Claims.........................    9
        1.40.   Debt Securities Indentures................................   10
        1.41.   Dilutive Issuance.........................................   10
        1.42.   Debtor....................................................   10
        1.43.   Disbursing Agent..........................................   10
        1.44.   Disclosure Statement......................................   10

                                                                            Page
                                                                            ----
        1.45.   Disputed Claim............................................   10
        1.46.   Distribution Address......................................   10
        1.47.   Distribution Date.........................................   10
        1.48.   Distribution Record Date..................................   10
        1.49.   Effective Date............................................   10
        1.50.   Equity Securities (S) 510(b) Claims.......................   10
        1.51.   Estate....................................................   10
        1.52.   Excess Amount.............................................   10
        1.53.   Final Order...............................................   10
        1.54.   FNV Canada................................................   11
        1.55.   FNV Capital...............................................   11
        1.56.   FNV Capital Intercompany Loans............................   11
        1.57.   FNV Group.................................................   11
        1.58.   FNV Loan..................................................   11
        1.59.   FNV Mezzanine.............................................   11
        1.60.   FNV Portfolio.............................................   11
        1.61.   FNV Technology............................................   11
        1.62.   FNV Trust.................................................   11
        1.63.   FNV UK....................................................   11
        1.64.   Fully Diluted Basis.......................................   11
        1.65.   General Unsecured Claim...................................   11
        1.66.   Group Subordinated Debentures.............................   11
        1.67.   Group Subordinated Debenture Claim........................   11
        1.68.   Group Subordinated Debenture Indenture....................   12
        1.69.   Indenture Trustees........................................   12
        1.70.   Intercompany Note.........................................   12
        1.71.   Intercompany Claim........................................   12
        1.72.   Interest..................................................   12
        1.73.   IRS.......................................................   12
        1.74.   Leucadia..................................................   12
        1.75.   Leveraged Leases..........................................   12
        1.76.   Letter Agreement..........................................   12
        1.77.   Lien......................................................   12
        1.78.   Loan Commitments..........................................   12
        1.79.   Management Agreement......................................   12
        1.80.   New Corporate Documents...................................   12
        1.81.   New Group Preferred Stock.................................   12
        1.82.   New Senior Notes..........................................   12
        1.83.   New Senior Notes Indenture................................   12
        1.84.   Objection.................................................   12
        1.85.   Official Committees.......................................   12
        1.86.   Ordinary Course of Business Order.........................   13
        1.87.   Ordinary Course Professional..............................   13
        1.88.   Ordinary Course Professional Order........................   13
        1.89.   Other Priority Claim......................................   13
        1.90.   Person....................................................   13
        1.91.   Petition Date.............................................   13
        1.92.   Plan......................................................   13
        1.93.   Plan Supplement...........................................   13
        1.94.   Priority Tax Claim........................................   13
        1.95.   Professionals.............................................   13

                                                                          Page
                                                                          ----
        1.96.   Professional Fees.......................................   13
        1.97.   Pro Rata Share..........................................   13
        1.98.   Reinstated or Reinstatement.............................   14
        1.99.   Reorganized.............................................   14
        1.100.  Restructuring Documents.................................   14
        1.101.  Restructuring Transactions..............................   14
        1.102.  Retirement Agreements...................................   14
        1.103.  Retirement Plan.........................................   14
        1.104.  Rights Plan.............................................   14
        1.105.  Schedules...............................................   14
        1.106.  Secondary Liability Claim...............................   14
        1.107.  Secured Claim...........................................   14
        1.108.  Securities Litigation...................................   14
        1.109.  Tax Code................................................   15
        1.110.  TOPrS...................................................   15
        1.111.  TOPrS Interests.........................................   15
        1.112.  Unclaimed Property......................................   15
        1.113.  Voting Deadline.........................................   15
        1.114.  Voting Record Date......................................   15
    C.  Rules of Interpretation.........................................   15
    D.  Computation of Time.............................................   15

  ARTICLE II. ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS...........   15
        2.1.    Administrative Claims...................................   15
        2.2.    Bar Date for Administrative Claims......................   16
                Professional Compensation and Expense Reimbursement
        2.3.    Claims..................................................   16
        2.4.    Priority Tax Claims.....................................   16

  ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS...................   17
        3.1.    FNV Group Plan..........................................   17
        3.2.    FNV Capital Plan........................................   17
        3.3.    FNV Canada Plan.........................................   17
        3.4.    FNV UK Plan.............................................   18
        3.5.    FNV Loan Plan...........................................   18
        3.6.    FNV Mezzanine Plan......................................   18
        3.7.    FNV Portfolio Plan......................................   18
        3.8.    FNV Technology Plan.....................................   19
        3.9.    FNV Trust Plan..........................................   19

  ARTICLE IV. IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND
   INTERESTS............................................................   19
        4.1.    Unimpaired Classes of Claims and Interests..............   19
        4.2.    Impaired Classes of Claims and Interests................   20
        4.3.    Impairment Dispute......................................   20

  ARTICLE V. TREATMENT OF CLAIMS AND INTERESTS..........................   21
        5.1.    FNV Group Plan..........................................   21
        5.2.    FNV Capital Plan........................................   22
        5.3.    FNV Canada Plan.........................................   22
        5.4.    FNV UK Plan.............................................   23
        5.5.    FNV Loan Plan...........................................   23
        5.6.    FNV Mezzanine Plan......................................   24
        5.7.    FNV Portfolio Plan......................................   25
        5.8.    FNV Technology Plan.....................................   25

                                                                           Page
                                                                           ----
        5.9.    FNV Trust Plan..........................................    26
        5.10.   Debtor's Election of Claim Treatment....................    27
                Special Provisions Regarding Treatment of Certain
        5.11.   Claims..................................................    27

  ARTICLE VI. THE RESTRUCTURING TRANSACTION AND THE EFFECT OF THE PLAN
   ON CLAIMS AND INTERESTS..............................................    29
                Continued Corporate Existence and Vesting of Assets in
        6.1.    the Reorganized Debtors.................................    29
        6.2.    The Restructuring Transactions..........................    29
        6.3.    Corporate Governance, Directors and Officers,
                Employment-Related Agreements and Compensation
                Programs................................................    30
        6.4.    Obtaining Cash and Securities for Plan Distributions and
                Transfers of Funds and Securities Among the Debtors.....    32
        6.5.    Preservation of Rights of Action........................    32
        6.6.    Effect of Plan on Certain Securities....................    32
        6.7.    Effectuating Documents; Further Transactions; Exemption
                from Certain Transfer Taxes.............................    32

  ARTICLE VII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................    33
                Executory Contracts and Unexpired Leases to be
        7.1.    Rejected................................................    33
        7.2.    Executory Contracts and Unexpired Leases to be Assumed..    33
        7.3.    Special Executory Contract and Unexpired Lease Issues
                and Treatment of the Retirement Plan....................    34

  ARTICLE VIII. PROVISIONS REGARDING VOTING AND CONFIRMATION
   REQUIREMENTS.........................................................    35
        8.1.    Voting of Claims and Interests..........................    35
        8.2.    Confirmability and Severability of Plan.................    35
        8.3.    Nonconsensual Confirmation..............................    36

  ARTICLE IX. IMPLEMENTATION OF THE PLAN................................    36
        9.1.    General Distribution Provisions.........................    36
                Method of Making Distributions to Disputed Claims and
        9.2.    Disputed Interests......................................    38
        9.3.    Estimation of Disputed Claims...........................    38
        9.4.    Treatment of Unclaimed Property.........................    38
                Surrender of Instruments, Securities and Other
        9.5.    Documentation...........................................    38

  ARTICLE X. DISCHARGE, TERMINATION, INJUNCTION AND RELEASES............    39
        10.1.   Discharge of Debtors....................................    39
        10.2.   Injunction Related to the Discharge.....................    39
        10.3.   Release of Liens........................................    40
        10.4.   Term of Bankruptcy Injunction or Stays..................    40
        10.5.   Releases................................................    40

  ARTICLE XI. CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE.............    41
        11.1.   Conditions to Confirmation..............................    41
        11.2.   Conditions to the Effective Date........................    41
        11.3.   Waiver of Conditions....................................    42
        11.4.   Effect of Failure of Conditions.........................    42

  ARTICLE XII. ADMINISTRATIVE PROVISIONS................................    42
        12.1.   Retention of Jurisdiction...............................    42

  ARTICLE XIII. MISCELLANEOUS PROVISIONS................................    43
        13.1.   Plan Supplement.........................................    43
        13.2.   Termination of Official Committees......................    43
                Employment and Payment of Debtors' Professionals After
        13.3.   Effective Date..........................................    43

                                                                           Page
                                                                           ----
        13.4.        Limitation of Liability............................    43
        13.5.        Amendment or Modification of Plan..................    44
        13.6.        Severability.......................................    44
        13.7.        Inconsistency......................................    44
        13.8.        Revocation or Withdrawal of Plan...................    44
        13.9.        Governing Law......................................    44
        13.10.       Binding Effect.....................................    45
        13.11.       Headings...........................................    45
        13.12.       Notices............................................    45

 Exhibit 1.11     -- Bank Credit Agreements
 Exhibit 1.37     -- Debt Securities
 Exhibit 1.69     -- Indenture Trustees
 Exhibit 1.75     -- Leveraged Leases
 Exhibit 1.81     -- New Group Preferred Stock Term Sheet
                     Berkadia Loan Term Sheet (Loan Documents to be
 Exhibit 6.2(a)   -- provided in Plan Supplement)
                     New Senior Notes Term Sheet (Indenture to be
 Exhibit 6.2(c)(1)-- provided in Plan Supplement)
 Exhibit 6.2(c)(2)-- Intercompany Note Term Sheet (Intercompany Note to
                     be provided in Plan Supplement)
 Exhibit 6.3(a)   -- New Corporate Documents (to be provided in Plan
                     Supplement)
 Exhibit 6.3(b)   -- Board of Directors for FNV Group (to be provided in
                     Plan Supplement)
 Exhibit 6.3(c)   -- Board of Directors for other Debtors (to be
                     provided in Plan Supplement)
 Exhibit 7.1      -- List of Rejected Executory Contracts/Unexpired
                     Leases (to be provided in Plan Supplement)
 Exhibit 7.2      -- List of Assumed Executory Contracts/Unexpired
                     Leases (to be provided in Plan Supplement)

                                 INTRODUCTION

  The FINOVA Group Inc. and the other debtors in the above-captioned jointly administered chapter 11 cases (collectively, the "Debtors") propose the following third amended and restated plan of reorganization (the "Plan") for the resolution of the Debtors' outstanding creditor claims and equity interests. Reference is made to the Debtors' third amended and restated disclosure statement, filed contemporaneously with the Plan (the "Disclosure Statement"), for a discussion of the Debtors' history, businesses, properties, results of operations and projections for future operations, and for a summary and analysis of the Plan and certain related matters. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. (S) 1129. All holders of claims against and equity interests in the Debtors are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

                                  ARTICLE I.

                   DEFINED TERMS AND RULES OF INTERPRETATION

A. Scope of Definitions

  For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B. Definitions

  1.1. Additional Group Common Stock means the common stock of Reorganized FNV Group to be issued pursuant to the Plan, which common stock shall have a par value of $0.01 per share.

  1.2. Additional Mezzanine Common Stock means the common stock of Reorganized FNV Mezzanine that may be issued pursuant to the Plan, which common stock shall have a par value of $1.00 per share.

  1.3. Administrative Bar Date shall have the meaning set forth in Section
2.2.

  1.4. Administrative Claim means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors; (b) the costs of curing defaults under leases and executory contracts assumed pursuant to Article VII;
(c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; (d) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. (S)(S) 1911-1930; and (e) all Intercompany Claims arising on or after the Petition Date.

  1.5. Affiliate means an "affiliate," as defined in section 101(2) of the Bankruptcy Code.

  1.6. Allowed means an Allowed Claim or an Allowed Interest in a particular Class or specified category.

  1.7. Allowed Claim means

    (a) a Claim against a Debtor, proof of which was filed on or before the Bar Date, as to which no Objection has been timely interposed; or

    (b) a Claim against a Debtor, for which no proof of Claim or motion for allowance of Claim was filed on or before the Bar Date, that has been or hereafter is listed by a Debtor in its Schedules (as such Schedules may be amended from time to time) as liquidated in amount and not disputed or contingent as to liability, and as to which no Objection has been timely interposed; or

    (c) any other Claim against a Debtor, to the extent that such Claim has been allowed (i) by a Final Order (including any such order that is termed "Stipulation and Order"); or (ii) pursuant to the express terms of this Plan.

  1.8. Allowed Interest means an Interest that (a) was registered or listed as of the Distribution Record Date in a stock register that is maintained by or on behalf of a Debtor and (b) either (i) has not been the subject of any Objection or (ii) has been allowed (A) by a Final Order (including any such order that is termed "Stipulation and Order") or (B) pursuant to the express terms of this Plan.

  1.9. Ballot means the form or forms distributed by the Debtors to each holder of an impaired Claim or impaired Interest on which the holder is to indicate acceptance or rejection of this Plan.

  1.10. Bank Claims means, collectively, all Claims asserted pursuant to the Bank Credit Agreements.

  1.11. Bank Credit Agreements means, collectively, all prepetition credit agreements as listed and defined on Exhibit 1.11.

  1.12. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases as filed on the Petition Date. No amendment to the Bankruptcy Code enacted after the Petition Date shall be applicable to these Chapter 11 Cases except to the extent that a statute expressly provides that the amendment shall have retroactive effect to cases pending on the Petition Date.

  1.13. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or, if such court ceases to exercise jurisdiction over any Chapter 11 Case or proceeding thereof, such court or adjunct thereof having jurisdiction over such case or proceeding in lieu of the United States Bankruptcy Court for the District of Delaware.

  1.14. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as amended from time to time, as applicable to the Chapter 11 Cases as filed on the Petition Date. No amendment to the Bankruptcy Rules effected after the Petition Date shall be applicable to these Chapter 11 Cases except to the extent that a statute or rule expressly provides that the amendment shall have retroactive effect to cases pending on the Petition Date.

  1.15. Bar Date means the applicable deadline by which a proof of Claim, proof of Interest or motion for allowance of Claim must have been or must be filed, as established by this Plan or an order of the Bankruptcy Court including, but not limited to, the Bar Date Order and the Confirmation Order. The term "Bar Date" shall include any applicable deadline for filing Administrative Claims, including Claims for Professional Fees, or Claims arising from rejection of executory contracts and unexpired leases.

  1.16. Bar Date Order means an order or orders to be entered by the Bankruptcy Court setting procedures and a deadline for the filing of proofs of Claim, including any order regarding Administrative Claims, and, if appropriate, proofs of Interest.

  1.17. Berkadia means Berkadia LLC, a Delaware limited liability company whose members are Berkshire and Leucadia or their respective subsidiaries.

  1.18. Berkadia Credit Agreement shall have the meaning ascribed thereto in
Section 6.2.

  1.19. Berkadia Loan shall have the meaning ascribed thereto in Section
6.2(a).

  1.20. Berkadia Loan Documents means the collective reference to the Berkadia Credit Agreement and any and all exhibits, schedules, instruments or other documents, including guarantees and pledge and security agreements, as well as all other collateral documents, created or executed pursuant thereto.

  1.21. Berkadia Parties means Berkadia, Berkshire and/or Leucadia (or their respective subsidiaries, as shall be designated by Berkadia, Berkshire and Leucadia).

  1.22. Berkshire means Berkshire Hathaway Inc., a Delaware corporation.

  1.23. Business Day means any day, other than a Saturday, Sunday or legal holiday, as such term is defined in Bankruptcy Rule 9006(a).

  1.24. Cash or $ means legal tender of the United States of America and equivalents thereof, except as specified in Section 9.1(c).

  1.25. Chapter 11 Case means the case of any Debtor under chapter 11 of the Bankruptcy Code, as currently being administered in the Bankruptcy Court under Chapter 11 Case Nos. 01-0697 (PJW) through 01-0705 (PJW).

  1.26. Claim means a "claim," as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

  1.27. Class means a category of holders of Claims or Interests, as described in Article III.

  1.28. Commitment Letter means that certain Commitment Letter among Berkshire, Leucadia, Berkadia, FNV Group and FNV Capital, dated February 26, 2001, including all documents annexed thereto, as amended and modified by letter agreements dated May 2, 2001, May 30, 2001 and June 10, 2001 and by the Letter Agreement, as approved by the Bankruptcy Court on June 13, 2001, and as the Commitment Letter and annexed documents may be or may have been further amended, modified or supplemented from time to time.

  1.29. Confirmation means issuance by the Bankruptcy Court of the Confirmation Order.

  1.30. Confirmation Date means the date on which the Bankruptcy Court issues the Confirmation Order.

  1.31. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider Confirmation, as such hearing may be adjourned or continued from time to time.

  1.32. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

  1.33. Convenience Claim means (a) an Allowed General Unsecured Claim (other than a Bank Claim or Debt Securities Claim) in an amount equal to or less than $25,000 or (b) an Allowed General Unsecured Claim (other than a Bank Claim or Debt Securities Claim) in an amount greater than $25,000 where the holder of such claim has made an election to reduce the Allowed amount of such Claim to $25,000 or less pursuant to Section 5.11(d).

  1.34. Contingent Interest means the Pro Rata Share of an aggregate of up to $100 million that the holders of the New Senior Notes may have the right to receive pursuant to the terms of the New Senior Notes.

  1.35. Creditor means the holder of a Claim.

  1.36. Cure Amount means the amount necessary to cure defaults in any assumed executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

  1.37. Debt Securities means the prepetition debt instruments listed on
Exhibit 1.37, including all public notes issued by FNV Capital.

  1.38. Debt Securities Claims means, collectively, all Claims (other than Claims within the scope of section 510(b) of the Bankruptcy Code) asserted by holders of Debt Securities or pursuant to Debt Securities Indentures.

  1.39. Debt Securities (S) 510(b) Claims means, collectively, (a) all Claims asserted in the Securities Litigation on account of or for the benefit of the current or former holders of Debt Securities and (b) all other

Claims within the scope of section 510(b) of the Bankruptcy Code asserted by, on account of, or for the benefit of current or former holders of Debt Securities, whether or not outstanding on the Petition Date.

  1.40. Debt Securities Indentures means, collectively, all indentures pursuant to which the Debt Securities were issued.

  1.41. Dilutive Issuance shall have the meaning ascribed thereto in Section 5.11(f).

  1.42. Debtor means any of the above-captioned debtors and debtors in possession.

  1.43. Disbursing Agent means each Reorganized Debtor in its individual case, or its designee, or, in the case of FNV Trust, the Indenture Trustee for the Group Subordinated Debentures.

  1.44. Disclosure Statement means the disclosure statement relating to the Plan including all exhibits and schedules thereto and all documents incorporated by reference therein, in the form approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

  1.45. Disputed Claim means a Claim that (a) is not Allowed and (b) has not been disallowed or otherwise expunged by a Final Order.

  1.46. Distribution Address shall mean the address to which a particular distribution is to be mailed pursuant to Section 9.1(a).

  1.47. Distribution Date, when used with respect to each Claim and Interest, means the date of, or as soon as practicable after, the later of (a) the Effective Date and (b) 30 days after the date upon which the Claim or Interest becomes an Allowed Claim or Allowed Interest.

  1.48. Distribution Record Date means the Confirmation Date.

  1.49. Effective Date means the fifth Business Day, or such other day as shall be determined by the Debtors and Berkadia (in consultation with the Official Committees), after the satisfaction or waiver of all of the conditions specified in Section 11.2 other than those conditions to be satisfied or waived on the Effective Date.

  1.50. Equity Securities (S) 510(b) Claims means, collectively, (a) all Claims asserted in the Securities Litigation on account of or for the benefit of current or former holders of Interests or equity securities of any Debtor or predecessor thereof and (b) all other Claims within the scope of section 510(b) of the Bankruptcy Code asserted by, on account of, or for the benefit of current or former holders of Interests or equity securities of any Debtor or predecessor thereof, whether or not outstanding on the Petition Date.

  1.51. Estate means, as to each Debtor, the estate created for that Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

  1.52. Excess Amount means, with respect to Allowed Debt Securities (S) 510(b) Claims and Allowed Equity Securities (S) 510(b) Claims against any Debtor, the dollar amount, if any, that is the sole responsibility of that Debtor, in excess of, apart from or in connection with amounts which are or may be payable by, or obligations under, insurance policies available to satisfy such claims.

  1.53. Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, administrative agency or other tribunal, as entered on the docket in any Chapter 11 Case or such other court,
(a) which has not been reversed, stayed, modified or amended, and as to which the time to appeal, seek certiorari or move for reargument or rehearing has expired, and no appeal, petition for certiorari, or motion for reargument or rehearing has been timely taken, or (b) as to which any appeal has been taken, any petition for certiorari or motion for reargument or rehearing has been filed, and such appeal, petition or motion has been conclusively withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument or rehearing was sought.

  1.54. FNV Canada means FINOVA (Canada) Capital Corporation, a Canadian corporation, the Debtor in Chapter 11 Case No. 01-0699 (PJW).

  1.55. FNV Capital means FINOVA Capital Corporation, a Delaware corporation, the Debtor in Chapter 11 Case No. 01-0698 (PJW).

  1.56. FNV Capital Intercompany Loans means (a) the note made by FNV UK in favor of FNV Capital pursuant to that certain agreement dated on December 22, 1999 between FNV Capital and FNV UK and (b) the note made by FNV UK in favor of FNV Capital pursuant to that certain agreement dated March 19, 1992 among Greyhound Financial Corporation (predecessor-in-interest to FNV Capital) and Greyhound Bank plc and Greyhound Financial Services Limited (predecessors-in-interest to FNV UK).

  1.57. FNV Group means The FINOVA Group Inc., a Delaware corporation, the Debtor in Chapter 11 Case No. 01-0697 (PJW).

  1.58. FNV Loan means FINOVA Loan Administration Inc., a Utah corporation, the Debtor in Chapter 11 Case No. 01-0701 (PJW).

  1.59. FNV Mezzanine means FINOVA Mezzanine Capital Inc., a Tennessee corporation, the Debtor in Chapter 11 Case No. 01-0702 (PJW).

  1.60. FNV Portfolio means FINOVA Portfolio Services, Inc., an Arizona corporation, the Debtor in Chapter 11 Case No. 01-703 (PJW).

  1.61. FNV Technology means FINOVA Technology Finance, Inc., a Delaware corporation, the Debtor in Chapter 11 Case No. 01-704 (PJW).

  1.62. FNV Trust means FINOVA Finance Trust, a Delaware business trust, the Debtor in Chapter 11 Case No. 01-705 (PJW).

  1.63. FNV UK means FINOVA Capital plc, a United Kingdom corporation, the Debtor in Chapter 11 Case No. 01-700 (PJW).

  1.64. Fully Diluted Basis means, with respect to the calculation of a percentage of stock ownership at any date, such calculation performed (a) assuming the exercise of all options, warrants and rights of conversion or exchange that were not cancelled or expunged by the Plan and that are outstanding or in effect as of the Effective Date and as of the date of calculation, provided, however, that for the purposes of this calculation no effect shall be given to potential issuances of Additional Common Stock to Securities Litigation claimants, unless, until and except to the extent that such stock is actually issued, and (b) giving effect to all actual issuances of stock pursuant to the Plan, whether on or after the Effective Date, but not giving effect to any post-Effective Date issuance of stock not expressly contemplated and required by the Plan.

  1.65. General Unsecured Claim means a Claim that is not secured by a valid, perfected and enforceable Lien against property of a Debtor (including, without limitation, any Debt Securities Claim, Bank Claim or Intercompany Claim), other than an Administrative Claim, a Debt Securities (S) 510(b) Claim, an Equity Securities (S) 510(b) Claim, a Group Subordinated Debentures Claim, an Other Priority Claim, or a Priority Tax Claim.

  1.66. Group Subordinated Debentures means the 5 1/2% Convertible Subordinated Debentures due 2016 issued by FNV Group pursuant to the Group Subordinated Debenture Indenture.

  1.67. Group Subordinated Debenture Claim means, collectively, all claims asserted pursuant to the Group Subordinated Debentures.

  1.68. Group Subordinated Debenture Indenture means the Indenture between FNV Group and Fleet National Bank, as Trustee, dated as of December 11, 1996 providing for the issuance of 5 1/2% Convertible Subordinated Debentures due 2016.

  1.69. Indenture Trustees means, collectively, all indenture trustees as listed and defined on Exhibit 1.69, or their successors.

  1.70. Intercompany Note shall have the meaning set forth in Section 6.2(c).

  1.71. Intercompany Claim means a Claim held by a Debtor or an Affiliate that arose, either before or after the Petition Date, under any intercompany transaction as reflected in the Debtors' books and records.

  1.72. Interest means the rights of the holders of shares of equity securities of any Debtor authorized, issued and outstanding as of the Petition Date.

  1.73. IRS means the Internal Revenue Service.

  1.74. Leucadia means Leucadia National Corporation, a New York corporation.

  1.75. Leveraged Leases means the leases set forth on the attached Exhibit 1.75, as such Exhibit may be amended from time to time before Confirmation.

  1.76. Letter Agreement means the letter agreement dated June 13, 2001 among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital modifying, subject to Bankruptcy Court approval, certain terms of the Berkadia Loan and the New Senior Notes.

  1.77. Lien has the meaning set forth in section 101(37) of the Bankruptcy Code; provided, however, that a lien avoided in accordance with sections 544, 545, 546, 547, 548 or 549 of the Bankruptcy Code shall not constitute a Lien.

  1.78. Loan Commitments means the commitments by each of the Debtors or any of their Affiliates to make loans, advances or other financial accommodations to their customers.

  1.79. Management Agreement means that certain Second Amended and Restated Management Services Agreement, dated as of June 10, 2001, among FNV Group, Leucadia and Leucadia International Corporation, a Utah corporation, as amended, supplemented or otherwise modified.

  1.80. New Corporate Documents shall have the meaning set forth in Section 6.3(a).

  1.81. New Group Preferred Stock means preferred stock of Reorganized FNV Group that may be issued to holders of Allowed Claims in Class FNV Capital-5 (Debt Securities (S) 510(b) Claims against FNV Capital), which shall have the terms and rights set forth in Exhibit 1.81.

  1.82. New Senior Notes means the secured notes to be issued by FNV Group pursuant to the New Senior Notes Indenture substantially in the form provided therein.

  1.83. New Senior Notes Indenture means the indenture to be entered into between FNV Group and the trustee named therein, substantially in the form of
Exhibit 6.2(c).

  1.84. Objection means an objection to the allowance of a Claim or Interest interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court.

  1.85. Official Committees means the committees of creditors and equity security holders that are or may be appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as the same may be constituted from time to time.

  1.86. Ordinary Course of Business Order means the Order (1) Authorizing the Debtors to (A) Renew, Increase and/or Fund Prepetition Commitments, (B) Honor Existing Servicing Obligations in the Ordinary Course of Business, (C) Sell or Lease Assets in the Ordinary Course of Business, (D) Manage Loan Portfolios in the Ordinary Course of Business, (E) Make Intercompany Loans, Payments and Transfers in the Ordinary Course of Business and (F) Pay Prepetition Claims to Preserve, Enhance and Maximize the Value of Estate Assets and/or to Effectuate Approved Transactions and (2) Authorizing and Directing Banks to Honor Checks and Fund Transfer Requests Relating to Such Approved Transactions, dated March 7, 2001.

  1.87. Ordinary Course Professional means a professional retained by a Debtor pursuant to the Ordinary Course Professional Order.

  1.88. Ordinary Course Professional Order means the Order Superseding March 7, 2001 Order Pursuant to 11 U.S.C. (S)(S) 105 and 327 Authorizing Retention and Compensation of Professionals Utilized in Ordinary Course of Business, dated March 30, 2001, and any subsequent amendments thereto or notices filed pursuant thereto authorizing the Debtors to retain, employ and compensate certain professionals in the ordinary course of the Debtors' businesses.

  1.89. Other Priority Claim means a Claim (or portion thereof), if any, entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

  1.90. Person means any individual, entity, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, estate, trust, unincorporated association or organization, Official Committee, ad hoc committee, governmental agency or political subdivision thereof, the United States Trustee, and any successors or assigns of any of the foregoing.

  1.91. Petition Date means March 7, 2001, the date on which the Debtors commenced the Chapter 11 Cases.

  1.92. Plan means this third amended and restated plan of reorganization for each of the Debtors, to the extent applicable to any Debtor, and all exhibits and schedules annexed hereto or referenced herein, as the same may be amended, modified or supplemented.

  1.93. Plan Supplement means the supplement, containing copies of certain exhibits or schedules to the Plan, which shall be filed with the Bankruptcy Court pursuant to Section 13.1.

  1.94. Priority Tax Claim means any Claim of a governmental unit entitled to priority under section 507(a)(8) of the Bankruptcy Code.

  1.95. Professionals means those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code, for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(1) of the Bankruptcy Code or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

  1.96. Professional Fees means the fees for professional services rendered, and expenses incurred in connection with such services, by Professionals.

  1.97. Pro Rata Share means the proportion that the amount of any Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in that Class, as of the date of determination, or, when used with respect to an Allowed Claim or Allowed Interest, the proportion that the amount of any Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in that Class.

  1.98. Reinstated or Reinstatement means rendering a Claim or Interest "unimpaired" within the meaning of section 1124 of the Bankruptcy Code.

  1.99. Reorganized means, when used with reference to a particular Debtor, such Debtor on and after the Effective Date.

  1.100. Restructuring Documents means the collective reference to the Commitment Letter and to the Berkadia Loan Documents, the New Senior Notes Indenture, the Management Agreement, the Intercompany Note, and any and all exhibits, schedules, instruments or other documents, including collateral documents, created or executed pursuant thereto.

  1.101. Restructuring Transactions means the transactions described in
Section 6.2.

  1.102. Retirement Agreements means (i) existing ERISA-qualified pension plans of any Debtor; (ii) existing unqualified Supplemental Employee Retirement Plans of any Debtor, (iii) existing obligations of FNV UK under individual pension arrangements with current or former employees, (iv) employer obligations under existing 401(k) plans of any Debtor and (v) existing retiree medical plans of any Debtor.

  1.103. Retirement Plan means The FINOVA Group Inc. Pension Plan, a tax qualified defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act ("ERISA"), as amended, 29 U.S.C. (S)(S)1301 et seq. (1994 & Supp. IV 1988).

  1.104. Rights Plan means the Rights Plan of FNV Group dated as of February 15, 1992, as amended and restated as of September 14, 1995, as further amended from time to time.

  1.105. Schedules means the Debtors' schedules of assets and liabilities and statements of financial affairs, as they may be amended from time to time, filed with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code.

  1.106. Secondary Liability Claim means a Claim against a Debtor as a guarantor of, or otherwise being jointly, severally, or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Claim based on: (a) guaranties of collection, payment or performance of an obligation of another Debtor; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; or
(f) any other joint or several liability that any Debtor may have in respect of any obligation of another Debtor that is the basis of a Claim.

  1.107. Secured Claim means any Claim that is (a) secured by a valid, perfected and enforceable Lien on or against property of a Debtor's Estate, but only to the extent of the value (as agreed to by the holder of such Claim and the Debtor or as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code) of the Claim holder's interest in the Estate's interest in the property securing the Claim or (b) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the amount subject to setoff and only if a valid proof of secured claim reflecting the setoff right is filed on or before the Bar Date.

  1.108. Securities Litigation means the following actions currently pending against the Debtors and/or their current or former officers and directors for alleged violations of securities laws and/or breaches of fiduciary duty: (i) In re FINOVA Group Inc. Securities Litigation, No. CIV 00-619-PHX-SMM, currently pending in the United States District Court for the District of Arizona; (ii) Cartwright v. Sirrom Capital Corp., et al., No. CIV 01-158-PHX-SMM, currently pending in the United States District Court for the District of Arizona, consolidated for all purposes with In re FINOVA Group, Inc. Securities Litigation; (iii) Sirrom Partners and Sirrom G-1 v. The FINOVA Group Inc., et al., No. CIV 01-152-PHX-SMM, currently pending in the United States District Court for the District of Arizona, consolidated for pretrial purposes with In re FINOVA Group Inc. Securities Litigation; (iv) William Kass
v. Matthew M. Breyne, et al., No. 18306-NC, currently pending in the Court of Chancery in

New Castle County, Delaware; (v) Cindy Burkholder, et al. v. Samuel L. Eichenfield, et al., No. CIV 00-1737-PHX-LOA, currently pending in the United States District Court for the District of Arizona; and, (vi) Ronald Benkler v. George M. Miller, II, et al., No. 00C2630, currently pending in the Circuit Court for the State of Tennessee, 20th Judicial District.

  1.109. Tax Code means the Internal Revenue Code of 1986, as amended.

  1.110. TOPrS means the outstanding Trust Originated Preferred Securities issued by FNV Trust.

  1.111. TOPrS Interests means all equitable interests and legal or contractual rights held by the holders of the TOPrS.

  1.112. Unclaimed Property shall have the meaning set forth in Section
9.4(a).

  1.113. Voting Deadline means August 1, 2001.

  1.114. Voting Record Date means June 13, 2001.

C. Rules of Interpretation

  For purposes of this Plan (1) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (2) any reference in the Plan to an existing exhibit or schedule to the Plan or document referenced therein means such exhibit, schedule or document as it may have been or may be amended, modified or supplemented, (3) unless otherwise specified, all references in the Plan to Schedules, Exhibits, Articles and Sections are references to Schedules, Exhibits, Articles and Sections of or to the Plan, (4) the words "herein," "hereof," "hereunder," "hereto" and other words of similar import refer to the Plan in its entirety rather than to a particular portion of the Plan, (5) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, (6) whenever it appears appropriate from the context, each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter, (7) whenever it appears appropriate from the context, each reference to a Debtor includes the applicable Reorganized Debtor and (8) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D. Computation of Time

  In computing time prescribed or allowed by the Plan, unless otherwise expressly provided, Bankruptcy Rule 9006(a) applies.

                                  ARTICLE II.

                ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

  The Claims treatments set forth below shall apply to the plans for each of the Debtors.

  2.1. Administrative Claims. Each holder of an Allowed Administrative Claim (other than a claim described in Section 2.3) against any Debtor shall receive, at the sole option of the relevant Debtor, (a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the relevant Debtor and such Claim holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims against a Debtor representing liabilities incurred in the ordinary course of business during the Chapter 11 Cases or liabilities arising under loans or advances to or other obligations incurred by the Debtors that were authorized and approved by the Bankruptcy Court shall be paid and performed by the appropriate Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

  2.2. Bar Date for Administrative Claims. Each holder of an Administrative Claim (other than a claim described in Section 2.3) against a Debtor shall file a request for allowance and payment of such claim with the Bankruptcy Court and serve such request upon counsel for the Debtors and each Official Committee no later than thirty days after the Effective Date (the "Administrative Bar Date"). Unless the Debtors object to an Administrative Claim within thirty days after the Administrative Bar Date, such Administrative Claim shall be deemed to be Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of its business or for fees due to the United States Trustee under chapter 123 of title 28 of the United States Code, 28 U.S.C. (S)(S) 1911-1930.

  2.3. Professional Compensation and Expense Reimbursement Claims. Any Person seeking an award by the Bankruptcy Court of an Allowed Administrative Claim on account of Professional Fees or services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code, shall file a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date no later than the Administrative Bar Date (except to the extent that such Person is an Ordinary Course Professional, in which case the procedures set forth in the Ordinary Course Professional Order shall be followed). Objections to final applications for payment of Professional Fees must be filed no later than 60 days after the Confirmation Date. To the extent that such an award is granted by the Bankruptcy Court or allowed by the Ordinary Course Professional Order, the requesting Person shall receive, (i) payment on the Distribution Date of Cash in an amount equal to the amount allowed by the Bankruptcy Court or Ordinary Course Professional Order, (ii) payment on such other terms as may be mutually agreed upon by the holder of the Allowed Administrative Claim and the applicable Debtor or (iii) payment in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date including, without limitation, those relating to the occurrence of the Effective Date, the prosecution of causes of action preserved hereunder and the resolution of Disputed Claims, shall be paid by the applicable Debtor upon receipt of an invoice therefor, or on such other terms as such Debtor may agree to, without the requirement of further Bankruptcy Court authorization or entry of a Final Order.

  2.4. Priority Tax Claims. Each holder of an Allowed Priority Tax Claim against a Debtor shall receive, at the sole option of the relevant Debtor: (a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Priority Tax Claim; (b) Cash payments over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest accruing from the Effective Date, calculated at the effective interest rate for 90-day securities obligations issued by the United States Treasury on the Effective Date or, if no such securities were issued on the Effective Date, on the date of issuance immediately preceding the Effective Date; (c) payment upon such other terms determined by the Bankruptcy Court to provide the holder of such Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Claim; or (d) such other treatment agreed to by the applicable Debtor and the holder of such Claim.

                                 ARTICLE III.

                    CLASSIFICATION OF CLAIMS AND INTERESTS

  Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8), respectively, of the Bankruptcy Code have not been classified and their treatment is set forth in
Article II.

  3.1. FNV Group Plan.

  (a) Class FNV Group-1.   Class FNV Group-1 consists of all Secured Claims
                           against FNV Group.

  (b) Class FNV Group-2.   Class FNV Group-2 consists of all Other Priority
                           Claims against FNV Group.

  (c) Class FNV Group-3.   Class FNV Group-3 consists of the Group Subordinated
                           Debenture Claims.

  (d) Class FNV Group-4.   Class FNV Group-4 consists of all General Unsecured
                           Claims, other than Convenience Claims, against FNV
                           Group.

  (e) Class FNV Group-5.   Class FNV Group-5 consists of all Convenience Claims
                           against FNV Group.

  (f) Class FNV Group-6.   Class FNV Group-6 consists of all Interests in FNV
                           Group.

  (g) Class FNV Group-7.   Class FNV Group-7 consists of all Equity Securities
                           (S) 510(b) Claims against FNV Group.

  3.2. FNV Capital Plan.

  (a) Class FNV Capital-1. Class FNV Capital-1 consists of all Secured Claims against FNV Capital.

  (b) Class FNV Capital-2. Class FNV Capital-2 consists of all Other Priority
                           Claims against FNV Capital.

  (c) Class FNV Capital-3. Class FNV Capital-3 consists of all General
                           Unsecured Claims, other than Convenience Claims, against FNV Capital.

  (d) Class FNV Capital-4. Class FNV Capital-4 consists of all Convenience
                           Claims against FNV Capital.

  (e) Class FNV Capital-5. Class FNV Capital-5 consists of all Debt Securities
                           (S) 510(b) Claims against FNV Capital.

  (f) Class FNV Capital-6. Class FNV Capital-6 consists of all Interests in
                           FNV Capital.

  3.3. FNV Canada Plan.

  (a) Class FNV Canada-1.  Class FNV Canada-1 consists of all Secured Claims against FNV Canada.

  (b) Class FNV Canada-2.  Class FNV Canada-2 consists of all Other Priority
                           Claims against FNV Canada.

  (c) Class FNV Canada-3.  Class FNV Canada-3 consists of all General Unsecured
                           Claims against FNV Canada.

  (d) Class FNV Canada-4.  Class FNV Canada-4 consists of all Interests in FNV
                           Canada.

  3.4. FNV UK Plan.

  (a) Class FNV UK-1.   Class FNV UK-1 consists of all Secured Claims against FNV UK.

  (b) Class FNV UK-2.   Class FNV UK-2 consists of all Other Priority Claims
                        against FNV UK.

  (c) Class FNV UK-3.   Class FNV UK-3 consists of all General Unsecured Claims
                        against FNV UK.

  (d) Class FNV UK-4.   Class FNV UK-4 consists of all FNV Capital Intercompany
                        Loans.

  (e) Class FNV UK-5.   Class FNV UK-5 consists of all Interests in FNV UK.

  3.5. FNV Loan Plan.

  (a) Class FNV Loan-1. Class FNV Loan-1 consists of all Secured Claims against
                        FNV Loan.

  (b) Class FNV Loan-2. Class FNV Loan-2 consists of all Other Priority Claims against FNV Loan.

  (c) Class FNV Loan-3. Class FNV Loan-3 consists of all General Unsecured
                        Claims, other than Convenience Claims, against FNV Loan.

  (d) Class FNV Loan-4. Class FNV Loan-4 consists of all Convenience Claims against FNV Loan.

  (e) Class FNV Loan-5. Class FNV Loan-5 consists of all Interests in FNV Loan.

  3.6. FNV Mezzanine Plan.

  (a) Class FNV
       Mezzanine-1.     Class FNV Mezzanine-1 consists of all Secured
                        Claims against FNV Mezzanine.

  (b) Class FNV
       Mezzanine-2.     Class FNV Mezzanine-2 consists of all Other
                        Priority Claims against FNV Mezzanine.

  (c) Class FNV
       Mezzanine-3.     Class FNV Mezzanine-3 consists of all General
                        Unsecured Claims, other than Convenience Claims,
                        against FNV Mezzanine.

  (d) Class FNV
       Mezzanine-4.     Class FNV Mezzanine-4 consists of all Convenience
                        Claims against FNV Mezzanine.

  (e) Class FNV
       Mezzanine-5.     Class FNV Mezzanine-5 consists of all Interests in
                        FNV Mezzanine.

  (f) Class FNV
       Mezzanine-6.     Class FNV Mezzanine-6 consists of all Equity
                        Securities (S) 510(b) Claims against FNV Mezzanine.

  3.7. FNV Portfolio Plan.

  (a) Class FNV
       Portfolio-1.     Class FNV Portfolio-1 consists of all Secured
                        Claims against FNV Portfolio.

  (b) Class FNV
       Portfolio-2.     Class FNV Portfolio-2 consists of all Other
                        Priority Claims against FNV Portfolio.

  (c) Class FNV
       Portfolio-3.     Class FNV Portfolio-3 consists of all General
                        Unsecured Claims, other than Convenience Claims,
                        against FNV Portfolio.

  (d) Class FNV
       Portfolio-4.     Class FNV Portfolio-4 consists of all Convenience
                        Claims against FNV Portfolio.

  (e) Class FNV Portfolio-5. Class FNV Portfolio-5 consists of all Interests in FNV Portfolio.

  3.8. FNV Technology Plan.

  (a) Class FNV Technology-1. Class FNV Technology-1 consists of all Secured
                              Claims against FNV Technology.

  (b) Class FNV Technology-2. Class FNV Technology-2 consists of all Other
                              Priority Claims against FNV Technology.

  (c) Class FNV Technology-3. Class FNV Technology-3 consists of all General
                              Unsecured Claims, other than Convenience Claims, against FNV Technology.

  (d) Class FNV Technology-4. Class FNV Technology-4 consists of all
                              Convenience Claims against FNV Technology.

  (e) Class FNV Technology-5. Class FNV Technology-5 consists of all Interests in FNV Technology.

  3.9. FNV Trust Plan.

  (a) Class FNV Trust-1.      Class FNV Trust-1 consists of all Secured Claims
                              against FNV Trust.

  (b) Class FNV Trust-2.      Class FNV Trust-2 consists of all Other Priority
                              Claims against FNV Trust.

  (c) Class FNV Trust-3.      Class FNV Trust-3 consists of all General
                              Unsecured Claims, other than Convenience Claims, against FNV Trust.

  (d) Class FNV Trust-4.      Class FNV Trust-4 consists of all Convenience
                              Claims against FNV Trust.

  (e) Class FNV Trust-5.      Class FNV Trust-5 consists of all preferred equity
                              Interests represented by the TOPrS.

  (f) Class FNV Trust-6.      Class FNV Trust-6 consists of all common equity
                              Interests in FNV Trust.

                                  ARTICLE IV.

                          IDENTIFICATION OF IMPAIRED
                        CLASSES OF CLAIMS AND INTERESTS

  4.1. Unimpaired Classes of Claims and Interests. Classes described in the following Sections are not impaired under this Plan:

            FNV Group:                              FNV Capital:
 Section 3.1(a)--(Secured Claims)         Section 3.2(a)--(Secured Claims)
 Section 3.1(b)--(Other Priority      Section 3.2(b)--(Other Priority Claims)
              Claims)                       Section 3.2(f)--(Interests)


           FNV Canada:                                FNV UK:
 Section 3.3(a)--(Secured Claims)         Section 3.4(a)--(Secured Claims)
 Section 3.3(b)--(Other Priority      Section 3.4(b)--(Other Priority Claims)
              Claims)                Section 3.4(c)--(General Unsecured Claims)
     Section 3.3(c)--(General        Section 3.4(d)--(FNV Capital Intercompany
         Unsecured Claims)                             Loan)
   Section 3.3(d)--(Interests)              Section 3.4(e)--(Interests)


            FNV Loan:                              FNV Mezzanine:
 Section 3.5(a)--(Secured Claims)         Section 3.6(a)--(Secured Claims)
 Section 3.5(b)--(Other Priority      Section 3.6(b)--(Other Priority Claims)
              Claims)
   Section 3.5(e)--(Interests)

          FNV Portfolio:                          FNV Technology:
 Section 3.7(a)--(Secured Claims)         Section 3.8(a)--(Secured Claims)
 Section 3.7(b)--(Other Priority      Section 3.8(b)--(Other Priority Claims)
              Claims)                       Section 3.8(e)--(Interests)
   Section 3.7(e)--(Interests)

                                  FNV Trust:
                       Section 3.9(a)--(Secured Claims)
                    Section 3.9(b)--(Other Priority Claims)

  4.2. Impaired Classes of Claims and Interests. Classes described in the following Sections are impaired under this Plan:

                   FNV Group:                                     FNV Capital:
 Section 3.1(c)--(Group Subordinated Debenture     Section 3.2(c)--(General Unsecured Claims)
                     Claims)                          Section 3.2(d)--(Convenience Claims)
   Section 3.1(d)--(General Unsecured Claims)     Section 3.2(e)--(Debt Securities (S) 510(b)
      Section 3.1(e)--(Convenience Claims)                          Claims)
          Section 3.1(f)--(Interests)
 Section 3.1(g)--(Equity Securities (S) 510(b)
                     Claims)

                  FNV Canada:                                       FNV UK:
                      None                                            None

                   FNV Loan:                                     FNV Mezzanine:
   Section 3.5(c)--(General Unsecured Claims)      Section 3.6(c)--(General Unsecured Claims)
      Section 3.5(d)--(Convenience Claims)            Section 3.6(d)--(Convenience Claims)
                                                          Section 3.6(e)--(Interests)
                                                 Section 3.6(f)--(Equity Securities (S) 510(b)
                                                                    Claims)

                 FNV Portfolio:                                 FNV Technology:
   Section 3.7(c)--(General Unsecured Claims)      Section 3.8(c)--(General Unsecured Claims)
      Section 3.7(d)--(Convenience Claims)            Section 3.8(d)--(Convenience Claims)

                                  FNV Trust:
                  Section 3.9(c)--(General Unsecured Claims)
                     Section 3.9(d)--(Convenience Claims)
                       Section 3.9(e)--(TOPrS Interests)
                          Section 3.9(f)--(Interests)

  4.3. Impairment Dispute. If a holder of a Claim or Interest files a timely objection with the Bankruptcy Court as to whether any Claims or Interests, or any class of Claims or Interests, are impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such objection.

                                  ARTICLE V.

                       TREATMENT OF CLAIMS AND INTERESTS

  5.1. FNV Group Plan.

  (a) Class FNV Group-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Group-1 shall receive one of the following treatments, to be determined at the sole option of FNV Group: (i) Reinstatement of such Allowed Secured Claim, (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case the Lien arising from such Allowed Secured Claim shall be released upon payment, (iii) surrender by FNV Group of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Group and such holder shall have agreed upon in writing. At the option of FNV Group, FNV Group may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Group-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Group-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Group and such holder shall have agreed upon in writing.

  (c) Class FNV Group-3 (Group Subordinated Debenture Claims). On the Distribution Date, (i) the Allowed Claims in Class FNV Group-3 shall be satisfied by the treatment of the beneficial holders of claims in Class FNV Trust-5 (TOPrS Interests), provided, however, that Allowed Claims of the Indenture Trustees (including, but not limited to, prepetition and postpetition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date, and (ii) the Group Subordinated Debentures shall be cancelled.

  (d) Class FNV Group-4 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Group-4 shall receive one of the following treatments, to be determined at the sole option of FNV Group: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV Group and such holder shall have agreed upon in writing.

  (e) Class FNV Group-5 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Group-5 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (f) Class FNV Group-6 (Interests). On and after the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Group-6 shall remain in effect, subject to the effects of (i) the issuance of Additional Group Common Stock (x) to the Berkadia Parties, as described in Sections 5.11(f) and 6.2(b), and (y) to the holders of Allowed Equity Securities (S) 510(b) Claims in FNV Group-7, if any, as described in Sections 5.1(g), (ii) the issuance of New Group Preferred Stock to the holders of Allowed Debt Securities (S) 510(b) Claims in Class FNV Capital-5, if any, as described in Section 5.2(e) and (iii) the other terms and conditions of the Plan (including the cancellation of certain options, warrants and rights), as more fully described in Sections 6.2, 6.3(a), 6.6(a) and 7.1.

  (g) Class FNV Group-7 (Equity Securities (S) 510(b) Claims). On the Distribution Date, each holder of an Allowed Equity Securities (S) 510(b) Claim in Class FNV Group-7, if any, shall receive a distribution by Reorganized FNV Group of Additional Group Common Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Equity Securities (S) 510(b) Claims in Class FNV Group-7.

  5.2. FNV Capital Plan.

  (a) Class FNV Capital-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Capital-1 shall receive one of the following treatments, to be determined at the sole option of FNV Capital: (i) Reinstatement of such Allowed Secured Claim, (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment, (iii) surrender by FNV Capital of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Capital and such holder shall have agreed upon in writing. At the option of FNV Capital, FNV Capital may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Capital-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Capital-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Capital and such holder shall have agreed upon in writing.

  (c) Class FNV Capital-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Capital-3 shall receive a distribution, equal to the full amount of such General Unsecured Claim plus postpetition interest calculated pursuant to Section 5.11(a), composed of (i) a Cash payment equal to 70% of the principal amount of that General Unsecured Claim (not including prepetition or postpetition interest), (ii) a Cash payment equal to the amount of accrued and unpaid prepetition and postpetition interest on the General Unsecured Claim (with prepetition and postpetition interest being calculated pursuant to section 5.11(a)) and (iii) New Senior Notes in the principal amount of 30% of the principal amount of that General Unsecured Claim (not including prepetition or postpetition interest), provided, however, that Allowed Claims of Indenture Trustees (including, but not limited to, prepetition and postpetition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date.

  (d) Class FNV Capital-4 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Capital-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Capital-5 (Debt Securities (S) 510(b) Claims). On the Distribution Date, each holder of an Allowed Debt Securities (S) 510(b) Claim in Class FNV Capital-5, if any, shall receive a distribution by Reorganized FNV Group of New Group Preferred Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Debt Securities (S) 510(b) Claims in Class FNV Capital-5.

  (f) Class FNV Capital-6 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Capital-6 shall be Reinstated.

  5.3. FNV Canada Plan.

  (a) Class FNV Canada-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Canada-1 shall receive one of the following treatments, to be determined at the sole option of FNV Canada: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Canada of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV Canada and such holder shall have agreed upon in writing. At the option of FNV Canada, FNV Canada may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Canada-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Canada-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Canada and such holder shall have agreed upon in writing.

  (c) Class FNV Canada-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Canada-3 shall receive one of the following treatments, to be determined at the sole option of FNV Canada: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed General Unsecured Claim plus postpetition interest calculated pursuant to
Section 5.11(a), (ii) except in the case of Bank Claims against FNV Canada, Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV Canada and such holder shall have agreed upon in writing.

  (d) Class FNV Canada-4 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Canada-4 shall be Reinstated.

  5.4. FNV UK Plan.

  (a) Class FNV UK-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV UK-1 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV UK of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iv) such other treatment as to which FNV UK and such holder shall have agreed upon in writing. At the option of FNV UK, FNV UK may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV UK-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV UK-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV UK and such holder shall have agreed upon in writing.

  (c) Class FNV UK-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV UK-3 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed General Unsecured Claim plus postpetition interest calculated pursuant to
Section 5.11(a), (ii) except in the case of Bank Claims against FNV UK, Reinstatement of such Allowed General Unsecured Claim, or (iii) such other treatment as to which FNV UK and such holder shall have agreed upon in writing.

  (d) Class FNV UK-4 (FNV Capital Intercompany Loan). On the Distribution Date, each holder of an Allowed Claim in Class FNV UK-4 shall receive one of the following treatments, to be determined at the sole option of FNV UK: (i) payment of Cash in an amount equal to the unpaid portion of the Claim plus postpetition interest calculated pursuant to Section 5.11(a), or (ii) Reinstatement of the Claim.

  (e) Class FNV UK-5 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV UK-5 shall be Reinstated.

  5.5. FNV Loan Plan.

  (a) Class FNV Loan-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Loan-1 shall receive one of the following treatments, to be determined at the sole option of FNV Loan: (i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV

Loan of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Loan and such holder shall have agreed upon in writing. At the option of FNV Loan, FNV Loan may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Loan-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Loan-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Loan and such holder shall have agreed upon in writing.

  (c) Class FNV Loan-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Loan-3 shall receive one of the following treatments, to be determined at the sole option of FNV Loan: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Loan and such holder shall have agreed upon in writing.

  (d) Class FNV Loan-4 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Loan-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Loan-5. (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Loan-5 shall be Reinstated.

  5.6. FNV Mezzanine Plan.

  (a) Class FNV Mezzanine-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Mezzanine-1 shall receive one of the following treatments, to be determined at the sole option of FNV Mezzanine:
(i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Mezzanine of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing. At the option of FNV Mezzanine, FNV Mezzanine may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Mezzanine-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Mezzanine-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing.

  (c) Class FNV Mezzanine-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Mezzanine-3 shall receive one of the following treatments, to be determined at the sole option of FNV
Mezzanine: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Mezzanine and such holder shall have agreed upon in writing.

  (d) Class FNV Mezzanine-4 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Mezzanine-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Mezzanine-5 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Mezzanine-5 shall remain in effect, subject to the effect of the issuance of Additional Mezzanine Common Stock to holders of Allowed Equity Securities (S) 510(b) Claims in Class FNV Mezzanine-6, if any, as described in Section 5.6(f).

  (f) Class FNV Mezzanine-6 (Equity Securities (S) 510(b) Claims). On the Distribution Date, each holder of an Allowed Equity Securities (S) 510(b) Claim in Class FNV Mezzanine-6, if any, shall receive a distribution of Additional Mezzanine Common Stock having a value, as determined by a Final Order, equal to the holder's Pro Rata Share of the Excess Amount with respect to all Allowed Equity Securities (S) 510(b) Claims in Class FNV Mezzanine-6.

  5.7. FNV Portfolio Plan.

  (a) Class FNV Portfolio-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Portfolio-1 shall receive one of the following treatments, to be determined at the sole option of FNV Portfolio:
(i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Portfolio of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing. At the option of FNV Portfolio, FNV Portfolio may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Portfolio-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Portfolio-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing.

  (c) Class FNV Portfolio-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Portfolio-3 shall receive one of the following treatments, to be determined at the sole option of FNV
Portfolio: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Portfolio and such holder shall have agreed upon in writing.

  (d) Class FNV Portfolio-4 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Portfolio-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Portfolio-5 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Portfolio-5 shall be Reinstated.


  5.8. FNV Technology Plan.

  (a) Class FNV Technology-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Technology-1 shall receive one of the following treatments, to be determined at the sole option of FNV Technology:
(i) Reinstatement of such Allowed Secured Claim; (ii) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (iii) surrender by FNV Technology of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iv) such other treatment as to which FNV Technology and such holder shall have agreed upon in writing. At the option of FNV Technology, FNV Technology may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Technology-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Technology-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Technology and such holder shall have agreed upon in writing.

  (c) Class FNV Technology-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Technology-3 shall receive one of the following treatments, to be determined at the sole option of FNV
Technology: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim; (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment as to which FNV Technology and such holder shall have agreed upon in writing.

  (d) Class FNV Technology-4 (Convenience Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Technology-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Technology-5 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Technology-5 shall be Reinstated.

  5.9. FNV Trust Plan.

  (a) Class FNV Trust-1 (Secured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Trust-1 shall receive one of the following treatments, to be determined at the sole option of FNV Trust: (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim plus postpetition interest calculated pursuant to Section 5.11(a), in which case, the Lien arising from such Allowed Secured Claim shall be released upon payment; (ii) surrender by FNV Trust of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iii) such other treatment as to which FNV Trust and such holder shall have agreed upon in writing. At the option of FNV Trust, FNV Trust may elect to exercise a different option for each asset subject to the Lien of the holder of an Allowed Secured Claim.

  (b) Class FNV Trust-2 (Other Priority Claims). On the Distribution Date, the Allowed Claims in Class FNV Trust-2 shall (i) be Reinstated, provided, however, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment as to which FNV Trust and such holder shall have agreed upon in writing.

  (c) Class FNV Trust-3 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Claim in Class FNV Trust-3 shall receive one of the following treatments, to be determined at the sole option of FNV Trust: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim or (ii) such other treatment as to which FNV Trust and such holder shall have agreed upon in writing.

  (d) Class FNV Trust-4 (Convenience Claims). On the Distribution Date, holders of Allowed Claims in Class FNV Trust-4 shall receive payment in full, without postpetition interest, in Cash, not to exceed $25,000, of such Allowed Convenience Claim.

  (e) Class FNV Trust-5 (TOPrS Interests). On the Distribution Date, each holder of an Allowed Interest in Class FNV Capital-3 shall receive a distribution composed of (i) a Cash payment equal to 52.5% of the liquidation preference attributable to such Allowed Interest (not including prepetition or postpetition dividends), (ii) a Cash payment equal to 75% of the amount of accrued and unpaid prepetition and postpetition dividends attributable to such Allowed Interest and (iii) New Senior Notes in the principal amount of 22.5% of the liquidation preference attributable to such Allowed Interest (not including prepetition or postpetition dividends) provided, however, that Allowed Claims of Indenture Trustees (including, but not limited to, prepetition and post- petition fees, costs, expenses, indemnification, disbursements, advances and reasonable compensation for the Indenture Trustee's counsel) shall be paid in full in Cash on the Distribution Date.

  (f) Class FNV Trust-6 (Interests). On the Distribution Date, the legal, equitable and contractual rights of holders of Allowed Interests in Class FNV Trust-6 shall be cancelled. Holders of Allowed Interests in Class FNV Trust-6 shall receive any property of the Estate of FNV Trust remaining after payment of all other classes of Claims against and TOPrS Interests in FNV Trust.

  5.10. Debtor's Election of Claim Treatment. Where the Plan specifies that a Claim shall receive one of two or more specified treatments, to be determined at the sole option of the applicable Debtor or Reorganized Debtor, the Debtor's election as to the treatment that the Claim shall receive shall be made and notice given to the holder of the Claim on or before the Distribution Date.

  5.11. Special Provisions Regarding Treatment of Certain Claims.

  (a) Accrual of Prepetition and Postpetition Interest. Where the Plan specifies that prepetition or postpetition interest shall be paid with respect to any Claim, such interest shall be calculated as simple interest at the following interest rate: (i) for Claims based upon a contract between the Claim holder and a Debtor that specifies payment of interest at a fixed rate upon amounts owed by the Debtor to the Claim holder, the fixed rate (but not at the default rate, and excluding facility or other fees or any change in rates due to failure to elect interest rates or periods from and after the Petition Date, and without regard to the availability or unavailability of specified rates or the inability to select specified rates as a result of a default, financial condition or otherwise) specified in the contract; (ii) for Claims based upon a contract between the Claim holder and a Debtor that specifies payment of interest at a variable rate upon amounts owed by the Debtor to the Claim holder, the variable rate (but not the default rate, and excluding facility or other fees or any changes in rates due to the failure to elect interest rates or periods from or after the Petition Date, and without regard to the availability or unavailability of specified rates or the inability to select specified rates as a result of a default, financial condition or otherwise) (x) with respect to prepetition interest as specified in the contract as in effect on the day such interest payment was due, and (y) with respect to postpetition interest, calculated as specified in the contract, provided that the component of any such variable rate based on the London Interbank Offered Rate ("LIBOR") for U.S. dollar deposits shall be 30-day LIBOR as was in effect on the Petition Date for the period from the Petition Date through and including the last day of March 2001, and thereafter for each subsequent month, 30-day LIBOR as of the first business day of such month for such month or partial month; and (iii) for Claims not based upon any contract that specifies payment of interest at a fixed or variable rate, the federal judgment rate of interest as determined on a calculation date to be determined by the Debtors and the Berkadia Parties, which date shall be within the 5 days prior to the Effective Date. If any contract under which a Claim arises specifies more than one rate of non-default interest, postpetition interest shall be provided at the lower contract rate. For prepetition interest, the interest rate shall be calculated from and including the date such interest payment was due to but excluding the Petition Date. For postpetition interest, the interest rate shall be calculated from and including the Petition Date to but excluding the Distribution Date for such claim.

  (b) Special Provisions Regarding Treatment of Allowed Secondary Liability Claims. On the Effective Date:

    (i) Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any (i) Allowed Claim that is being Reinstated under the Plan or (ii) executory contract or unexpired lease that is being assumed by another Debtor, will be Reinstated;

    (ii) Except as provided in (i), above, holders of Allowed Secondary Liability Claims arising from or related to a Debtor's guarantees of payment or collection of Allowed Claims against another Debtor shall be entitled to only one distribution from the Debtor that is primarily liable for the underlying Allowed Claim, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim, and such Allowed Secondary Liability Claim shall be deemed satisfied in full by the distribution on account of the related underlying Claim; provided, however, that if an underlying Allowed Claim is not satisfied in full by the treatment of the related underlying Claim, then the holder of the Allowed Claim shall be entitled to receive a distribution on account of its Allowed Secondary Liability Claim (which shall be Allowed only in the amount of the difference between the underlying Allowed Claim and the value of the distribution thereon), in accordance with the Plan classification thereof;

    (iii) Notwithstanding any other provisions in this Plan, no multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

  (c) Special Provisions Regarding Indemnification Claims. All Claims against FNV Group for indemnification asserted by current or former officers or directors thereof shall be Reinstated. All Claims against FNV Capital for indemnification asserted by current or former officers or directors thereof shall be assumed by and shall continue as obligations of FNV Group, but any obligations of FNV Capital thereunder shall be extinguished and rejected, and the holders thereof shall have Claims in Class FNV Capital-3 (General Unsecured Claims). All Claims against FNV Mezzanine or any other Debtor for indemnification asserted by current or former officers or directors of FNV Mezzanine shall be recognized, in the aggregate and on a pro rata basis, up to a maximum of the $1 million deductible under the applicable insurance policies, but shall otherwise be extinguished and rejected, and the holders thereof shall have claims in Class FNV Mezzanine-3 (General Unsecured Claims). Except as provided above in this Section 5.11(c), all Claims against any Debtor for indemnification asserted by current or former officers or directors of any Debtor shall be extinguished and rejected, and the holders thereof shall have General Unsecured Claims against the appropriate Debtor.

  (d) Special Provisions Regarding Convenience Claims. If the holder of an Allowed General Unsecured Claim (other than a Bank Claim or Debt Securities Claim) in an amount greater than $25,000 makes an election to reduce the Allowed amount of such Claim to an amount equal to or less than $25,000, such claim shall be treated as a Convenience Claim for such purposes. Such election shall be made on the Ballot, which shall be completed and returned by the Voting Deadline. A holder of an Allowed General Unsecured Claim (other than a Bank Claim or Debt Securities Claim) who shall make this election shall be deemed to have accepted the Plan by such election and such election shall be irrevocable.

  (e) Special Provisions Regarding Reinstatement of Claims. Reinstatement with respect to any Claim or Interest shall be without prejudice to any Debtor's or Reorganized Debtor's right to contest or otherwise defend against such Claim or Interest in the appropriate forum when and if such Claim or Interest is sought to be enforced by the holder of such Claim or Interest. The holder of a Claim or Interest that is Reinstated pursuant to the Plan shall not be entitled to any penalty, default interest, acceleration or similar remedial measure with respect to the Reinstated Claim or Reinstated Interest.

  (f) Special Provisions Regarding Additional Group Common Stock. If, after the Effective Date, FNV Group issues Additional Group Common Stock to holders of Allowed Claims in Class FNV Group-7 (Equity Securities (S) 510(b) Claims), then, each such time (a "Dilutive Issuance"), FNV Group will contemporaneously issue to the Berkadia Parties the number of shares of Additional Group Common Stock that the Berkadia Parties would have received pursuant to the Plan on the Effective Date (i.e. in addition to the shares the Berkadia Parties did receive on the Effective Date) if the Dilutive Issuance had occurred immediately before the Effective Date. The consideration furnished by Berkadia in connection with the Restructuring Transactions shall be deemed to include, as a portion thereof, consideration for the Additional Group Common Stock issued to the Berkadia Parties pursuant to this section in an amount equal to the aggregate par value of such stock.


  (g) Special Provisions Regarding Intercompany Claims and Subsidiary Interests. All Intercompany Claims shall be Allowed Claims in the amounts reflected in the books and records of the Debtors and listed on the Schedules. No proofs of Claim evidencing Intercompany Claims must be filed. All Interests of a Debtor held by another Debtor shall be Allowed Interests in the amounts reflected in the books and records of the Debtors and listed on the Schedules. No proofs of Interest evidencing Interests of a Debtor held by another Debtor must be filed.

  (h) Special Provisions Regarding Employee Claims. All prepetition Claims of the Debtors' employees, directors and other parties that were authorized to be paid under the Order Authorizing Payment of Prepetition Employee and Director Compensation, Benefits and Expense Reimbursements, and Certain Related Items, entered by the Bankruptcy Court on March 7, 2001, that have not been paid as of the Effective Date shall be paid by the applicable Reorganized Debtor after the Effective Date in the ordinary course of business, and no proof of Claim need be filed with respect to any such Claim.

                                  ARTICLE VI.

                     THE RESTRUCTURING TRANSACTION AND THE
                  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

  6.1. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. Each Debtor other than FNV Trust shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all of the powers of such an entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under the applicable law of its jurisdiction of incorporation. Except as otherwise provided in the Plan, on or after the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under any provision of the Plan, shall vest in the applicable Reorganized Debtor, free and clear of all Claims, Liens, charges, other encumbrances and Interests of any type or nature (except to the extent that Claims, Liens or Interests are expressly Reinstated or granted by operation of the Plan). On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. FNV Trust shall be dissolved, and its assets and liabilities shall be dealt with as set forth in this Plan, as of the Effective Date.

  6.2. The Restructuring Transactions. The Plan contemplates, and is conditioned upon, the implementation of a comprehensive loan and restructuring transaction with Berkadia, and certain related transactions, all as described in the Restructuring Documents and herein (the "Restructuring Transactions"). The Credit Agreement between Berkadia and Reorganized FNV Capital, to be dated as of the Effective Date (the "Berkadia Credit Agreement"), shall contain the terms and conditions pursuant to which Berkadia will make the Berkadia Loan to Reorganized FNV Capital. The terms and conditions of the Restructuring Transactions will be as set forth in the Restructuring Documents. If there are any inconsistencies between the Plan and the Restructuring Documents, the Restructuring Documents shall control.

  (a) The Berkadia Loan. On the Effective Date, Berkadia shall lend to Reorganized FNV Capital a five-year amortizing secured term loan in the principal amount of $6,000,000,000 (the "Berkadia Loan"). Proceeds of the Berkadia Loan will be used solely to fund distributions to holders of Allowed Claims in Class FNV Group-3 (Group Subordinated Debentures), as described in
Section 5.1(c), Class FNV Capital-3 (General Unsecured Claims), as described in Section 5.2(c), and holders of Allowed Interests in Class FNV Trust-5 (TOPrS Interests), as described in Section 5.9(e). The terms and conditions of the Berkadia Loan are set forth in the Term Sheet for the Berkadia Loan attached hereto as an Interim Exhibit 6.2(a). The Berkadia Loan Documents will be filed with the Plan Supplement and made a part hereof as Exhibit 6.2(a).

  (b) Restructuring Transactions. The Restructuring Transactions will be governed by the terms of the Restructuring Documents and consist principally of: (i) the execution by the Debtors of, and borrowing under, the Berkadia Loan Documents, (ii) the execution by FNV Capital of the Intercompany Note and the delivery of the Intercompany Note to FNV Group and (iii) the distribution by FNV Capital of the proceeds of the Berkadia Loan, other available Cash and the New Senior Notes to the holders of Allowed Claims in Class FNV Group-3 (General Unsecured Claims), Class FNV Capital-3 (General Unsecured Claims) and holders of Allowed Interests in Class FNV Trust-5 (TOPrS Interests). Pursuant to the Restructuring Transactions, as of the Effective Date, (i) FNV Group and FNV Capital shall adopt amended and restated Certificates of Incorporation and Bylaws in form and substance satisfactory to Berkadia, (ii) designees of Berkadia shall constitute a majority of the boards of directors of Reorganized FNV Group and Reorganized FNV Capital as constituted on the Effective Date, with at least two members of each of those boards being current members of the board of directors of FNV Group as of the Petition Date and at least one member of each of those boards being designated by the official committee of unsecured creditors appointed in the Chapter 11 Cases, and (iii) Reorganized FNV Group shall issue to the Berkadia Parties Additional Group Common Stock such that the Berkadia Parties will own up to 51%, or such lesser amount as may be agreed by the Berkadia Parties, of the outstanding common stock of Reorganized FNV

Group on a Fully Diluted Basis as of the Effective Date, subject to the issuance of additional shares of Additional Group Common Stock pursuant to
Section 5.11(f). In addition, Berkshire or an Affiliate thereof will commit to make a tender offer as soon as practicable after the Effective Date to purchase up to $500,000,000 principal amount of New Senior Notes at a Cash price equal to 70% of the face amount thereof. The tender offer will be in compliance with all applicable securities laws, and subject to customary conditions, but will not be subject to any financing condition, and will remain open for the longer of twenty (20) Business Days and thirty (30) days. The consideration furnished by Berkadia in connection with the Restructuring Transactions shall be deemed to include, as a portion thereof, consideration for the Additional Group Common Stock issued to the Berkadia Parties pursuant to this Section 6.2(b) or Section 5.11(f) in an amount equal to the aggregate par value of such stock. By approving this Plan, the FNV Group Board of Directors approves, for purposes of section 203 of the Delaware General Corporations Law, the acquisition by any one or more of the Berkadia Parties of any shares of FNV Group common stock, including all or any part of the Additional Group Common Stock issued to it or them under the Plan, with the intention that no Berkadia Party shall be or become an "interested shareholder" within the meaning of that section by virtue of the acquisition of Additional Group Common Stock or any other acquisition of common stock of FNV Group.

  (c) The New Senior Notes. On the Effective Date, FNV Group will enter into the New Senior Note Indenture and issue New Senior Notes in the principal amount necessary to pay 30% of all General Unsecured Claims against FNV Capital pursuant to the provisions of Section 5.2(c) and 22.5% of the liquidation preference of Allowed TOPrS Interests pursuant to the provisions of Section 5.9(e), which principal amount the Debtors estimate to be approximately $3.26 billion. Among other things, in accordance with the terms of the Berkadia Loan and the New Senior Notes, the New Senior Note Indenture will provide that, subject to the prior payment or satisfaction of all obligations under the Berkadia Loan and certain other conditions, FNV Group will pay its obligations on the New Senior Notes out of cash dividends, distributions or loans from FNV Capital and that the New Senior Notes will be secured by a second-priority lien on (i) the common stock of FNV Capital held by FNV Group and (ii) a promissory note of FNV Capital to be issued to FNV Group in the principal amount of the aggregate amount of New Senior Notes (the "Intercompany Note"), which note shall be secured by a second-priority lien on the assets of FNV Capital pledged to Berkadia to secure the Berkadia Loan. The form of the New Senior Note Indenture and the Intercompany Note will be filed with the Plan Supplement and made a part hereof as Exhibit 6.2(c)(1) and
Exhibit 6.2(c)(2), respectively; the Term Sheets for the New Senior Note Indenture, and the Term Sheet for the Intercompany Note are attached hereto as Interim Exhibit 6.2(c)(1) and Interim Exhibit 6.2(c)(2), respectively.

  (d) The Management Agreement. Pursuant to the Management Agreement, Leucadia shall designate, to be effective on the Effective Date and as disclosed pursuant to Section 6.3(b), the Chairman of the Board and the President of Reorganized FNV Group.

  (e) Dissolution of FNV Trust. On the Effective Date, FNV Trust will be dissolved and its assets, if any, shall be distributed pursuant to Section 5.9.

  6.3. Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs.

  (a) Certificates of Incorporation and Bylaws. The bylaws, certificates of incorporation and other organizing documents of FNV Group and FNV Capital and, to the extent necessary or appropriate to effectuate the Plan or the Restructuring Transactions, the bylaws, certificates of incorporation and other organizing documents of the other Debtors (collectively, as amended, the "New Corporate Documents") shall be amended and restated as of the Effective Date to the extent necessary to, among other things, (i) authorize the Restructuring Transactions, including but not limited to the issuance of the Additional Group Common Stock, New Group Preferred Stock, Additional Mezzanine Common Stock and the transactions identified in Section 6.2, (ii) if requested by the Berkadia parties, impose restrictions on the direct or indirect transferability of the common stock or other equity of Reorganized FNV Group such that (x) no Person (other than the Berkadia Parties) may acquire or accumulate five percent or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the common stock or other equity of Reorganized FNV Group and (y) no Person (other than the Berkadia Parties) owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, or after any subsequent issuances of Additional Group Common Stock pursuant to the Plan, five percent or more (as determined under such tax law principles) of the common stock or other equity of Reorganized FNV Group, may acquire additional shares of that common stock or other equity of Reorganized FNV Group, subject to certain exceptions, (iii) prohibit the issuance of non-voting equity securities, (iv) with respect to FNV Group, eliminate Article IX of the Certificate of Incorporation of FNV Group relating to certain Business Combinations (as defined therein) and (v) with respect to FNV Group, terminate the Rights Plan without any payment by FNV Group and without the Rights thereunder having separated from the FNV Group common stock or become exercisable. Copies of the New Corporate Documents will be filed with the Plan Supplement and made a part hereof as Exhibit 6.3(a).

  (b) Directors and Officers of Reorganized FNV Group. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the majority of the board of directors of Reorganized FNV Group as of the Effective Date shall be persons designated by Berkadia. The members of the Reorganized FNV Group board of directors, as of the Effective Date, shall include the directors who are listed as such on Exhibit 6.3(b). The officers of Reorganized FNV Group on the Effective Date shall be those persons listed as such on Exhibit 6.3(b). Each such director and officer shall serve from and after the Effective Date until his or her term of office expires or he or she resigns or is removed pursuant to the terms of the applicable certificate of incorporation, the applicable bylaws or similar corporate governance documents and applicable state law. No designation in
Exhibit 6.3(b) of a person as a director or officer of Reorganized FNV Group shall create a contract of employment.

  (c) Directors and Officers of Other Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the directors and officers of each Reorganized Debtor other than Reorganized FNV Group shall be as listed as such on Exhibit 6.3(c). Each such director and officer shall serve from and after the Effective Date until he or she resigns or is removed pursuant to the terms of the applicable certificate or articles of incorporation, the applicable bylaws or similar corporate governance documents and applicable state law. No designation in Exhibit 6.3(c) of a person as a director or officer of a Reorganized Debtor shall create a contract of employment.

  (d) Corporate Actions. The borrowing under the Berkadia Loan; the adoption of New Corporate Documents; the initial selection of directors and officers of the Reorganized Debtors; the distribution of Cash; the issuance and distribution of New Senior Notes, the Intercompany Note, Additional Group Common Stock, New Group Preferred Stock (if any) and Additional Mezzanine Common Stock (if any); the allocation according to the Plan of a portion of the consideration furnished by Berkadia in connection with the Restructuring Transactions as consideration for the issuance of Additional Group Common Stock to the Berkadia Parties; the grant, pledge, assignment or other transfer of mortgages, deeds of trust, Liens and other security interests in connection with the Berkadia Loan and the New Senior Notes Indenture; the adoption, execution, delivery, performance and implementation of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing, including the Berkadia Loan Documents and the New Senior Notes Indenture; and all other actions or matters provided for under the Plan or contemplated by the Restructuring Transactions involving the corporation or trust structure of any Debtor or Reorganized Debtor or corporate, shareholder, trust, trustee, or holder of trust interest action to be taken by or required of any Debtor or Reorganized Debtor or their respective shareholders or holders of trust interests shall be deemed to have been authorized and effective as provided herein upon Confirmation and the occurrence of the Effective Date, and shall be authorized and approved in all respects without any requirement of further action by shareholders, directors or trustees of any of the Debtors or the Reorganized Debtors, all pursuant to section 303 of the Delaware General Corporate Law with respect to those Debtors that are Delaware corporations and to comparable provisions of applicable law, if any, with respect to the other Debtors.

  6.4. Obtaining Cash and Securities for Plan Distributions and Transfers of Funds and Securities Among the Debtors. All Cash necessary for the Disbursing Agent or Agents to make payments pursuant to the Plan shall be obtained from the Berkadia Loan, the Debtors' existing cash balances, the operations of the Debtors or the Reorganized Debtors or post-confirmation working capital. Cash and securities payments to be made pursuant to the Plan shall be made by the Disbursing Agent or Agents from the Estate of the Debtor that is liable on the underlying Allowed Claim; provided, however, that the Debtors and the Reorganized Debtors shall be entitled to transfer funds and securities between and among themselves as they determine to be necessary or appropriate to enable each Reorganized Debtor to satisfy its obligations under the Plan. Any intercompany balances resulting from such transfers shall be settled in accordance with the Debtors' historical intercompany account settlement practices.

  6.5. Preservation of Rights of Action. Except as expressly provided herein or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action, whether arising before or after the Petition Date, that any Debtor or Estate may hold against any entity or person. The Reorganized Debtors or their successors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or the successors holding such rights of action. The Reorganized Debtors may pursue, abandon, settle or release any or all such claims, rights and causes of action, as they may deem appropriate. No creditor or shareholder shall have any right or power to pursue or commence any litigation, whether direct or derivative, in regard to such claims, rights and causes of action.

  6.6. Effect of Plan on Certain Securities.

  (a) Cancellation. On the Effective Date, (i) the notes and other documents or instruments evidencing the Bank Claims and the Debt Securities, the Bank Credit Agreements, the Debt Securities Indentures, the Group Subordinated Debentures, and all other credit instruments, provided, however, that the instruments evidencing the Loan Commitments shall not be affected by this provision, (ii) the certificates and other documents evidencing the TOPrS Interests and the common beneficial Interests in FNV Trust held by FNV Group,
(iii) all rights issued under the Rights Plan and (iv) all rights under existing options, warrants and rights of conversion shall be deemed canceled and shall be of no further force and effect, without any further action on the part of the Bankruptcy Court or any Debtor or Reorganized Debtor. The holders of such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments, securities or other documentation unless and until such instruments, securities or other documentation are received by the Disbursing Agent pursuant to Section 9.5.

  (b) Continuing Rights. Each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an Indenture Trustee or an agent shall continue in effect solely for the purposes of (a) allowing such Indenture Trustee or agent to make the distributions to be made on account of such Claims under this Plan, and (b) permitting such Indenture Trustee or agent to receive payment in accordance with the terms of Sections 5.1(c), 5.2(c) and 5.9(e); provided, however, that the foregoing shall not affect the discharge of Debtors' liabilities under the Bankruptcy Code and the Confirmation Order.

  6.7. Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes. The Chairman of the Board, President, any Vice President, any Director, the Secretary, any Assistant Secretary or the Regular Trustee of each Debtor or Reorganized Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary, any Assistant Secretary or the Regular Trustee of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, no stamp, real estate transfer, mortgage recording or other similar tax may be imposed upon the issuance, transfer or exchange of notes or equity securities under the Plan, including, without limitation, the New Senior Notes, any notes related to the Berkadia Loan, the Berkadia Credit Agreement, all debt public and private, the New Group Preferred Stock (if any is issued), the Additional Group Common Stock or the Additional Mezzanine Common Stock (if any is issued), the creation of any Lien, the making, assignment or surrender of any lease or sublease, the creation of any mortgage, deed of trust or other security interest, the making or delivery of any deed, bill of sale or other instrument of transfer under, in furtherance of, or in connection with the Plan, whether involving real or personal property, including, without limitation, any merger agreements or agreements of amalgamation or consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan. Any sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code or otherwise and any assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, if (i) consummated by the Debtors and
(ii) either (A) approved by the Bankruptcy Court in the Ordinary Course of Business Order, or (B) approved in the ordinary course of the Debtors' business by separate order of the Bankruptcy Court on or after the Petition Date through and including the Effective Date, shall be deemed to have been made under, in furtherance of and in connection with the Plan and, thus, shall not be subject to any stamp tax, real estate transfer, mortgage recording or other similar tax. If the Debtors pay or have paid any such tax, they shall be entitled to a refund thereof upon or after the Effective Date.

                                 ARTICLE VII.

                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  7.1. Executory Contracts and Unexpired Leases to be Rejected.

  (a) Rejections Generally. Each of the executory contracts and unexpired leases listed on Exhibit 7.1, which shall be filed with the Plan Supplement and which may be amended at any time prior to the Effective Date, shall be rejected as of the Effective Date. Each contract and lease listed on Exhibit
7.1 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Regardless of whether the Debt Security Indentures, Bank Credit Agreements, TOPrS, Group Subordinated Debentures or existing options, warrants and rights of conversion are or may be executory contracts, such indentures, agreements and securities shall be rejected and canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code.

  (b) Bar Date for Rejection Damages. If the rejection of any executory contract, unexpired lease, option, warrant, right of conversion or the Rights Plan pursuant to Section 7.1(a) gives rise to a Claim by the non-Debtor party or parties to such contract, lease, option, warrant or right, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is filed and served on the appropriate Reorganized Debtor within 30 days after the date of service of the Confirmation Order.

  7.2. Executory Contracts and Unexpired Leases to be Assumed

  (a) Assumptions and Assignments Generally. Except as otherwise provided in this Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors shall assume (i) each of the executory contracts and unexpired leases listed on Exhibit 7.2, which shall be filed with the Plan Supplement and which may be amended at any time prior to the Effective Date, and (ii) all other executory contracts and unexpired leases that have not been either assumed or rejected pursuant to section 365 of the Bankruptcy Code prior to the Effective Date or rejected as of the Effective Date pursuant to Section 7.1, other than the Loan Commitments. Each contract or lease assumed pursuant to this Section 7.2 shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease.

  (b) Assumptions of Leveraged Leases. Each Leveraged Lease of any of the Debtors, whether or not listed on Exhibit 7.2, shall be assumed by the applicable Debtor on the Effective Date unless listed on Exhibit 7.1 or rejected by express order of the Bankruptcy Court prior to the Effective Date.

  (c) Approval of Assumptions. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in this
Section 7.2, pursuant to section 365 of the Bankruptcy Code.

  (d) Payment of Cure Amounts. Any Cure Amount related to an executory contract and unexpired lease to be assumed pursuant to the Plan that is in default shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code at the option of the Debtor assuming such contract or lease (i) by payment of the Cure Amount in Cash as soon as practicable after the later of
(A) the Effective Date and (B) ten days following entry of a Final Order approving the assumption of such contract or lease or (ii) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. For assumptions of executory contracts and unexpired leases between or among Debtors, if any, the Debtor or Reorganized Debtor assuming such contract or lease may cure any monetary default through an intercompany account balance in lieu of payment of Cash. The Debtors reserve the right, in their sole discretion, as to any executory contract or unexpired lease designated for assumption as to which the Cure Amount is disputed (before or after resolution of such dispute by Final Order) to withdraw that designation and reject the contract or lease.

  (e) Determination of Cure Amounts; Resolution of Disputes. The Cure Amount, according to the Debtors' books and records, for each contract and unexpired lease to be assumed pursuant to the Plan is set forth on Exhibit 7.2. Any objection to (i) the Cure Amount as listed on Exhibit 7.2, (ii) the ability of the applicable Reorganized Debtor to provide "adequate assurance of future performance," within the meaning of section 365 of the Bankruptcy Code, under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, must be filed on or before the deadline set for objections to the Plan or, to the extent that Exhibit 7.2 is amended after such date to change the treatment of the contract at issue, within ten Business Days after the filing of such amendment. If such an objection is filed, the applicable contract or unexpired lease shall be assumed upon the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption, and the Cure Amount shall be satisfied pursuant to Section 7.2(d).

  7.3. Special Executory Contract and Unexpired Lease Issues and Treatment of the Retirement Plan.

  (a) Rejection or Cancellation of Securities and Bank Credit
Agreements. Notwithstanding the rejection or cancellation of the Debt Securities Indentures, the TOPrS and the Bank Credit Agreements, such rejection or cancellation shall not impair the rights of the holders of any Allowed Debt Securities Claims or Allowed Bank Claims to receive distributions as holders of General Unsecured Claims or the rights of any holders of TOPrS to receive distributions on account of their TOPrS Interests in these Chapter 11 Cases.

  (b) Loan Commitments. The Loan Commitments shall be neither assumed nor rejected by any Debtor under the Plan and the rights and obligations of the Debtor and non-Debtor parties thereto shall not be affected by this Article VII or the Plan.

  (c) Retirement Agreements. Each Retirement Agreement of any of the Debtors that is not rejected by an order of the Bankruptcy Court prior to the Effective Date, whether or not listed on Exhibit 7.2, shall be assumed by the applicable Debtor on the Effective Date or, to the extent that any Retirement Agreement is not an executory contract, Allowed Claims arising under such Retirement Agreement shall be Reinstated as of the Effective Date.

  (d) Postpetition Executory Contracts and Unexpired Leases. Executory contracts and unexpired leases entered into after the Petition Date by any Debtor shall be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business, subject to the rights of the Debtors under those agreements and at law. Accordingly, such executory contracts and unexpired leases shall survive and remain unaffected by Confirmation.

  (e) Indemnity Rights. To the extent that the rights of indemnity, if any, of the current or former officers and directors of any Debtor other than FNV Group may be considered to be rights under executory contracts, such contracts are rejected, except that rights of indemnity are retained to the extent provided in Section 5.11(c).

  (f) No Admission. Listing a contract or lease on Exhibit 7.1 or Exhibit 7.2 shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

  (g) Retirement Plan. The Debtors affirm and agree that they are and will continue to be contributing sponsors of the Retirement Plan, as defined under 29 U.S.C. (S) 1301 (a)(13) and 29 C.F.R. (S) 4001.2, or a member of the contributing sponsor's controlled group, as defined under 29 U.S.C. (S) 1302
(a)(14) and 29 C.F.R. (S) 4001.2. As contributing sponsors (or members of the controlled group) of the Retirement Plan, the Debtors intend to fund the Retirement Plan in accordance with the minimum funding standards under ERISA, 29 U.S.C. (S) 1082, pay all required PBGC insurance premiums, 29 U.S.C. (S) 1307, and comply with all requirements of the Retirement Plan and ERISA. The Retirement Plan is a defined benefit pension insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA, 29 U.S.C. (S)(S) 1301-1461. The Retirement Plan is subject to the minimum funding requirements of ERISA, 29 U.S.C. (S) 1084, and section 412 of the Internal Revenue Code, 26 U.S.C. (S)
412. No provision of or proceeding within the Debtor's reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtors, Reorganized Debtors, or any other party in any capacity, from any liability with respect to the Retirement Plan or any other defined benefit pension plan under any law, government policy or regulatory provision. PBGC and the Retirement Plan shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or Plan's confirmation.

                                 ARTICLE VIII.

                          PROVISIONS REGARDING VOTING
                         AND CONFIRMATION REQUIREMENTS

  8.1. Voting of Claims and Interests. No holder of an Allowed Claim or Allowed Interest in an unimpaired Class is entitled to vote to accept or reject the Plan in its capacity as a holder of such Claim or Interest. Each holder of an Allowed Claim or Allowed Interest in an impaired Class that retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court. Each holder of an Allowed Claim or Allowed Interest in an impaired Class that does not retain or receive any property under the Plan is deemed to have rejected the Plan. The designation of Classes as "impaired" or "unimpaired" is set forth in Sections 4.1 and 4.2.

  8.2. Confirmability and Severability of Plan. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the incorporation of the separate plans of reorganization for each debtor in a single joint plan of reorganization for purposes of, among other things, economy and efficiency,
Section 5.1 shall be deemed a separate plan of reorganization for FNV Group,
Section 5.2 shall be deemed a separate plan of reorganization for FNV Capital,
Section 5.3 shall be deemed a separate plan of reorganization for FNV Canada,
Section 5.4 shall be deemed a separate plan of reorganization for FNV UK,
Section 5.5 shall be deemed a separate plan of reorganization for

FNV Loan, Section 5.6 shall be deemed a separate plan of reorganization for FNV Mezzanine, Section 5.7 shall be deemed a separate plan of reorganization for FNV Portfolio, Section 5.8 shall be deemed a separate plan of reorganization for FNV Technology and Section 5.9 shall be deemed a separate plan of reorganization for FNV Trust. Should any of such separate plans not be confirmed, the other Debtors may elect to alter, amend, revoke or withdraw the other separate plans or to seek Confirmation thereof. Should any of the Debtors' separate plans of reorganization not be confirmed, Berkadia shall have no obligation to provide financing under the Berkadia Loan in the event that the Debtors elect to consummate any or all of the other separate plans.

  8.3. Nonconsensual Confirmation. If any impaired Class does not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if any impaired Class is deemed to have rejected the Plan, the Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, (b) to reallocate distribution of assets to Claims and Interests if necessary to obtain entry of the Confirmation Order and (c) to amend the Plan in accordance with Section 13.5 as necessary to obtain entry of the Confirmation Order.

                                  ARTICLE IX.

                          IMPLEMENTATION OF THE PLAN

  9.1 General Distribution Provisions.

  (a) Distribution Address. Subject to Bankruptcy Rule 9019, all distributions under the Plan shall be made by the Disbursing Agent (i) if a proof of Claim is filed in respect of a particular Claim, to the holder, as of the Distribution Record Date, of each Allowed Claim at the address of such holder set forth in the relevant proof of claim, as such address may have been updated pursuant to Bankruptcy Rule 2002(g), (ii) if no proof of claim is filed in respect of a particular Claim, to the holder, as of the Distribution Record Date, of each Allowed Claim at the address set forth in the relevant Debtor's Schedules, as such address may have been updated pursuant to Bankruptcy Rule 2002(g) or (iii) to the holder, as of the Distribution Record Date, of each Allowed Interest at the address of such holder as listed in the equity interest ledger maintained by or on behalf of the applicable Debtor as of the Distribution Record Date; provided, however, that if the Debtors or the Reorganized Debtors have been notified, no later than ten Business Days prior to the Distribution Record Date, in writing of a change of address by such holder that provides an address different from that specified in (i), (ii) or
(iii), above, then the distribution shall be made at the address contained in the written notification. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

  (b) Distributions to Holders as of the Distribution Record Date. As of the Distribution Record Date, the respective transfer registers for Claims and Interests, as maintained by the Debtors or their agents, will be closed. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute to only those holders of Allowed Claims or Allowed Interest who are holders of such Claims or Interests, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 8.1) with only those record holders stated on the official claims register (for Claims) and official transfer ledgers (for Interests) as of the close of business on the Distribution Record Date.

  (c) Plan Distributions. On the Distribution Date, the Disbursing Agent shall make all distributions or notifications contemplated under the Plan to the holder, as of the Distribution Record Date, of each Allowed Claim or Allowed Interest at the Distribution Address of such holder. Except as otherwise specified herein, payments made pursuant to the Plan will be in Cash by checks drawn on a domestic bank, or by wire transfer from a domestic bank, in each case at the option of the Disbursing Agent; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

  (d) Allocation of Plan Distribution Between Principal and Interest. All distributions in respect of any Allowed Claim (other than the distribution of interest on Allowed Claims in Class FNV Capital-3) shall be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any.

  (e) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

  (f) No Distribution Pending Allowance. Notwithstanding any other provision of this Plan, no Cash or other property shall be distributed under this Plan on account of any Disputed Claim or Disputed Interest, unless and until such Claim becomes an Allowed Claim or Allowed Interest.

  (g) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any distribution (of a value set forth herein or in the Disclosure Statement) in excess of the Allowed amount of such Claim, except that the foregoing shall not limit holders of Disputed Claims from receiving accrued interest as provided in this Plan, if that holder's Disputed Claim becomes Allowed.

  (h) Setoffs. The Debtors are authorized, pursuant to section 553 of the Bankruptcy Code, to set off against any Allowed Claim or Allowed Interest and the distributions to be made on account of such Allowed Claim or Allowed Interest, the claims, rights and causes of action of any nature that the Debtors may hold against the holder of such Allowed Claim or Allowed Interest; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors of any such claims, rights and causes of action that the Debtors may possess against such holder.

  (i) Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim or Allowed Interest who is to receive any distribution, the Disbursing Agent may, in lieu of making such distribution to such Person, make such distribution into an escrow account to be held in trust for the benefit of such holder and such distribution shall not constitute property of the Debtors or their Estates. Such distribution shall be held in escrow until the disposition thereof shall be determined by Final Order or by written agreement among the interested parties to such dispute.

  (j) Withholding Taxes. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

  (k) Obligations Incurred After the Confirmation Date. Payment obligations incurred after the date and time of entry of the Confirmation Order, including, without limitation, the Professional Fees of the Debtors through the Effective Date, shall not be subject to application or proof of Claim and may be paid by the Debtors in the ordinary course of business and without further Bankruptcy Court approval, as Administrative Claims.

  (l) No Distribution of Fractional Securities. Notwithstanding any other provisions of the Plan, to the extent that any Additional Group Common Stock, New Group Preferred Stock, Additional Mezzanine Common Stock or New Senior Notes are issued to holders of Allowed Claims, only whole numbers of such shares or notes shall be issued. The New Senior Notes shall be issued in denominations of $1,000 or multiples thereof (with denominations of $500 or less rounded down to the nearest $1,000 and with denominations greater than $500 rounded up to the nearest $1,000). When any distribution of stock or rights on account of an Allowed Claim would otherwise result in the issuance of a number of shares that is not a whole number, the Disbursing Agent shall extinguish all fractional shares otherwise then distributable.

  9.2. Method of Making Distributions to Disputed Claims and Disputed
Interests.

  (a) Distributions Upon Allowance of Disputed Claims and Disputed
Interests. Disputed Claims or Disputed Interests that become Allowed after the Effective Date shall receive the distribution set forth in the applicable section of Article V. Cash payments to be made on account of any such Claims shall be paid by the applicable Reorganized Debtor from operating capital in the ordinary course of its business.

  (b) Resolution of Disputed Claims and Disputed Interests. No distribution or payment shall be made on account of a Disputed Claim or Disputed Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Unless otherwise ordered by the Bankruptcy Court, after the Effective Date, the Reorganized Debtors shall have the exclusive right to make and file Objections to and settle, compromise or otherwise resolve Claims and Interests, except that as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, objections may be made in accordance with the applicable Bankruptcy Rules by parties in interest in these Chapter 11 Cases. The Debtors or Reorganized Debtors, as applicable, shall file and serve a copy of each Objection upon the holder of the relevant Claim or Interest as soon as practicable, but in no event later than (i) 60 days after the Effective Date, or (ii) such other time as may be fixed or extended by the order of the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

  9.3. Estimation of Disputed Claims and Disputed Interests. The Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Disputed Claim or Disputed Interest for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim or Interest; and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to the Claim or Interest. In the event that the Bankruptcy Court estimates any contingent or unliquidated Disputed Claim or Disputed Interest, that estimated amount will constitute (at the Debtors' option, to be exercised at the commencement of the estimation proceeding) either the Allowed amount of such Claim or Interest or a maximum limitation on the Allowed amount of such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim or Interest, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim or Interest. All of the aforementioned Disputed Claims or Disputed Interests objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Disputed Claims or Disputed Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

  9.4. Treatment of Unclaimed Property.

  (a) Unclaimed or Undeliverable Distributions. Any distributions under the Plan, in respect of an Allowed Claim or Allowed Interest, that are unclaimed or undeliverable for a period of one year after the applicable Distribution Date thereof shall be classified as "Unclaimed Property."

  (b) Distribution of Unclaimed Property. Any distributions made under the Plan that become Unclaimed Property pursuant to Section 9.4(a) shall be revested in the applicable Reorganized Debtor, free of any restrictions thereon, and any entitlement of any holder of any Claim or Interest to such distributions shall be extinguished and forever barred.

  9.5. Surrender of Instruments, Securities and Other Documentation. Following the Effective Date, holders of Bank Claims, Debt Securities Claims and TOPrS will receive from their respective Indenture Trustee, agents, or from the Disbursing Agent specific instructions regarding the time and manner in which the instruments relating to such Claims and Interests are to be surrendered. All Distributions under this Plan in respect of Allowed Bank Claims and Allowed Debt Securities Claims and Allowed TOPrS Interests shall be made to the applicable Indenture Trustee or agent for the benefit of such holders, and shall be subject to any rights or liens that the applicable Indenture Trustees may have for fees, costs, expenses and indemnification under the respective indentures or other agreement. Any note evidencing the Bank Claims or the Debt Securities Claims or any security evidencing the TOPrS Interests which is lost, stolen, mutilated or destroyed, shall be deemed surrendered when the holder of a Claim or Interest based thereon delivers to the applicable Indenture Trustee, agent, or the Disbursing Agent (a) evidence satisfactory to the Indenture Trustee, agent, or Disbursing Agent of the loss, theft, mutilation or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the Indenture Trustee, agent, or the Disbursing Agent to hold each of them harmless with respect thereto. No holder of a Bank Claim, Debt Securities Claim or TOPrS Interest shall receive any distribution on account of its Claim or Interest under this Plan until it has complied with the provisions of this
Section 9.5. The applicable Indenture Trustee or agent shall return to the applicable Reorganized Debtor any distributions that become Unclaimed Property pursuant to Section 9.4(a) and such amounts shall be revested in the applicable Reorganized Debtor, except in the case of FNV Trust, for which any Unclaimed Property shall be vested in Reorganized FNV Group on account of its cancelled Interests in FNV Trust.

                                  ARTICLE X.

                DISCHARGE, TERMINATION, INJUNCTION AND RELEASES

  10.1. Discharge of Debtors. Except as otherwise expressly provided in the Plan or the Confirmation Order, the Confirmation of the Plan shall, as of the Effective Date: (i) discharge the Debtors from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, including all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim based on such debt has accepted the Plan; (ii) cancel all Interests and other rights of equity security holders in the Debtors except to the extent that the Plan expressly provides for the retention or Reinstatement of such Interests, whether or not (A) a proof of Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (B) an Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of an Interest has accepted the Plan; and
(iii) preclude all persons from asserting against the Reorganized Debtors, their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, all pursuant to sections 524 and 1141 of the Bankruptcy Code. The discharge provided in this
Section 10.1 shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or canceled Interest.

  10.2. Injunction Related to the Discharge. Except as otherwise provided in the Plan or the Confirmation Order, all entities that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or an Interest or other right of an equity security holder in any or all of the Debtors, that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such Claims, debts, liabilities or Interests or rights: (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest or right, other than to enforce any right to a distribution pursuant to the Plan; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or their property or interests in property, on account of any such Claim, debt, liability, Interest or right; (iii) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Reorganized Debtors or their property or interests in property on account of any such Claim, debt, liability, Interest or right; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or against their property or interests in property on account of any such Claim, debt, liability, Interest or right; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Such injunction shall extend to any successor of the Debtors (including, without limitation, the Reorganized Debtors) and their respective property and interests in property. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' and experts' fees and disbursements, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

  10.3. Release of Liens. Except as otherwise expressly provided in the Plan or in any contract, instrument, indenture or other agreement or document expressly incorporated by reference in the Plan, on the Effective Date, all Liens and rights of setoff against the property of any Estate shall be released, and all of the right, title and interest of any holder of any Lien shall revert to the applicable Reorganized Debtor and its successors and assigns.

  10.4. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date or the date on which the last Disputed Claim has been resolved, whether by consent, Final Order or otherwise.

  10.5. Releases.

  (a) Releases by the Debtors. As of the Effective Date, each of the Debtors releases, unconditionally and forever, (i) Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates and
(ii) each of the Official Committees, their current and former respective members (in their capacities as members of such Official Committees), and their agents, advisors, attorneys and representatives (in such capacities), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce their respective obligations to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, as applicable), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

  (b) Releases by Holders of Claims and Interests. As of the Effective Date, in exchange for their receipt of distributions and other treatment contemplated under this Plan, each holder of a Claim or Interest releases, unconditionally and forever, any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than (i) the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, (ii) any rights under assumed contracts, Loan Commitments, Leveraged Leases and other contracts that are not rejected or otherwise extinguished by order of the Bankruptcy Court or pursuant to the Plan and (iii) any rights, claims or interests that are Reinstated under the terms of the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, against (A) any Debtor or Affiliate thereof, and (B) Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates, whether then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

  (c) Injunction Related to Releases. The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

                                  ARTICLE XI.

                 CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

  11.1. Conditions to Confirmation. The following conditions shall be met prior to Confirmation of the Plan:

  (a) Disclosure Statement Order. An Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been issued by the Bankruptcy Court no later than July 6, 2001.

  (b) Approval of Commitment Letter. An Order approving the Debtors' entry into the Commitment Letter, including with respect to all fees and expenses set forth therein, shall have been issued by the Bankruptcy Court no later than the earlier of (i) the date of issuance of the order approving the Disclosure Statement, as described in Section 11.1(a), and (ii) July 6, 2001.

  (c) Approval of Management Agreement. An Order approving the Debtors' entry into the Management Agreement, including with respect to all fees and expenses set forth therein, shall have been issued by the Bankruptcy Court no later than the earlier of (i) the date of issuance of the order approving the Disclosure Statement, as described in
       Section 11.1(a), and (ii) July 6, 2001.

  11.2. Conditions to the Effective Date. The following are conditions precedent to, or shall occur simultaneously with, the Effective Date:

  (a) Confirmation Order. A Confirmation Order, in form and substance reasonably satisfactory to the Debtors, Berkadia, Leucadia and Berkshire, shall have been entered by the Bankruptcy Court and become a Final Order.

  (b) Additional Group Common Stock. The Additional Group Common Stock to be issued to the Berkadia Parties shall be duly authorized and, with the occurrence of the Effective Date, validly issued and outstanding, fully paid, and nonassessable.

  (c) Necessary Approvals. All necessary governmental approvals for the Restructuring Transactions, including but not limited to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act of Canada, and the Competition Act of England, if required, shall have been obtained. The Additional Group Common Stock to be issued to the Berkadia Parties on the Effective Date shall have been approved for listing on the New York Stock Exchange upon official notice of issuance, if the common stock of FNV Group is listed on the New York Stock Exchange on such date (or approved for listing or quotation by such other securities exchange or quotation system on which the FNV Group common stock is then listed or quoted).

  (d) Restructuring Transactions. All conditions precedent to the Restructuring Transactions, as set forth herein or in a Restructuring Document, shall have been satisfied.

  (e) No Revocation. No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall be pending as of the Effective Date or, if such a request has been made, then such request shall have been denied by a Final Order.

  (f)  New Corporate Documents. The New Corporate Documents referenced in
       Section 6.3(a) shall have been authorized and, to the extent necessary under applicable law, filed; the Rights Plan shall have been amended to provide for the termination thereof and for the expiration of the Rights thereunder, without any payment by FNV Group and without the Rights thereunder having separated from the FNV Group common stock or having become exercisable; and such Corporate Documents and Rights Plan amendment shall, with the occurrence of the Effective Date, be in full force and effect.

  (g) New Senior Notes Indenture. The New Senior Notes Indenture shall be qualified under the Trust Indenture Act of 1939, as amended.

  (h) Other. All actions, other documents and agreements necessary to implement the Plan shall be executed and delivered on the Effective Date.

  11.3. Waiver of Conditions. The Debtors may, at their option, but only with Berkadia's written consent, waive the conditions set forth in Sections 11.1 and 11.2, provided, however, that the Debtors may not waive entry of the Disclosure Statement Order, entry of the Confirmation Order, or any condition the waiver of which is proscribed by law. Any such waivers shall be evidenced by a writing, signed by the waiving parties and served upon counsel for the Official Committees and the United States Trustee and filed with the Bankruptcy Court. The waiver may be a conditional one, such as to extend the time under which a condition may be satisfied.

  11.4. Effect of Failure of Conditions. In the event that the conditions specified in Section 11.2 have not been satisfied or waived in the manner provided in Section 11.3 on or before August 31, 2001, then upon written notification filed by the Debtors with the Bankruptcy Court and served upon counsel for Berkadia, Berkshire, Leucadia and the Official Committees and the Office of the United States Trustee, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) all the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                                 ARTICLE XII.

                           ADMINISTRATIVE PROVISIONS

  12.1. Retention of Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

  (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom;

  (b) To determine any and all applications, adversary proceedings and contested matters commenced in connection with the Chapter 11 Cases, whether commenced prior to or after the Effective Date;

  (c) To hear and determine any objections to Administrative Claims or to other Claims or any controversies as to the classification of any Claims, provided that only the Debtors may file objections to Claims;

  (d) To liquidate, or address any issue involving, any Disputed Claim or Disputed Interest;

  (e) To determine any Claim of or liability to a governmental unit that may be asserted as a result of the transactions contemplated herein;

  (f) To enter and implement such orders as may be necessary or appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

  (g) To issue such orders in aid of execution of the Plan as may be necessary or appropriate to carry out its intent and purpose or to implement the Plan; or in furtherance of the discharge, to the extent authorized by section 1142 of the Bankruptcy Code;

  (h) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

  (i) To hear and determine all applications by Professionals for compensation and reimbursement of expenses;

  (j) To ensure that distributions and rights granted to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;

  (k) To value the Additional Group Common Stock, New Group Preferred Stock and Additional Mezzanine Common Stock, if any, to be distributed pursuant to the Plan;

  (l) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

  (m) To enforce this Plan, the Confirmation Order and any other order, judgment, injunction or ruling entered or made in the Chapter 11 Cases, including, without limitation, the injunction, exculpation and releases provided for in this Plan;

  (n) To recover all assets of the Debtors and all property of their Estates, wherever located;

  (o) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

  (p) To determine the validity, extent, priority and nonavoidability of Liens and other encumbrances;

  (q)  To hear any other matter not inconsistent with the Bankruptcy Code;
       and

  (r)  To enter a final decree closing the Chapter 11 Cases.

                                 ARTICLE XIII.

                           MISCELLANEOUS PROVISIONS

  13.1. Plan Supplement. No later than ten Business Days prior to the deadline for objections to Confirmation, the Debtors shall file with the Bankruptcy Court in the Plan Supplement such Exhibits, Schedules, agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Such documents shall include the Berkadia Loan Documents, the Restructuring Documents and the New Corporate Documents, as well as any Exhibits to the Plan that have not already been filed or that have been amended since the original filing date. Upon the filing of the Plan Supplement with the Court, (i) the Debtors will serve copies of the Plan Supplement on the Office of the United States Trustee and counsel for Berkadia, Leucadia, Berkshire and the Official Committees and (ii) the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors' counsel. The Plan Supplement is incorporated into, and is a part of, this Plan as if set forth in full herein, and all references to this Plan shall refer to this Plan together with all documents contained in the Plan Supplement.

  13.2. Termination of Official Committees. Except as otherwise provided in this Section 13.2, on the later of the date on which (a) the Effective Date has occurred and (b) the Confirmation Order has become a Final Order, the Official Committees shall cease to exist and their members, employees or agents (including without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with the applicable Official Committee. The Official Committees shall continue to exist after such date solely with respect to (i) all applications filed pursuant to sections 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, and any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved, (ii) any post-Confirmation modifications to the Plan or Confirmation Order and (iii) any matters pending as of the Effective Date before the Bankruptcy Court to which the applicable Official Committee is a party, until such matters are resolved.

  13.3. Employment and Payment of Debtors' Professionals After Effective
Date. The Reorganized Debtors may employ and pay professionals, including any Professionals retained in the Chapter 11 Cases, with respect to services to be rendered after the Effective Date, including services in connection with the implementation and consummation of the Plan, without further order of the Bankruptcy Court.

  13.4. Limitation of Liability. The Debtors, the Reorganized Debtors, Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of Berkadia, Leucadia, Berkshire or their respective Affiliates (acting in such capacity), shall neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan; provided, however, that, with respect to any Person (other than Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates (acting in such capacity)), the foregoing provisions of this Section 13.4 shall have no effect on the liability that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

  13.5. Amendment or Modification of Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, if the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before the Effective Date, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors may alter, amend or modify the treatment of Claims and Interests provided for under the Plan only if the holders of Claims or Interests affected thereby agree or consent to any such alteration, amendment or modification. Without limiting the conditions set forth in Article XI, Berkadia shall not be required to fund the Berkadia Loan unless the Plan as altered, amended or modified is in form and substance reasonably satisfactory to Berkadia.

  13.6. Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, the Debtors may, at their option, (a) treat such provision as invalid, void or unenforceable with respect to the holder or holders of such Claims or Interests as to which the provision is determined to be invalid, void or unenforceable, in which case such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan, or (b) alter, amend, revoke, or withdraw the Plan; provided, however, that Berkadia shall not be required to fund the Berkadia Loan unless the Plan after such severance, alteration, amendment or modification is in form and substance reasonably satisfactory to Berkadia.

  13.7. Inconsistency. Except as provided in the following sentence, in the event of any inconsistency between the Plan and the Disclosure Statement, any exhibit to the Plan or Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern. In the event of any inconsistency between the Plan and the Restructuring Documents, any exhibit thereto or any other instrument or document created or executed pursuant to the Restructuring Documents, the Restructuring Documents shall govern.

  13.8. Revocation or Withdrawal of Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

  13.9. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, or other federal laws apply, and except for Reinstated Claims or assumed executory contracts or unexpired leases governed by another jurisdiction's law, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

  13.10. Binding Effect. Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, any holder of a Claim against, or Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

  13.11. Headings. Captions and headings to Articles and Sections are used in this Plan for convenience and reference only and are not intended to be a part of or to affect the interpretation of the Plan.

  13.12. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, (c) facsimile or (d) reputable overnight delivery service, freight prepaid. If to the Debtors, any such notice shall be directed to the following at the addresses set forth below:

    The FINOVA Group Inc., et al.
    4800 N. Scottsdale Road, 6W90
    Scottsdale, Arizona 85251-7623
    Attention: William J. Hallinan
               Richard Lieberman

    with a copy to

    Gibson, Dunn & Crutcher LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Jonathan M. Landers
               Janet M. Weiss

                                          The FINOVA Group Inc., et al.,
                                          Debtors

                                               /s/ William J. Hallinan
                                          By: _________________________________
                                                    William J. Hallinan
                                            Authorized Officer for the Debtors

                                          Richards, Layton & Finger, P.A.

                                               /s/ Deborah E. Spivack
                                          By: _________________________________
                                            Mark D. Collins (No. 2981)
                                            Daniel J. DeFranceschi (No. 2732)
                                            Deborah E. Spivack (No. 3220)
                                            One Rodney Square
                                            P. O. Box 551
                                            Wilmington, Delaware 19899
                                            Telephone: (302) 658-6541
                                            Facsimile: (302) 658-6548

                                                    -and-

                                            Jonathan M. Landers
                                            Janet M. Weiss
                                            M. Natasha Labovitz
                                            GIBSON, DUNN & CRUTCHER LLP
                                            200 Park Avenue
                                            New York, New York 10166-0193
                                            Telephone: (212) 351-4000
                                            Facsimile: (212) 351-4035

                                            Attorneys for Debtors

Dated: June 13, 2001
    Wilmington, Delaware

                      EXHIBIT 1.11--BANK CREDIT AGREEMENTS
                             (As of March 7, 2001)

 Entity                                Facility
 ------                                --------
 FINOVA Capital Corporation........... $1 Billion Credit Agreement (Short Term
                                       Facility) dated as of May 16, 1994

 FINOVA Capital Corporation........... $1 Billion Sixth Amendment and
                                       Restatement dated as of May 16, 1994 of
                                       Credit Agreement dated as of May 31,
                                       1976

 FINOVA Capital Corporation........... $600 Million Credit Agreement dated as of May 19, 1998

 FINOVA Capital Corporation........... $500 Million Credit Agreement (Short
                                       Term Facility) dated as of May 5, 1999

 FINOVA Capital Corporation........... $700 Million Credit Agreement dated as of March 21, 1995

 FINOVA Capital Corporation........... $700 Million Credit Agreement dated as of May 15, 1996

 FINOVA Capital plc................... $100 Million Credit and Guarantee
                                       Agreement dated as of July 7, 1997

 FINOVA (Canada) Capital Corporation.. CAD $150 Million Credit Agreement dated as of July 23, 1998

                        EXHIBIT 1.37--DEBT SECURITIES(1)

                                                                        PRINCIPAL
                                                                          AMOUNT
       INDENTURE          CURRENT TRUSTEE:           DATED AS OF:      OUTSTANDING:
       ---------          ----------------           ------------     --------------
  1. Security        US Bancorp Trust            November 1, 1990     $  305,675,000
     Pacific         National Association        Supp. Indentures:
     National                                    1st--2/12/92;
     Bank                                        2nd--2/20/92;
                                                 3rd--5/4/92;
                                                 4th--4/17/92

  2. Greyhound       HSBC                        September 1, 1992    $  230,000,000
     Financial
     Corporation
     and the
     Chase
     Manhattan
     Bank, N.A.

  3. First           The Bank of New York        October 1, 1995      $  970,000,000
     Interstate
     Bank of
     Arizona,
     N.A.

  4. First           Wilmington Trust            March 20, 1998       $1,900,000,000
     National
     Bank of
     Chicago

  5. Norwest Bank    Wilmington Trust            May 15, 1999         $  250,000,000
     Minnesota,
     N.A.

  6. FMB Bank        Wilmington Trust            May 15, 1999         $  225,000,000

  7. First           Wilmington Trust            May 15, 1999         $2,005,000,000
     National
     Bank of
     Chicago

  8. The Chase       Chase London (Fiscal Agent) June 4, 1998         $  418,592,000
     Manhattan                                   (covenants contained        (FINOVA
     Bank--London                                in Terms and             Capital as
     branch (no                                  Conditions of Notes)     guarantor)
     US
     registration
     or Indenture)

  9. Bear Stearns                                February 11, 1982    $    4,000,000
     Securities
     Corp
     formerly
     Prudential
     Securities

 10. Morgan                                      December 14, 1987    $    5,812,928
     Guaranty
     Trust
     Company for
     Kingsley &
     Co.
     (Sundstrand
     Lease)

 11. Phoenix Home                                September 1, 1996    $      950,000
     Life Mutual
     Insurance
     Company

 12. Fleet           State Street Bank           December 11, 1996    $  115,000,000(2)
     National
     Bank (FINOVA
     Finance
     Trust)

--------
(1) PLEASE NOTE: THE DEFINED TERM "DEBT SECURITIES" INCLUDES ALL PUBLIC NOTES ISSUED BY FNV CAPITAL.
(2) (This amount excludes securities that are owned indirectly by FNV Group.)

                        EXHIBIT 1.69--INDENTURE TRUSTEES

FINOVA Capital Corporation
Trustees as of 3/7/01
(in millions)

                                             Debt
     Institution          Creditor Type   Outstanding   Contact Name            Address            Phone Number      Fax Number
     -----------          -------------   -----------   ------------            -------            ------------      ----------
The Bank of New York    Indenture Trustee  $  920.00  Walter Gitlin     101 Barclay Street         (212) 815-5375   (212) 815-5915
                                                                        New York, NY 10286

Chase Manhattan         Indenture Trustee  $  418.59  Mark Storey       1 Chaseside              44 1 202 347 436 44 1 202 347 438
 Bank--London                                                           Bournemouth BH7 7DB
                                                                        United Kingdom

US Bank Trust National  Indenture Trustee  $  305.68  Robert Von Hess   101 N. First Avenue,       (602) 371-3568   (602) 371-3728
 Association                                                            Suite 2000
                                                                        Phoenix, AZ 85003

HSBC Bank USA           Indenture Trustee  $  230.00  Rosario Palladino Issuer Services            (212) 525-1324   (212) 525-1300
 (formerly Chase)                                                       452 Fifth Avenue
                                                                        New York, NY 10018-2706

Wilmington Trust        Indenture Trustee  $4,380.00  Steven Cimalore   Rodney Square North        (302) 651-8681   (302) 427-4749
 (successor trustee to                                                  1100 North Market Street
 Bank One, Allfirst,                                                    Wilmington DE 19890-0001
 Wells)

State Street            Trustee            $  115.00  Robert Butzier                               (617) 662-1751
 Bank--TOPrS--FINOVA
 Finance Trust

                       EXHIBIT 1.75--LEVERAGED LEASES(1)

                                                           Equity  EMA as of
    Line of Business              Customer Name            State   12/31/00
    ----------------    --------------------------------   ------ -----------
 Specialty Real Estate  Accor/Sofitel Hotels                 PA   $ 5,518,502
 Specialty Real Estate  Accor/Sofitel Hotels                 NY   $10,309,438
 Specialty Real Estate  Barclays Wall Street Realty Co       NY   $14,129,880
 Specialty Real Estate  BellSouth Corporation                FL   $ 9,105,318
 Specialty Real Estate  BellSouth Corporation                NC   $21,300,204
 Specialty Real Estate  Branch Banking & Trust Co.           NC   $ 5,181,879
 Specialty Real Estate  CBS, Inc.                            MD   $ 6,923,279
 Specialty Real Estate  CBS, Inc.                            FL   $10,384,919
 Specialty Real Estate  CBS, Inc.                            PA   $42,375,243
 Specialty Real Estate  Continental Corp.                    NY   $ 3,495,677
 Specialty Real Estate  Continental Corp.                    NJ   $ 6,340,888
 Specialty Real Estate  Continental Corp.                    OH   $ 5,796,144
 Specialty Real Estate  Cornerstone Columbia Devel. Co       WA   $24,002,609
 Specialty Real Estate  Kroger Company                       LA   $   506,135
 Specialty Real Estate  Kroger Company                       KY   $   557,483
 Specialty Real Estate  Kroger Company                       NC   $   572,153
 Specialty Real Estate  Kroger Company                       MS   $   623,500
 Specialty Real Estate  Kroger Company                       MO   $   660,177
 Specialty Real Estate  Kroger Company                       TN   $ 1,247,000
 Specialty Real Estate  Kroger Company                       GA   $ 1,364,365
 Specialty Real Estate  Kroger Company                       TX   $ 1,804,483
 Specialty Real Estate  Nevada Savings & Loan Assoc.         NV   $33,214,899
 Specialty Real Estate  Safeway Stores, Inc.                 AZ   $ 1,336,012
 Specialty Real Estate  Safeway Stores, Inc.                 MO   $ 1,799,905
 Specialty Real Estate  Safeway Stores, Inc.                 FL   $ 3,618,367
 Specialty Real Estate  Safeway Stores, Inc.                 WA   $ 5,211,425
 Specialty Real Estate  Safeway Stores, Inc.                 TX   $ 6,605,839
 Specialty Real Estate  Sundstrand Corporation               IL   $ 3,474,203
 Specialty Real Estate  Sundstrand Corporation               IL   $ 5,907,193
 Specialty Real Estate  Swiss Bank Corporation               CT   $26,021,064
 Specialty Real Estate  Winn-Dixie Stores, Inc.              FL   $ 3,375,065
 Transportation Finance A.I. Leasing II, Inc.                VA   $ 6,675,739
 Transportation Finance ACA/7/22                             VA   $ 5,207,895
 Transportation Finance Alaska Airlines, Inc. 756/760        WA   $21,595,754
 Transportation Finance Alaska Airlines, Inc. N788           WA   $10,353,607
 Transportation Finance Alaska N769AS                        WA   $10,618,227
 Transportation Finance Alaska N791AS                        WA   $10,174,491
 Transportation Finance American Trans Air, Inc.--516        IN   $23,003,306
 Transportation Finance American Trans Air, Inc.--517        IN   $16,493,165
                        American Trans Air, Inc.--Engine
 Transportation Finance 449                                  IN   $ 2,970,736
 Transportation Finance ATL--ACA7186                         VA   $ 5,238,877
 Transportation Finance ATL--ACA7211                         VA   $ 5,199,222
 Transportation Finance ATL--ACA7214                         VA   $ 5,160,681
 Transportation Finance ATLAS--N491MC                        CO   $45,235,677
 Transportation Finance ATLAS--N493MC                        CO   $46,430,840
 Transportation Finance Cargill                              MN   $10,805,107
 Transportation Finance Con N27610                           TX   $ 9,206,418
 Transportation Finance Conrail 30                           PA   $17,356,592

--------
(1) Leveraged Leases with respect to Continental Airlines, Inc., include leases with respect to aircraft numbers N16234, N14237, N14604, N16607, N33608, N27610, N14613, N16618, N18622, N17245 and N14628. In addition, the Debtors are reviewing whether the transaction with respect to aircraft number N14810 is a Leveraged Lease.

                                                       Equity  EMA as of
   Line of Business             Customer Name          State   12/31/00
   ----------------     ------------------------------ ------ -----------
Transportation Finance  Continental 11/99                TX   $11,486,401
Transportation Finance  Continental 604                  TX   $ 7,802,456
Transportation Finance  Continental 607                  TX   $ 7,714,118
Transportation Finance  Continental 608                  TX   $ 7,698,123
Transportation Finance  Continental 613                  TX   $ 8,123,315
Transportation Finance  Continental 618                  TX   $ 7,910,188
Transportation Finance  Continental 622                  TX   $ 7,954,258
Transportation Finance  Continental 628                  TX   $ 9,960,051
Transportation Finance  Continental N14237               TX   $11,266,016
Transportation Finance  Continental N16234               TX   $11,253,017
Transportation Finance  Delta N617DL                     GA   $15,460,540
Transportation Finance  GATC -501 railcars               TX   $16,034,555
Transportation Finance  Horizon 345                      WA   $ 2,677,903
Transportation Finance  Horizon 346                      WA   $ 2,687,483
Transportation Finance  Horizon 347                      WA   $ 2,706,644
Transportation Finance  Horizon 348                      WA   $ 2,728,201
Transportation Finance  Horizon 354                      WA   $ 2,885,335
Transportation Finance  Horizon 356                      WA   $ 2,864,287
Transportation Finance  Horizon 358                      WA   $ 2,546,744
Transportation Finance  Horizon 359                      WA   $ 2,557,446
Transportation Finance  Horizon 360                      WA   $ 2,606,315
Transportation Finance  Horizon 362                      WA   $ 2,659,581
Transportation Finance  Horizon 364                      WA   $ 2,775,675
Transportation Finance  Horizon 365PH                    WA   $ 2,785,334
Transportation Finance  Horizon 366                      WA   $ 2,763,085
Transportation Finance  Horizon 367PH                    WA   $ 2,785,348
Transportation Finance  Northwest Airlines 1995 N535US   MN   $24,930,313
Transportation Finance  Northwest Airlines 1996 N537US   MN   $19,037,868
Transportation Finance  Northwest Airlines N501/6        MN   $35,606,538
Transportation Finance  Union Pacific                    NE   $17,353,984
Transportation Finance  United 505                       IL   $12,363,443
Transportation Finance  United 517                       IL   $13,241,357
Transportation Finance  United 525                       IL   $15,718,811
Transportation Finance  UP St Louis SW                   NE   $   (16,204)
Transportation Finance  US Airways N101                  VA   $11,464,260
Transportation Finance  US Airways N706                  VA   $ 9,855,646
Transportation Finance  US Airways N707                  VA   $ 9,854,922
Transportation Finance  Western Fuels Assoc. Inc.        CO   $ 1,818,750

              EXHIBIT 1.81--NEW GROUP PREFERRED STOCK TERM SHEET

Issuer.......................  The FINOVA Group Inc.

Security.....................  Shares of 6% Perpetual Non-Cumulative
                               Redeemable Preferred Stock (the "New Group
                               Preferred Stock") with an aggregate liquidation preference equal to the Excess Amount, if any, attributable to Allowed Debt Securities
                               (S)510(b) Claims in Class FNV Capital-5.

Dividends....................  Non-cumulative cash dividends on the New Group
                               Preferred Stock will be payable at a rate of 6% per annum of the per share liquidation preference when, as and if declared by the Board of Directors. To the extent dividends are declared, they will be payable semi-annually on the semi-annual payment dates for the New Senior Notes.

Ranking......................  The New Group Preferred Stock will rank senior to the FNV Group common stock (and any other
                               FNV Group stock without a liquidation
                               preference) and pari passu with or junior to any other FNV Group preferred stock, as determined by the FNV Group Board of Directors, both as to dividends and upon liquidation, dissolution or winding up. No dividends on the FNV Group common stock may be paid unless dividends for the then current period (but not prior periods) are paid on the New Group Preferred Stock.

Liquidation Preference.......  If FNV Group dissolves, is liquidated or is wound up, holders of the New Group Preferred
                               Stock will be entitled to receive, out of any assets available for distribution to stockholders after satisfaction of the preferences of any FNV Group preferred stock that is senior to the New Group Preferred Stock, up to the per share liquidation preference, plus declared and unpaid dividends, if any, prior to any payment being made to the holders of FNV Group common stock or any other junior stock with respect to the distribution of assets upon dissolution, winding up or liquidation.

Optional Redemption..........  FNV Group will have the option to redeem the
                               New Group Preferred Stock at any time or from time to time, in whole or in part, at a redemption price equal to the per share liquidation preference, plus declared and unpaid dividends, if any, to the redemption date.

Open Market or Negotiated
 Repurchases.................
                               FNV Group may repurchase New Group Preferred
                               Stock at any time and from time to time, in whole or in part, in the open market or negotiated transactions.

Voting Rights................  None, except:

                               . with respect to changes in the terms of the
                                 New Group Preferred Stock that are materially adverse to the holders of the New Group Preferred Stock; and

                               . in the event the FNV Group Board of Directors
                                 does not declare dividends on the New Group
                                 Preferred Stock for six consecutive dividend periods, the size of the Board of Directors will be increased by one and the holders of the New Group Preferred Stock, voting as a separate class, will be entitled to elect one director, who shall serve until such time as dividends have been declared and have been paid with respect to one semi-annual dividend period.

                   EXHIBIT 6.2(a)--BERKADIA LOAN TERM SHEET

  This Summary of Terms and Conditions outlines certain terms of the Facility referred to in the Commitment Letter dated February 26, 2001 among The FINOVA Group Inc. ("FNV"), FINOVA Capital Corporation (the "Company" or the "Borrower"), Lender, Berkshire and Leucadia (the "Commitment Letter") as amended by letter agreements dated May 2, 2001, May 30, 2001, June 10, 2001 and June 13, 2001. This Summary of Terms and Conditions is part of and subject to the Commitment Letter. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:....................  The Company.

Guarantors:..................  FNV and all of FNV's direct and indirect subsidiaries other than (i) the Company and
                               (ii) any special purpose subsidiary that is contractually prohibited (as of February 26, 2001) from acting as a guarantor (the "Guarantors").

Lender:......................  Berkadia LLC ("Lender").

The Facility:................  A five-year amortizing term loan made to the
                               Borrower in a single drawing on the Closing
                               Date in a principal amount of $6,000,000,000
                               (the "Term Loan"), mandatorily prepayable with cash flows as set forth under "Prepayments."

                               The final maturity date for the Term Loan will be five years from the Closing Date.

Closing Date:................  On or before August 31, 2001.

Purpose:.....................  Proceeds of the Term Loan will be used solely to repay a portion of the pre-petition debt and post-petition interest of the Company and its subsidiaries in accordance with the Plan.

Interest:....................  The Term Loan will bear interest at a floating rate equal to:

                               the current LIBO rate (for a period not to exceed six months and to be determined prior to execution of the loan documentation) as quoted by Telerate Page 3750, adjusted for reserve requirements, if any, applicable to Lender's source of funds and subject to customary change of circumstance provisions and reserve requirements applicable to Lender and Lender's provider of funds (the "LIBO Rate"), plus 2.25% per annum.

                               The interest rate shall be reset daily and interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

                               Interest shall be payable quarterly.

Default Interest:............  During the continuance of an event of default
                               (as defined in the loan documentation), the Term Loan (including unpaid interest and unpaid default interest) will bear interest at an additional 2% per annum.

Prepayments:.................  Following the (i) payment of or funding of a reserve for accrued interest on the Term Loan,
                               (ii) payment of operating expenses and taxes of FNV, the Company and their respective subsidiaries, (iii) funding of reasonable reserves for (a) revolving and unfunded commitments existing at the Closing Date and acceptable to Lender, (b) commitments otherwise acceptable to Lender and (c) general corporate purposes of FNV, the Company and their respective subsidiaries, and (iv) payment of accrued interest on the Senior Notes, mandatory prepayments of the Term Loan without premium thereon shall be required in an amount equal to the aggregate net positive amount of each of
                               (x) 100% of the net sale proceeds from asset sales, (y) 100% of excess cash flow (to be defined in the loan documentation) and (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV, the Company or any of its subsidiaries, except to the extent any special purpose subsidiary is subject (as of February 26, 2001) to a contractual restriction on making distributions to its parent entity. In no event shall the Company or its subsidiaries make any prepayment on the Term Loan out of any refinancing or issuance of securities.

Security:....................  All amounts owing by and the obligations of the
                               Company under the Term Loan and the Guarantors in respect thereof will be secured by (i) a first priority perfected pledge of (x) all notes owned by the Company and the Guarantors and (y) all capital stock, securities, partnership and LLC interests owned by the Company and the Guarantors and (ii) a first priority perfected security interest in all other assets owned by the Company and the Guarantors, including, without limitation, accounts, inventory, equipment, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, subject to customary exceptions for transactions of this type.

Conditions Precedent to the
Closing:.....................  The loan documentation will contain conditions to the closing of the Facility customarily found in loan agreements for similar financings and transactions of this type and other conditions deemed by Lender to be appropriate to the specific transaction and in any event including without limitation:

                               . All documentation relating to the Facility
                                 shall be in form and substance satisfactory to the Company and its counsel and Lender and its counsel. Guarantees in form and substance satisfactory to the Lender and its counsel shall have been executed and delivered by the Guarantors, and shall be in full force and effect.

                               . FNV and the Company shall not be in default
                                 of any of their obligations under the
                                 Commitment Letter.

                               . The terms and conditions of, and
                                 documentation relating to the Senior Notes, the principal terms of which are outlined on Exhibit A to this Annex I together with any changes thereto as may be agreed to by Lender, shall be satisfactory to Lender, including in the case of such debt the extent of subordination, security, absence of guarantees, amortization, maturity,
                               prepayments, limitations on remedies and acceleration, covenants, events of default, interest rate and other intercreditor arrangements. All conditions precedent to the issuance of the Senior Notes shall have been satisfied or, with the prior approval of Lender, waived and the Senior Notes shall be issued concurrently with the closing of the Facility.

                              . FNV, the Company and certain of their
                                subsidiaries (the "Debtors") shall have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases") in the Bankruptcy Court and (i) all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Facility and the Management Agreement, the fees and transactions contemplated thereby and the approval thereof and (ii) the plan of reorganization of each of the Debtors shall be in form and substance reasonably satisfactory to Lender.

                              . An order of the Bankruptcy Court granting
                                approval and confirmation of the Plan of each of the Debtors shall have been entered and have become final and nonappealable (the "Final Order"), which Final Order and plans shall provide for, among other things, (i) borrowing under the Facility, including first priority liens on all collateral thereunder,
                                (ii) the use of proceeds of the Facility to make the Existing Debt Repayment and cash payments to the holders of Trust Originated Preferred Securities of FINOVA Finance Trust ("TOPrS") interests, (iii) issuance of the Senior Notes to holders of allowed general unsecured claims against the Company, (iv) issuance of New Senior Notes to holders of TOPrS (v) the adoption by each of FNV and the Company of a Certificate of Incorporation and By-laws in form and substance acceptable to Lender, (vi) the designees of Lender constituting not less than a majority of the Boards of Directors of FNV and the Company, at least two (2) of the remaining members of which shall be selected from the current Board of Directors of FNV as of the date hereof and one (1) of which shall be designated by the creditors of the Company, (vii) the issuance by FNV to Lender, and/or Berkshire and Leucadia (the "Berkadia Parties") and/or their subsidiaries for no additional consideration of shares of common stock of FNV such that such parties will own, in the aggregate, 51% (or a lesser amount as agreed by the Berkadia Parties) of the outstanding equity of FNV on a fully diluted basis (and an allocation of consideration for such issuance to the capital of FNV in an amount equal to the aggregate par value represented by such equity interests so that such equity interests are fully paid and non-assessable), (viii) the release, in form and substance satisfactory to Lender, Leucadia and Berkshire, of each Indemnified Party (as defined in the Commitment Letter) from any and all claims or liabilities that any creditor or other party in interest has or could have had in connection with or arising out of the Chapter 11 Cases, the Commitment Letter, the Management Agreement and/or any action, authority, event or transaction contemplated by any of the foregoing, (ix) such other terms as shall be acceptable to Lender in its reasonable discretion, and (x) such other terms as are requested by Lender following the initial date of filing of the Plan and that do not adversely affect the holders of claims against or interests in any of the debtors in the Chapter 11 Cases.

                              . All fees and expenses (including reasonable
                                fees and expenses of counsel) required to be paid or reimbursed to Lender, Berkshire and Leucadia on or before the Closing Date shall have been paid.

                              . Lender shall be satisfied in its reasonable
                                judgment that there shall not occur as a result of the funding of the Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any debt instruments and other material agreements of FNV, the Company or any of their respective subsidiaries that exist following the effective date of the plans of reorganization of the Debtors.

                              . Lender shall have received satisfactory
                                opinions of counsel to FNV and the Company, addressing such matters as Lender shall reasonably request, including, without limitation, the enforceability of all loan documentation, compliance with all laws and regulations (including Regulations T, U and X of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted and no conflicts with material agreements.

                              . There shall not have occurred any change,
                                occurrence or development that could, in Lender's reasonable opinion, result in a material adverse change in (i) the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects of FNV, the Company and their respective subsidiaries taken as a whole since June 7, 2001 (other than the commencement and continuation of the Chapter 11 Cases and the consequences that would normally result therefrom), (ii) the ability of the Company to perform its obligations under the loan documentation, (iii) the ability of the Guarantors (other than Guarantors as to which Lender, in its reasonable judgment, is satisfied that their inability, individually or in the aggregate, to perform their obligations is not material) to perform their obligations under the loan documentation or
                                (iv) the ability of Lender to enforce the loan documentation (any of the foregoing being a "Material Adverse Change").

                              . There shall exist no action, suit,
                                investigation, litigation or proceeding
                                pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility, the plans of reorganization of the Debtors or the transactions contemplated thereby.

                               . All necessary governmental and material third
                                 party consents and approvals necessary in connection with the Facility, the plans of reorganization of the Debtor and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to Lender) and shall remain in effect, and all applicable governmental filings have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of Lender that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated thereby.

                               . No information shall have come to the
                                 attention of Lender following the date hereof that leads Lender to determine that, and Lender shall not have become aware of any fact or condition not disclosed to them prior to the date hereof which leads Lender to determine that, the Company's or any of its subsidiaries' condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects are different in any material adverse respect from that known to Lender as of this date.

                               . Lender shall have a valid and perfected first
                                 priority lien on and security interest in the collateral referred to above under Security (other than collateral which Lender is satisfied in its reasonable judgment is not material, individually or in the aggregate); all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

                               . Lender shall have received endorsements
                                 naming Lender as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Company and its subsidiaries forming part of Lender's collateral.

                               . The Management Agreement shall be in full
                                 force and effect, and there shall be no cause for termination thereunder.

                               . There shall not exist or have occurred any
                                 defaults, prepayment events or creation of liens under debt instruments that exist following the effective date of the Plan or otherwise as a result of the Facility, the plans of reorganization of the Debtors, or the transactions contemplated thereby.

                               . FNV shall have granted registration rights to
                                 the Berkadia Parties and/or their affiliates relating to the shares of common stock of FNV issued pursuant to the Plan in form and substance reasonably satisfactory to the Berkadia Parties.

Conditions Precedent to the
Loan:........................  On the funding date of the Term Loan (if different from the closing date of the
                               Facility) (i) there shall exist no default under the loan documentation, (ii) the representations and warranties of the Company and each Guarantor therein shall be true and correct immediately prior to, and after giving effect to, funding, and (iii) the making of the Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and
Warranties:..................  The loan documentation will contain representations and warranties customarily found in loan documentation for similar financings and transactions of this type and other representations and warranties deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries) including, without limitation with respect to: valid existence, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of loan documentation, validity, priority and perfection of security interests and enforceability of liens, accuracy of financial statements and all other information provided, compliance with law, absence of Material Adverse Change, no default under the loan documentation, absence of material litigation, ownership of properties and necessary rights to intellectual property, no burdensome restrictions and inapplicability of Investment Company Act or Public Utility Holding Company Act.

Affirmative and Financial
Covenants:...................  The loan documentation will contain affirmative and financial covenants customarily found in loan documentation for similar financings and transactions of this type and other covenants deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, the following:

                               . Comply in all material respects with laws
                                 (including, without limitation, ERISA and environmental laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents and other intellectual property, preserve corporate existence, maintain accurate books and records, maintain properties, maintain appropriate and adequate insurance, permit inspection of properties, books and records, use loan proceeds as specified and provide further assurances as required.

                               . Perform obligations under leases, contracts
                                 and other agreements.

                               . Conduct all transactions with affiliates on
                                 terms reasonably equivalent to those
                                 obtainable in arm's length transactions, including, without limitation, restrictions on management fees to affiliates.

                               . Maintain with a bank satisfactory to Lender
                                 main cash concentration accounts and blocked accounts into which all cash flows of the Borrower and proceeds of collateral are paid and which are swept daily (and with respect to accounts at other banks, which will be limited, blocked account agreements in form and substance acceptable to Lender have been executed).

                               . Financial covenants as follows:

                                 Minimum net worth of $400 million; and

                                 Maximum capital expenditures (excluding
                                 expenditures made with respect to portfolio assets held for sale, lease or disposition) of $10 million per year, cumulative, but not to exceed $20 million in any year.

                               . Maintain a loan-to-collateral value ratio of
                                 no greater than 1:1.60 for periods ending prior to June 30, 2002 and 1:1.75 for periods ending on and after June 30, 2002. For purposes of this covenant, "collateral" (i) shall only include the net book value of the tangible assets of the Company and the Guarantors that have been specifically identified by the Company and that are subject to a perfected, first priority security interest in favor of the Lender (and shall exclude all assets of (a) any special purpose subsidiary of the Company that is subject to contractual or legal restrictions on making distributions to its parent entity and (b) any Guarantor for which the Company does not exercise sole voting control and/or for which all of the capital stock is not subject to a perfected, first priority pledge to Lender) and (ii) shall be net of all specific and general reserves.

Negative Covenants:..........  The loan documentation will contain negative covenants customarily found in loan
                               documentation for similar financings and transactions of this type (which will be applicable to FNV, the Company and their respective subsidiaries). Each of FNV, the Company and their respective subsidiaries shall agree that (i) except pursuant to the Plan, or
                               (ii) without the consent of Lender, it will not:

                               . Incur or assume any debt (whether or not non-
                                 recourse) other than the Term Loan or the Senior Notes (as the case may be); give any guaranties; create any liens, charges or encumbrances; incur additional lease obligations; merge or consolidate with any other person, or change the nature of business or corporate structure or create any new subsidiaries or amend its charter or by-laws; sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction), except for asset sales for cash where seller retains no residual interest in such assets and proceeds are applied as set forth under "Prepayments;" give a negative pledge on any assets in favor of any person other than Lender; permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Company; or permit to exist any restrictions on the ability of the Company to prepay the Term Loan.

                               . Prepay, redeem, purchase, defease, exchange,
                                 refinance or repurchase any debt including, without limitation, the Senior Notes, or amend or modify any of the terms of any such debt or other similar agreements, or other material agreements, entered into or binding upon FNV, the Company or their respective subsidiaries.

                               . Make any loans or advances, capital
                                 contributions or acquisitions (except to fund existing commitments not discharged in the Chapter 11 Cases) or form any joint ventures or partnerships or make any other investments in subsidiaries or any other person.

                               . Make or commit to make any payments in
                                 respect of warrants, options, repurchase of stock, dividends or any other distributions to shareholders, except the commitment contemplated under the terms of the Senior Notes following the payment in full of the Term Loan.

                               . Permit any change in ownership or control of
                                 the Company or any of its respective
                                 subsidiaries or any change in accounting treatment or reporting practices, except as required by GAAP and as permitted by the loan documentation.

                               . Redeem or otherwise acquire any shares of its
                                 capital stock, or issue or sell any
                                 securities (other than the issuance of the Senior Notes, pursuant to the exercise of options or conversion of outstanding securities or otherwise pursuant to the Plan) or grant any option, warrant or right relating to its capital stock or split, combine or reclassify any of its capital stock, other than pursuant to a stock option plan adopted following the effective date of the Plan and reasonably acceptable to Berkadia.

                               . Make any material amendment to any existing
                                 or enter into any new employment, consulting, severance, change in control or similar agreement or establish any new compensation or benefit or commission plans or arrangements for directors or employees.

                               . Merge, amalgamate or consolidate with any
                                 other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other entity, other than acquisitions of businesses in connection with foreclosures in the ordinary course of business and mergers or consolidations among wholly-owned subsidiaries of the Company.

                               . File any petition for voluntary
                                 reorganization or enter into any
                                 reorganization plan or recapitalization, dissolution or liquidation of the Company.

                               . Take any action that would have a material
                                 impact on the consolidated federal income tax return filed by FNV as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting for taxes or otherwise or any tax or accounting practice or policy.

                               . Enter into any contract, understanding or
                                 commitment that restrains, restricts, limits or impedes the ability of FNV or any of its subsidiaries to compete with or conduct any business or line of business in any geographic area.

                               . Permit FNV to engage in any business or
                                 activity, or hold any assets, other than holding the capital stock of the Company.

                               . Pay any management or similar fees, other
                                 than pursuant to the Management Agreement.

Financial Reporting            The Company shall provide: (i) monthly
Requirements:................  consolidated financial statements of FNV, the
                               Company and their respective subsidiaries, including balance sheet, income statement and cash flow statement within 30 days of month-end, certified by the chief financial officer of FNV or the Company, as appropriate; (ii) quarterly consolidated and consolidating financial statements of FNV, the Company and its subsidiaries within 45 days of quarter-end, certified by the chief financial officer of FNV or the Company, as appropriate; (iii) annual audited consolidated and consolidating financial statements of FNV, the Company and their subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by independent certified public accountants acceptable to Lender; (iv) copies of all reports on Form 10-K, 10-Q or 8-K filed by FNV or the Company with the Securities and Exchange Commission; (v) projections for the balance of the term of the Facility provided annually and annual business and financial plans provided in each case at least 30 days prior to fiscal year-end, with the business and financial plans being updated quarterly; (vi) periodic compliance certificates; and (vii) periodic certifications as to collateral value, loan and asset classification and reserves.

Other Reporting                The loan documentation will contain other
Requirements:................  reporting requirements customarily found in loan documentation for similar financings and transactions of this type and other reporting requirements deemed by Lender appropriate to the specific transaction, including, without limitation, with respect to litigation, contingent liabilities, defaults, ERISA or environmental events and potential defaults or events of default relating to loans or assets held by the Company and its subsidiaries at such times and in form and substance as is satisfactory to Lender.

Events of Default:...........  The loan documentation will contain events of default customarily found in loan documentation for similar financings and transactions of this type and other events of default deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, failure to make payments when due, defaults or accelerations under other indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy and insolvency events, failure to satisfy or stay execution of judgments in excess of specified amounts, the existence of certain materially adverse employee benefit or environmental liabilities, impairment of loan documentation or security, Material Adverse Change, actual or asserted invalidity of the guarantees, the security documents or the liens of Lender, change of ownership or control, and defaults under material contracts, including the Management Agreement.

Indemnification:.............  The Company shall indemnify and hold harmless
                               Lender, Berkshire and Leucadia and each of their respective affiliates, officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Facility, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by FNV, the Company, any of their respective directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct and any liability of any Indemnified Party shall be limited to the amount of fees actually received hereunder by such Indemnified Party.

Expenses:....................  FNV, the Company and each of their respective subsidiaries shall jointly and severally pay all (i) reasonable costs and expenses of Lender, Berkshire and Leucadia (including all reasonable fees, expenses and disbursements of outside counsel) in connection with the preparation, execution and delivery of the loan documentation and the funding of all loans under the Facility, and all search, filing and recording fees, incurred or sustained by Lender, Berkshire and Leucadia in connection with the Facility, the loan documentation or the transactions contemplated thereby, the administration of the Facility and any amendment or waiver of any provision of the loan documentation and (ii) costs and expenses of Lender, Berkshire and Leucadia (including fees, expenses and disbursements of counsel) in connection with the enforcement of any of their rights and remedies under the loan documentation.

Miscellaneous:...............
                               The loan documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes) relating to Lender and Lender's provider of funds.

Fees and Expenses:...........  Commitment Fee: A commitment fee of $60,000,000 shall be due and payable to Lender upon
                               execution of the Commitment Letter.

                               Funding Fee: A funding fee of $60,000,000 shall be due and payable to Lender upon the closing of and borrowing under the Facility.

                               Termination Fee: A termination fee of
                               $60,000,000 shall be due and payable to Lender if the Company does not borrow under the Facility for any reason (including the termination of Lender's obligations under the Commitment Letter, whether or not the Facility agreements have been entered) unless the Company's failure to borrow is solely due to
                               (x) the failure by Lender to fund in violation of its obligations under the Commitment Letter or, (y) following confirmation of the Plan by the Bankruptcy Court, a Material Adverse Change has occurred.

                               Reimbursement Fees: All fees, if any, and expenses incurred from time to time by Lender and its affiliates relating to its financing for the Facility shall be due and payable to Lender or such affiliates when incurred by Lender or such affiliates, not to exceed $30,000,000 in the aggregate.

Governing Law and Submission
to Jurisdiction:.............  State of New York.


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                EXHIBIT 6.2(c)(1)--NEW SENIOR NOTES TERM SHEET

Issuer.......................  The FINOVA Group Inc. ("FNV Group").

Aggregate Principal Amount...  Approximately $3.26 billion, representing 30%
                               of (i) the aggregate principal amount of Allowed General Unsecured Claims (as defined in the Joint Plan of Reorganization (the "Plan") of FNV Group and the debtors named therein) against FINOVA Capital Corporation ("FNV Capital") (but not including pre-petition or post-petition interest) and (ii) 22.5% of the liquidation preference attributable to the Allowed TOPrS Interests (as defined in the
                               Plan) of FINOVA Finance Trust (not including pre-petition or post-petition accrued and unpaid dividends).

Term.........................  Eight (8) years, subject to prepayment as described below.

Annual Interest Rate.........  The annual interest rate on the New Senior
                               Notes will be 7.5%.

Payment......................  Interest will be paid on semi-annual interest payment dates if and to the extent that (i) FNV Group has available cash on such dates for that purpose as described below under clause SECOND of the "Use of Cash" covenant and (ii) no default or event of default has occurred and is continuing on such dates under the credit agreement pursuant to which Berkadia LLC ("Berkadia") will make a $6 billion five-year amortizing senior secured term loan (the "Berkadia Loan") to FNV Capital (the "Berkadia Credit Agreement").

                               Each $1,000 principal amount of the New Senior Notes issued under the Plan (whether issued on the Effective Date or later) will entitle the holder thereof to receive such holder's pro rata share of an aggregate of up to $100 million of additional interest ("Contingent Interest") in respect of all New Senior Notes issued under the Plan (whether issued on the Effective Date or later) . Contingent Interest will be paid on semi-annual interest payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under clause Seventh of the "Use of Cash" covenant until the first to occur of (i) the payment of an aggregate of $100 million in Contingent Interest (as such amount may be reduced as described below under clause Seventh of the "Use of Cash" covenant) or (ii) 15 years after the Effective Date of the Plan.

                               Principal will be paid on semi-annual principal payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under clause Fifth of the "Use of Cash" covenant.

Optional Prepayment..........  Subject to compliance with the "Use of Cash"
                               covenant, FNV Group will have the option to prepay the principal of the New Senior Notes, in whole or in part, at any time and from time to time, without premium or penalty, by delivering to the indenture

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                               trustee under the New Senior Notes indenture
                               (the "Indenture Trustee") an amount equal to the principal to be repaid, plus interest from the last interest payment date on which interest was paid to the prepayment date; provided that such prepayment will not release FNV Group from its obligations to pay Contingent Interest with respect to the New Senior Notes so prepaid.

Priority and Collateral        FNV Group will grant to the Collateral Trustee
Security.....................  under a collateral trust agreement among the
                               Indenture Trustee, Berkadia, FNV Group and the
                               Collateral Trustee a security interest for the benefit of the holders of the New Senior Notes in (i) all of the capital stock of FNV Capital and (ii) a promissory note of FNV Capital issued to FNV Group in the principal amount of the aggregate amount of New Senior Notes issued under the Indenture (the "Intercompany Note").
                               The Intercompany Note Term Sheet sets forth the principal terms of the Intercompany Note.

                               These security interests shall be released upon payment in full of all interest (other than Contingent Interest) on and principal of the New Senior Notes. Until such time as all obligations under the Berkadia Loan and related guarantees are paid in full or otherwise satisfied, the security interest to be granted to the Collateral Trustee for the benefit of the holders of New Senior Notes will be junior to the perfected, first priority security interests in the capital stock of FNV Capital and the Intercompany Note granted to the Collateral Trustee for the benefit of Berkadia to secure FNV Group's guarantee of the Berkadia Loan. The holders of the New Senior Notes will have no right to instruct the Collateral Trustee to take action to enforce or otherwise realize on the security interests held by the Collateral Trustee unless and until all obligations under the Berkadia Loan and related FNV Group guarantee have been paid in full or otherwise satisfied or released. Neither the indenture governing the New Senior Notes nor the security agreements effecting the grant of the security interests (the "Security Agreements") will restrict the sale of collateral, other than as required by the Trust Indenture Act of 1939, as amended.

                               The Collateral Trust Agreement will reflect appropriate intercreditor arrangements among Berkadia, the Indenture Trustee, FNV Group and FNV Capital.

                               The payment of Contingent Interest will not be secured by the security interest or otherwise. Contingent Interest shall constitute general unsecured obligations of FNV Group.

Covenants....................  The indenture governing the New Senior Notes will contain the following covenants:

                               Use of Cash

                               To the extent not prohibited by the Berkadia
                               Credit Agreement so long as the Berkadia Loan is outstanding, FNV Group will, and will cause its subsidiaries including FNV Capital to, apply the aggregate net positive amount of each of (x) 100% of the net sale proceeds

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

                               from asset sales, (y) 100% of available cash
                               (to be defined in the indenture) and (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV Group or any of its subsidiaries, except to the extent any special purpose subsidiary is subject to a contractual restriction (which existed on February 26, 2001) or legal restriction on making distributions to its parent entity, to the following purposes in the following order:

                               First:

                               For FNV Group or any of its subsidiaries (a) to pay or to fund its operating expenses, taxes, reasonable reserves (which reserve amounts shall be determined in good faith by the entity setting such reserves) for revolving commitments, unfunded commitments and general corporate purposes, (b) to pay when due interest on and principal of Permitted Indebtedness (as defined below) of such entity (other than, in the case of FNV Capital, the Berkadia Loan and the Intercompany Note, or, in the case of FNV Group, the New Senior Notes, the payment of each of which is provided for specifically below), (c) to pay when due interest on and principal of any Refinancing Indebtedness (as defined below) incurred to refinance the Permitted Indebtedness described in clause (b), (d) to pay or to fund a reserve to pay the next quarterly interest due on the Berkadia Loan, and (e) to make payments excluded from the definition of Restricted Payments (as defined below) under the proviso contained in the definition of Restricted Payments (provided that any payments described in clause (v) of such proviso shall not exceed $1 million per year); provided that FNV Capital and its subsidiaries may make distributions to any parent entity, including FNV Group, which entity shall use such distributions, plus any other cash it has available for this purpose, to satisfy its obligations under this clause First (it being understood that the listing of subclauses (a) through (e) herein shall be for ease of reference only and shall not imply any priority of allocation or payment within this clause First);

                               Second:

                               to pay when due interest on the Intercompany
                               Note to FNV Group, which shall use such
                               payments plus any other cash it has available for this purpose, to pay accrued and unpaid interest on the New Senior Notes when due;

                               Third:

                               at the option of FNV Group, to make prepayments of principal and accrued interest on the Intercompany Note, which FNV Group shall use, plus any other cash FNV Group has available and elects to use for this purpose, to purchase New Senior Notes (including the Contingent Interest in respect of such New Senior Notes) at a purchase price not to exceed par plus accrued and unpaid interest thereon (the "Maximum Price") through (a) tender offers, (b) open market purchases and/or (c) privately negotiated transactions, in all cases at FNV Group's discretion; provided, that, if the Berkadia Loan is outstanding, no distribution to FNV Group or use by it of cash to purchase New Senior Notes shall be made under this clause

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

                               Third without the prior consent of Berkadia and such distribution or use of cash shall not exceed $1.5 billion in the aggregate; and provided, further, that if the Berkadia Loan is not outstanding, such distribution or use of cash shall not exceed $150 million per calendar year and, provided further, any such purchases of New Senior Notes by FNV Group shall be made pursuant to procedures adopted by the Board of Directors of FNV Group to protect against preferring or discriminating against Berkadia and its affiliates with respect to such purchases;

                               Fourth:

                               to make distributions to FNV Capital, or in the case of FNV Group to make contributions to FNV Capital, which shall use such distributions or contributions, plus any other cash it has available for this purpose, to repay principal of the Berkadia Loan as required under the Berkadia Credit Agreement;

                               Fifth:

                               until the principal of and interest (but not Contingent Interest) on the New Senior Notes are paid in full, to pay principal on the Intercompany Note and to make distributions to FNV Group, (A) 95% of which FNV Group will use to repay principal of the New Senior Notes until the principal of the New Senior Notes has been paid in full and/or, at FNV Group's option, to prepay all or part of the New Senior Notes as described under "Optional Prepayment" and (B) 5% of which FNV Group will use to make Restricted Payments (unless the making of any such Restricted Payments would be an "Impermissible Restricted Payment" (as defined below), in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Restricted Payments at such time or from time to time, as such Restricted Payments are not Impermissible Restricted Payments);

                               Sixth:

                               until an amount equal to 5.263% of the
                               aggregate principal amount of the New Senior
                               Notes issued under the Plan (whether on the Effective Date or later) has been used to make Restricted Payments to FNV Group's common stockholders under clause Fifth or, after repayment of the New Senior Notes, has been used to make "Deemed Restricted Payments" (as defined below), to make Deemed Restricted Payments (unless the making of such Deemed Restricted Payments would be an "Impermissible Deemed Restricted Payment," (as defined below) in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments); and

                               Seventh:

                               until an aggregate of up to $100 million (as such amount may be reduced to reflect a decrease in the principal amount of New Senior Notes outstanding as a result of purchases (but not prepayments or repayments) by FNV Group under clause Third above) has been

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

                               paid as Contingent Interest, to make
                               distributions to FNV Group (i) 95% of which will be used to pay Contingent Interest and
                               (ii) 5% of which will be used by FNV Group to make Deemed Restricted Payments) (unless the making of such Deemed Restricted Payments would be an Impermissible Deemed Restricted Payment, in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments);.

                               provided that, notwithstanding the foregoing, it shall not be a default of this "Use of Cash" covenant if a subsidiary does not make distributions to its parent entity as set forth in First through Seventh above if such dividends or distributions would be Impermissible Restricted Payments or Impermissible Deemed Restricted Payments.

                               Funding and payments in respect of any
                               Refinancing Indebtedness (as defined below) will have the same priority in this "Use of Cash" covenant as corresponds to the Indebtedness so refinanced.

                               "Deemed Restricted Payments" means any payments to FNV Group's stockholders that would have been Restricted Payments prior to repayment of the New Senior Notes.

                               "Impermissible Deemed Restricted Payments" means a Deemed Restricted Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                               "Impermissible Restricted Payments" means a
                               Restricted Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                               For purposes of clause First above, "general corporate purposes" shall not include any acquisitions of businesses, except (i) those acquired by foreclosure or in full or partial satisfaction of a bona fide obligation to FNV Group or any of its subsidiaries existing prior to such acquisition and (ii) those related to an existing customer or to a transaction or property in which FNV Group or its subsidiaries has an interest and the entity to make such acquisition has determined in good faith that such acquisition is in furtherance of maximizing the ultimate recovery from such entity's asset portfolio.

                               Limitation on Restricted Payments

                               FNV Group will not, directly or indirectly, make any Restricted Payments, other than Restricted Payments permitted under the "Use of Cash" covenant described above.

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

                               "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any distribution on account of FNV Group's equity interests (other than dividends or distributions payable in equity interests of FNV Group) and (ii) the purchase, redemption or other acquisition or retirement for value of any equity interests of FNV Group, other than redemptions, acquisitions or retirements in exchange for equity interests of FNV Group; provided, however, that Restricted Payments shall not include (i) repurchase of shares to eliminate fractional shares or odd-lots, whether pursuant to a reverse stock-split, odd-lot tender offer or otherwise; (ii) cash payments in lieu of issuance of fractional shares in connection with the exercise of any warrants, rights, options or other securities convertible into or exchangeable for FNV Group equity interests, (iii) the deemed repurchase of FNV Group's equity interests by FNV Group on the cashless exercise of stock options; (iv) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets; or
                               (v) repurchases, redemptions, acquisitions or retirements of equity interests of FNV Group from employees, directors or officers of FNV Group and its subsidiaries; provided that the aggregate of all payments in clauses (i), (ii),
                               (iv) and (v) hereof shall not exceed $5 million per calendar year

                               Limitation on Incurrence of Indebtedness

                               FNV Group will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for or with respect to (collectively, "incur") any Indebtedness other than Permitted Indebtedness or Permitted Nonrecourse Indebtedness.

                               "Indebtedness" means any indebtedness in respect of borrowed money.

                               "Permitted Indebtedness" means (A) Indebtedness outstanding (or deemed outstanding under the Plan) on the Effective Date of the Plan, including the Berkadia Loan and the New Senior Notes; (B) Refinancing Indebtedness; (C) Indebtedness at any time outstanding of up to $25 million, excluding Indebtedness outstanding under clause (A) or (B); provided, however, that availability under this clause (C) shall be reduced by the aggregate liquidation preference of any preferred equity interests issued to any person other than FNV Group or a subsidiary thereof in accordance with the "Limitation on Issuance of Capital Stock of Subsidiaries" covenant; (D) Foreclosure Indebtedness and (E) intercompany Indebtedness between or among FNV Group and/or any of its subsidiaries.

                               "Foreclosure Indebtedness" means Indebtedness of any person either (i) existing at the time that such person becomes a subsidiary of FNV Group or any of its subsidiaries provided that such person becomes a subsidiary of FNV Group as a result of a pre-existing

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                               bona fide obligation to FNV Group or any of its
                               subsidiaries, (ii) assumed in connection with the acquisition of assets from any such person provided that such person had a pre-existing bona fide obligation to FNV Group or any of its subsidiaries and that if the Indebtedness so assumed was secured, FNV Group and its subsidiaries shall not agree to extend such security interest to any new assets or to any assets of FNV Group and its subsidiaries or
                               (iii) incurred to refinance (as defined below) any Indebtedness described in (i) or (ii) above, subject to the same limitations contained in the proviso to the definition of Refinancing Indebtedness below.

                               "Refinancing Indebtedness" means Indebtedness of FNV Group or any of its subsidiaries that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance") any Indebtedness issued under the Plan and/or outstanding or deemed to be outstanding on the Effective Date of the Plan or incurred in compliance with the New Senior Notes Indenture (including Indebtedness of FNV Group that refinances Indebtedness of any subsidiary and Indebtedness of any subsidiary that refinances Indebtedness of another subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (a) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) not exceeding the then outstanding amount of the Indebtedness being refinanced, plus a reasonable premium (except with respect to the Berkadia Loan) and reasonable costs and expenses paid or incurred in connection with such refinancing (b) except with respect to Refinancing Indebtedness incurred to refinance
                               (i) the New Senior Notes, (ii) Foreclosure
                               Indebtedness or (iii) Permitted Indebtedness not issued under the Plan, such Refinancing Indebtedness shall not have a weighted average life to maturity or maturity date that is earlier than the Indebtedness being refinanced and (c) if the Indebtedness being refinanced is subordinate to the New Senior Notes, then such Refinancing Indebtedness shall be subordinate to the New Senior Notes at least to the same extent. The accretion of interest with respect to Indebtedness issued with original issue discount shall not constitute an incurrence of additional Indebtedness.

                               "Permitted Nonrecourse Indebtedness" means
                               Indebtedness incurred in connection with the acquisition or lease (as lessor) of equipment or real estate (a) that is secured solely by the equipment or real estate acquired or leased, (b) with respect to which the holder of such Indebtedness has recourse only to such equipment or real estate, and (c) which is otherwise nonrecourse to FNV Group or any subsidiary thereof, provided that all proceeds of such Indebtedness, less reasonable expenses incurred in connection with such acquisition or lease, are used as provided in the "Use of Cash" covenant.

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                               Limitation on Issuance of Capital Stock of
                               Subsidiaries.

                               FNV Group will not permit FNV Capital to issue any additional equity interests to any person other than to FNV Group and will not permit any other subsidiary of FNV Group to issue any preferred equity interests to any person other than to FNV Group or a subsidiary thereof, except that preferred equity interests may be issued such that the liquidation preference of such preferred equity interests is equal to the amount of Indebtedness that would be permitted to be incurred under the "Limitation on Incurrence of Indebtedness" covenant if the liquidation preference of such preferred equity interest were treated as Indebtedness for purposes of the "Limitation on Incurrence of Indebtedness" covenant.

                               Mergers and Consolidations

                               FNV Group will not, directly or indirectly, consolidate or merge with or into another person (whether or not FNV Group is the surviving person) unless the person formed by or surviving any such consolidation or merger (if other than FNV Group) assumes all of the obligations under the New Senior Notes and the indenture and, immediately after such consolidation or merger, there is no default or event that, with the passage of time or notice or both, would be a default under the indenture and the credit rating of the surviving entity immediately following the merger or consolidation would not be lower than that of FNV Group immediately prior to the effectiveness of the merger or consolidation. Notwithstanding the foregoing, FNV Group shall not merge or consolidate with or into FNV Capital.

                               No Payment Restrictions Affecting Subsidiaries

                               FNV Group and its subsidiaries will not permit their respective subsidiaries to create any restriction on the ability of any subsidiary to make Restricted Payments, to make loans or advances to its parent entity or to transfer any property or assets to its parent entity, except for restrictions pursuant to (i) the New Senior Notes, (ii) the Berkadia Loan, (iii) contracts as of February 26, 2001 restricting special purpose subsidiaries, (iv) applicable law, (v) Refinancing Indebtedness containing restrictions no more restrictive, taken as a whole, than those contained in the Indebtedness so refinanced, (vi) Permitted Indebtedness described in clause C or D of the definition of Permitted Indebtedness, provided restrictions contained therein are no more restrictive, taken as a whole, than restrictions contained in any Permitted Indebtedness, or (vii) Permitted Nonrecourse Indebtedness incurred by any special purpose subsidiary.

                               The right to receive Contingent Interest under the New Senior Notes shall not constitute any equity interest or indebtedness of FNV Group for purposes of the indenture.

                               The covenants described under "Limitation on Restricted Payments," "Limitation on Incurrence of Indebtedness," "Limitation on Issuance of Capital Stock of FNV Subsidiaries" and

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                               "No Payment Restrictions Affecting
                               Subsidiaries" will no longer apply to FNV Group or its subsidiaries upon payment in full of all interest on (other than Contingent Interest) and principal of the New Senior Notes.

Additional Covenants.........  Additional affirmative covenants typically included in indentures for publicly issued debt securities will be added to the indenture, including financial reporting requirements.

Event of Default.............  Each of the following will constitute an "Event of Default": (i) default in the payment of all or any part of the unpaid principal, if any, and accrued and unpaid interest, if any, on the New Senior Notes at maturity; (ii) failure to pay interest in full on the New Senior Notes for two consecutive interest payment dates;
                               (iii) failure by FNV Group or any of its subsidiaries to observe or perform in all material respects the provisions of the "Payment" covenant and of clauses First through Seventh of the "Use of Cash" covenants for 30 days; (iv) failure by FNV Group to observe or perform in all material respects any other covenant or agreement on the part of FNV Group contained in the New Senior Notes, the indenture or the Security Agreements if that failure is not remedied within 60 days after written notice is given to FNV Group by the trustee or to FNV Group and the trustee by the holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding, specifying such default, requiring that it be remedied and stating that such notice is a "Notice of Default" under the indenture; and (v) certain events of bankruptcy, dissolution or reorganization of FNV Group or FNV Capital.

Book-Entry; Delivery and
Form.........................  New Senior Notes will be represented by one or more permanent global notes in definitive, fully registered form, deposited with the Indenture Trustee as custodian for, and registered in the name of, a nominee of the Depository Trust Company.


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                EXHIBIT 6.2(c)(2)--INTERCOMPANY NOTE TERM SHEET

(Capitalized terms used without definition are defined in the New Senior Notes
                                  Term Sheet)

Issuer.......................  FINOVA Capital Corporation ("FNV Capital").

Aggregate Principal Amount ..  Same as New Senior Notes.

Term.........................  Same as New Senior Notes (without regard to
                               Contingent Interest).

Annual Interest Rate.........  Same as New Senior Notes.

Payment......................  Same as New Senior Notes, with payments applied to interest (other than Contingent Interest) and/or principal in the same manner as applicable to New Senior Notes. No payments will be made under the Intercompany Note with respect to Contingent Interest.

Optional Prepayment..........  Same as New Senior Notes.

Subordination................  Subordinated in right of payment to the
                               Berkadia Loan.

Priority and Collateral
Security.....................  FNV Capital will grant to the Collateral
                               Trustee under a Collateral Trust Agreement among the Indenture Trustee, Berkadia, FNV Group and the Collateral Trustee for the benefit of the holder of the Intercompany Note a security interest in all assets of FNV Capital as to which a lien has been granted to secure the Berkadia Loan. This security interest shall be junior to the first priority perfected security interest granted to Berkadia to secure the Berkadia Loan. This security interest shall be released upon payment in full of all interest on and principal of the Intercompany Note. The holder of the Intercompany Note will have no right to instruct the Collateral Trustee to take action to enforce or otherwise realize on the security interests held by the Collateral Trustee unless and until all obligations under the Berkadia Loan have been paid in full or otherwise satisfied or released. Neither the Intercompany Note, nor the security agreements effecting the grant of the security interests, will restrict the sale, lease or other disposition of collateral, or the amendment of any of the Berkadia loan documents.

Covenants....................  None.

Event of Default.............  None, other than (i) cross-acceleration of New
                               Senior Notes and (ii) certain events of
                               bankruptcy, dissolution or reorganization of
                               FNV Capital.

                           EXHIBIT 6.3(a) TO THE PLAN

                            NEW CORPORATE DOCUMENTS

                       TO BE PROVIDED IN PLAN SUPPLEMENT

                           EXHIBIT 6.3(b) TO THE PLAN

                        BOARD OF DIRECTORS FOR FNV GROUP

                       TO BE PROVIDED IN PLAN SUPPLEMENT

                           EXHIBIT 6.3(c) TO THE PLAN

                      BOARD OF DIRECTORS FOR OTHER DEBTORS

                       TO BE PROVIDED IN PLAN SUPPLEMENT

                            EXHIBIT 7.1 TO THE PLAN

             LIST OF REJECTED EXECUTORY CONTRACTS/UNEXPIRED LEASES

                       TO BE PROVIDED IN PLAN SUPPLEMENT

                            EXHIBIT 7.2 TO THE PLAN

              LIST OF ASSUMED EXECUTORY CONTRACTS/UNEXPIRED LEASES

                       TO BE PROVIDED IN PLAN SUPPLEMENT

                                                                      EXHIBIT B

                        UNITED STATES BANKRUPTCY COURT

                             DISTRICT OF DELAWARE

In re:                                          Chapter 11


The FINOVA Group Inc.,                    Case Nos. 01-0697 (PJW) through
FINOVA Capital Corporation,               01-0705 (PJW)
FINOVA (Canada) Capital Corporation,
FINOVA Capital plc,                       Jointly Administered
FINOVA Loan Administration Inc.,          Case No. 01-0697 (PJW)
FINOVA Mezzanine Capital Inc.,
FINOVA Portfolio Services, Inc.,
FINOVA Technology Finance, Inc., and
FINOVA Finance Trust,

Debtors.


     ORDER (i) APPROVING DISCLOSURE STATEMENT; (ii) APPROVING SOLICITATION PROCEDURES, FORM OF BALLOTS, AND MANNER OF NOTICE AND (iii) FIXING THE
 DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE DEADLINE FOR FILING
                              OBJECTIONS THERETO

  Upon consideration of (a) the Third Amended and Restated Disclosure Statement (the "Disclosure Statement") with respect to Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code (the "Plan") filed on June 13, 2001 by The FINOVA Group Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors") and (b) the Motion by Debtors for Order (i) Approving Solicitation Procedures, Form of Ballots, and Manner of Notice and (ii) Fixing the Date, Time and Place for the Confirmation Hearing and the Deadline for Filing Objections Thereto, dated May 18, 2001 (the "Motion"); and upon the hearing held on June 13, 2001 (the "Hearing") for consideration of the Motion and approval of the Disclosure Statement; and upon consideration of the foregoing, the papers filed in support of the Motion, and the responses and objections to the Motion and the Disclosure Statement (the "Objections"); and the Court having jurisdiction to consider the foregoing in accordance with 28 U.S.C.
(S)(S) 157 and 1334; and it appearing that due and proper notice of the Disclosure Statement and the Motion having been given, and that no other or further notice need be given; and the Court having determined after due deliberation that the Disclosure Statement contains adequate information to allow parties in interest to determine whether to accept or reject the Plan and that granting of the Motion is in the best interests of the Debtors' estates; and upon the proceedings had before the Court and good and sufficient cause appearing therefor, it is hereby

  ORDERED that any Objections to the Motion or the Disclosure Statement that were not withdrawn or settled as set forth in the record of the Hearing are overruled and the Motion is granted in all respects, and it is further

  ORDERED that, in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), the Disclosure Statement (and all exhibits and schedules thereto), as the same may be amended and modified from time to time to reflect any modifications that the Debtors determine to be appropriate which do not materially change the Disclosure Statement or materially and adversely affect any rights of a party in interest, is approved as containing adequate information; and it is further

  ORDERED that a hearing will be held before the undersigned United States Bankruptcy Judge at 824 Market Street, Sixth Floor, Wilmington, Delaware 19801 on August 10, 2001 at 9:30 a.m., or as soon thereafter as counsel may be heard, to consider the confirmation of the Plan and any objections thereto (the "Confirmation Hearing"); and it is further

  ORDERED that the Confirmation Hearing may be continued by the Court from time to time without prior notice to holders of claims or equity interests and parties in interest other than the announcement of the adjourned hearing date at the Confirmation Hearing or at an adjourned Confirmation Hearing; and it is further

  ORDERED that objections to confirmation of the Plan, if any, must be in writing, must state the name of the objector, its interest in these chapter 11 cases, and, if applicable, the amount and nature of its claim or interest, as well as state with particularity the nature of the objection and the legal basis therefore, and must be filed with this Court and served in a manner so as to be received by the parties listed below, together with proof of service, no later than August 3, 2001 at 4:00 p.m. (Eastern Daylight Time): the
Debtors: The FINOVA Group Inc., et al, 4800 North Scottsdale Road, Scottsdale, Arizona 85251-7623, Attention: William J. Hallinan; Co-Counsel to the Debtors:
Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, Attn:
Jonathan M. Landers, and Richards, Layton & Finger, P.A., One Rodney Square, 9th Floor, Wilmington, Delaware 19899, Attn: Mark D. Collins; Co-Counsel to the Creditors Committee: Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Chaim J. Fortgang, and Pachulski, Stang, Ziehl, Young & Jones, 919 North Market Street, Suite 1600, Wilmington, Delaware 19801, Attn: Laura Davis Jones; Counsel to the Equity Committee:
Anderson, Kill & Olick, P.C., 1251 Avenue of the Americas, New York, New York 10020, Attn: Andrew Rahl; and Office of the United States Trustee: Office of the United States Trustee, 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: Frank Perch; and it is further

  ORDERED that any objecting party that has not filed and served an objection to confirmation of the Plan as prescribed in the preceding paragraph may be barred from objecting to the confirmation of the Plan and be precluded from being heard at the Confirmation Hearing; and it is further

  ORDERED that notwithstanding the requirements set forth in Rule 9014-1(d) of the Local Rules, Debtors may file a reply to any objections, if any, to the Plan and such reply will be served on the objectant, the Creditors Committee, the Equity Committee and the United States Trustee and filed with the Court on or before August 8, 2001 at 4:00 p.m. (Eastern Daylight Time); and it is further

  ORDERED that the Confirmation Notice, substantially in the form annexed hereto as Exhibit "A," and proposed manner for providing notice of the Confirmation Hearing, as set forth in the Motion, are approved in all respects and deemed good, adequate and sufficient notice; and it is further

  ORDERED that on or before June 29, 2001, the Debtors will cause the Confirmation Notice to be published once in The Wall Street Journal (National Edition), The New York Times (National Edition), and USA Today (National Edition); and it is further

  ORDERED that, pursuant to Bankruptcy Rule 3018(c), the Ballots, substantially in the form annexed hereto as Exhibit "B," the Master Ballots, substantially in the form annexed hereto as Exhibit "C," and the proposed terms and conditions of the voting and tabulation procedures, as set forth in the Motion and as modified on the record at the Hearing and to reflect the filing of an amended Disclosure Statement and Plan on June 13, 2001, are hereby approved in all respects; and it is further

  ORDERED that pursuant to Bankruptcy Rule 3018(a), the record date for determining the holders of claims against and equity interests in the Debtors who may vote to accept or reject the Proposed Plan shall be June 13, 2001 (the "Voting Record Date"); and it is further

  ORDERED that King & Associates (the "Balloting Agent") is hereby authorized and directed to act as impartial voting and solicitation agent with respect to the Proposed Plan; and it is further

  ORDERED that on or before June 25, 2001, the Debtors will distribute or cause to be distributed to Eligible Voters a Solicitation Package, which will include the following:

    a. the Confirmation Notice;

    b. a copy of the Disclosure Statement as approved by the Court (with exhibits including the Plan);

    c. except as provided in the following paragraph, a personalized Ballot identifying the name and address of the Eligible Voter as well as the applicable Voting Class and, where appropriate, the amount of the claim; and

    d. a postage-paid return envelope addressed to the Balloting Agent; and it is further

  ORDERED that the special procedures set forth below will govern for voting by beneficial holders of (i) The FINOVA Group Inc. common stock in Class FNV Group-6 (Interests), (ii) FINOVA Capital Corporation Notes or Bonds in Class FNV Capital-3 (General Unsecured Claims), and (iii) FINOVA Finance Trust TOPrS in Class FNV Trust-5 (TOPrS Interests):
    a. The Debtors will provide the Nominees with sufficient copies of the Solicitation Packages to forward to the Beneficial Holders;

    b. The Nominees will forward the Solicitation Package or copies thereof to the applicable Beneficial Holders within three business days of receipt by such Nominees of the Solicitation Package;

    c. With respect to any Ballot not authenticated and signed in advance by a Nominees:

      i. the Nominee will include with the Solicitation Package sent to each Beneficial Holder a postage-prepaid, return envelope provided by and addressed to the Nominee;

      ii. the Beneficial Holder will complete the Ballot and return the Ballot to the respective Nominee, in accordance with the instructions for the Ballot;

      iii. the Nominee will summarize the votes of the respective beneficial Holders on the Master Ballot, in accordance with the instructions for the Master Ballot; and

      iv. the Nominee will return the Master Ballots to the Balloting Agent so that it is actually received by the Balloting Agent before the Voting Deadline;

and

    d. With respect to any Ballots that are authenticated and signed in advance by the Nominee:

      i. the Nominee will include with the Solicitation Package sent to the Beneficial Holder a postage-prepaid, return envelope addressed to the Balloting Agent; and

      ii. the Beneficial Holder will sign and complete the Ballot and return such Ballot directly to the Balloting Agent, in accordance with the instructions for the Ballot, so that it is actually received by the Balloting Agent before the Voting Deadline;

and it is further

  ORDERED that, to the extent that the Indenture Trustees and Nominees incur out-of-pocket expenses in connection with distribution of the Solicitation Packages, the Debtors are authorized to reimburse them for their reasonable, actual and necessary out-of-pocket expenses incurred in this regard; and it is further

  ORDERED that, on or before June 25, 2001, the Debtors will distribute or cause to be distributed to Notice Parties a Notice Package, which will include the following:

    a. the Confirmation Notice, substantially in the form annexed hereto as Exhibit "A;"

    b. a copy of the Disclosure Statement as approved by the Court (with exhibits, including the Plan); and

    c. either (i) a notice identifying that the Debtors have identified the recipient party as being ineligible to vote, but providing instructions as to how to obtain a ballot if the recipient disagrees with that classification, substantially in the form annexed hereto as Exhibit "D," or
  (ii) in certain circumstances as specified in the Motion, a Ballot;

and it is further

  ORDERED that Ballots must be properly executed and delivered, in accordance with the procedures specified in the Disclosure Statement and Ballots, and will be submitted so as to be actually received by the Balloting Agent on or before August 1, 2001 at 5:00 p.m., Mountain Standard Time (the "Voting Deadline") at one of the following addresses:

                By U.S. Mail:                             By Delivery or Courier:
            The FINOVA Group Inc.                          The FINOVA Group Inc.
         c/o King & Associates, Inc.                    c/o King & Associates, Inc.
                P.O. Box 2742                      7301 East Sundance Trail--Suite D 201
         Carefree, Arizona 85377-2742                   Carefree, Arizona 85377-2742

and it is further

  ORDERED that only the votes of Eligible Voters will be considered in the tabulation process and the amount of a claim used to tabulate acceptance or rejection of the Plan shall be the Scheduled Amount; provided, however, that
(a) if a claim has been estimated and temporarily allowed pursuant to an order of this Court, then for tabulation purposes the amount of the claim shall be the amount estimated or temporarily allowed; and (b) if a proof of claim is filed, as to which no objection has been filed and which has not been disallowed or expunged, then for tabulation purposes the amount of the claim shall be as set forth in the proof of claim; and it is further

  ORDERED that, in connection with the procedures outlined in the preceding paragraph and to streamline the solicitation process, each Ballot sent to a particular creditor or interest holder shall carry a notation of the Scheduled Amount of the underlying claim; and it is further

  ORDERED that, for the purposes of voting, the number of shares of equity securities used to tabulate acceptance or rejection of the Plan will be the number of shares held by the particular stockholder, as of the close of business on the Voting Record Date, as reflected on the records of the Debtors' stock transfer agent and the Depository Trust (CEDE); and it is further

  ORDERED that with respect to Ballots submitted by the Eligible Voters (which shall include holders of the beneficial interests of claims otherwise defined as Eligible Voters), the following procedures will govern:

    a. Any Ballot that is returned to the Balloting Agent indicating acceptance or rejection of the Plan, but which is unsigned or does not indicate an acceptance or rejection of the Plan, shall not be counted or otherwise included in the tabulation of votes;

    b. Any Eligible Voter that has delivered a valid Ballot to the Balloting Agent may withdraw its vote by delivering a written notice of withdrawal to the Balloting Agent. To be valid, the notice of withdrawal must (a) be signed by the party who signed the ballot to be revoked, and (b) be received by the Balloting Agent before the Voting Deadline. The Debtors may contest the validity of any withdrawals;

    c. Any Eligible Voter that has delivered a valid Ballot to the Balloting Agent may change its vote by delivering to the Balloting Agent a properly executed, completed replacement Ballot so as to be received on or before the Voting Deadline. Whenever an Eligible Voter casts more than one Ballot voting the same claim, each of which is received by the Balloting Agent prior to the Voting Deadline, only the Ballot that bears the latest date shall be counted;

    d. If an Eligible Voter casts simultaneous duplicative Ballots voted inconsistently, those Ballots shall count as one vote accepting the Plan;

    e. Each Eligible Voter shall be deemed to have voted the full amount of its claim or interest;

    f. Each Eligible Voter shall vote the full amount of its claim or interest within a particular Voting Class either to accept or reject the Plan, and may not split the amount of its claim or interest so that a portion accepts the Plan and a portion rejects the Plan. This provision does not apply to Master Ballots completed by Nominees;

    g. Any Ballot that partially rejects and partially accepts the Plan shall not be counted. This provision does not apply to Master Ballots completed by Nominees;

    h. Any Ballot or Master Ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted; and

    i. The Debtors, in their discretion, may request that the Balloting Agent attempt to contact Eligible Voters to cure any defects in Ballots or Master Ballots;

and it is further

  ORDERED that the provisions regarding notice in accordance with the procedures set forth in this Order shall be deemed good, adequate and sufficient notice of (i) the Confirmation Hearing; (ii) the time fixed for filing objections to confirmation of the Plan; and (iii) the time within which holders of Claims entitled to vote may vote to accept or reject the Plans;

  ORDERED that the Debtors are hereby authorized and empowered to take such steps and perform such acts as may be necessary to implement and effectuate this Order.

Dated: Wilmington, Delaware
   June 14, 2001

                                              /s/ Honorable Peter J. Walsh
                                         -------------------------------------
                                             United States Bankruptcy Judge

                                                                      EXHIBIT C

                          SECOND AMENDED AND RESTATED
                         MANAGEMENT SERVICES AGREEMENT

  SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT, dated as of
June 10, 2001 (the "Agreement"), by and among The FINOVA Group Inc. ("FINOVA" or the "Company"), a Delaware corporation, and Leucadia National Corporation, a New York corporation ("Leucadia" or "Manager") and Leucadia International Corporation, a Utah corporation that is a wholly owned subsidiary of Leucadia ("Leucadia International").

  WHEREAS, FINOVA, Leucadia and Leucadia International are parties to the Management Services Agreement dated as of February 26, 2001, as amended by the Amended and Restated Management Services Agreement dated as of April 3, 2001 (the "Original Agreement") and desire to amend and restate such agreement as previously amended in its entirety as set forth herein;

  WHEREAS, FINOVA filed a petition for voluntary reorganization (the "Voluntary Petition") under chapter 11 of title 11 of the United States Code 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (and together with any United States District Court that exercises jurisdiction over the bankruptcy cases of FINOVA and its affiliated debtors, the "Bankruptcy Court"); and

  WHEREAS, FINOVA, its subsidiary, FINOVA Capital Corporation ("FCC"), Berkadia LLC, a Delaware limited liability company ("Berkadia"), Berkshire Hathaway Inc., a Delaware corporation ("Berkshire") and Leucadia have entered into a commitment letter dated February 26, 2001, as such commitment letter may be amended from time to time (the "Commitment Letter") pursuant to which, among other things, Berkadia has committed, which commitment is guarantied by Berkshire and Leucadia, to lend to FCC $6 billion on the terms and conditions set forth in the Commitment Letter; and

  WHEREAS, pursuant to the Commitment Letter, the Company and FCC have agreed to file a chapter 11 plan containing the principal terms outlined in the Commitment Letter or such other terms agreed to by the Company as are mutually acceptable to both Leucadia and Berkshire in their reasonable discretion (the "Plan"); and

  WHEREAS, the Board of Directors of the Company (the "Board") has formed a special committee consisting of two directors to serve as a special committee of the Board until the effective date of the Company's chapter 11 plan (the "Special Committee"), to work closely with Leucadia and the designee of Berkadia provided by Leucadia hereunder (the "Berkadia Liaison"); and

  WHEREAS, certain management functions have previously been performed for FINOVA by its own officers; and

  WHEREAS, Leucadia, directly and through its subsidiaries, has the capability to provide advice and assistance to FINOVA with respect to such services prior to the effective date of the Plan and to provide those services to FINOVA after the effective date of the Plan; and

  WHEREAS, the Board has determined that it is in the best interests of FINOVA to obtain such services from Leucadia and its subsidiaries.

  It is hereby mutually agreed that the Original Agreement is hereby amended and restated in its entirety to read as follows:

  1. Term. The term of this Management Agreement shall be ten years commencing on the date hereof.

  2. Compensation. For a period of ten years, commencing on the date of the Original Agreement, FINOVA shall pay to Leucadia International annually a management fee of $8 million, payable in immediately available funds (the "Annual Management Fee"). The Annual Management Fee shall be payable quarterly, in advance, at the beginning of each calendar quarter; provided, however, that the entire first Annual Management Fee was paid to Leucadia International on February 27, 2001.

  3. Services of Leucadia. (a) The following applies prior to the effective date of the Plan: Subject to the authority of the Board and the Special Committee, Leucadia, directly and through its subsidiaries including Leucadia International, shall provide advice and assistance to FINOVA in the management of the asset "portfolio" of FCC, including advice and assistance regarding the supervision of corporate wide management of portfolio sales, dispositions, acquisitions, and administration and shall provide to the Company the services of the Berkadia Liaison, who initially shall be Lawrence S. Hershfield (an employee of Leucadia International), who will report to and work closely with the Special Committee in the formulation and execution of the Plan. FINOVA shall keep the Berkadia Liaison informed and shall request his advice and assistance, in each case on a timely basis, as to all material acts and decisions of FINOVA with respect to the management of the asset portfolio of FCC. Nothing contained in this Agreement shall preclude the Board and the Special Committee from considering, acting upon or making decisions with respect to proposals for alternatives to the Plan.

  (b) Following the effective date of the Plan, Leucadia shall be responsible for the general management of the Company, subject to the authority of the Board, and shall provide to the Company, the Chairman of the Board and President of the Company and such other officers, if any, as shall be mutually determined between Leucadia and the Company. In providing such general management, Leucadia will act in a reasonably prudent manner.

  4. Personnel. Leucadia shall provide a portion of the time of such executive officers of Leucadia and its subsidiaries as Leucadia reasonably determines is necessary to carry out the services specified herein. The number of persons providing services at any one time and the number of hours such persons devote to the services specified herein shall not be fixed but shall at all times be adequate to properly and promptly perform and discharge the specified services, it being understood that acting as Berkadia Liaison shall be Mr. Hershfield's principal professional activity through the effective date of the Plan.

  The persons provided by Leucadia hereunder shall for all purposes be employees of Leucadia. Neither Leucadia nor Leucadia International shall be entitled to receive any additional compensation for services rendered under this Agreement other than the payments set forth in paragraph 2 above, but shall be reimbursed for all reasonable out of pocket expenses, including reimbursement of travel expenses. Nothing herein shall prevent, however, any individual provided hereunder from becoming an elected or appointed officer or director of FINOVA and enjoying the benefits (other than compensation) afforded to any persons in any such position.

  5. Office Space, Equipment and Supplies, Etc. FINOVA shall provide to Leucadia and its personnel provided hereunder office space, secretarial services, equipment and supplies, telephone, telefax and related support facilities to the extent available at FINOVA's regular work locations.

  6. Mutual Obligations. In addition to their other obligations under this Agreement, each of FINOVA and Leucadia shall cooperate with the other in the preparation of the Plan and in matters relating to the confirmation of the Plan. The parties hereto also shall keep each other fully and promptly informed of developments in FINOVA's and FCC's businesses and relationships and discussions and negotiations with or affecting their respective creditors, including any notices from their respective lenders, suppliers or advisors or any notices from any third party related to their respective creditors. Upon execution of this Agreement, Leucadia shall be entitled to name three designees (or alternate designees for any designee that can not attend a meeting of the Board) each of whom is mutually acceptable to FINOVA and Leucadia as observers to the Board and, in such capacity, each such designee (or his named alternate) (i) shall receive from FINOVA all communications with the Board at the same time sent to all members of the Board and (ii) shall be entitled to attend all meetings of the Board (whether telephonic or in person) and to receive reports of any meetings (whether telephonic or in person) of the Board promptly following such meetings not attended by such designee; provided, however, that if the Board believes that the Leucadia designees should be excluded from deliberations on or being present during voting with respect to any proposal for an alternative to the Plan, the Leucadia designees shall remove themselves from any such meeting. FINOVA agrees that prior to confirmation of the Plan, FINOVA and its subsidiaries will carry on their respective businesses in the ordinary course of business in compliance in all material respects with all applicable laws and in accordance with Annex A hereto.

  7. Company Expenses. FINOVA will continue to bear the cost and expense of its own employees, including their salary, travel, entertainment, other business and benefit expenses.

  8. Bankruptcy Court Approval. If the Bankruptcy Court does not approve this Agreement on or before the day an order is issued by the Bankruptcy Court approving a disclosure statement for the Company and FCC (which shall be no later than July 6, 2001), this Agreement will automatically terminate unless termination is specifically waived by Leucadia in writing. The Company agrees that it will use its best efforts to obtain Bankruptcy Court approval of this Agreement in a timely manner. If the Agreement is not approved by the Bankruptcy Court, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

  9. Termination. If (i) the Commitment Letter is terminated or (ii) a plan of reorganization other than the Plan is confirmed by order of the Bankruptcy Court, then Leucadia and the Company each shall have the right to terminate this Agreement. Any termination shall be upon not less than 30 days prior written notice given by the terminating party to the other party to this Agreement. However, any termination (whether under this paragraph or otherwise) shall not relieve FINOVA of its obligation to pay to Leucadia International the portion of the Management Fee, if any, that has been earned through the termination date but has not been paid to Leucadia International as of the date of such termination and any unpaid Management Fee due to the date of termination shall be paid to Leucadia International in one payment, in immediately available funds, upon the effective date of such termination. Notwithstanding the foregoing, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

  10. Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York.

  11. Assignment. Neither party may assign this Agreement or any of its rights or duties hereunder, except that Manager may assign this Agreement to any entity that is controlled by, controlling or under common control with Leucadia.

  12. Notices. Services of all notices, if any, under this Agreement shall be sufficient if given personally or sent by certified, registered mail, return receipt requested, or telefax to the addresses set forth below:

  If to Company, at:

    The FINOVA Group Inc.
    4800 North Scottsdale Road
    Scottsdale, Arizona 85251-7623
    Attention: William Hallinan, President and Chief Executive Officer, General Counsel and Secretary
    Facsimile No.: (480) 636-4949

    with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071-3197
    Attention: Andrew E. Bogen, Esq.
    Facsimile No.: (213) 229-7520

  If to Manager or Leucadia International, at:

    Leucadia National Corporation
    315 Park Avenue South
    New York, New York 10010
    Attention: Joseph S. Steinberg, President
    Facsimile No.: (212) 598-4869

    with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Stephen E. Jacobs, Esq.
    Facsimile No: (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.

  13. Entire Agreement. This Agreement supercedes in its entirety the Management Services Agreement dated as of February 26, 2001 among FINOVA, Leucadia and Leucadia International.

  14. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

  IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Services Agreement to be duly executed on the date first written above.

                                          The Finova Group Inc.

                                                  /s/ William J. Hallinan
                                          By: _________________________________
                                            Name:
                                            Title:

                                          Leucadia National Corporation

                                                   /s/ Joseph A. Orlando
                                          By: _________________________________
                                                     Joseph A. Orlando
                                                      Vice President

                                          L eucadia International Corporation

                                                  /s/ Philip M. Cannella
                                          By: _________________________________
                                                    Philip M. Cannella
                                                      Vice President

                                                                        Annex A

  Except as otherwise expressly permitted or required by the terms of the Plan or as otherwise expressly contemplated by this Management Agreement or the Commitment Letter, during the period from the date of the Management Agreement to entry of a final order of the Bankruptcy Court confirming the Plan, the Company shall not, and shall cause any of its subsidiaries not to, without the written consent of Manager, which decision regarding consents shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent:

    (i) amend its certificate of incorporation, bylaws or other comparable organizational documents or those of any subsidiary of the Company;

    (ii) except (A) pursuant to the exercise or conversion of outstanding securities, (B) for issuances of Common Stock upon the exercise of outstanding options under the benefit plans of the Company, (C) in connection with other awards outstanding on the date of this Management Agreement under any benefit plan, or (D) upon conversion of TOPrS, redeem or otherwise acquire any shares of its capital stock, or issue or sell any securities (including securities convertible into or exchangeable for any shares of its capital stock), or grant any option, warrant or right relating to any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock;

    (iii) make any material amendment to any existing, or enter into any new, employment, consulting, severance, change in control or similar agreement, or establish any new compensation or benefit or commission plans or arrangements for directors or employees, or amend or agree to amend any existing benefit plan;

    (iv) other than in connection with foreclosures in the ordinary course of business and mergers or consolidations among wholly-owned subsidiaries of the Company, merge, amalgamate or consolidate with any other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other person;

    (v) enter into any plan of reorganization or recapitalization, dissolution or liquidation of the Company;

    (vi) declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of the Company in respect of any capital stock of the Company;

    (vii) except for borrowings under credit facilities or lines of credit existing on the date hereof, incur or assume any indebtedness of the Company or any of its subsidiaries, except indebtedness of the Company or any of its subsidiaries incurred in the ordinary course of business;

    (viii) take any action that would have a material impact on the consolidated federal income tax return filed by the Company as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting (whether for taxes or otherwise) or make any material change in any tax or accounting practice or policy;

    (ix) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its subsidiaries, or the ability of Leucadia, to compete with or conduct any business or line of business in any geographic area;

    (x) enter into, or amend the terms of, any contract relating to interest rate swaps, caps or other hedging or derivative instruments relating to indebtedness of the Company or any of its subsidiaries; or

agree or commit, whether in writing or otherwise, to do any of the foregoing.

                                                                      EXHIBIT D

        Berkshire Hathaway Inc.             Leucadia National Corporation
           1440 Kiewit Plaza                    315 Park Avenue South
         Omaha, Nebraska 68131                New York, New York 10010

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131


February 26, 2001

The FINOVA Group Inc.
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623
Attention: Matthew M. Breyne
        President

FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623
Attention: Matthew M. Breyne
        President

                               COMMITMENT LETTER

                 $6,000,000,000 Senior Secured Credit Facility

Ladies and Gentlemen:

  You have advised us that The FINOVA Group Inc. ("FNV"), its subsidiary, FINOVA Capital Corporation (the "Company" or the "Borrower"), and certain affiliated entities each intend to file a petition for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware and to seek confirmation of a chapter 11 plan having the principal terms outlined herein, or such other terms agreed to by the Company as are reasonably acceptable to both Berkshire Hathaway Inc. ("Berkshire") and Leucadia National Corporation ("Leucadia") (the "Plan") pursuant to which, among other things, the Company would repay approximately $6,000,000,000 of its existing pre-petition unsecured indebtedness (the "Existing Debt Repayment") with the proceeds of a $6,000,000,000 senior secured term loan facility (the "Facility") to be made available by Lender (as defined below) to the Company. You have advised us that the Existing Debt Repayment will be made pursuant to the Plan and that under the Plan, the unpaid portion of the Company's pre-petition indebtedness (after giving effect to the Existing Debt Repayment) will be restructured into new secured notes of FNV (the "Senior Notes") as described herein.

  You have also advised us that simultaneous with the execution of this Commitment Letter (as defined herein), FNV is entering into a Management Services Agreement with Leucadia and Leucadia International Corporation dated the date of this Commitment Letter (the "Management Agreement").

  Leucadia and Berkshire have organized Berkadia LLC, a Delaware limited liability company owned jointly by them (the "Lender"), whose performance hereunder is guaranteed by Berkshire and Leucadia. Berkshire guaranties 90% of Lender's commitments hereunder; Leucadia guaranties 10% of Lender's commitments hereunder; and Berkshire secondarily guaranties the 10% of Lender's commitments guaranteed by Leucadia. Leucadia shall have no obligation to FNV or the Company (or any affiliate of either FNV or the Company) with respect to the Facility (other than the guaranty of Lender's commitment stated in the immediately preceding sentence).

  Lender is pleased to inform you of its commitment to provide the entire amount of the Facility, subject to (i) the receipt by Lender in immediately available funds of the non-refundable commitment fee of $60,000,000 (the "Commitment Fee") and (ii) the terms and conditions described in this letter and the attached Annex I ("Annex I," and together with this letter, the "Commitment Letter"). Until Lender has received payment in full of the Commitment Fee and Leucadia has received payment in full of the first Annual Management Fee (as defined in the Management Agreement), none of Lender, Berkshire nor Leucadia shall have any obligation to you with respect to the Facility.

Conditions Precedent

  The commitment and other obligations of Lender hereunder are subject to:

    (i) the filing by the Company and FNV no later than March 8, 2001 of a petition for voluntary reorganization (each a "Voluntary Petition") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., with the United States Bankruptcy Court for the District of Delaware (and together with the United States District Court, the "Bankruptcy Court");

    (ii) the approval by the Bankruptcy Court, on or before the day an order is issued by the Bankruptcy Court approving a disclosure statement for the Company and FNV, which shall be no later than 130 days from the date hereof (the "Disclosure Statement Approval Date"), of this Commitment Letter including all fees set forth herein (the "Commitment Letter Approval") (such fees to include without limitation (x) the Company's payment of all reasonable fees incurred by Lender in connection with its financing of the Facility ("Reimbursement Fees") as and when such fees are incurred by Lender and reimbursement by the Company of the Reimbursement Fees to the extent incurred by Lender prior to such Bankruptcy Court Approval and (y) the Company's payment of a termination fee (the "Termination Fee") of $60,000,000 to Lender if Borrower does not borrow under the Facility for any reason (including the termination of Lender's obligations under this Commitment Letter, whether or not the Facility agreements have been entered into), unless Borrower's failure to borrow is solely due to (a) the failure by Lender to fund the Facility in violation of its obligations hereunder or, (b) following confirmation of the Plan by the Bankruptcy Court, a Material Adverse Change (as defined in Annex I) has occurred or a due diligence condition relating to environmental, insurance or employee matters has not been satisfied);

    (iii) the Management Agreement being in effect and there being no material breach by FNV thereunder;

    (iv) our reasonable satisfaction with, and the approval by the Bankruptcy Court of, (x) the Facility and the fees and transactions contemplated thereby, including, without limitation, the liens to be granted by the Company to secure the Facility, and the Definitive Documentation (as defined below) and (y) all actions to be taken, all undertakings to be made and obligations to be incurred by the Company in connection with the Facility and by the Company and FNV in connection with the Plan (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court reasonably satisfactory in form and substance to Lender, which orders shall, among other things, approve the payment by the Company of all unpaid fees that are provided for in Annex I, and such orders shall have become final and nonappealable);

    (v) the preparation, execution and delivery of mutually acceptable loan documentation, including, without limitation, a credit agreement containing terms consistent with the terms and conditions outlined in this Commitment Letter (the "Definitive Documentation");

    (vi) the absence of any change, occurrence or development that could, in our reasonable opinion, constitute a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects of FNV, the Company and each of their respective subsidiaries taken as a whole since December 31, 2000 (other than the commencement and continuation of the Chapter 11 cases and the consequences that would normally result therefrom);

    (vii) the accuracy and completeness in all material respects of all representations and warranties that you make to us and all information that you furnish to us and your compliance with the terms of this Commitment Letter;

    (viii) the immediate payment in full of all fees, expenses and other amounts due and payable under this Commitment Letter;

    (ix) our not becoming aware after the date hereof of any information or other matter which in our reasonable judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof;

    (x) the satisfaction of the other conditions precedent to the closing of the Facility contained in Annex I; and

    (xi) a closing of and borrowing under the Facility on or prior to August 31, 2001.

Commitment Termination

  Lender's commitment set forth in this Commitment Letter will terminate on the earlier of (x) August 31, 2001, unless the Facility closes and funds on or before such date or (y) the Disclosure Statement Approval Date if the Commitment Letter Approval is not received from the Bankruptcy Court by the Disclosure Statement Approval Date. Prior to such termination, Lender's commitment set forth in this Commitment Letter may be terminated (i) by Lender if any event occurs or information has become available that, in its reasonable judgment, results in, or is likely to result in, the occurrence of any of the events referred to in clause (vi) of the paragraph captioned "Conditions Precedent" or the failure of any other condition referred to in the paragraph captioned "Conditions Precedent" or (ii) by Lender upon termination of the Management Agreement.

Fees

  In addition to the fees described herein, you agree to pay the unpaid fees set forth in Annex I, including, without limitation, the Funding Fee (as defined therein), the Termination Fee, the Reimbursement Fees and the Facility Fee (as defined therein). You agree to seek the Commitment Letter Approval by the Bankruptcy Court, and shall use your best efforts to obtain the same on or before the Disclosure Statement Approval Date. If the Commitment Letter Approval is not received from the Bankruptcy Court by such date, Lender's entitlement to the Termination Fee shall be a general unsecured claim against the estates of the Company and FNV. Each of the fees described in this Commitment Letter shall be non-refundable when paid.

Indemnification

  You agree to indemnify and hold harmless Lender, Leucadia, Berkshire and each of their respective affiliates and each of their respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), whether joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or any of the transactions contemplated hereby, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, FNV, any of their respective directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

  You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to FNV, the Company or their respective securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct and any liability of any Indemnified Party shall be limited to the amount of actual fees received by such Indemnified Party hereunder.

  Prior to Commitment Letter Approval by the Bankruptcy Court, this indemnification shall be a general unsecured claim against the estates of the Company and FNV.

Costs and Expenses

  In further consideration of the commitment of Lender hereunder, and recognizing that in connection herewith Lender, Berkshire and Leucadia are incurring substantial costs and expenses in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, as well as in connection with any financing to be obtained by Lender in providing funds to you under the Facility, including, without limitation, reasonable fees and disbursements of counsel to Lender, Berkshire and Leucadia, filing and recording fees and due diligence, transportation, computer, duplication, messenger, appraisal, audit, insurance and consultant costs and expenses, you hereby agree to pay, or reimburse Lender, Berkshire and Leucadia on demand, upon presentation of reasonable documentation, for all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby is consummated. You also agree to pay all reasonable costs and expenses of Lender, Berkshire and Leucadia (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their respective rights and remedies hereunder. Prior to Commitment Letter Approval by the Bankruptcy Court, the claims of Lender, Berkshire and Leucadia hereunder shall be general unsecured claims against the estates of the Company and FNV.

Confidentiality

  Each of Lender, Berkshire and Leucadia agrees to keep confidential any information concerning FNV, the Company or their affiliates (whether prepared by FNV, the Company, their respective advisors or otherwise) which is furnished to Lender, Berkshire or Leucadia by or on behalf of FNV, the Company or their affiliates in connection with this Commitment Letter and the transactions contemplated hereby (herein collectively referred to as the "Evaluation Material"); provided, however, that (i) any such information may be disclosed by Lender, Berkshire and Leucadia to their respective directors, officers, employees, representatives and advisors and their financing sources and the directors, officers, employees, representatives and advisors of such financing sources who need to know such information for the purpose of evaluating the transactions contemplated by this Commitment Letter (it being understood that such directors, officers, employees, representatives, advisors and financing sources shall be informed by Lender, Berkshire or Leucadia, as the case may be, of the confidential nature of such information and shall be directed to treat such information confidentially), (ii) any disclosure of such information may be made to which the Company consents in writing and
(iii) Lender, Berkshire and Leucadia may make any public disclosures of such information as any of them is required by law or as part of the Chapter 11 cases to make. The term "Evaluation Material" does not include information which (i) is already in the possession of Lender, Berkshire or Leucadia, provided that such information is not known by any such party to be subject to another confidentiality agreement with or other obligation of secrecy to FNV, the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by Lender, Berkshire or Leucadia or their respective directors, officers, employees, agents or advisors, or (iii) becomes available to Lender, Berkshire or Leucadia on a non-confidential basis from a source other than FNV, the Company or its advisors, provided that such source is not known by Lender, Berkshire or Leucadia to be bound by a confidentiality agreement with or other obligation of secrecy to FNV, the Company or another party. Nothing contained herein shall prevent Lender, Berkshire or Leucadia from disclosing to each other the Evaluation Material. The obligations of Lender, Berkshire and Leucadia hereunder to keep confidential the Evaluation

Material shall (i) survive for a period of eighteen (18) months following the expiration or termination of this Commitment Letter in accordance with its terms and (ii) supersede any and all prior agreements between any of the parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Commitment Letter shall supercede in its entirety the agreement between FNV and Leucadia dated August 14, 2000.

Representations, Warranties and Covenants of the Company

  You represent and warrant that (i) all information, considered together in its entirety, that has been or will hereafter be made available to Lender, Berkshire or Leucadia by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, (ii) all financial projections, if any, that have been or will be prepared by you and made available to Lender, Berkshire and Leucadia have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized) and (iii) as of February 23, 2001, FNV and its consolidated subsidiaries had at least $1,100,000,000 of cash and cash equivalents on hand and such amounts will be used solely to fund, in whole or in part, legal commitments, normal operating expenses, the allowed claims against the debtors and expenses relating to the Chapter 11 proceedings and the expenses of the transactions contemplated by this Commitment Letter. You agree to provide such information and projections as reasonably requested by Lender, and to supplement such information and projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects at all times.

  In issuing this Commitment Letter, Lender is relying on the accuracy of the information furnished to it or to Berkshire or Leucadia by or on behalf of the Company and its affiliates without independent verification thereof.

No Third Party Enforcement, Etc.

  The commitment of Lender hereunder is made solely for the benefit of FNV and the Company and may not be enforced by any other person. Please note that those matters that are not covered or made clear herein or in Annex I are subject to mutual agreement of the parties. The parties hereto may not assign or delegate any of their respective rights or obligations hereunder without the prior written consent of Lender (on behalf on Lender, Berkshire and Leucadia) or FNV (on behalf of FNV and the Company), as the case may be, which may be withheld in such party's sole discretion; provided, however, that each of Lender, Berkshire and Leucadia may (without obtaining any consent) assign its rights or obligations under this Commitment Letter, in whole or in part, to any of their respective direct or indirect wholly owned subsidiaries. No assignment will relieve the assigning party of its obligations hereunder. The terms and conditions of this Commitment Letter may be modified only in writing signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, or between any of the Lender, Berkshire and Leucadia on the one hand, and any third parties, including creditors and stockholders of FNV, the Company and their respective subsidiaries, on the other hand.

Governing Law, Etc.

  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.

Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The paragraphs captioned "Fees", "Indemnification", "Costs and Expenses," "Confidentiality," "No Third Party Enforcement," "Governing Law" and "Waiver of Jury Trial" shall survive the expiration or termination of this Commitment Letter.

Waiver of Jury Trial

  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Commitment Letter or the transactions contemplated by the Commitment Letter or the actions of any of the parties hereto or any of their respective affiliates in the negotiation, performance or enforcement of the Commitment Letter.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

  Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to Marc Hamburg, President, c/o Berkadia LLC, 1440 Kiewit Plaza, Omaha, Nebraska 68131 (telecopier: 402-346-3375 ) on February 26, 2001. Notwithstanding anything contained herein to the contrary, this Commitment Letter will not be effective, and neither the existence of this Commitment Letter nor the terms hereof shall be disclosed by you to any person (other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis), unless both the Commitment Fee is received by Lender and the first Annual Management Fee due upon execution of the Management Agreement is received by Leucadia at or before 2 p.m. (New York City time) on February 27, 2001. If you elect to deliver the Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                          Very truly yours,

                                          Berkadia LLC

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                         President

                                          Berkshire Hathaway Inc.

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                       Vice President

                                          Leucadia National Corporation

                                                   /s/ Joseph A. Orlando
                                          By: _________________________________
                                                     Joseph A. Orlando
                                                       Vice President

ACCEPTED this 26th day
of February, 2001

The Finova Group Inc.                     Finova Capital Corporation


         /s/ Matthew M. Breyne                     /s/ Matthew M. Breyne
By: _________________________________     By: _________________________________
           Matthew M. Breyne                         Matthew M. Breyne
            President & CEO                           President & CEO

    For Annex I, see FNV Group's Current Report on Form 8-K, filed with the
            Securities and Exchange Commission on February 28, 2001.

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                  May 2, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

Ladies and Gentlemen:

  Pursuant to and as contemplated by the commitment letter (the "Commitment Letter") dated as of February 26, 2001 by and among Berkadia LLC, Berkshire Hathaway Inc., Leucadia National Corporation, The FINOVA Group Inc. ("FNV") and FINOVA Capital Corporation ("Borrower"), we hereby confirm that the attached Senior Secured Credit Facility term sheet and Summary of Terms of New Senior Notes (the "Term Sheets") are acceptable to Berkshire and Leucadia to be included as part of the plans of reorganization filed by FNV, Borrower and their subsidiaries (together, the "Debtors") that have filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). We and you agree that:

    (i) the Term Sheets shall replace Annex I and Exhibit A to Annex I to the Commitment Letter, respectively, effective upon the earlier to occur of (a) the approval of the Commitment Letter and the Term Sheets by the Court, or
  (b) the effective date of plans of reorganization of the Debtors that satisfy and incorporate the terms and conditions set forth in the Commitment Letter and the Term Sheets, and

    (ii) this letter and the Term Sheets do not amend or modify the Commitment Letter in any respect unless and until the occurrence of either of the events described in clauses (a) or (b) of paragraph (i).

                                          Very truly yours,

                                          Berkadia LLC

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                          Manager

                                          Berkshire Hathaway Inc.

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                      Vice President

                                          Leucadia National Corporation

                                                   /s/ Joseph A. Orlando
                                          By: _________________________________
                                                     Joseph A. Orlando
                                                      Vice President

Acknowledged and Agreed
this 2nd day of May, 2001

The Finova Group Inc.

          /s/ W. J. Hallinan
By: _________________________________
            W. J. Hallinan
            President & CEO

Finova Capital Corporation

            W. J. Hallinan
By: _________________________________
            W. J. Hallinan
            President & CEO

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                 May 30, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

Ladies and Gentlemen:

  Reference is made to the commitment letter (the "Commitment Letter") dated as of February 26, 2001 by and among Berkadia LLC ("Berkadia"), Berkshire Hathaway Inc. ("Berkshire"), Leucadia National Corporation ("Leucadia") , The FINOVA Group Inc. ("FNV") and FINOVA Capital Corporation ("Borrower"), and the letter agreement among Berkadia, Berkshire, Leucadia, FNV and Borrower dated May 2, 2001 (the "Letter Agreement"), which annexes the term sheet for the Term Loan (as defined in the Annex I to the Commitment Letter) and the term sheet for the New Senior Notes (as defined in Annex I to the Commitment Letter). These term sheets annexed to the Letter Agreement are referred to in this letter as the "Term Sheets."

  Please be advised that Berkadia, Berkshire and Leucadia are prepared, subject to the conditions set forth in this letter, to modify the terms of the Berkadia Loan and the New Senior Notes as set forth below, and to agree that such modified terms are acceptable to Berkadia, Berkshire and Leucadia for inclusion as part of the plans of reorganization previously filed by FNV and Borrower and their subsidiaries (together, the "Debtors") that have filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court").

Term Loan.

  Interest Rate. The interest rate on the Term Loan will be a floating rate equal to the current LIBO rate (for a period not to exceed six months and to be determined prior to the execution of the loan documentation) as quoted by Telerate Page 3750, adjusted for reserve requirements, if any, applicable to Lender's source of funds and subject to customary change of circumstance provisions and reserve requirements applicable to Lender and Lender's provider of funds (the "LIBO Rate"), plus 2.25% per annum. The alternate minimum rate of 9% per annum and the annual 25 basis point facility fee on the Term Loan will be eliminated.

  The interest rate shall be reset daily and interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

  Use of Proceeds. The proceeds of the Term Loan ($6 billion) will be used, together with cash on hand at FNV and its subsidiaries, to make an aggregate cash payment to holders of general unsecured Claims (as defined in the Disclosure Statement filed by the Debtors on May 2, 2001 with the Court) against Borrower (i) of $7 billion in respect of the principal amount of general unsecured Claims and (ii) of approximately $350 million of post-petition interest on such general unsecured Claims (assuming an effective date of the Plan of August 31, 2001). The balance of the principal amount of such Claims (excluding post-petition interest) will be paid in New Senior Notes.

New Senior Notes.

  Annual Interest Rate. The annual interest rate on the New Senior Notes will be 7%.

  Mandatory Purchases of New Senior Notes. The obligation (contained in clause Third of the "Use of Cash" covenant of the New Senior Notes) to commit $75 million of available cash quarterly (up to a maximum of $1.5 billion in total) to repurchase New Senior Notes at a price not to exceed par plus accrued interest will be eliminated, although FNV will retain the right (to be contained in clause Third of the "Use of Cash" covenant of the New Senior Notes), subject to the consent of Berkadia, to make purchases of New Senior Notes, at a price not to exceed par plus accrued interest, out of available cash.

  In all other respects the terms of the Term Loan, the New Senior Notes and the Plan set forth in the Commitment Letter and the Letter Agreement shall remain in effect.

  Berkadia's obligations with respect to the foregoing proposed modifications to the terms of the Term Loan and the New Senior Notes will terminate if (i) there is any agreement requiring the Debtors or any of their subsidiaries to pay under any circumstances whatsoever to any third party (X) any "break up fee," "topping fee," "due diligence fee," "expense reimbursement," or similar payment or arrangement therefor, or any other fee arrangement in connection with a third party proposal or (Y) any reimbursement on the basis of having made a "substantial contribution" under Section 503 of the Bankruptcy Code, or
(ii) there is any award or approval by the Court of (X) any "break up fee," "topping fee," "due diligence fee," "expense reimbursement fee," or similar payment or arrangement therefor to any third party, or any other fee arrangement in connection with a third-party proposal or (Y) any reimbursement on the basis of having made a "substantial contribution" under Section 503 of the Bankruptcy Code, whether or not any such agreement, approval, award or payment referred to in clause (i) or clause (ii) of this paragraph is subject to any conditions, prerequisites, contingencies or future events and whether or not absolutely due or due under limited or special circumstances.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  Furthermore, subject to your agreement with respect thereto, the proposed modifications contained in this letter (i) shall become effective upon the approval of the Commitment Letter, the Term Sheets and such proposed modifications by the Court and (ii) are not intended to and do not amend or modify the Commitment Letter in any respect unless and until receipt of such Court approval.

                                          Very truly yours,

                                          Berkadia LLC

                                                   /s/ Robert E. Denham
                                          By: _________________________________
                                                     Robert E. Denham
                                                     Attorney-in-Fact

                                          Berkshire Hathaway Inc.

                                                   /s/ Robert E. Denham
                                          By: _________________________________
                                                     Robert E. Denham
                                                     Attorney-in-Fact

                                          Leucadia National Corporation

                                                    /s/ Thomas S. Mara
                                          By: _________________________________
                                                      Thomas S. Mara
                                                 Executive Vice President

Accepted and Agreed to
as of May 30, 2001


The Finova Group Inc.

          /s/ W. J. Hallinan
By: _________________________________
            W. J. Hallinan
            President & CEO

Finova Capital Corporation:

          /s/ W. J. Hallinan
By: _________________________________
            W. J. Hallinan
            President & CEO

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                 June 10, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

   Re: Proposed June 10 Modifications

Ladies and Gentlemen:

  Reference is made to the commitment letter (the "Commitment Letter") dated as of February 26, 2001 by and among Berkadia LLC ("Berkadia"), Berkshire Hathaway Inc. ("Berkshire"), Leucadia National Corporation ("Leucadia"), The FINOVA Group Inc. ("FNV Group") and FINOVA Capital Corporation ("FNV Capital"), the letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital dated May 2, 2001 (the "May 2 Agreement"), which annexes a term sheet for the Term Loan (as defined in the Annex I to the Commitment Letter) and a term sheet for the New Senior Notes (as defined in Annex I to the Commitment Letter) and the letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital dated May 30, 2001 (the "May 30 Agreement"). Attached hereto are a revised term sheet for the New Senior Notes (the "Revised Senior Notes Term Sheet") and a revised term sheet for the Term Loan (the "Revised Term Loan Term Sheet"), which reflect changes agreed to in the May 30 Agreement and are marked to show the changes agreed to in this letter agreement, and a new term sheet for the note to be issued by FNV Capital to FNV Group (the "Intercompany Note Term Sheet").

  Please be advised that Berkadia, Berkshire and Leucadia confirm that, subject to the terms and conditions set forth in this letter, the Revised Senior Notes Term Sheet, the Revised Term Loan Term Sheet and the Intercompany Note Term Sheet attached to this letter and the additional terms and modifications to the Commitment Letter set forth below (the "Additional Terms") are acceptable to Berkadia, Berkshire and Leucadia for inclusion as part of the joint plans of reorganization (the "Plan") previously filed by FNV Group and FNV Capital and their subsidiaries (together, the "Debtors") that have filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court"). Any capitalized term used in this letter agreement without definition shall have the meaning established for such term in the Amended and Restated Disclosure Statement with respect to the Joint Plan of Reorganization of Debtors under Chapter 11 of the Bankruptcy Code filed with the Court on June 1, 2001.

 Additional Terms:

  1. Berkadia, Berkshire and Leucadia agree that, pursuant to the Plan, (i) holders of Allowed General Unsecured Claims against FNV Capital will receive a cash distribution equal to 70% of the principal amount of such Claims, a cash distribution equal to 100% of accrued and unpaid pre-petition interest included in such Claims, a cash distribution equal to 100% of accrued and unpaid post-petition interest in respect of such Claims, and New Senior Notes in the principal amount of 30% of such claims and (ii) holders of Allowed TOPrS Interests of FINOVA Finance Trust will receive a cash distribution equal to 52.5% of the liquidation preference attributable to the Allowed TOPrS Interests, a cash distribution equal to 75% of the amount of accrued and unpaid pre-petition and post-petition dividends attributable to such Allowed TOPrS Interests, and New Senior Notes in the principal amount of 22.5% of the liquidation preference attributable to such Allowed TOPrS Interests.

  2. Berkshire will deliver to FNV Group the letter attached hereto as Exhibit A (the "Berkshire Holding Agreement").

  3. The following modifications to the Commitment Letter are to be implemented:

    (i) Clause (i) of "Conditions Precedent" has been satisfied;

    (ii) In clause (vi) of "Conditions Precedent" the words "December 31, 2000" will be replaced with the words "June 7, 2001";

    (iii) In clause (ix) of "Conditions Precedent" the words "the date hereof" will be replaced with the words "June 7, 2001";

    (iv) Under "Fees" the words "and the Facility Fee (as defined therein)" shall be deleted;

    (v) The first paragraph under "Representations, Warranties and Covenants of the Company" shall be amended to read in its entirety as follows:

    "You represent and warrant that (i) all information, considered together in its entirety, that has been or will hereafter be made available to Lender, Berkshire or Leucadia by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, (ii) all financial projections that on or after June 7, 2001 have been or will be prepared by you and made available to Lender, Berkshire and Leucadia have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized) and (iii) after June 7, 2001 all cash and cash equivalents of FNV and its consolidated subsidiaries will be used solely to fund, in whole or in part, legal commitments, normal operating expenses, the allowed claims against the debtors and expenses relating to the Chapter 11 proceedings and the expenses of the transactions contemplated by this Commitment Letter. You agree to provide such information and projections as reasonably requested by Lender, and to supplement such information and projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects at all times.

  Berkadia's agreement herein to the Revised Senior Notes Term Sheet, the Revised Term Loan Term Sheet, the Intercompany Note Term Sheet and Additional Terms and Berkshire's obligations under the Berkshire Holding Agreement:

    (i) will terminate, and the agreement between Berkadia, FNV Group and FNV Capital shall revert to the provisions and agreements in the Commitment Letter, the May 2 Agreement and the May 30 Agreement, if the Official Committee of Unsecured Creditors of FINOVA Capital Corporation

      (A) objects to or announces its intent to object to the joint plans of reorganization of the Debtors as modified to include the Revised Commitment Letter, the Revised Senior Notes Term Sheet, the Revised Term Loan Term Sheet and the Intercompany Note Term Sheet (herein referred to as "modified joint plans");

      (B) requests the Court, or announces its intention to request the Court, to approve a disclosure statement for or confirm any plan of reorganization of the Debtors other than the modified joint plans or for any financing arrangements for a plan of reorganization other than the financing arrangements proposed by Berkadia and reflected in the modified joint plans;

      (C) makes any filing in the bankruptcy cases of the Debtors presently pending in the Court that (1) supports any plan of reorganization other than the modified joint plans or (2) supports or seeks approval of any request by a third party to conduct due diligence of any of the Debtors in connection with a bankruptcy plan, or that supports the payment to any third party (other than any of Berkadia, Berkshire or Leucadia) under any circumstance whatsoever of any commitment fee, break-up fee, topping fee, due diligence fee, expense reimbursement or similar payment or arrangement therefor, or any other fee arrangements in connection with a third party proposal (except a payment to General Electric Capital Corporation of up to $5 million) or any reimbursement on the basis of having made a "substantial contribution" under Section 503 of the Bankruptcy Code, whether or not any such agreement or award or payment is subject to any conditions, prerequisites, contingencies or future events and whether or not absolutely due or due under limited or special circumstances;

      (D) fails to timely file pleadings in the Court or state a position in the Court which evidences support for or no objection to, and fails to withdraw within three days prior to the hearing therefor any pleadings previously filed objecting to, the entry of a Court order approving the currently pending motions styled "Motion to Approve (i) Commitment Letter with Berkshire Hathaway Inc., Leucadia National Corporation and Berkadia LLC; and (ii) Management Services Agreement with Leucadia National Corporation and Leucadia International Corporation and Authorizing the Assumption of Those Agreements as Amended," "Motion (i) to Approve Compensation and Release Agreements for Senior Executives and (ii) To Approve Disclaimer of Escrow Funds," and "Motion to Approve Amended and Restated Disclosure Statement," as well as any motion and/or hearing where an order confirming the modified joint plans has been requested, or fails to oppose any appeal brought from an order approving any of the foregoing or any stay of an order approving any of the foregoing;

      (E) objects to any requests by the Debtors to obtain hearings that relate to the matters referenced in clause D above at the earliest available Court hearing dates, including any request for an order shortening time; or

      (F) fails to timely file pleadings in the Court or state a position in the Court opposing (1) approval of a disclosure statement for or a confirmation of the "Alternative Transaction" described in the Joint Objection of General Electric Capital Corporation, Goldman Sachs Mortgage Company and Goldman Sachs Credit Partners L.P. filed in the Court on June 6, 2001 (the "June 6 Objection"), (2) approval of any agreement with respect to the Alternative Transaction or any fee arrangement with respect to the Alternative Transaction, and (3) approval of the revised schedule proposed in the June 6 Objection, unless, with respect to sub-clauses (1), (2) and (3) to this clause
    (F), the June 6 Objection is withdrawn; and

    (ii) will terminate, and the agreement between Berkadia, FNV Group and FNV Capital shall revert to the provision and agreements in the Commitment Letter and the May 2 Agreement, if there is

      (A) any agreement requiring the Debtors or any of their subsidiaries to pay under any circumstances whatsoever to any third party (other than any of Berkadia, Berkshire or Leucadia) (1) any commitment fee, break up fee, topping fee, due diligence fee, expense reimbursement, or similar payment or arrangement therefor, or any other fee arrangement in connection with a third party proposal (except a payment of up to $5 million, with the consent of Berkadia) or (2) any reimbursement on the basis of having made a "substantial contribution" under Section 503 of the Bankruptcy Code; or

      (B) there is any award or approval by the Court of (1) any commitment fee, break up fee, topping fee, due diligence fee, expense reimbursement fee, or similar payment or arrangement therefor to any third party (other than any of Berkadia, Berkshire or Leucadia), or any other fee arrangement in connection with a third-party proposal (except a payment to General Electric Capital Corporation of up to $5 million) or (2) any reimbursement on the basis of having made a "substantial contribution" under Section 503 of the Bankruptcy Code, whether or not any such agreement, approval, award or payment referred to in this clause (ii) is subject to any conditions, prerequisites, contingencies or future events and whether or not absolutely due or due under limited or special circumstances.

  In addition, Berkadia's agreement herein to the Revised Senior Notes Term Sheet, the Revised Term Loan Term Sheet and Additional Terms and Berkshire's obligations under the Berkshire Holding Agreement will terminate, and the agreement between Berkadia, FNV Group and FNV Capital shall revert to the provisions and agreements in the Commitment Letter, the May 2 Agreement and the May 30 Agreement, if (a) the Debtors fail to file the modified joint plans with the Court or withdraw or modify, without the consent of Berkadia, the modified joint plans, (b) any of the Debtors take any of the actions set forth in (i) (B) or (C) of the preceding paragraph, (c) the Debtors fail to diligently pursue the entry of the Court orders described in (i)(D) of the preceding paragraph or fail to seek hearings that relate to the matters referenced in (i)(D) of the preceding paragraph at the earliest available hearing dates, or (d) any of the Debtors fails to timely file pleadings in the Court opposing the Alternative Transaction, any agreement or fee arrangement with respect to the Alternative Transaction, or the revised schedule proposed in the June 6 Objection.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  Furthermore, subject to your agreement with respect thereto, the proposed modifications contained in this letter (i) shall become effective upon Court approval of the Commitment Letter, the modifications in the May 2 Agreement, the modifications in the May 30 Agreement, and this letter agreement, including the Revised Senior Notes Term Sheet, the Revised Term Loan Term Sheet and the Intercompany Note Term Sheet and (ii) are not intended to and do not amend or modify the Commitment Letter in any respect unless and until receipt of such Court approval.

                                          Very truly yours,

                                          Berkadia LLC

                                                   /s/ Robert E. Denham
                                          By: _________________________________
                                                     Robert E. Denham
                                                     Attorney-in-Fact

                                          Berkshire Hathaway Inc.

                                                   /s/ Robert E. Denham
                                          By: _________________________________
                                                     Robert E. Denham
                                                     Attorney-in-Fact

                                          Leucadia National Corporation

                                                  /s/ Joseph A. Orlando
                                          By: _________________________________
                                                    Joseph A. Orlando
                                                      Vice President

Accepted and Agreed to
as of June 10, 2001

The Finova Group Inc.                     Finova Capital Corporation:


        /s/ William J. Hallinan                   /s/ William J. Hallinan
By: _________________________________     By: _________________________________
Name: _______________________________     Name: _______________________________
Title: ______________________________     Title: ______________________________

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                                                  June 13, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

                      Re: Proposed June 13 Modifications

Ladies and Gentlemen:

  Reference is made to the letter agreement among Berkadia, Berkshire, Leucadia, FNV Group and FNV Capital dated June 10, 2001 (the "June 10 Letter Agreement"). Any capitalized term used in this letter agreement without definition shall have the meaning established for such term in June 10 Letter Agreement or the Second Amended and Restated Disclosure Statement with respect to the Joint Plan of Reorganization of Debtors under Chapter 11 of the Bankruptcy Code filed with the Court on June 11, 2001.

  The undersigned agree that the June 10 Letter Agreement shall be modified and supplemented in the following manner (the "June 13 Terms"):

  1. Berkshire will deliver to FNV Group the letter attached hereto as Exhibit A (the "Amended Berkshire Holding Agreement") in lieu of the Berkshire Holding Agreement.

  2. The parenthetical phrase "(except a payment to General Electric Capital Corporation of up to $5 million)" appearing in subparagraph (i) (C ) and subparagraph (ii) (B) of the first paragraph following the "Additional Terms" section of June 10 Letter Agreement shall be deleted, and the following parenthetical phrase shall be substituted in its entirety therefor: "(except an aggregate payment to General Electric Capital Corporation and Goldman Sachs Mortgage Company of up to $5 million in the aggregate)".

  3. FNV Group will provide the Creditors' Committee with financial information evidencing compliance with the "loan to collateral value" financial covenant to be contained in the Berkadia Loan Agreement, as such covenant is proposed to be modified as indicated in paragraph 4 immediately below.

  4. The sixth bullet point under "Affirmative and Financial Covenants" set forth in the Revised Term Loan Term Sheet shall be revised to delete the reference to "December 31, 2001" appearing twice in the first sentence, and replacing such text with "June 30, 2002".

  5. The Revised Senior Note Term Sheet shall be revised to:

    (a) prohibit any merger or consolidation between FNV Group and FNV Capital; and

    (b) to amend clause Third in the "Use of Cash" covenant to add to the end of such clause immediately before the semi-colon:

    "and; provided further, any such purchases of New Senior Notes by FNV Group shall be made pursuant to procedures adopted by the board of directors of FNV Group to protect against preferring or discriminating against Berkadia and its affiliates with respect to such purchases"

  6. Section 5.11 (a) of the Plan will be amended to delete therefrom clause
(ii) and to replace such deleted language with the following:

    "(ii) for Claims based upon a contract between the Claim holder and a Debtor that specifies payment of interest at a variable rate upon amounts owed by the Debtor to the Claim holder, the variable rate (but not the default rate, and excluding facility or other fees or any changes in rates due to the failure to elect interest rates or periods from or after the Petition Date, and without regard to the availability or unavailability of specified rates as a result of a default, financial condition or otherwise), (x) with respect to prepetition interest, as specified in the contract as in effect on the day such interest payment was due, and (y) with respect to postpetition interest, calculated as specified in the contract, provided that the component of any such variable rate based on London Interbank Offered Rates ("LIBOR") for U.S. dollar deposits shall be 30-day LIBOR as was in effect on the Petition Date for the period from the Petition Date through and including the last day of March 2001, and thereafter for each subsequent month, 30-day LIBOR as of the first business day of such month for such month or partial month."

  7. Section 10.5 "Releases" of the Plan shall be amended to restate in its entirety subsection (a) as follows:

    Releases by the Debtors. As of the Effective Date, each of the Debtors releases, unconditionally and forever, (A) Berkadia, Leucadia, Berkshire and their respective Affiliates, and the respective officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each of Berkadia, Leucadia, Berkshire and their respective Affiliates and (B) each of the Official Committees, their current and former respective members (in their capacities as members of such Official Committees), and their agents, advisors, attorneys and representatives (in such capacities), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce their respective obligations to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, as applicable), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

  8. The Disclosure Statement will be revised to reflect the resignation of Bank of America from the Creditors' Committee.

  The June 13 Terms are conditioned upon the same conditions, and will become effective and will terminate upon the same events, as those conditions and events set forth in the June 10 Letter Agreement as such June 10 Letter Agreement is proposed to be revised pursuant to the terms of this letter agreement, as fully as if such conditions and terms were set forth herein.

                 [Remainder of page intentionally left blank.]

  Furthermore, subject to your agreement with respect thereto, the June 13 Terms (i) shall become effective upon Court approval of this letter and (ii) are not intended to and do not amend or modify the Commitment Letter or the June 10 Letter Agreement in any respect unless and until receipt of such Court approval.

                                          Very truly yours,

                                          Berkadia LLC

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                          Name: _______________________________
                                                      Vice President
                                          Title: ______________________________

                                          Berkshire Hathaway Inc.

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                          Name: _______________________________
                                                      Vice President
                                          Title: ______________________________

                                          Leucadia National Corporation

                                                   /s/ Joseph A. Orlando
                                          By: _________________________________
                                          Name: _______________________________
                                                      Vice President
                                          Title: ______________________________

Accepted and Agreed to
as of June 13, 2001

The Finova Group Inc.                     Finova Capital Corporation:


        /s/ William J. Hallinan                   /s/ William J. Hallinan
By: _________________________________     By: _________________________________
Name: _______________________________     Name: _______________________________
Title: ______________________________     Title: ______________________________

                                                                    "EXHIBIT A"
                                            [To June 13, 2001 Letter Agreement]

                            Berkshire Hathaway Inc.
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                                                  June 13, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251

Ladies and Gentlemen:

  Reference is made to the letter agreement dated June 10, 2001 (the "Letter Agreement") by and among Berkadia LLC, Berkshire Hathaway Inc ("Berkshire"), Leucadia National Corporation, The FINOVA Group Inc., and FINOVA Capital Corporation.

  Berkshire (which as used hereinafter means Berkshire Hathaway Inc. and its direct and indirect subsidiaries) hereby agrees not to transfer the New Senior Notes received by Berkshire pursuant to the Plan (as defined in the Letter Agreement) and purchased pursuant to the Tender Offer (as defined below) for a period of four (4) years from the Effective Date of the Plan. If Berkshire acquires New Senior Notes in addition to those received by it on the Effective Date of the Plan and purchased by it pursuant to the Tender Offer, Berkshire may transfer any New Senior Notes it owns so long as at all times during the four (4) years from the Effective Date it owns not less than the aggregate principal amount of New Senior Notes that it received on the Effective Date pursuant to the Plan and purchased pursuant to the Tender Offer . Nothing herein restricts Berkshire Hathaway Inc. from transferring ownership of New Senior Notes to any of its direct or indirect subsidiaries or restricts any such subsidiary from transferring ownership of New Senior Notes to Berkshire Hathaway Inc. or any other such subsidiary. As used in this paragraph, "transfer" means any sale, transfer or other disposition of New Senior Notes, any short sale of New Senior Notes, and any hedge or derivative transaction that would result in Berkshire ceasing to have the economic risk of the holder of such New Senior Notes.

  In addition, if the Berkadia Loan is funded and the New Senior Notes are issued as contemplated by the Plan, then as soon as reasonably practicable thereafter, Berkshire will commence a tender offer for up to $500 million in aggregate principal amount of New Senior Notes, at a cash purchase price of 70% of par ($700 per $1,000 principal amount) (the "Tender Offer"). The Tender Offer will be made in compliance with all applicable securities laws and will remain open for the longer of 20 business days or 30 days. Berkshire will purchase any and all New Senior Notes validly tendered, up to the $500 million aggregate principal amount limit, and will prorate among tendering holders of the New Senior Notes if the Tender Offer is oversubscribed. Definitive offering documents to be prepared and distributed at that time will set forth the detailed terms of the Tender Offer, consistent with the above. Berkshire's obligations to commence and to consummate the Tender Offer will be subject to the conditions to be specified in those documents, which will be customary, but which will not include a financing condition.

  Berkshire's agreements herein are conditioned upon the same conditions, and will terminate upon the same events, as those conditions and events set forth in the Letter Agreement, as fully as if such conditions were set forth herein.

  Capitalized terms used herein without definition have the meanings given them in the Amended and Restated Disclosure Statement with respect to the Joint Plan of Reorganization of Debtors under Chapter 11 of the United States Bankruptcy Code filed with the United States Bankruptcy Court for the District of Delaware on June 1, 2001. This letter amends and restates the letter agreement among the parties hereto dated June 10, 2001.

                                          Very truly yours,


                                          Berkshire Hathaway Inc.

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

Accepted and Agreed to
as of June 13, 2001

The Finova Group Inc.

By: _________________________________
Name: _______________________________
Title: ______________________________

Finova Capital Corporation:

By: _________________________________
Name: _______________________________
Title: ______________________________

 FOR TERM SHEETS OF THE TERM LOAN, NEW SENIOR NOTES AND INTERCOMPANY NOTE, SEE EXHIBITS 6.2(a), 6.2(c)(1) AND 6.2(c)(2) TO THE PLAN, WHICH IS ANNEXED TO THIS
                       DISCLOSURE STATEMENT AS EXHIBIT A

                                                                      EXHIBIT E

                            Berkshire Hathaway Inc.
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                 June 13, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251

Ladies and Gentlemen:

  Reference is made to the letter agreement dated June 10, 2001 (the "Letter Agreement") by and among Berkadia LLC, Berkshire Hathaway Inc ("Berkshire"), Leucadia National Corporation, The FINOVA Group Inc., and FINOVA Capital Corporation.

  Berkshire (which as used hereinafter means Berkshire Hathaway Inc. and its direct and indirect subsidiaries) hereby agrees not to transfer the New Senior Notes received by Berkshire pursuant to the Plan (as defined in the Letter Agreement) and purchased pursuant to the Tender Offer (as defined below) for a period of four (4) years from the Effective Date of the Plan. If Berkshire acquires New Senior Notes in addition to those received by it on the Effective Date of the Plan and purchased by it pursuant to the Tender Offer, Berkshire may transfer any New Senior Notes it owns so long as at all times during the four (4) years from the Effective Date it owns not less than the aggregate principal amount of New Senior Notes that it received on the Effective Date pursuant to the Plan and purchased pursuant to the Tender Offer. Nothing herein restricts Berkshire Hathaway Inc. from transferring ownership of New Senior Notes to any of its direct or indirect subsidiaries or restricts any such subsidiary from transferring ownership of New Senior Notes to Berkshire Hathaway Inc. or any other such subsidiary. As used in this paragraph, "transfer" means any sale, transfer or other disposition of New Senior Notes, any short sale of New Senior Notes, and any hedge or derivative transaction that would result in Berkshire ceasing to have the economic risk of the holder of such New Senior Notes.

  In addition, if the Berkadia Loan is funded and the New Senior Notes are issued as contemplated by the Plan, then as soon as reasonably practicable thereafter, Berkshire will commence a tender offer for up to $500 million in aggregate principal amount of New Senior Notes, at a cash purchase price of 70% of par ($700 per $1,000 principal amount) (the "Tender Offer"). The Tender Offer will be made in compliance with all applicable securities laws and will remain open for the longer of 20 business days or 30 days. Berkshire will purchase any and all New Senior Notes validly tendered, up to the $500 million aggregate principal amount limit, and will prorate among tendering holders of the New Senior Notes if the Tender Offer is oversubscribed. Definitive offering documents to be prepared and distributed at that time will set forth the detailed terms of the Tender Offer, consistent with the above. Berkshire's obligations to commence and to consummate the Tender Offer will be subject to the conditions to be specified in those documents, which will be customary, but which will not include a financing condition.

  Berkshire's agreements herein are conditioned upon the same conditions, and will terminate upon the same events, as those conditions and events set forth in the Letter Agreement, as fully as if such conditions were set forth herein.

  Capitalized terms used herein without definition have the meanings given them in the Amended and Restated Disclosure Statement with respect to the Joint Plan of Reorganization of Debtors under Chapter 11 of the United States Bankruptcy Code filed with the United States Bankruptcy Court for the District of Delaware on June 1, 2001. This letter agreement amends and restates the letter agreement among the parties hereto dated June 10, 2001.

                                          Very truly yours,

                                          Berkshire Hathaway Inc.

                                                   /s/  Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                      Vice-President

Accepted and Agreed to
as of June 10, 2001

The Finova Group Inc.

        /s/ William J. Hallinan
By: _________________________________

Name: _______________________________
              Pres. & CEO
Title: ______________________________

FINOVA Capital Corporation

        /s/ William J. Hallinan
By: _________________________________

Name: _______________________________
              Pres. & CEO
Title: ______________________________

                                                                      EXHIBIT F

                             Financial Projections

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). THE DEBTORS' INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SENIOR NOTES, THE GROUP SUBORDINATED DEBENTURES, REORGANIZED FNV GROUP COMMON STOCK OR ANY OTHER SECURITIES TO BE ISSUED UNDER THE PLAN OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

  THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE PARTIES' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATION IS MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

Summary of Significant Assumptions

  The Debtors have developed the Projections based on the business plan described elsewhere herein, beginning with the December 31, 2000 audited consolidated balance sheet of FNV Group and its subsidiaries. The Projections include the consolidated accounts of FNV Group, including those consolidated entities that did not file for bankruptcy protection, and assume an Effective Date of August 31, 2001.

  The Projections were prepared to illustrate the potential cash flow to each creditor group and to common equity. As such, the historical accounting bases of all assets and liabilities, except as noted below, have been maintained throughout the projection period. The Projections were not prepared using "Fresh Start Reporting" principles, which the Debtors may be required to use upon emergence from bankruptcy. Fresh Start Reporting would require, among other things, that the Debtors' assets and liabilities be recorded at fair value on the Effective Date, and that any resulting discount or premium to face or par values be amortized in future periods.

Since these fair value adjustments and related future amortization may be required in order for the Projections to be prepared in conformity with generally accepted principles, no representation is made that the Projections have been prepared on that basis.

  Certain adjustments have been made to the historical accounting basis of certain of the Debtors assets and liabilities as of the Effective Date. These include the charge-off of all remaining goodwill ($43.3 million); the charge-off of deferred loan origination costs ($32.9 million); the charge-off of unamortized debt discounts and deferred debt issuance costs ($28.2 million); the recognition of deferred net gains from termination of interest rate swap agreements ($74.0 million); and a gain recognized on the discounted payment with respect to the TOPrS ($28.9 million). The total of these adjustments is reflected in the Consolidated Statement of Operations in the caption "Gains (losses) on disposal of assets and other items."

 Investment in Financing Transactions (including discontinued operations)

  Each loan, lease and investment in the portfolio with a balance in excess of $1 million (other than those in the Rediscount Finance and Resort Finance lines of business) has been categorized as follows:

Category 1:  The borrower or lessee will repay obligations according to their contractual terms, including the purchase, where applicable, of residual interests at the end of the term, or, with respect to substantially all of the Realty Capital line of business and a portion of the Public Finance line of business, assets will be sold during 2001 and 2002 at an amount approximating book value.

Category 2:  The borrower's credit is acceptable, but it is unlikely that the borrower will be able to refinance a balloon payment at maturity or finance a purchase of the residual for cash and the Debtors are willing to refinance at a market rate.

Category 3:  The Debtors will likely take a loss on the investment based upon existing contractual terms (in such case, monthly anticipated cashflows were estimated). The values ascribed to Category 3 assets are estimates of proceeds expected to be realized over time; such values do not represent market values in a sale of the underlying assets.

  In addition to the specific losses identified through categorization, general reserves have been projected for certain lines of business. These amounts are intended to account for unidentified future account losses.

  With respect to the Transportation Finance line of business, aircraft identified in Category 2 above are assumed to be re-leased at the expiration of the current term of the lease or the due date of the loan. For each lease renewal, residual values are estimated to be 70% of the prior residual value and lease revenues are derived using aircraft age and aircraft type rental factors which are applied to residual values. Each lease renewal is assumed to have a three-year term, with subsequent renewals every three years for the remaining useful life of the aircraft.

  With respect to the Rediscount Finance and Resort Finance lines of business, cash flow forecasts have been prepared to run off the portfolio over the projection period, based on estimates of loan losses, as well as refinancings and/or extensions of loans and commitments to borrowers.

  Funding to customers under existing commitments, revolvers and certain other circumstances has been projected. For floating rate assets, the rate used to project cash flows was based on a prime rate of 7.0% per year. The categorizations and assumptions were used to determine income and principal cash flow forecasts, income statement activity and balance sheets amounts.

 Cash & Equivalents

  Necessary cash reserves have been estimated on a quarterly basis for the projection period. Excess available cash at the Effective Date is applied to fund a portion of the cash payment under the Plan to holders of bond and bank debt of FNV Capital outstanding on the Petition Date and to pay down the Berkadia Loan.

 Investments and Other Assets

  Realization of portfolio related assets (equity securities, repossessed assets, etc.) are based upon projections supplied by each line of business. Gains or losses, if any, upon disposition are reflected in the statement of operations.

 Liabilities

  Accrued interest on pre-petition debt as of the Filing Date, interest accruing during the pendency of the chapter 11 proceedings (assumed to be 6.037% per annum; the actual interest rate will be calculated as set forth in
Section 5.11(a) of the Plan and will depend upon the applicable LIBO rate during the period from and including the Petition Date but excluding the Distribution Date) and interest and principal due under the Berkadia Loan and the New Senior Notes are treated as set forth in the Plan. Based on the LIBO rate at May 30, 2001, the Berkadia Loan annual interest rate is assumed to be 6.25% per annum. The annual interest rate on the New Senior Notes is fixed at 7.5%. In addition to the $60 million funding fee to Berkadia, other costs estimated to be $20 million are assumed reimbursed to Berkadia.

  Other payables are treated as set forth in the Plan.

 Taxes

  As of December 31, 2000, the Debtors have approximately $480 million of net operating loss carryforwards ("NOLs") to reduce future taxable income. The Projections assume that the estimated amount of cancellation of indebtedness income ("COD") to be generated in connection with consummation of the Plan (as described under "Certain Federal Income Tax Consequences of the Plan") will result in the elimination of the Debtors' NOLs and minimum tax credits, and will partially reduce the tax basis of the Debtors' assets. However, based upon future estimates of taxable income or loss, including estimates of interest deductions resulting from original issue discount ("OID") on the issuance of the New Senior Notes, no material federal or state income tax cash expenditures are assumed for the projection period. If actual amounts of taxable income are greater than estimated, the actual amount of COD and corresponding reduction to the tax basis of the Debtors' assets is greater than estimated, and/or actual deductible interest (including OID) is less than anticipated, then the Debtors could have material federal or state income tax cash expenditures after the Effective Date.

  Deferred tax benefits have been recorded only to the extent that it is more likely than not that the Debtors will have future taxable income sufficient to fully utilize such benefits. As a result, valuation allowances have been recorded to reflect this uncertainty.

 Operating Expenses

  Detailed operating expense budgets have been prepared for the years 2001, 2002 and 2003. These budgets include costs related to retention programs as well as severance programs. Headcount reductions during this period are assumed to match the declining portfolio. After 2003, costs are estimated to decline throughout the projection period in proportion to the decline in the portfolio.

 Discontinued Operations

  The amounts projected for discontinued operations represent the projected earnings for the portfolio less direct expenses. The results have not been reduced for allocations of interest expense.

                             THE FINOVA GROUP INC.

               PROJECTED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Dollars in Thousands)

                                                           December 31,
                         August 31,   ----------------------------------------------------------
                            2001         2001        2002        2003        2004        2005
                         -----------  ----------  ----------  ----------  ----------  ----------
         ASSETS
         ------

Cash and cash
 equivalents............ $   100,000  $  196,718  $  179,162  $  153,524  $  124,955  $  145,763
Investment in financing
 transactions:
  Loans and other
   financing contracts..   7,417,922   7,142,196   5,889,297   4,953,375   3,796,034   2,548,041
  Direct financing
   leases...............     481,699     460,662     387,963     342,131     306,054     288,301
  Operating leases......     649,091     707,141     677,188     643,874     545,851     480,429
  Leveraged leases......     798,245     780,411     803,697     805,604     810,630     788,293
                         -----------  ----------  ----------  ----------  ----------  ----------
                           9,346,957   9,090,410   7,758,145   6,744,984   5,458,569   4,105,064
  Less reserve for
   credit losses........    (534,967)   (428,595)   (314,891)   (192,167)   (165,176)   (123,152)
                         -----------  ----------  ----------  ----------  ----------  ----------
Net investment in
 financing
 transactions...........   8,811,990   8,661,815   7,443,254   6,552,817   5,293,393   3,981,912
Other assets............     422,441     345,229     200,500     105,558      59,896      13,814
Investments.............     234,603     232,249     196,544     188,409     158,905     128,744
Net assets of
 discontinued
 operations.............     469,177     419,150     250,011     174,784      47,310
                         -----------  ----------  ----------  ----------  ----------  ----------
                         $10,038,211  $9,855,161  $8,269,471  $7,175,092  $5,684,459  $4,270,233
                         ===========  ==========  ==========  ==========  ==========  ==========

     LIABILITIES &
  STOCKHOLDERS' EQUITY
  ---------------------
Liabilities:
  Short-term
   liabilities.......... $    96,518  $   85,819  $   59,030  $   38,315  $   20,584  $    3,875
  Berkadia loan.........   5,985,841   5,791,835   4,275,273   3,206,437   1,839,432     506,268
  New senior notes......   3,255,293   3,255,293   3,255,293   3,255,293   3,255,293   3,255,293
  Deferred income taxes,
   net..................      48,249      68,828      54,010      52,320      15,256
                         -----------  ----------  ----------  ----------  ----------  ----------
                           9,385,901   9,201,775   7,643,606   6,552,365   5,130,565   3,765,436
                         -----------  ----------  ----------  ----------  ----------  ----------
Shareowners' equity.....     652,310     653,386     625,865     622,727     553,894     504,797
                         -----------  ----------  ----------  ----------  ----------  ----------
                         $10,038,211  $9,855,161  $8,269,471  $7,175,092  $5,684,459  $4,270,233
                         ===========  ==========  ==========  ==========  ==========  ==========

                             THE FINOVA GROUP INC.

           PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                             (Dollars in Thousands)

                                                           12 Months
                          8 Months  4 Months  ---------------------------------------
                            2001      2001      2002      2003      2004       2005
                          --------  --------  --------  --------  ---------  --------
Interest, fees and other
 income.................  $503,554  $209,905  $553,094  $477,540  $ 384,548  $288,018
Financing lease income..    52,485    23,239    63,130    51,006     47,025    44,625
Operating lease income..    71,694    43,358   124,451   126,784    111,931    97,033
                          --------  --------  --------  --------  ---------  --------
Income earned from
 financing
 transactions...........   627,733   276,502   740,675   655,330    543,504   429,676
Operating lease
 depreciation...........    45,025    25,948    80,655    83,518     73,542    61,140
Interest expense on pre-
 petition debt..........   453,729
Interest expense on
 Berkadia loan..........       330   128,840   355,136   262,041    190,091   105,934
Interest expense on New
 Senior Notes...........              82,739   247,538   247,538    247,538   247,538
                          --------  --------  --------  --------  ---------  --------
Total interest expense..   454,059   211,579   602,674   509,579    437,629   353,472
                          --------  --------  --------  --------  ---------  --------
Interest margins
 earned.................   128,649    38,975    57,346    62,233     32,333    15,064
Provision for credit
 losses.................     6,000                                   72,657    16,795
                          --------  --------  --------  --------  ---------  --------
Net interest margins
 earned.................   122,649    38,975    57,346    62,233    (40,324)   (1,731)
Gains (losses) on
 disposal of assets and
 other items............    36,538     4,784    (2,603)   16,141     12,488     8,119
                          --------  --------  --------  --------  ---------  --------
                           159,187    43,759    54,743    78,374    (27,836)    6,388
Operating expenses......   171,538    51,907   125,574   109,530     91,103    72,099
                          --------  --------  --------  --------  ---------  --------
(Loss) income from
 continuing operation
 before taxes...........   (12,351)   (8,148)  (70,831)  (31,156)  (118,939)  (65,711)
Income tax expense
 (benefit)..............       555    (2,852)  (24,791)  (10,905)   (41,629)  (15,731)
                          --------  --------  --------  --------  ---------  --------
(Loss) income before
 preferred dividends....   (12,906)   (5,296)  (46,040)  (20,251)   (77,310)  (49,980)
Preferred dividends(1)..     3,163
                          --------  --------  --------  --------  ---------  --------
(Loss) income from
 continuing operations..   (16,069)   (5,296)  (46,040)  (20,251)   (77,310)  (49,980)
Income from
 discountinued
 operations, net of
 tax....................    17,263     6,372    18,519    17,114      8,477       882
                          --------  --------  --------  --------  ---------  --------
Net (loss) income.......  $  1,194  $  1,076  $(27,521) $ (3,137) $ (68,833) $(49,098)
                          ========  ========  ========  ========  =========  ========

--------
(1)Pre-tax dividends on Toprs for the first eight months of 2001.

                             THE FINOVA GROUP INC.
                 PROJECTED CONSOLIDATED CASH FLOWS (UNAUDITED)
                             (Dollars in Thousands)

                                           Years Ended December 31,
                          ---------------------------------------------------------------
                             2001         2002         2003         2004         2005
                          -----------  -----------  -----------  -----------  -----------
OPERATING ACTIVITIES:
  Net (loss) income...... $     2,270  $   (27,521) $    (3,137) $   (68,833) $   (49,097)
  Adjustments to
   reconcile net (loss)
   income to net cash
   provided by operating
   activities:
    Provision for credit
     losses..............       6,000                                 72,657       16,795
    Net non cash
     restructuring (gain)
     loss................       1,643
    Depreciation and
     amortization........      70,973       80,655       83,518       73,542       61,140
  Change in assets and
   liabilities:
    Deferred income
     taxes...............      19,624      (14,819)      (1,689)     (37,064)     (15,256)
    (Increase) decrease
     in other assets.....      21,869      144,730       94,941       45,662       46,083
    Increase (decrease)
     in short-term
     liabilities.........    (177,604)     (26,788)     (20,717)     (17,732)     (16,709)
                          -----------  -----------  -----------  -----------  -----------
      Net cash provided
       by operating
       activities........     (55,225)     156,257      152,916       68,232       42,957
                          -----------  -----------  -----------  -----------  -----------
INVESTING ACTIVITIES:
  Net change in
   investments...........     (31,449)      35,705        8,135       29,505       30,160
  Principal collections,
   net of
   refinancings/fundings..    829,974    1,137,905      806,920    1,113,225    1,233,546
  Net proceeds from
   discontinued
   operations............     743,073      169,139       75,226      127,474       47,309
                          -----------  -----------  -----------  -----------  -----------
      Net cash provided
       by investing
       activities........   1,541,598    1,342,749      890,281    1,270,204    1,311,015
                          -----------  -----------  -----------  -----------  -----------
FINANCING ACTIVITIES:
  Borrowing /
   (Repayments) under
   Berkadia Loan.........   5,791,835   (1,516,562)  (1,068,835)  (1,367,005)  (1,333,164)
  Repayment of New Senior
   Notes / Existing
   Debt..................  (7,780,716)
  Dividends..............
                          -----------  -----------  -----------  -----------  -----------
      Net cash used by
       financing
       activities........  (1,988,881)  (1,516,562)  (1,068,835)  (1,367,005)  (1,333,164)
                          -----------  -----------  -----------  -----------  -----------
Increase (decrease) in
 cash and cash
 equivalents.............    (502,510)     (17,556)     (25,638)     (28,569)      20,808
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD...............     699,228      196,718      179,162      153,524      124,955
                          -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD.................. $   196,718  $   179,162  $   153,524  $   124,955  $   145,763
                          ===========  ===========  ===========  ===========  ===========

                                                                      EXHIBIT G

                             Liquidation Analysis

  Best Interests Test: With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of an Allowed Claim or Allowed Interest in such impaired Class either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

  This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Interests in each impaired class would receive from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount that would be available for the satisfaction of general unsecured Claims and Interests of the Debtors would consist of the proceeds resulting from the disposition of the assets of the Debtors, augmented by the cash held by the Debtors at the time of the commencement of the chapter 7 liquidation cases. Such amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority Claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys, financial advisors and other professionals that a chapter 7 trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are appointed by the United States Trustee during the Chapter 11 Cases. Additional administrative Claims could arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

  The foregoing types of Claims and other claims that may arise in the chapter 7 liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds prior to payment of prepetition Other Priority Claims, General Unsecured Claims and Interests.

  To determine if the Plan is in the best interests of the holders of Claims or Interests in each impaired class, the value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to claims set forth in the preceding paragraph and expenses associated with the liquidation) is then compared with the value offered to such impaired classes of Claims and Interests under the Plan.

  The Liquidation Analysis. The Plan provides for distributions to creditors from the proceeds of (i) the Berkadia Loan and (ii) the collection of the Debtors' loan portfolio as the obligations under such loans are performed over time. The Debtors believe they can realize a higher value on their outstanding loan portfolio through collections and, in limited cases, the properly timed sale of assets, than can be realized through the immediate sale of the entire loan portfolio to one or more third parties. Thus, the Debtors believe that the proceeds that would be received in a liquidation (assuming a liquidation period of six to twelve months) would be significantly less than the values that would be received under the Plan. The bases for this conclusion are set forth below.

  Historically, the Debtors provided structured finance to specialty niche middle market borrowers that generally were of a credit profile below the target range of bank and finance company competitors. The Debtors' specialty niche focus resulted in a limited number of direct competitors within several of their businesses. As a result, the Debtors amassed significant market share in many of its businesses. For most of the Debtors' lines of business, there are a limited number of competitors, and in most cases these competitors have much smaller existing portfolios (in similar lines of business) as compared to the Debtors. Potential buyers are likely to be unwilling to add a portfolio in an acquisition that is larger than the their pre-acquisition portfolio. Liquidation of the Debtors' assets in an environment with a limited number of often-smaller potential buyers would likely result in significant discounts.

  . The Debtors believe that they would suffer a significant loss of key personnel if the Chapter 11 Cases were converted to cases under chapter
     7. The Debtors believe that retention of individuals with knowledge of the history of the Debtors' assets is very valuable, and that there could be a substantial reduction in the values obtained if key personnel are lost.

  . The Debtors lent money to a number of their customers at higher advance rates (i.e., higher loan to collateral ratios) than did many of their competitors. In a liquidation sale, potential purchasers will likely demand a discount in order to lower their effective advance rates.

  . In many cases, the typical risk profiles of the Debtors' customers were higher than those financed by competitors, while interest rates charged by the Debtors were no higher or only slightly higher than the rates charged by competitors. In addition, interest spreads in many of the Debtors' lines of business have increased since the date the loans were originally made (in part due to an industry-wide general tightening of credit standards). In a liquidation sale, potential purchasers will likely demand additional discounts in order to increase the rate of return to match additional risk inherent in the acquired assets.

  . The Debtors have a number of exposures where the amount lent is to a single borrower or group of related entities. Some of these borrowers are experiencing financial difficulties, and in these cases, the related loans or leases are also often classified as impaired. The Debtors believe that in many of these cases there are few purchasers that would be willing to purchase such assets due to such purchasers' internal concentration limits. In any case, a purchaser of these loans, if one could be found, would likely require a significant discount to compensate for affiliated borrower concentration risk.

  . The Debtors recorded significant write-downs and reserves in 2000, and there can be no assurance that there will not be additional future losses. At December 31, 2000, the Debtors had approximately $1.2 billion of impaired, repossessed and non-accruing assets in their continuing lines of business as compared to total reserves of $579 million. In addition, there were approximately $490 million of impaired, repossessed and non-accruing assets, which have been marked down to net estimated realizable value, in the Debtors' discontinued lines of business. Although the Debtors believe they have taken adequate write-downs and reserves, a potential purchaser would likely demand significant additional discounts given the recent credit deterioration of the Debtors' portfolio.

  . The Debtors' largest line of business is Transportation Finance, which primarily consists of various forms of financing of commercial aircraft. Because almost all of these financings (excluding leveraged leases) are relatively short term (in almost all cases the sole source of cash flow is a lease of less than five years), and because in most cases the financings are recourse only to the collateral value of the aircraft, this line of business is highly dependent on market conditions for the re-leasing or sale of the aircraft when leases terminate. The Debtors have estimated the "residual value" of each aircraft at lease termination, i.e., the value to be recovered (usually through re-leasing but occasionally from sale) upon the future termination of each lease. Residual estimation is a highly subjective exercise (particularly for older aircraft). Although the Debtor believes that its residual estimates are appropriate, current market conditions in the used aircraft market are weak, especially for certain types of aircraft owned or financed by the Debtors. The Debtors believe any potential purchaser of its aircraft assets in the current market would potentially demand a significant discount from book value to reflect the current weak market conditions and the uncertainty inherent in forecasting future re-leasing or sale. In addition, the Debtor has approximately $230 million of aircraft assets off-lease; these aircraft likely will not be sold without a substantial discount.

  . The Debtors have significant revolving and other unfunded commitments to their customers, which the Debtors intend to honor under the Plan. The existence of these commitments is a potential impediment to purchasers (who would have to honor the Debtors' commitments) and would likely have a negative impact on the values received in a sale of such assets. If the chapter 7 trustee did not honor such commitments in the context of the chapter 7 liquidation (which the Debtors believe is likely), the financial condition of customers who could not readily find alternative sources of financing would be adversely impacted, thereby jeopardizing the repayment of the Debtors' loans and increasing the likelihood of significant litigation. In addition, in a chapter 7 liquidation, it is possible that some of the Debtors' financially stronger customers might stop honoring their repayment obligations to the Debtors, which would increase collection costs, including the costs of work out and litigation and reduce the value and realization of the Debtors' assets.

  The Debtors have specific experience with respect to the likely outcome of a short-term liquidation, as required under a chapter 7 liquidation. During the year 2000, the Debtors attempted to sell certain lines of business that they considered the most saleable in terms of price and speed of closing, or the least strategic in terms of the then-current business plan. In virtually all cases, purchasers were unwilling to offer to purchase significant portions of the line of business that the Debtors' offered for sale. Instead, the purchasers offered to purchase only the most desirable assets in the line of business, and the prices offered for the best assets were still generally below book value. Most of those efforts were terminated because the Debtors believed that price indications from potential buyers were too low and did not reflect the full value of the assets.

  Finally, there could be a substantial tax impact if the Debtors' assets were liquidated under chapter 7 liquidations. While the Debtors would presumably incur significant tax losses on the sale of their portfolio, they may also experience significant taxable income on the sale of their leveraged and operating lease assets.

  The anticipated effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors would include: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; (c) the adverse effects on the salability of business segments as a result of the departure of key employees and the loss of customers and suppliers; and (d) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases. Accordingly, the Debtors believe that confirmation of the Plan will provide each holder of an impaired Allowed Claim or impaired Allowed Interest with not less than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code, particularly because the Plan provides for Claims to be paid in full and Interests (other than those of FNV Trust) to be retained. In most cases, holders of Allowed Claims and Allowed Interests would receive substantially more under the Plan than they would receive under a chapter 7 liquidation.

Introduction

  The Liquidation Analysis (the "Analysis") is based on the Company's financial statements in its 10-Q at March 31, 2001.

  The Company's management, with the assistance of Rothschild Inc. ("Rothschild"), has prepared the Analysis. The Analysis presents the Company's current estimated net value of its assets, if it were to be liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code and the net proceeds of the liquidation were to be distributed to the Company's creditors. The values set forth in the Analysis are highly dependent on factors outside of the Company's control, including general economic conditions, the level of interest rates and the condition of the various industry sectors in which the Company participates. The liquidation recovery does not take into account the affect that a Chapter 7 filing might have on the Company's taxes. The Company reserves the right to periodically update or modify the estimates set forth herein, although it is under no obligation to do so even if conditions impacting the Analysis change.

  The Company's principal assets are loans and leases to mid-size borrowers and lessees. In arriving at estimated liquidation values for each portfolio, a number of factors were considered, including specific marketability factors for that portfolio, estimates of a buyer's assumptions regarding potential but unidentified future credit losses, the yield on the portfolio assets, the advance rates (relative to underlying collateral values) in the portfolio and the general circumstances of the Company (compulsion to sell in a Chapter 7 liquidation scenario). Additional factors pertaining to each line of business are described below.

  The Analysis has not been examined or reviewed by independent accountants in accordance with the standards promulgated by the AICPA. The estimates and assumptions, although considered reasonable by the Company, are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the results shown would be realized if the Company were liquidated. Actual results in such case could vary materially from those presented.

  The notes to the Analysis are an integral part of the Analysis:

  A. The Company's cash and cash equivalents balance as of March 31, 2001 was $1,624.2 million. The cash and cash equivalents positions are liquid and, in the event of a liquidation, the estimated recovery is 100%

  B. Rediscount Finance ("RdF") offers revolving credit facilities to the independent consumer finance industry, including direct loan, sub-prime automobile, mortgage and premium-finance companies. The loan assets of RdF are concentrated in automobile portfolios. The funds employed as of March 31, 2001 were $1,185.2 million. It is estimated that in a low recovery scenario 75% of the portfolio will be recovered and in a high recovery scenario 80 % of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect:

    (i) limited capital sources in the RdF market, and accordingly, a limited number of potential buyers and (ii) the RdF portfolio average yield is estimated to be between 25bps and 50bps lower than market yields for new loans of similar type and quality. It is assumed that the relationship between Company average yields and market rates remain unchanged during the liquidation period.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been applied to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  C. Transportation Finance ("TF"'), the Company's largest line of business, offers equipment loans, direct financing, operating and leveraged leases primarily for commercial and cargo airlines and railroad operators. The majority of TF's portfolio consists of direct operating leases and loans to operating lessors, with long-term assets that can age up to 35 to 40 years. The funds employed as of March 31, 2001 were $2,240.2 million. It is estimated that in a low recovery scenario 55% of the portfolio will be recovered and in a high recovery scenario 70% of the portfolio will be recovered.

    Approximately $555 million of the TF portfolio are leveraged leases, which produce little or no cashflow to the Company. A marketability discount range has been applied to the leveraged leases to reflect the low values usually received on sales of such assets that occur early in the lease term. With respect to the balance of the portfolio, market discounts have been applied to reflect: (i) the general slowdown in the economy, which impacts demand for both passenger and cargo aircraft
    (ii) the composition of the Company's fleet, which is comprised of older aircraft that are particularly susceptible to the current environment of high fuel prices, and (iii) the exit of many finance companies from lending in TF's market. The average rate earned on TF's assets is approximately 10%, as compared to current market rates for new loans of approximately 10.5%. The yield on the TF portfolio is highly dependent on assumed residual values at lease termination.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been assumed to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  D. Resort Finance ("RF") offers acquisition, construction and receivables financing for timeshare resorts, second home communities and fractional interest resorts. Average transaction size is between $5 million to $35 million. The funds employed as of March 31, 2001, was $1,693.6 million. It is estimated that in a low recovery scenario 75% of the portfolio will be recovered and in a high recovery scenario 85% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the limited number of competitors and (ii) the lower average yields of RF, compared with current market yields. The recent tightening of the IPO markets and the increased need for capital has resulted in upward pricing pressures. The average yield for RF is approximately Prime+150bps, the average market yields for new loans are approximately Prime+200bps. It is assumed that the relationship between Company average yields and market rates remain unchanged during the liquidation period.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been applied to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  E. Franchise Finance ("FF") offers equipment, real estate and acquisition financing for operators of established franchise concepts, particularly restaurants, and to a lesser extent, company-owned fast food chains. Average transaction size is between $500,000 to $40 million. The funds employed as of March 31, 2001, was $885.7 million. It is estimated that in a low recovery scenario 80% of the portfolio will be recovered and in a high recovery scenario 85% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the industry consolidation, resulting in fewer potential buyers (ii) tightening of the average market rates and (iii) likely difficulties in placing FF's loan portfolios because the loans have historically been underwritten with aggressive credit fundamentals and long amortization periods.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been assumed to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  F. Healthcare Finance ("HF") offers a full range of working capital, equipment and real estate financing products for the US healthcare industry. The funds employed as of March 31, 2001, was $807.5 million. It is estimated that in a low recovery scenario 60% of the portfolio will be recovered and in a high recovery scenario 70% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the recent retraction in the lending environment and
    (ii) the lower average yields of HF, compared with current market yields for new loans. It is assumed that market rates remain unchanged during the liquidation period.

    An additional discount has been applied to the net funds employed to reflect the dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

  G. Communication Finance ("CF") provides term financing to advertising and subscriber-supported businesses, including radio and television broadcasting, cable television, paging, outdoor advertising, publishing and emerging technologies such as ISPs. Average transaction size is between $3 million to $40 million. The funds employed as of March 31, 2001, was $659.5 million. It is estimated that in a low recovery scenario 60% of the portfolio will be recovered and in a high recovery scenario 70% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect the depressed market conditions as signaled by the decline in the radio/TV advertising as well as the decrease in the pager/rural cable subscriber levels. In addition, the CF portfolio assets are generally more highly leveraged (relative to underlying collateral) than current underwriting standards would allow.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been applied to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved. The quality of CF's portfolio is weakened due to its exposure to the rural cable and paging markets, and, to a lesser extent, the Internet market.

  H. Specialty Real Estate Finance ("SREF") provides senior term acquisition and bridge/interim loans on hotel and resort properties in the US, Canada and the Caribbean. Average transaction size is between $5 million to $30 million. The funds employed as of March 31, 2001, was $678.4 million. It is estimated that in a low recovery scenario 80% of the portfolio will be recovered and in a high recovery scenario 85% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the softening of the real estate market as indicated by the recent coverage erosions, (ii) limited new construction funding, narrowing the availability of interested buyers for this type of loan portfolio (iii) the lower average yields of SREF, compared with current market yields for new loans, and (iv) the fact that approximately $263 million of SREF's assets are real estate leveraged leases, which often do not command attractive prices in the secondary market.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been applied to reflect the Company's estimate of a buyer's assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  I. Commercial Equipment Finance ("CEF") offers leases and loans to mid-sized companies generally in the technology, corporate aircraft and supermarket / specialty industries. Average transaction size is between $1 million to $20 million. The funds employed as of March 31, 2001, was $494.6 million. It is estimated that in a low recovery scenario 80% of the portfolio will be recovered and in a high recovery scenario 85 % of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the fewer interested buyers for this type of loan portfolio, as banks who were competing with FINOVA are no longer lending or leasing in this line of business and (ii) the moderately lower average yields of CEF, compared with current market yields for new loans. The decline in available funds has resulted in increased market rates.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

  J. Public Finance ("PF") provides fixed rate, tax-exempt term financing to non-profit corporations, manufacturers and state and local governments. Average transaction size is between $2 million to $15 million. The funds employed as of March 31, 2001, was $160.0 million. PF is scheduled to runoff the majority of its assets (with $30 million remaining at December 31, 2002) and close its operations by March 31, 2002. Based on the rapid runoff rate over the next two years, only a small discount to funds employed is applied. It is estimated that in a low recovery scenario 93% of the portfolio will be recovered and in a high recovery scenario 97% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect for fewer buyers of higher yield tax-exempts, limiting the number of potential buyers of the remaining $30 million at December 31, 2002.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

  K. Realty Capital ("RC") provides commercial real estate bridge/interim mortgage loans and capital markets-funded commercial real estate loans. Average transaction size is between $1 million to $25 million. The funds employed as of March 31, 2001, was $375.3 million.

    A discount has been applied to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell.

  L. Mezzanine Capital ("MC") provides secured subordinated debt with warrants to mid-size North American companies for expansion capital, buyouts or re-capitalization. Typical transaction sizes range from $2 million to $15 million. The funds employed as of March 31, 2001, was $307.3 million. It is estimated that in a low recovery scenario 55% of the portfolio will be recovered and in a high recovery scenario 65% of the portfolio will be recovered.

    A marketability discount range has been applied to the funds employed to reflect: (i) the tightening credit markets, (ii) the economic slow down, (iii) the lack of interested strategic buyers (as indicated in the attempted sale of MC in the first quarter of 2001, where potential interest was from financial buyers, who in addition to the usual discounts, placed additional discounts in order to achieve desired
    IRRs) and (iv) the deterioration of the IPO, buy-out and M&A markets. The average coupon yield for MC is approximately 13%, with expected IRRs in the low teens, as compared to average market coupon yields of approximately 13% with expected IRRs in the low twenties.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

    A further discount has been applied to reflect the Company's estimate of a buyers assumptions regarding potential but unidentified future credit losses in excess of amounts reserved.

  M. Investment alliance ("IA") provides equity and debt financing for mid-size businesses in partnership with institutional investors and selected fund sponsors. IA generally invests as a limited partner and less frequently as a general partner in funds that address general middle market financing. As of March 31, 2001, IA's investments had a marked-to-market valuation of $38.1 million. It is estimated that in a low recovery scenario 93% of the portfolio will be recovered and in a high recovery scenario 95% of the portfolio will be recovered.

  N. Represents corporate assets with little or no value.

  O. Represents investments, mostly in the form of mezzanine financings, in public and private companies. Net book value was $271.9 million as of March 31, 2001. It is estimated that in a low recovery scenario 70% of the portfolio will be recovered and in a high recovery scenario 80% of the portfolio will be recovered, reflecting the unique nature of the borrower and the illiquid market for these smaller company securities.

  P. Goodwill book value of $44.6 million as of March 31, 2001. Assumed 100% loss of goodwill value in case of a liquidation.

  Q. Other Assets of $469.1 million as of March 31, 2001 (includes $293 million of off-lease aircraft). It is estimated that in a low recovery scenario 55% of the portfolio will be recovered and in a high recovery scenario 65% of the portfolio will be recovered.

  R. Corporate Finance ("CorpFin") provides direct revolving loans (approximately two-third of its net assets) and also participates in syndicated loans (approximately one-third of its net assets). The net funds employed as of March 31, 2001, was $741.9 million. It is estimated that in a low recovery scenario 70% of the portfolio will be recovered and in a high recovery scenario 80% of the portfolio will be recovered.

    A marketability discount range has been applied to the net funds employed to reflect: (i) the lack of interested buyers for this type of loan portfolio and (ii) the lower average yields of CorpFin's syndicated loan portfolio, compared with current market yields.

    An additional discount has been applied to the net funds employed to reflect the pricing dynamics anticipated as a result of the Company's compulsion to sell as well as potential market concerns relating to the Company's ability to maintain and service its portfolio.

  S. Source: Company estimates.

  T. In the event of liquidation, the Company estimates that the net amount of Bankruptcy Causes of Action would be not material.

  U. Property relocation costs, such as premature lease termination fees, are estimated to be a low of $25 million to a high of $30 million.

  V. Existing severance obligations include an estimated $27.6 million for all non-executive employees and an estimated $11.0 million for Company executives. The analysis assumes no material reduction in headcount, as the Company has already reduced headcount to an approximate number of employees necessary to run-off the Company's assets. Source: Company estimates.

  W. Assumed additional severance payments for the year 2002. Source: Company estimates.

  X. Retention payments during liquidation period assumed to be 50% of estimated compensation (base and bonus) for the year 2001. Source:
     Company estimates.

  Y. Assumed broker fees range of $25 million to $30 million associated with asset sales. Source: Company estimates.

  Z. Assumed Trustee fee of $25 million to $30 million. Source: Company estimates.

 AA.Outstanding and unpaid administrative fees assumed to be $6 million.

                             THE FINOVA GROUP INC.

                    Liquidation Valuation Analysis--Summary
                               (US$ in millions)

                                                     Est. Liquidation Range
                                               ------------------------------------
                                      Book       Low      High     Low       High
                                      Value    Recovery Recovery Recovery  Recovery
                          Footnotes  3/31/01      %        %        $         $
                          --------- ---------  -------- -------- --------  --------
Cash and Cash
 Equivalents............       a    $ 1,624.2    100%     100%   $1,624.2  $1,624.2
Investments in Financing
 Transactions:
 Commercial Finance
  Group
 Rediscount Finance
  Group.................       b    $ 1,185.2     75%      80%   $  888.9  $  948.2
 Specialty Finance Group
 Transportation
  Finance...............       c    $ 2,240.2     55%      70%   $1,232.1  $1,568.2
 Resort Finance.........       d      1,693.6     75%      85%    1,270.2   1,439.6
 Franchise Finance......       e        885.7     80%      85%      708.6     752.9
 Healthcare Finance.....       f        807.5     60%      70%      484.5     565.2
 Communications
  Finance...............       g        659.5     60%      70%      395.7     461.7
 Specialty Real Estate
  Finance...............       h        678.4     80%      85%      542.7     576.6
 Commercial Equipment
  Finance...............       i        494.6     80%      85%      395.7     420.4
 Public Finance.........       j        160.0     93%      97%      148.8     155.2
 Capital Markets Group
 Realty Capital.........       k    $   375.3     93%      93%   $  349.0  $  349.0
 Mezzanine Capital......       l        307.3     55%      65%      169.0     199.8
 Investment Alliance....       m         38.1     93%      95%       35.4      36.2
 Other..................       n         37.6      0%       1%        --        0.4
 General Credit
  Reserve...............               (618.0)   100%     100%   $ (618.0) $ (618.0)
                                    ---------    ---      ---    --------  --------
Net Book Value of
 Investments In
 Financing
 Transactions:..........            $ 8,945.1     67%      77%   $6,002.7  $6,855.3
Other Assets:
 Investments............       o    $   271.9     70%      80%   $  190.3  $  217.5
 Goodwill, Net of Accum.
  Amortization..........       p         44.6      0%       0%        --        --
 Other Assets...........       q        469.1     55%      65%      258.0     304.9
 Net Assets of
  Discontinued
  Operations............       r        741.9     70%      80%      519.3     593.5
                                    ---------    ---      ---    --------  --------
Total Assets............            $12,096.9     71%      79%   $8,594.6  $9,595.4
                                    ---------    ---      ---    --------  --------
Net Operating Results
 for 12 months during
 liquidation
 (3/31/01-3/31/02)......       s                                 $  100.0  $  150.0
                                                                 --------  --------
Other Items Available
 for Distribution:
 Bankruptcy Causes of
  Action, Net...........       t                                 $    --   $    --
                                                                 --------  --------
Assets and Other Items
 Available for
 Distribution...........                                         $8,694.6  $9,745.4
                                                                 ========  ========
Costs Associated with
 Liquidation/Winddown:
 Property Relocation
  costs.................       u                                 $  (30.0) $  (25.0)
 Existing Severance
  Obligations...........       v                                    (38.6)    (38.6)
 Estimated Additional
  Severance.............       w                                     (2.5)     (2.5)
 Estimated Retention....       x                                    (30.0)    (26.3)
 Additional Fees
  Associated with
  Liquidation...........       y                                    (30.0)    (25.0)
 Trustee Fees...........       z                                    (30.0)    (25.0)
                                                                 --------  --------
 Total Costs............                                         $ (161.1) $(142.4)
                                                                 --------  --------
Net Estimated
 Liquidation Proceeds
 Available for
 Allocation.............                                         $8,533.5  $9,603.1
                                                                 ========  ========
Less: Chapter 11
 Administrative and
 Priority Claims
 Priority Claims........            $     --                     $    --   $    --
 Administrative Claims..      aa          6.0    100%     100%       (6.0)     (6.0)
                                    ---------                    --------  --------
 Total Administrative
  and Priority Claims...            $     --                     $   (6.0) $   (6.0)
                                    ---------                    --------  --------
Net Estimated
 Liquidation Proceeds
 After Priority Claims..                                         $8,527.5  $9,597.1
Net Estimated
 Liquidation Proceeds
 Available for
 General Unsecured
 Claims
 Senior Debt plus
  Interest Payable......            $11,185.4     75%      84%   $8,391.9  $9,444.6
 Nonrecourse installment
  notes due 2002,
  10.6%.................                  5.8     75%      84%        4.4       4.9
 Accounts Payable and
  Accrued Expenses......            $   174.8     75%      84%      131.2  $  147.6
                                    ---------                    --------  --------
 Total..................            $11,366.0     75%      84%   $8,527.5  $9,597.1
                                    ---------                    --------  --------

                      [CORPORATE STRUCTURE TREE DIAGRAM]

                                                                      EXHIBIT I

                      TERMS OF NEW GROUP PREFERRED STOCK

Issuer.......................  The FINOVA Group Inc.

Security.....................  Shares of 6% Perpetual Non-Cumulative
                               Redeemable Preferred Stock (the "New Group
                               Preferred Stock") with an aggregate liquidation preference equal to the Excess Amount, if any, attributable to Allowed Debt Securities
                               (S)510(b) Claims in Class FNV Capital-5.

Dividends:...................  Non-cumulative cash dividends on the New Group
                               Preferred Stock will be payable at a rate of 6% per annum of the per share liquidation preference when, as and if declared by the Board of Directors. To the extent dividends are declared, they will be payable semi-annually on the semi-annual payment dates for the New Senior Notes.

Ranking......................  The New Group Preferred Stock will rank senior to the FNV Group common stock (and any other
                               FNV Group stock without a liquidation
                               preference) and pari passu with or junior to any other FNV Group preferred stock, as determined by the FNV Group Board of Directors, both as to dividends and upon liquidation, dissolution or winding up. No dividends on the FNV Group common stock may be paid unless dividends for the then current period (but not prior periods) are paid on the New Group Preferred Stock.

Liquidation Preference.......  If FNV Group dissolves, is liquidated or is wound up, holders of the New Group Preferred
                               Stock will be entitled to receive, out of any assets available for distribution to stockholders after satisfaction of the preferences of any FNV Group preferred stock that is senior to the New Group Preferred Stock, up to the per share liquidation preference, plus declared and unpaid dividends, if any, prior to any payment being made to the holders of FNV Group common stock or any other junior stock with respect to the distribution of assets upon dissolution, winding up or liquidation.

Optional Redemption..........  FNV Group will have the option to redeem the
                               New Group Preferred Stock at any time or from time to time, in whole or in part, at a redemption price equal to the per share liquidation preference, plus declared and unpaid dividends, if any, to the redemption date.

Open Market or Negotiated
Repurchases..................  FNV Group may repurchase New Group Preferred
                               Stock at any time and from time to time, in whole or in part, in the open market or negotiated transactions.

Voting Rights................  None, except:

                               . with respect to changes in the terms of the
                                 New Group Preferred Stock that are materially adverse to the holders of the New Group Preferred Stock; and

                               . in the event the FNV Group Board of Directors
                                 does not declare dividends on the New Group
                                 Preferred Stock for six consecutive dividend periods, the size of the Board of Directors will be increased by one and the holders of the New Group Preferred Stock, voting as a separate class, will be entitled to elect one director, who shall serve until such time as dividends have been declared and have been paid with respect to one semi-annual dividend period.

                                                                      EXHIBIT J
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20594

                               ----------------

                                  FORM 10-K/A
                  ANNUAL REPORT PURSUANT TO SECTION 13 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended December 31, 2000

                        Commission File Number 1-11011

                               ----------------

                             THE FINOVA GROUP INC.
            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                              86-0695381
    (State or Other Jurisdiction of               (I.R.S. Employer
    Incorporation or Organization)               Identification No.)


      4800 North Scottsdale Road                     85251-7623
            Scottsdale, AZ                           (Zip Code)
    (Address of Principal Executive
               Offices)

       Registrant's Telephone Number, Including Area Code: 480-636-4800

          Securities registered pursuant to Section 12(b) of the Act:

                                            Name of Each Exchange On Which
           Title of Each Class                        Registered
           -------------------              ------------------------------
      Common Stock, $0.01 par value            New York Stock Exchange
   Junior Participating Preferred Stock
             Purchase Rights                   New York Stock Exchange

       Securities registered pursuant to Section 12(g) of the Act: None

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                  Yes X  No
                                      -    -
  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Registration S-K is not contained herein, and will not be contained, to the best of registrant"s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K. X
                             -

  As of April 12, 2001, approximately 61,156,000 shares of Common Stock ($0.01 par value) were outstanding, and the aggregate market value of the Common Stock (based on its closing price per share on that date of $1.50), held by nonaffiliates was approximately $90,902,000.

                     DOCUMENTS INCORPORATED BY REFERENCE:

                                     None

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                Explanatory Note

  This Form 10-K/A is being filed for the purpose of filing the information required by Part III of Form 10-K.

                               TABLE OF CONTENTS

                                  Name of Item

                                    Part I

 Item 1.  Business.......................................................     1
          Introduction...................................................     1
          Recent Developments............................................     1
          General........................................................     2
          Business Groups................................................     3
          Portfolio Composition..........................................     4
          Investment In Financing Transactions...........................     4
          Cost And Use Of Borrowed Funds.................................    10
          Leased Asset Realization Experience............................    11
          Business Development...........................................    12
          Customer Requirements..........................................    12
          Portfolio Management...........................................    12
          Delinquencies And Workouts.....................................    13
          Governmental Regulation........................................    13
          Employees......................................................    13
          Other Matters..................................................    14
          Special Note Regarding Forward-Looking Statements..............    14
 Item 2.  Properties.....................................................    15
 Item 3.  Legal Proceedings..............................................    15
 Item 4.  Submission Of Matters To A Vote Of Security Holders............    17
          Optional Executive Officers Of Registrant......................    17

                                    Part II

 Item 5.  Market Price Of And Dividends On The Registrant's Common Equity
           & Related Shareowner Matters..................................    18
 Item 6.  Selected Financial Data........................................    19
 Item 7.  Management's Discussion And Analysis Of Financial Condition And
          Results Of Operations..........................................    20
 Item 7a. Quantitative And Qualitative Disclosure About Market Risk......    20
 Item 8.  Financial Statements & Supplemental Data.......................    20
 Item 9.  Changes In And Disagreements With Accountants On Accounting &
          Financial Disclosure...........................................    20

                                   Part III

 Item 10. Directors & Executive Officers Of The Registrant...............    21
 Item 11. Executive Compensation.........................................    21
 Item 12. Security Ownership Of Certain Beneficial Owners & Management...    21
 Item 13. Certain Relationships & Related Transactions...................    21

                                    Part IV

 Item 14. Exhibits, Financial Statement Schedules And Reports On Form 8-
          K..............................................................    22

                                    PART I

Item 1. Business.

Introduction

  The following discussion relates to The FINOVA Group Inc. and its subsidiaries (collectively "FINOVA" or the "Company"), including FINOVA Capital Corporation and its subsidiaries ("FINOVA Capital"). The FINOVA Group Inc. is a financial services holding company. Through its principal operating subsidiary, FINOVA Capital, the Company has provided a broad range of financing and capital markets products, primarily to mid-size businesses. FINOVA Capital has been in operation since 1954.

Recent Developments

  On March 7, 2001, The FINOVA Group Inc., FINOVA Capital Corporation and seven of their subsidiaries filed for protection pursuant to Chapter 11, Title 11, of the United States Code to enable them to restructure their debt (the "Reorganization Proceedings"). Historically, the Company has relied upon borrowed funds together with internal cash flow to finance its operations. Profit has largely been recorded from the spread between the cost of borrowing and the rates paid by its customers, less operating costs. The Company also generates revenues through loan servicing and related activities and the sale of assets. Beginning late in the first quarter of 2000, a series of events impeded FINOVA's access to lower cost capital in the public and private markets. These events are generally described below.

  On March 27, 2000, FINOVA announced the retirement of its Chairman, President and Chief Executive Officer, Samuel L. Eichenfield, for personal and health reasons. The Company also announced an $80 million pre-tax charge to earnings in the first quarter of 2000, to increase loss reserves and provide for payment of deferred compensation and executive severance. The additional loss reserves related to the replenishment of reserves after a write-off of a loan to a single customer in the Distribution & Channel Finance line of business that had previously been partially reserved. Following these announcements, some of the credit rating agencies downgraded or placed on credit watch its senior debt and commercial paper ratings.

  Historically, a significant portion of its business was financed with commercial paper, which was reissued when it matured. The Company also borrowed funds in the form of publicly traded debt securities with staggered maturities. In May 2000, the Company was unable to renew in full its bank facilities, which were in place to provide a back-up mechanism for the commercial paper program. Without full coverage for outstanding commercial paper under the back-up bank facilities, FINOVA drew down on the bank lines to meet maturing commercial paper obligations and other debt obligations. This resulted in additional debt rating downgrades.

  The Company engaged Credit Suisse First Boston in May 2000 to assist in the exploration of strategic alternatives, including a sale of the Company.

  As the year progressed, the U.S. economy began to show signs of weakening and FINOVA's portfolio of leases and loans began to experience higher levels of delinquencies and nonaccruing assets. The impact of these events and current economic conditions resulted in increased levels of problem accounts and higher cost of funds (resulting in lower interest margins earned), higher reserve requirements, higher write-offs, losses on investments and disposal of assets, impairment of intangible assets, reduced tax benefits, and the decision to exit certain businesses.

  On February 26, 2001, FINOVA and FINOVA Capital entered into a commitment letter with Berkshire Hathaway Inc. ("Berkshire Hathaway"), Leucadia National Corporation ("Leucadia") and Berkadia, an entity jointly owned by Leucadia and Berkshire Hathaway, pursuant to which Berkadia committed to lend $6.0 billion to FINOVA, to facilitate a Chapter 11 restructuring of the outstanding debt of FINOVA and its principal subsidiaries. The $6.0 billion five-year term loan will be secured by substantially all of the assets of FINOVA and its subsidiaries and guaranteed on a secured basis by FINOVA Group and substantially all of the subsidiaries of FINOVA Capital (the "Berkadia Loan"). The balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new ten-year senior notes of FINOVA ("New Senior Notes"). Berkadia's commitment is subject to various conditions, including Berkadia's satisfaction with FINOVA's Chapter 11 plan of reorganization (the "Plan") and bankruptcy court and necessary creditor approvals. In connection with the commitment letter, FINOVA also entered into a Management Services Agreement with Leucadia and its subsidiary, Leucadia International Corporation, which has been amended and restated. For a more detailed description of these agreements, see the section in this report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  FINOVA received bankruptcy court approval to continue operating its business in the ordinary course and, as a result, will continue funding existing commitments to its customers. In light of these events, FINOVA has effectively eliminated new business development activities other than funding existing commitments and for the foreseeable future intends to focus on managing and maximizing the value of its existing portfolio. These activities will include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company will also continue to focus on negotiating appropriate rates and fee structures with its customers. While it is possible that new business opportunities may present themselves in the future, no assurance can be given as to the Company's ability to take advantage of those opportunities.

  The following description of FINOVA's business includes a discussion of the Company's historical business activities. As mentioned in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has effectively eliminated new business development activities. Accordingly, the description is presented to provide an understanding of the Company's current assets and liabilities but should not be interpreted to mean that the Company continues to make similar investments. It should be read in conjunction with the section of this report captioned "Recent Developments and Business Outlook" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

General

  FINOVA's principal executive offices are located at 4800 North Scottsdale Road, Scottsdale, Arizona 85251-7623, telephone (480) 636-4800. FINOVA also has offices throughout the U.S. and in London, U.K. and Toronto, Canada.

  FINOVA is a Delaware corporation. The Company was incorporated in 1991 to serve as the successor to The Dial Corporation's financial services businesses. FINOVA's common stock is traded on the New York Stock Exchange under the symbol "FNV."

  FINOVA extends a broad range of customized financing and capital market products, including revolving credit facilities, term loans, leases and equity capital primarily to "middle-market companies."

  Historically, FINOVA's financing activities have been managed within three market groups: Specialty Finance, Capital Markets and Commercial Finance. Lines of business within each segment focus on providing tailored products and services to specific market niches. The following business descriptions include information regarding typical sizes of individual transactions. In some cases, FINOVA provides multiple financing transactions to a borrower or to affiliates of a borrower, which significantly increases the Company's total exposure to that borrower beyond the typical transaction size. Certain FINOVA businesses including Resort Finance, Transportation Finance and Rediscount Finance, have multiple exposures exceeding $100 million. "Discontinued Operations" were designated as such during the third quarter of 2000 when FINOVA's Board of Directors voted to discontinue and offer the five businesses for sale.

Business Groups

 Specialty Finance

  . Commercial Equipment Finance offers equipment leases and loans to a broad range of mid-size companies. Specialty markets include emerging growth technology industries (primarily biotechnology), electronics, telecommunications, corporate aircraft, supermarket/specialty retailers and most heavy industry. Typical transaction sizes range from $1 million to $20 million.

  . Communications Finance specializes in term financing to advertising and subscriber-supported businesses, including radio and television broadcasting, cable television, paging, outdoor advertising, publishing and emerging technologies such as internet service providers and competitive local exchange carriers. Typical transaction sizes range from $3 million to $40 million.

  . Franchise Finance offers equipment, real estate and acquisition financing for operators of established franchise concepts. Typical transaction sizes generally range from $500,000 to $40 million.

  . Healthcare Finance offers a full range of working capital, equipment and real estate financing products for the U.S. healthcare industry. Transaction sizes typically range from $500,000 to $35 million.

  . Portfolio Services provides customized receivable servicing and collections for resort timeshare developers and other holders of consumer receivables.

  . Public Finance provides tax-exempt term financing to non-profit corporations, manufacturers, and state and local governments. Typical transaction sizes range from $2 million to $15 million.

  . Resort Finance focuses on acquisition, construction and receivables financing for timeshare resorts, second home communities and fractional interest resorts. Typical transaction sizes range from $5 million to $35 million or more, and in some instances exceed $100 million.

  . Specialty Real Estate Finance provides senior term acquisition and bridge/interim loans from $5 million to $30 million or more on hotel and resort properties in the U.S., Canada and the Caribbean. Through this division, FINOVA also provides equity investments in credit-oriented real estate sale-leasebacks.

  . Transportation Finance structures equipment loans, direct financing, operating and leveraged leases and acquisition financing for commercial and cargo airlines worldwide, railroads and operators of other transportation-related equipment. Typical transaction sizes range from $5 million to $30 million or more, and in some instances exceed $100 million.

 Capital Markets

  . Investment Alliance provides equity and debt financing for mid-size businesses in partnership with institutional investors and selected fund sponsors. Typical transaction sizes range from $2 million to $15 million.

  . Loan Administration provides servicing and subservicing of commercial mortgages, business leases and prime and sub-prime consumer loans.

  . Mezzanine Capital provides secured subordinated debt with warrants to mid-size North American companies for expansion capital, buyouts or re-capitalization. Typical transaction sizes range from $2 million to $15 million.

  . Realty Capital provides commercial real estate bridge/interim mortgage loans and capital markets funded commercial real estate loans. Typical transaction sizes range from $1 million to $25 million. This line of business is being offered for sale and is classified as held for sale.

 Commercial Finance

  . Rediscount Finance offers revolving credit facilities to the independent consumer finance industry, including direct loan, automobile, mortgage and premium finance companies. Typical transaction sizes range from $1 million to $35 million or more, and in some instances exceed $100 million.

 Discontinued Operations

  . Corporate Finance provided a full range of cash flow-oriented and asset-based term and revolving loan products for manufacturers, wholesalers, distributors, specialty retailers and commercial and consumer service businesses. Typical transaction sizes ranged from $2 million to $35 million. In February 2001, $309 million of assets were sold. Although discontinued, Corporate Finance (which includes Business Credit and Growth Finance) continues to fund existing commitments to its customers until such commitments expire. Corporate Finance is not entering into new commitments. Net assets of discontinued operations at December 31, 2000 were $1.0 billion for Corporate Finance.

    -- Business Credit provided collateral-oriented revolving credit facilities and term loans for manufacturers, retailers, distributors, wholesalers and service companies. Typical transaction sizes ranged from $1 million to $5 million. Fremont Capital Corporation, acquired in December 1999, was added to this line of business. Business Credit is not entering into new commitments.

    -- Growth Finance provided collateral-based working capital financing primarily secured by accounts receivable for manufacturers, wholesale distributors, service companies and importers. Typical transaction sizes ranged from $100,000 to $1 million and were made to small and mid-size businesses with annual sales under $10 million. Growth Finance is not entering into new commitments.

  . Distribution & Channel Finance historically provided inbound and outbound inventory financing, combined inventory/accounts receivable lines of credit and purchase order financing for equipment distributors, value-added resellers and dealers nationwide. Transaction sizes generally ranged from $500,000 to $30 million. In December 2000, $46.4 million of assets were sold. Net assets of this line of business at December 31, 2000 were $132.1 million.

Portfolio Composition

  The total managed assets consist of FINOVA's net investment in financing transactions plus certain assets that are owned by others but serviced by the Company (securitized assets). Managed assets are not reported on the Company's balance sheet. The Company's investment in financing transactions is primarily settled in U.S. dollars.

Investment in Financing Transactions

  The following primarily relates to continuing operations, except as noted.

  The following tables detail FINOVA's investment in financing transactions (before reserve for credit losses) at December 31, 2000, 1999 and 1998.

                      INVESTMENT IN FINANCING TRANSACTIONS
                              BY LINE OF BUSINESS

                               DECEMBER 31, 2000
                             (Dollars in thousands)

                                           Revenue Accruing                  Nonaccruing
                                   -------------------------------- ------------------------------
                                   Performing
                                       at                                                             Total
                                   Contractual          Repossessed            Repossessed Lease &  Carrying
                                      Terms    Impaired   Assets     Impaired    Assets     Other    Amount      %
                                   ----------- -------- ----------- ---------- ----------- ------- ----------- -----
Specialty Finance Group
 Transportation Finance..........  $2,194,415  $ 61,076   $           $138,028   $            $    $ 2,393,519  23.5
 Resort Finance..................   1,538,712   133,851    13,293      136,889     5,107             1,827,852  18.0
 Franchise Finance...............     862,310     8,453                 48,101     2,088               920,952   9.0
 Healthcare Finance..............     590,997               1,452      264,589              1,677      858,715   8.4
 Communications Finance..........     623,301                           92,823                         716,124   7.0
 Specialty Real Estate Finance...     660,983              25,602       12,950     7,923               707,458   6.9
 Commercial Equipment Finance....     496,165                           12,521     5,559      845      515,090   5.1
 Public Finance..................     173,135                            5,200                         178,335   1.8
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
                                    7,140,018   203,380    40,347      711,101    20,677    2,522    8,118,045  79.7
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
Commercial Finance Group
 Rediscount Finance..............   1,062,151    32,375       520      119,005     4,412             1,218,463  12.0
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
                                    1,062,151    32,375       520      119,005     4,412             1,218,463  12.0
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
Capital Markets Group
 Realty Capital..................     406,080                           15,876                         421,956   4.2
 Mezzanine Capital...............     294,725                           43,925                         338,650   3.3
 Investment Alliance.............      35,892                            3,833                          39,725   0.4
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
                                      736,697                           63,634                         800,331   7.9
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
Other............................      43,565                                                           43,565   0.4
                                   ----------  --------   -------   ----------   -------   ------  ----------- -----
Total Continuing Operations (1)..   8,982,431   235,755    40,867      893,740    25,089    2,522   10,180,404 100.0
                                   ----------  --------   -------   ----------   -------   ------  ----------- =====
Discontinued Operations (2)......     737,658     3,633                473,724     7,769    4,695    1,227,479
                                   ----------  --------   -------   ----------   -------   ------  -----------
TOTAL............................  $9,720,089  $239,388   $40,867   $1,367,464   $32,858   $7,217  $11,407,883
                                   ==========  ========   =======   ==========   =======   ======  ===========

--------
NOTES:
(1) Excludes $357.5 million of assets sold which the Company manages, including $243.0 million in Commercial Equipment Finance and $114.5 million in Franchise Finance.
(2) Excludes $475 million of Corporate Finance assets that were sold and are managed by the Company.

                      INVESTMENT IN FINANCING TRANSACTIONS
                              BY LINE OF BUSINESS

                               DECEMBER 31, 1999
                             (Dollars in thousands)

                                  Revenue Accruing                 Nonaccruing
                          -------------------------------- ----------------------------
                          Performing
                              at                                                           Total
                          Contractual          Repossessed          Repossessed Lease &  Carrying
                             Terms    Impaired   Assets    Impaired   Assets     Other    Amount      %
                          ----------- -------- ----------- -------- ----------- ------- ----------- -----
Specialty Finance Group
 Transportation
  Finance...............  $ 2,424,262 $ 64,073   $             $        $          $    $ 2,488,335  24.1
 Resort Finance.........    1,584,508             14,383      2,699    19,318             1,620,908  15.7
 Healthcare Finance.....      692,876   17,695     5,137     35,076     1,162     5,945     757,891   7.4
 Franchise Finance......      769,162              1,917      4,953     2,770       172     778,974   7.6
 Communications
  Finance...............      674,331    3,908               10,327                         688,566   6.7
 Specialty Real Estate
  Finance...............      726,788             35,807      9,042     6,151       152     777,940   7.5
 Commercial Equipment
  Finance...............      809,456              5,090     12,000    19,657     2,725     848,928   8.2
 Public Finance.........      168,778                                                       168,778   1.6
                          ----------- --------   -------   --------   -------   ------- ----------- -----
                            7,850,161   85,676    62,334     74,097    49,058     8,994   8,130,320  78.8
                          ----------- --------   -------   --------   -------   ------- ----------- -----
Commercial Finance Group
 Rediscount Finance.....    1,059,930             12,574      1,071     3,042             1,076,617  10.4
                          ----------- --------   -------   --------   -------   ------- ----------- -----
                            1,059,930             12,574      1,071     3,042             1,076,617  10.4
                          ----------- --------   -------   --------   -------   ------- ----------- -----
Capital Markets Group
 Realty Capital.........      578,808                         4,614                         583,422   5.7
 Mezzanine Capital......      386,555   21,981               34,117                         442,653   4.3
 Investment Alliance....       25,292                                                        25,292   0.2
                          ----------- --------   -------   --------   -------   ------- ----------- -----
                              990,655   21,981               38,731                       1,051,367  10.2
                          ----------- --------   -------   --------   -------   ------- ----------- -----
Other...................       62,403    1,107                                               63,510   0.6
                          ----------- --------   -------   --------   -------   ------- ----------- -----
Total Continuing
 Operations (1).........    9,963,149  108,764    74,908    113,899    52,100     8,994  10,321,814 100.0
                          ----------- --------   -------   --------   -------   ------- ----------- =====
Discontinued Operations
 (2)....................    2,548,671  131,362               92,305     3,736    24,089   2,800,163
                          ----------- --------   -------   --------   -------   ------- -----------
TOTAL...................  $12,511,820 $240,126   $74,908   $206,204   $55,836   $33,083 $13,121,977
                          =========== ========   =======   ========   =======   ======= ===========

--------
NOTES:
(1) Excludes $121.3 million of Franchise Finance assets that were sold and are managed by the Company.
(2) Excludes $300 million of Corporate Finance assets that were sold and are managed by the Company.

                      INVESTMENT IN FINANCING TRANSACTIONS
                              BY LINE OF BUSINESS

                               DECEMBER 31, 1998
                             (Dollars in thousands)

                                   Revenue Accruing                  Nonaccruing
                          ---------------------------------- ----------------------------
                          Performing at                                                      Total
                           Contractual           Repossessed          Repossessed Lease &  Carrying
                              Terms     Impaired   Assets    Impaired   Assets     Other    Amount      %
                          ------------- -------- ----------- -------- ----------- ------- ----------- -----
Specialty Finance Group
 Transportation
  Finance...............   $2,140,541   $ 61,895   $         $          $         $       $ 2,202,436  27.1
 Resort Finance.........    1,209,062               16,415               24,800             1,250,277  15.4
 Healthcare Finance.....      597,201                7,018      5,902               1,102     611,223   7.5
 Franchise Finance......      597,916      1,619     1,741      1,763     2,120       274     605,433   7.5
 Communications
  Finance...............      694,863      7,169               24,264                         726,296   8.9
 Specialty Real Estate
  Finance...............      635,952     16,966    34,230      9,799     7,620       194     704,761   8.7
 Commercial Equipment
  Finance...............      712,854      1,526     4,858     10,884    17,855     4,135     752,112   9.3
 Public Finance.........      183,099                                                         183,099   2.3
                           ----------   --------   -------   --------   -------   ------- ----------- -----
                            6,771,488     89,175    64,262     52,612    52,395     5,705   7,035,637  86.7
                           ----------   --------   -------   --------   -------   ------- ----------- -----
Commercial Finance Group
 Rediscount Finance.....      766,250                  999      3,762                         771,011   9.5
                           ----------   --------   -------   --------   -------   ------- ----------- -----
                              766,250                  999      3,762                         771,011   9.5
                           ----------   --------   -------   --------   -------   ------- ----------- -----
Capital Markets Group
 Realty Capital.........      243,278                                                         243,278   3.0
 Investment Alliance....       12,297                                                          12,297   0.1
                           ----------   --------   -------   --------   -------   ------- ----------- -----
                              255,575                                                         255,575   3.1
                           ----------   --------   -------   --------   -------   ------- ----------- -----
Other...................       54,284                                                          54,284   0.7
                           ----------   --------   -------   --------   -------   ------- ----------- -----
Total Continuing
 Operations (1).........    7,847,597     89,175    65,261     56,374    52,395     5,705   8,116,507 100.0
                           ----------   --------   -------   --------   -------   ------- ----------- =====
Discontinued
 Operations (2).........    1,796,124     16,831               63,364     2,051    25,344   1,903,714
                           ----------   --------   -------   --------   -------   ------- -----------
TOTAL...................   $9,643,721   $106,006   $65,261   $119,738   $54,446   $31,049 $10,020,221
                           ==========   ========   =======   ========   =======   ======= ===========

--------
NOTES:
(1) Excludes $136.1 million of Franchise Finance assets that were sold and are managed by the Company.
(2) Excludes $300 million of Corporate Finance assets that were sold and are managed by the Company.

  The Company's geographic portfolio diversification at December 31, 2000 in the continuing operations was as follows:

   State                                                        Total    Percent
   -----                                                     ----------- -------
                                                                 (Dollars in
                                                                 thousands)
   Florida.................................................. $ 1,175,886   11.2%
   California...............................................   1,154,679   11.0%
   Texas....................................................     851,048    8.1%
   Virginia.................................................     408,647    3.9%
   New York.................................................     402,698    3.8%
   Nevada...................................................     391,411    3.7%
   Georgia..................................................     333,515    3.2%
   Arizona..................................................     312,870    3.0%
   South Carolina...........................................     306,850    2.9%
   Missouri.................................................     269,102    2.6%
   New Jersey...............................................     264,173    2.4%
   Illinois.................................................     255,161    2.4%
   Colorado.................................................     223,335    2.1%
   Minnesota................................................     214,615    2.0%
   Washington...............................................     213,112    2.0%
   Pennsylvania.............................................     211,163    2.0%
   Other (1)................................................   3,549,610   33.7%
                                                             -----------  -----
   Total managed assets..................................... $10,537,875  100.0%
                                                             ===========  =====

--------
NOTE:
(1) Other includes all states which on an individual basis represent less than 2% of the total; and international, which represents approximately 12.5% of the total.

  The following is an analysis of the reserve for credit losses for the years ended December 31:

                               2000       1999       1998      1997      1996
                             ---------  ---------  --------  --------  --------
                                         (Dollars in thousands)
   Balance, beginning of
    year...................  $ 178,266  $ 141,579  $ 99,008  $ 84,874  $ 83,732
   Provision for credit
    losses.................    643,000     22,390    48,470    23,429    10,240
   Write-offs..............   (240,655)   (24,422)  (12,161)  (12,751)  (17,449)
   Recoveries..............      1,018      1,830     1,174     1,061     1,765
   Acquisitions and other..     (2,879)    36,889     5,088     2,395     6,586
                             ---------  ---------  --------  --------  --------
   Balance, end of year....  $ 578,750  $ 178,266  $141,579  $ 99,008  $ 84,874
                             =========  =========  ========  ========  ========

  At December 31, 2000, the total carrying amount of impaired loans was $1.1 billion, of which $235.8 million were revenue accruing. A specific impairment reserve for credit losses of $246.4 million has been established for $697.0 million of nonaccruing impaired loans and $1.8 million has been established for $34.7 million of accruing impaired loans. Additionally, $2.2 million was established for other accounts. As a result, 43.3% of FINOVA's reserve for credit losses was allocated to specific reserves. The remaining $328.4 million or 56.7% of the reserve for credit losses is designated for general purposes and represents management's best estimate of inherent losses in the remaining portfolio considering delinquencies, loss experience and collateral. At December 31, 1999, the total amount of impaired loans was $222.7 million, of which $108.8 million were revenue accruing. The specific impairment reserve for credit losses at December 31, 1999 was $35.4 million for $89.0 million of nonaccruing impaired loans and $25.3 million for $52.0 million of accruing impaired loans. Actual results could differ from estimates and values, and there can be no assurance that the reserves will be sufficient to cover portfolio losses. Additions to the general and specific reserves are reflected in current operations. Management may transfer reserves between the general and specific reserves as considered necessary.

  At December 31, 2000, discontinued operations included $486.2 million of nonaccruing assets, of which $421.9 million were in Corporate Finance. Since the assets of the discontinued operations have been written down to estimated net realizable value, no reserve for credit losses are carried against those assets. Net realizable value write-downs were $347.5 million.

  Write-offs and recoveries by line of business, during the years ended December 31, were as follows:

                                   2000     1999     1998     1997     1996
                                 --------  -------  -------  -------  -------
                                          (Dollars in thousands)
WRITE-OFFS
Specialty Finance Group
  Commercial Equipment Finance.. $ 19,998  $ 6,030  $ 3,845  $ 3,722  $ 3,207
  Communications Finance........    3,953    3,100      494      750    2,994
  Healthcare Finance............   60,171    1,327    1,502    1,798    1,018
  Franchise Finance.............      245    1,064    3,035      696    3,267
  Public Finance................    4,648
  Resort Finance................       61      656             2,700    4,275
  Transportation Finance........   40,500
  Specialty Real Estate
   Finance......................    2,646      500    1,785    2,106    1,793
                                 --------  -------  -------  -------  -------
                                  132,222   12,677   10,661   11,772   16,554
                                 --------  -------  -------  -------  -------
Commercial Finance Group
  Rediscount Finance............   19,233    3,523    1,500
                                 --------  -------  -------
                                   19,233    3,523    1,500
                                 --------  -------  -------
Capital Markets Group
  Mezzanine Capital.............   86,009    8,222
  Realty Capital................    3,000
                                 --------  -------
                                   89,009    8,222
                                 --------  -------
Other...........................      191                        979      895
                                 --------  -------  -------  -------  -------
Total Write-Offs................  240,655   24,422   12,161   12,751   17,449
                                 --------  -------  -------  -------  -------
RECOVERIES
Specialty Finance Group
  Commercial Equipment Finance..      107      257      200      514      829
  Healthcare Finance............      534      139      542       94        8
  Franchise Finance.............      326      824      255      263      422
  Resort Finance................                                           26
  Specialty Real Estate
   Finance......................               371                        177
                                 --------  -------  -------  -------  -------
                                      967    1,591      997      871    1,462
                                 --------  -------  -------  -------  -------
Commercial Finance Group
  Rediscount Finance............       25       51
                                 --------  -------
                                       25       51
                                 --------  -------
Capital Markets Group
  Mezzanine Capital.............       14       68
                                 --------  -------
                                       14       68
                                 --------  -------
Other...........................       12      120      177      190      303
                                 --------  -------  -------  -------  -------
Total Recoveries................    1,018    1,830    1,174    1,061    1,765
                                 --------  -------  -------  -------  -------
Total Net Write-Offs............ $239,637  $22,592  $10,987  $11,690  $15,684
                                 ========  =======  =======  =======  =======
Net write-offs as a percentage
 of average managed assets......     2.25%    0.24%    0.15%    0.19%    0.28%
                                 ========  =======  =======  =======  =======

  A further breakdown of the portfolio by line of business can be found in Consolidated Financial Statements--Annex A ("Annex A"), Notes C and D.

  Pre-tax charges of $347.5 were incurred in 2000 to write-down the investment in financing transactions included in discontinued operations to net realizable value. The carrying amount of investments in financing transactions in discontinued operations at December 31, 2000 was $1.2 billion, down from $2.8 billion at December 31, 1999.

Cost and Use of Borrowed Funds

  Historically, FINOVA Capital has relied on borrowed funds as well as internal cash flow to finance its operations. It has also raised funds through the sale or securitization of assets. The Company managed its exposure to changes in interest rates through the issuance of swaps and other hedging techniques. In addition, the Company historically attempted to "match" its assets and liabilities by borrowing fixed and floating-rate debt in amounts and tenor that approximated the character of its assets.

  As a result of the recent developments described above, the Company does not expect to have access to the capital markets in the foreseeable future. In addition, most of the Company's interest rate swap agreements were terminated as a result of the bankruptcy filing. During the pendancy of the bankruptcy, the interest rate which will be applied to the Company's debt prior to plan confirmation obligations is also uncertain.

  Under the terms of the Company's Plan, the New Senior Notes will be fixed-rate obligations, at the weighted average rate of the existing debt excluding default interest or penalties, if any. The Berkadia Loan bears interest at the greater of 9% or LIBOR plus 3%. Therefore, if LIBOR is below 6%, the Berkadia Loan will be fixed at 9%. If LIBOR rises above 6%, the Berkadia Loan will be a floating-rate obligation. If approved, the Plan will result in a significantly higher cost of funds than the Company has traditionally incurred in the past. Regardless of whether the Company's Plan is approved, during the pendancy of the bankruptcy the Company is not able to match its floating-rate assets with floating-rate liabilities. No assurance can be given that the Plan will be approved or that the Company will be able to employ hedging techniques to mitigate its exposure to changes in market interest rates. For further information, see "Quantitative and Qualitative Disclosure about Market Risk."

  The following table reflects the approximate average pre-tax effective cost of borrowed funds and pre-tax equivalent rate earned on accruing assets for FINOVA Capital for each of the periods listed:

                                                 Year Ended December 31,
                                                 ----------------------------
                                                 2000  1999  1998  1997  1996
                                                 ----  ----  ----  ----  ----
Short-term and variable rate long-term debt.....  7.2%  5.7%  6.1%  6.4%  6.5%
Fixed-rate long-term debt.......................  7.1%  6.7%  7.0%  7.1%  7.2%
Aggregate borrowed funds (1)....................  7.1%  6.1%  6.4%  6.6%  6.8%
Rate earned on average earning assets (2) (3)... 11.3% 10.8% 11.0% 10.8% 10.3%
Interest margins earned as a percentage of
 average earning assets (1).....................  4.7%  5.4%  5.5%  5.3%  4.8%

--------
NOTES:
(1) If the transaction with Berkadia is approved by the creditors and the bankruptcy court, the cost of funds will increase and interest margins earned will decrease.
(2) Earning assets are net of average nonaccruing assets and average deferred taxes applicable to leveraged leases.
(3) Earned amounts are net of depreciation.

  The effective costs presented above include costs of commitment fees and related borrowing costs. They do not necessarily predict future costs of funds. For further information on FINOVA Capital's cost of funds, refer to Annex A, Notes F and G.

  Following are the ratios of (losses) income to fixed charges and preferred stock dividends ("ratio") for each of the past five years:

                         Year Ended December 31,
                         -----------------------
 2000               1999                         1998                         1997                         1996
 ----               ----                         ----                         ----                         ----
(0.19)              1.75                         1.60                         1.61                         1.56
======              ====                         ====                         ====                         ====

  For purposes of the ratio calculation, (losses) income consists of (losses) income from continuing operations before income taxes and fixed charges. Fixed charges include interest and related debt expense, a portion of rental expense representative of interest, and preferred stock dividends grossed up to a pre-tax basis. The ratio declined in 2000 due to a loss from continuing operations and an increase in the cost of funds, and income was insufficient to cover fixed charges by $123.1 million. Declines in the interest coverage ratio for FINOVA Capital below a level of 1.25 to 1 constituted a default in the covenants in the bank back-up facilities.

Leased Asset Realization Experience

  FINOVA Capital has historically earned total proceeds from the sale of assets upon lease termination in excess of carrying amounts. There can be no assurance, however, that those results can be achieved in future years, and in 2000 FINOVA Capital received proceeds from the sale of assets upon early lease termination that were less than the carrying amounts. Actual proceeds will depend on current market values for those assets at the time of sale. While market values are generally beyond the control of FINOVA, the Company has some discretion in the timing of sales of the assets. During 1996 through 1999, the Company was able to negotiate a number of early terminations on transactions where the market value exceeded the residual value, effectively reducing the number of such transactions remaining in the portfolio at December 31, 2000. Sales proceeds on lease terminations in excess of or less than carrying amounts are reported as gains or losses on disposal of assets, respectively when the assets are sold.

  Estimated residual values at December 31, 2000 were $1.023 billion and consisted of $533.3 million of aircraft residuals, $397.3 million of real estate residuals and $92.6 million for all other residuals. Estimated residual values at December 31, 1999 were $998.7 million and consisted of $578.4 million of aircraft residuals, $332 million of real estate residuals and $88.3 million for all other residuals. Additionally, the Company had $235.2 million and $135.9 million of assets off lease (primarily aircraft) that were held for sale or lease, at December 31, 2000 and 1999, respectively. The estimated residual values of direct finance and leveraged lease assets, in the accounts of FINOVA Capital at December 31, 2000 were 34.0% of the original cost of those assets (28.3% excluding the original costs of the assets and residuals applicable to real estate leveraged leases, which typically have higher residuals than other leases). The financing contracts and leases outstanding at December 31, 2000 had initial terms ranging from one to 25 years. The average initial term weighted by carrying amount at inception and the average remaining term weighted by remaining carrying amount of financing contracts at December 31, 2000 for financing contracts excluding leveraged leases were approximately 7.4 and 5.2 years, respectively, and for leveraged leases were approximately 20.0 and 11.6 years, respectively. The comparable average initial term and remaining term at December 31, 1999 for financing contracts excluding leveraged leases were approximately 7.0 and 5.1 years, respectively, and for leveraged leases were approximately 18.4 and 10.3 years, respectively. FINOVA Capital uses either employed or outside appraisers to determine the collateral value of assets to be leased or financed and the estimated residual or collateral value thereof at the expiration of each lease. Actual proceeds could differ from those appraised values.

  Income from leasing transactions is affected by gains from asset sales on lease termination and therefore, can be significantly less predictable than income from lending activities. During the five years ended December 31, 2000, the proceeds to FINOVA Capital from sales of assets on early termination and at the expiration of leases and the related carrying amounts are as follows:

                                                           Terminations at End
                   Early Terminations                         of Lease Term
      --------------------------------------------- ---------------------------------
               Carrying
                Amount                                  Estimated     Proceeds as a %
       Sales      of    Proceeds as a % of  Sales   Residual Value of  of Estimated
Year  Proceeds  Assets   Carrying Amount   Proceeds      Assets       Residual Value
----  -------- -------- ------------------ -------- ----------------- ---------------
                                  (Dollars in thousands)
2000  $27,695  $28,102          99%        $61,597       $57,088            108%
1999   95,721   81,000         118%         29,474        23,559            125%
1998   82,671   67,650         122%         40,571        35,647            114%
1997  114,680   96,656         119%         78,372        71,914            109%
1996   87,311   75,910         115%         16,334        13,872            118%

  For a discussion of accounting for lease transactions, refer to Annex A, Notes B and C.

Business Development

  In light of the recent developments, FINOVA has effectively eliminated new business development activities, and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio. These activities include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company will also continue to focus on negotiating appropriate rates and fee structures with its customers. While it is possible that new business opportunities may present themselves in the future, no assurance can be given as to the Company's ability to take advantage of those opportunities.

Customer Requirements

  FINOVA Capital's financing contracts and leases generally require the customer to pay taxes, license fees and insurance premiums and to perform maintenance and repairs at the customer's expense. Contract payment rates for existing customers were based on several factors, including the costs of borrowed funds, term of contract, creditworthiness of the prospective customer, type and nature of collateral and other security and, in leasing transactions, the timing of tax effects and estimated residual values. In true lease transactions, lessees generally are granted an option to purchase the equipment at the end of the lease term at its then fair market value or, in some cases, are granted an option to renew the lease at its then fair rental value. The extent to which lessees exercise their options to purchase leased equipment varies from year to year, depending on, among other factors, the state of the economy, the financial condition of the lessee, interest rates and technological developments.

Portfolio Management

  In addition to the review at the time of original underwriting, FINOVA Capital's Portfolio Management department or dedicated personnel within the business units generally review financial statements to assess customer cash flow performance and trends; periodically confirm operations of the customer as practical; conduct periodic assessments, appraisals and/or verification of the underlying collateral; seek to identify issues concerning the vulnerabilities of the customer; seek to resolve outstanding issues with the borrower; periodically review and address covenant compliance issues; and prepare periodic summaries of the aggregate portfolio quality and concentrations for management review.

  Evaluation for loan impairment is performed as a part of the portfolio management review process. When an impaired loan is determined to have measurable impairment, a write-down is taken or an impairment reserve is established, if required, based on the difference between the recorded balance of the loan ("carrying amount") and either the fair value of the collateral or the present value of anticipated cash flows.

Delinquencies and Workouts

  FINOVA Capital monitors the timing of payments on its accounts, and has established detailed centralized policies and procedures for collection of delinquencies. Generally, for term loans and leases, when an invoice is 10 days past due, the customer is typically contacted and a determination is made as to the extent of the problem, if any. A commitment for immediate payment is pursued and the account is observed closely. If satisfactory results are not obtained in communication with the customer, guarantors, if any, are usually contacted to advise them of the situation and the potential obligation under the guarantee agreement. If an invoice for interest becomes 31 days past due at the end of the month, it is reported as delinquent. A notice of default is generally sent prior to an invoice becoming 45 days past due if satisfactory discussions are not in progress. Between 60 and 90 days past the due date, if satisfactory negotiations are not underway, outside counsel generally is retained to help protect FINOVA Capital's rights and to pursue its remedies.

  While accounts may be moved to nonaccrual status prior to the 90th day of delinquency, income recognition is generally suspended when accounts become more than 90 days past due on the payment of interest, at which time FINOVA Capital vigorously pursues its legal remedies. Foreclosed or repossessed assets are considered to be nonperforming, and are reported as such unless the assets generate sufficient cash to result in a reasonable rate of return. Those accounts are continually reviewed, and write-downs are taken as deemed necessary. While pursuing collateral and obligors, FINOVA Capital generally continues to negotiate the restructuring or other settlement of the debt, as appropriate.

  Management believes that collateral values significantly reduce loss exposure and that the reserve for credit losses is adequate. For additional information regarding the reserve for credit losses, see Annex A, Note D.

Governmental Regulation

  FINOVA Capital's domestic activities, including the financing of its operations, are subject to a variety of federal and state regulations such as those imposed by the Federal Trade Commission, the Securities and Exchange Commission, the Consumer Credit Protection Act, the Equal Credit Opportunity Act and the Interstate Land Sales Full Disclosure Act. Additionally, a majority of states have ceilings on interest rates chargeable to customers in financing transactions. Some of FINOVA Capital's financing transactions and servicing activities are subject to additional government regulation. For example, aircraft leasing is regulated by the Federal Aviation Administration, and Communications Finance is regulated by the Federal Communication Commission. FINOVA Capital's international activities are also subject to a variety of laws and regulations of the countries in which the business is conducted. FINOVA's operations during the Reorganization Proceedings are also subject to oversight by the bankruptcy court discussed more fully below in "Legal Proceedings."

Employees

  At December 31, 2000, the Company had 1,098 employees compared to 1,465 at December 31, 1999. Of the employees, 749 were in its continuing operations and 349 were in discontinued operations at December 31, 2000, compared to 929 in its continuing operations and 536 in discontinued operations at December 31, 1999. The decrease relates primarily to discontinuance and/or sale of certain business units, the Company's efforts to trim operating expenses, and attrition caused by the events of the past year. FINOVA believes it continues to retain sufficient personnel to operate in the ordinary course. None of these employees are covered by collective bargaining agreements. FINOVA believes its employee relations are satisfactory.

  As of April 13, 2001, the employee headcount has been reduced to 762. A substantial portion of the reductions since December 31, 2000 were employees involved in originating and underwriting new transactions. Although the Company has significantly reduced its workforce, it has continued to implement retention plans throughout the organization designed to help retain employees to enable it to efficiently operate its businesses, maximize recovery of its portfolio and to be successful in its reorganization efforts. In connection with this effort, the bankruptcy court has approved the final payment due employees under a retention plan that was in effect since May of 2000 and expires in April 2001. This plan was in effect for virtually all employees, except the executive officers. New retention and severance plans covering all employees, including the executive officers, have been approved by the Board of Directors of FINOVA and are in the process of being submitted to the bankruptcy court for approval.

Other Matters

  The Company is working diligently toward finalization of a plan of reorganization and intends to file the Plan with the bankruptcy court in the second quarter of 2001. The Plan is subject to approval by the Company's creditors as well as the bankruptcy court.

Special Note Regarding Forward-Looking Statements

  Certain statements in this report are "forward-looking," in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items. These forward-looking statements include matters in the sections of this report captioned "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure About Market Risk." They are also made in documents incorporated in this report by reference, or in which this report may be incorporated, such as a prospectus.

  Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause FINOVA's actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

  . The results of FINOVA's efforts to implement its business strategy, including successful completion of the Reorganization Proceedings. Failure to fully implement its business strategy might result in adverse effects including materially adverse impacts on its financial position and results of operations. The current focus on maximizing portfolio values and liquidity while minimizing or eliminating new business generation will likely result in financial results that differ materially from prior periods.

  . The effect of economic conditions and the performance of FINOVA's borrowers. Economic conditions in general or in particular market segments could impact the ability of FINOVA's borrowers to operate or expand their businesses, which might result in decreased performance, impacting repayment of their obligations. The rate of borrower defaults or bankruptcies may increase. Economic conditions could adversely affect FINOVA's ability to realize gains from sales of assets and investments and estimated residual values. Those items could be particularly sensitive to changing market conditions. Certain changes in fair market values must be reflected in FINOVA's reported financial results.

  . The cost of FINOVA's capital. That cost has increased significantly as a result of the events of 2000 and will increase further if the Berkadia transaction is consummated. The impact of these developments will be a significant reduction in profit margins.

  . Loss of employees. FINOVA must retain a sufficient amount of employees to continue to monitor and collect its portfolio. Failure to do so could result in additional losses.

  . Changes in air worthiness directives. These changes could have a significant impact on airplane values, especially FINOVA's portfolio of airplanes, which are of an older vintage.

  . Changes in government regulations, tax rates and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of FINOVA's financing products. The current financial condition of FINOVA also makes it difficult to record potential tax benefits that may never be recognized.

  . Necessary technological changes, such as implementation of information management systems, may be more difficult, expensive or time consuming than anticipated.

  . Potential liabilities associated with dispositions of assets or lines of business.

  .  Changes in interest rates could adversely affect financial results.

  .  Other risks detailed in FINOVA's other SEC reports or filings.

  FINOVA does not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that could affect their accuracy.

Item 2. Properties.

  FINOVA's principal executive offices are located in Scottsdale, Arizona. FINOVA Capital operates various additional offices in the United States, one in Canada and one in Europe. All of these properties are leased. Alternative office space could be obtained in the event leases are not renewed.

Item 3. Legal Proceedings.

  FINOVA is a party either as plaintiff or defendant to various actions, proceedings and pending claims, including legal actions, some of which involve claims for compensatory, punitive or other damages in significant amounts. Litigation often results from FINOVA's attempts to enforce its lending agreements against borrowers and other parties to those transactions. Litigation is subject to many uncertainties. It is possible that some of the legal actions, proceedings or claims could be decided against FINOVA. Other than the matters described below, FINOVA believes that any resulting liability for their litigation matters should not materially affect FINOVA's financial position, results of operations or cash flows. One or more of the following matters, for which nominal accruals have been made, could have a material adverse impact on FINOVA's financial position, results of operations or cash flows.

  Between March 29 and May 23, 2000, five shareowner lawsuits were filed against FINOVA and Samuel Eichenfield, FINOVA's former chairman, president, and chief executive officer; two of the lawsuits also named FINOVA Capital as a defendant, and one named three other executive officers. All of the lawsuits purport to be on behalf of the named plaintiffs (William K. Steiner, Uri Borenstein, Jerry Krim, Mark Kassis, and the Louisiana School Employees Retirement System), and others who purchased FINOVA common stock during the class period of July 15, 1999, through either March 26, 2000, or May 7, 2000. The suit brought by the Louisiana School Employees Retirement System also purports to be on behalf of all those who purchased FINOVA Capital 7.25% Notes which are due November 8, 2004, pursuant to the registration statement and prospectus supplement dated November 1, 1999.

  In an order by the U.S. District Court for the District of Arizona dated August 30, 2000, these five lawsuits were consolidated and captioned In re:
FINOVA Group, Inc. Securities Litigation. The court also selected the Louisiana School Employees Retirement System ("LSERS") as the lead plaintiff in the consolidated cases. LSERS filed its Amended Consolidated Complaint on September 29, 2000, naming FINOVA, FINOVA Capital, Samuel Eichenfield, Matthew Breyne, and Bruno Marszowski as defendants. The consolidated amended complaint generally alleges that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to bolster FINOVA's stock price, among other reasons. Among other things, the complaint seeks unspecified damages for losses incurred by shareowners, plus interest, and other relief, and rescission with regard to the notes purchased.

  Since consolidation of the original five shareowner lawsuits, other related lawsuits have been initiated against the Company and current and former officers and directors. Three shareowner lawsuits were filed in the United States District Court for the Middle District of Tennessee, in which the named plaintiffs (John Cartwright, Sirrom Partners and Sirrom G-1, and Caldwell Travel) assert claims relating to the Company's acquisition in

1999 of Sirrom Capital Corporation, and the exchange of shares of Sirrom stock for shares of FINOVA stock. The Cartwright complaint purports to be a class action lawsuit on behalf of all Sirrom shareowners that exchanged their Sirrom stock for FINOVA stock as a result of the acquisition. The defendants named are Sirrom Capital Corporation, Samuel Eichenfield, John W. Teets, Constance Curran, G. Robert Durham, James L. Johnson, Kenneth Smith, Shoshana Tancer, Bruno Marszowski, and FINOVA Group. The complaints allege that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to reduce the total consideration provided to Sirrom shareowners at the time of the acquisition. The complaints seek unspecified damages for losses incurred by shareowners, plus interest, and other relief.

  On January 4, 2001, the United States District Court for the Middle District of Tennessee granted a motion brought by FINOVA and the other defendants to transfer the Cartwright and Sirrom Partners cases to the United States District Court for the District of Arizona. The plaintiff in Caldwell Travel agreed to dismiss that case without prejudice. Pursuant to a Stipulation and Order entered in March 2001, the Cartwright case has been consolidated for all purposes with the previous five cases in the FINOVA Group Securities Litigation, and the Sirrom Partners case has been consolidated for all pre-trial purposes. In April 2001, the lead plaintiffs are scheduled to file a Second Amended Consolidated Complaint.

  There have also been two shareowners' derivative lawsuits filed against current and former officers and directors of FINOVA Group, one in the United States District Court for the District of Arizona, and one in the Court of Chancery for Newcastle County, Delaware. Both complaints were filed on September 11, 2000, and both purport to be brought by the named plaintiffs (William Kass and Cindy Burkholter) derivatively on behalf of the Company against the officers and directors, alleging generally breaches of fiduciary and other duties as directors. These actions seek unspecified money damages and other relief. As with the consolidated securities litigation, the allegations center generally on claims that there were materially misleading statements regarding FINOVA's loss reserves. In both of these actions, the plaintiffs have agreed to a stay of all proceedings pending the final determination of the motion to dismiss in the consolidated securities litigation.

  Finally, another shareowner's derivative lawsuit was filed on September 13, 2000, in the Circuit Court for Davidson County, Tennessee, by Ronald Benkler, purportedly on behalf of Sirrom Capital Corporation, against several former officers of Sirrom Capital Corporation. The complaint alleges that the Sirrom officers breached various duties to Sirrom in connection with the acquisition of Sirrom by the Company in 1999, and the exchange of Sirrom stock for FINOVA stock as a result of the acquisition. The plaintiffs have agreed to a stay of discovery in this case, pending the final determination of the motion to dismiss the consolidated securities litigation.

  FINOVA believes the claims in all of these securities and derivative cases are without merit. FINOVA and the other defendants intend to vigorously defend against these claims.

  On March 6, 2001, one of FINOVA Capital's subsidiaries, FINOVA (Canada) Capital Corporation, had an involuntary Petition for Receiving Order filed against it in the Ontario, Canada, Superior Court of Justice in Bankruptcy. The action was filed by the Bank of Nova Scotia, as agent for the lenders on a $150 million (Canadian) bank facility. That same day, the courts in Canada issued a temporary injunction prohibiting transfers of assets out of the Canadian subsidiary to its other affiliates. FINOVA has not received service of process in those proceedings, but has agreed to refrain from transferring assets to its affiliates without court order.

  On March 7, 2001, FINOVA, FINOVA Capital and seven of their subsidiaries filed voluntary petitions for protection from creditors pursuant to Chapter 11, Title 11, United States Code, in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (the "Reorganization Proceedings"). The other subsidiaries were FINOVA (Canada) Capital Corporation, FINOVA Capital plc, FINOVA Loan Administration Inc., FINOVA Mezzanine Capital Inc., FINOVA Portfolio Services, Inc., FINOVA Technology Finance Inc., and FINOVA Finance.

  FINOVA obtained orders from the bankruptcy court on the first day permitting FINOVA to continue its operations in the ordinary course including honoring its obligations to borrowers. The orders also permit the Filing Entities to pay certain prepetition expenses and claims, such as to employees (other than executive officers, with exceptions), taxing authorities and foreign trade vendors. The cases will be jointly administered.

Item 4. Submission of Matters to a Vote of Security Holders.

  No matters were submitted to a vote of security holders during the fourth quarter of 2000.

Optional Item. Executive Officers of Registrant.

  Set forth below is information with respect to those individuals who serve as executive officers of FINOVA, including those officers of FINOVA Capital who are responsible for its principal business units.

         Name          Age                Position and Background
         ----          --- ----------------------------------------------------
 William J. Hallinan..  58 President and Chief Executive Officer, General
                           Counsel and Secretary of FINOVA Group and President,
                           Chief Executive Officer and General Counsel of
                           FINOVA Capital since March 2001. Previously, Senior
                           Vice President--General Counsel and Secretary of
                           FINOVA and FINOVA Capital for more than five years.

 Derek C. Bruns.......  41 Senior Vice President--Internal Audit of FINOVA for
                           more than five years.

 Jack Fields, III.....  46 Executive Vice President or similar positions of
                           FINOVA Capital for more than five years.

 Bruno A. Marszowski..  59 Senior Vice President--Controller and Chief
                           Financial Officer of FINOVA and FINOVA Capital for more than five years.

 William C. Roche.....  47 Senior Vice President--Human Resources & Facilities
                           Planning of FINOVA and FINOVA Capital for more than
                           five years.

 Stuart A. Tashlik....  45 Senior Vice President--Planning & Communications of
                           FINOVA since 1999. Previously, Senior Vice President
                           or similar positions of FINOVA Capital for more than
                           five years.

                                    PART II

Item 5. Market Price of and Dividends on the Registrant's Common Equity & Related Shareowner Matters.

  The FINOVA Group Inc.'s common stock trades on the New York Stock Exchange under the symbol "FNV." The following tables summarize the high and low market prices as reported on the New York Stock Exchange Composite Tape and the cash dividends declared from January 1, 1999 through December 31, 2000.

                                              Sales Price Range of Common Stock
                                             -----------------------------------
                                                   2000              1999
                                             ----------------- -----------------
                                               High     Low      High     Low
                                             -------- -------- -------- --------
Quarters:
  First..................................... $36.5000 $16.0000 $62.4375 $48.1250
  Second....................................  17.3125   7.5625  53.9375  45.3125
  Third.....................................  16.5000   5.9375  54.5000  34.3750
  Fourth....................................   7.1875   0.4688  44.6250  32.5000

                                                                      Dividends
                                                                     Declared on
                                                                       Common
                                                                        Stock
                                                                     -----------
                                                                     2000  1999
                                                                     ----- -----
February............................................................ $0.18 $0.16
May.................................................................  0.18  0.16
August..............................................................  0.18  0.18
November............................................................  0.00  0.18
                                                                     ----- -----
                                                                     $0.54 $0.68
                                                                     ===== =====

  Prior to the first calendar quarter of 2001, quarterly dividends were paid on the first business day of each calendar quarter. In November 2000, FINOVA suspended its quarterly dividends. FINOVA anticipates it will not pay dividends in the foreseeable future, except as noted below. If the Plan proposed by the Company and affiliates is implemented, distributions to shareowners will not occur until the Berkadia Loan is fully paid, and then it is expected that distribution to shareowners will be made only as contemplated by the Plan, including the terms of the New Senior Notes. See "Recent Developments--Berkadia Commitment--Proposed Restructuring" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  As of April 12, 2001, there were approximately 18,770 holders of record of The FINOVA Group Inc.'s common stock. The closing price of the common stock on that date was $1.50.

Item 6. Selected Financial Data.

  The following table summarizes selected financial data of FINOVA, which have been derived from the audited Consolidated Financial Statements of FINOVA for each of the years ended December 31, 2000, 1999, 1998, 1997 and 1996. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of FINOVA and the Notes included in Annex A, as well as the rest of this report. Prior year amounts have been reclassified to conform to 2000 presentation and restated to exclude operations which were discontinued in 2000 and 1996 and to reflect a two-for-one stock split in 1997. For further detail, see Annex A, Note I.

                                            Year Ended December 31,
                          ----------------------------------------------------------------
                             2000          1999         1998         1997         1996
                          -----------   -----------  -----------  -----------  -----------
                                 (Dollars in thousands, except per share data)
OPERATIONS:
Income earned from
 financing
 transactions...........  $ 1,148,323   $ 1,006,278  $   823,291  $   714,360  $   602,365
Interest margins
 earned.................      453,565       473,187      379,756      315,904      253,594
Provision for credit
 losses.................      643,000        22,390       48,470       23,429       10,240
(Losses) gains on
 investments and
 disposal of assets.....     (168,589)       67,886       27,912       30,286       12,417
(Loss) income from
 continuing operations..     (546,709)      218,241      142,661      130,036      101,610
Net (loss) income.......     (939,817)      215,244      160,341      137,910      118,475
Basic (loss) earnings
 from continuing
 operations per share...        (8.96)         3.64         2.55         2.39         1.86
Basic (loss) earnings
 per share..............       (15.41)         3.59         2.87         2.53         2.17
Basic adjusted weighted
 average shares.........   60,994,000    59,880,000   55,946,000   54,405,000   54,508,000
Diluted (loss) earnings
 from continuing
 operations per share...  $     (8.96)  $      3.45  $      2.41  $      2.27  $      1.81
Diluted (loss) earnings
 per share..............       (15.41)         3.41         2.70         2.40         2.11
Diluted adjusted
 weighted average
 shares.................   60,994,000    64,300,000   60,705,000   59,161,000   56,051,000
Dividends declared per
 common share...........  $      0.54   $      0.68  $      0.60  $      0.52  $      0.46
Dividend payout ratio...         (3.5%)        19.0%        21.0%        20.6%        21.2%
FINANCIAL POSITION:
Investment in financing
 transactions...........  $10,180,404   $10,321,814  $ 8,116,507  $ 6,592,458  $ 5,957,088
Ending managed assets...   10,537,875    10,443,136    8,252,571    6,629,065    5,957,088
Nonaccruing assets......      921,351       174,993      114,474       94,845       84,677
Reserve for credit
 losses.................      578,750       178,266      141,579       99,008       84,874
Funded new business.....    2,882,589     4,132,150    3,495,160    2,672,025    2,317,023
Fee-based volume........      193,579     2,072,280    2,811,766      731,445        7,144
Total assets............   12,089,086    13,889,889   10,228,374    8,476,435    7,351,987
Deferred income taxes,
 net....................       49,202       439,518      342,268      275,971      246,217
Total debt..............   10,997,687    11,407,767    8,394,578    6,764,581    5,850,223
Company-obligated
 mandatory redeemable
 convertible preferred
 of subsidiary trust
 solely holding
 convertible debentures
 of FINOVA ("TOPrS")....      111,550       111,550      111,550      111,550      111,550
Shareowners' equity.....      672,934     1,663,381    1,167,231    1,092,254      936,085

                                                   December 31,
                                           ----------------------------------
                                           2000    1999   1998   1997   1996
                                           -----   -----  -----  -----  -----
RATIOS:
Nonaccruing assets/managed assets(1)......   8.7%    1.7%   1.4%   1.4%   1.4%
Reserve for credit losses as a % of:
  Ending managed assets(1)................   5.7%    1.7%   1.8%   1.5%   1.4%
  Nonaccruing assets......................  62.8%  101.9% 123.7% 104.4% 100.2%
  As a multiple of net write-offs.........   2.4x    7.9x  12.9x   8.5x   5.4x
Total debt to equity(2)...................  16.5x    6.9x   7.3x   6.3x   6.4x
Return on average common equity........... (61.0%)  14.4%  14.1%  14.1%  13.5%
Return from continuing operations on
 average funds employed(3)................  (5.5%)   2.5%   2.0%   2.2%   1.9%
Equity to assets..........................   5.6%   12.0%  11.4%  12.9%  12.7%

--------
NOTES:
(1) Managed assets exclude financing contracts held for sale.
(2) Debt in 2000, 1999, 1998, 1997 and 1996 includes the TOPrS noted above.
(3) Average funds employed excludes deferred taxes applicable to leveraged leases.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

  See pages 1-14 of Annex A.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk.

  See page 15 of Annex A.

Item 8. Financial Statements & Supplemental Data.

  1. Financial Statements--See Item 14 hereof and Annex A.

  2. Supplementary Data--See Condensed Quarterly Results included in Supplemental Selected Financial Data of Notes to Consolidated Financial Statements included in Annex A.

Item 9. Changes in and Disagreements with Accountants on Accounting & Financial Disclosure.

  Not applicable.

                                   PART III

Item 10. Directors & Executive Officers of the Registrant.

  See "The Board of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" in Annex B and "Legal Proceedings" in Item 3.

  For information regarding FINOVA's executive officers, see the Optional Item in Part I, following Item 4 and "Legal Proceedings" in Item 3.

Item 11. Executive Compensation.

  See "Board Information," "Board Compensation," "Executive Compensation and Other Information," "Employment Agreements" and "Compensation Committee Interlocks and Insider Participation" in Annex B.

Item 12. Security Ownership of Certain Beneficial Owners & Management.

  See "FINOVA Share Ownership" in Annex B. See "Management's Discussion and Analysis of Financial condition and Results of Operations--Berkadia Commitment--Proposed Restructuring Plan" in Annex A for information regarding a possible change in control of FINOVA.

Item 13. Certain Relationships & Related Transactions.

  See "Related Party Transactions" in Annex B.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

  (a) Documents filed.

  1. Financial Statements.

  The following financial information of FINOVA are included in Annex A:

                                                                       Annex A
                                                                        Page
                                                                       -------
Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................  1-14
Quantitative and Qualitative Disclosure about Market Risk.............   19
Report of Independent Auditors and Independent Auditors' Report.......  20-21
Consolidated Balance Sheets...........................................   22
Statements of Consolidated Operations.................................   23
Statements of Consolidated Shareowners' Equity........................   24
Statements of Consolidated Cash Flows.................................   25
Notes to Consolidated Financial Statements............................  26-64
Supplemental Selected Financial Data (unaudited)......................   65

  2. All Schedules have been omitted because they are not applicable or the required information is shown in the financial statements or related notes.

  3. Exhibits.

 Exhibit No.
 -----------
 (3.A)       Amended and Restated Certificate of Incorporation (incorporated by reference from FINOVA's Registration Statement on Form S-3/A, SEC
             File No. 333-74473, filed on May 28, 1999, Exhibit 4.1).

 (3.B) Bylaws, as amended (incorporated by reference from FINOVA's report on Form 10-K for the year ended December 31, 1995 (the "1995 10-
             K") Exhibit 3.B).

 (4.A) Form of FINOVA's Common Stock Certificate (incorporated by reference from the 1994 10-K, Exhibit 4.B).

 (4.B)       Relevant portions of FINOVA's Certificate of Incorporation and
             Bylaws included in Exhibits 3.A and 3.B above are incorporated by reference.

 (4.C) Rights Agreement dated as of February 15, 1992 between FINOVA and the Rights Agent named therein, as amended ("Rights Agreement")
             (incorporated by reference from FINOVA's report on Form 8-K dated
             September 21, 1995, Exhibit 4.1).

 (4.C.1)     Acceptance of Successor Trustee to Appointment under Rights
             Agreement (incorporated by reference from FINOVA's report on Form
             8-K, dated November 30, 1995, Exhibit 4).

 (4.C.2)     Amendment dated as of December 20, 2000 to Rights Agreement.*

 (4.C.3)     Amendment No. 2 dated as of February 26, 2001 to Rights
             Agreement.*

 (4.D)       Long-term debt instruments with principal amounts not exceeding
             10% of FINOVA's total consolidated assets are not filed as exhibits to this report. FINOVA will furnish a copy of those agreements to the SEC upon its request.

 (4.E)       Form of Indenture dated as of September 1, 1992 between FINOVA
             Capital and the Trustee named therein (incorporated by reference from the Greyhound Financial Corporation Registration Statement on
             Form S-3, Registration No. 33-51216, Exhibit 4).


 Exhibit No.
 -----------
 (4.F)       Form of Indenture dated as of October 1, 1995 between FINOVA
             Capital and the Trustee named therein (incorporated by reference from FINOVA Capital's report on Form 8-K dated October 24, 1995,
             Exhibit 4.1).

 (4.G)       Indenture, dated as of December 11, 1996, between FINOVA and Fleet
             National Bank as trustee (incorporated by reference from FINOVA's report on Form 8-K dated December 20, 1996, (the "December 1996 8-
             K") Exhibit 4.1).

 (4.G.1)     Indenture, dated as of May 15, 1999, between FINOVA Capital and
             Norwest Bank Minnesota, National Association (incorporated by reference from FINOVA's Registration Statement on Form S-3/A, SEC
             File No. 333-74473, filed on May 28, 1999, Exhibit 4.8.B).

 (4.G.2)     Indenture, dated as of May 15, 1999, between FINOVA Capital and
             FMB Bank (incorporated by reference from FINOVA's Registration
             Statement on Form S-3/A, SEC File No. 333-74473, filed on May 28,
             1999, Exhibit 4.8.C).

 (4.G.3)     Indenture, dated as of May 15, 1999 between FINOVA Capital and The
             First National Bank of Chicago (incorporated by reference from
             FINOVA's Registration Statement on Form S-3/A, SEC File No. 333-
             74473, filed on May 28, 1999, Exhibit 4.8.A).

 (4.G.4)     Form of Trust Indenture among FINOVA (Canada) Finance Inc., FINOVA
             Capital Corporation and CIBC Mellon Trust Company made as of
             February 25, 2000 (incorporated by reference from FINOVA Capital's
             Report on Form 10-K for the year ended December 31, 1999, Exhibit
             4.G.4).

 (4.G.5)     Amended and Restated Declaration of Trust, dated as of December
             11, 1996, among Bruno A. Marszowski and Robert J. Fitzsimmons, as
             Regular Trustees, First Union Bank of Delaware, as Delaware
             Trustee, Fleet National Bank, as Property Trustee, and FINOVA
             (incorporated by reference from the December 1996 8-K, Exhibit
             4.2).

 (4.G.6) Preferred Security Guarantee, dated as of December 11, 1996, between FINOVA and Fleet National Bank, as trustee (incorporated by reference from the December 1996 8-K, Exhibit 4.3).

 (4.G.7) Form of 5 1/2% Convertible Subordinated Debenture (incorporated by reference from the December 1996 8-K, Exhibit 4.4).

 (4.G.8) Form of Preferred Security (TOPrS) (incorporated by reference from the December 1996 8-K, Exhibit 4.5).

 (4.H)       Form of Indenture, dated as of March 20, 1998, between FINOVA,
             FINOVA Capital and The First National Bank of Chicago as Trustee
             (incorporated by reference from FINOVA and FINOVA Capital's registration statement on Form S-3, Registration No. 333-38171,
             Exhibit 4.8).

 (4.I) Announcement of 2-for-1 Stock Split (incorporated by reference from FINOVA's August 14, 1998 8-K, Exhibit 28).

 (4.I.1)     Letter to shareowners regarding FINOVA's 2-for-1 Stock Split
             (incorporated by reference from FINOVA's October 1, 1998 8-K,
             Exhibit 28.A)

 (4.I.2) Letter to holders of Preferred Securities regarding the 2-for-1 common stock split and resulting adjustment in conversion price applicable to the Convertible Trust Originated Preferred
             Securities of FINOVA Finance Trust (incorporated by reference from
             FINOVA's October 1, 1998 8-K, Exhibit 28.B).

 (4.J) 1992 Stock Incentive Plan, as amended through the date of this filing (incorporated by reference FINOVA's Report on Form 10-Q for the quarter ended September 30, 2000 ("Third Quarter 2000 10-Q")
             Exhibit 4.)+

 (4.K)       Sirrom Capital Corporation Amended and Restated 1994 Stock Option
             Plan (incorporated by reference from FINOVA's report on Form 10-
             K/A for the year ended December 31, 1998 (the "1998 10-K/A")
             Exhibit 4.K).


 Exhibit No.
 -----------
 (4.L)       Sirrom Capital Corporation Amended and Restated Stock Option Plan
             for Non-employee Directors (incorporated by reference from the
             1998 10-K/A, Exhibit 4.L).

 (4.M) Director resolutions dated February 11, 1999, regarding adoption of the Sirrom stock option plans (incorporated by reference from the 1998 10-K/A, Exhibit 4.N).

 (4.N)       Sirrom Capital Corporation Amended and Restated 1996 Incentive
             Stock Option Plan (incorporated by reference from the 1998 10-K,
             Exhibit 4.M).

 (4.O)       Commitment Letter dated February 26, 2001 among FINOVA, FINOVA
             Capital, Berkshire Hathaway Inc., Leucadia National Corporation and Berkadia, LLC (incorporated by reference from FINOVA's Report on Form 8-K dated February 26, 2001 (the "February 26, 2001 8-K"),
             Exhibit 10.A.

 (10.A)      Sixth Amendment and Restatement dated as of May 16, 1994 of the
             Credit Agreement, dated as of May 31, 1976 among FINOVA Capital and the lender parties thereto, and Bank of America National Trust and Savings Association, Bank of Montreal, Chemical Bank,
             Citibank, N.A. and National Westminister Bank USA, as agents (the
             "Agents") and Citibank, N.A., as Administrative Agent
             (incorporated by reference from FINOVA's report on Form 8-K dated
             May 23, 1994, Exhibit 10.1).

 (10.A.1)    First Amendment dated as of September 30, 1994, to the Sixth
             Amendment and Restatement, noted in 10.A above (incorporated by reference from the 1994 10-K, Exhibit 10.A.1).

 (10.A.2) Second Amendment dated as of May 11, 1995 to the Sixth Amendment and Restatement noted in 10.A above (incorporated by reference from FINOVA's Quarterly Report on Form 10-Q for the period ending
             September 30, 1995 (the "3Q95 10-Q"), Exhibit 10.A).

 (10.A.3) Third Amendment dated as of November 1, 1995 to Sixth Amendment noted in 10.A above (incorporated by reference from the 3Q95 10-Q, Exhibit 10.B).

 (10.A.4) Fourth Amendment dated as of May 15, 1996, to Sixth Amendment noted in 10.A above (incorporated by reference from the 1996 10-K, Exhibit 10.A.4).

 (10.A.5) Fifth Amendment dated as of May 20, 1997 to Sixth Amendment noted in 10.A above (incorporated by reference from the 1997 10-K, Exhibit 10.A.5).

 (10.A.6)    Sixth Amendment dated as of May 17, 1999 to Sixth Amendment and
             Restatement of Credit Agreement dated as of May 16, 1994
             (incorporated by reference from the 1999 10-K, Exhibit 10.A.6).

 (10.B) Credit Agreement (Short-Term Facility) dated as of May 16, 1994 among FINOVA Capital, the Lender parties thereto, the Agents and Citibank, N.A., as Administrative Agent (incorporated by reference from FINOVA's report on Form 8-K dated May 23, 1994, Exhibit
             10.2).

 (10.B.1)    First Amendment dated as of September 30, 1994 to the Credit
             Agreement noted in 10.B above (incorporated by reference from the 1994 10-K, Exhibit 10.B.1).

 (10.B.2)    Second Amendment to Short-Term Facility noted in 10.B above
             (incorporated by reference from the 3Q95 10-Q, Exhibit 10.C).

 (10.B.3)    Third Amendment to Short-Term Facility noted in 10.B above
             (incorporated by reference from the 3Q95 10-Q, Exhibit 10.D).

 (10.B.4)    Fourth Amendment to Short-Term Facility noted in 10.B above
             (incorporated by reference from 1996 10-K, Exhibit B.4).

 (10.B.5)    Fifth Amendment to Short-Term Facility noted in 10.B above
             (incorporated by reference from the 1997 10-K, Exhibit 10.B.5).

 (10.B.6)    Sixth Amendment to Short-Term Facility noted in 10.B above.
             (incorporated by reference from the 2000 10-K, Exhibit 10.B.6).

 (10.C)      Employment Agreement for Matthew M. Breyne dated April 1, 2000
             (incorporated by reference from FINOVA's Quarterly Report on Form
             10-Q for the period ended June 30, 2000 (the "Second Quarter 2000
             10-Q")), Exhibit 10.A.+


 Exhibit No.
 -----------
 (10.D)      Executive Retention Plan adopted May 26, 2000 (incorporated by reference from the Second Quarter 2000 10-Q, Exhibit 10.B).+

 (10.E.1)    Compensation Agreement and Release for William J. Hallinan dated
             March 19, 2001.*+

 (10.E.2)    Compensation Agreement and Release for Derek C. Bruns dated March
             14, 2001.*+

 (10.E.3)    Compensation Agreement and Release for Jack Fields III dated March
             17, 2001.*+

 (10.E.4)    Compensation Agreement and Release for Bruno A. Marszowski dated
             March 16, 2001.*+

 (10.E.5)    Compensation Agreement and Release for William C. Roche dated
             March 20, 2001.*+

 (10.E.6)    Compensation Agreement and Release for Stuart A. Tashlik dated
             March 15, 2001.*+

 (10.F.1)    Severance Agreement and Release for Matthew M. Breyne dated March
             6, 2001.*+

 (10.F.2)    Severance Agreement and Release for John J. Bonano dated March 6,
             2001.*+

 (10.F.3)    Severance Agreement and Release for Gregory C. Smalis dated March
             8, 2001.*+

 (10.F.4)    Severance Agreement and Release for Robert M. Korte dated March 6,
             2001.*+

 (10.F.5)    Severance Agreement and Release for Meilee Smythe dated March 6,
             2001.*+

 (10.F.6) 1998-2000 Performance Share Incentive Plan (incorporated by reference from the 1997 10-K, Exhibit 10.E.4).+

 (10.G.1) 1999-2001 Performance Share Incentive Plan (incorporated by reference from the 1998 10-K, Exhibit 10.E.4). +

 (10.G.2) 2000-2002 Performance Share Incentive Plan (incorporated by reference from the 1999 10-K, Exhibit 10.E.4).+

 (10.H)      Employment Agreement with Samuel L. Eichenfield dated March 16,
             1996 (incorporated by reference from the 1995 10-K, Exhibit
             10.F.3).+

 (10.I.1)    Amendment to Employment Agreement referenced in 10.F above
             (incorporated by reference from the 1996 10-K, Exhibit 10.F.2).+

 (10.I.2)    Second Amendment to Employment Agreement referenced in 10.F above
             (incorporated by reference from the 2Q97 10-Q, Exhibit 10).+

 (10.J) Amended and Restated Supplemental Pension Plan, (incorporated by reference from the 1996 10-K, Exhibit 10.1).+

 (10.K) A description of FINOVA's policies regarding compensation of directors is incorporated by reference from the 2001 Proxy
             Statement. +

 (10.L) Directors Deferred Compensation Plan (incorporated by reference from the 1992 10-K, Exhibit 10.O).+

 (10.M)      Directors' Retirement Benefit Plan (incorporated by reference from
             FINOVA's report on Form 10-K for the year ended December 31, 1993
             (the "1993 10-K") Exhibit 10.OO).+

 (10.N) Directors' Charitable Awards Program (incorporated by reference from the 1994 10-K, Exhibit 10.CC).+

 (10.O)      Bonus KEYSOP Plan (incorporated by reference from the 1997 10-K,
             Exhibit 10.N).+

 (10.O.1)    Bonus KEYSOP Trust Agreement (incorporated by reference from the
             1997 10-K, Exhibit 10.N.1).+

 (10.P)      Letter Agreement with Robert M. Korte, dated March 6, 2001.*+

 (10.Q)      FINOVA's Executive Officer Loan Program Policies and Procedures,
             (incorporated by reference from the 1996 10-K, Exhibit 10.U).+


 Exhibit No.
 -----------
 (10.R.1)    FINOVA's Executive Severance Plan for Tier 1 Employees
             (incorporated by reference from the 1995 10-K, Exhibit 10.C.1).+

 (10.R.2)    FINOVA's Executive Severance Plan for Tier 2 Employees
             (incorporated by reference from the 1995 10-K, Exhibit 10.C.2).+

 (10.S)      Value Sharing Plan for Executive Officers and Key Employees
             (incorporated by reference from the 3Q95 10-Q, Exhibit 10-K).+

 (10.T)      Management Agreement dated February 26, 2001 among FINOVA,
             Leucadia National Corporation and Leucadia International
             Corporation (incorporated by reference from the February 26, 2001
             8-K, Exhibit 10.B).+

 (10.T.1)    Amended and Restated Management Services Agreement dated as of
             April 3, 2001 among FINOVA Group, Leucadia National Corporation and Leucadia International Corporation.*+

 (12)        Computation of Ratio of (Losses) Income to Fixed Charges and
             Preferred Stock Dividends.*

 (21)        Subsidiaries.*

 (23)        Consent of Independent Auditors from Ernst & Young LLP.*

 (23.1)      Independent Auditors' Consent from Deloitte & Touche LLP.*

 (24)        Powers of Attorney.*

--------
*  Previously filed with the 2000 10-K.
+  Relating to management compensation

  4. Reports on Form 8-K.

  A report on Form 8-K was filed on December 22, 2000, which reported under
Item 5 on the agreement between FINOVA and Leucadia National Corporation.

  A report on Form 8-K was filed on January 29, 2001, which reported under
Item 5 the termination of the agreement with Leucadia National Corporation noted above.

  A report on Form 8-K was filed on February 28, 2001, which reported under
Item 5 the agreements among FINOVA, FINOVA Capital, Berkshire Hathaway Inc., Leucadia National Corporation, Berkadia LLC and Leucadia International Corporation.

  A report on Form 8-K was filed on March 13, 2001 which reported under Item 5 the filing by FINOVA, FINOVA Capital and seven subsidiaries for protection pursuant to Chapter 11, Title 11, United States Code in the United States Bankruptcy Court, changes in executive management and other matters.

  A report on Form 8-K, dated April 2, 2001, was filed by FINOVA which reported under Items 5 and 7 the unaudited revenues, net income and selected financial information for fourth quarter and year ended December 31, 2000.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to report to be signed on its behalf by the undersigned, thereunto duly authorized in the capacities indicated, in Scottsdale, Arizona on April 26, 2001.

                                          The FINOVA Group Inc.

                                                  /s/ William J. Hallinan
                                          By: _________________________________
                                                    William J. Hallinan
                                               President and Chief Executive
                                             Officer (Chief Executive Officer)

                                                  /s/ Bruno A. Marszowski
                                          By: _________________________________
                                                    Bruno A. Marszowski
                                             Senior Vice President--Controller
                                                and Chief Financial Officer
                                              (Chief Accounting and Financial
                                                          Officer)

                                    ANNEX A

                             THE FINOVA GROUP INC.

                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                          Page
                                                                          ----
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  A-1

Quantitative and Qualitative Disclosure about Market Risk................ A-19

Consolidated Financial Statements

  Report of Independent Auditors......................................... A-20

  Independent Auditors' Report........................................... A-21

  Consolidated Balance Sheets............................................ A-22

  Statements of Consolidated Operations.................................. A-23

  Statements of Consolidated Shareowners' Equity......................... A-24

  Statements of Consolidated Cash Flows.................................. A-25

  Notes to Consolidated Financial Statements............................. A-26

  Supplemental Selected Financial Data (unaudited)....................... A-65

                             THE FINOVA GROUP INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion relates to The FINOVA Group Inc. and its subsidiaries (collectively "FINOVA" or the "Company"), including FINOVA Capital Corporation and its subsidiaries ("FINOVA Capital"). The FINOVA Group Inc. is a financial services holding company. Through its principal operating subsidiary, FINOVA Capital, the Company has provided a broad range of financing and capital markets products, primarily to mid-size businesses. FINOVA Capital has been in operation since 1954.

  On March 7, 2001, The FINOVA Group Inc., FINOVA Capital Corporation and seven of their subsidiaries filed for protection pursuant to Chapter 11, Title 11, of the United States Code to enable them to restructure their debt (the "Reorganization Proceedings"). Historically, the Company has relied upon borrowed funds together with internal cash flow to finance its operations. Profit has largely been recorded from the spread between the cost of borrowing and the rates paid by its customers, less operating costs. The Company also generates revenues through loan servicing and related activities and the sale of assets. Beginning late in the first quarter of 2000, a series of events impeded FINOVA's access to lower cost capital in the public and private markets. These events are generally described below.

Recent Developments and Business Outlook

  On March 27, 2000, FINOVA announced the retirement of its Chairman, President and Chief Executive Officer, Samuel L. Eichenfield, for personal and health reasons. Following Mr. Eichenfield's retirement as a director and officer, FINOVA's board of directors elected Matthew M. Breyne as a director, President and Chief Executive Officer of FINOVA and Chairman, President and Chief Executive Officer and a director of FINOVA Capital. FINOVA also announced that it would take an $80 million pre-tax charge to earnings in the first quarter of 2000 to increase loss reserves and provide for payment of deferred compensation and executive severance. The additional loss reserves related to the replenishment of reserves after a write-off of a loan to a single customer in the Distribution & Channel Finance line of business which had previously been partially reserved. The remainder of the charge was used to provide for payment of deferred compensation and executive severance to Mr. Eichenfield. Following these announcements, some of the credit rating agencies downgraded or placed on credit watch FINOVA Capital's senior debt and commercial paper ratings.

  In May 2000, $2.1 billion of FINOVA's 364-day revolving credit agreements were scheduled to expire. These agreements were part of the Company's $4.7 billion bank facilities, which were in place to provide a back-up mechanism for its commercial paper program. On May 5, 2000, FINOVA's banks renewed a $500 million facility but committed to renewing only approximately $1.1 billion of the $1.6 billion of back-up facilities that expired on May 15, 2000. Historically, a significant portion of FINOVA's business was financed with commercial paper, which was reissued when it matured. The Company also borrowed funds in the form of publicly traded debt securities with staggered maturities. Without full coverage after May 15 for outstanding commercial paper under the domestic back-up bank facilities, FINOVA drew down on approximately $4.5 billion of domestic back-up bank lines to meet maturing commercial paper obligations and other debt obligations. This resulted in additional debt rating downgrades.

  In May 2000, FINOVA structured a 364-day commitment with a bank to sell at FINOVA's option up to $375 million of commercial equipment loans and direct financing lease receivables on a revolving basis.

  On May 8, 2000, FINOVA announced that it had engaged Credit Suisse First Boston to assist in the exploration of strategic alternatives with financial, strategic and other potential partners. Alternatives included a sale of the Company or obtaining a significant equity investment.

                             THE FINOVA GROUP INC.

  During July 2000, FINOVA structured a sale with an independent third party acting as structuring agent, which included a commitment to purchase beneficial interests up to $500 million in corporate finance loans on a revolving basis. In February 2001, FINOVA purchased the outstanding beneficial interests.

  During the third quarter of 2000, FINOVA discontinued and offered for sale its Corporate Finance (including Business Credit and Growth Finance) and Distribution & Channel Finance businesses. On August 28, 2000, FINOVA completed the sale of substantially all the assets of its Commercial Services division to GMAC Commercial Credit LLC, a wholly owned subsidiary of General Motors Corporation, for approximately $235 million.

  In October 2000, FINOVA engaged Jay Alix & Associates to assist in connection with the development of strategic and financial planning, including re-negotiation of its bank debt. The engagement was generally concluded in March 2001, following the execution of the agreements with Berkshire Hathaway Inc. ("Berkshire Hathaway"), Leucadia National Corporation ("Leucadia") and Berkadia, LLC ("Berkadia"), noted below.

  On November 9, 2000, the board of directors voted to suspend the Company's quarterly common stock dividend.

  On November 10, 2000, FINOVA announced that it entered into a letter agreement with Leucadia with respect to an equity investment in the Company. A Securities Purchase Agreement was entered into on December 20, 2000. On January 20, 2001, FINOVA and Leucadia mutually agreed to terminate the Securities Purchase Agreement.

  On February 1, 2001, FINOVA sold approximately $309 million of Corporate Finance assets to Guaranty Business Credit Corporation at a discount of $9.2 million.

  On February 26, 2001, FINOVA and FINOVA Capital entered into a commitment letter with Berkshire Hathaway, Leucadia and Berkadia, an entity jointly owned by Leucadia and Berkshire Hathaway, pursuant to which Berkadia committed to lend $6.0 billion to FINOVA Capital, to facilitate a Chapter 11 restructuring of the outstanding debt of FINOVA and its principal subsidiaries. The $6.0 billion five-year term loan will be secured by substantially all of the assets of FINOVA Capital and its subsidiaries and guaranteed on a secured basis by FINOVA Group and substantially all of the subsidiaries of FINOVA Capital (the "Berkadia Loan"). The balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new ten-year senior notes of FINOVA Group (the "New Senior Notes"). Berkadia's commitment is subject to various conditions, including Berkadia's satisfaction with FINOVA's Chapter 11 Plan and bankruptcy court and necessary creditor approvals. In connection with the commitment letter, FINOVA also entered into a Management Services Agreement with Leucadia and its subsidiary, Leucadia International Corporation, which has been amended and restated. The terms of this commitment letter and the management services agreement are described more fully below in "Berkadia Commitment--Proposed Restructuring Plan."

  On February 27, 2001, FINOVA Capital announced a moratorium on repayment of principal on its outstanding bank and bond debt. The purpose of the moratorium was to enable all creditors to be treated equitably in the debt restructuring process. In connection with that moratorium, FINOVA Capital did not make a $50 million principal payment due on February 27, 2001 with respect to its 5.98% notes due 2001, which constituted an event of default under the trust indenture related to those notes and a cross default under substantially all of FINOVA Capital's $11 billion of bank and bond indebtedness. The event of default also affected the interest rate swaps and securitizations the Company had entered into by allowing for immediate termination or other modifications, and substantially all of the Company's swaps were terminated. In the first quarter of 2001, in conjunction with the Reorganization Proceedings, the Company suspended paying dividends on the TOPrS and interest on the underlying convertible debentures.

                             THE FINOVA GROUP INC.

  On March 5, 2001, FINOVA announced that Matthew M. Breyne resigned as a director and the Company's President and Chief Executive Officer. John W. Teets retired as Chairman, but will remain on the board. The board of directors elected board member G. Robert "Bull" Durham as Chairman and elected General Counsel and Secretary William J. Hallinan to the additional positions of President and Chief Executive Officer of FINOVA and the President, Chief Executive Officer and General Counsel of FINOVA Capital.

  On March 6, 2001, one of FINOVA's subsidiaries, FINOVA (Canada) Capital Corporation, had a petition for Receiving Order filed against it in Ontario, Canada. That action has not been served on FINOVA. See "Legal Proceedings" for more information on this matter.

  On March 7, 2001, FINOVA Group, FINOVA Capital and seven of their subsidiaries filed for protection pursuant to Chapter 11, Title 11, of the United States Code, in the United States Bankruptcy Court for the District of Delaware to enable them to restructure their debt (the "Reorganization Proceedings").

  The bankruptcy court approved first-day orders pertaining to, among other items, customers, employees and vendors. The purpose of the first-day orders was to allow FINOVA and its subsidiaries to continue conducting their businesses substantially without hindrance from the Reorganization Proceedings. FINOVA has been authorized to continue honoring all customer commitments, and to pay certain prepetition claims (excluding, among other items, all amounts related to its $11 billion of bank and bond debt), in its discretion, including those to employees (other than executive officers with certain exceptions), taxing and other governmental authorities, claims essential to the ability to honor commitments, and to foreign trade vendors. See "Legal Proceedings" for more information on the Reorganization Proceedings.

  In light of these events, FINOVA has effectively eliminated new business development activities, and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio. These activities will include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company also expects to continue to focus on negotiating appropriate rates and fee structures with its customers. While it is possible that new business opportunities may present themselves in the future, no assurance can be given as to the Company's ability to take advantage of those opportunities.

Berkadia Commitment--Proposed Restructuring Plan

  The following describes the Berkadia Commitment as set forth in the Commitment Letter signed on February 26, 2001, Consummation of the Berkadia Loan and related transactions contemplated by the Commitment Letter is subject to approval of the bankruptcy court, necessary creditor approvals, and other material conditions, including Berkadia's satisfaction with the Company's Chapter 11 Plan. There can be no assurance that those approvals will be obtained or that the other conditions will be satisfied.

  The commitment expires on August 31, 2001, or earlier, if certain conditions are not satisfied, or certain events occur. The commitment provides that the $6 billion Berkadia Loan will be made to FINOVA. Berkadia's commitment for the loan has been guaranteed 90% by Berkshire Hathaway and 10% by Leucadia, with Berkshire Hathaway providing a secondary guarantee of the obligations guaranteed by Leucadia. Berkadia expects to finance its funding commitment and Berkshire Hathaway will provide Berkadia's lenders with a 90% primary guarantee of that financing, with Leucadia providing a 10% primary guarantee and Berkshire Hathaway providing a secondary guarantee of Leucadia's guarantee. Upon completion of the Plan as currently contemplated, Berkadia (or Berkshire Hathaway and Leucadia in the aggregate) will receive common stock representing up to 51% of FINOVA's outstanding shares on a fully diluted basis and the existing shareowners of FINOVA will retain their existing shares. Berkadia will be entitled to designate a majority of FINOVA's board of

                             THE FINOVA GROUP INC.

directors upon effectiveness of the Plan. The Berkadia Loan will be guaranteed on a secured basis by FINOVA and substantially all subsidiaries of FINOVA and FINOVA Capital.

  The Berkadia Loan will bear interest at an annual rate equal to the greater of 9% or LIBOR on each day plus 3%. Interest on the Berkadia Loan will be calculated daily and will be payable quarterly pursuant to the terms of the Berkadia Loan. In addition, an annual facility fee will be payable monthly at the rate of 25 basis points on the outstanding principal amount of the Berkadia Loan. After payment of interest on the Berkadia Loan, payment of operating expenses and taxes and establishing reserves for customer commitments and other corporate expenses, any remaining available cash (as determined under the Berkadia Loan) will then be used for payment of interest due on the New Senior Notes. Thereafter, 100% of any available cash flow and net proceeds from asset sales will be used to pay principal on the Berkadia Loan without premium. Any remaining principal and accrued and unpaid interest on the Berkadia Loan will be due at maturity, which will be five years from funding.

  Subject to necessary approval of creditors and the bankruptcy court and various other conditions, pursuant to the proposed Plan, FINOVA Capital will use the proceeds of the Berkadia Loan to pay down its existing bank and publicly traded indebtedness on a pro rata basis. The balance of FINOVA Capital's bank and bond indebtedness (approximately $5.3 billion) will be restructured into ten-year New Senior Notes of FINOVA.

  The New Senior Notes will bear interest at the weighted average rate of FINOVA Capital's outstanding bank and bond debt (excluding default interest and penalties, if any) and will be secured by a second priority security interest in the stock of FINOVA Capital. Enforcement of the New Senior Note security interests will not be allowed until the Berkadia Loan is paid in full. Interest on the New Senior Notes will be payable semi-annually only out of available cash, if any, determined in accordance with the terms of the New Senior Notes. No payments of principal will be made on the New Senior Notes until the Berkadia Loan is paid in full. After payment in full of the Berkadia Loan, available cash flow from FINOVA Capital, after paying operating expenses and taxes and establishing reserves for customer commitments and other corporate expenses, will first be used for payment of interest on the New Senior Notes. Thereafter, available cash determined in accordance with the terms of the New Senior Notes will be used first to pay or to fund a reserve to pay interest on FINOVA's outstanding 5 1/2% Convertible Subordinated Debentures due 2016 (which will be distributed upon consummation of the proposed Plan to the holders of the FINOVA Trust Originated Preferred Securities) and then to make semi-annual prepayments of principal on the New Senior Notes and distributions (or reserves for distributions) to FINOVA common shareowners with a total of 95% of the remaining available cash to be used for principal payments on the New Senior Notes and 5% to be used for distributions to shareowners. After payment in full of the outstanding principal of the New Senior Notes, 95% of any available cash of FINOVA Capital will be used to pay contingent cash flow rights to holders of the New Senior Notes in an aggregate amount up to $100 million.

  Completion of the transactions contemplated by the Berkadia Commitment Letter is subject to a number of conditions, including the negotiation and approval of definitive loan documentation, Berkadia's approval of the terms and conditions of FINOVA and FINOVA Capital's Plan, bankruptcy court and necessary creditor approval of the Plan, the issuance of up to 51% of FINOVA's common stock to Berkshire, Leucadia or their designees, and designation by Berkadia of a majority of directors as noted above.

  Berkadia has received a $60 million commitment fee and subject to bankruptcy court approval, will receive an additional $60 million fee upon funding or if the commitment is not funded (except in certain limited circumstances). In addition, FINOVA Capital has agreed to reimburse Berkadia, Berkshire Hathaway and Leucadia for all fees and expenses incurred in connection with Berkadia's commitment and the financing of its funding obligation under the commitment.

  In connection with the commitment letter, the Company entered into a ten-year management agreement with Leucadia pursuant to which, prior to the effective date of the Plan, Leucadia will provide advice and assistance

                             THE FINOVA GROUP INC.

to FINOVA related to the restructuring and management of FINOVA's asset portfolio, subject to oversight by the Board of Directors of FINOVA Group or a special committee of the Board. After the effective date, Leucadia will have responsibility for the general management of FINOVA, subject to the authority of the Board. For these services, Leucadia will receive an annual fee of $8 million, the first of which was paid in 2001 when the agreement was signed.

  For further details, see FINOVA's Report on Form 8-K filed on February 28, 2001. There can be no assurance these transactions will be consummated on the proposed terms or otherwise.

Results of Operations

  The following table summarizes FINOVA's operating results for the years ended December 31, 2000, 1999 and 1998:

                           2000     1999    1998
                          -------  ------  ------
                          (Dollars in millions)
Interest margins
 earned.................  $ 453.6  $473.2  $379.8
Volume-based fees.......      1.3    10.3    24.8
                          -------  ------  ------
Operating margin........    454.9   483.5   404.6
Provision for credit
 losses.................   (643.0)  (22.4)  (48.5)
(Losses) gains on
 investments and
 disposal of assets.....   (168.6)   67.9    27.9
Operating expenses......   (399.4) (168.7) (147.1)
Income tax benefit
 (expense)..............    213.2  (138.3)  (90.4)
Preferred dividends,
 net....................     (3.8)   (3.8)   (3.8)
                          -------  ------  ------
(Loss) income from
 continuing operations..   (546.7)  218.2   142.7
(Loss) income from
 discontinued
 operations.............    (55.4)   (3.0)   17.6
Loss on disposal of
 discontinued
 operations.............   (337.7)
                          -------  ------  ------
Net (loss) income.......  $(939.8) $215.2  $160.3
                          =======  ======  ======

  The following description of FINOVA's business includes a discussion of the Company's historical business activities. Since the Company's filing for bankruptcy protection, FINOVA has effectively eliminated new business development activities, and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio. These activities will include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company will also continue to focus on negotiating appropriate rates and fee structures with its customers. While it is possible that new business opportunities may present themselves in the future, no assurance can be given as to the Company's ability to take advantage of those opportunities. Accordingly, the description is presented to provide an understanding of the Company's current assets, liabilities and results of operations but should not be interpreted to mean that the Company can continue to make such investments.

2000 Compared to 1999

  The results for 2000 were adversely impacted by a number of events, which are generally listed in chronological order in the section of this report captioned "Recent Developments and Business Outlook." As the year progressed, the U.S. economy began to show signs of weakening and FINOVA's portfolio of leases and loans began to experience higher levels of delinquencies and nonaccruing assets. The impact of these events and current economic conditions resulted in increased levels of problem accounts and higher cost of funds (resulting in lower interest margins earned), higher reserve requirements, higher write-offs, losses on investments and

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                             THE FINOVA GROUP INC.

disposal of assets, impairment of intangible assets, reduced tax benefits, and the decision to exit certain businesses.

  The impact of these adverse developments resulted in FINOVA reporting a loss from continuing operations of $546.7 million and a loss from discontinued operations of $393.1 million for a total net loss of $939.8 million for the year 2000. The comparable results for 1999 were net income of $218.2 million from continuing operations and a net loss of $3.0 million from discontinued operations, resulting in net income of $215.2 million. A discussion of the major variances in the individual profit and loss categories follows:

Continuing Operations

  Loss from Continuing Operations. The decrease from continuing operations in 2000 when compared to 1999 was primarily due to the following:

  .  Higher loss provisions to bolster the reserve for credit losses.

  .  Higher write-offs of financing contracts.

  .  Losses on investments and assets held for sale.

  .  Increases in the Company's cost of funds due to

    -- Several reductions in credit ratings

    -- Higher costs associated with borrowing under the Company's domestic commercial paper back-up bank facilities

  . An increase in the level of nonaccruing assets due in part to the weakening economy.

  . The costs to exit the origination and sale of commercial real estate loans to the Commercial Mortgaged Back Securities ("CMBS") market in the second quarter of 2000.

  . Higher operating expenses, including employee retention and severance expenses and the charge-off of unamortized goodwill that was determined to be impaired.

  . The inability to fully recognize all federal and state income tax benefits during 2000.

  Interest Margins Earned. Interest margins earned represents the difference between (a) interest, fee, lease and other income earned from financing transactions and (b) interest expense and depreciation on operating leases. Interest margins earned declined by $19.6 million to $453.6 million in 2000 from $473.2 million in 1999. Interest margins earned as a percent of average earning assets also declined in 2000 to 4.7% from 5.4% in 1999. The decreases were due primarily to higher cost of funds caused by the events of 2000, increased levels of nonaccruing assets and investments and lower nonrecurring income. Various downgrades of its senior debt ratings and the elimination of its commercial paper program (caused by the inability to renew its back-up bank facilities and resulting draw downs under those facilities) resulted in FINOVA's annual cost of funds (in the form of the all in spread over LIBOR) applicable to the $4.5 billion term-out of its domestic commercial paper back-up bank facilities, to increase by 1.16%.

  The negative impact to income from higher cost of funds more than offset the income effects from the higher level of average earning assets during 2000 which were up $890 million over 1999 ($9.604 billion in 2000 vs. $8.714 billion in 1999). The increase in average earning assets was much higher than the increase in ending managed assets which totaled $10.5 billion at December 31, 2000 compared to $10.4 billion at year-end 1999. The size of the portfolio has been declining since March of 2000 due to lower volumes of new business during the latter quarters of 2000. New business for 2000 was $2.9 billion compared to $4.1 billion in 1999, with fourth quarter 2000 volume declining to $518 million from $1.3 billion in the fourth quarter of 1999. New business volume is expected to be minimal as the Company focuses on managing and maximizing the value of its existing portfolio by funding existing commitments to its customers and providing extensions or modifying

                             THE FINOVA GROUP INC.

loans to existing customers. The backlog, which includes commitments for existing revolving lines of credit of $576 million, declined to $1.3 billion at December 31, 2000.

  Volume-Based Fees. Volume-based fees historically were generated by FINOVA's Distribution & Channel Finance, Commercial Services and Realty Capital lines of business. Since Distribution & Channel Finance and Commercial Services are discontinued operations, the fees included in continuing operations applied only to Realty Capital. Those fees are predominately related to volume-originated business rather than the balance of outstanding financing transactions during the period. Volume-based fees for 2000 were $1.3 million, down from $10.4 million reported in 1999. The decline in 2000 was due to Realty Capital exiting from the origination and sale of commercial real estate loans to the CMBS market in April 2000.

  Provision for Credit Losses. The provision for credit losses on continuing operations was significantly higher in 2000 compared to 1999 ($643.0 million vs. $22.4 million) due to the need to bolster loss reserves in light of increasing problem accounts and higher net write-offs in 2000 ($239.6 million compared to $22.6 million in 1999). The largest component of net write-offs in 2000 was from multiple customers in Mezzanine Capital totaling $86.0 million, $59.6 million in Healthcare Finance, $40.5 million in Transportation Finance, $19.9 million in Commercial Equipment Finance, $19.2 million in Rediscount Finance and the balance of $14.4 million spread over six other businesses. Net write-offs as a percent of average managed assets was 2.25% in 2000, up from 0.24% in 1999. A discussion of the increase in problem accounts is included under "Financial Condition, Liquidity and Capital Resources."

  FINOVA monitors developments affecting loans and leases in its portfolio, taking into account each borrower's financial developments and prospects, the estimated value of collateral, legal developments and other available information. Based upon that information, FINOVA adjusts its loan loss reserves and when considered appropriate, writes down the values of the loans. Depending on developments, there is the possibility that the loan loss reserves and/or write-downs will increase in the future.

  (Losses) Gains on Investments and Disposal of Assets. Losses of $168.6 million in 2000 were primarily due to the write-off of equity positions in the Resort Finance, Communications Finance and Mezzanine Capital businesses, charges to write-down repossessed assets in Resort Finance and residual positions in Transportation Finance and a charge to write-down the assets in Realty Capital to estimated fair value in connection with designating that business as being held for sale. The most significant charge was in Resort Finance which wrote-off a $54.8 million equity investment in a major timeshare developer that experienced a decline in earnings and a significant reduction in its net worth. The write-down of residual positions in Transportation Finance totaled $40.4 million and principally related to assets held for sale or lease. The write-down of Realty Capital's assets to fair value approximated $43.2 million. The total charges of $249.5 million from the write-off of investments, repossessed assets and assets held for sale or lease were partially offset by gains of $80.9 million, the largest of which was $20.7 million from the sale of Healtheon WebMD stock.

  The timing and amount of gains and losses from asset dispositions are sporadic in nature. There can be no assurance FINOVA will recognize gains in the future, depending, in part, on market conditions at the time of sale. FINOVA recognized losses on dispositions of assets in 2000 and attempted to sell some of its more marketable assets (held for sale, investments and assets coming off lease) to generate liquidity during 2000. As a result, the ability to recognize gains in future periods is more uncertain.

  Operating Expenses. Operating expenses were $399.4 million in 2000 compared to $168.7 million in 1999. The 2000 amount included a charge of $193.3 million representing the charge-off of unamortized goodwill that was considered impaired as a result of evaluating the cash flow analyses prepared using the information and assumptions resulting from the recent developments. Excluding the charges for impaired goodwill, operating expenses in 2000 were $206.1 million, an increase of $37.4 million over 1999. The increases in 2000 were primarily due to increased professional services of $24.4 million, consisting of consulting, accounting and legal

                             THE FINOVA GROUP INC.

expenses incurred in connection with unsuccessful negotiations to sell the Company, restructuring debt obligations with creditors and litigation matters and $11.8 million of costs incurred to exit the origination and sale of commercial real estate loans to the CMBS market in the second quarter of 2000. Operating efficiency, which is the ratio of operating expenses to operating margins, was 45.3% in 2000 excluding the charges from writing-off goodwill, compared to 34.9% in 1999.

  Income Taxes. The effective income tax expense (benefit) rates in 2000 were (28.2%) compared to 38.4% in 1999 for continuing operations and (30%) in 2000 compared to (40%) in 1999 for discontinued operations. The lower rates in 2000 were due to a valuation allowance established for the potential inability to fully utilize both federal and state net operating loss carryforwards, and to certain non-deductible expenses for tax purposes, such as the write-off of goodwill and certain professional expenses incurred in connection with the attempted sale of the Company. For the year ended December 31, 2000, a valuation allowance of $97.8 million has been recorded due to the uncertainty over the Company's ability to fully utilize its net operating loss carryforwards. The difference in effective income tax rates between continuing and discontinued operations is principally due to a small amount of income exempt from income taxes in continuing operations and to a greater amount of expenses, not deductible for tax purposes.

  Preferred Dividends. Dividends, net of tax, paid on $115 million of outstanding Company-obligated mandatory redeemable convertible preferred securities ("TOPrS") were $3.8 million in 2000 and 1999. During the first quarter of 2001, in conjunction with the Reorganization Proceedings, the Company suspended paying dividends on the TOPrS and interest in the underlying convertible debentures.

Discontinued Operations

  During the third quarter of 2000, FINOVA's Board of Directors approved the sale or liquidation of some of its more broad based businesses so the Company could focus more on its niche-based businesses. The businesses included in discontinued operations consist of Commercial Services (substantially sold during the third quarter of 2000), Corporate Finance (which includes Business Credit and Growth Finance) and Distribution & Channel Finance. In December 2000, $46.4 million of Distribution & Channel Finance's assets were sold. During the first quarter of 2001, $309 million of Corporate Finance assets were sold. Sales of additional assets could occur for all or portions of the discontinued business assets. To the extent assets are not sold, the Company intends to liquidate the remaining assets in an orderly manner.

  Losses from discontinued operations in 2000 totaled $393.1 million (after-tax) and primarily consisted of charges to value the assets to be sold or liquidated at estimated net realizable amounts, a write-off of unamortized goodwill, accrual of retention and severance payments for employees of those businesses, higher nonaccruing assets and operating losses. The additional losses of $140.1 million in the fourth quarter of 2000 were primarily attributable to a further deterioration in those portfolios, caused in part by the impact of the weakening economy on FINOVA's customers. Nonaccruing assets in discontinued operations were $486.2 million at December 31, 2000. Also during the fourth quarter, the Company received a recovery of approximately $4.0 million from the sale of a portion of the collateral supporting the $70 million transaction written-off in the Distribution & Channel Finance line of business in March 2000. See Note T of Notes to Consolidated Financial Statements in Annex A for more information on discontinued operations.

1999 Compared to 1998--Continuing Operations

  Net income for 1999 increased 53% to $218.2 million from $142.7 million in 1998. The increase was due to 27% growth in average earning assets, higher gains on disposal of assets and a lower provision for credit losses, partially offset by lower volume-based fees and higher operating expenses in 1999. Net income in 1999 included activity from the Sirrom Capital Corporation ("Sirrom") and Preferred Business Credit acquisitions, which were acquired during the first quarter of 1999 and to a much lesser extent, the Fremont Financial

                             THE FINOVA GROUP INC.

Corporation acquisition, which occurred late in the fourth quarter of 1999. See Note S of Notes to Consolidated Financial Statements for further discussion.

  Interest Margins Earned. Interest margins earned increased 25% to $473.2 million in 1999 from $379.8 million in 1998, due primarily to the growth in average earning assets.

  Average earning assets, which represents the average of FINOVA's investment in financing transactions less nonaccruing assets and deferred taxes related to leveraged leases, increased to $8.71 billion in 1999 from $6.86 billion in 1998. The increase was primarily due to an increase in funded new business to $4.13 billion from $3.5 billion in 1998 and $411.3 million of average earning assets added through acquisitions in 1999, partially offset by normal amortization of the portfolio and prepayments during the year.

  Volume-Based Fees. Volume-based fees were generated by Realty Capital on the volume of purchased accounts receivable and mortgage loan originations transacted during the year. Due to the short-term nature of volume-originated business, these fees are recognized as income in the period of origination.

  Volume-based fees were down by $14.4 million to $10.4 million in 1999 from $24.8 million in 1998 due to lower fee-based volume in 1999. Fee-based volume was down by $740 million to $2.07 billion in 1999 from $2.81 billion in 1998 primarily due to lower volume originated by Realty Capital. Realty Capital curtailed its CMBS volume in 1999, which declined to $757.8 million from $1.76 billion in 1998; while its structured finance volume increased to $1.31 billion from $1.05 billion in 1998. The shift in product mix resulted in a decline in Realty Capital's average commission rate to 0.50% from 0.88% in 1998. Structured finance deals carry a lower net rate than CMBS transactions.

  Operating Margin. Lower volume-based fees in 1999 was the major reason for the decrease in FINOVA's operating margin as a percentage of average earning assets to 5.5% in 1999 from 5.9% in 1998. The interest rate spread portion of this margin decreased slightly to 5.4% in 1999 from 5.5% in 1998 primarily due to the effects of competitive pricing pressures and increased debt costs related to the strategic decisions to utilize a global debt offering, which increased debt costs in the short-term, but was anticipated to help control costs in future periods, and the extension of maturities on commercial paper over year-end 1999, thereby avoiding potential liquidity issues associated with year 2000 concerns. The liquidity issues anticipated ultimately did not materialize in the marketplace. The proceeds from the global debt offering were used to pay down lower costing commercial paper.

  Provision for Credit Losses. The provision for credit losses was $22.4 million in 1999 compared to $48.5 million in 1998. Provisions for credit losses are made to maintain the reserve for credit losses at a level deemed by management to be adequate to cover inherent losses in the portfolio.

  The provision for credit losses was affected by net write-offs, which amounted to $22.6 million in 1999 compared to $11.0 million in 1998. As a percent of average managed assets, net write-offs in 1999 were 0.24% compared to 0.15% in 1998. The increase in net write-offs was primarily due to $8.2 million of net write-offs for the Mezzanine Capital (Sirrom) portfolio which was acquired in the first quarter of 1999.

  Gains on Investments and Disposal of Assets. Gains on disposal of assets were $68.0 million in 1999 compared to $27.9 million in 1998. Gains in 1999 included $20.6 million from the sale of residuals coming off lease, $35.6 million from the sale of investments and $11.8 million of CMBS gains as compared to 1998 gains which were predominately related to residual sales and included a net loss of $7.2 million on CMBS transactions.

  Operating Expenses. Operating expenses, which include selling, administrative and other expenses, were generally higher in all major categories and increased to $168.7 million in 1999 compared to $147.1 million in 1998. Personnel costs increased due to the acquisition of Sirrom Capital Corporation (included in Mezzanine Capital and Harris Williams & Co.) in March 1999 and due to higher sales incentive compensation related to the

                             THE FINOVA GROUP INC.

increased new business levels in 1999. Problem account costs increased in 1999 due to increases in nonearning and impaired accounts. Additions to deferred acquisition costs increased in 1999 due to acquisitions and the deferral of expenses incurred to book new business. Operating expenses as a percentage of operating margin was 34.9% in 1999, an improvement from 36.4% in 1998. See Note P of Notes to Consolidated Financial Statements for additional detail.

  Income Taxes. Income taxes were $138.3 million in 1999 compared to $90.4 million in 1998. The increase was primarily due to higher pre-tax income in 1999. See Note K of Notes to Consolidated Financial Statements for further discussion of income taxes.

  Preferred Dividends. Dividends, net of tax, paid on $111.6 million of outstanding Company-obligated mandatory redeemable convertible preferred securities ("TOPrS") were $3.8 million in 1999 and in 1998.

Financial Condition, Liquidity and Capital Resources

  The following primarily relates to continuing operations, except as noted.

  Managed assets were $10.54 billion at December 31, 2000 compared to $10.44 billion at December 31, 1999. Included in managed assets at December 31, 2000 were $10.18 billion in funds employed and $357.5 million of securitized assets. The small increase in managed assets was due to funded new business of $2.88 billion for the year ended December 31, 2000 (compared to $4.13 billion in 1999), offset by prepayments, asset sales and normal portfolio amortization. Total assets of FINOVA declined to $12.09 billion at December 31, 2000 from $13.89 billion at December 31, 1999, primarily due to the reduction in net assets in discontinued operations, which declined to $1.16 billion at December 31, 2000 from $2.70 billion at December 31, 1999.

  The reserve for credit losses increased to $578.8 million at December 31, 2000 from $178.3 million at December 31, 1999, primarily due to higher levels of nonaccruing and other problem accounts.

  The higher level of problem accounts in 2000 was caused by a number of factors, including the continued weakening of the overall U.S. economy. As has been widely reported, many U.S. banks have witnessed significant increases in borrower defaults, and those banks, having a lower cost of funds than FINOVA's, serve a customer base that typically has a better credit profile than FINOVA's traditional middle-market borrower.

  While customers of FINOVA's Corporate Finance and Mezzanine Capital divisions were most affected by the country's general economic weakening, industry-specific problems were more to blame for financial problems experienced by FINOVA borrowers in the airline, information technology, nursing home and wireless messaging sectors, which are served, respectively, by FINOVA's Transportation Finance, Distribution & Channel Finance, Healthcare Finance and Communications Finance divisions. Other FINOVA divisions, notably Resort Finance, Rediscount Finance and Franchise Finance, experienced higher levels of problem account classifications due to defaults, or identified potential near-term defaults, of a small number of relatively large borrowers.

  Account classifications were significantly influenced by the weakening of the economy during the latter part of 2000. Additionally, in the fourth quarter of 2000, FINOVA moved several accounts to nonaccruing status before the 90th day of delinquency, since it was determined to be more likely than not that those borrowers would ultimately become more than 90 days delinquent. Prior to the fourth quarter of 2000, FINOVA typically reclassified accounts to nonaccruing status in the quarter that interest payments became more than 90 days past-due. As of December 31, 2000, approximately $336.9 million of FINOVA's total $921.4 million of nonaccruing transactions were paying at least the interest portion of their payment obligation.

  The reserve for credit losses increased substantially in dollar terms; however, it declined as a percent of nonaccruing assets from 101.9% at December 31, 1999 to 62.8% at December 31, 2000, due to the significant increase in accounts classified as nonaccruing. Accounts classified as nonaccruing assets increased to $921.4

                             THE FINOVA GROUP INC.

million or 8.7% of ending managed assets at December 31, 2000, from $175.0 million or 1.7% at the end of 1999. The largest increases to the nonaccruing classification during 2000 occurred in Healthcare Finance ($224.1 million), Transportation Finance ($138.0 million), Resort Finance ($120.0 million), Rediscount Finance ($119.3 million), Communications Finance ($82.5 million) and Franchise Finance ($42.3 million).

  The $224.1 million increase in nonaccruing assets in FINOVA's Healthcare Finance division was driven primarily by the reclassification to nonaccruing status of loans totaling $205 million to several nursing home and senior living operators and developers. The Healthcare problems are industry wide and have resulted from the government's change in medical insurance reimbursement policies. The largest components of nonaccruing assets in that sector at December 31, 2000 were mortgage-secured loans totaling $54.7 million to three special-purpose corporations affiliated with a large operator of assisted living facilities that filed for bankruptcy in November 2000; three mortgage-secured loans totaling $40.3 million to another developer of assisted-living facilities; four loans totaling $24.9 million to four unrelated borrowers secured by nursing home facilities leased to a large nursing-home operator which filed for bankruptcy in February 2000; two mortgage-secured loans totaling $13.1 million to subsidiaries of the aforementioned nursing home operator; the $14.1 million combined carrying amount of FINOVA's participations in two bank-led syndicated loan facilities for the affiliated borrowers, both of which filed for bankruptcy in June 2000; a $12.7 million mortgage-secured loan to a special-purpose corporation owned by a large national senior-living developer, for which FINOVA financed the development of an assisted living facility; a $12.4 million mortgage-secured loan to a special-purpose corporation affiliated with another large senior-living developer, for which FINOVA financed the development of an assisted living center; and FINOVA's $11.8 million participation in a large bank-led syndicated loan to a special-purpose corporation to finance development of a "continuous care" retirement community. The Healthcare Finance Division's largest nonaccruing loan outside of the nursing home and assisted living sector was a combined $17.7 million working capital and term loan to a home-health services provider. At December 31, 2000, FINOVA had written off $60.2 million and established specific reserves totaling $79.4 million related to the remaining $266.3 million of nonaccruing accounts in Healthcare Finance.

  The $138 million increase in nonaccruing assets in Transportation Finance was attributable to ten aircraft-secured transactions, eight of which, totaling $116.8 million, were added to nonaccrual status in the fourth quarter of 2000. The increase in nonaccruing assets in Transportation Finance was due to the effects of higher fuel prices on the financial condition of some of FINOVA's customers as well as to an overall weakening of the economy. The largest components of Transportation Finance's nonaccruals at year-end 2000 were a $21.4 million investment in two re-engined B727-200 aircraft leased to a charter carrier; FINOVA's $20.7 million exposure on one B747-100 freighter and two B747-200 passenger aircraft which FINOVA repossessed in 2000 from a bankrupt borrower; a $20.5 million loan to a U.K. special-purpose corporation secured by a mortgage on one DC10-30 freighter aircraft leased to a financially troubled cargo airline; a loan of $17.5 million to a financially troubled midwest-based scheduled airline, secured primarily by mortgages on three Stage 3 B737-200 passenger aircraft; FINOVA's $16.8 million carrying amount in a loan to a special-purpose corporation, secured by one B747-300 passenger aircraft which, subsequent to year end, is off-lease after being returned by its former operator, a European flag carrier; a $13.3 million conditional sale to a special-purpose operating lessor, secured by two MD-81 aircraft which are presently being remarketed by the lessor after being returned by their former operator, another European flag carrier; a $13.0 million loan to a special-purpose corporation, secured by one MD-82 aircraft leased to a large domestic borrower, which filed for bankruptcy in January 2001; and a $12.8 million loan to a U.S. operating lessor, secured by mortgages on four Stage 3 DC9-32 passenger aircraft leased to a financially troubled scheduled carrier. At December 31, 2000, FINOVA had written off $40.5 million and established specific reserves totaling $6.8 million related to the remaining $138.0 million of nonaccruing accounts in Transportation Finance.

  Resort Finance's increase in nonaccruing assets in 2000 were due principally to the addition of the working capital components of FINOVA's loans to seven related special-purpose project development entities, and loans

                             THE FINOVA GROUP INC.

totaling approximately $116.3 million to an unrelated developer. The seven working capital loans totaled $20.6 million at December 31, 2000, and each is cross-secured with its related mortgage and receivables loans. Those working capital loans were classified as nonaccruing due to concerns over each borrower's financial condition and FINOVA's potential collateral shortfall if there were to be a default and forced liquidation. The seven borrowing entities are all special-purpose subsidiaries of a major resort developer in which FINOVA has a $54.8 million equity investment that was written off in the third quarter. The unrelated borrower filed for bankruptcy in the second quarter of 2000, and became 90 days delinquent on FINOVA's loans in the third quarter. The unrelated borrower's loans are secured by marketable assets, including completed but unsold timeshare intervals at 13 of its approximately 90 resorts operated by the developer and a portfolio of consumer notes receivable serviced by the developer. At December 31, 2000, FINOVA had written off $61 thousand and established specific reserves totaling $36.9 million relating to the remaining $142.0 million of non-earning accounts in Resort Finance.

  The $119.3 million increase in nonaccruing assets in Rediscount Finance was driven principally by the addition of an $88.7 million loan to a sub-prime automobile finance company and a $25.3 million loan to an unrelated sub-prime automobile finance company. Both loans are secured by portfolios of consumer notes, and both were moved to nonaccruing status in the fourth quarter when FINOVA established that it had the possibility of significant collateral shortfalls in the event of forced liquidation. At December 31, 2000, FINOVA had written off $19.2 million and established specific reserves totaling $43.9 million relating to the remaining $123.4 million of non-earning accounts in Rediscount Finance.

  The $82.5 million increase in nonaccruing assets in Communications Finance was attributable to the addition of seven accounts, six of which were moved into nonaccruing status in the fourth quarter. The increase in nonaccruing assets in Communications Finance was due to collection problems with customers in the paging industry, which is experiencing a significant downturn resulting from more innovative and efficient products replacing pagers. The largest component of this division's nonaccruals at December 31, 2000 were three loans totaling $74.3 million to unrelated providers of wireless messaging services. At December 31, 2000, FINOVA had written off $4.0 million and established specific reserves totaling $39.5 million covering those three loans, as well as the $18.5 million of other nonaccruals in Communications Finance.

  The $42.3 million increase in nonaccruing assets in Franchise Finance was driven principally by the addition of two accounts totaling $38.3 million, which were moved into nonaccrual status in the fourth quarter of 2000. The first is a $21.4 million loan to a franchisee which owns and operates a chain of casual-dining restaurants. The second is FINOVA's $16.9 million share of a syndicated loan to a major restaurant franchiser, which owns and franchises casual-dining restaurants throughout the U.S. At December 31, 2000, FINOVA had written off $245 thousand and established specific reserves totaling $13.5 million for those two loans.

  Discontinued operations, with total net assets of $1.2 billion at December 31, 2000, also carried $486.2 million of nonaccruing assets at year-end, primarily from the Corporate Finance division.

  Earning impaired assets increased during the twelve months ended December 31, 2000 to $235.8 million, or 2.2% of ending managed assets, from $108.8 million, or 1.0% of ending managed assets at December 31, 1999. The largest additions to earning impaired assets were in Resort Finance ($133.9 million) and Rediscount Finance ($32.4 million). Additions of $133.9 million in Resort Finance represent the balances of the obligations, other than the working capital loans, owed by five of the seven related project developers mentioned above. These impaired but still accruing loans are secured by receivables and real property which FINOVA believes are sufficient to repay the loans with interest. The loans are considered impaired because the parent company of the special-purpose obligors has experienced a decline in earnings and a significant reduction in its net worth, which could conceivably cause FINOVA to have to manage the underlying resort projects without support from the parent company. The increase in earning impaired loans in Rediscount Finance relates to two loans totaling $32.4 million ($20.7 million and $11.7 million, respectively) to two unrelated operators of rental-purchase stores. Both of those borrowers were current in their payments as of December 31, 2000; however, FINOVA believes there is

                             THE FINOVA GROUP INC.

significant doubt concerning their ability to continue to pay principal and interest in accordance with contractual terms. In addition to the Resort and Rediscount Finance accounts noted above, four loans totaling $61.1 million in Transportation Finance were recognized as earning impaired in the fourth quarter. Those accounts are all loans to related special-purpose corporations, secured by mortgages on a total of five MD-80 series aircraft leased to a large domestic carrier which filed for bankruptcy in January 2001. The rents, and thus the underlying mortgage payments to FINOVA, were contractually current as of year-end 2000; however, the bankruptcy filing was seen as lending doubt to whether the borrowers would be able to continue to pay in accordance with contractual terms.

  For all of the above accounts, as well as its other nonaccruing and earning impaired assets, FINOVA believes it is engaging in appropriate activities to enforce its contractual rights and remedies and to mitigate its losses; however, there can be no assurance on the outcome of any collection or workout effort. Likewise, while FINOVA believes its specific reserves accurately reflect the best estimate of its potential future loss exposure in the respective accounts, there can be no assurance that actual losses will be limited to the reserved amounts.

  The carrying amount of FINOVA's accounts that were 31-90 days delinquent in payment at December 31, 2000 increased to 1.2% of managed assets, from 0.6% of managed assets at the end of 1999. The increases in 31-90 day delinquent accounts were in Transportation Finance ($33.5 million), Commercial Equipment Finance ($26.8 million), Communications Finance ($22.9 million) and Healthcare Finance ($18.4 million).

  At December 31, 2000, FINOVA had $11.0 billion of debt outstanding, including $111.6 million of TOPrS, representing 16.5 times the Company's common equity base of $672.9 million. As a result of its moratorium on debt payments, its subsequent filing of Bankruptcy under Chapter 11 and defaults under various financial covenants under its bank agreements, FINOVA Capital is in default under its debt agreements.

  FINOVA's internally generated funds, available credit lines and asset sales financed new business and liquidity during the twelve months ended December 31, 2000. During May and June 2000, FINOVA drew down $4.5 billion against domestic commercial paper back-up bank facilities and used the proceeds primarily for repayment of commercial paper, maturing debt and to fund general operations. Of this amount, $2.1 billion was due on or before May 15, 2001, although $500 million could have been extended had a default not existed at the time. The other $2.4 billion was scheduled to be repaid between 2002 to 2003. FINOVA also had $150 million (Canadian) scheduled to be due under a bank facility that matured in July 2001. Term debt maturities over the next twelve months by quarter included $242.0 million in the first quarter of 2001, $2.4 billion in the second quarter of 2001 (included $2.1 billion of bank facilities), $449.2 million in the third quarter of 2001 and $345.7 million in the fourth quarter of 2001. During 2000, FINOVA issued $225 million of new public notes and repaid $1.4 billion of long-term borrowings. FINOVA's credit ratings were reduced several times during 2000.

  The Reorganization Proceedings seek to enable FINOVA to restructure the debt maturities, among other items. No principal or interest payments will be made on the debt until the Plan defining repayment terms has been approved by the court.

  On February 27, 2001, FINOVA announced a moratorium on repayments of principal on its outstanding bank and bond debt. On March 7, 2001, FINOVA filed for protection from its creditors as noted above to enable it to restructure the timing of its debt repayments. See "Recent Developments and Business Outlook" for further discussion of the rating agency downgrades, the moratorium on the repayment of debt and the Reorganization Proceedings.

Derivative Financial Instruments

  Substantially all of FINOVA's derivative financial instruments were terminated subsequent to December 31, 2000 as a result of the Reorganization Proceedings. Historically, FINOVA entered into derivative transactions as part of its interest rate risk management policy of match funding its assets and liabilities. The derivative

                             THE FINOVA GROUP INC.

instruments used were straightforward. FINOVA continually monitored its derivative position and used derivative instruments for non-trading and non-speculative purposes only.

  At December 31, 2000, FINOVA Capital had outstanding interest rate conversion agreements with notional principal amounts totaling $1.7 billion. Agreements with notional principal amounts of $100 million were arranged to effectively convert certain floating interest rate obligations into fixed interest rate obligations. These agreements required interest payments on the stated principal amount at rates ranging from 6.67% to 6.73% in return for receipts calculated on the same notional amounts at floating interest rates. Agreements with notional principal amounts of $1.625 billion were arranged to effectively convert certain fixed interest rate obligations into floating interest rate obligations. They required interest payments on the stated principal amount at the three-month or six-month London interbank offered rates ("LIBOR") in return for receipts calculated on the same notional amounts at fixed interest rates of 5.70% to 7.40%. FINOVA also entered into a fixed-rate foreign currency-denominated borrowing (Japanese Yen ("JPY") 5 billion) maturing in 2002. Two derivatives are associated with this borrowing, a receive fixed-rate swap (JPY 5 billion) versus three-month JPY LIBOR and a cross-currency basis swap, converting JPY LIBOR to US Dollar ("USD") LIBOR, both of which mature in 2002. The receive side of the basis swap had a notional amount of JPY 5 billion paying three-month JPY LIBOR and the pay side had a notional amount of USD $43.6 million paying three-month USD LIBOR. See Note G of Notes to Consolidated Financial Statements for further discussion of FINOVA's derivatives. See "Qualitative and Quantitative Disclosure About Market Risk" below.

  Substantially all of the interest rate swaps derivatives were terminated in 2001, and had an estimated fair value of approximately $70 million at termination. Pursuant to the Company's various agreements, the institutions exercised their right to offset the amounts due the Company upon the termination of the swaps against the amount due by the Company on the debt outstanding.

                             THE FINOVA GROUP INC.


Segment Reporting

  Information for FINOVA's reportable segments that are part of continuing operations reconciles to FINOVA's consolidated totals as follows:

                                                        2000         1999
                                                     -----------  -----------
Total net revenue:
  Specialty Finance................................. $   187,297  $   384,789
  Commercial Finance................................      59,889       51,708
  Capital Markets...................................      56,443      101,414
  Corporate and other...............................     (17,317)      13,515
                                                     -----------  -----------
Consolidated total.................................. $   286,312  $   551,426
                                                     ===========  ===========
(Loss) income before income taxes, preferred
 dividends and allocations:
  Specialty Finance................................. $    (9,577) $   307,377
  Commercial Finance................................      30,890       38,244
  Capital Markets...................................    (139,308)      31,235
  Corporate and other, overhead and unallocated
   provision for credit losses......................    (638,105)     (16,517)
                                                     -----------  -----------
(Loss) income from continuing operations before
 income taxes and preferred dividends............... $  (756,100) $   360,339
                                                     ===========  ===========
Managed assets:
  Specialty Finance................................. $ 8,475,515  $ 8,251,642
  Commercial Finance................................   1,218,463    1,076,617
  Capital Markets...................................     800,331    1,051,367
  Corporate and other...............................      43,566       63,510
                                                     -----------  -----------
Consolidated total.................................. $10,537,875  $10,443,136
Less securitizations................................    (357,471)    (121,322)
                                                     -----------  -----------
Investment in financing transactions................ $10,180,404  $10,321,814
                                                     ===========  ===========

  FINOVA's business is organized into three market groups, which are also its reportable segments: Specialty Finance, Commercial Finance and Capital Markets. Management has not yet determined whether its reportable segments will be reorganized as a result of the recent announcement to discontinue several lines of business and pending Reorganization Proceedings. Management relies principally on total revenue, income before allocations and managed assets in evaluating the business performance of each reportable segment.

  Total net revenue is the sum of operating margin and (losses) gains on investments and disposal of assets. Income before allocations is income before income taxes, preferred dividends, corporate overhead expenses and the unallocated portion of the provision for credit losses. Managed assets include each segment's investment in financing transactions plus securitizations. The Company expects that managed assets in all segments will decline significantly over the next several years as available cash flow will be used principally for debt service rather than the funding of new business.

  Specialty Finance. Specialty Finance provides a wide variety of lending products such as leases, loans, accounts receivable and cash flow based financing, as well as servicing and collection services to a number of highly focused industry specific niches.

  Total net revenue was $187.3 million in 2000 compared to $384.8 million in 1999. The decrease in net revenue was primarily due to the write-off of equity positions in Resort Finance and Communications Finance as well as charges to write-down repossessed assets in Resort Finance and the value of residual positions in both Transportation Finance and to a lesser extent in Specialty Real Estate Finance. The most significant charge was

                             THE FINOVA GROUP INC.

in Resort Finance, which wrote-off a $54.8 million equity investment in a major developer that has experienced a decline in earnings and a significant reduction in net worth. The write-down of residual positions amounted to $35.7 million in Transportation Finance and $11.7 million in Specialty Real Estate Finance. Also contributing to the decline in net revenue was an increase of $602 million in nonaccruing assets, the effects of higher cost of funds and lower gains from the disposal of assets. These reductions were partially offset by increases in income due to a higher level of managed assets in 2000. The largest increases in nonaccruing assets were in Healthcare Finance, which increased by $224.1 million in 2000, followed by a $138.0 million increase in Transportation Finance, $120.0 million in Resort Finance and $82.5 million in Communications Finance. The lower gains were primarily attributable to the timing of assets coming off lease and the Company's inability to re-lease assets at end of term. While in the aggregate FINOVA has historically recognized gains on disposals, the timing and amount of these gains are sporadic in nature. No assurance can be made that the Company will continue to recognize gains on disposal. Additionally, certain business units within this segment will sometimes receive equity interests to complement their financing arrangements. Depending on various factors, including management's discretion, FINOVA may opt to exercise and sell its position in these equities when permitted to do so. As of year-end 2000, FINOVA had recorded $24.4 million of pre-tax gains from the sale of these equity positions in 2000 and also recorded pre-tax unrealized gains of $23.5 million through other comprehensive income on the balance sheet related to the market value of equities held.

  The segment reported a loss before allocations for the year of $9.6 million compared to income of $307.4 million for 1999. The decrease was primarily due to the charge-offs mentioned above, increased nonaccruing assets, a higher cost of funds, lower gains and an increase in net write-offs of financing contracts, which rose to $131.3 million in 2000 from $11.1 million in 1999. The bulk of the write-offs were in Healthcare Finance ($59.6 million) and Transportation Finance ($40.5 million).

  Managed assets grew to $8.476 billion in 2000 from $8.252 billion in 1999, an increase of 2.7%. The growth in managed assets was only 2.7% because new business in 2000 of $2.5 billion was down from $3.3 billion in 1999. The reduced volume was in line with the Company's decision to conserve cash during the last half of 2000 by only funding outstanding commitments. The largest new business volume in this segment came from Resort Finance ($1.0 billion) and Transportation Finance ($379 million). The group as a whole experienced a decrease in backlog to $1.1 billion at December 31, 2000 from $1.6 billion at December 31, 1999. The largest portion of backlog consisted of $668.7 million of revolving loan commitments in Resort Finance.

  Commercial Finance. Commercial Finance currently includes only the Rediscount Finance business unit, which provides financing through revolving credit facilities to finance companies. This segment previously included traditional asset-based businesses that provided financing through revolving credit facilities and term loans secured by assets such as receivables and inventory, as well as providing factoring and management services. In the third quarter of 2000, FINOVA announced that the Corporate Finance/Business Credit/Growth Finance and Distribution & Channel Finance business units would be discontinued. The Company also completed the sale of its Commercial Services business line to GMAC Commercial Credit LLC in the third quarter. For further discussion on activity previously reported within the Commercial Finance segment, see "Discontinued Operations."

  Total net revenue was $59.9 million in 2000 compared to $51.7 million in 1999, an increase of 15.8%. The increase was primarily due to a 13.2% increase in managed assets over the last twelve months, partially offset by the effects of higher cost of funds and higher nonaccruing assets. The level of nonaccruing assets increased to $123.4 million in 2000 from $4.1 million in 1999, primarily attributable to two customers with carrying amounts of $88.7 million and $25.3 million, respectively. The level of assets considered impaired but revenue-accruing increased to $32.4 million in 2000 from zero in 1999.

  Income before allocations decreased to $30.9 million in 2000 from $38.2 million in 1999 primarily due to an increase in nonaccruing assets, higher net write-offs and a higher cost of funds, partially offset by a higher

                             THE FINOVA GROUP INC.

level of managed assets. Net write-offs for the unit totaled $19.2 million in 2000 compared to $3.5 million in 1999. The majority of the net write-offs in 2000 were concentrated among three finance companies which have been adversely impacted by the weakening economy, especially its impact on sub-prime auto lenders. Net write-offs as a percent of average managed assets were 1.7% compared to 0.4% in 1999.

  Managed assets grew to $1.22 billion over the last twelve months from $1.07 billion, an increase of 13.2%. The growth in managed assets was primarily due to increased net utilization under existing revolving commitments.

  Capital Markets. Capital Markets, in conjunction with institutional investors, provides debt and equity capital funding, third-party loan administration services and provided commercial mortgage banking services until those operations were terminated.

  Total net revenue was $56.4 million in 2000 compared to $101.4 million in 1999, a decrease of 44.3%. The decrease was primarily due to $31.6 million of losses on various equity and warrant positions compared to $28.7 million in gains from the sale of equity and warrant positions in 1999. The 2000 loss was primarily due to a $43.2 million Realty Capital charge to write-down its assets to estimated fair value in connection with designating that business as being held for sale. Partially offsetting the charge was $14.7 million of net gains on sales of investments in Mezzanine Capital.

  Also contributing to the decline in revenue was the Company's decision in April 2000 to exit from the origination and sale of commercial real estate loans to the CMBS market, which resulted in a reduction of volume-based fees to $1.3 million in 2000 from $10.4 million in 1999. Additionally, the decline in net revenue was partially attributable to a higher level of nonaccruing assets, which increased to $63.6 million in 2000 from $38.7 million in 1999.

  Losses before allocations in 2000 were $139.3 million compared to income of $31.2 million in 1999. The reduction was primarily attributable to the aforementioned decline in net revenue, increased net write-offs in Mezzanine Capital of $86.0 million in 2000 compared to $8.2 million in 1999, the write-down of goodwill created by the acquisition of Sirrom Capital and the costs incurred to exit the CMBS market in 2000.

  The segment's managed assets decreased to $800.3 million in 2000 from $1.05 billion in 1999. This is primarily due to FINOVA's exit from the CMBS marketplace and to lower new business volumes. See "Recent Developments and Business Outlook" for further discussion.

  Corporate. The $638.1 million loss from continuing operations before income taxes and preferred dividends in 2000 was significantly higher than the 1999 loss of $16.5 million. The increased loss was primarily attributable to higher unallocated provision for credit losses due to the need to bolster loss reserves in light of increasing problem accounts. Also contributing to the increased loss were higher corporate operating expenses, which included employee retention and severance programs, increased professional services related to the current state of events and the charge-off of unallocated impaired goodwill.

New Accounting Standards

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new accounting and reporting standards for derivative instruments. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133." SFAS 133, as amended, establishes accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the statement

                             THE FINOVA GROUP INC.

of financial position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

  FINOVA adopted the provisions of SFAS 133, as amended, on January 1, 2001, which resulted in an immaterial impact on FINOVA's consolidated results of operations and financial position.

  FINOVA adopted the disclosure provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as of December 31, 2000. These provisions required additional disclosures about the Company's receivables transfers, servicing responsibilities, retained interests, and key assumptions made in its valuations. The implementation of the disclosure provisions of SFAS 140 did not have a material impact on FINOVA's consolidated results of operations and financial position. The remaining provisions of SFAS 140, related to the accounting requirements for transfers of financial assets, are effective for transfers after March 31, 2001 and may impact FINOVA's treatment of any future transfers of receivables, including gain or loss recognition on sales.

                             THE FINOVA GROUP INC.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  FINOVA's primary market risk has been exposure to the volatility of interest rates. FINOVA sought to manage interest rate risk and preserve income through a diversified borrowing base and a matched funding policy. A diversified borrowing base consisted of short and long-term debt with a fixed or variable rate. FINOVA's matched funding policy, approved by the Board of Directors or Audit Committee and administered by the Finance Committee, required that floating-rate assets be financed with similar floating-rate liabilities and fixed-rate assets be financed with similar fixed-rate liabilities. Under the matched funding policy, the difference between floating-rate assets and floating-rate liabilities was managed to not exceed 3% of total assets for any extended period.

  As a result of the developments described earlier in "Recent Developments and Business Outlook," the Company can not determine the nature of its borrowing base or achieve a matched funding policy. In addition, substantially all of the Company's interest rate swap agreements were terminated as a result of the bankruptcy filing. During the pendancy of the bankruptcy, the interest rate which will be applied to the Company's debt obligations is also uncertain.

  Since approximately 50% of the Company's assets earn at a floating-rate, any decline in market rates could adversely affect the Company since it would earn less on its assets while the nature of its financing cost is uncertain. Alternatively, any increase in market rates would increase its return on floating-rate assets; however, if its financing costs also become floating any potential increases in asset returns could be offset by rising costs of capital. Until such time as a plan of reorganization is approved and its financing costs determined, the Company will not be able to identify a strategy to mitigate its exposure to changes in interest rates.

  Under the terms of Berkadia's commitment, the New Senior Notes will be fixed-rate obligations, at the weighted average rate of the existing debt (excluding default interest or penalties, if any). If LIBOR is above 6%, the Berkadia Loan will be a floating-rate loan; if LIBOR is below 6%, the Berkadia Loan will be fixed at 9%. If this transaction is consummated, a successful strategy to mitigate the Company's exposure to changes in market interest rates could be developed; however, no assurance can be given that the Company will be able to implement any such strategy at an acceptable cost. In addition, no assurance can be given that the transaction will be consummated.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareowners of The FINOVA Group Inc.

  We have audited the accompanying consolidated balance sheets of The FINOVA Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the related statements of consolidated operations, shareowners' equity, and cash flows for the years then ended. These financial statements are the responsibility of The FINOVA Group Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The FINOVA Group Inc. and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

  The accompanying consolidated financial statements have been prepared assuming that The FINOVA Group Inc. will continue as a going concern. As more fully described in Note A, the Company has incurred a substantial operating loss, is in default of its debt covenants, and filed for relief under Chapter 11 of the United States Bankruptcy Code on March 7, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Ernst & Young LLP

Phoenix, Arizona
March 30, 2001

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareowners of The FINOVA Group Inc.

  We have audited the accompanying consolidated statements of operations, shareowners' equity and cash flows of The FINOVA Group Inc. and subsidiaries for the year ended December 31, 1998. These financial statements are the responsibility of The FINOVA Group Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of The FINOVA Group, Inc. and subsidiaries for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
_____________________________________
Deloitte & Touche LLP
Phoenix, Arizona

April 23, 1999

                             THE FINOVA GROUP INC.

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                         2000         1999
                                                      -----------  -----------
ASSETS
Cash and cash equivalents............................ $   699,228  $   100,344
Investment in financing transactions:
  Loans and other financing contracts................   7,835,698    8,235,850
  Leveraged leases...................................     803,581      837,083
  Direct financing leases............................     557,471      493,615
  Operating leases...................................     561,698      587,283
  Financing contracts held for sale..................     421,956      167,983
                                                      -----------  -----------
                                                       10,180,404   10,321,814
  Less reserve for credit losses.....................    (578,750)    (178,266)
                                                      -----------  -----------
Net investment in financing transactions.............   9,601,654   10,143,548
Investments..........................................     285,934      442,662
Goodwill, net of accumulated amortization............      45,417      264,014
Other assets.........................................     294,630      237,085
Net assets of discontinued operations................   1,162,223    2,702,236
                                                      -----------  -----------
                                                      $12,089,086  $13,889,889
                                                      ===========  ===========
LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses.............. $   128,311  $   153,276
  Interest payable...................................     129,402      114,397
  Senior debt........................................  10,997,687   11,407,767
  Deferred income taxes, net.........................      49,202      439,518
                                                      -----------  -----------
                                                       11,304,602   12,114,958
                                                      -----------  -----------
Commitments and contingencies
Company-obligated mandatory redeemable convertible
 preferred securities of subsidiary trust solely
 holding convertible debentures of FINOVA, net of
 expenses ("TOPrS")..................................     111,550      111,550
Shareowners' equity:
  Common stock, $0.01 par value, 400,000,000 shares
   authorized, 64,849,000 shares issued..............         648          648
  Additional capital.................................   1,107,575    1,109,521
  Retained (deficit) income..........................    (283,435)     689,466
  Accumulated other comprehensive income.............      15,154       33,812
  Common stock in treasury, 3,554,000 and 3,597,000
   shares, respectively..............................    (167,008)    (170,066)
                                                      -----------  -----------
                                                          672,934    1,663,381
                                                      -----------  -----------
                                                      $12,089,086  $13,889,889
                                                      ===========  ===========


                See notes to consolidated financial statements.

                             THE FINOVA GROUP INC.

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                 (Dollars in thousands, except per share data)

                                                Years Ended December 31,
                                            ----------------------------------
                                               2000        1999        1998
                                            ----------  ----------  ----------
Interest, fees and other income...........  $  947,848  $  795,954  $  611,697
Financing lease income....................      95,018      96,241      95,772
Operating lease income....................     105,457     114,083     115,822
                                            ----------  ----------  ----------
Income earned from financing
 transactions.............................   1,148,323   1,006,278     823,291
Interest expense..........................     628,839     465,256     373,581
Operating lease depreciation..............      65,919      67,835      69,954
                                            ----------  ----------  ----------
Interest margins earned...................     453,565     473,187     379,756
Volume-based fees.........................       1,336      10,353      24,759
                                            ----------  ----------  ----------
Operating margin..........................     454,901     483,540     404,515
Provision for credit losses...............     643,000      22,390      48,470
                                            ----------  ----------  ----------
Net interest margins earned...............    (188,099)    461,150     356,045
(Losses) gains on investments and disposal
 of assets................................    (168,589)     67,886      27,912
                                            ----------  ----------  ----------
                                              (356,688)    529,036     383,957
Operating expenses........................     399,412     168,697     147,128
                                            ----------  ----------  ----------
(Loss) income from continuing operations
 before income taxes and preferred
 dividends................................    (756,100)    360,339     236,829
Income tax benefit (expense)..............     213,173    (138,316)    (90,386)
                                            ----------  ----------  ----------
(Loss) income from continuing operations
 before preferred dividends...............    (542,927)    222,023     146,443
Preferred dividends, net of tax...........       3,782       3,782       3,782
                                            ----------  ----------  ----------
(Loss) income from continuing operations..    (546,709)    218,241     142,661
Discontinued operations (net of tax
 benefit of $18,198 and $1,998 for 2000
 and 1999, respectively, and tax expense
 of $11,787 for 1998).....................     (55,397)     (2,997)     17,680
Net loss on disposal of operations (net of
 tax benefit of $150,664).................    (337,711)
                                            ----------  ----------  ----------
Net (loss) income.........................  $ (939,817) $  215,244  $  160,341
                                            ==========  ==========  ==========
Basic (loss) earnings per share:
(Loss) income from continuing operations..  $    (8.96) $     3.64  $     2.55
(Loss) income from discontinued
 operations...............................       (6.45)      (0.05)       0.32
                                            ----------  ----------  ----------
Net (loss) income per share...............  $   (15.41) $     3.59  $     2.87
                                            ==========  ==========  ==========
Adjusted weighted average shares
 outstanding..............................  60,994,000  59,880,000  55,946,000
                                            ==========  ==========  ==========
Diluted (loss) earnings per share:
(Loss) income from continuing operations..  $    (8.96) $     3.45  $     2.41
(Loss) income from discontinued
 operations...............................       (6.45)      (0.04)       0.29
                                            ----------  ----------  ----------
Net (loss) income per share...............  $   (15.41) $     3.41  $     2.70
                                            ==========  ==========  ==========
Adjusted weighted average shares
 outstanding..............................  60,994,000  64,300,000  60,705,000
                                            ==========  ==========  ==========
Dividends per common share................  $     0.54  $     0.68  $     0.60
                                            ==========  ==========  ==========

                See notes to consolidated financial statements.

                             THE FINOVA GROUP INC.

                 STATEMENTS OF CONSOLIDATED SHAREOWNERS' EQUITY
                             (Dollars in thousands)

                                                         Accumulated
                                            Retained        Other        Common
                         Common Additional  (Deficit)   Comprehensive   Stock in   Shareowners' Comprehensive
                         Stock   Capital     Income    Income/(Deficit) Treasury      Equity       Income
                         ------ ----------  ---------  ---------------- ---------  ------------ -------------
Balance, January 1,
 1998...................  $585  $  764,525  $ 388,465      $   (10)     $ (61,311)  $1,092,254
                          ----  ----------  ---------      -------      ---------   ----------
Comprehensive income:
 Net income.............                      160,341                                  160,341    $ 160,341
                                                                                                  ---------
 Net change in
  unrealized holding
  gains.................                                                                                904
 Net change in foreign
  currency translation..                                                                               (208)
                                                                                                  ---------
 Other comprehensive
  income................                                       696                         696          696
                                                                                                  ---------
Comprehensive income....                                                                          $ 161,037
                                                                                                  =========
Net change in
 unamortized amount of
 restricted stock.......            (1,053)                                             (1,053)
Dividends...............                      (33,749)                                 (33,749)
Purchase of shares......                                                  (63,271)     (63,271)
Shares issued in
 connection with
 employee benefit
 plans..................             1,578                                 10,435       12,013
                          ----  ----------  ---------      -------      ---------   ----------
Balance, December 31,
 1998...................   585     765,050    515,057          686       (114,147)   1,167,231
                          ----  ----------  ---------      -------      ---------   ----------
Comprehensive income:
 Net income.............                      215,244                                  215,244    $ 215,244
                                                                                                  ---------
 Net change in
  unrealized holding
  gains.................                                                                             37,054
 Net change in foreign
  currency translation..                                                                             (3,928)
                                                                                                  ---------
 Other comprehensive
  income................                                    33,126                      33,126       33,126
                                                                                                  ---------
Comprehensive income....                                                                          $ 248,370
                                                                                                  =========
Net change in
 unamortized amount of
 restricted stock.......            (4,825)                                             (4,825)
Issuance of common
 stock..................    63     354,960                                             355,023
Dividends...............                      (40,835)                                 (40,835)
Purchase of shares......                                                  (89,272)     (89,272)
Shares issued in
 connection with
 employee benefit
 plans..................            (5,664)                                33,353       27,689
                          ----  ----------  ---------      -------      ---------   ----------
Balance, December 31,
 1999...................   648   1,109,521    689,466       33,812       (170,066)   1,663,381
                          ----  ----------  ---------      -------      ---------   ----------
Comprehensive loss:
 Net loss...............                     (939,817)                                (939,817)   $(939,817)
                                                                                                  ---------
 Net change in
  unrealized holding
  gains.................                                                                            (22,709)
 Net change in foreign
  currency translation..                                                                              4,051
                                                                                                  ---------
 Other comprehensive
  loss..................                                   (18,658)                    (18,658)     (18,658)
                                                                                                  ---------
Comprehensive loss......                                                                          $(958,475)
                                                                                                  =========
Net change in
 unamortized amount of
 restricted stock.......               941                                                 941
Dividends...............                      (33,084)                                 (33,084)
Shares issued in
 connection with
 employee benefit
 plans..................            (2,887)                                 3,058          171
                          ----  ----------  ---------      -------      ---------   ----------
Balance, December 31,
 2000...................  $648  $1,107,575  $(283,435)     $15,154      $(167,008)  $  672,934
                          ====  ==========  =========      =======      =========   ==========

                See notes to consolidated financial statements.

                             THE FINOVA GROUP INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Dollars in thousands)

                                                 Years Ended December 31,
                                             ----------------------------------
                                                2000        1999        1998
                                             ----------  ----------  ----------
OPERATING ACTIVITIES:
Net (loss) income..........................  $ (939,817) $  215,244  $  160,341
Discontinued operations, net of tax
 benefit...................................      55,397       2,997     (17,680)
Net loss on disposal of operations, net of
 tax benefit...............................     337,711
                                             ----------  ----------  ----------
(Loss) income from continuing operations...    (546,709)    218,241     142,661
Adjustments to reconcile (loss) income from
 continuing operations to net cash provided
 by continuing operations:
 Provision for credit losses...............     643,000      22,390      48,470
 Gains on disposal of assets...............     (62,592)    (70,633)    (30,520)
 Impairment write-down on leases and other
  owned assets.............................      89,784
 Impairment write-down on investments......      98,188       2,613       2,608
 Valuation adjustment on loans held for
  sale.....................................      43,209
 Depreciation and amortization.............      89,607      89,854      85,815
 Impairment charge-off of goodwill.........     193,337
 Deferred income taxes, net................    (374,800)    114,886      66,296
 Other amortization........................      43,790      21,195      19,557
Change in assets and liabilities, net of
 effects from companies purchased:
 Increase in other assets..................     (12,998)    (16,167)    (23,461)
 Decrease in accounts payable and accrued
  expenses.................................     (24,965)    (49,342)    (33,214)
 Increase in interest payable..............      15,005      46,564      11,399
                                             ----------  ----------  ----------
 NET CASH PROVIDED BY CONTINUING OPERATING
  ACTIVITIES...............................     193,856     379,601     289,611
                                             ----------  ----------  ----------
INVESTING ACTIVITIES:
Proceeds from disposal of leases and other
 owned assets..............................     112,556     132,958     125,612
Proceeds from sales of investments.........     147,672      61,378       2,930
Proceeds from securitizations..............     302,751                  99,967
Proceeds from sales of commercial mortgage
 backed securities ("CMBS")................     110,676     504,138     869,296
Principal collections on financing
 transactions..............................   1,963,831   2,538,862   1,850,906
Expenditures for investments and other
 income producing activities...............     (57,098)    (59,653)    (81,933)
Expenditures for CMBS transactions.........                (529,232) (1,005,373)
Expenditures for financing transactions....  (2,882,589) (4,132,150) (3,495,160)
Cash received in acquisition...............                 (85,278)    (61,164)
Recoveries of loans previously written-
 off.......................................       1,018       1,830       1,174
                                             ----------  ----------  ----------
 NET CASH USED BY INVESTING ACTIVITIES.....    (301,183) (1,567,147) (1,693,745)
                                             ----------  ----------  ----------
FINANCING ACTIVITIES:
Proceeds from draw down on back-up
 facilities................................   4,690,990
Net change in commercial paper and short
 term borrowings...........................  (3,876,971)   (305,030)    739,515
Proceeds from issuance of term notes.......     225,000   3,443,592   1,580,000
Repayment of term notes....................  (1,446,800)   (809,245)   (689,176)
Proceeds from exercise of stock options....         171      27,689      12,013
Common stock purchases for treasury........                 (89,272)    (63,271)
Dividends..................................     (33,084)    (40,835)    (33,749)
                                             ----------  ----------  ----------
 NET CASH (USED) PROVIDED BY FINANCING
  ACTIVITIES...............................    (440,694)  2,226,899   1,545,332
                                             ----------  ----------  ----------
 NET CASH PROVIDED (USED) BY DISCONTINUED
  OPERATIONS...............................   1,146,905    (988,527)   (124,870)
                                             ----------  ----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS......     598,884      50,826      16,328
CASH AND CASH EQUIVALENTS, beginning of
 period....................................     100,344      49,518      33,190
                                             ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period...  $  699,228  $  100,344  $   49,518
                                             ==========  ==========  ==========

                See notes to consolidated financial statements.

                             THE FINOVA GROUP INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
            (Dollars in thousands in tables, except per share data)

Note A Organization, Basis of Presentation and Significant Business
Developments

Organization and Basis of Presentation

  The consolidated financial statements present the financial position, results of operations and cash flows of The FINOVA Group Inc. and its subsidiaries (collectively, "FINOVA" or the "Company"), including FINOVA Capital Corporation and its subsidiaries (collectively, "FINOVA Capital"). FINOVA is a Delaware Corporation. All significant intercompany balances have been eliminated in consolidation.

  The FINOVA Group Inc. is a financial services holding company engaged, through its subsidiaries, principally in providing collateralized financing products to commercial enterprises focusing on mid-size businesses in various market niches, primarily in the United States.

Going Concern

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. During the year ended December 31, 2000, the Company experienced a significant deterioration in the credit quality of its portfolio, the loss of its investment grade credit ratings and the resulting loss in access to capital and increase in cost of funds. The Company was not in compliance with its debt covenants as of December 31, 2000 and filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code on March 7, 2001.

  These conditions and events, more fully described below raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors including the confirmation of a plan of reorganization (the "Plan") and successful execution of management's plans for the collection of its portfolio pursuant to contractual terms and negotiation of appropriate rates and fee structures with its customers. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Significant Business Developments

  On March 27, 2000, FINOVA announced the retirement of its Chairman, President and Chief Executive Officer, Samuel L. Eichenfield, for personal and health reasons. Following Mr. Eichenfield's retirement as a director and officer, FINOVA's board of directors elected Matthew M. Breyne as a director, President and Chief Executive Officer of FINOVA and Chairman, President and Chief Executive Officer and a director of FINOVA Capital. FINOVA also announced that it would take an $80 million pre-tax charge to earnings in the first quarter of 2000 to increase loss reserves and provide for payment of deferred compensation and executive severance. The additional loss reserves related to the replenishment of reserves after a write-off of a loan to a single customer in the Distribution & Channel Finance line of business which had previously been partially reserved. The remainder of the charge was used to provide for payment of deferred compensation and executive severance to Mr. Eichenfield. Following these announcements, some of the credit rating agencies downgraded or placed on credit watch FINOVA Capital's senior debt and commercial paper ratings.

  In May 2000, $2.1 billion of FINOVA's 364-day revolving credit agreements were scheduled to expire. These agreements were part of the Company's $4.7 billion bank facilities, which were in place to provide a back-up mechanism for its commercial paper program. On May 5, 2000, FINOVA's banks renewed a $500 million facility but committed to renewing only approximately $1.1 billion of the $1.6 billion of back-up facilities that expired on May 15, 2000. Historically, a significant portion of FINOVA's business was financed with commercial

                             THE FINOVA GROUP INC.

paper, which was reissued when it matured. The Company also borrowed funds in the form of publicly traded debt securities with staggered maturities. Without full coverage after May 15 for outstanding commercial paper under the domestic back-up bank facilities, FINOVA drew down on approximately $4.5 billion of domestic back-up bank lines to meet maturing commercial paper obligations and other debt obligations. This resulted in additional debt rating downgrades.

  In May 2000, FINOVA structured a 364-day commitment with a bank to sell at FINOVA's option up to $375 million of commercial equipment loans and direct financing lease receivables on a revolving basis.

  On May 8, 2000, FINOVA announced that it had engaged an independent third party to assist in the exploration of strategic alternatives with financial, strategic and other potential partners. Alternatives included a sale of the Company or obtaining a significant equity investment.

  During July 2000, FINOVA structured a sale with an independent third party acting as structuring agent, which included a commitment to purchase beneficial interests up to $500 million in corporate finance loans on a revolving basis. In February 2001, FINOVA purchased the outstanding beneficial interests.

  During the third quarter of 2000, FINOVA discontinued and offered for sale its Commercial Services, Corporate Finance (including Business Credit and Growth Finance) and Distribution & Channel Finance businesses. On August 28, 2000, FINOVA completed the sale of substantially all the assets of its Commercial Services division to an independent third party for approximately $235 million.

  In October 2000, FINOVA engaged an independent third party to assist in connection with the development of strategic and financial planning, including re-negotiation of its bank debt. The engagement was generally concluded in March 2001, following the execution of the agreements with Berkshire Hathaway Inc. ("Berkshire Hathaway"), Leucadia National Corporation ("Leucadia") and Berkadia, LLC ("Berkadia"), noted below.

  On November 9, 2000, the board of directors voted to suspend the Company's quarterly common stock dividend.

  On November 10, 2000, FINOVA announced that it entered into a letter agreement with Leucadia with respect to an equity investment in the Company. A Securities Purchase Agreement was entered into on December 20, 2000. On January 20, 2001, FINOVA and Leucadia mutually agreed to terminate the Securities Purchase Agreement.

  On February 1, 2001, FINOVA sold approximately $309 million of Corporate Finance assets to an independent third party at a discount of $9.2 million.

  On February 26, 2001, FINOVA and FINOVA Capital entered into a commitment letter with Berkshire Hathaway, Leucadia and Berkadia, an entity jointly owned by Leucadia and Berkshire Hathaway pursuant to which Berkadia committed to lend $6.0 billion to FINOVA Capital, to facilitate a Chapter 11 restructuring of the outstanding debt of FINOVA and its principal subsidiaries. The $6.0 billion five-year term loan will be secured by substantially all of the assets of FINOVA Capital and its subsidiaries and guaranteed on a secured basis by FINOVA Group and substantially all of the subsidiaries of FINOVA Capital (the "Berkadia Loan"). The balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new ten-year senior notes of FINOVA (the "New Senior Notes"). Berkadia's commitment is subject to various conditions, including Berkadia's satisfaction with FINOVA's Chapter 11 Plan and bankruptcy court and necessary creditor approvals. In connection with the commitment letter, FINOVA also entered into a Management Services Agreement with Leucadia and its subsidiary, Leucadia International Corporation, which has been amended and restated. The terms of this commitment letter and the management services agreement are described more fully below in "Berkadia Commitment--Proposed Restructuring Plan."

                             THE FINOVA GROUP INC.

  On February 27, 2001, FINOVA Capital announced a moratorium on repayment of principal on its outstanding bank and bond debt. The purpose of the moratorium was to enable all creditors to be treated equitably in the debt restructuring process. In connection with that moratorium, FINOVA Capital did not make a $50 million principal payment due on February 27, 2001 with respect to its 5.98% notes due 2001, which constituted an event of default under the trust indenture related to those notes and a cross default under substantially all of FINOVA Capital's $11 billion of bank and bond indebtedness. The event of default also affected the interest rate swaps and securitizations the Company had entered into by allowing for immediate termination or other modifications, and substantially all of the Company's swaps were terminated. In the first quarter of 2001, in conjunction with the Reorganization Proceedings, the Company suspended paying dividends on the TOPrS and interest on the underlying convertible debentures.

  On March 5, 2001, FINOVA announced that Matthew M. Breyne resigned as a director and the Company's President and Chief Executive Officer. John W. Teets retired as Chairman, but will remain on the board. The board of directors elected board member G. Robert "Bull" Durham as Chairman and elected General Counsel and Secretary William J. Hallinan to the additional positions of President and Chief Executive Officer of FINOVA and the President, Chief Executive Officer and General Counsel of FINOVA Capital.

  On March 6, 2001, one of FINOVA's subsidiaries, FINOVA (Canada) Capital Corporation, had a petition for Receiving Order filed against it in Ontario, Canada. That action has not been served on FINOVA. See "Legal Proceedings" for more information on this matter.

  On March 7, 2001, FINOVA Group, FINOVA Capital and seven of their subsidiaries filed for protection pursuant to Chapter 11, Title 11, of the United States Code, in the United States Bankruptcy Court for the District of Delaware to enable them to restructure their debt (the "Reorganization Proceedings").

  The bankruptcy court approved first-day orders pertaining to, among other items, customers, employees and vendors. The purpose of the first-day orders was to allow FINOVA and its subsidiaries to continue conducting their businesses substantially without hindrance from the Reorganization Proceedings. FINOVA has been authorized to continue honoring all customer commitments, and to pay certain prepetition claims (excluding, among other items, all amounts related to its $11 billion of bank and bond debt), in its discretion, including those to employees (other than executive officers with certain exceptions), taxing and other governmental authorities, claims essential to the ability to honor commitments, and to foreign trade vendors.

  In light of these events, FINOVA has effectively eliminated new business development activities, and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio. These activities will include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company also expects to continue to focus on negotiating appropriate rates and fee structures with its customers. While it is possible that new business opportunities may present themselves in the future, no assurance can be given as to the Company's ability to take advantage of those opportunities.

Berkadia Commitment--Proposed Restructuring Plan

  The following describes the Berkadia Commitment as set forth in the Commitment Letter signed on February 26, 2001. Consummation of the Berkadia Loan and related transactions contemplated by the Commitment Letter is subject to approval of the bankruptcy court, necessary creditor approvals, and other material conditions, including Berkadia's satisfaction with the Company's Chapter 11 Plan. There can be no assurance that those approvals will be obtained or that the other conditions will be satisfied.

  The commitment expires on August 31, 2001, or earlier, if certain conditions are not satisfied, or certain events occur. The commitment provides that the $6 billion Berkadia Loan will be made to FINOVA. Berkadia's

                             THE FINOVA GROUP INC.

commitment for the loan has been guaranteed 90% by Berkshire Hathaway and 10% by Leucadia, with Berkshire Hathaway providing a secondary guarantee of the obligations guaranteed by Leucadia. Berkadia expects to finance its funding commitment and Berkshire Hathaway will provide Berkadia's lenders with a 90% primary guarantee of that financing, with Leucadia providing a 10% primary guarantee and Berkshire Hathaway providing a secondary guarantee of Leucadia's guarantee. Upon completion of the Plan as currently contemplated, Berkadia (or Berkshire Hathaway and Leucadia in the aggregate) will receive common stock representing up to 51% of FINOVA's outstanding shares on a fully diluted basis and the existing shareowners of FINOVA will retain their existing shares. Berkadia will be entitled to designate a majority of FINOVA's board of directors upon effectiveness of the Plan. The Berkadia Loan will be guaranteed on a secured basis by FINOVA and substantially all subsidiaries of FINOVA and FINOVA Capital.

  The Berkadia Loan will bear interest at an annual rate equal to the greater of 9% or LIBOR on each day plus 3%. Interest on the Berkadia Loan will be calculated daily and will be payable quarterly pursuant to the terms of the Berkadia Loan. In addition, an annual facility fee will be payable monthly at the rate of 25 basis points on the outstanding principal amount of the Berkadia Loan. After payment of interest on the Berkadia Loan, payment of operating expenses and taxes and establishing reserves for customer commitments and other corporate expenses, any remaining available cash (as determined under the Berkadia Loan) will then be used for payment of interest due on the New Senior Notes. Thereafter, 100% of available cash flow and net proceeds from asset sales will be used to pay principal on the Berkadia Loan without premium. Any remaining principal and accrued and unpaid interest on the Berkadia Loan will be due at maturity, which will be five years from funding.

  Subject to necessary approval of creditors and the bankruptcy court and various other conditions, pursuant to the proposed Plan, FINOVA Capital will use the proceeds of the Berkadia Loan to pay down its existing bank and publicly traded indebtedness on a pro rata basis. The balance of FINOVA Capital's bank and bond indebtedness (approximately $5.3 billion) will be restructured into ten-year New Senior Notes of FINOVA.

  The New Senior Notes will bear interest at the weighted average rate of FINOVA Capital's outstanding bank and bond debt (excluding default interest and penalties, if any) and will be secured by a second priority security interest in the stock of FINOVA Capital. Enforcement of the New Senior Note security interests will not be allowed until the Berkadia Loan is paid in full. Interest on the New Senior Notes will be payable semi-annually only out of available cash, if any, determined in accordance with the terms of the New Senior Notes. No payments of principal will be made on the New Senior Notes until the Berkadia Loan is paid in full. After payment in full of the Berkadia Loan, available cash flow from FINOVA Capital, after paying operating expenses and taxes and establishing reserves for customer commitments and other corporate expenses, will first be used for payment of interest on the New Senior Notes. Thereafter, available cash determined in accordance with the terms of the New Senior Notes will be used first to pay or to fund a reserve to pay interest on FINOVA's outstanding 5 1/2% Convertible Subordinated Debentures due 2016 (which will be distributed upon consummation of the proposed Plan to the holders of the FINOVA Trust Originated Preferred Securities) and then to make semi-annual prepayments of principal on the New Senior Notes and distributions (or reserves for distributions) to FINOVA common shareowners with a total of 95% of the remaining available cash to be used for principal payments on the New Senior Notes and 5% to be used for distributions to shareowners. After payment in full of the outstanding principal of the New Senior Notes, 95% of any available cash of FINOVA Capital will be used to pay contingent cash flow rights to holders of the New Senior Notes in an aggregate amount up to $100 million.

  Completion of the transactions contemplated by the Berkadia Commitment Letter is subject to a number of conditions, including the negotiation and approval of definitive loan documentation, Berkadia's approval of the terms and conditions of the FINOVA and FINOVA Capital Plan, bankruptcy court and necessary creditor approval of the Plan, the issuance of up to 51% of FINOVA's common stock to Berkshire, Leucadia or their designees and designation by Berkadia of a majority of directors as noted above.

                             THE FINOVA GROUP INC.


  Berkadia has received a $60 million commitment fee and subject to bankruptcy court approval, will receive an additional $60 million fee upon funding or if the commitment is not funded (except in certain limited circumstances). In addition, FINOVA Capital has agreed to reimburse Berkadia, Berkshire Hathaway and Leucadia for all fees and expenses incurred in connection with Berkadia's commitment and the financing of its funding obligation under the commitment.

  In connection with the commitment letter, the Company entered into a ten-year management agreement with Leucadia pursuant to which, prior to the effective date of the Plan, Leucadia will provide advice and assistance to FINOVA related to the restructuring and management of FINOVA's asset portfolio, subject to oversight by the Board of Directors of FINOVA Group or a special committee of the Board. After the effective date, Leucadia will have responsibility for the general management of FINOVA, subject to the authority of the Board. For these services, Leucadia will receive an annual fee of $8 million, the first of which was paid in 2001 when the agreement was signed.

Note B Significant Accounting Policies

  Described below are those accounting policies particularly significant to FINOVA, including those selected from acceptable alternatives:

  Discontinued Operations--Certain reclassifications have been made to reflect discontinued operations. These reclassifications resulted from the Company's decision in the third quarter of 2000 to sell or liquidate some of its more broad based businesses and focus on providing financing through its niche-based businesses. The businesses discontinued include Corporate Finance, Business Credit, Growth Finance (all of which are included under the caption "Corporate Finance"), Distribution & Channel Finance and Commercial Services. See Note T for more information on discontinued operations.

  Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions could change as more information becomes available, which could impact the amounts reported and disclosed herein.

  Revenue Recognition--For loans and other financing contracts, earned income is recognized over the life of the contract, using the interest method.

  Leases that are financed by nonrecourse borrowings and meet certain other criteria are classified as leveraged leases. For leveraged leases, aggregate rental receivables are reduced by the related nonrecourse debt service obligation including interest ("net rental receivables"). The difference between (a) the net rental receivables and (b) the cost of the asset less estimated residual value at the end of the lease term is recorded as unearned income. Earned income is recognized over the life of the lease at a constant rate of return on the positive net investment, which includes the effects of deferred income taxes.

  For operating leases, earned income is recognized on a straight-line basis over the lease term and depreciation is taken on a straight-line basis over the estimated useful lives of the leased assets.

  Origination fees, net of direct origination costs, are deferred and amortized over the life of the originated asset as an adjustment to yield.

  Original issue discounts are established when equity interests are received in connection with a funded loan based on the fair value of the equity interest. The assigned value is amortized to income over the term of the loan as an adjustment to yield.

                             THE FINOVA GROUP INC.


  Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized as income over the term of the loan as an adjustment to the yield. Fees on commitments that expire unused are recognized at expiration.

  Fees are also generated on the volume of purchased accounts receivable and commercial mortgage loan originations. Fees on the volume of purchased accounts receivable were generated by FINOVA's Commercial Services and Distribution & Channel Finance divisions, which were discontinued in the third quarter of 2000, and represent discounts or commissions to FINOVA in return for handling the accounts receivable collection process. These fees are recognized as income in the period the receivables are purchased due to the short-term nature of the accounts receivable, which are generally collected from one to three months after purchase. FINOVA's commercial mortgage operation originates and sells loans and typically would only retain assets on the balance sheet for a short period of time. Fees on mortgage loan originations represent broker commissions on the loan originations and are recognized as income in the period of origination. FINOVA ceased operation of its commercial mortgage operation in the second quarter of 2000.

  Income recognition is generally suspended for leases, loans and other financing contracts at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan, lease or other financing contract becomes contractually current and performance is demonstrated to be resumed or when foreclosed or repossessed assets generate a reasonable rate of return.

  Cash Equivalents--FINOVA classifies highly liquid investments with original maturities of three months or less from date of purchase as cash equivalents.

  The December 31, 2000 Statement of Consolidated Cash Flows excluded the non-cash activity for the transfers of $38.2 million from the purchase of assets previously held in a joint venture with a third party from investments to other assets, $44.8 million in convertible debt investment securities from investment in financing contracts to investments, that were subsequently written-off, and $13.7 million of assets coming off lease from investment in financing contracts to other assets. The December 31, 1999 Statement of Consolidated Cash Flows excluded the non-cash activity for the transfers of $61.8 million of debt investment securities from investment in financing contracts to investments and $59.6 million of assets coming off lease from investment in financing contracts to other assets.

  Financing Contracts Held for Sale--Financing contracts held for sale are composed of assets held for sale. Assets held for sale are carried at lower of cost or market with adjustment, if any, recorded in operations. During 2000, the Company designated loans generated by the Realty Capital line of business as being held for sale and recorded a loss of $43.2 million to write-down the assets to fair value.

  Reserve for Credit Losses--The reserve for credit losses is available to absorb credit losses and is not provided for financing contracts held for sale and other owned assets, including assets on operating lease and residuals. The provision for credit losses is the charge to operations to increase the reserve for credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral. Other factors considered include changes in geographic and product diversification, size of the portfolio and current economic conditions. Accounts are either written off or written down when the loss is considered probable and determinable, after giving consideration to the customer's financial condition and the value of the underlying collateral, including any guarantees. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to operations as incurred. Recoveries of amounts previously written off as uncollectible are credited to the reserve for credit losses.

  Impaired Loans--Impaired loans represent loans with probable significant delays in collection of all of the scheduled principal and interest payments in accordance with the original contractual terms. The amount of the

                             THE FINOVA GROUP INC.

specific impairment reserve is equal to the difference between the current carrying amount of a loan and the greater of (a) the net present value of expected cash flows from the borrower, discounted at the original effective interest rate of the transaction, or (b) the net fair value of collateral. Accruing impaired loans are paying in accordance with the current modified loan agreement or have adequate collateral protection.

  Repossessed Assets--Repossessed assets are carried at the lower of cost or fair value less estimated selling expenses.

  Residual Values--FINOVA has a significant investment in residual values in its leasing portfolios. These residual values represent estimates of the value of leased assets at the end of the contract terms and are initially recorded based upon appraisals and estimates. Residual values are periodically reviewed to determine that recorded amounts are appropriate. Actual residual values realized could differ from these estimates and updates.

  Investments--The Company's investments include debt securities, equity securities and partnership interests.

  Certain marketable securities, as discussed in Note E, are considered trading securities and are stated at fair value with gains or losses recorded in operations in the period they occur.

  Equity securities that are being held for an indefinite period of time are designated as available for sale and carried at fair value using the specific identification method.

  Partnership interests are accounted for under either the cost or equity method depending on the Company's level of influence in the investee. Under the equity method, the Company recognizes its share of income or losses of the partnership in the period in which they are earned. Under the cost method, the Company recognizes income based on distributions received.

  The carrying value of equity securities and partnership interests are periodically reviewed for impairment which, if identified, is recorded as a charge to operations.

  Other Assets--Included in other assets are aircraft either undergoing conversion from passenger to cargo configuration or otherwise available for lease of approximately $231.2 million and $98.4 million at December 31, 2000 and 1999, respectively. Conversion costs are capitalized as incurred.

  Goodwill--FINOVA amortizes the excess of cost over the fair value of net assets acquired ("goodwill") on a straight-line basis primarily over 20 to 25 years. Amortization totaled $16.3 million ($11.0 million after-tax), $16.1 million ($10.3 million after-tax) and $11.1 million ($7.0 million after-tax) for the years ended December 31, 2000, 1999 and 1998, respectively. FINOVA periodically evaluates the carrying value of its intangible assets for impairment. This evaluation is based on projected, undiscounted cash flows generated by the underlying assets. Management evaluated the impairment of all goodwill at December 31, 2000, and $193.3 million ($146.3 million was tax deductible) of the Company's goodwill was considered impaired and was written off to amortization expense. Additionally, in connection with adjusting the discontinued business to net realizable value, $107.3 million ($95.7 million was tax deductible) of goodwill associated with discontinued operations was written off and is included in the loss on disposal of operations. At December 31, 2000, approximately $29.5 million of goodwill (net of amortization), or 69% of the original goodwill balance, was deductible for federal income tax purposes over 15 years.

  Pension and Other Benefits--Trusteed, noncontributory pension plans cover substantially all employees. Benefits are based primarily on final average salary and years of service. Funding policies provide that payments to pension trusts shall be at least equal to the minimum funding required by applicable regulations.

                             THE FINOVA GROUP INC.

  Other post-retirement benefit costs are recorded during the period the employees provide service to FINOVA. Post-retirement benefit obligations are funded as benefits are paid.

  Post-employment benefits are any benefits other than retirement benefits. Generally, FINOVA records post-employment benefit costs if the obligation attributable to the employee's services have been rendered, the employee's rights to those benefits have accumulated or vested, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated.

  Employees are covered by one of several severance arrangements with the Company. Severance accruals are recorded when management approves the termination, which specifically identifies the employees to be terminated. At December 31, 2000, the Company accrued $4.1 million in severance related costs in continuing operations for 80 employees terminated in the first quarter of 2001.

  Employees included as part of the Company's continuing operations were also covered by retention plans in place as of December 31, 2000. The cost associated with a retention plan is charged to operations over the period of service for the corresponding plan. The Company recorded $21.6 million in retention expense during 2000.

  Savings Plan--FINOVA maintains The FINOVA Group Inc. Savings Plan (the "Savings Plan"), a qualified 401(k) program. The Savings Plan is available to substantially all employees. The employee may elect voluntary wage reductions ranging from 0% to 15% of taxable compensation. The Company's matching contributions are based on employee pre-tax salary reductions, up to a maximum of 100% of the first 6% of salary contributions, the first 3% of which were matched in FINOVA stock through the Employee Stock Ownership Plan ("ESOP"), discussed below, until year-end. Thereafter, the ESOP was terminated and merged into the Savings Plan.

  Employee Stock Ownership Plan--Employees of FINOVA were eligible to participate in the Employee Stock Ownership Plan in the month following the first 12 consecutive month period during which they have at least 1,000 hours of service with FINOVA. Company contributions were made in the form of matching stock contributions of 100% of the first 3% of salary reduction contributions made by participants of the Savings Plan. Effective January 1, 2001, up to the entire 6% of salary is matched and invested at the employees discretion, and the ESOP was terminated and merged into the Savings Plan.

  Expenses under the Savings Plan and Employee Stock Ownership Plan were $4.4 million, $4.0 million and $3.1 million in 2000, 1999 and 1998, respectively.

  Income Taxes--Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax law.

  (Loss) Earnings Per Share--Basic (loss) earnings per share exclude the effects of dilution and are computed by dividing (loss) income available to common shareowners by the weighted average amount of common stock outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options, convertible preferred stock or other contracts to issue stock were exercised or converted into common stock. These calculations are presented for the years ended December 31, 2000, 1999 and 1998 on the Statements of Consolidated Operations and are more fully discussed in Note M.

  Derivative Financial Instruments--As more fully described in Note G, FINOVA has used derivative financial instruments as part of its interest rate risk management policy of match funding its assets and liabilities. The derivative instruments used include interest rate swaps and, to a lesser extent, treasury locks, options, futures and swaptions, which are subject to hedge accounting determination.

                             THE FINOVA GROUP INC.

  Each derivative used as a hedge was matched with an asset or liability with which it had a high correlation. Historically, during 2000 the swap agreements were generally held to maturity and FINOVA did not use derivative financial instruments for trading or speculative purposes.

  As of December 31, 2000, the interest rate swaps were generally not recognized on the balance sheet. However, the receipts and disbursements on the interest rate swaps were generally accrued as earned or incurred in the results of operations.

  Receivable Sales--In accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," when the Company sells receivables, it may retain subordinated interests, which are retained interests in the transferred receivables. These receivable transfers are accounted for as sales when legal and effective control of the transferred receivables is surrendered. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the receivables sold and the retained interests based on their relative fair value at the date of transfer. Active markets with quoted prices for retained interests generally do not exist. Therefore, the Company estimates fair value based on the present value of future expected cash flows estimated using management's best estimates of the key assumptions i.e., net credit losses, prepayment speeds and discount rates commensurate with the risks involved. In general, the servicing fees earned are approximately equal to the cost of servicing; therefore, no material servicing assets or liabilities have been recognized in those transactions.

  FINOVA's retained interests in transferred receivables are generally treated as assets available for sale, which are carried at estimated fair value using the specific identification method with unrealized gains and losses being recorded as a component of accumulated other comprehensive income within the equity section of the balance sheet; however, if a decline in value is considered other than temporary, the valuation adjustment is recorded through the statement of operations. These retained interests are on the balance sheet within investment in financing transactions.

  FINOVA's retained interests in transferred receivables that relate to discontinued operations are recorded within discontinued operations.

  FINOVA adopted the disclosure provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as of December 31, 2000. These provisions required additional disclosures about the Company's receivables transfers, servicing responsibilities, retained interests, and key assumptions made in its valuations. The implementation of the disclosure provisions of SFAS 140 did not have a material impact on FINOVA's consolidated results of operations and financial position. The remaining provisions of SFAS 140, related to the accounting requirements for transfers of financial assets, are effective for transfers after March 31, 2001 and may impact FINOVA's treatment of any future transfers of receivables, including gain or loss recognition on sales.

  Reclassifications--Certain reclassifications have been made to the prior years financial statements to conform with the 2000 presentation.

                             THE FINOVA GROUP INC.


Note C Investment in Financing Transactions

  FINOVA provides secured financing to commercial and real estate enterprises principally under financing contracts (such as loans and other financing contracts, direct financing leases, operating leases, leveraged leases and financing contracts held for sale). The following discussion excludes discontinued operations. At December 31, 2000 and 1999, the carrying amount of the investment in financing transactions, including the estimated residual value of leased assets upon lease termination, was $10.2 billion and $10.3 billion (before reserve for credit losses), respectively, and consisted of the following percentage of carrying amount by segment and line of business:

                                                                 Percent of
                                                                    Total
                                                               Carrying Amount
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Specialty Finance Group
     Transportation Finance...................................    23.5%    24.1%
     Resort Finance...........................................    18.0     15.7
     Commercial Equipment Finance.............................     5.1      8.2
     Franchise Finance........................................     9.0      7.6
     Specialty Real Estate Finance............................     6.9      7.5
     Healthcare Finance.......................................     8.4      7.4
     Communications Finance...................................     7.0      6.7
     Public Finance...........................................     1.8      1.6
                                                               -------  -------
                                                                  79.7%    78.8%
                                                               -------  -------
   Commercial Finance Group
     Rediscount Finance.......................................    12.0     10.4
                                                               -------  -------
                                                                  12.0%    10.4%
                                                               -------  -------
   Capital Markets Group
     Realty Capital...........................................     4.2      5.7
     Mezzanine Capital........................................     3.3      4.3
     Investment Alliance......................................     0.4      0.2
                                                               -------  -------
                                                                   7.9%    10.2%
                                                               -------  -------
   Other......................................................     0.4      0.6
                                                               -------  -------
                                                                 100.0%   100.0%
                                                               =======  =======

  FINOVA's loan and lease portfolio as indicated in the above table is concentrated in several specialized businesses and accordingly is subject to both the normal lending risk of general economic downturns and additional risk of economic downturn in individual sectors of the economy. Additionally, the Company may complete multiple lending or leasing transactions to individual borrowers and their affiliates resulting in an increase in the risk concentration to economic events affecting such single borrowers and their affiliates. At December 31, 2000, FINOVA's portfolio includes aggregate exposures to 12 borrowers and their affiliates exceeding $100 million each and aggregating to approximately $1.8 billion.

                             THE FINOVA GROUP INC.


  Aggregate installments on investments in financing transactions at December 31, 2000 (excluding nonaccruing repossessed assets of $25.1 million and estimated residual values of $1,023.3 million) are contractually due or anticipated during each of the years during December 31, 2001 to 2005 and thereafter as follows:

                             2001       2002       2003       2004      2005   Thereafter
                          ---------- ---------- ---------- ---------- -------- ----------
Loans and other
 financing contracts:
  Fixed interest rate...  $  718,920 $  471,874 $  544,391 $  387,034 $276,316 $  867,298
  Floating interest
   rate.................   1,348,052  1,055,528  1,108,394    706,943  155,355    170,504
Leases, primarily at
 fixed interest rate:
  Operating leases......     197,494    151,223     63,708     64,662   27,736     56,875
  Leveraged leases......      14,762      4,707     14,292     15,848   21,001    357,439
  Direct financing
   leases...............     102,425     76,823     63,455     65,280   45,576    321,331
Financing contracts held
 for sale...............     194,423    100,582     23,888     71,633    1,374     30,056
                          ---------- ---------- ---------- ---------- -------- ----------
                          $2,576,076 $1,860,737 $1,818,128 $1,311,400 $527,358 $1,803,503
                          ========== ========== ========== ========== ======== ==========

  The investment in operating leases at December 31 consisted of the following:

                                                             2000       1999
                                                           ---------  ---------
Cost of assets............................................ $ 711,835  $ 720,617
Accumulated depreciation..................................  (150,137)  (133,334)
                                                           ---------  ---------
Investment in operating leases............................ $ 561,698  $ 587,283
                                                           =========  =========

  The net investment in leveraged leases at December 31 consisted of the following:

                                                        2000         1999
                                                     -----------  -----------
Rental receivables.................................. $ 2,991,130  $ 2,987,277
Less principal and interest payable on nonrecourse
 debt...............................................  (2,563,081)  (2,517,839)
                                                     -----------  -----------
Net rental receivables..............................     428,049      469,438
Estimated residual values...........................     874,334      848,236
Less unearned income................................    (498,802)    (480,591)
                                                     -----------  -----------
Investment in leveraged leases......................     803,581      837,083
Less deferred taxes from leveraged leases...........    (483,319)    (411,642)
                                                     -----------  -----------
Net investment in leveraged leases.................. $   320,262  $   425,441
                                                     ===========  ===========

  The components of income from leveraged leases, after the effects of interest on nonrecourse debt and other related expenses, for the years ended December 31 were as follows:

                                                         2000    1999    1998
                                                        ------- ------- -------
Lease and other income, net............................ $46,251 $60,936 $60,484
Income tax expense.....................................  16,832  24,136  24,063

  The investment in direct financing leases at December 31 consisted of the following:

                                                             2000       1999
                                                           ---------  ---------
Rental receivables........................................ $ 674,890  $ 574,874
Estimated residual values.................................   148,926    150,483
Unearned income...........................................  (266,345)  (231,742)
                                                           ---------  ---------
Investment in direct financing leases..................... $ 557,471  $ 493,615
                                                           =========  =========

                             THE FINOVA GROUP INC.


  FINOVA has a substantial number of loans and leases with payments that fluctuate with changes in index rates, primarily prime interest rates and the London interbank offered rates ("LIBOR"). The investment in loans and leases with floating interest rates (excluding nonaccruing contracts and repossessed assets) was $4.6 billion and $4.5 billion at December 31, 2000 and 1999, respectively.

  Income earned from financing transactions with floating interest rates was approximately $505 million in 2000, $356 million in 1999 and $295 million in 1998. The adjustments which arise from changes in index rates can have a significant effect on income earned from financing transactions.

  FINOVA had loans and leases of $2.74 billion in 2000 and $1.87 billion in 1999 collateralized by real estate.

  At December 31, 2000, FINOVA had a committed backlog of business of approximately $1.3 billion compared to $1.9 billion at December 31, 1999. The committed backlog includes unused lines of credit totaling $576 million and $710 million at December 31, 2000 and 1999, respectively. There can be no assurance that FINOVA will book all or any part of the backlog. Loan commitments and lines of credit have generally the same credit risk as extending loans to borrowers. These commitments are generally subject to the same credit quality and collateral requirements involved in lending transactions. Commitments generally have a fixed expiration and usually require payment of a fee.

  Historically, the amount reported as committed backlog was FINOVA's estimate of expected draw downs of the total commitments outstanding, especially the revolving unused lines of credit. That amount at December 31, 2000 was $1.3 billion for continuing operations, and assumed a percentage of the outstanding commitments would not be drawn down. Assuming full utilization, the total amount of unused lines of credit at December 31, 2000, was $2.7 billion, included outstanding commitments in discontinued operations.

  In light of the significant business developments described in Note A, FINOVA has effectively eliminated new business development activities, and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio.

Sales of Receivables

  Commercial Equipment Finance--In the second quarter of 2000, the Commercial Equipment Finance unit completed the sale of $322.1 million of commercial equipment loans and direct financing lease receivables for cash proceeds of $302.8 million. The structure of the transaction included a 364-day commitment to sell at FINOVA's option up to $375 million of receivables on a revolving basis. The Company also receives annual servicing fees approximating 50 basis points on the outstanding balance of the receivables and the right to future cash flows after investors have received the return for which they have contracted. There is no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to investors' interests. The value of the retained interests is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

  At sale dates, the Company recognized a pre-tax gain of $0.2 million. In the determination of the gain, the Company assumed an annual prepayment rate of 6.0%, weighted average life of approximately 3.5 years, an annual net credit loss rate of 1.5%, delinquencies of 5.0% and a discount rate of 15%.

  At December 31, 2000, the outstanding balance of the sold receivables totaled $267.7 million. A revaluation of the retained interest resulted in a $6.2 million unrealized holding loss based on the following revised assumptions: an annual prepayment rate of 8.0%, weighted average life of approximately 3.0 years, an annual net credit loss rate of 1.5%, delinquencies of 6.3%, and a discount rate of 20%. The unrealized holding loss is included in other comprehensive income. The retained interests had an estimated fair value, net of the valuation adjustment, totaling $25.6 million at December 31, 2000 and are included in loans and other financing contracts.

                             THE FINOVA GROUP INC.


  In connection with the retained interests, a hypothetical analysis was performed to determine the impact of a 10% and 20% adverse change in any individual assumption from the expected levels. Based on this analysis, a 10% and 20% adverse change in the level of prepayments would result in a $0.5 million and $1.0 million reduction in its value, respectively. A 10% and 20% adverse change in the level of net credit losses would result in a $0.3 million and $0.6 million reduction in its value, respectively. A 10% and 20% adverse change in the level of delinquencies would result in a $0.04 million and $0.1 million reduction in its value, respectively. A 10% and 20% adverse change in the discount rate would result in a $1.5 million and $2.9 million reduction in its value, respectively. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a percentage variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

  At December 31, 2000, the total funds employed in Commercial Equipment Finance's portfolio were $515.1 million, total delinquencies were $48.1 million and annual net credit losses equaled $19.9 million.

  On February 27, 2001, FINOVA Capital announced a moratorium on repayment of principal on its outstanding bank and bond debt, which constitutes an event of default and a cross default under substantially all of FINOVA Capital's bank and bond indebtedness. The debt default triggered a cross default under this sale and servicing agreement. As a result, the revolving feature was terminated and FINOVA was required to obtain a backup servicer in the event that FINOVA would not be able to perform its servicing duties. The backup servicer was retained in the first quarter of 2001.

  Corporate Finance (included in discontinued operations)--In the third quarter of 2000, FINOVA's Corporate Finance division sold $827 million of loans, on a revolving basis. Cash proceeds to FINOVA aggregated approximately $475 million. The Company also received annual servicing fees approximating 200 basis points on the outstanding balance of the receivables and the right to future cash flows after investors have received the return for which they have contracted. There is no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to the investors' interests. The value of the retained interests is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

  During 2000, the Company recognized a pre-tax loss of $13.1 million, including transaction fees. At December 31, 2000, the outstanding balance of the sold loans totaled $708.8 million. At December 31, 2000, the Company's retained interests had an estimated value totaling $419.3 million. The Company used the following assumptions in determining the value of its retained interests: an annual prepayment rate of 28.6%, annual net credit loss rate of 2.1% and a discount rate of 12%. On February 1, 2001, FINOVA negotiated an agreement and purchased the outstanding beneficial interests.

  In February 2000, FINOVA repurchased the $300 million outstanding undivided proportionate interests in a revolving loan portfolio originated in 1996 and 1995. The revolving loan portfolio totaled $717.9 million as of December 31, 1999.

  Franchise Finance--Previously in 1998 and 1997, the Company sold receivables totaling $140.0 million with limited recourse. At December 31, 2000 and 1999, the outstanding balance of the sold loans totaled $116.8 million and $123.2 million, respectively. In these securitizations, the Company retained servicing responsibilities and subordinated interests. As of December 31, 2000 and 1999, the Company continued to service these assets and held subordinated interests totaling $8.2 million and $14.4 million, respectively. The value of the retained interests is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

                             THE FINOVA GROUP INC.


Note D Reserve for Credit Losses

  The following is an analysis of the reserve for credit losses for the years ended December 31:

                                                    2000       1999      1998
                                                  ---------  --------  --------
Balance, beginning of year....................... $ 178,266  $141,579  $ 99,008
Provision for credit losses......................   643,000    22,390    48,470
Write-offs.......................................  (240,655)  (24,422)  (12,161)
Recoveries.......................................     1,018     1,830     1,174
Acquisitions and other...........................    (2,879)   36,889     5,088
                                                  ---------  --------  --------
Balance, end of year............................. $ 578,750  $178,266  $141,579
                                                  =========  ========  ========

  Net write-offs by segment and line of business for the years ended December 31 are as follows:

                                                     2000     1999     1998
                                                   --------  -------  -------
Specialty Finance Group
  Commercial Equipment Finance.................... $ 19,891  $ 5,773  $ 3,645
  Communications Finance..........................    3,953    3,100      494
  Healthcare Finance..............................   59,637    1,188      960
  Franchise Finance...............................      (81)     240    2,780
  Public Finance                                      4,648
  Resort Finance..................................       61      656
  Transportation Finance..........................   40,500
  Specialty Real Estate Finance...................    2,646      129    1,785
                                                   --------  -------  -------
                                                    131,255   11,086    9,664
                                                   --------  -------  -------
Commercial Finance Group
  Rediscount Finance..............................   19,208    3,472    1,500
                                                   --------  -------  -------
                                                     19,208    3,472    1,500
                                                   --------  -------  -------
Capital Markets Group
  Mezzanine Capital...............................   85,995    8,154
  Realty Capital..................................    3,000
                                                   --------  -------  -------
                                                     88,995    8,154
                                                   --------  -------  -------
Other.............................................      179     (120)    (177)
                                                   --------  -------  -------
Total net write-offs.............................. $239,637  $22,592  $10,987
                                                   --------  -------  -------
Net write-offs as a percentage of average managed
 assets...........................................     2.25%    0.24%    0.15%
                                                   ========  =======  =======

  An analysis of nonaccruing assets included in the investment in financing transactions at December 31 is as follows:

                                                             2000      1999
                                                           --------  --------
Contracts................................................. $896,262  $122,893
Repossessed assets........................................   25,089    52,100
                                                           --------  --------
Total nonaccruing assets.................................. $921,351  $174,993
                                                           --------  --------
Nonaccruing assets as a percentage of ending managed
 assets...................................................      8.7%      1.7%
                                                           ========  ========

  In addition to the repossessed assets included in the above table, FINOVA had repossessed assets with a total carrying amount of $40.9 million and $74.9 million at December 31, 2000 and 1999, respectively, which earned income of $5.2 million and $5.5 million during 2000 and 1999, respectively.

                             THE FINOVA GROUP INC.


  At December 31, 2000, the total carrying amount of impaired loans in continuing operations was $1.1 billion, of which $235.8 million were revenue accruing. A specific impairment reserve for credit losses of $246.4 million has been established for $697.0 million of nonaccruing impaired loans and $1.8 million has been established for $34.7 million of accruing impaired loans. Additionally, $2.2 million was established for other accounts. As a result, 43.3% of FINOVA's reserve for credit losses was allocated to specific reserves. The remaining $328.4 million or 56.7% of the reserve for credit losses is designated for general purposes and represents management's best estimate of inherent losses in the remaining portfolio considering delinquencies, loss experience and collateral. At December 31, 1999, the total amount of impaired loans was $222.7 million, of which $108.8 million were revenue accruing. The specific impairment reserve for credit losses at December 31, 1999 was $35.4 million for $89.0 million of nonaccruing impaired loans and $25.3 million for $52.0 million of accruing impaired loans. Actual results could differ from estimates and values, and there can be no assurance that the reserves will be sufficient to cover portfolio losses. Additions to the general and specific reserves are reflected in current operations. Management may transfer reserves between the general and specific reserves as considered necessary.

  At December 31, 2000, discontinued operations included $486.2 million of nonaccruing assets, of which $421.9 million were in Corporate Finance. Since the assets of the discontinued operations have been written down to estimated net realizable value, no reserve for credit losses are carried against those assets. Net realizable value write-downs for the year ended December 31, 2000 were $347.5 million.

  For the three years ended December 31, 2000, 1999 and 1998, the average carrying amount of impaired loans in continuing operations was $507 million, $184.8 million and $99.7 million, respectively. Income earned on accruing impaired loans was approximately $2.5 million in 2000, $7.9 million in 1999 and $3.3 million in 1998. Income earned on impaired loans is recognized in the same manner as it is on other accruing loans. Cash collected on all nonaccruing loans is applied to the carrying amount.

  Had all nonaccruing assets outstanding at December 31, 2000, 1999 and 1998 in continuing operations remained accruing, pre-tax income earned would have increased by approximately $36 million, $16 million and $12 million, respectively.

Note E Investments

  Debt and equity securities that are being held for an indefinite period of time, including those securities which may be sold in response to needs for liquidity, are classified as securities available for sale and are carried at fair value using the specific identification method with unrealized gains and losses, net of deferred taxes, reported as a component of accumulated other comprehensive income in the equity section of the balance sheet. A summary of securities classified as available for sale at December 31 is as follows:

                                                                 2000     1999
                                                               -------- --------
Partnership interests......................................... $135,284 $121,995
Equity securities.............................................   94,418  179,795
Debt securities...............................................            54,553
Other.........................................................            15,798
                                                               -------- --------
                                                               $229,702 $372,141
                                                               ======== ========

  The net unrealized holding gains were $15.2 million and $38.0 million (net of deferred tax liability of $8.1 million and $25.2 million) at December 31, 2000 and 1999, respectively. The decline in the unrealized gains during 2000 was due primarily to the realization of gains through the sale of certain investment securities, including Healtheon/WebMD stock ($20.7 million). Net gains of $57.4 million and $35.4 million were recognized on sales of marketable investments in 2000 and 1999, respectively.

                             THE FINOVA GROUP INC.


  FINOVA also carried investments held for trading of $56.2 million and $70.5 million at December 31, 2000 and 1999, respectively, in a trust for nonqualified compensation plans. The Company's investments in trading securities are marked to market on a quarterly basis through current operations.

  FINOVA maintains no investments that are classified as held to maturity at December 31, 2000 and 1999.

Note F Debt

  FINOVA's internally generated funds, available credit lines and asset sales financed new business and liquidity during the twelve months ended December 31, 2000. During May and June 2000, FINOVA drew down $4.5 billion against domestic commercial paper back-up bank facilities and used the proceeds primarily for repayment of commercial paper, maturing debt and to fund general operations. Of this amount, $2.1 billion was due on or before May 15, 2001, although $500 million could have been extended had a default not existed at the time. The other $2.4 billion was scheduled to be repaid between 2002 to 2003. FINOVA also had $150 million (Canadian) scheduled to be due under a bank facility that matured in July 2001. Term debt maturities over the next twelve months by quarter included $242.0 million in the first quarter of 2001, $2.4 billion in the second quarter of 2001 (included $2.1 billion of bank facilities), $449.2 million in the third quarter of 2001 and $345.7 million in the fourth quarter of 2001. During 2000, FINOVA issued $225 million of new public notes and repaid $1.4 billion of long-term borrowings. FINOVA's credit ratings were reduced several times during 2000.

  As noted in Notes A and N, FINOVA, FINOVA Capital and seven of their affiliates filed for protection of the courts under Chapter 11, Title 11, of the United States Code, (the "Reorganization Proceedings") to enable them to restructure the debt maturities, among other items. No principal or interest payments will be made on the debt until the Plan defining repayment terms has been approved by the court.

  The following information pertains to commercial paper, bank and other short-term borrowings, issued by FINOVA Capital for the years ended December 31:

                                                        Commercial   Bank and
                                                          Paper       Other
                                                          (1)(2)    Borrowings
                                                        ----------  ----------
2000
  Maximum amount of borrowings outstanding at any
   month-end........................................... $4,403,096  $2,201,090
  Average borrowings outstanding during year...........  1,716,853   1,418,069
  Weighted average interest rate on borrowings
   outstanding at year-end.............................       None         8.6%
  Weighted average interest rate on borrowings
   outstanding during year.............................        6.0%        8.4%
1999
  Maximum amount of borrowings outstanding at any
   month-end........................................... $4,390,656  $   70,630
  Average borrowings outstanding during year...........  3,976,509      28,352
  Weighted average interest rate on borrowings
   outstanding at year-end.............................        6.1%        5.3%
  Weighted average interest rate on borrowings
   outstanding during year.............................        5.4%        5.2%
1998
  Maximum amount of borrowings outstanding at any
   month-end........................................... $3,898,243  $   65,162
  Average borrowings outstanding during year...........  3,524,162      31,159
  Weighted average interest rate on borrowings
   outstanding at year-end.............................        5.6%        5.5%
  Weighted average interest rate on borrowings
   outstanding during year.............................        5.7%        5.3%

--------
(1) Included in outstanding balances at December 31, 1999 were commercial paper obligations of a foreign subsidiary in Canada of $162.1 million. There were no commercial paper obligations of the Company or the foreign subsidiary at December 31, 2000.
(2) Exclusive of the cost of maintaining bank lines in support of outstanding commercial paper and the effects of interest rate conversion agreements. The Company used various mechanisms to manage interest rate risks. See Note G.

                             THE FINOVA GROUP INC.


  Senior debt at December 31 was as follows:

                                                            2000        1999
                                                         ----------- -----------
Commercial paper and bank loans, less unamortized
 discount, 5.7% to 5.8% (1)(2).........................  $ 4,690,990 $ 4,126,955
Medium term notes due to 2010, 5.7% to 10.2% (2).......    2,128,772   2,353,091
Senior notes due to 2009, 5.9% to 16.0%, less
 unamortized discount (2)..............................    4,172,112   4,919,218
Nonrecourse installment notes due to 2002, 10.6%
 (assets of $9,381 and $21,877 respectively, pledged as
 collateral) (2).......................................        5,813       8,503
                                                         ----------- -----------
                                                         $10,997,687 $11,407,767
                                                         =========== ===========

--------
(1)  Includes commercial paper back-up facilities.
(2) Interest rates are included at the contractual rates absent a default. The agreements provide for increased interest rates in the event of a default. Subsequent to year-end, grounds to declare a default existed, but no defaults were declared under these facilities prior to the institution of the Reorganization Proceedings, which have prevented declarations of a default without court authorization. The plan of reorganization may provide for payment of a different interest rate than the contractual rate.

  Annual maturities of senior debt outstanding at December 31, 2000 due through 2010 were approximately $3.43 billion (2001), $1.91 billion (2002), $2.79 billion (2003), $1.8 billion (2004), and $115.0 million (2005) and
$960.0 million (thereafter). The senior debt balances are net of an unamortized discount of $8.9 million and $11.2 million at December 31, 2000 and 1999, respectively. The unamortized discount relates to costs directly associated with the issuance of the debt and is amortized as an adjustment to interest expense over the period of the corresponding debt.

  The agreements pertaining to senior debt and revolving credit agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which FINOVA and FINOVA Capital were not in compliance at December 31, 2000. Due to the noncompliance, the failure to repay certain debt in 2001 and the Reorganization Proceedings, the Company is in default under all of its debt arrangements.

  Total interest paid, including amounts allocated to discontinued operations, was $767.2 million, $521.9 million and $455.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. Presently while FINOVA has filed for bankruptcy protection, no interest payments are being made.

Note G Derivative Financial Instruments

  FINOVA entered into interest rate swap, basis swap, foreign currency exchange, swaption and futures agreements as part of its interest rate risk management policy. Interest rate swap, basis swap, and swaption agreements were primarily used to match fund assets and liabilities. Currency swaps were used to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency. Futures contracts were used to target index returns, lock funding costs, and for portfolio hedging. The Company continually monitored its derivative position and used derivative instruments for non-trading and non-speculative purposes only.

  FINOVA has used derivative instruments to minimize its exposure to fluctuations in interest rates, reduce debt expense and lock funding costs over predetermined periods of time. FINOVA attempted to minimize its overall debt costs while limiting the short-term variability of interest expense and funds required for debt service. To achieve this objective, FINOVA had diversified its borrowing sources (short and long-term debt with a fixed or a variable rate) and sought to maintain a portfolio that was match funded. FINOVA's matched funding policy generally required that floating-rate assets be financed with floating-rate liabilities and fixed-rate assets be financed with fixed-rate liabilities, measured as a percent of total assets, were not to vary by more than 3% for any extended period.

                             THE FINOVA GROUP INC.


  The notional amounts of derivatives did not represent amounts exchanged by the parties and, thus, are not a measure of FINOVA's exposure through its use of derivatives. The amounts exchanged were determined by reference to the notional amounts and the other terms of the derivatives.

  Under interest rate swap agreements, FINOVA agreed to exchange with the other party, at specified intervals, the payment streams calculated on a specified notional amount, with at least one stream based on a floating interest rate. Generic swap notional amounts did not change for the life of the contract. Basis swaps involve the exchange of floating-rate indices, such as the prime rate, the commercial paper composite rate and LIBOR and were used primarily to protect FINOVA's margins on floating-rate transactions by locking in the spread between FINOVA's lending and borrowing rates.

  FINOVA's off-balance sheet derivative instruments involved credit and interest rate risks. Credit risk included the nonperformance by counterparties to the financial agreements. All financial agreements were executed with major financial institutions to mitigate the credit risk from transactions. There was no assurance that any such institution would perform under its agreement. FINOVA's derivative policy stipulated that the maximum exposure to any one counterparty relative to the derivative products was limited on a net basis to 10% of FINOVA's outstanding debt at the time of that transaction. Interest rate risks related to changes in interest rates and the impact on earnings.

  The use of derivatives decreased interest expense by $1.0 million in 2000, a decrease in the aggregate cost of funds of 0.02%. The use of derivatives in 1999 decreased interest expense by $5.1 million, a decrease in the aggregate cost of funds of 0.07%, and the use of derivatives in 1998 decreased interest expense by $5.3 million, a decrease in the aggregate cost of funds of 0.07%. These changes in interest expense from off-balance sheet derivatives effectively altered on-balance sheet costs and must be viewed as total interest rate management.

  Subsequent to December 31, 2000, substantially all of FINOVA's interest rate swaps were terminated, as a result of the Reorganization Proceedings. Therefore, FINOVA's asset and liabilities are not match funded going forward. At termination, the interest rate swaps had an estimated value of approximately $70 million. Pursuant to the Company's various agreements, the institutions exercised their right to offset the amounts due to the Company upon the termination of the swaps against the amount due by the Company on the debt outstanding.

  The following table provides annual maturities and weighted-average interest rates for each significant derivative product type in place at December 31, 2000. The rates presented are as of December 31, 2000. To the extent that rates change, variable interest information will change:

                              Outstanding at    Maturities of Derivative
                               December 31              Products
                              -------------- ----------------------------------
                                   2000      2001  2002  2003  2004  Thereafter
                              -------------- ----  ----  ----  ----  ----------
                                          (Dollars in millions)
Receive fixed-rate swaps:
  Notional value............      $1,625     $150  $300  $100  $475     $600
  Weighted average receive
   rate.....................        6.68%    6.66% 6.20% 6.54% 6.57%    6.82%
  Weighted average pay
   rate.....................        6.77%    6.71% 6.82% 6.68% 6.75%    7.02%
Pay fixed-rate swaps:
  Notional value............      $  100     $100
  Weighted average receive
   rate.....................        6.70%    6.70%
  Weighted average pay
   rate.....................        6.62%    6.62%
                                  ------     ----  ----  ----  ----     ----
TOTAL NOTIONAL VALUE........      $1,725     $250  $300  $100  $475     $600
                                  ------     ----  ----  ----  ----     ----
Total weighted average rates
 on Swaps:
  Receive rate..............        6.68%    6.65% 6.20% 6.54% 6.57%    6.82%
                                  ======     ====  ====  ====  ====     ====
  Pay rate..................        6.77%    6.71% 6.82% 6.68% 6.75%    7.02%
                                  ======     ====  ====  ====  ====     ====

                             THE FINOVA GROUP INC.


  For the benefit of its customers, FINOVA also entered into (sold) interest rate cap agreements. The total notional amount of these agreements at December 31, 2000 was $131.1 million. FINOVA also entered into (purchased) offsetting interest rate cap agreements with financial institutions. At December 31, 2000, none of the caps were in a receive or pay position. These agreements will mature as follows: $75.1 million in 2001, $21 million in 2002 and $35 million in 2003.

  FINOVA has also entered into a fixed-rate foreign currency-denominated borrowing (Japanese Yen ("JPY") 5 billion) maturing in 2002. Two derivatives are associated with this borrowing, a receive fixed-rate swap (JPY 5 billion) versus three-month JPY LIBOR and a basis swap, converting JPY LIBOR to US Dollar ("USD") LIBOR, both of which mature in 2002. The receive side of the basis swap has a notional amount of JPY 5 billion paying three-month JPY LIBOR and the pay side has a notional amount of USD 43.6 million paying three-month USD LIBOR. These derivatives are not reflected in the table above.

  Derivative product activity for the three years ended December 31, 2000 is as follows:

                                Receive      Pay             Interest
                               Fixed-Rate Fixed-Rate Basis  Rate Hedge
                                 Swaps      Swaps    Swaps  Agreements  TOTAL
                               ---------- ---------- -----  ---------- -------
                                           (Dollars in millions)
Balance January 1, 1998.......   $1,402     $ 550    $ 628   $         $ 2,580
Expired.......................     (325)     (200)    (628)             (1,153)
Additions.....................                350                217       567
                                 ------     -----    -----   -------   -------
Balance December 31, 1998.....    1,077       700                217     1,994
Expired.......................     (427)     (500)            (1,254)   (2,181)
Additions.....................    1,275                 75     1,168     2,518
                                 ------     -----    -----   -------   -------
Balance December 31, 1999.....    1,925       200       75       131     2,331
Expired.......................     (300)     (100)     (75)     (131)     (606)
Additions.....................
                                 ------     -----    -----   -------   -------
Balance December 31, 2000.....   $1,625     $ 100    $       $         $ 1,725
                                 ======     =====    =====   =======   =======

  The table above does not include the JPY 5 billion receive fixed-rate swap or a basis swap converting JPY LIBOR to USD LIBOR. The receive side of the basis swap has a notional of JPY 5 billion and the pay side has a notional of USD 43.6 million.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new accounting and reporting standards for derivative instruments. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133." SFAS 133, as amended, establishes accounting and reporting standards requiring that derivative instruments, including certain derivatives embedded in other contracts, be recorded in the statement of financial position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met.

  FINOVA adopted the provisions of SFAS 133, as amended, on January 1, 2001, which resulted in an immaterial impact on FINOVA's consolidated results of operations and financial position.

                             THE FINOVA GROUP INC.


Note H Company-Obligated Mandatory Redeemable Convertible Preferred Securities of Subsidiary Trust Solely Holding Convertible Debentures of FINOVA

  In December 1996, FINOVA Finance Trust, a subsidiary trust sponsored and wholly owned by FINOVA, issued (a) 2,300,000 shares of convertible trust originated preferred securities (the "Preferred Securities" or "TOPrS") to the public for gross proceeds of $115 million (before transaction costs of $3.5 million) and (b) 71,135 shares of common securities to FINOVA. The gross proceeds from these transactions were invested by the trust in $118.6 million aggregate principal amount of 5 1/2% convertible subordinated debentures due 2016 (the "Debentures") newly issued by FINOVA. The Debentures represent all of the assets of the trust. The proceeds from the issuance of the Debentures were contributed by FINOVA to FINOVA Capital, which used the proceeds to repay commercial paper and other indebtedness.

  The Preferred Securities accrue and pay cash distributions quarterly when declared by FINOVA at a rate of 5 1/2% per annum of the stated liquidation amount of $50 per preferred security. FINOVA has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities (the "Guarantee"). The Guarantee, when taken together with FINOVA's obligations under the Debentures, the indenture under which the Debentures were issued and FINOVA's obligations under the Amended and Restated Declaration of Trust governing the trust, provides a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Securities. FINOVA can defer making distributions on the Debentures for up to 20 consecutive quarters, and has done so after year-end as discussed below. The Preferred Securities are mandatorily redeemable upon the maturity of the Debentures on December 31, 2016, or earlier to the extent of any redemption by FINOVA of any Debentures. The redemption price in either case will be $50 per share plus accrued and unpaid distributions to the date fixed for redemption.

  Prior to their maturity, the Preferred Securities are convertible into FINOVA's common stock at the election of the holders of the Preferrred Securities individually. Each debenture is convertible into 1.2774 shares of FINOVA's common stock (equivalent to a conversion price of $39.14 per share), subject to adjustment in specified circumstances. FINOVA can terminate the conversion rights noted above on 30 days notice on or after December 31, 2000 if it is current on its payments for the Debentures and the closing prices of its common stock trade at or above 120% of the conversion price of the Preferred Securities ($46.97, assuming no adjustments).

  Subsequent to year-end, FINOVA suspended payment on the Debentures, so dividends on the TOPrS are also suspended. FINOVA Finance Trust is one of the filing entities in the Reorganization Proceedings.

Note I Shareowners' Equity

  At December 31, 2000, 1999 and 1998, FINOVA had 64,849,000, 64,849,000 and
58,555,000 shares of common stock issued, with 61,295,000, 61,252,000 and 55,721,000 shares of common stock outstanding, respectively. Approximately 6,613,000, 5,926,000 and 6,917,000 common shares were reserved for issuance under the 1992 Stock Incentive Plan at December 31, 2000, 1999 and 1998, respectively.

  In addition to the convertible preferred securities issued by FINOVA Finance Trust in 1996, FINOVA has 20,000,000 shares of preferred stock authorized, none of which was issued at December 31, 2000. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series. In connection with FINOVA's stock incentive plan, 250,000 shares of preferred stock are reserved for issuance of awards under that plan.

  Each outstanding share of FINOVA's common stock has a tandem junior participating preferred stock purchase right ("Right") attached to it. The Rights contain provisions to protect shareowners in the event of an unsolicited acquisition or attempted acquisition of 20% or more of FINOVA's common stock that is not believed by the Board of Directors to be in the best interest of shareowners. The Board of Directors amended the Rights

                             THE FINOVA GROUP INC.

Agreement to provide that the transactions with Leucadia (subsequently terminated) and Berkadia will not trigger the rights. The Rights are represented by the common share certificates and are not exercisable or transferable apart from the common stock until such a situation arises. The Rights may be redeemable by FINOVA at $0.01 per right prior to the time any person or group has acquired 20% or more of FINOVA's shares. FINOVA has reserved 600,000 shares of Junior Participating Preferred Stock for issuance in connection with the Rights.

  FINOVA periodically repurchases its securities on the open market to fund its obligations pursuant to employee stock options, benefit plans and similar obligations. During the years ended December 31, 1999 and 1998, FINOVA repurchased 1,833,200 and 1,299,200 shares, respectively. No shares were repurchased in 2000. The program may be discontinued at any time and is prohibited by the Berkadia commitment.

  In 1999 the shareowners approved an amendment to FINOVA's certificate of incorporation that increased the authorized common stock from 100 million to 400 million shares and the preferred stock from 5 million to 20 million shares.

Note J Stock Options

  During 1992, the Board of Directors of FINOVA adopted The FINOVA Group Inc. 1992 Stock Incentive Plan for the grant of options, restricted stock and stock appreciation rights to officers, directors and employees. The Stock Incentive Plan provides for the following types of awards: (a) stock options (both incentive and non-qualified stock options), (b) stock appreciation rights and
(c) restricted stock. The Stock Incentive Plan generally authorizes the issuance of awards for up to 2 1/2% of the total number of shares of common stock outstanding as of the first day of each year, with some modifications. In addition, 250,000 shares of preferred stock are reserved for awards under the Stock Incentive Plan.

  The stock options outstanding at December 31, 2000 were granted for terms of 10 years and generally become exercisable between one month to five years from the date of grant. Stock options are issued at market value at the date of grant, unless a higher exercise price is established. Since 1993, the Board has issued multi-year, multi-priced stock options to senior executives. The exercise price of those option grants range in price from the fair market value on the grant date to prices up to 58.7% in excess of the grant date value. Those option grants are intended to cover anticipated grants during the years the grants are scheduled to vest, although the Board may issue additional grants at its discretion. In 1999, premium-priced options were granted with exercise prices ranging from $41.56 to $50.29, none of these options were granted in 2000.

                             THE FINOVA GROUP INC.


  Information with respect to options granted and exercised under the Stock Incentive Plan for the three years ended December 31, 2000 is as follows:

                                                                 Average Option
                                                       Shares    Price Per Share
                                                      ---------  ---------------
Options outstanding at January 1, 1998............... 3,585,143      $24.45
  Granted............................................ 1,197,032       58.22
  Exercised..........................................  (626,853)      18.13
  Canceled...........................................  (197,680)      42.00
                                                      ---------      ------
Options outstanding at December 31, 1998............. 3,957,642       34.79
  Granted............................................ 1,125,443       42.81
  Exercised..........................................  (258,004)      21.35
  Canceled...........................................  (248,335)      51.86
                                                      ---------      ------
Options outstanding at December 31, 1999............. 4,576,746       36.56
  Granted............................................   149,941       21.69
  Exercised..........................................  (117,098)       9.67
  Canceled...........................................  (754,048)      43.32
                                                      ---------      ------
Options outstanding at December 31, 2000............. 3,855,541      $35.50
                                                      =========      ======

  At December 31, 2000, stock options with respect to 3,855,541 common shares were outstanding at exercise prices ranging from $6.88 to $83.21 per share.

  The following table summarizes information about stock options outstanding under the Stock Incentive Plan at December 31, 2000:

                              Weighted
 Range of      Number         Average         Weighted        Number        Weighted
 Exercise  Outstanding at    Remaining        Average     Exercisable at    Average
  Prices      12/31/00    Contractual Life Exercise Price    12/31/00    Exercise Price
 --------  -------------- ---------------- -------------- -------------- --------------
 $ 6.88-
  $18.44       876,305          3.59           $14.06         803,014        $14.16
  18.50-
   32.75       907,324          5.13            24.96         866,974         24.63
  32.84-
   42.75     1,008,527          7.89            40.99         541,264         40.99
  43.50-
   57.66       788,151          7.21            52.60         513,810         52.75
  57.78-
   83.21       275,234          6.10            69.42         146,938         64.41
 -------     ---------          ----           ------       ---------        ------
 $ 6.88-
  $83.21     3,855,541          6.00           $35.50       2,872,000        $31.85
 =======     =========          ====           ======       =========        ======

  Since April 1992, the Board of Directors has granted performance-based restricted stock to employees only. Performance-based restricted stock awards (no shares in 2000, 113,500 shares in 1999 and 78,985 shares in 1998), vest generally over five years from the date of grant. The holder of the performance-based restricted stock, like restricted stock, has the right to receive dividends and vote the target number of shares but may not sell, assign, transfer, pledge or otherwise encumber the performance-based restricted stock. All performance-based restricted stock grants since 1992 were based on FINOVA share performance and may result in greater or lesser numbers of shares ultimately being delivered to the holder, depending on that performance. The target number of shares are deemed received on the grant date. Additional vesting over the target is reported as new grants as of the vesting dates. Vestings below target are reported as a forfeiture of amounts below the target number of shares. The balance of unamortized restricted stock was $11.3 million at December 31, 2000. There are no stock appreciation rights outstanding at December 31, 2000.

  The Company applies APB Opinion 25 and related interpretations in accounting for its plans. No compensation cost has been recognized for its fixed stock option plans because FINOVA grants options at or

                             THE FINOVA GROUP INC.

above market price on the date of grant. Vesting criteria for restricted stock was not met in 2000 and 1999. Therefore, no compensation expense was charged against income in 2000 and 1999. The compensation cost charged against income for performance-based plans in 1998 was $5.5 million. Had compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the fair market value method, FINOVA's net (loss) income would have been $(949.2) million, $212.9 million and $153.4 million for 2000, 1999 and 1998, respectively. Basic (loss) earnings per share would have been $(15.56), $3.56 and $2.74 and diluted (loss) earnings per share would have been $(15.56), $3.37 and $2.59 for 2000, 1999 and 1998, respectively.

  The fair value of the options was estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 0.0%, 2.12% and 1.75%, expected volatility of 392%, 27%, and 26%, risk-free interest rates on options with expected lives of five years of 5.2%, 5.4% and 5.7% and risk-free interest rates on options with expected lives of seven years of 5.3%, 5.5% and 5.8%. The weighted average grant date fair value of options issued for 2000, 1999 and 1998 were $21.69, $13.25 and $17.45, respectively.

  With the acquisition of Sirrom Capital Corporation in March 1999, the Board of Directors of FINOVA adopted Sirrom's three existing stock option plans (the "Sirrom Plans"). Each option outstanding under the Sirrom Plans at the time of the acquisition was converted into an option exercisable for 0.1634 shares of FINOVA common stock. No new options are expected to be issued under these plans. Options from the Sirrom Plans were not included in the tables above. During the year ended December 31, 2000, 13,253 and 85,502 options with a weighted average price of $21.80 were exercised and cancelled, respectively.

  The following table summarizes information about stock options outstanding under the Sirrom Plans at December 31, 2000:

                                                       Weighted
                                                        Average
                                Number                 Remaining                Number
                              Outstanding             Contractual             Exercisable
      Exercise Prices         at 12/31/00                Life                 at 12/31/00
      ---------------         -----------             -----------             -----------
          $15.30                 5,237                   7.76                    5,237
           21.80                59,647                   6.71                   59,647
           32.51                 1,634                   7.88                    1,634
      ---------------           ------                   ----                   ------
      $15.30 - $32.51           66,518                   6.82                   66,518
      ===============           ======                   ====                   ======

                             THE FINOVA GROUP INC.


Note K Income Taxes

  The consolidated (benefit) provision for income taxes consists of the following for the years ended December 31:

                                                     2000       1999     1998
                                                   ---------  --------  -------
Current:
United States:
  Federal......................................... $ (19,696) $  7,493  $12,031
  State...........................................       784      (612)   5,539
Foreign...........................................    11,043     4,637    1,870
                                                   ---------  --------  -------
                                                      (7,869)   11,518   19,440
                                                   =========  ========  =======
Deferred:
United States:
  Federal.........................................  (189,635)  101,550   55,248
  State...........................................   (14,237)   20,781    7,748
Foreign...........................................    (1,433)    4,467    7,950
                                                   ---------  --------  -------
                                                    (205,305)  126,798   70,946
                                                   ---------  --------  -------
(Benefit) provision for income taxes.............. $(213,174) $138,316  $90,386
                                                   =========  ========  =======

  For continuing operations, net income taxes were paid in 2000 and were approximately zero; income taxes paid in 1999 and 1998 were approximately $6 million and $10 million, respectively.

  The federal statutory income tax rate applied to (loss) income before taxes is reconciled to the effective income tax rate as follows:

                                                             2000    1999  1998
                                                            ------   ----  ----
Federal statutory income tax rate.......................... (35.0)%  35.0% 35.0%
State income taxes.........................................   (2.7)   3.6   3.8
Foreign tax effects........................................                 0.1
Valuation allowance........................................    7.5
Municipal and ESOP income..................................   (0.6)  (1.3) (1.6)
Non-deductible goodwill....................................    2.3
Other......................................................    0.3    1.1   1.1
                                                            ------   ----  ----
(Benefit) provision for income taxes.......................  (28.2)% 38.4% 38.4%
                                                            ======   ====  ====

                             THE FINOVA GROUP INC.


  The significant components of deferred tax liabilities and deferred tax assets at December 31, 2000 and 1999 consisted of the following:

                                                               2000      1999
                                                             --------  --------
Deferred tax liabilities:
  Deferred income from leveraged leases..................... $558,400  $511,233
  Deferred income from lease financing......................  146,645   135,889
  Other comprehensive income................................    7,942    23,467
  Deferred acquisition costs................................   15,099    19,963
  Foreign taxes.............................................   14,495     8,458
  Other.....................................................   11,329    14,751
                                                             --------  --------
Gross deferred tax liability................................  753,910   713,761
                                                             --------  --------
Deferred tax assets:
  Reserve for credit losses.................................  263,107    84,596
  Goodwill..................................................   55,381   (42,335)
  Alternative minimum tax...................................   55,516    66,259
  Net operating loss carryforward...........................  185,079    62,965
  Basis difference in loans/investments.....................   66,090    23,324
  Accrued expenses..........................................    6,568    18,054
  Discontinued operations...................................  145,303    34,861
  Other.....................................................   25,445    26,519
                                                             --------  --------
Gross deferred tax asset....................................  802,489   274,243
Valuation allowance.........................................  (97,781)
                                                             --------  --------
Net deferred tax asset......................................  704,708   274,243
                                                             --------  --------
Net deferred tax liability.................................. $ 49,202  $439,518
                                                             ========  ========

  The effective income tax rates in 2000 were 28.2% benefit compared to 38.4% provision in 1999 for continuing operations and 30% benefit in 2000 compared to 40% benefit in 1999 for discontinued operations. The lower rates in 2000 were due to the possibility that the Company may not be able to utilize all of the deferred tax assets created during the year to reduce federal or state tax liabilities in future years. Besides potential Section 382 limitations discussed below, the reasons the Company may not be able to utilize all the deferred tax assets created during the year include: a variety of loss or other tax attribute carryover limitations in the various jurisdictions in which the Company files tax returns; uncertainty about the amount of future earnings; and, uncertainty about the timing of the reversal of deferred tax liabilities.

  The deferred tax benefit related to the Company's net operating losses ("NOLs") from continuing operations is $185 million. Subject to certain material limitations, NOLs are available as an offset against income earned in tax years following the creation of the NOLs. The federal net operating loss carryforwards expire beginning 2014 through 2020. The state net operating loss carryforwards expire beginning 2003 through 2020. The Company's ability to preserve and utilize the benefits of the NOLs and other built-in losses depends among other things, on the potential for application of Section 382 of the Internal Revenue Code of 1986 (the "Tax Code").

  Section 382 of the Tax Code generally provides that if a corporation undergoes an ownership change, the amount of taxable income that the corporation may offset after the date of the ownership change (the "change date") with net operating loss carryforwards and certain built-in losses existing on the change date will be subject to an annual limitation. In general, the annual limitation equals the product of (i) the fair market value of the corporation's equity on the change date (with certain adjustments) and
(ii) a long-term tax exempt bond rate of

                             THE FINOVA GROUP INC.

return published by the Internal Revenue Service. This limitation may be either increased or decreased, but not both, if a corporation has net unrealized built-in gains or losses at the change date and recognizes such built-in gains or losses within a specified timeframe after the change date.

  The Company believes that no "ownership change" has occurred to place a limitation on the use of the NOLs or other built-in losses. However, in the future, there can be no assurance that there will not be an "ownership change" which could place a limitation on the use of the NOLs or other built-in losses. If there is an "ownership change" in connection with the plan of reorganization for the Company to emerge from bankruptcy, several significant variables will impact the amount of any NOLs and other deferred tax assets which may be utilized in future periods. These variables include: the debt forgiveness rules of Section 108 of the Tax Code; the ability of a decision by the Company to elect the special rules under Section 382(I)(5) of the Tax Code for calculating Section 382 limitations applicable to a corporation under the jurisdiction of a court pursuant to Chapter 11 of the Bankruptcy Act; and, the application of similar rules in the many jurisdictions in which the Company is subject to taxation. These variables which cannot currently be determined or quantified could materially impact the availability of the Company's prebankruptcy NOLs and other deferred tax assets.

Note L Pension and Other Benefits

  The Company sponsors a trusteed, noncontributory pension plan that covers substantially all of its employees. Benefits are based primarily on final average salary and years of service. Post retirement health benefits are any benefits other than retirement benefits and are recorded at the time employees leave active service. The Company's funding policy for the pension plan is to make the minimum annual contribution required by applicable regulations. Post retirement benefits are funded as benefits are paid.

Change in Benefit Obligations

                                                                    Post
                                                                 retirement
                                                 Pension           health
                                                benefits          benefits
                                             ----------------  ---------------
                                              2000     1999     2000     1999
                                             -------  -------  -------  ------
Benefit obligation at end of prior year..... $44,770  $41,345  $ 5,352  $4,804
Service cost................................   3,535    3,485      341     459
Interest cost...............................   3,273    2,758      210     293
Curtailment gain............................  (2,563)             (519)
Actuarial loss/(gain).......................   2,645   (1,364)  (1,744)   (192)
Benefits paid...............................  (2,204)  (1,454)    (257)    (12)
                                             -------  -------  -------  ------
End of year benefit obligation (1).......... $49,456  $44,770  $ 3,383  $5,352
                                             =======  =======  =======  ======

                             THE FINOVA GROUP INC.


Change in Qualified Plan Assets

                                                                     Post
                                                                  retirement
                                                    Pension         health
                                                   benefits        benefits
                                                ----------------  ------------
                                                 2000     1999    2000   1999
                                                -------  -------  -----  -----
Fair value of plan assets at beginning of
 year.......................................... $34,225  $33,155  $      $
Actual return on plan assets...................  (3,577)   2,059
Employer contributions.........................   1,012      465    257    12
Benefits paid..................................  (2,203)  (1,454)  (257)  (12)
                                                -------  -------  -----  ----
Fair value of plan assets (2).................. $29,457  $34,225  $      $
                                                =======  =======  =====  ====

--------
(1) End of year benefit obligation includes obligations of $16.909 million and $14.905 million at December 31, 2000 and 1999, respectively, representing obligations of an unfunded non-qualified Supplemental Retirement Plan ("SERP") for certain highly compensated employees, which is not covered by the qualified plan assets presented above.
(2) Plan assets include 90,348 shares of FINOVA stock which had a fair value at December 31, 2000 of approximately $90.348 thousand.

Funded Status of Plan

                                                             Post retirement
                                         Pension benefits    health benefits
                                         ------------------  ----------------
                                           2000      1999     2000     1999
                                         --------  --------  -------  -------
Plan assets less than benefit
 obligation............................. $(19,999) $(10,545) $(3,383) $(5,352)
Unrecognized net (gain) loss............    9,248       492   (2,574)    (983)
Unrecognized prior service cost.........      783       537      647      986
Unrecognized net obligation (asset).....      (20)      (82)     607      935
                                         --------  --------  -------  -------
Net amount recognized................... $ (9,988) $ (9,598) $(4,703) $(4,414)
                                         ========  ========  =======  =======

Weighted Average Assumptions Used

                                            Pension         Post retirement
                                            benefits        health benefits
                                         ----------------  -------------------
                                         2000  1999  1998  2000   1999   1998
                                         ----  ----  ----  -----  -----  -----
Discount rate..........................  7.25% 7.50% 7.00%  7.50%  7.50%  7.00%
Expected long term rate of return on
 plan assets...........................  9.50% 9.50% 9.50%   n/a    n/a    n/a
Rate of increase in future compensation
 levels................................  3.75% 4.00% 3.50%   n/a    n/a    n/a
Current year's rate....................   n/a   n/a   n/a   5.00%  5.00%  6.00%
Ultimate year's rate...................   n/a   n/a   n/a   5.00%  5.00%  5.00%
Ultimate year..........................   n/a   n/a   n/a   2000   2000   2000

                             THE FINOVA GROUP INC.


Components of Net Periodic Benefit Cost

                                                             Post retirement
                                     Pension benefits        health benefits
                                  -------------------------  -----------------
                                   2000     1999     1998    2000   1999  1998
                                  -------  -------  -------  -----  ----  ----
Service cost....................  $ 3,535  $ 3,485  $ 2,548  $ 341  $459  $324
Interest cost...................    3,273    2,758    2,369    210   293   280
Expected return on plan assets..   (2,813)  (2,471)  (2,173)
Recognized net actuarial (gain)
 loss...........................      279      283      168   (152)  (39)  (41)
Amortization of prior service
 cost...........................      171      171      171     66    66    66
Amortization of transition
 obligation or (asset)..........      (62)     (62)     (62)    72    72    72
                                  -------  -------  -------  -----  ----  ----
Net periodic benefit cost.......    4,383    4,164    3,021    537   851   701
SFAS 88 credits.................   (2,980)                      10
                                  -------  -------  -------  -----  ----  ----
Total benefit cost..............  $ 1,403  $ 4,164  $ 3,021  $ 547  $851  $701
                                  =======  =======  =======  =====  ====  ====

  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% point change in assumed health care cost trend rates would have the following effects:

                                                 One Percentage One Percentage
                                                 Point Increase Point Decrease
                                                 -------------- --------------
Effect on total of service and interest cost
 components.....................................      $ 14          $ (13)
Effect on post retirement benefit obligation....       157           (149)

                             THE FINOVA GROUP INC.


NOTE M (LOSS) EARNINGS PER SHARE

  Basic (loss) earnings per share exclude the effects of dilution and are computed by dividing (loss) income available to common shareowners by the weighted average amount of common stock outstanding for the period. Diluted
(loss) earnings per share reflect the potential dilution that could occur if options, convertible preferred stock or other contracts to issue stock were exercised or converted into common stock. These per share calculations are presented for the years ended December 31, 2000, 1999 and 1998 on the Statements of Consolidated Operations and are detailed below:

                                           2000         1999         1998
                                        -----------  -----------  -----------
Basic (Loss) Earnings Per Share
 Computation:
(Loss) income from continuing
 operations............................ $  (546,709) $   218,241  $   142,661
                                        ===========  ===========  ===========
Weighted average shares outstanding....  61,272,000   60,173,000   56,232,000
Contingently issued shares.............    (278,000)    (293,000)    (286,000)
                                        -----------  -----------  -----------
Adjusted weighted average shares.......  60,994,000   59,880,000   55,946,000
                                        ===========  ===========  ===========
Basic (loss) income from continuing
 operations per share.................. $     (8.96) $      3.64  $      2.55
                                        ===========  ===========  ===========
Diluted (Loss) Earnings Per Share
 Computation:
(Loss) income from continuing
 operations............................ $  (546,709) $   218,241  $   142,661
Preferred dividends, net of tax........                    3,782        3,782
                                        -----------  -----------  -----------
(Loss) income from continuing
 operations before preferred dividends
 available to common shareowner........ $  (546,709) $   222,023  $   146,443
                                        ===========  ===========  ===========
Weighted average shares outstanding....  61,272,000   60,173,000   56,232,000
Contingently issued shares.............    (278,000)    (293,000)    (171,000)
Incremental shares from assumed
 conversions:
Stock options..........................                1,482,000    1,706,000
Convertible preferred securities.......                2,938,000    2,938,000
                                        -----------  -----------  -----------
Total potential dilutive common
 shares................................                4,420,000    4,644,000
                                        -----------  -----------  -----------
Adjusted weighted average shares.......  60,994,000   64,300,000   60,705,000
                                        ===========  ===========  ===========
Diluted (loss) income from continuing
 operations per share.................. $     (8.96) $      3.45  $      2.41
                                        ===========  ===========  ===========

Note N Litigation and Claims

  FINOVA is a party either as plaintiff or defendant to various actions, proceedings and pending claims, including legal actions, some of which involve claims for compensatory, punitive or other damages in significant amounts. Litigation often results from FINOVA's attempts to enforce its lending agreements against borrowers and other parties to those transactions. Litigation is subject to many uncertainties. It is possible that some of the legal actions, proceedings or claims could be decided against FINOVA. Other than the matters described below, FINOVA believes that any resulting liability for their litigation matters should not materially affect FINOVA's financial position, results of operations or cash flows. One or more of the following matters, for which nominal accruals have been made, could have a material adverse impact on FINOVA's financial position, results of operations or cash flow.

  Between March 29 and May 23, 2000, five shareowner lawsuits were filed against FINOVA and Samuel Eichenfield, FINOVA's former chairman, president, and chief executive officer; two of the lawsuits also named FINOVA Capital as a defendant, and one named three other executive officers. All of the lawsuits purport to be on behalf of the named plaintiffs (William K. Steiner, Uri Borenstein, Jerry Krim, Mark Kassis, and the Louisiana School Employees Retirement System), and others who purchased FINOVA common stock during the class

                             THE FINOVA GROUP INC.

period of July 15, 1999, through either March 26, 2000, or May 7, 2000. The suit brought by the Louisiana School Employees Retirement System also purports to be on behalf of all those who purchased FINOVA Capital 7.25% Notes which are due November 8, 2004, pursuant to the registration statement and prospectus supplement dated November 1, 1999.

  In an order by the U.S. District Court for the District of Arizona dated August 30, 2000, these five lawsuits were consolidated and captioned In re:
FINOVA Group, Inc. Securities Litigation. The court also selected the Louisiana School Employees Retirement System ("LSERS") as the lead plaintiff in the consolidated cases. LSERS filed its Amended Consolidated Complaint on September 29, 2000, naming FINOVA, FINOVA Capital, Samuel Eichenfield, Matthew Breyne, and Bruno Marszowski as defendants. The consolidated amended complaint generally alleges that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to bolster FINOVA's stock price, among other reasons. Among other things, the complaint seeks unspecified damages for losses incurred by shareowners, plus interest, and other relief, and rescission with regard to the notes purchased.

  Since consolidation of the original five shareowner lawsuits, other related lawsuits have been initiated against the Company and current and former officers and directors. Three shareowner lawsuits were filed in the United States District Court for the Middle District of Tennessee, in which the named plaintiffs (John Cartwright, Sirrom Partners and Sirrom G-1, and Caldwell Travel) assert claims relating to the Company's acquisition in 1999 of Sirrom Capital Corporation, and the exchange of shares of Sirrom stock for shares of FINOVA stock. The Cartwright complaint purports to be a class action lawsuit on behalf of all Sirrom shareowners that exchanged their Sirrom stock for FINOVA stock as a result of the acquisition. The defendants named are Sirrom Capital Corporation, Samuel Eichenfield, John W. Teets, Constance Curran, G. Robert Durham, James L. Johnson, Kenneth Smith, Shoshana Tancer, Bruno Marszowski, and FINOVA Group. The complaints allege that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to reduce the total consideration provided to Sirrom shareowners at the time of the acquisition. The complaints seek unspecified damages for losses incurred by shareowners, plus interest, and other relief.

  On January 4, 2001, the United States District Court for the Middle District of Tennessee granted a motion brought by FINOVA and the other defendants to transfer the Cartwright and Sirrom Partners cases to the United States District Court for the District of Arizona. The plaintiff in Caldwell Travel agreed to dismiss that case without prejudice. Pursuant to a Stipulation and Order entered in March 2001, the Cartwright case has been consolidated for all purposes with the previous five cases in the FINOVA Group Securities Litigation, and the Sirrom Partners case has been consolidated for all pre-trial purposes. In April 2001, the lead plaintiffs are scheduled to file a Second Amended Consolidated Complaint.

  There have also been two shareowners' derivative lawsuits filed against current and former officers and directors of FINOVA Group, one in the United States District Court for the District of Arizona, and one in the Court of Chancery for Newcastle County, Delaware. Both complaints were filed on September 11, 2000, and both purport to be brought by the named plaintiffs (William Kass and Cindy Burkholter) derivatively on behalf of the Company against the officers and directors, alleging generally breaches of fiduciary and other duties as directors. These actions seek unspecified money damages and other relief. As with the consolidated securities litigation, the allegations center generally on claims that there were materially misleading statements regarding FINOVA's loss reserves. In both of these actions, the plaintiffs have agreed to a stay of all proceedings pending the final determination of the motion to dismiss in the consolidated securities litigation.

  Finally, another shareowner's derivative lawsuit was filed on September 13, 2000, in the Circuit Court for Davidson County, Tennessee, by Ronald Benkler, purportedly on behalf of Sirrom Capital Corporation, against several former officers of Sirrom Capital Corporation. The complaint alleges that the Sirrom officers breached various duties to Sirrom in connection with the acquisition of Sirrom by the Company in 1999, and the exchange

                             THE FINOVA GROUP INC.

of Sirrom stock for FINOVA stock as a result of the acquisition. The plaintiffs have agreed to a stay of discovery in this case, pending the final determination of the motion to dismiss the consolidated securities litigation.

  FINOVA believes the claims in all of these securities and derivative cases are without merit. FINOVA and the other defendants intend to vigorously defend against these claims.

  On March 6, 2001, one of FINOVA Capital's subsidiaries, FINOVA (Canada) Capital Corporation, had an involuntary Petition for Receiving Order filed against it in the Ontario, Canada, Superior Court of Justice in Bankruptcy. The action was filed by the Bank of Nova Scotia, as agent for the lenders on a $150 million (Canadian) bank facility. That same day, the courts in Canada issued a temporary injunction prohibiting transfers of assets out of the Canadian subsidiary to its other affiliates. FINOVA has not received service of process in those proceedings, but has agreed to refrain from transferring assets to its affiliates without court order.

  On March 7, 2001, FINOVA, FINOVA Capital and seven of their subsidiaries filed voluntary petitions for protection from creditors pursuant to Chapter 11, Title 11, United States Code, in the United States Bankruptcy Court for the District of Delaware. The other subsidiaries were FINOVA (Canada) Capital Corporation, FINOVA Capital plc, FINOVA Loan Administration Inc., FINOVA Mezzanine Capital Inc., FINOVA Portfolio Services, Inc., FINOVA Technology Finance Inc., and FINOVA Finance.

  FINOVA obtained orders from the bankruptcy court on the first day permitting FINOVA to continue its operations in the ordinary course including honoring its obligations to borrowers. The orders also permit the Filing Entities to pay certain prepetition expenses and claims, such as to employees (other than executive officers, with exceptions), taxing authorities and foreign trade vendors. The cases will be jointly administered.

Note O Fair Value of Financial Instruments

  The following disclosure of the estimated fair value of financial instruments has been determined by FINOVA using market information obtained by FINOVA and the valuation methodologies described below. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties in other than a forced sale or liquidation. These values do not present the liquidation value of the Company. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that FINOVA could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

  The carrying amounts and estimated fair values of FINOVA's financial instruments are as follows for the years ended December 31:

                                         2000                   1999
                                ---------------------- ----------------------
                                 Carrying   Estimated   Carrying   Estimated
                                  Amount    Fair Value   Amount    Fair Value
                                ----------- ---------- ----------- ----------
Balance Sheet--Financial
 Instruments:
Assets:
  Loans and other financing
   contracts................... $ 6,891,878 $6,771,318 $ 8,027,207 $7,890,021
Liabilities:
  Senior debt..................  10,997,687        N/A  11,407,767        N/A
Convertible preferred
 securities....................     111,550     20,700     111,550    115,000
Off-Balance Sheet--Financial
 Instruments assets
 (liabilities):
  Interest rate swaps..........                 47,472                (18,306)
  Interest rate hedge
   agreements..................                                         2,681

                             THE FINOVA GROUP INC.

  The carrying values of cash and cash equivalents, investments, net assets of discontinued operations, financing contracts held for sale, accounts payable and accrued expenses and interest payable (including accrued amounts related to interest rate swaps and interest rate hedge agreements) approximate fair values due to the short-term maturity of the on-balance sheet valuation of net realizable value of these items.

  The methods and assumptions used to estimate the fair values of other financial instruments are summarized as follows:

Loans and other financing contracts:

  The fair value of loans and other financing contracts was estimated by discounting expected cash flows using the current rates at which loans of similar credit quality, size and remaining maturity would be made as of December 31, 2000 and 1999. Management believes that the risk factor embedded in the current interest rates on performing loans results in a fair valuation of performing loans. As of December 31, 2000 and 1999, the fair value of nonaccruing impaired contracts with a carrying amount of $877.8 million (total nonaccruing impaired contracts of $893.7 million included $15.9 million of financing contracts held for sale for Realty Capital) and $113.9 million, respectively, was not estimated because it is not practical to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. As of December 31, 2000 and 1999, the carrying amount of loans and other financing contracts excludes repossessed assets with a total carrying amount of $66.0 million and $127.0 million, respectively.

Senior debt:

  The fair value of senior debt estimated by discounting future cash flows using rates currently available for debt of similar terms and remaining maturities is not meaningful in light of the uncertainties described in Note
A. Senior debt is actively trading at substantial discounts to its carrying amount.

Convertible preferred securities (TOPrS):

  The fair value of the TOPrS was determined based on quoted market prices for the publicly traded security.

Interest rate swaps:

  The fair values of interest rate swaps are based on quoted market prices obtained from participating banks and dealers.

Interest rate hedge agreements:

  The fair value of interest rate hedge agreements in place at December 31, 1999 was based on quoted market prices obtained from participating loans and dealers for transactions of similar remaining durations.

  The fair value estimates presented herein were based on information obtained by FINOVA as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair values, such values have not been updated since December 31, 2000 and 1999. Therefore, subsequent estimates of fair value may differ significantly from the amounts presented herein.

                             THE FINOVA GROUP INC.


Note P Operating Expenses

  The following represents a summary of the major components of operating expenses for the three years ended December 31:

                           2000      %       1999      %       1998      %
                         --------  -----   --------  -----   --------  -----
Salaries and employee
 benefits............... $112,519   54.6%  $112,388   66.6%    96,082   65.3%
Professional services...   32,048   15.5%     7,646    4.5%     6,275    4.3%
Other operating
 expenses...............   22,159   10.8%    24,206   14.3%    21,896   14.9%
Goodwill amortization
 (1)....................   16,300    7.9%    16,062    9.5%    11,101    7.5%
Occupancy expenses......   12,374    6.0%     8,986    5.3%     8,335    5.7%
Problem account costs...   11,865    5.8%     8,317    4.9%     7,466    5.1%
Travel and
 entertainment..........   10,837    5.3%    13,372    7.9%    10,953    7.4%
Depreciation/leasehold
 amortization...........    7,425    3.6%     5,957    3.5%     4,760    3.2%
Deferred acquisition
 costs..................  (19,415)  (9.5%)  (28,237) (16.5%)  (19,740) (13.4%)
                         --------  -----   --------  -----   --------  -----
Total operating
 expenses............... $206,112  100.0%  $168,697  100.0%  $147,128  100.0%
                         ========  =====   ========  =====   ========  =====

--------
(1) Excludes the write-down of impaired goodwill of $193.3 million in 2000.

Note Q Other Comprehensive Income

  Accumulated other comprehensive income activity for the three years ended December 31, 2000 was as follows:

                                                   Net Unrealized  Accumulated
                                                   Holding Gains      Other
                                  Foreign Currency  (Losses) on   Comprehensive
                                    Translation      Securities   Income (Loss)
                                  ---------------- -------------- -------------
Balance, January 1, 1998.........     $   (10)        $             $    (10)
Change during 1998...............        (208)             904           696
                                      -------         --------      --------
Balance, December 31, 1998.......        (218)             904           686
Change during 1999...............      (3,928)          37,054        33,126
                                      -------         --------      --------
Balance, December 31, 1999.......      (4,146)          37,958        33,812
Change during 2000...............       4,051          (22,709)      (18,658)
                                      -------         --------      --------
Balance, December 31, 2000.......     $   (95)        $ 15,249      $ 15,154
                                      =======         ========      ========

  For 2000 and 1999, the changes in foreign currency translation were net of income tax benefits of $0.1 million and $2.1 million, respectively. Net unrealized holding gains were net of income tax expenses of $8.1 million in 2000 and $25.6 million in 1999.

Note R Segment Reporting

Management's policy for identifying reportable segments

  FINOVA's reportable business segments are strategic business units that offer distinctive products and services that are marketed through different channels.

Types of products and services

  FINOVA's business is organized into three market groups, which are also its reportable segments: Specialty Finance, Commercial Finance and Capital Markets. Management relies principally on total net revenue, (loss)

                             THE FINOVA GROUP INC.

income before income taxes, preferred dividends and allocations, and managed assets in evaluating the business reportable segment.

  Specialty Finance provides a wide variety of lending products such as leases, loans, accounts receivable and cash flow based financing, as well as servicing and collection services to a number of highly focused industry specific niches. This segment includes the following lines of business:
Commercial Equipment Finance, Communications Finance, Franchise Finance, Healthcare Finance, Portfolio Services, Public Finance, Resort Finance, Specialty Real Estate Finance and Transportation Finance.

  Commercial Finance currently includes only the Rediscount Finance business unit, which provides financing through revolving credit facilities to finance companies. This segment previously included traditional asset-based businesses that provided financing through revolving credit facilities and term loans secured by assets such as receivables and inventory, as well as providing factoring and management services. In the third quarter of 2000, FINOVA announced that the Corporate Finance/Business Credit/Growth Finance and Distribution & Channel Finance business units would be discontinued. The Company also completed the sale of its Commercial Services business line in the third quarter. For further discussion on activity previously reported within the Commercial Finance segment, see "Discontinued Operations."

  Capital Markets, in conjunction with institutional investors, provides debt and equity capital funding, third-party loan administration services and provided commercial mortgage banking services until those operations were terminated. This segment includes: Realty Capital, Investment Alliance, Loan Administration, Mezzanine Capital and Harris Williams & Co. The latter was sold in the second quarter 2000. During 2000, the Company designated loans generated by the Realty Capital line of business as being held for sale.

Reconciliation of segment information to consolidated amounts

  Management evaluates the business performance of each group based on total net revenue, income before allocations and managed assets. Total net revenue is operating margin plus (losses) gains on investments and disposal of assets. Income before allocations is income before income taxes and preferred dividends, excluding allocation of corporate overhead expenses and the unallocated portion of provision for credit losses. Managed assets includes each segment's investment in financing transactions plus securitizations and participations sold.

                             THE FINOVA GROUP INC.


  Information for FINOVA's reportable segments reconciles to FINOVA's consolidated totals as follows:

                                              2000         1999        1998
                                           -----------  -----------  --------
Total net revenue:
  Specialty Finance....................... $   187,297  $   384,789  $344,541
  Commercial Finance......................      59,889       51,708    38,954
  Capital Markets.........................      56,443      101,414    24,170
  Corporate and other.....................     (17,317)      13,515    24,762
                                           -----------  -----------  --------
Consolidated total........................ $   286,312  $   551,426  $432,427
                                           ===========  ===========  ========
(Loss) income before income taxes,
 preferred dividends and allocations:
  Specialty Finance....................... $    (9,577) $   307,377  $273,674
  Commercial Finance......................      30,890       38,244    28,450
  Capital Markets.........................    (139,308)      31,235    (2,775)
  Corporate and other, overhead and
   unallocated provision for credit
   losses.................................    (638,105)     (16,517)  (62,520)
                                           -----------  -----------  --------
(Loss) income from continuing operations
 before income taxes and preferred
 dividends................................ $  (756,100) $   360,339  $236,829
                                           ===========  ===========  ========
Managed assets:
  Specialty Finance....................... $ 8,475,515  $ 8,251,642
  Commercial Finance......................   1,218,463    1,076,617
  Capital Markets.........................     800,331    1,051,367
  Corporate and other.....................      43,566       63,510
                                           -----------  -----------
Consolidated total........................ $10,537,875  $10,443,136
Less securitizations......................    (357,471)    (121,322)
                                           -----------  -----------
Investment in financing transactions...... $10,180,404  $10,321,814
                                           ===========  ===========

Geographic information

  FINOVA attributes managed assets to geographic areas based on the location of the asset. Managed assets at December 31, 2000 and 1999 by geographic area were as follows:

                                              2000       %       1999       %
                                           ----------- -----  ----------- -----
United States............................. $ 9,224,439  87.5% $ 9,165,796  87.8%
Europe....................................     728,604   6.9%     806,678   7.7%
Other foreign.............................     584,832   5.6%     470,662   4.5%
                                           ----------- -----  ----------- -----
                                           $10,537,875 100.0% $10,443,136 100.0%
                                           =========== =====  =========== =====

  Other foreign includes customer relationships in geographic areas which, on an individual basis represent less than 2.0% of the total. Currently, it is impracticable to report revenues attributed to foreign countries.

Major customer information

  FINOVA has no single customer that accounts for 10% or more of revenue.

Note S Acquisitions

  FINOVA had no acquisitions in 2000. During 1999, FINOVA acquired various businesses and portfolios under the purchase method with initial managed assets totaling $1.15 billion.

                             THE FINOVA GROUP INC.


  In December 1999, FINOVA acquired Fremont Financial Corporation ("Fremont"), the commercial lending subsidiary of Fremont General Corporation, headquartered in Santa Monica, California. Fremont, which provides secured working capital and term loans averaging $2 million to $4 million to mid-size businesses throughout the U.S., was added to FINOVA's Commercial Finance Group. The purchase price was approximately $131 million, paid in cash. Total assets acquired were $723 million, including $23 million in goodwill and assumed liabilities of $592 million. Managed assets purchased were $662 million. Goodwill was being amortized over 20 years; however, the balance was written off when it was classified as a discontinued operation.

  In March 1999, FINOVA acquired Sirrom Capital Corporation, a specialty finance company headquartered in Nashville, Tennessee. The purchase price was approximately $343 million in FINOVA common stock, excluding converted stock options. Total assets acquired were $621 million, including $67 million in goodwill with $278 million in assumed liabilities and transaction costs. Managed assets acquired were $469 million. Goodwill was being amortized over 25 years; however, the balance was considered impaired and written off at year-end 2000.

  In February 1999, FINOVA acquired Preferred Business Credit, a Los Angeles-based provider of accounts receivable loans to small and mid-size businesses for $12 million in FINOVA common stock. It is functioning as the West Coast operation for the Growth Finance division, acquired in October 1998. Total assets purchased were $30 million, including $12 million in goodwill that was being amortized over 25 years; however, the balance was written off when it was classified as a discontinued operation.

Note T Discontinued Operations

  During the third quarter of 2000, FINOVA's Board of Directors approved a plan to discontinue and offer for sale its Corporate Finance, Distribution & Channel Finance and Commercial Services lines of business. As a result, the Company has reported these divisions as discontinued operations in accordance with Accounting Principles Board Opinion ("APB") No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.

  The consolidated financial statements of the Company have been reclassified to reflect the disposition of these businesses as discontinued operations for all years presented. Accordingly, the revenues, costs and expenses, assets and liabilities expected to be assumed by an acquiring entity, and cash flows of these discontinued operations have been excluded from the respective captions in the consolidated balance sheet and statements of consolidated operations and cash flows for all years presented.

  Management believes that net assets of discontinued operations represents a reasonable estimate of the net realizable values of such businesses. This estimate is subject to change based on market conditions, interest rates and other factors that could cause the ultimate amount to be significantly different.

  On August 28, 2000 FINOVA Capital completed the sale of substantially all of the assets of its Commercial Services division to an independent third party for approximately $235 million. The Commercial Services division provided factoring and accounts receivable management services for entrepreneurial and larger firms primarily in the textile and apparel industry. The sale and additional net realizable mark-downs made in the fourth quarter resulted in an after-tax loss from disposition of $7.0 million, which included a $16.7 million after-tax charge for unamortized goodwill. Upon completion of the sale, the Company retained a small portfolio, which after the write-downs, totaled $11.1 million at December 31, 2000. The Company estimates the remaining portfolio will be liquidated within six to nine months. For the twelve months ended December 31, 2000, the Company recorded $13.0 million in after-tax losses from Commercial Services discontinued operations and maintained an accrual for future operating losses totaling $2.9 million.

                             THE FINOVA GROUP INC.


  The Corporate Finance division includes the Corporate Finance, Business Credit and Growth Finance lines of business. Corporate Finance provided cash flow-oriented, asset based term and revolving loan products. Business Credit offered collateral-oriented revolving credit facilities and term loans, while Growth Finance provided collateral-based working capital financing primarily secured by accounts receivable. The Company's formal plan, which is estimated to take approximately one year to complete, includes finding a buyer, or if a buyer is not located a substantial liquidation of the assets is estimated to be accomplished within the year. At December 31, 2000, the Company had net Corporate Finance assets in discontinued operations of $1.0 billion and had recorded after-tax losses in 2000 of $21.4 million from Corporate Finance, as part of discontinued operations. The Corporate Finance division is estimated to operate near breakeven during the next nine to twelve months. FINOVA sold approximately $309 million of Corporate Finance assets to an independent third party on February 1, 2001. These assets were adjusted to net realizable value as of December 31, 2000.

  Distribution & Channel Finance provided inbound and outbound inventory financing. The Company's formal plan of disposal, which is estimated to take up to one year to complete, included finding a buyer, or if a buyer was not located a liquidation of the assets. On December 29, 2000, FINOVA sold $46.4 million of Distribution & Channel Finance receivables at par to an independent third party which resulted in remaining net assets in discontinued operations of $132.1 million as of December 31, 2000. For the year ended December 31, 2000, FINOVA had recorded after-tax losses of $21.0 million from Distribution & Channel Finance, as part of discontinued operations. The Company has assumed Distribution & Channel Finance will operate near breakeven during the next six to nine months.

  At December 31, 2000, FINOVA had total net assets of discontinued operations of $1.16 billion, which includes the following:

                                            Distribution
                                Corporate    & Channel   Commercial
                                 Finance      Finance     Services    TOTAL
                                ----------  ------------ ---------- ----------
Investment in financing
 transactions.................  $1,042,489    $168,494    $16,496   $1,227,479
Investments...................       7,282                               7,282
Accounts payable and accrued
 expenses (1).................     (29,852)     (4,517)    (5,407)     (39,776)
Due to clients (2)............        (898)    (31,864)                (32,762)
                                ----------    --------    -------   ----------
Net assets of discontinued op-
 erations.....................  $1,019,021    $132,113    $11,089   $1,162,223
                                ==========    ========    =======   ==========

--------
(1) FINOVA has assumed that all liabilities directly relate to the remaining assets of the corresponding discontinued business and will be assumed by an acquiring entity. The amounts include accruals for future operating losses. A substantial portion of the balance at December 31, 2000 relates to the various cash incentive, retention and severance plans developed for the employees of the discontinued lines of business.
(2) Due to clients represents the amount due to third party vendors on behalf of our customers.

                             THE FINOVA GROUP INC.


  Loss from discontinued operations in the Consolidated Statement of Operations for the year ended December 31, 2000 includes the following:

                                             Distribution
                                  Corporate   & Channel   Commercial
                                   Finance     Finance     Services   TOTAL
                                  ---------  ------------ ---------- --------
Income from financing
 transactions.................... $200,520     $ 14,394    $ 17,034  $231,948
Interest expense (1)............. (137,417)     (25,053)    (13,184) (175,654)
Volume based fees................      538       27,494       7,839    35,871
Losses on disposal (2)...........  (11,441)                 (15,723)  (27,164)
Net write-offs (2)...............  (25,665)     (33,551)     (2,120)  (61,336)
Operating expenses...............  (50,925)     (13,642)    (12,692)  (77,259)
                                  --------     --------    --------  --------
Loss from operations.............  (24,390)     (30,358)    (18,846)  (73,594)
Income tax benefit...............    2,981        9,402       5,814    18,197
                                  --------     --------    --------  --------
Discontinued operations, net of
 tax............................. $(21,409)    $(20,956)   $(13,032) $(55,397)
                                  ========     ========    ========  ========

--------
(1) Interest expense was allocated to discontinued operations based on the debt identified to the discontinued business and the Company's applicable cost of funds.
(2) These charges to discontinued operations occurred prior to the measurement date.

  The net loss on disposal of assets for the year ended December 31, 2000 is comprised of the following adjustments from September 30, 2000:

                               Corporate  Distribution &  Commercial
                                Finance   Channel Finance  Services    TOTAL
                               ---------  --------------- ---------- ---------
As of September 30, 2000 on a
 pre-tax basis:
  Net realizable value mark-
   downs.....................  $(215,760)    $(17,000)     $         $(232,760)
  Goodwill written off.......    (54,729)     (24,940)      (27,669)  (107,338)
  Proceeds in excess of
   assets sold...............                                29,172     29,172
  Accrued expenses...........    (28,922)      (5,198)      (10,377)   (44,497)
  Income tax benefit.........    118,417       18,643         3,510    140,570
                               ---------     --------      --------  ---------
Net loss on disposal of
 operations as of September
 30, 2000....................   (180,994)     (28,495)       (5,364)  (214,853)
  Additional net realizable
   value mark-downs..........   (112,543)        (893)       (1,315)  (114,751)
  Additional accrued
   expenses..................    (13,385)      (4,815)                 (18,200)
  Income tax benefit
   (expense).................     12,800       (2,337)         (370)    10,093
                               ---------     --------      --------  ---------
Net loss on disposal of
 operations as of December
 31, 2000....................  $(294,122)    $(36,540)     $ (7,049) $(337,711)
                               =========     ========      ========  =========

  The additional losses in the fourth quarter of 2000 were primarily attributable to a further deterioration in the portfolios caused in part by the weakening economy.

  The income tax benefit on discontinued operations has been computed using the effective tax rate at September 30, 2000 and December 31, 2000, which is, in part, based on the Company's ability to utilize the deferred tax assets. See Note K for further explanation.

                             THE FINOVA GROUP INC.


Note U Operating Leases

  The Company leases various office properties under operating leases expiring through 2014.

  Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2000 are:

   2001............................................................... $ 15,499
   2002...............................................................   13,840
   2003...............................................................   12,945
   2004...............................................................   11,591
   2005...............................................................    8,661
   Thereafter.........................................................   46,157
                                                                       --------
   Total minimum future rental payments............................... $108,693
                                                                       ========

  Total minimum future rental payments have not been reduced by $9,653 of sublease rentals to be received in the future under non-cancelable subleases.

  Rent expenses, net of sublease rentals of $1.8 million, $2.4 million and $1.9 million was $12.4 million, $9.0 million and $8.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                             THE FINOVA GROUP INC.

                     SUPPLEMENTAL SELECTED FINANCIAL DATA
                    CONDENSED QUARTERLY RESULTS (UNAUDITED)
                 (Dollars in thousands, except per share data)

  The following represents the condensed quarterly results for the three years ended December 31, 2000, 1999 and 1998:

                                          First    Second   Third     Fourth
                                         Quarter  Quarter  Quarter   Quarter
                                         -------- -------- --------  --------
Income earned from financing
 transactions:
  2000.................................. $293,378 $288,777 $292,941  $273,227
  1999..................................  222,560  241,950  262,470   279,298
  1998..................................  187,419  201,656  205,846   228,370
                                         -------- -------- --------  --------
Interest expense:
  2000..................................  141,813  151,043  161,565   174,418
  1999..................................  103,384  109,558  117,738   134,576
  1998..................................   84,918   88,778   95,248   104,637
                                         -------- -------- --------  --------
Gains (losses) on investments and
 disposal of assets:
  2000..................................   21,031   13,462  (90,042) (113,040)
  1999..................................   12,370   18,627   14,880    22,009
  1998..................................    1,526    7,432    6,471    12,483
                                         -------- -------- --------  --------
Non-interest expenses:
  2000..................................   93,562   62,382  156,677   795,710
  1999..................................   55,847   57,727   73,099    72,249
  1998..................................   55,175   64,918   64,415    81,044
                                         -------- -------- --------  --------
Income (loss) from continuing
 operations:
  2000..................................   47,581   55,677  (71,011) (578,956)
  1999..................................   46,748   57,925   54,892    58,676
  1998..................................   34,632   36,525   35,014    36,490
                                         -------- -------- --------  --------
Net income (loss):
  2000..................................   10,412   42,933 (274,061) (719,101)
  1999..................................   50,057   53,663   54,905    56,619
  1998..................................   39,741   40,535   41,838    38,227
                                         -------- -------- --------  --------
Basic income (loss) from continuing
 operations per share:
  2000..................................     0.78     0.91    (1.16)    (9.49)
  1999..................................     0.83     0.94     0.90      0.96
  1998..................................     0.62     0.65     0.62      0.66
                                         -------- -------- --------  --------
Diluted income (loss) from continuing
 operations per share (1):
  2000..................................     0.77     0.89    (1.16)    (9.49)
  1999..................................     0.78     0.89     0.86      0.92
  1998..................................     0.58     0.61     0.59      0.63
                                         -------- -------- --------  --------

--------
(1) Diluted income (loss) from continuing operations per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly diluted income (loss) from continuing operations per share for 2000 does not equal the total computed for the year due to the dilution affecting the first quarter and second quarter computations.

    AVERAGE BALANCES/OPERATING MARGIN/AVERAGE ANNUAL RATES (UNAUDITED) (1)
                            (Dollars in thousands)

  The following represents the breakdown of FINOVA's average balance sheet, operating margin and average annual rates for the years ended December 31, 2000 and 1999:

                                        2000                                   1999
                          -----------------------------------    -----------------------------------
                                        Interest &                             Interest &
                            Average    Volume-Based   Average      Average    Volume-Based   Average
                            Balance        Fees        Rate        Balance        Fees        Rate
                          -----------  ------------   -------    -----------  ------------   -------
ASSETS
 Cash and cash
  equivalents...........  $   410,573   $                        $    70,247   $
 Investment in financing
  transactions..........   10,372,539    1,083,740(2)  11.3%(3)    9,212,153     948,795(2)   10.9%(3)
 Less reserve for credit
  losses................     (230,824)                              (162,358)
                          -----------                            -----------
 Net investment in
  financing
  transactions..........   10,141,715                              9,049,795
 Investments............      417,635                                293,415
 Goodwill and other
  assets................      541,238                                419,788
 Net assets of
  discontinued
  operations............    2,246,337                              2,008,469
                          -----------                            -----------
                          $13,757,498                            $11,841,714
                          ===========                            ===========
LIABILITIES AND
 SHAREOWNERS' EQUITY
 Liabilities:
 Other liabilities......  $   258,844   $                        $   222,151   $
 Senior debt............   11,466,141      628,839      5.5%       9,646,010     465,256       4.8%
 Deferred income taxes,
  net...................      379,627                                370,201
                          -----------                            -----------
                           12,104,612                             10,238,362
Company-obligated
 mandatory redeemable
 convertible preferred
 securities of
 subsidiary trust solely
 holding convertible
 debentures of FINOVA...      111,550                                111,550
Shareowners' equity.....    1,541,336                              1,491,802
                          -----------                            -----------
                          $13,757,498                            $11,841,714
                          ===========                            ===========
Interest income and
 volume based
 fees/average earning
 assets (3).............                $1,083,740     11.3%                   $ 948,795      10.9%
Less: interest
 expense/average earning
 assets (3) (4).........                  (628,839)     6.6%                    (465,256)      5.3%
                                        ----------     ----                    ---------      ----
Operating margin (4)....                $  454,901      4.7%                   $ 483,539       5.6%
                                        ==========     ====                    =========      ====

--------
(1) Averages are calculated based on monthly balances.
(2) For the years ended December 31, 2000 and 1999 interest income is shown net of operating lease depreciation.
(3) The average rate is calculated based on average earning assets ($9,603,774 and $8,713,535 for 2000 and 1999, respectively) which are net of average deferred taxes on leveraged leases and average nonaccruing assets.
(4) For the year ended December 31, 2000, excluding the impact of derivatives, interest expense would have been $627,517 or 6.5% of average earning assets and operating margin would have been $453,579 or 4.7% of average earning assets. For the year ended December 31, 1999, excluding the impact of derivatives, interest expense would have been $469,228 or 5.39% of average earning assets and operating margin would have been $487,512 or 5.59% of average earning assets.

                                                                      EXHIBIT 12

            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                            Year Ended December 31,
                                 ----------------------------------------------
                                   2000       1999     1998     1997     1996
                                 ---------  -------- -------- -------- --------
(Loss) income before from
 continuing operations before
 income taxes and preferred
 dividends...................... $(756,100) $360,339 $236,829 $211,068 $161,024
Add fixed charges:
  Interest expense..............   628,839   465,256  373,581  325,467  286,486
  One-third of rent expense.....     4,125     2,995    2,778    2,059    1,842
                                 ---------  -------- -------- -------- --------
Total fixed charges.............   632,964   468,251  376,359  327,526  288,328
                                 ---------  -------- -------- -------- --------
Net (loss) income as adjusted... $(123,136) $828,590 $613,188 $538,594 $449,352
                                 ---------  -------- -------- -------- --------
Ratio of (loss) income to fixed
 charges........................     (0.19)     1.77     1.63     1.64     1.56
                                 =========  ======== ======== ======== ========
Preferred stock dividends on a
 pre-tax basis.................. $   6,325  $  6,325 $  6,325 $  6,676 $
Total fixed charges and
 preferred stock dividends...... $ 639,289  $474,576 $382,684 $334,202 $288,328
                                 ---------  -------- -------- -------- --------
Ratio of (loss) income to fixed
 charges and preferred stock
 dividends......................     (0.19)     1.75     1.60     1.61     1.56
                                 =========  ======== ======== ======== ========

                                    ANNEX B


                            INFORMATION ON DIRECTORS

                             AND EXECUTIVE OFFICERS

                                    CONTENTS

The Board of Directors.....................................................  B-1

Board Information..........................................................  B-3

Human Resources Committee Report on Executive Compensation (1).............  B-6

Executive Compensation and Other Information............................... B-11

Employment Agreements...................................................... B-15

Compensation Committee Interlocks and Insider Participation................ B-19

Related Party Transactions................................................. B-20

Section 16(a) Beneficial Ownership Reporting Compliance.................... B-20

FINOVA Share Ownership..................................................... B-20

--------
(1) The Human Resources Committee report will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this Annex or the Report on SEC Form 10-K.

                             THE BOARD OF DIRECTORS

Board             The Board currently has seven members. The directors are
Structure:        divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three year terms.

   Terms Expire  James L.          Chairman Emeritus of GTE Corporation (a diversified
    at the 2001  Johnson           telecommunications company) since 1993. Before that he was
Annual Meeting:                    its Chairman and Chief Executive Officer. Director of The
                                   MONY Group Inc. (formerly Mutual Life Insurance Company of
                                   New York), Harte/Hanks Communications Co., Inc., Cell Star
                                   Corporation, Valero Energy Corporation and Walter
                                   Industries, Inc. Board member since 1992. Age 73.

                 John W. Teets
                                   Chairman and Chief Executive Officer of J.W. Teets
                                   Enterprises, L.L.C. since 1997. Before that he was the
                                   Chairman and Chief Executive Officer or similar positions of
                                   Viad Corp, formerly The Dial Corp, for more than 5 years.
                                   Board member since 1992 and Chairman from 2000 until March
                                   2001. Age 67.

   Terms Expire  Constance R.      President of Cardinal Health Consulting Services since 2000.
    at the 2002  Curran            Previously was President and Chief Executive Officer of
Annual Meeting:                    CurranCARE, Inc. (a nationwide healthcare management
                                   company) since 1995. Vice Chairman and National Director of
                                   APM, Patient Care Services from 1990-1995. Formerly Vice
                                   President of the American Hospital Association and Dean, the
                                   Medical College of Wisconsin. Editor of Nursing Economic$
                                   since 1990. Board member since 1998. Age 53.

                 G. Robert
                 Durham            Chairman of FINOVA since March 2001. Retired Chairman and
                                   Chief Executive Officer of Walter Industries, Inc. (a
                                   homebuilding and financing, building materials, natural
                                   resources and industrial manufacturing company) since 1996.
                                   He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive
                                   Officer of Phelps Dodge Corporation (a mining company).
                                   Director of The MONY Group Inc. (formerly Mutual Life
                                   Insurance Company of New York), Amphenol Corp. and Earle M.
                                   Jorgensen Co. Board member since 1992. Age 72.

Kenneth R         Eller Distinguished Service Professor of Economics since
Smith             1980, Dean of the Karl Eller Graduate School of Management
                  and the Eller College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The
                  University of Arizona. Chairman since 1996 and a director since 1990 of Apache Nitrogen Products, Inc. Chairman of
                  GroupSystems.com, Inc. Former director of Southwest Gas
                  Corporation. Board member since 1992. Age 58.

    Terms Expire
     at the 2003
 Annual Meeting:

Robert H.         Chairman since 1999, Chief Executive Officer since 1993,
Clark, Jr.        President since 1983 and a director since 1968 of Case,
                  Pomeroy & Company, Inc. (real estate, oil and gas and investment activities). Also a director of Homestake Mining
                  Company. Board member since 1997. Age 60.

Shoshana B.       Professor Emeritus of International Studies since 2001 and a
Tancer            Professor for more than five years and Director of the North
                  American Free Trade Agreement Center since 1993 of
                  Thunderbird, The American Graduate School of International
                  Management. Also, principal of Tancer Law Firm, PLC since
                  2000. Formerly of-counsel to the law firm of Ryley, Carlock
                  & Applewhite, P.A. since 1999. Previously of-counsel to
                  O'Connor, Cavanagh, Anderson, Killingsworth & Beshears for more than five years. Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Board member since 1994.
                  Age 65.

                               BOARD INFORMATION
Board Meetings:

In 2000, in light of its consideration of FINOVA's strategic alternatives, the Board held a total of 36 Board and 11 committee meetings, plus a number of meetings of the Special Committee. Each director attended at least 75% of his or her Board and committee meetings. In October 2000, the Board voluntarily suspended meeting fees for meetings conducted primarily by telephone for the rest of that year. As a result, directors were not compensated for attendance at 3 Board and 2 Audit Committee meetings.

Board Committees:

The Executive Committee exercises all the powers of the Board when the Board is not in session, except as limited by law. The Executive Committee held no meetings but reviewed a number of transactions by unanimous written action without a meeting last year. Members: Messrs. Durham, Johnson and Smith and Ms. Tancer.

The Audit Committee recommends appointment of the Company's independent auditors. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, Ethics Committee actions, audit fees and certain other expenses. It supervises our corporate compliance program and the Ethics Committee. The Audit Committee held 5 meetings in 2000. All members are non-employee directors. Members: Mr. Clark, Chairman, Ms. Curran, Mr. Johnson, Ms. Tancer and Mr. Teets.

The Human Resources Committee exercises all the powers of the Board in authorizing and approving executive succession plans and compensation of and agreements with executives and employees. As part of those duties, the Committee administers all compensation, incentive and severance plans of FINOVA and its subsidiaries, including the 1992 Stock Incentive Plan, along with awards under those plans. The committee delegated to the Chief Executive Officer the authority to set compensation for non-executive officers, subject to the committee's supervision. The committee evaluates the competitiveness of FINOVA's compensation and the performance of the Chief Executive Officer. It held 6 meetings in 2000. All members of the committee are non-employee directors. Members: Mr. Smith, Chairman, Ms. Curran and Messrs. Clark, Durham and Teets.

The Special Committee was appointed in November 2000 to assist the Board in supervising the review of strategic alternatives, including the monitoring of negotiations relating to possible equity investments in FINOVA or other restructuring transactions. Members: Mr. Durham and Mr. Smith.

The Board does not have a nominating committee. The entire Board performs those duties.

BOARD COMPENSATION

Retainer and Fees:

Directors may
elect to
receive their
retainer in
cash, shares
or options.

Non-employee directors receive a $30,000 annual retainer. To encourage directors to own our shares, they may elect to receive their retainers in cash, restricted stock or stock options The director generally cannot sell or transfer the restricted stock and the options do not vest (become exercisable) until the day before the next annual meeting of shareowners. If the director stops being a Board member before that date, the director forfeits the shares or options, with certain exceptions. Special Committee members are paid an additional retainer of $10,000 per month of service.

Directors also receive $1,500 for each Board, committee or other meeting attended. Board members receive $100 for each matter considered without a meeting. We reimburse directors for any expenses related to their Board service and have provided at company expense transportation and lodging benefits through company facilities on an occasional basis to directors and their families.

Option Grants:

Under the terms of the 1992 Stock Incentive Plan, non-employee directors automatically receive options to purchase 4,000 shares when they become directors and another 3,000 each year of their term. The exercise price of the options is the fair market value of our shares on the grant date.

Deferred Compensation and Option Plans:

Non-employee directors may defer all or part of their retainer and fees under the Directors' Deferred Compensation Plan. Deferred amounts earn interest at an industrial bond rate in effect each quarter. The director may generally determine when the funds are to be paid. There were no participants in this plan as of the end of 2000.

Directors also may defer receipt of their cash compensation from FINOVA through our Bonus KEYSOP Program. Officers who are eligible to receive FINOVA restricted stock also may participate in that program. Under the KEYSOP program, participants receive options in lieu of their cash income. The options are exercisable anytime between 6 months and 20 years after the grant date, with certain exceptions, such as termination of employment.

The KEYSOP program deposits the compensation that would have been paid into a trust. The trust invests the compensation until the participant elects to exercise the options. The KEYSOP accounts are invested in up to nine designated mutual funds, and are adjusted for any income or loss on those investments. Dividends in the KEYSOP are reinvested in the funds selected by the participant.

To exercise a KEYSOP option, the participant must pay 25% of the option's fair market value on the option grant date or the exercise date, whichever is greater. We grant KEYSOP options for more than the deferred compensation to cover the initial exercise price, so that the participants are not unduly disadvantaged by participating in that program. This mark-up in KEYSOP option grants results in no greater compensation to the participant than would have occurred had he or she not elected to participate in the program. However, participants could receive less compensation if the accounts lose value, since the exercise price is always no less than 25% of the fair market value on the grant date. When the KEYSOP options are exercised, the participant receives the securities relating to his or her account. There were no participants in this plan as of the end of 2000.

Retirement Plan:

Non-employee directors participate in the Directors' Retirement Benefit Plan. If a director is at least 62 on his or her retirement date and has at least five years of service on the Board, we will pay the director an annual pension equal to the retainer in effect on the retirement date. That pension will continue during the life of the director for up to the number of years the director served on the Board.

Charitable Awards
        Programs:

As part of our overall support for charities, and to help attract directors with outstanding experience and ability, the Board implemented the Directors' Charitable Awards Program. It enables each director to contribute $100,000 per year for ten years following his or her death to a charity or foundation selected by the director. To fund the program, we purchase, at minimal cost, life insurance on each eligible director, payable to FINOVA as beneficiary. Future directors elected to the Board are not eligible to participate in the program unless the Board otherwise determines.

                        HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Committee:

The Human Resources Committee is comprised only of independent directors as defined by the SEC and IRS. The committee exercises the Board's powers in compensating executive officers of FINOVA and its subsidiaries. We also administer FINOVA's incentive plans, including the 1992 Stock Incentive Plan. We make every effort to assure our compensation program is consistent with FINOVA's values and furthers its business strategy.

The Year 2000:

The year 2000 brought the early retirement of our former Chairman, President and Chief Executive Officer at the end of the first quarter. At the same time, but in an unrelated circumstance, FINOVA announced a $70 million charge to increase loss reserves following the write-off of a loan. We then were unable to renew in full our bank facilities that provided a back up to our commercial paper program, which resulted in credit rating agency downgrades. In May 2000, we engaged financial advisors to assist us in exploring strategic alternatives, including a sale of FINOVA. In light of this situation, the committee and the Board focused on implementing retention and incentive plans for the entire workforce, including our senior management.

Due to the impact on FINOVA following those events, the Committee did not grant stock option and restricted stock awards to employees (except for standard initial grants to newly hired and promoted employees). Neither did it implement any new long-term incentive plans other than the retention plans discussed below. Executive officers did not receive salary merit adjustments in 2000. Furthermore, because substantial portions of compensation have been performance-based, including bonus, stock and option awards, compensation paid to the senior executives in 2000 was substantially below that of previous years.

Retention Plans:

To help retain our workforce while FINOVA explored its strategic alternatives, the Board adopted retention plans during the year. One of FINOVA's core strengths has been the quality of its workforce. As a result, the Board deemed it critical to implement retention plans designed to help preserve FINOVA's franchise value.

General Retention Plan:

All permanent employees, other than the executive officers, participate in the general employee retention plan. That plan originally provided for payment of one-third of a bonus to the participant upon a change-of-control, as defined in that plan, and the remainder six months after that event, provided the employee continued to remain an active employee in good standing. When a change-of-control did not occur by August, the Board amended the plan to commence monthly payouts of 10% of the retention bonus, with the last 40% to be paid in April 2001, assuming no change-in-control. The Board terminated the 2000 Management Incentive Plan for general retention plan participants. The Company adopted new retention plans for the remainder of 2001, which must be approved by the Bankruptcy Court.

                        HUMAN RESOURCES COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION (Continued)

Executive Officer
Retention Plan:

For the same reasons noted above, and in consultation with outside consultants, in May 2000 the Board implemented a retention plan for the executive officers. Under that plan, the executive officers were to be paid specified amounts ranging from $3 million, for the Chief Executive Officer, to $1 or $2 million for the other participants. The retention amounts were to be paid two years from the grant date (May 2002), six months after a change-in-control, as defined, or upon involuntary termination other than for cause, whichever occurred first. No portions of those retention amounts were paid to participants in 2000. Due to FINOVA's filing for protection from creditors in March 2001 under Chapter 11, Title 11 of the United States Code, the Board and the participants in that retention plan agreed to terminate those plans in exchange for reduced levels of severance or continuing compensation, as applicable. Six of the twelve participants in that plan terminated employment at that time, including Mr. Breyne.

Succession Planning:

Each year, the Committee has undertaken succession planning for key positions, to help assure continuity for FINOVA. In March 2000, the Board elected Mr. Breyne as President and Chief Executive Officer and a director of FINOVA. He also became Chairman and Chief Executive Officer in addition to being President of FINOVA Capital. The Committee approved an employment agreement for Mr. Breyne after receiving advice from its compensation consultants, Hewitt Associates. In March 2001, Mr. Breyne was succeeded by our General Counsel and Secretary, William J. Hallinan, who assumed the additional duties as President and Chief Executive Officer.

   Executive
Compensation
  Generally:

We review executives' pay each year. Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives and how the executive might contribute to our future success. We also look at FINOVA's financial performance and the compensation levels at comparable companies.

        Total
Compensation:

In past years, we targeted total compensation levels for the executives to fall between the average and the top 25% levels of the other similar companies, adjusted in light of FINOVA's and the executive's performance. Our primary objective has been to place more compensation at risk in the form of short-term and long-term compensation than our competitors, on average. In 2000, we focused instead on retention issues.

Base Salary:

We did not adjust salaries in 2000 from the prior year's levels for the executive officers.

We did not
adjust
salaries for
our
executives in
2000.

Annual Incentives:

Our annual cash bonus plans, the Management Incentive Plans ("MIPs"), reward key employees for meeting challenging annual goals. We establish MIP target awards for each participant as a percentage of salary, generally 40-55% for the executives whose

                        HUMAN RESOURCES COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION (Continued)

No MIP
bonuses were
paid in 2000.

names appear in the Summary Compensation Table included in this Annex B. We can adjust those awards based on individual and corporate performance, resulting in an award of between 0-200% of the target. Because the performance goals were not met, no MIP awards were made based on performance in 2000. We retained, but did not exercise, our discretion to make awards regardless of performance.

For employees of the parent company, FINOVA, the 2000 performance goals and their relative importance for plan purposes were earnings per share (30%), net income from continuing operations (30%), return on average equity (30%) and relative shareowner performance (10%). In 2000, FINOVA's overall performance fell below the minimum performance targets for each of the criteria.

Annual bonuses for most of our employees were to have been based on FINOVA Capital's performance. Those goals for 2000 were net income from continuing operations (40%), return on average equity (40%) and average managed assets (20%). FINOVA Capital's performance fell below the minimum permitted levels for each of the categories.

Long-Term Incentives:

We grant
options only at
or above the
market price of
our shares on
the grant date.

We have provided long-term incentives through stock options, performance-based restricted stock and the Performance Share Incentive Plans, discussed below. These plans help focus top management on specific long-term goals and link their incentives to increases in our share price.

Executives did
not receive
option awards
in 2000, with
one minor
exception.

Options give executives an opportunity to buy our shares. We grant options under the 1992 Stock Incentive Plan only at or above the market price on the grant date. As a result, the options have value only to the extent the share price increases. The options to employees exempt from the overtime pay laws generally vest over at least three years from the grant date. We make every effort to balance the dilution to shareowners with the motivation for the employees. With the exception of one 500 share option grant to one executive to reward 1999 performance, we did not award stock options to executives in 2000.

No employees
received
restricted
stock grants in
2000.

Although we could grant restricted stock to executives that, for example, might vest with the mere passage of time or continued employment, we have chosen instead since mid-1992 to grant only performance-based restricted shares that have more stringent performance goals. Those goals require that FINOVA perform at least as well as the market (as measured by the S&P 500 or S&P Financial indices) before that year's portion of the award vests. Because those grants vest over five years, the awards help retain and motivate executives during that period and so long as they hold those shares afterwards. While we have discretion to waive performance requirements, we did not do so in 2000.

                        HUMAN RESOURCES COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION (Continued)

As you know, FINOVA's stock performance in 2000 was abysmal. As a result, the performance-based restricted stock scheduled to vest on January 1, 2001 was forfeited by each of the officers holding that stock, except as noted below. For performance-based restricted stock awards granted in 1998 and later, performance below the minimum thresholds in one year can be offset by performance above the maximum levels in the next vesting year. Thus, those portions of the awards granted in 1998 that were scheduled to vest on January 1, 2001 were not forfeited, and vesting will depend on FINOVA's relative share performance this year.

No PSIP awards
were paid in
2000.

We did not
create a
2001-2003 PSIP.

The Performance Share Incentive Plans ("PSIPs") focus management on long-term operational goals in addition to share appreciation. For the 1999-2001 and 2000-2002 FINOVA PSIP, those goals relate to net income from continuing operations (35%), earnings per share (35%) and return on average equity (30%). FINOVA Capital's 1999-2001 and 2000-2002 PSIP goals are net income from continuing operations (35%), return on average equity (35%) and economic profit (30%). PSIPs measure performance over three years.

The number of PSIP share units awarded to participants is based on percentages of their salaries (between 40% and 60% for the officers identified in the Summary Compensation Table). Those percentages of salary are divided by the December average share price before the beginning of the PSIP plan, to result in the number of PSIP shares awarded to that participant. Final awards are paid at the December average share price at the end of the PSIP plan, creating an incentive to seek further increases in our share price.

Awards to those who manage our operating divisions depend on both the performance of FINOVA Capital (25%) and their particular business unit (75%). In that way, we link their incentive compensation to overall and divisional performance.

We review final award sizes and eligibility and can adjust payments within specified amounts if we believe circumstances warrant a change. Because FINOVA's performance was below the minimum expectations, no payments were made under the 1998-2000 PSIP.

Tax Code Concerns:

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to senior executives in excess of $1 million per year, unless that income meets permitted exceptions. One exception is if the pay is based on performance, under stringent tests established by that section. Shareholders approved amendments in 1997 to the 1992 Stock Incentive Plan continuing that plan's qualification under Section 162(m). Therefore, we are eligible to receive a tax deduction for compensation under those awards, to the extent we are able to take deductions for those amounts.

                        HUMAN RESOURCES COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION (Continued)

For our other short- and long-term performance plans, compliance with Section 162(m) would eliminate our flexibility to adjust the plans if FINOVA's business incurs a significant change. Section 162(m) prohibits adjustment of performance goals after the first part of the year. Our experience since FINOVA became independently owned demonstrates the advantages of having that flexibility to continue to motivate and reward our key personnel. In past years, we have adjusted performance goals later in the year, in light of unusual changes in our business or acquisitions or dispositions that have occurred. Those adjustments would not have been allowed under Section 162(m). Thus, FINOVA decided to forego the exemption to the extent compensation paid under those plans exceeds the threshold. Based on compensation levels for 2000, however, we do not anticipate that FINOVA will lose any tax deductions due to Section 162(m) limitations for that year. We continue to review our position from time to time with respect to this issue.

CEO Compensation:

As noted above, Mr. Breyne was elected in March 2000 to serve as President and Chief Executive Officer, following the retirement of our former Chairman. We entered into an employment agreement with him shortly following his election to office, after receiving recommendations from our outside compensation consultants, Hewitt & Associates. He received no discretionary awards, bonuses, stock or option grants under that agreement in 2000.

As discussed above, the majority of Mr. Breyne's compensation was placed at risk because it was tied to performance goals, including our share price. As with our other officers, he forfeited his MIP, PSIP and performance-based restricted shares scheduled to vest on January 1, 2001, except as noted above. He also did not receive any option grants in 2000, notwithstanding his election to serve as President and Chief Executive Officer. Those actions demonstrate our commitment to tying pay and performance.

Conclusion:

We believe the executive team provided dedicated service to FINOVA during this critical period. We will work to assure the executive compensation programs continue to meet our strategic goals as well as the overall objectives discussed above.

                Kenneth R. Smith, Chairman
                Robert H. Clark, Jr.
                Constance R. Curran
                G. Robert Durham
                John W. Teets
                Members, Human Resources Committee

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of
Compensation:

The following table summarizes the compensation we paid our President and Chief Executive Officer in 2000 (who resigned in March 2001), each of the four other most highly compensated executive officers as of the end of 2000, based on salary, and to the former Chief Executive Officer, who retired in March 2000. No annual bonuses were paid in 2000 to any executive officers.
                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                        Long-Term Compensation
                          --------------------------------------------- ------------------------------------------
                                                                                   Awards               Payouts
                                                                        ----------------------------- ------------
                                                                          Performance     Securities
                                                                        Based Restricted  Underlying
     Name and                                           Other Annual         Stock       Options/SARs     LTIP
 rincipalPPosition   Year Salary(/1/) Bonus(/1/)(/2/) Compensation(/3/) Awards(/4/)(/5/)     (#)      Payouts(/1/)
------------------   ---- ----------- --------------- ----------------- ---------------- ------------ ------------
 Matthew M Breyne    2000  $500,750      $      0                          $        0      $     0    $         0
 Former President
  and                1999   370,167       326,342                           1,074,949       35,000        178,457
 Chief Executive
  Officer            1998   266,667       211,200                             266,448          500        297,560
 William J.
 Hallinan            2000   317,000             0                                   0            0              0
 President and
 CEO (as             1999   307,667       217,828                             419,836       17,500        278,183
 of March 2001),     1998   294,333       207,210                             281,044            1        527,345
 General Counsel
 and Secretary
 John J. Bonano      2000   313,500             0          $42,141                  0            0              0
 Former Executive
  Vice               1999   304,500       153,125           47,019            326,824       23,000         88,486
 President FINOVA    1998   266,667       204,000           55,068            415,964            0        230,778
 Capital Corp.
 Jack Fields III     2000   313,500             0                                   0          500              0
 Executive Vice
  President          1999   304,500       252,811                             738,675       29,000        176,972
 FINOVA Capital
  Corp.              1998   266,667       224,400                             380,998          500        307,704
 Gregory C.
  Smalis             2000   273,000             0                                   0            0              0
 Former Executive
  Vice               1999   265,000       195,570                             339,741       23,000        208,094
 President FINOVA    1998   253,667       178,582                             294,346                     361,806
 Capital Corp.
 Samuel L.
  Eichenfield        2000   163,750             0          145,026                  0            0     18,848,705
 Former Chairman,    1999   636,333       619,470          184,459          2,249,080            0        830,481
 President and       1998   609,000       589,512          157,854          1,586,936      250,000      1,559,390
 Chief Executive
 Officer
     Name and            All Other
 rincipalPPosition   Compensation(/6/)
------------------   -----------------
 Matthew M Breyne         $9,600
 Former President
  and                      9,600
 Chief Executive
  Officer                  9,600
 William J.
 Hallinan                  9,600
 President and
 CEO (as                   9,600
 of March 2001),           9,600
 General Counsel
 and Secretary
 John J. Bonano            9,600
 Former Executive
  Vice                     9,600
 President FINOVA          9,600
 Capital Corp.
 Jack Fields III           9,600
 Executive Vice
  President                9,600
 FINOVA Capital
  Corp.                    9,600
 Gregory C.
  Smalis                   9,600
 Former Executive
  Vice                     9,600
 President FINOVA          9,600
 Capital Corp.
 Samuel L.
  Eichenfield              9,600
 Former Chairman,          9,600
 President and             9,600
 Chief Executive
 Officer

--------
(/1/) Includes deferred compensation, if any. LTIP payouts to Mr. Eichenfield in 2000 are discussed in "Employment Agreements--Mr. Eichenfield" below.

(/2/) Bonus payments depend on both FINOVA's and the individual's performance.
      No bonus is paid under the Management Incentive Plan unless we achieve set performance levels.

(/3/) Includes personal benefits we paid, including tax gross-up payments in 2000 of $16,646 for Mr. Bonano and accrued vacation pay for Mr. Eichenfield of $62,981.

(/4/) The number of shares to vest depends on our share price and dividend performance during each of the five years after the grant date, compared to either the S&P 500 or S&P Financial indices. Performance-based restricted stock ("PBRS") awards are valued in the table at the fair market value of our unrestricted shares at the grant date (for initial grants) and vesting date (for shares vesting above target). Those values have not been reduced for any performance requirements or transfer restrictions.

  The PBRS granted by FINOVA vest over five years. If our performance equals the lesser of the S&P 500 or S&P Financial indices, the target amount vests for that year. If we do not at least match one of those, then the person forfeits to FINOVA that year's award of 20% of the shares, except as noted below. Performance in excess of the lower index results in vestings of up to 1.7 times that year's target award. For awards granted in 1998 or later, PBRS shares that would otherwise be forfeited will be awarded in the following year to the extent that performance in that subsequent year exceeds the maximum targets established for that year.

  The named officers received the following target awards of PBRS:

                        2000  1999   1998
                        ---- ------ ------
       Mr. Breyne         0   2,000  3,000
       Mr. Hallinan       0   4,000  2,500
       Mr. Bonano         0   6,000  6,000
       Mr. Fields         0   8,000  5,000
       Mr. Smalis         0   6,000  3,000
       Mr. Eichenfield    0  20,000 12,000

  The directors have discretion to amend the terms of the PBRS grants to conform to changes in the tax laws or otherwise. Holders of PBRS receive dividends on and may vote the target shares before they vest.

(/5/) The total number of target restricted shares held by each officer named above, all of which are PBRS, and their value based on our closing share price at December 31, 2000, were: Mr. Breyne--19,248 shares ($19,248); Mr. Hallinan--10,748 ($10,748); Mr. Bonano--16,248 ($16,248); Mr. Fields--
      16,940 ($16,940), Mr. Smalis--13,608 ($13,608) and Mr. Eichenfield--56,240
      ($56,240).

(/6/) Matching payments made by FINOVA under the Employee Stock Ownership Plan or Savings Plan.

Stock
Options and
Stock
Appreciation
Rights:

Options only
have value if
our share
price
increases.

The following table lists our grants during 2000 of stock options and tandem stock appreciation rights ("SARs") to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the SEC. In assessing those amounts, please note that the ultimate value of the options, as well as your shares, depends on actual future share prices. Market conditions and the efforts of the directors, the officers and others to foster the future success of FINOVA can influence those future share values.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants
            --------------------------------------------------------
                                                                       Potential
                                                                       Realizable
                                                                        Value at
                                                                     Assumed Annual
                                                                     Rates of Share
                               Percent of                                Price
                Number of        Total                                Appreciation
               Securities     Options/SARs                             for Option
               Underlying      Granted to   Exercise or                   Term
              Options/ SARs   Employees in   Base Price   Expiration --------------
Name        Granted(/2/)(/1/) Fiscal Year  ($/Share)(/2/)    Date      5%     10%
----        ----------------- ------------ -------------- ---------- ------ -------
Mr. Fields         500           .4231        $30.5625      2/9/10   $9,607 $24,344

--------
(/1/) The options vest 34% after 1 year and 33% after each of years 2 and 3. The options have limited stock appreciation rights exercisable within 60 days after a change in control, subject to earlier expiration upon termination of employment. The limited SARs entitle the person to receive cash, if desired, for the difference between the then-current market value and the exercise price. In total, the option holders can exercise options or SARs equal to the number of options granted.

(/2/) The listed options are all non-qualified options. The holder can pay the exercise price and tax withholding obligations with already owned shares or with shares vesting at that time.

2000 Option and SAR
Holdings:

The following table lists the number of shares acquired and the value realized as a result of option exercises during 2000 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options and SARs as of December 31, 2000. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $1.00 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                            Number of Securities
                                           Underlying Unexercised   Value of Unexercised In-
                                            Option/SARs at Fiscal   The-Money Options/SARs at
                                                  Year-End               Fiscal Year-End
                 Shares Acquired  Value   ------------------------- -------------------------
Name             on Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
----             --------------- -------- ----------- ------------- ----------- -------------
Mr. Eichenfield      69,418      $639,513   535,070      93,750         $ 0          $ 0
Mr. Breyne            4,000        21,250    52,569      29,931           0            0
Mr. Fields            2,000        41,023    61,393      34,943           0            0
Mr. Hallinan          4,792        15,245    82,069      23,349           0            0
Mr. Bonano                                   42,434      27,966           0            0
Mr. Smalis                                   62,102      29,298           0            0

Retirement
Plans:

The following table shows the estimated annual retirement benefit payable to participants, including the officers named in this proxy statement, for the average annual earnings and years of service indicated. It assumes retirement at age 65. We pay the retirement benefits under FINOVA's Pension Plan and the Supplemental Executive Retirement Plan--participants do not pay for those benefits. Only certain senior employees participate in the supplemental plan. The table includes the supplemental benefit formula.
                               PENSION PLAN TABLE

                      Estimated Annual Retirement Benefits For Years Of
                                    Service(/2/)(/3/)(/4/)
                     ------------------------------------------------------------
 Average Annual
Compensation(/1/)       15           20           25           30        35(/5/)
-----------------    --------     --------     --------     --------     --------
   $  125,000        $ 32,810     $ 43,750     $ 54,690     $ 65,630     $ 76,560
      150,000          39,380       52,500       65,630       78,750       91,880
      175,000          45,940       61,250       76,560       91,880      107,190
      200,000          52,500       70,000       87,500      105,000      122,500
      225,000          59,060       78,750       98,440      118,130      137,810
      250,000          65,630       87,500      109,380      131,250      153,130
      300,000          78,750      105,000      131,250      157,500      183,750
      400,000         105,000      140,000      175,000      210,000      245,000
      450,000         118,130      157,500      196,880      236,250      275,630
      500,000         131,250      175,000      218,750      262,500      306,250
      750,000         196,880      262,500      328,130      393,750      459,380
    1,000,000         262,500      350,000      437,500      525,000      612,500
    1,250,000         328,130      437,500      546,880      656,250      765,630
    1,500,000         393,750      525,000      656,250      787,500      918,750

--------
(/1/) Consists of the employee's average salary and bonus during the highest 5 years during the past 10 years before retirement. Salary and bonus for 1997-99 for the officers named in the Summary Compensation Table is listed in that table. At year-end, the current average compensation for plan purposes was $484,830 for Mr. Breyne; $496,418 for Mr. Hallinan, $412,917 for Mr. Fields; $391,130 for Mr. Bonano, $409,001 for Mr. Smalis, and $1,239,660 for Mr. Eichenfield.

(/2/) Years of credited service: Mr. Breyne (14), Mr. Fields (18), Mr. Hallinan
      (28), Mr. Bonano (11), Mr. Smalis (23) and Mr. Eichenfield (35). To permit Mr. Eichenfield to retire at age 65 with the maximum years of service under the supplemental plan, he received five additional years of credited service in 1992 and received three years of service each year thereafter, to the plan maximum of 35 years, including sufficient vesting after his retirement to reach 35 years of service.

(/3/) Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plans also provide for the payment of benefits to an employee's surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vest after five years of service. The plans provide for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, may receive benefits different from those listed in the table above.

(/4/) Federal law limits the annual benefits that can be paid from a tax-qualified retirement plan. As permitted by that law, the supplemental plan pays benefits above the permitted limits. Some of those excess benefits are held in a trust, the assets of which are available to FINOVA's creditors.

(/5/) The Pension Plan and the normal supplemental plan benefit formula limit the years of service for plan purposes to a maximum of 35 years.

                             EMPLOYMENT AGREEMENTS

Mr. Eichenfield:

Mr. Eichenfield was engaged as the Chairman, President and Chief Executive Officer of FINOVA until his retirement in March 2000. He also served as the Chairman and Chief Executive Officer of FINOVA Capital. At the time of his retirement, his employment agreement engaged him to serve until March 15, 2001 and would have been extended automatically unless terminated by the Board or Mr. Eichenfield. The Board could have terminated him for cause, as defined in the agreement, at any time. He served as a member of the Board, per his agreement, subject to reelection by the shareowners.

Mr. Eichenfield's base salary at the time of his retirement was $655,000, subject to adjustment by the Board or the Human Resources Committee. He participated in our incentive, retirement, health, and other fringe benefit programs, as long as those benefits were at least as favorable as specified minimums. His participation in awards under the 1992 Stock Incentive Plan was at the sole discretion of the Human Resources Committee.

If Mr. Eichenfield was terminated, actually or constructively, in violation of his agreement, he would have been entitled to receive his base, incentive, stock-based and change in control compensation and specified benefits during the remainder of the agreement. Those amounts could not be less than an amount equal to one year of service plus the sum of the highest bonus, stock, Performance Share Incentive Plan and other performance related payments during the two years before that termination. He would have been entitled to additional payments discussed below if a change-in-control occurs. All stock option vestings and pension plan accruals under the supplemental plan were to continue during those periods.

When Mr. Eichenfield retired in March 2000, the Board agreed to permit the continued vesting of his awards under the 1992 Stock Incentive Plan (options and PBRS) through his 65th birthday, which was his normal retirement date. The Board agreed to provide him with pro rated bonuses under the 2000 MIP and 1998-2000 and 1999-2001 PSIPs. Because those bonuses were to be based on actual or target performance, whichever was less, he received no payments under the first two plans. Whether he receives payment under the 1999-2001 PSIP will depend on company performance through the end of 2001. His right to benefits under any other change of control plans (except for rights under the 1992 Stock Incentive Plan) were terminated as of his retirement date. He was permitted to purchase his automobile at its FINOVA book value. He continued to receive certain fringe benefits, such as financial counseling and an annual physical examination, for a period following retirement, and was permitted to retain certain personal effects including his computer. He was credited with service under the supplemental pension plan to permit him to reach 35 years of service, as he would have achieved had he retired at age 65.

                                              Executive Compensation Agreements:
Mr. Eichenfield's employment agreement originally provided that he was to have been paid approximately $6.3 million and $9.45 million if FINOVA's share price exceeded specified thresholds. Before the first of those thresholds was met in 1997, Mr. Eichenfield deferred receipt of the former amount until his retirement. He also amended his employment agreement to provide that he would not be entitled to receive the latter amount unless he remained an active employee until his 65th birthday, absent his death or disability. Those deferred funds would accrue interest and earnings based on specified funds in the interim. When he retired, the Board agreed to waive the requirement that he remain until his 65th birthday, and paid him the accrued amounts. The payments reflected in the summary compensation table under long-term bonuses include the earnings on the $6.3 million on the former payment and the full amount of the latter payment, including earnings.

The executive officers, Messrs. Hallinan, Bruns, Fields, Marszowski, Roche and Tashlik, are each engaged under a compensation agreement executed in March 2001. Provided the bankruptcy court approves those agreements, each executive will forfeit rights to bonuses that were to have been paid under the executive retention plan (of $2 million each for Messrs. Hallinan, Fields and Marszowski, and $1 million each for Messrs. Bruns, Roche and Tashlik) and severance compensation under the executive severance plans, noted below. Mr. Hallinan also terminated his rights under his employment agreement. In exchange, the executives received an increased salary and retention bonuses, as noted in the following table, as well as other benefits noted below.

                                                 January
                   Annual     Approval Emergence   2002
Executive:         Salary:     Bonus:   Bonus:    Bonus:
----------      ------------- -------- --------- --------
Mr. Hallinan    $557,000(/1/) $300,000 $150,000  $150,000
Mr. Bruns             200,000  150,000   75,000    75,000
Mr. Fields            400,000  250,000  125,000   125,000
Mr. Marszowski        300,000  150,000   75,000    75,000
Mr. Roche             200,000  100,000   50,000    50,000
Mr. Tashlik           225,000  150,000   75,000    75,000

--------
(/1/Mr.)Hallinan receives the salary noted while serving as President and CEO.
    For periods served only as General Counsel and Secretary, his annual salary is $400,000.

The increased salaries were made retroactive to January 1, 2001. The approval bonus amounts are to be paid following bankruptcy court approval of the plans. The emergence bonuses are to be paid on adoption of a plan of reorganization. In addition, each executive is eligible to receive a discretionary bonus based on individual performance in the Board's discretion of between 0% and 150% of the executive's salary. Mr. Hallinan's contract provides that his discretionary bonus is to be based on the lower salary noted in the footnote above.

Each executive is eligible to receive severance benefits if he is terminated involuntarily other than for cause, in exchange for a

                                                           Severance Agreements:
release of liability. The executive would be paid one year's base salary and would receive financial counseling, outplacement services, and health and life insurance benefits for one year. If, however, the executive is terminated without cause before the payment of the bonuses noted above, including the discretionary bonus, the executive would be guaranteed three years' severance compensation, less the amount of any bonuses paid under the agreement. One of those years could be paid under a consulting agreement.

If the bankruptcy court does not approve these agreements, the executives will be restored to their rights under the retention plan, executive severance plans and Mr. Hallinan's employment agreement.

As noted above, five executive officers were terminated in March 2001, and we entered into severance agreements with each of them. Those officers were Messrs. Breyne, Bonano, Korte and Smalis and Ms. Smythe. Provided the bankruptcy court authorizes payments under those agreements, each executive will forfeit rights to bonuses that were to have been paid under the executive retention plan (of $3 million for Mr. Breyne, $2 million each for Messrs. Bonano, Korte and Smalis, and $1 million for Ms. Smythe) and severance compensation under the executive severance plans, noted below. Mr. Breyne also terminated his rights under his employment agreement. In exchange, the executives received a cash payment of two year's base salary, plus a one year consulting agreement at the same rate as the base salary in effect just before termination, which were as follows: Mr. Breyne--$525,000, Mr. Bonano--$313,500, Mr. Korte--$261,000, Mr. Smalis--$273,000 and Ms. Smythe--$159,000. The
consulting agreement for Mr. Smalis is for 15 months. The executives also received health and life insurance benefits and outplacement and financial counseling services during the consulting period. For executives with outstanding loans under the executive officer loan program noted below, they would be permitted to repay those loans over three years provided the executive paid down the outstanding balance by 20% on the effective date of the agreement. Otherwise, the loans would be due within 6 months of termination. Each executive executed a release of liability in favor of FINOVA and its personnel.

FINOVA placed the funds to pay the severance and consulting compensation noted above, less loan repayments and applicable tax withholding, into an escrow prior to the filing of the reorganization proceedings. Mr. Korte received a special bonus of $300,000, less applicable taxes. He was required to pay down his loan balance by at least $300,000 by the effective date of the agreement. FINOVA, the former executives and the escrow agent are seeking court approval to permit it to disburse those funds to the former executives. If the bankruptcy court does not authorize those disbursements, the executives' rights to their retention bonus, executive severance compensation and employment agreement benefits will be restored.

Mr. Breyne:

Prior to his termination in 2001, Mr. Breyne was engaged as President and Chief Executive Officer of FINOVA for a three-year term through March 2003. He could be terminated for cause at any time. His base salary was $525,000, subject to adjustment by the Human Resources Committee. He was eligible to receive incentive awards of MIP at a target level of 55% of base salary, PSIP participation at a target level of 60% of base salary, and awards under the 1992 Stock Incentive Plan at the Committee's discretion. He also received fringe benefits, such as insurance, supplemental retirement, club and other benefits no less beneficial than those previously provided to him.

In the event he was terminated due to death or disability, we was entitled to be paid a pro rata portion of his incentive awards. As noted above, Mr. Breyne has agreed to forfeit his rights under this agreement provided the bankruptcy court authorizes payment under his severance agreement.

Executive
Severance
Plans:

No payments
have been made
to executive
officers under
these severance
plans

All officers named in this proxy statement participated in one of FINOVA's Executive Severance Plans (Tier I or Tier II). Those plans entitle participants to immediate vesting of restricted stock and performance-based restricted stock, and vesting and exercisability of options if we incur a change in control. The Tier I plan includes Messrs. Breyne and Hallinan and included Mr. Eichenfield until his retirement. It entitles the participant to receive a lump sum payment of three times their highest salary, bonus and Performance Share Incentive Plan payments if they are discharged without cause. If specified events occur, they would receive two times their salary, bonus and PSIP payments if they voluntarily leave during a period following a change in control. The plan provides a tax gross up feature to cover certain taxes the officer may have to pay resulting from the plan. Benefits paid are reduced by other severance benefits paid by FINOVA. The officer is also credited with enough years of service to assure vesting under the retirement plans or the number of years of salary paid under the severance plan, whichever is less.

Messrs. Fields and Smalis, along with other executive officers, participate in the Tier II plan, which has the same terms as the Tier I plan, except as noted below. Tier II participants would be paid a lump sum of two times their highest annual salary, bonus and PSIP payments, and they cannot require payment if they voluntarily leave following a change in control.

We placed funds in a trust to pay benefits to certain officers under the Executive Severance and other plans.

As noted above, if the bankruptcy court approves the compensation agreements with the continuing executives and authorizes disbursements under the severance agreements with the former executives, no executive officers would continue to have rights pursuant to the executive severance plans.

Value Sharing Plans:

No payments
have been made
under these
value sharing
plans.

To recognize the significant contributions made to FINOVA and its shareowners by executive officers and key employees, and to reward them in the event of a change in control, the Human Resources Committee adopted two change in control Value Sharing Plans. One plan was for the Chief Executive Officer and one for the other executive officers and key employees. The CEO Value Sharing Plan was terminated in March 2000. Both plans would provide benefits only if a change in control occurs and if shareowner value is created. Participants other than the CEO will share in a pool equal to 2.5% of the change in control shareowner value created. That value generally is the difference between the acquisition value at the time of the change in control and the market capitalization using a base price of $20/share, which was in excess of the closing price of $19.38 on the day the plans were adopted.

The CEO was to be paid 0.75% of the change in control shareowner value created if the change was for $27.50/share or less, 1.5% if it was for $42.50/share or more, and was to be prorated between those amounts for change in control prices between those share prices. Initial payments credited to Mr. Eichenfield under his employment agreement Value Sharing Plan discussed in the 1998 Proxy Statement would have been deducted from any to be made under this change-in-control CEO Value Sharing Plan, so that he would not be paid twice for the same increases in shareowner value. Payments made under both Value Sharing Plans would be grossed up for certain taxes incurred by participants who participate in FINOVA's Executive Severance Plans. Per share values have been and will be adjusted for certain events such as stock dividends or splits, mergers, reorganizations or recapitalizations.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

GroupSystems.Com,
Inc.:

Mr. Smith serves as Chairman of GroupSystems.com, Inc., formerly known as Ventana Corporation, which markets interactive computer systems software and services. Mr. Breyne served on its board of directors during 2000. FINOVA Capital owns 600,000 shares of GroupSystem's common stock. Those shares constitute less than 13% of its common stock. In addition, FINOVA Capital granted GroupSystems a $1,000,000 line of credit, which was converted in 2000 into a term loan for $870,000. That loan has an outstanding balance of approximately $723,000 as of April 18, 2001. The line of credit to GroupSystems and the purchase of shares were granted before Mr. Smith became a member of our board or Mr. Breyne joined its board. The line of credit was made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. GroupSystems was current on its payment obligations to FINOVA under the term loan.

                       TRANSACTIONS WITH RELATED PARTIES
Putnam Investments:

During 2000, Putnam Investments, Inc. was one of our largest shareowners and at times during the year owned more than 8% of our shares. Putnam is owned by Marsh & McClennan, which acquired J & H Marsh & McClennan, Inc. in 1997. J & H Marsh & McClennan is FINOVA's primary insurance broker. FINOVA paid it approximately $2.3 million during 2000, most of which was used to purchase the underlying insurance. We believe those transactions were at rates competitive with those available from other brokers.

Management
Indebtedness:

To assist officers and key employees in increasing their share ownership, we implemented an Executive Officer Loan Program. Under that program, FINOVA will loan or will guarantee a loan from an approved bank to the officer for amounts needed to exercise stock options and to pay taxes due on those options or other awards under the 1992 Stock Incentive Plan. The loans carry a variable rate of interest at the prime rate less 3/4 of 1%. Interest is due monthly, and the principal is due in one year, unless extended or accelerated at FINOVA's discretion. Smaller loans are secured with FINOVA shares worth at least 25% of the value of the loan. Loans above the officer's salary and prior year's bonus must be secured 100% with FINOVA shares. The following current or former executive officers have borrowed under this program: Robert M. Korte: $523,248 (all now repaid); Jack Fields: $137,117; Derek C. Bruns $51,850, Stuart A.
Tashlik: $70,073 (all now repaid) and Matthew M. Breyne: $217,433 (currently $173,946).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 2000 were timely made.

                             FINOVA SHARE OWNERSHIP

The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares. Information in the second table is as of April 9, 2001.

                           CERTAIN BENEFICIAL OWNERS

                                                    Amount and
                                               Nature of Beneficial Percentage
Name and Address of Beneficial Owner              Ownership(/1/)    of Shares
------------------------------------           -------------------- ----------
Legg Mason, Inc. and affiliates                     6,225,806         10.16%
100 Light Street
Baltimore, MD 21202

James D. Bennett                                    3,468,100          5.66%
Bennett Management Corporation and affiliates
2 Stamford Plaza, Suite 1501
 281 Tresser Blvd.
Stamford, CT 06901

--------
(/1/) The information is based on reported ownership on the date of SEC filings.
      The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                                 Amount and Nature of
                                                                      Beneficial         Percentage of
Name(/1/)                             Position(s)               Ownership(/2/,/3/,/4/) Outstanding Shares
---------                -------------------------------------- ---------------------- ------------------
Robert H. Clark,
 Jr.(/5/)                Director                                       96,645                   *
Constance R. Curran      Director                                       14,390                   *
G. Robert Durham         Director                                       66,797                   *
James L. Johnson         Director                                       53,333                   *
Kenneth R. Smith         Director                                       40,391                   *
Shoshana B. Tancer       Director                                       30,691                   *
John W. Teets            Director                                      141,000                   *
William J. Hallinan      President and Chief Executive                 153,413                   *
                         Officer, General Counsel and Secretary
Jack Fields III          Executive Vice President                      124,330                   *
                         FINOVA Capital Corporation
Directors and Executive
Officers, as a group                                                   969,696                1.59%

--------
*  Less than one percent.

(/1/) Table excludes shares owned by former executive officers, on whom current ownership information was not available.

(/2/) Includes shares the director has a right to acquire within 60 days through the exercise of options: Mr. Clark--18,939 shares, Ms. Curran--11,184 shares, Mr. Durham--18,636 shares, Mr. Johnson--14,333 shares, Mr. Smith-- 31,891 shares, Ms. Tancer--25,552 shares, and Mr. Teets--28,000 shares.

(/3/) Includes options to purchase shares that can be exercised within 60 days of 64,368 shares for Mr. Fields, 82,894 shares for Mr. Hallinan and 414,785 shares for all directors and executive officers as a group.

(/4/) Includes performance-based restricted shares owned by those persons, for which they have voting power but do not yet have dispositive power, in the amounts of 13,960 shares for Mr. Fields and 8,112 shares for Mr. Hallinan. The number of shares to be awarded under the PBRS grants may vary based on FINOVA's stock performance. Reported amounts include all vested awards and target awards for future vestings. Reported amounts also include holdings in FINOVA's Savings and Employee Stock Ownership Plans as of March 31, 2001, according to reports of the plan administrators.

(/5/) Includes shares owned by Case Pomeroy & Company, Inc., of which Mr. Clark is Chairman, President and Chief Executive Officer, a director and, with members of his family, a principal shareholder.

                                                                      EXHIBIT K
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20594

                               ----------------

                                   FORM 10-Q

  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
  SECURITIES EXCHANGE ACT OF 1934

  For the Quarterly Period Ended March 31, 2001

                        Commission File Number 1-11011

                               ----------------

                             THE FINOVA GROUP INC.
            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                              86-0695381
                                        (I.R.S. Employer Identification No.)
    (State or Other Jurisdictionof
    Incorporation or Organization)

4800 North Scottsdale Road Scottsdale,               85251-7623
                  AZ                                 (Zip Code)
    (Address of Principal Executive
               Offices)

       Registrant's Telephone Number, Including Area Code: 480-636-4800

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

  As of May 11, 2001, approximately 61,154,000 shares of Common Stock ($0.01 par value) were outstanding.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             THE FINOVA GROUP INC.

                               TABLE OF CONTENTS

                                                                      Page No.
                                                                      --------
 Part I     Financial Information...................................      3

    Item 1. Financial Statements....................................      3

            Condensed Consolidated Balance Sheets...................      3
            Condensed Statements of Consolidated Operations.........      4
            Condensed Statements of Consolidated Cash Flows.........      5
            Notes to Interim Condensed Consolidated Financial
             Information............................................      6

    Item 2. Management's Discussion and Analysis of Financial
            Condition and Results of Operations.....................     16

    Item 3. Quantitative and Qualitative Disclosure About Market
             Risk...................................................     22

 Part II    Other Information.......................................     24

    Item 1. Legal Proceedings.......................................     24

    Item 6. Exhibits and Reports on Form 8-K........................     25
 Signatures.........................................................     26

                          PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

                             THE FINOVA GROUP INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                       March 31,   December 31,
                                                         2001          2000
                                                      -----------  ------------
                       ASSETS
                       ------
Cash and cash equivalents............................ $ 1,624,207  $   699,228
Investment in financing transactions:
  Loans and other financing contracts................   7,357,965    7,835,698
  Leveraged leases...................................     774,728      803,581
  Operating leases...................................     535,404      561,698
  Direct financing leases............................     519,748      557,471
  Financing contracts held for sale..................     375,293      421,956
                                                      -----------  -----------
                                                        9,563,138   10,180,404
  Less reserve for credit losses.....................    (618,005)    (578,750)
                                                      -----------  -----------
Net investment in financing transactions.............   8,945,133    9,601,654
Investments..........................................     271,869      285,934
Goodwill, net of accumulated amortization............      44,637       45,417
Other assets.........................................     469,146      294,630
Net assets of discontinued operations................     741,875    1,162,223
                                                      -----------  -----------
                                                      $12,096,867  $12,089,086
                                                      ===========  ===========
         LIABILITIES AND SHAREOWNERS' EQUITY
         -----------------------------------
Liabilities not subject to Chapter 11 proceedings:
  Accounts payable and accrued expenses.............. $    21,741  $
Liabilities subject to Chapter 11 proceedings at
 March 31, 2001:
Secured:
  Fixed rate nonrecourse notes.......................       5,813        5,813
Unsecured:
  Accounts payable and accrued expenses..............     153,090      128,311
  Interest payable...................................     198,067      129,402
  Senior debt........................................  10,987,327   10,991,874
  Deferred income taxes, net.........................      38,359       49,202
                                                      -----------  -----------
                                                       11,404,397   11,304,602
                                                      -----------  -----------
Commitments and contingencies
Company-obligated mandatory redeemable convertible
 preferred securities of subsidiary trust solely
 holding convertible debentures of FINOVA, net of
 expenses ("TOPrS")..................................     111,550      111,550
Shareowners' equity:
  Common stock, $0.01 par value, 400,000,000 shares
   authorized, 64,849,000 shares issued..............         648          648
  Additional capital.................................   1,113,064    1,107,575
  Retained (deficit) income..........................    (359,181)    (283,435)
  Accumulated other comprehensive (loss) income......      (1,115)      15,154
  Common stock in treasury, 3,693,000 and 3,597,000
   shares, respectively..............................    (172,496)    (167,008)
                                                      -----------  -----------
                                                          580,920      672,934
                                                      -----------  -----------
                                                      $12,096,867  $12,089,086
                                                      ===========  ===========

       See notes to interim consolidated condensed financial statements.

                             THE FINOVA GROUP INC.

                CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                 (Dollars in Thousands, except per share data)
                                  (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     ------------------------
                                                        2001         2000
                                                     -----------  -----------
Interest, fees and other income..................... $   215,633  $   241,011
Financing lease income..............................      20,336       25,130
Operating lease income..............................      23,407       27,237
                                                     -----------  -----------
Income earned from financing transactions...........     259,376      293,378
Interest expense....................................     172,550      141,815
Operating lease depreciation........................      20,831       15,838
                                                     -----------  -----------
Interest margins earned.............................      65,995      135,725
Volume-based fees...................................                    1,054
                                                     -----------  -----------
Operating margin....................................      65,995      136,779
Provision for credit losses.........................      61,750       20,898
                                                     -----------  -----------
Net interest margins earned.........................       4,245      115,881
Gains on investments and disposal of assets.........       6,651       21,030
                                                     -----------  -----------
                                                          10,896      136,911
Operating expenses..................................      54,988       56,825
Reorganization items................................       9,619
                                                     -----------  -----------
(Loss) income from continuing operations before
 income taxes and preferred
dividends...........................................     (53,711)      80,086
Income tax expense..................................      (2,343)     (31,560)
                                                     -----------  -----------
(Loss) income from continuing operations before
 preferred dividends................................     (56,054)      48,526
Preferred dividends, net of tax.....................         946          946
                                                     -----------  -----------
(Loss) income from continuing operations............     (57,000)      47,580
Discontinued operations (net of tax expense of $685
 and a net tax benefit of
$24,790 for 2001 and 2000, respectively)............      (5,946)     (37,168)
Net loss on disposal of operations..................     (12,800)
                                                     -----------  -----------
Net (loss) income................................... $   (75,746) $    10,412
                                                     ===========  ===========
Basic (loss) earnings per share:
(Loss) income from continuing operations............ $     (0.93) $      0.78
(Loss) income from discontinued operations..........       (0.31)       (0.61)
                                                     -----------  -----------
Net (loss) income per share......................... $     (1.24) $      0.17
                                                     ===========  ===========
Adjusted weighted average shares outstanding........  61,065,000   60,903,000
                                                     ===========  ===========
Diluted (loss) earnings per share:
(Loss) income from continuing operations............ $     (0.93) $      0.77
(Loss) income from discontinued operations..........       (0.31)       (0.60)
                                                     -----------  -----------
Net (loss) income per share......................... $     (1.24) $      0.17
                                                     ===========  ===========
Adjusted weighted average shares outstanding........  61,065,000   61,635,000
                                                     ===========  ===========
Dividends per common share.......................... $            $      0.18
                                                     ===========  ===========

       See notes to interim consolidated condensed financial statements.

                             THE FINOVA GROUP INC.

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                         ---------------------
                                                            2001       2000
                                                         ----------  ---------
NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES.... $   18,275  $  21,603
                                                         ----------  ---------
INVESTING ACTIVITIES:
  Proceeds from disposal of leases and other owned
   assets...............................................      5,720      2,834
  Proceeds from sales of investments....................     26,019     31,400
  Proceeds from sales of commercial mortgage backed
   securities...........................................               113,737
  Principal collections on financing transactions.......    781,127    594,987
  Expenditures for investments and other income
   producing activities.................................    (21,683)   (21,532)
  Expenditures for financing transactions...............   (277,446)  (913,991)
  Recoveries of loans previously written-off............        232         73
                                                         ----------  ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES........    513,969   (192,492)
                                                         ==========  =========
FINANCING ACTIVITIES:
  Net change in commercial paper and short term
   borrowings...........................................     (8,867)   675,329
  Proceeds from issuance of term notes..................               120,000
  Repayment of term notes...............................              (461,260)
  Proceeds from exercise of stock options...............                   275
  Dividends.............................................               (11,016)
                                                         ----------  ---------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES........     (8,867)   323,328
                                                         ----------  ---------
NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS.....    401,602   (214,088)
                                                         ----------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS...................    924,979    (61,649)
CASH AND CASH EQUIVALENTS, beginning of period..........    699,228    100,344
                                                         ----------  ---------
CASH AND CASH EQUIVALENTS, end of period................ $1,624,207  $  38,695
                                                         ==========  =========


       See notes to interim consolidated condensed financial statements.

                             THE FINOVA GROUP INC.

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
            (Dollars in thousands in tables, except per share data)

NOTE A ORGANIZATION AND BASIS OF PREPARATION

  The consolidated financial statements present the financial position, results of operations and cash flows of The FINOVA Group Inc. and its subsidiaries (collectively, "FINOVA" or the "Company"), including FINOVA Capital Corporation and its subsidiaries (collectively, "FINOVA Capital"). All significant intercompany balances have been eliminated in consolidation.

  The interim condensed consolidated financial information is unaudited. In the opinion of management all adjustments, consisting of normal recurring items, necessary to present fairly the financial position as of March 31, 2001, and the results of operations and cash flows for the quarter ended March 31, 2001 and 2000, have been included. Interim results of operations are not necessarily indicative of the results of operations for the full year. The enclosed financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000, which describes significant business developments chronology culminating in the March 2001 filing for protection pursuant to Chapter 11, Title 11, of the United States Code, in the United States Bankruptcy Court for the District of Delaware.

  Certain reclassifications have been made to reflect discontinued operations. These reclassifications resulted from the Company's decision in the third quarter of 2000 to sell or liquidate some of its more broad based businesses and focus on its niche based businesses. The businesses discontinued include Corporate Finance, Business Credit, Growth Finance (all of which are included under the caption "Corporate Finance"), Distribution & Channel Finance and Commercial Services. See Note F for more information on discontinued operations.

 Going Concern

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. During the year ended December 31, 2000, the Company experienced a significant deterioration in the credit quality of its portfolio, the loss of its investment grade credit ratings and the resulting loss of access to capital and increase in cost of funds. The Company was not in compliance with its debt covenants as of December 31, 2000 and filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code on March 7, 2001.

  These conditions and events raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors including the confirmation of a plan of reorganization (the "Plan") and successful execution of management's plans for the collection of its portfolio pursuant to contractual terms and negotiation of appropriate rates and fee structures with its customers. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

 Bankruptcy Accounting

  Entering a reorganization, although a significant event, does not ordinarily affect or change the application of generally accepted accounting principles ("GAAP") followed by a company. The accompanying financial statements have been prepared assuming that FINOVA will continue as a going concern in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). As such, asset and liability carrying amounts do not purport to represent realizable or settlement values as contemplated by the Bankruptcy Code.

 Liabilities Subject to Chapter 11 Proceedings

  Liabilities subject to Chapter 11 proceedings, including claims that become known after the petition date, are reported at their expected allowed claim amount in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies." To the extent that the amounts of claims change as a result of actions in the bankruptcy case or other factors, the recorded amount of liabilities subject to Chapter 11 proceedings will be adjusted. The results of these adjustments are recorded as reorganization items.

 Reorganization Items

  Reorganization items are income and expenses that are realized or incurred by FINOVA because it is in reorganization. For the three months ended March 31, 2001, reorganization items were a charge of $9.6 million. The components of reorganization items are as follows:

                                                                  Three Months
                                                                     Ended
                                                                   March 31,
                                                                      2001
                                                                  ------------
Unamortized gains on terminated and cash settled interest rate
 swaps...........................................................   $ 22,197
Interest income earned on unpaid interest and debt payments......        804
Unamortized debt origination costs...............................    (15,095)
Professional service fees........................................     (9,599)
Unamortized debt discounts.......................................     (7,926)
                                                                    --------
  Total reorganization items.....................................   $ (9,619)
                                                                    ========

  The financial statements of the Company are substantially the same as the financial statements of the entities in bankruptcy.

NOTE B SIGNIFICANT ACCOUNTING POLICIES

  The Company reports other comprehensive income (loss) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Total comprehensive (loss) income was $(92.0) million and $0.1 million for the three months ended March 31, 2001 and 2000, respectively. The primary component of comprehensive (loss) income other than net income was a change in net unrealized gains on securities.

 New Accounting Standards

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new accounting and reporting standards for derivative instruments. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133." SFAS 133, as amended, establishes accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the statement of financial position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

  FINOVA adopted the provisions of SFAS 133, as amended, on January 1, 2001, which resulted in an immaterial impact on FINOVA's consolidated results of operations and financial position.

NOTE C SEGMENT REPORTING

  FINOVA's business is organized into three market groups, which are also its reportable segments: Specialty Finance, Commercial Finance and Capital Markets. Management has not yet determined whether its reportable segments will be reorganized as a result of the decision to discontinue several lines of business and pending reorganization proceedings. Management relies principally on total revenue, income before allocations and managed assets in evaluating the business performance of each reportable segment.

  Total net revenue is the sum of operating margin and (losses) gains on investments and disposal of assets. Income before allocations is income before income taxes, preferred dividends, corporate overhead expenses and the unallocated portion of the provision for credit losses. Managed assets include each segment's investment in financing transactions plus securitizations. The Company expects that managed assets in all segments will decline significantly over the next several years as available cash flow will be used principally for debt service rather than the funding of new business.

  Information for FINOVA's reportable segments that are part of continuing operations reconciles to FINOVA's consolidated totals as follows:

                                                          Three Months Ended
                                                              March 31,
                                                        -----------------------
                                                           2001        2000
                                                        ----------  -----------
Total net revenue:
  Specialty Finance...................................  $   67,956  $    99,063
  Commercial Finance..................................      11,653       14,040
  Capital Markets.....................................       9,667       44,909
  Corporate and other.................................     (16,630)        (203)
                                                        ----------  -----------
  Consolidated total..................................  $   72,646  $   157,809
                                                        ----------  -----------
(Loss) income before income taxes, preferred dividends
 and allocations:
  Specialty Finance...................................  $   53,042  $    77,180
  Commercial Finance..................................       2,348       10,922
  Capital Markets.....................................      (6,983)      21,727
  Corporate and other, overhead and unallocated
   provision for credit losses........................    (104,461)     (61,303)
                                                        ----------  -----------
(Loss) income from continuing operations before
 preferred dividends..................................  $  (56,054) $    48,526
                                                        ----------  -----------

                                                           As of March 31,
                                                        -----------------------
                                                           2001        2000
                                                        ----------  -----------
Managed assets:
  Specialty Finance...................................  $7,941,139  $ 8,483,819
  Commercial Finance..................................   1,185,247    1,064,359
  Capital Markets.....................................     720,699      925,696
  Corporate and other.................................      37,615       64,336
                                                        ----------  -----------
Consolidated total....................................  $9,884,700  $10,538,210
Less securitizations..................................     321,562      118,686
                                                        ----------  -----------
Investment in financing transactions..................  $9,563,138  $10,419,524
                                                        ==========  ===========

NOTE D (LOSS) EARNINGS PER SHARE

  Basic earnings or losses per share exclude the effects of dilution and are computed by dividing income available to common shareowners by the weighted average amount of common stock outstanding for the period. Diluted earnings or losses per share reflect the potential dilution that could occur if options, convertible preferred stock or other contracts to issue stock were exercised or converted into common stock, at assumed rates of conversion. Basic and diluted earnings per share calculations are presented for the three months ended March 31, 2001 and 2000 on the Condensed Statements of Consolidated Operations and are detailed below:

                                                    Three Months Ended
                                                         March 31,
                                                  ------------------------
                                                     2001         2000
                                                  -----------  -----------
Basic (Loss) Earnings Per Share Computation:
(Loss) income from continuing operations........  $  (57,000)  $    47,580
                                                  ===========  ===========
Weighted average shares outstanding.............   61,204,000   61,197,000
Contingently issued shares......................     (139,000)    (294,000)
                                                  -----------  -----------
Adjusted weighted average shares................   61,065,000   60,903,000
                                                  ===========  ===========
  Basic (loss) income from continuing operations
   per share....................................  $    (0.93)  $      0.78
                                                  ===========  ===========
Diluted (Loss) Earnings Per Share Computation:
(Loss) income from continuing operations........  $   (57,000) $    47,580
Weighted average shares outstanding.............   61,204,000   61,197,000
Contingently issued shares......................     (139,000)    (291,000)
                                                  -----------  -----------  ---
Incremental shares from assumed conversion of
 stock options..................................                   729,000
                                                  -----------  -----------
Adjusted weighted average shares................   61,065,000   61,635,000
                                                  ===========  ===========
Diluted (loss) income from continuing operations
 per share......................................  $    (0.93)  $      0.77
                                                  ===========  ===========

NOTE E PORTFOLIO QUALITY

  The following table presents a distribution (by line of business) of the Company's investment in financing transactions before the reserve for credit losses at March 31, 2001.

                     INVESTMENT IN FINANCING TRANSACTIONS
                              BY LINE OF BUSINESS
                                March 31, 2001
                            (Dollars in Thousands)

                                   Revenue Accruing                   Nonaccruing
                          ---------------------------------- ------------------------------
                          Performing at                                                        Total
                           Contractual           Repossessed            Repossessed Lease &  Carrying
                              Terms     Impaired   Assets     Impaired    Assets     Other    Amount      %
                          ------------- -------- ----------- ---------- ----------- ------- ----------- -----
Specialty Finance Group
 Transportation
  Finance...............   $2,017,131   $          $         $  223,108   $         $       $ 2,240,239  23.4
 Resort Finance.........    1,381,883    157,042    12,685      136,971     5,025             1,693,606  17.7
 Franchise Finance......      824,567      8,503                 50,396     2,224        29     885,719   9.3
 Healthcare Finance.....      523,985     28,680     1,433      247,497               5,895     807,490   8.4
 Specialty Real Estate
  Finance...............      628,958      6,019    25,460       10,194     7,724               678,355   7.1
 Communications
  Finance...............      517,276      4,285                137,968                         659,529   6.9
 Commercial Equipment
  Finance...............      417,473      4,405                 62,838     5,959     3,956     494,631   5.2
 Public Finance.........      154,891                             5,117                         160,008   1.7
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
                            6,466,164    208,934    39,578      874,089    20,932     9,880   7,619,577  79.7
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
Commercial Finance Group
 Rediscount Finance.....      986,093     63,493       449      131,900     3,312             1,185,247  12.4
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
                              986,093     63,493       449      131,900     3,312             1,185,247  12.4
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
Capital Markets Group
 Realty Capital.........      326,321     22,502                 24,488     1,982               375,293   3.9
 Mezzanine Capital......      199,838     13,125                 94,346                         307,309   3.2
 Investment Alliance....       32,570                             5,526                          38,096   0.4
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
                              558,729     35,627                124,360     1,982               720,698   7.5
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
Other...................       37,616                                                            37,616   0.4
                           ----------   --------   -------   ----------   -------   ------- ----------- -----
Total Continuing
 Operations (1).........    8,048,602    308,054    40,027    1,130,349    26,226     9,880   9,563,138 100.0
                           ----------   --------   -------   ----------   -------   ------- ----------- =====
Discontinued
 Operations.............      338,579                           423,426     5,496     4,257     771,758
                           ----------   --------   -------   ----------   -------   ------- -----------
TOTAL...................   $8,387,181   $308,054   $40,027   $1,553,775   $31,722   $14,137 $10,334,896
                           ==========   ========   =======   ==========   =======   ======= ===========

NOTES:
(1) Excludes $321.6 million of assets sold which the Company manages, $209.6 million in Commercial Equipment Finance and $112.0 million in Franchise Finance.

Reserve for Credit Losses

  The reserve for credit losses at March 31, 2001 represents 6.5% of the Company's investment in financing transactions and securitized assets. Changes in the reserve for credit losses were as follows:

                                                               Three Months
                                                              Ended March 31,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
Balance, beginning of period................................ $578,750  $178,266
Provision for credit losses.................................   61,750    20,898
Write-offs..................................................  (22,661)  (13,866)
Recoveries..................................................      232        71
Other.......................................................      (66)      227
                                                             --------  --------
  Balance, end of period.................................... $618,005  $185,596
                                                             ========  ========

  At March 31, 2001, the total carrying amount of impaired loans was $1.4 billion, of which $308.1 million were revenue accruing. A specific impairment reserve for credit losses of $320 million has been established for $808.2 million of nonaccruing impaired loans. Additionally, $5.8 million was established for other accounts. As a result, 53% of FINOVA's reserve for credit losses was allocated to specific reserves. The remaining $292.2 million or 47% of the reserve for credit losses is designated for general purposes and represents management's best estimate of inherent losses in the remaining portfolio considering delinquencies, loss experience and collateral. Actual results could differ from estimates and values, and there can be no assurance that the reserves will be sufficient to cover portfolio losses. Additions to the general and specific reserves are reflected in current operations. Management may transfer reserves between the general and specific reserves as considered necessary.

  At March 31, 2001, discontinued operations included $433.2 million of nonaccruing assets, of which $365.8 million were in Corporate Finance. Since the assets of the discontinued operations have been written down to estimated net realizable value, no reserves for credit losses are carried against those assets. The balance of net realizable value write-downs was $332.6 million at March 31, 2001.

NOTE F DISCONTINUED OPERATIONS

  During the third quarter of 2000, FINOVA's Board of Directors approved a plan to discontinue and offer for sale its Corporate Finance, Distribution & Channel Finance and Commercial Services lines of business. As a result, the Company has reported these divisions as discontinued operations in accordance with Accounting Principles Board Opinion ("APB") No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.

  At March 31, 2001, FINOVA had total net assets of discontinued operations of $742 million, which includes the following:

                                  Corporate  Distribution &  Commercial
                                   Finance   Channel Finance  Services   Total
                                  ---------  --------------- ---------- --------
Investment in financing
 transactions.................... $740,465       $24,940      $ 6,353   $771,758
Investments......................    8,266         9,000                  17,266
Accounts payable and accrued
 expenses........................  (41,691)       (3,479)      (1,805)   (46,975)
Due to clients...................      156          (331)                   (174)
                                  --------       -------      -------   --------
  Net assets of discontinued
   operations.................... $707,196       $30,130      $ 4,548   $741,875
                                  ========       =======      =======   ========

  Loss from discontinued operations in the Consolidated Statement of Operations for the quarter ended March 31, 2001 includes the following:

                               Corporate  Distribution &  Commercial
                                Finance   Channel Finance  Services   Total
                               ---------  --------------- ---------- --------
Discontinued operations, net
 of tax....................... $ (3,766)     $ (2,163)      $ (17)   $ (5,946)
                               ========      ========       =====    ========

  The cumulative net loss on disposal of assets is comprised of the following adjustments from September 30, 2000:

                               Corporate  Distribution &  Commercial
                                Finance   Channel Finance  Services    Total
                               ---------  --------------- ---------- ---------
As of September 30, 2000 on a
 pre-tax basis:
  Net realizable value mark-
   downs.....................  $(215,760)    $(17,000)     $         $(232,760)
  Goodwill written off.......    (54,729)     (24,940)     (27,669)   (107,338)
  Proceeds in excess of
   assets sold...............                               29,172      29,172
  Accrued expenses...........    (28,922)      (5,198)     (10,377)    (44,497)
  Income tax benefit.........    118,417       18,643        3,510     140,570
                               ---------     --------      -------   ---------
Net loss on disposal of
 operations as of September
 30, 2000....................   (180,994)     (28,495)      (5,364)   (214,853)
  Additional net realizable
   value mark-downs..........   (112,543)        (893)      (1,315)   (114,751)
  Additional accrued
   expenses..................    (13,385)      (4,815)                 (18,200)
  Income tax benefit
   (expense).................     12,800       (2,337)        (370)     10,093
                               ---------     --------      -------   ---------
Net loss on disposal of
 operations as of December
 31, 2000....................   (294,122)     (36,540)      (7,049)   (337,711)
  Additional net realizable
   value mark-downs..........                 (12,800)                 (12,800)
                               ---------     --------      -------   ---------
    Net loss on disposal of
     operations as of
     March 31, 2001..........  $(294,122)    $(49,340)     $(7,049)  $(350,511)
                               =========     ========      =======   =========

  The additional losses in the first quarter of 2001 were primarily attributable to a further deterioration in the Distribution & Channel Finance portfolio.

NOTE G SUBSEQUENT EVENT

  On May 2, 2001, FINOVA and eight of its subsidiaries, including FINOVA Capital Corporation, filed a proposed Joint Plan of Reorganization and a Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. The Plan contemplates implementation of a comprehensive restructuring transaction with Berkadia LLC, a joint venture of Berkshire Hathaway Inc. and Leucadia National Corporation, that was first announced on February 27, 2001.

  As more fully described in the Plan, Berkadia has committed to make a $6 billion loan to FINOVA Capital, subject to conditions. The loan proceeds, together with cash on hand, will fund a cash disbursement to general unsecured creditors of FINOVA Capital equal to 60% of their claims, an increase from the approximately 54% cash payment originally proposed. In addition, FINOVA will issue ten-year New Senior Notes equal to 40% of the general unsecured claims against FINOVA Capital. The New Senior Notes will be secured by a second lien on the stock of FINOVA Capital. Interest on the New Senior Notes will be payable semi-annually out of available cash (calculated as provided in the Plan documents), after payment of quarterly interest on the Berkadia loan. Principal on the New Senior Notes will be paid out of available cash, after payment in full of the Berkadia loan, except as described in the following sentence. While the Berkadia loan is outstanding and not in default, a liquidity feature of the Plan that was not included in the original proposal will require FINOVA to commit $75 million of available cash quarterly (up to a maximum of $1.5 billion in total) to repurchase New Senior Notes at a price not to exceed par plus accrued interest (subject to availability of New Senior Notes at or below the maximum price). After payment in full of the Berkadia loan, 95% of available cash will be used to pay the New Senior Notes and 5% will be used for payments to FINOVA stockholders. The New Senior Notes also provide for payment under certain circumstances of up to $100 million in the aggregate of additional interest to holders of the New Senior Notes. Holders of general unsecured claims against FINOVA Capital will also receive a cash payment of post petition interest upon the effective date of the Plan.

  Berkshire Hathaway owns approximately $1.4 billion of existing FINOVA Capital bank and bond debt and therefore is expected to be a significant holder of New Senior Notes. Berkshire Hathaway will participate in FINOVA's quarterly repurchase of New Senior Notes pro rata to its interest in the New Senior Notes at the weighted average price paid in each quarterly repurchase.

  All other terms of the Plan are substantially the same as previously disclosed in FINOVA's February 28, 2001 filing on Form 8-K.

  The Bankruptcy Court has not approved the proposed Plan or the Disclosure Statement. The solicitation process will not begin until the Bankruptcy Court approves the Disclosure Statement and authorizes FINOVA to solicit the votes of creditors and stockholders in connection with the Plan. Thereafter, FINOVA will send the proposed Plan and Disclosure Statement to all creditors and stockholders who are entitled to vote on the Plan.

NOTE H COMMITMENT & CONTINGENCIES

 Legal Proceedings

  FINOVA is a party either as plaintiff or defendant to various actions, proceedings and pending claims, including legal actions, some of which involve claims for compensatory, punitive or other damages in significant amounts. Litigation often results from FINOVA's attempts to enforce its lending agreements against borrowers and other parties to those transactions. Litigation is subject to many uncertainties. It is possible that some of the legal actions, proceedings or claims could be decided against FINOVA. Other than the matters described below, FINOVA believes that any resulting liability for their litigation matters should not materially affect FINOVA's financial position, results of operations or cash flows. One or more of the following matters, for which nominal accruals have been made, could have a material adverse impact on FINOVA's financial position, results of operations or cash flow.

  Between March 29, 2000 and May 23, 2000, five shareowner lawsuits were filed against FINOVA and Samuel Eichenfield, FINOVA's former chairman, president, and chief executive officer; two of the lawsuits also named FINOVA Capital as a defendant, and one named three other executive officers. All of the lawsuits purport to be on behalf of the named plaintiffs (William K. Steiner, Uri Borenstein, Jerry Krim, Mark Kassis, and the Louisiana School Employees Retirement System), and others who purchased FINOVA common stock during the class period of July 15, 1999, through either March 26, 2000, or May 7, 2000. The suit brought by the Louisiana School Employees Retirement System also purports to be on behalf of all those who purchased FINOVA Capital's 7.25% Notes which are due November 8, 2004, pursuant to the registration statement and prospectus supplement dated November 1, 1999.

  In an order by the U.S. District Court for the District of Arizona dated August 30, 2000, these five lawsuits were consolidated and captioned In re:
FINOVA Group Inc. Securities Litigation. The court also selected the Louisiana School Employees Retirement System ("LSERS") as the lead plaintiff in the consolidated cases. LSERS filed its Amended Consolidated Complaint on September 29, 2000, naming FINOVA, FINOVA Capital, Samuel Eichenfield, Matthew Breyne, and Bruno Marszowski as defendants. The consolidated amended complaint generally alleges that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to bolster FINOVA's stock price, among other reasons. Among other things, the complaint seeks unspecified damages for losses incurred by shareowners, plus interest, and other relief, and rescission with regard to the notes purchased.

  Since consolidation of the original five shareowner lawsuits, other related lawsuits have been initiated against the Company and current and former officers and directors. Three shareowner lawsuits were filed in the United States District Court for the Middle District of Tennessee, in which the named plaintiffs (John Cartwright, Sirrom Partners and Sirrom G-1, and Caldwell Travel) assert claims relating to the Company's acquisition in 1999 of Sirrom Capital Corporation, and the exchange of shares of Sirrom stock for shares of FINOVA stock. The Cartwright complaint purports to be a class action lawsuit on behalf of all Sirrom shareowners that exchanged their Sirrom stock for FINOVA stock as a result of the acquisition. The defendants named are Sirrom Capital Corporation, Samuel Eichenfield, John W. Teets, Constance Curran, G. Robert Durham, James L. Johnson, Kenneth Smith, Shoshana Tancer, Bruno Marszowski, and FINOVA Group. The complaints allege that the defendants made materially misleading statements regarding FINOVA's loss reserves, and otherwise violated the federal securities laws in an effort to reduce the total consideration provided to Sirrom shareowners at the time of the acquisition. The complaints seek unspecified damages for losses incurred by shareowners, plus interest, and other relief.

  On January 4, 2001, the United States District Court for the Middle District of Tennessee granted a motion brought by FINOVA and the other defendants to transfer the Cartwright and Sirrom Partners cases to the United States District Court for the District of Arizona. The plaintiff in Caldwell Travel agreed to dismiss that case without prejudice. Pursuant to a Stipulation and Order entered in March 2001, the Cartwright case has been consolidated for all purposes with the previous five cases in the FINOVA Group Securities Litigation, and the Sirrom Partners case has been consolidated for all pre-trial purposes. The lead plaintiffs are scheduled to file a Second Amended Consolidated Complaint in May 2001, though the deadline may be extended.

  There have also been two shareowners' derivative lawsuits filed against current and former officers and directors of FINOVA Group, one in the United States District Court for the District of Arizona, and one in the Court of Chancery for Newcastle County, Delaware. Both complaints were filed on September 11, 2000, and both purport to be brought by the named plaintiffs (William Kass and Cindy Burkholter) derivatively on behalf of the Company against the officers and directors, alleging generally breaches of fiduciary and other duties as directors. These actions seek unspecified money damages and other relief. As with the consolidated securities litigation, the allegations center generally on claims that there were materially misleading statements regarding FINOVA's loss reserves. In both of these actions, the plaintiffs have agreed to a stay of all proceedings pending the final determination of the motion to dismiss in the consolidated securities litigation.

  Finally, another shareowner's derivative lawsuit was filed on September 13, 2000, in the Circuit Court for Davidson County, Tennessee, by Ronald Benkler, purportedly on behalf of Sirrom Capital Corporation, against several former officers of Sirrom Capital Corporation. The complaint alleges that the Sirrom officers breached various duties to Sirrom in connection with the acquisition of Sirrom by the Company in 1999, and the exchange of Sirrom stock for FINOVA stock as a result of the acquisition. The plaintiffs have agreed to a stay of discovery in this case, pending the final determination of the motion to dismiss the consolidated securities litigation.

  FINOVA believes the claims in all of these securities and derivative cases are without merit. FINOVA and the other defendants intend to vigorously defend against these claims.

  On March 6, 2001, one of FINOVA Capital's subsidiaries, FINOVA (Canada) Capital Corporation, had an involuntary Petition for Receiving Order filed against it in the Ontario, Canada, Superior Court of Justice in Bankruptcy. The action was filed by the Bank of Nova Scotia, as agent for the lenders on a $150 million (Canadian) bank facility. That same day, the courts in Canada issued a temporary injunction prohibiting transfers of assets out of the Canadian subsidiary to its other affiliates. FINOVA has not received service of process in those proceedings, but has agreed to refrain from transferring assets to its affiliates without court order.

  On March 7, 2001, FINOVA, FINOVA Capital and seven of their subsidiaries filed voluntary petitions for protection from creditors pursuant to Chapter 11, Title 11, United States Code, in the United States Bankruptcy Court for the District of Delaware. The other subsidiaries were FINOVA (Canada) Capital Corporation, FINOVA Capital plc, FINOVA Loan Administration Inc., FINOVA Mezzanine Capital Inc., FINOVA Portfolio Services, Inc., FINOVA Technology Finance Inc., and FINOVA Trust Finance.

  FINOVA obtained orders from the bankruptcy court on the first day permitting FINOVA to continue its operations in the ordinary course including honoring its obligations to borrowers. The orders also permit the Filing Entities to pay certain prepetition expenses and claims, such as to employees (other than executive officers, with exceptions), taxing authorities and foreign trade vendors. The cases will be jointly administered.

  On May 2, 2001, FINOVA and the other filing subsidiaries filed a proposed Joint Plan of Reorganization and Disclosure Statement which are currently pending before the Bankruptcy Court.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

              COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2001
                   TO THE THREE MONTHS ENDED MARCH 31, 2000

  The following discussion relates to The FINOVA Group Inc. and its subsidiaries (collectively "FINOVA" or the "Company"), including FINOVA Capital Corporation and its subsidiaries ("FINOVA Capital"). The FINOVA Group Inc. is a financial services holding company. Through its principal operating subsidiary, FINOVA Capital, the Company has provided a broad range of financing and capital markets products, primarily to mid-size businesses. FINOVA Capital has been in operation since 1954.

  On March 7, 2001, The FINOVA Group Inc., FINOVA Capital Corporation and seven of their subsidiaries filed for protection pursuant to Chapter 11, Title 11, of the United States Code to enable them to restructure their debt (the "Reorganization Proceedings"). Historically, the Company has relied upon borrowed funds together with internal cash flow to finance its operations. Profit has largely been recorded from the spread between the cost of borrowing and the rates paid by its customers, less operating costs. The Company also generates revenues through loan servicing and related activities and the sale of assets. Beginning late in the first quarter of 2000, a series of events impeded FINOVA's access to lower cost capital in the public and private markets. Those events have generally been described in The FINOVA Group Inc. Form 10-K/A for the year ended December 31, 2000 (the "2000 10-K/A") that has been filed with the Securities and Exchange Commission.

Recent Developments and Business Outlook

  On May 2, 2001, FINOVA and its subsidiaries that filed for protection pursuant to Chapter 11 filed a proposed Joint Plan of Reorganization and a Disclosure Statement (the "Plan") with the United States Bankruptcy Court for the District of Delaware. The Plan contemplates implementation of a comprehensive restructuring transaction with Berkadia LLC, a joint venture of Berkshire Hathaway Inc. and Leucadia National Corporation, that was first announced on February 27, 2001.

  As more fully described in the Plan, Berkadia has committed to make a $6 billion loan to FINOVA Capital, subject to conditions. The loan proceeds, together with cash on hand, will fund a cash disbursement to general unsecured creditors of FINOVA Capital equal to 60% of their claims, an increase from the approximately 54% cash payment originally proposed. In addition, FINOVA will issue ten-year New Senior Notes equal to 40% of the general unsecured claims against FINOVA Capital. The New Senior Notes will be secured by a second lien on the stock of FINOVA Capital. Interest on the New Senior Notes will be payable semi-annually out of available cash (calculated as provided in the Plan documents), after payment of quarterly interest on the Berkadia loan. Principal on the New Senior Notes will be paid out of available cash, after payment in full of the Berkadia loan, except as described in the following sentence. While the Berkadia loan is outstanding and not in default, a liquidity feature of the Plan that was not included in the original proposal will require FINOVA to commit $75 million of available cash quarterly (up to a maximum of $1.5 billion in total) to repurchase New Senior Notes at a price not to exceed par plus accrued interest (subject to availability of New Senior Notes at or below the maximum price). After payment in full of the Berkadia loan, 95% of available cash will be used to pay the New Senior Notes and 5% will be used for payments to FINOVA stockholders. The New Senior Notes also provide for payment under certain circumstances of up to $100 million in the aggregate of additional interest to holders of the New Senior Notes. Holders of general unsecured claims against FINOVA Capital will also receive a cash payment of post petition interest upon the effective date of the Plan.

  Berkshire Hathaway owns approximately $1.4 billion of existing FINOVA Capital bank and bond debt and therefore is expected to be a significant holder of New Senior Notes. Berkshire Hathaway will participate in FINOVA's quarterly repurchase of New Senior Notes pro rata to its interest in the New Senior Notes at the weighted average price paid in each quarterly repurchase.

  All other terms of the Plan are substantially the same as previously disclosed in FINOVA's February 28, 2001 filing on Form 8-K.

  The Bankruptcy Court has not approved the proposed Plan or the Disclosure Statement. The solicitation process will not begin until the Bankruptcy Court approves the Disclosure Statement and authorizes FINOVA to solicit the votes of their creditors and stockholders in connection with the Plan. Thereafter, FINOVA will send the proposed Plan and Disclosure Statement to all creditors and stockholders who are entitled to vote on the Plan.

Results of Operations

  The results for the first quarter of 2001 reflected a continuation of trends noted in the 2000 10-K/A. These results were adversely impacted by some of the events of 2000 and a continued softening of the U.S. economy. The more significant impacts were increases in delinquencies and nonaccruing assets, higher cost of funds (resulting in lower interest margins earned), increased operating costs and the inability to recognize tax benefits.

  For the first quarter of 2001, FINOVA reported a loss of $75.7 million or $1.24 per diluted share compared to net income of $10.4 million or $0.17 per diluted share in the first quarter of 2000. The results for the first quarter of 2001 included a net loss from continuing operations of $57.0 million or $0.93 per diluted share compared to net income of $47.6 million or $0.77 per diluted share in the first quarter of 2000, and a net loss from discontinued operations in the 2001 quarter of $18.7 million or $0.31 per diluted share compared to a net loss of $37.2 million or $0.60 per diluted share in the first quarter of 2000. A discussion of the largest variances in the individual profit and loss categories is as follows:

Continuing Operations

  Loss from Continuing Operations. The decline in results in the first quarter of 2001 when compared to the same quarter in 2000 was primarily due to the following:

  . Higher loss provisions to bolster the reserve for credit losses.

  . A higher level of nonaccruing assets.

  . Lower gains on investments and disposal of assets.

  . Increases in the Company's cost of funds.

  . An increase in the level of nonaccruing assets due in part to the weakening economy.

  . Higher expenses primarily related to the Reorganization Proceedings.

  . The inability to recognize any federal and state income tax benefits in 2001.

  Interest margins earned. Interest margins earned represents the difference between (a) interest, fee, lease and other income earned from financing transactions and (b) interest expense and depreciation on operating leases. Interest margins earned in the first quarter of 2001 dropped by $69.7 million to $66.0 million from $135.7 million in the first quarter of 2000 due to a higher level of nonaccruing assets, a higher cost of funds and a reduction in the managed assets. Interest margins earned as a percentage of average earning assets declined to 3.1% in the first quarter of 2001 from 5.6% in the comparable 2000 quarter. The higher cost of funds was the result of the events of 2000, primarily the various downgrades of FINOVA Capital's senior debt and the elimination of its commercial paper program resulting in draw downs under its back-up bank facilities. This caused the Company's cost of funds applicable to $4.5 billion of bank debt to increase by 1.16% (over the comparable 2000 period) up to March 7, 2001, the bankruptcy filing date.

  The portfolio (ending managed assets) declined to $9.88 billion at March 31, 2001 from $10.54 billion at March 31, 2000. The reduction was primarily due to lower new business ($277.4 million in 2001 compared to $914.0 million in the first quarter of 2000) and to portfolio runoff. The new business in the first quarter of 2001 included the funding of approximately $176 million from available lines of credit, $150 million of which was in the Resort Finance line of business. As the Company indicated in the 2000 Form 10-K/A, it has effectively eliminated new business development activities and for the foreseeable future, intends to focus on managing and maximizing the value of its existing portfolio. Those efforts will include the continued collection of its portfolio pursuant to contractual terms and may include efforts to retain certain customer relationships, restructure or terminate other relationships or sell certain assets if buyers can be found at attractive prices. The Company will continue to fund its backlog of commitments, which declined to $1.85 billion at March 31, 2001 from $1.97 billion at March 31, 2000. Historically, the amount reported as committed backlog was FINOVA's estimate of expected draw downs of the total commitments outstanding, especially the available lines of credit. Assuming full utilization, the total amount of available lines of credit at March 31, 2001 was $2.98 million, including discontinued operations. The available backlog increased from the $2.7 billion at December 31, 2000, primarily due to pay downs on lines of credit, resulting in increased availability.

  Provision for credit losses. The provision for credit losses on continuing operations was higher by $40.9 million in the first quarter of 2001 compared to the first quarter of 2000 ($61.8 million vs. $20.9 million) due to increases in problem accounts and higher net write-offs during the period ($22.4 million in the first quarter of 2001 vs. $13.8 million in the first quarter of 2000). The businesses with the highest level of net write-offs during the 2001 quarter were Mezzanine Capital ($10.7 million), Rediscount Finance ($7.4 million) and Healthcare Finance ($3.1 million). Net write-offs as a percent of managed assets in the 2001 first quarter were 0.87% annualized compared to 0.53% for the first quarter of 2000. A discussion of the increase in problem accounts is included under "Financial Condition, Liquidity and Capital Resources."

  FINOVA monitors developments affecting loans and leases in portfolio, taking into account each borrower's financial developments and prospects, the estimated value of collateral, legal developments and other available information. Based upon that information, FINOVA adjusts its loan loss reserves and when considered appropriate, writes down the values of the loans. Depending on developments, there is the possibility that the loan loss reserves and/or write-downs will increase in the future.

  Gains on investments and disposal of assets. Gains for the first quarter of 2001 were $6.7 million compared to $21.0 million for the 2000 first quarter. Gains in the 2001 quarter were generated by Commercial Equipment Finance ($15.2 million), Mezzanine Capital ($4.7 million) and Communications Finance ($3.2 million). The largest gain was from the sale of stock of Corvis Corp., which generated a gain of $15.6 million. These gains were partially offset by losses related to the reduction of investment in a sports franchise ($7.0 million), losses on residuals in Transportation Finance ($5.1 million) and further write- down of Realty Capital's assets held for sale to fair value ($5.1 million).

  Operating expenses. For the first quarter of 2001, operating expenses declined slightly to $55.0 million from $56.8 million in the comparable 2000 quarter. The decrease was primarily due to the cost savings resulting from a reduction in employees (768 at March 31, 2001, compared to 1,508 at March 31, 2000) and lower goodwill amortization ($394 thousand vs. $4.2 million), partially offset by accruals and payments made in connection with employee retention plans and higher professional fees relating to events since March 2000. The higher professional services included increased accounting, legal fees and investment banking fees.

  Reorganization items. Reorganization items reflect income and expense items that are directly associated with the reorganization, as compared to those from the ongoing operations of the business, as required by generally accepted accounting principles for entities in reorganization under the Bankruptcy Code. For the first quarter of 2001, reorganization items included the charge-off of debt origination costs ($15.1 million), professional services fees ($9.6 million), the full amortization of debt discounts ($7.9 million) partially offset by gains from cash settled interest rate swap terminations ($22.2 million) and interest earned ($0.8 million) on the cash retained and invested as a result of the moratorium on payment of interest and principal applicable to FINOVA's outstanding debt.

  Income taxes. Income taxes were provided during the first quarter of 2001 in spite of losses before income taxes for the period, due to taxable income being generated by foreign operations (primarily in the

United Kingdom and Canada). Income tax benefits were offset by an increase in the valuation allowance during the 2001 quarter because of the uncertainty of being able to utilize either state or federal net operating loss carryforwards. This also applies to discontinued operations, which provided income taxes on income from foreign operations while recording net pre-tax losses for the period. The effective income tax rates in the first quarter of 2000 were 39.4% for continuing operations and 40.0% for discontinued operations.

  Preferred dividends. Dividends, net of tax paid on $115 million of outstanding Company-obligated mandatory redeemable convertible preferred securities ("TOPrS"), were $946 thousand in both the first quarter of 2001 and 2000. Dividends were accrued but not paid in 2001 since during the first quarter of 2001, in conjunction with the reorganization proceedings, the Company suspended paying dividends on the TOPrs and interest on the underlying convertible debentures.

Discontinued Operations

  During the third quarter of 2000, FINOVA's Board of Directors approved the sale or liquidation of some of its more broad based businesses so the Company could focus more on its niche-based businesses. The businesses included in discontinued operations consist of Commercial Services (substantially sold during the third quarter of 2000), Corporate Finance (which includes Business Credit and Growth Finance) and Distribution & Channel Finance. During the first quarter of 2001, $309 million of Corporate Finance assets were sold. Sales of additional assets could occur for all or portions of the discontinued business assets. To the extent assets are not sold, the Company intends to liquidate the remaining assets in an orderly manner.

  Losses from discontinued operations in 2001 were $18.7 million (after-tax) and primarily consisted of $12.8 million of charges to value the assets to be sold or liquidated at estimated net realizable amounts, the effects of higher nonaccruing assets and operating losses. Nonaccruing assets in discontinued operations were $433.2 million at March 31, 2001, down $53 million from $486.2 million at December 31, 2000 and up by $293.6 million from $139.6 million at March 31, 2000. Losses in the first quarter of 2000 were principally due to a pre-tax charge to earnings to replenish loss reserves after a write-off of a loan to a single customer in the Distribution & Channel Finance line of business.

Financial Condition, Liquidity and Capital Resources

  The following primarily relates to continuing operations, except as noted.

  Managed assets were $9.88 billion at March 31, 2001 compared to $10.54 billion at December 31, 2000. Included in managed assets at March 31, 2001 were $9.56 billion in funds employed and $321.6 million of securitized assets. The decrease in managed assets was due to prepayments and asset sales accompanied by normal portfolio amortization, partially offset by funded new business of $277.4 million for the three months ended March 31, 2001.

  The reserve for credit losses as it pertains to continuing operations increased to $618 million at March 31, 2001 from $578.8 million at December 31, 2000. At March 31, 2001 and December 31, 2000, the reserve for credit losses was 6.5% and 5.7% of ending managed assets, respectively. The reserve for credit losses as a percent of nonaccruing assets declined to 53% at March 31, 2001, from 62.8% at December 31, 2000, due to the increase in nonaccruing assets. Nonaccruing assets increased to $1.17 billion or 11.8% of ending managed assets at March 31, 2001 from $921.4 million or 8.7% at the end of 2000. The largest increases to nonaccruing assets during the three months of 2001 occurred in Transportation Finance ($85.1 million), Commercial Equipment Finance ($53.8 million), Mezzanine Capital ($50.4 million), Communications Finance ($45.1 million) and Realty Capital ($10.6 million).

  The $85.1 million increase in nonaccruing assets in Transportation Finance involved eight aircraft-secured transactions and one engine-secured transaction. The single largest transaction ($28.2 million) moving to nonaccrual in the first quarter was a 1988 B757 on lease to a scheduled carrier. The other moves to nonaccrual involved two MD-82 aircraft ($21.0 million) on lease to a carrier in bankruptcy at March 31, and subsequent to March 31, leased to the acquirer of that carrier; three 727-200 aircraft ($18.8 million) on operating leases to a scheduled carrier; another MD-82 aircraft ($12.0 million) formerly on lease to a carrier in bankruptcy and sold subsequent to March 31; three DC-9-30 aircraft ($10.6 million) in process of being returned; two 727-200 aircraft ($9.6 million) out on operating leases. FINOVA wrote-off $550 thousand in the first quarter and established $1.45 million of specific reserves on these new nonaccruals.

  The $53.8 million increase in nonaccruing assets in Commercial Equipment Finance was principally due to the addition of a $41.9 million loan to a corporate aircraft charter operator who is experiencing cash flow problems. The balance of the increase was due to the addition of five other accounts affected by the slowing economy. Specific reserves of $2.0 million have been assigned against the total new nonaccruing assets.

  The Mezzanine Capital portfolio has been negatively affected by the weakening economy resulting in more restrictive policies by senior lenders regarding subordinated debt. In addition, the lack of equity support from the traditional equity sponsors of many mezzanine transactions has resulted in a liquidity crisis for a number of our borrowers. The increase in nonaccruing accounts at quarter-end can be largely attributed to the following: violations of senior debt covenants on four transactions totaling $7.1 million leading to payment blockage; three transactions totaling $13.7 million for which the equity sponsors have indicated an unwillingness to provide additional support resulting in a liquidity crisis for those borrowers; one transaction for $10.8 million on which the senior lenders are in disagreement over the borrowing base components; and the weakening economy has severely impacted the business plans of six borrowers totaling $23.8 million, resulting in short to long-term liquidity issues. Specific reserves of $30.4 million have been allocated to the $58.1 million of new nonaccruing assets.

  The $45.1 million increase in the Communications Finance nonaccruing assets is represented by five accounts in six different market niches. The largest increase comes from the internet sector, as two accounts totaling $19.8 million moved into nonaccrual status. Also moving to nonaccruing was a $14.2 million loan to a radio and TV station operator serving numerous markets. An $8.6 million loan to a paging operator was moved into the nonaccrual category in the first quarter. Although interest payments were being made, the move was appropriate in light of the significant softening in the paging industry and the likelihood of a bankruptcy filing. One customer in the cable and security monitoring industry went over 90 days delinquent in payments at the end of March 2001. For these new nonaccrual accounts, specific reserves of $13.8 million have been established as of March 31, 2001.

  The increase in nonaccruing assets in Realty Capital of $10.6 million was primarily attributable to one account for $7.8 million secured by five low-rise office buildings in Orlando, Florida. The properties are experiencing significant occupancy shortages and the transaction matures in the second quarter. The Company designated the Realty Capital unit as being held for sale in the fourth quarter of 2000 and took a charge to write-down its assets to estimated fair value. A revaluation increased the markdown by $5.1 million in the first quarter of 2001.

  Earning impaired assets increased during the three months ended March 31, 2001 to $308.1 million, or 3.1% of ending managed assets, from $235.8 million, or 2.2% of ending managed assets at December 31, 2000. The largest additions to earning impaired assets were in Rediscount Finance ($32.1 million), Healthcare Finance ($28.7 million), Resort Finance ($17.0 million), Realty Capital ($22.5 million) and Mezzanine Capital ($13.1 million). The increase in Rediscount Finance represents one account which operates as a consumer sales finance company based in Florida. The account is considered impaired due to an out of formula condition with the underlying collateral of automobile finance contracts. The increase in Healthcare Finance is attributable to two accounts. One is a participation in a bank facility to finance an operator of skilled nursing and assisted living facilities in California, Texas, and Arizona. The facility is secured by all the assets of the company. The other Healthcare transaction is also a participation for an operator of assisted living facilities. The transaction matured at the end of March with no established plan for refinancing. The increase in Realty Capital is primarily attributable to one account secured by a two-story R&D/Office complex in California. The account was moved to earning impaired status as a result of losing one of its major tenants. The increase in Resort Finance represents one golf-oriented resort in Florida. Sales of timeshare intervals have lagged expectations which in turn has slowed the repayment of FINOVA's acquisition facility. The increase in Mezzanine Capital was primarily attributable to one account ($9.3 million) involved with the paging industry. Although the account continues to pay in a timely manner, the significant softening in the paging industry, along with the uncertainty about the future direction of paging, warranted this classification.

  There can be no assurance that any of the potential transactions noted above will be consummated on anticipated terms.

  The carrying amount of FINOVA's accounts that were 31-90 days delinquent in payment at March 31, 2001 increased to 1.6% of managed assets, from 1.2% of managed assets at the end of 2000. The increases in 31-90 day delinquent accounts were in Transportation Finance ($46.8 million), Resort Finance ($22.6 million) and Franchise Finance ($9.9 million).

  FINOVA's internally generated funds and asset sales financed liquidity during the three months ended March 31, 2001. On February 27, 2001, FINOVA announced a moratorium on repayments of principal on its outstanding bank and bond debt. On March 7, 2001, FINOVA filed for protection from its creditors as noted above to enable it to restructure the timing of its debt repayments. The Reorganization Proceedings seek to enable FINOVA to restructure the debt maturities, among other items. No principal or interest payments will be made on the debt until the Plan defining repayment terms has been approved by the court.

  In 2001, substantially all of FINOVA's interest rate swaps were terminated as a result of the Reorganization Proceedings. Historically, FINOVA entered into derivative transactions as part of its interest rate risk management policy of match funding its assets and liabilities. Therefore, FINOVA's asset and liabilities are not match funded going forward. At termination, the interest rate swaps had an estimated value of approximately $70 million, of which $18.2 were cash settled amortized into income and included as a reorganization item in first quarter's results. Pursuant to the Company's various agreements, the institutions exercised their right to offset the amounts due to the Company, relative to approximately $50 million of the cash termination value of the swaps, against the amount due by the Company on the debt outstanding. No swap termination gains have been recognized on these swaps since the amounts have not been approved by the bankruptcy court.

  At March 31, 2001, FINOVA had $11.1 billion of debt outstanding, including $111.6 million of TOPrS, representing 19.1 times the Company's common equity base of $580.9 million. As a result of its moratorium on debt payments, its subsequent filing of Bankruptcy under Chapter 11 and defaults under various financial covenants under its bank agreements, FINOVA Capital is in default under its debt agreements.

New Accounting Standards

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new accounting and reporting standards for derivative instruments. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133." SFAS 133, as amended, establishes accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the statement of financial position as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

  FINOVA adopted the provisions of SFAS 133, as amended, on January 1, 2001, which resulted in an immaterial impact on FINOVA's consolidated results of operations and financial position.

Special Note Regarding Forward-Looking Statements

  Certain statements in this report are "forward-looking," in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items. These forward-looking statements include matters in the sections of this report captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure About Market Risk." They are also made in documents incorporated in this report by reference, or in which this report may be incorporated, such as a prospectus.

  Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause FINOVA's actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward- looking statements in the text. Other important factors that could cause actual results to differ include:

  . The results of FINOVA's efforts to implement its business strategy, including successful completion of the Reorganization Proceedings. Failure to fully implement its business strategy might result in adverse effects, including materially adverse impacts on its financial position and results of operations. The current focus on maximizing portfolio values and liquidity while minimizing or eliminating new business generation will likely result in financial results that differ materially from prior periods.

  . The effect of economic conditions and the performance of FINOVA's borrowers. Economic conditions in general or in particular market segments could impact the ability of FINOVA's borrowers to operate or expand their businesses, which might result in decreased performance, impacting repayment of their obligations. The rate of borrower defaults or bankruptcies may increase. Economic conditions could adversely affect FINOVA's ability to realize gains from sales of assets and investments and estimated residual values. Those items could be particularly sensitive to changing market conditions. Certain changes in fair market values must be reflected in FINOVA's reported financial results.

  . The cost of FINOVA's capital. That cost has increased significantly as a result of the events of 2000 and will increase further if the Berkadia transaction is consummated. The impact of these developments will be a significant reduction in profit margins.

  . Loss of employees. FINOVA must retain a sufficient number of employees to continue to monitor and collect its portfolio. Failure to do so could result in additional losses.

  . Changes in air worthiness directives. These changes could have a significant impact on airplane values, especially FINOVA's portfolio of airplanes, which are of an older vintage.

  . Changes in government regulations, tax rates and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of FINOVA's financing products. The current financial condition of FINOVA also makes it difficult to record potential tax benefits that may never be recognized.
  . Necessary technological changes, such as implementation of information management systems, may be more difficult, expensive or time consuming than anticipated.

  . Potential liabilities associated with dispositions of assets or lines of business.

  . Changes in interest rates could adversely affect financial results.

  . Other risks detailed in FINOVA'S other SEC reports or filings.

  FINOVA does not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that could affect their accuracy.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  FINOVA's primary market risk has been exposure to the volatility of interest rates. FINOVA sought to manage interest rate risk and preserve income through a diversified borrowing base and a matched funding policy. A diversified borrowing base consisted of short and long-term debt with a fixed or variable rate. FINOVA's matched funding policy required that floating-rate assets be financed with similar floating-rate liabilities and fixed-rate assets be financed with similar fixed-rate liabilities. Under the matched funding policy, the difference between floating-rate assets and floating-rate liabilities was managed to not exceed 3% of total assets for any extended period.

  As a result of the developments described in the Company's 2000 10-K/A, the Company cannot determine the nature of its borrowing base or achieve a matched funding policy. In addition, substantially all of the Company's interest rate swap agreements were terminated as a result of the bankruptcy filing. During the pendancy of the bankruptcy, the interest rate which will be applied to the Company's debt obligations is also uncertain.

  Since approximately 50% of the Company's assets earn at a floating-rate, any decline in market rates could adversely affect the Company since it would earn less on its assets while the nature of its financing costs is uncertain. Alternatively, any increase in market rates would increase its return on floating-rate assets; however, if its financing costs also become floating any potential increases in asset returns could be offset by rising costs of capital. Until a plan of reorganization is approved and its financing costs determined, the Company does not expect to be able to mitigate its exposure to changes in interest rates.

  Under the terms of Berkadia's commitment, the New Senior Notes will be fixed-rate obligations, at the weighted average rate of the existing debt (excluding default interest or penalties, if any). If LIBOR is above 6%, the Berkadia Loan will be a floating-rate loan; if LIBOR is below 6%, the Berkadia Loan will be fixed at 9%. If this transaction is consummated, a successful strategy to mitigate the Company's exposure to changes in market interest rates could be developed; however, no assurance can be given that the Company will be able to implement any such strategy at an acceptable cost or will seek to do so. In addition, no assurance can be given that the transaction will be consummated.

                           PART II OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

  See Part I, Item 1, Note H for a discussion of pending legal proceedings.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

  (a) The following exhibits are filed herewith:

 Exhibit No.                              Document
 -----------                              --------
             Computation of Ratio of (Losses) Income to Fixed Charges (interim
     12      period).

    4.0.1    Letter Agreement among Berkadia LLC, Berkshire Hathaway Inc.,
             Leucadia National Corporation, FINOVA and FINOVA Capital, dated
             May 2, 2001, including summaries of proposed terms and conditions for the $6 billion Senior Secured Credit Facility and the New
             Senior Notes.

  (b) Report s on Form 8-K:

  A report on Form 8-K dated May 8, 2001 was filed by Registrant which reported under Item 5 the filing by the Company and its subsidiaries in the Bankruptcy Court of a proposed Joint Plan of Reorganization and Disclosure Statement.

                             THE FINOVA GROUP INC.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          The Finova Group Inc.
                                          (Registrant)

                                                  /s/ Bruno A. Marszowski
                                          By: _________________________________
                                                    Bruno A Marszowski
                                               Senior Vice President, Chief
                                             Financial Officer and Controller
                                            Principal Financial and Accounting
                                                          Officer

Dated: May 15, 2001

                             THE FINOVA GROUP INC.

                         COMMISSION FILE NUMBER 1-11011

                                 EXHIBIT INDEX
                            MARCH 31, 2001 FORM 10-Q

 Exhibit No.                              Document
 -----------                              --------
             Computation of Ratio of (Losses) Income to Fixed Charges (interim
  12         period).

 4.0.1       Letter Agreement among Berkadia LLC, Berkshire Hathaway Inc.,
             Leucadia National Corporation, FINOVA and FINOVA Capital, dated
             May 2, 2001, including summaries of proposed terms and conditions for the $6 billion Senior Secured Credit Facility and the New
             Senior Notes.

                                   EXHIBIT 12

                             THE FINOVA GROUP INC.

            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                      Three Months Ended
                                                           March 31,
                                                      --------------------
                                                        2001       2000
                                                      ---------  ---------
(Loss) income from continuing operations before
 income taxes........................................ $ (53,711) $  80,086
Add fixed charges:
  Interest expense...................................   172,550    141,815
  One-third rentals..................................     1,123      1,270
                                                      ---------  ---------
    Total fixed charges..............................   173,673    143,085
                                                      ---------  ---------
(Loss) income from continuing operations as
 adjusted............................................ $ 119,962  $ 223,171
                                                      ---------  ---------
Ratio of (loss) income from continuing operations to
 fixed charges.......................................      0.69       1.56
                                                      =========  =========
Preferred stock dividends on a pre-tax basis......... $   1,581  $   1,581
Total fixed charges and preferred stock dividends.... $ 175,254  $ 144,666
                                                      ---------  ---------
Ratio of (loss) income from continuing operations to
 fixed charges and preferred stock dividends.........      0.68       1.54
                                                      =========  =========

                                                                  Exhibit 4.0.1

                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                  May 2, 2001

The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

Ladies and Gentlemen:

  Pursuant to and as contemplated by the commitment letter (the "Commitment Letter") dated as of February 26, 2001 by and among Berkadia LLC, Berkshire Hathaway Inc., Leucadia National Corporation, The FINOVA Group Inc. ("FNV") and FINOVA Capital Corporation ("Borrower"), we hereby confirm that the attached Senior Secured Credit Facility term sheet and Summary of Terms of New Senior Notes (the "Term Sheets") are acceptable to Berkshire and Leucadia to be included as part of the plans of reorganization filed by FNV, Borrower and their subsidiaries (together, the "Debtors") that have filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). We and you agree that:

    (i) the Term Sheets shall replace Annex I and Exhibit A to Annex I to the Commitment Letter, respectively, effective upon the earlier to occur of (a) the approval of the Commitment Letter and the Term Sheets by the Court, or
  (b) the effective date of plans of reorganization of the Debtors that satisfy and incorporate the terms and conditions set forth in the Commitment Letter and the Term Sheets, and

    (ii) this letter and the Term Sheets do not amend or modify the Commitment Letter in any respect unless and until the occurrence of either of the events described in clause (a) or (b) of paragraph (i).

                                          Very truly yours,

                                          Berkadia LLC

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                          Manager

                                          Berkshire Hathaway Inc.

                                                    /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                      Vice President

                                          Leucadia National Corporation

                                                   /s/ Joseph A. Orlando
                                          By: _________________________________
                                                     Joseph A. Orlando
                                                      Vice President

Acknowledged and Agreed
this 2nd day of May, 2001

The Finova Group Inc.

      /s/ William J. Hallinan
By: _________________________________
          William J. Hallinan
            President & CEO

Finova Capital Corporation

        /s/ William J. Hallinan
By: _________________________________
          William J. Hallinan
            President & CEO

                 $6,000,000,000 SENIOR SECURED CREDIT FACILITY

                        Summary of Terms And Conditions

  This Summary of Terms and Conditions outlines certain terms of the Facility referred to in the Commitment Letter dated February 26, 2001 among The FINOVA Group Inc. ("FNV"), FINOVA Capital Corporation (the "Company" or the "Borrower"), Lender, Berkshire and Leucadia (the "Commitment Letter"). This Summary of Terms and Conditions is part of and subject to the Commitment Letter. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:....................  The Company.

Guarantors:..................  FNV and all of FNV's direct and indirect subsidiaries other than (i) the Company and
                               (ii) any special purpose subsidiary that is contractually prohibited (as of February 26, 2001) from acting as a guarantor (the "Guarantors").

Lender:......................  Berkadia LLC ("Lender").

The Facility:................  A five-year amortizing term loan made to the
                               Borrower in a single drawing on the Closing
                               Date in a principal amount of $6,000,000,000
                               (the "Term Loan"), mandatorily prepayable with cash flows as set forth under "Prepayments."

                               The final maturity date for the Term Loan will be five years from the Closing Date.

Closing Date:................  On or before August 31, 2001.

Purpose:.....................  Proceeds of the Term Loan will be used solely to repay a portion of the pre-petition debt of the Company and its subsidiaries in accordance with the Plan.

Interest:....................  The Term Loan will bear interest at the greater of the following rates:

                               (i) the current LIBO rate (for a period not to exceed six months and to be determined prior to execution of the loan documentation) as quoted by Telerate Page 3750, adjusted for reserve requirements, if any, applicable to Lender's source of funds and subject to customary change of circumstance provisions and reserve requirements applicable to Lender and Lender's provider of funds (the "LIBO Rate"), plus 3% per annum; and

                               (ii) 9% per annum.

                               The interest rate shall be reset daily and interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year. Interest shall be payable quarterly.

Default Interest:............  During the continuance of an event of default
                               (as defined in the loan documentation), the Term Loan (including unpaid interest and unpaid default interest) will bear interest at an additional 2% per annum.

Prepayments:.................
                               Following the (i) payment of or funding of a reserve for accrued interest on the Term Loan,
                               (ii) payment of operating expenses and taxes of FNV, the Company and their respective subsidiaries, (iii) funding of reasonable reserves for (a) revolving and unfunded commitments existing at the Closing Date and acceptable to Lender, (b) commitments otherwise acceptable to Lender and (c) general corporate purposes of FNV, the Company and their respective subsidiaries, (iv) payment of accrued interest on the Senior Notes, and (v) provided no default has occurred, or would result therefrom, payment of up to $75 million in any three- month period to purchase Senior Notes at a purchase price not to exceed par plus accrued and unpaid interest thereon, mandatory prepayments of the Term Loan without premium thereon shall be required in an amount equal to the aggregate net positive amount of each of (x) 100% of the net sale proceeds from asset sales, (y) 100% of excess cash flow (to be defined in the loan documentation) and (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV, the Company or any of its subsidiaries, except to the extent any special purpose subsidiary is subject (as of February 26, 2001) to a contractual restriction on making distributions to its parent entity. In no event shall the Company or its subsidiaries make any prepayment on the Term Loan out of any refinancing or issuance of securities.

Security:....................  All amounts owing by and the obligations of the
                               Company under the Term Loan and the Guarantors in respect thereof will be secured by (i) a first priority perfected pledge of (x) all notes owned by the Company and the Guarantors and (y) all capital stock, securities, partnership and LLC interests owned by the Company and the Guarantors and (ii) a first priority perfected security interest in all other assets owned by the Company and the Guarantors, including, without limitation, accounts, inventory, equipment, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, subject to customary exceptions for transactions of this type.

Conditions Precedent to the    The loan documentation will contain conditions
Closing:.....................  to the closing of the Facility customarily found in loan agreements for similar financings and transactions of this type and other conditions deemed by Lender to be appropriate to the specific transaction and in any event including without limitation:

                               . All documentation relating to the Facility
                                 shall be in form and substance satisfactory to the Company and its counsel and Lender and its counsel. Guarantees in form and substance satisfactory to the Lender and its counsel shall have been executed and delivered by the Guarantors, and shall be in full force and effect.

                               . FNV and the Company shall not be in default
                                 of any of their obligations under the
                                 Commitment Letter.

                               . The terms and conditions of, and
                                 documentation relating to the Senior Notes, the principal terms of which are outlined on

                               Exhibit A to this Annex I together with any changes thereto as may be agreed to by Lender, shall be satisfactory to Lender, including in the case of such debt the extent of subordination, security, absence of guarantees, amortization, maturity, prepayments, limitations on remedies and acceleration, covenants, events of default, interest rate and other intercreditor arrangements. All conditions precedent to the issuance of the Senior Notes shall have been satisfied or, with the prior approval of Lender, waived and the Senior Notes shall be issued concurrently with the closing of the Facility.

                              . FNV, the Company and certain of their
                                subsidiaries (the "Debtors") shall have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases") in the Bankruptcy Court and (i) all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Facility and the Management Agreement, the fees and transactions contemplated thereby and the approval thereof and (ii) the plan of reorganization of each of the Debtors shall be in form and substance reasonably satisfactory to Lender.

                              . An order of the Bankruptcy Court granting
                                approval and confirmation of the Plan of each of the Debtors shall have been entered and have become final and nonappealable (the "Final Order"), which Final Order and plans shall provide for, among other things, (i) borrowing under the Facility, including first priority liens on all collateral thereunder,
                                (ii) the use of proceeds of the Facility to make the Existing Debt Repayment, (iii) issuance of the Senior Notes , (iv) the distribution on a pro-rata basis of $115 million principal amount of FNV's 5 1/2% Convertible Subordinated Debentures due 2016 to the holders of FNV's outstanding Trust Originated Preferred Securities ("TOPrS"), (v) the adoption by each of FNV and the Company of a Certificate of Incorporation and By-laws in form and substance acceptable to Lender, (vi) the designees of Lender constituting not less than a majority of the Boards of Directors of FNV and the Company, at least two (2) of the remaining members of which shall be selected from the current Board of Directors of FNV as of the date hereof, (vii) the issuance by FNV to Lender, and/or Berkshire and Leucadia (the "Berkadia Parties") and/or their subsidiaries for no additional consideration of shares of common stock of FNV such that such parties will own, in the aggregate, 51% (or a lesser amount as agreed by the Berkadia Parties) of the outstanding equity of FNV on a fully diluted basis (and an allocation of consideration for such issuance to the capital of FNV in an amount equal to the aggregate par value represented by such equity interests so that such equity interests are fully paid and non- assessable), (viii) the release, in form and substance satisfactory to Lender, Leucadia and Berkshire, of each Indemnified Party (as defined in the Commitment Letter) from any and all claims or liabilities that any creditor or other party in interest has or could have had in connection with or arising out of the Chapter 11 Cases, the Commitment Letter, the Management

                               Agreement and/or any action, authority, event or transaction contemplated by any of the foregoing, (ix) such other terms as shall be acceptable to Lender in its reasonable discretion, and (x) such other terms as are requested by Lender following the initial date of filing of the Plan and that do not adversely affect the holders of claims against or interests in any of the debtors in the Chapter 11 Cases.

                              . The amounts of the allowed general unsecured
                                claims, the allowed secured claims and the amount of disputed claims against FNV, the Company and their subsidiaries in the Chapter 11 Cases as of the effective date of the Plan shall be satisfactory to Lender. Lender shall be satisfied with the liabilities and capitalization of the Company, FNV and their subsidiaries after giving effect to the plans of reorganization of the Debtors.

                              . All fees and expenses (including reasonable
                                fees and expenses of counsel) required to be paid or reimbursed to Lender, Berkshire and Leucadia on or before the Closing Date shall have been paid.

                              . Lender shall be satisfied in its reasonable
                                judgment that (i) there shall not occur as a result of the funding of the Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any debt instruments and other material agreements of FNV, the Company or any of their respective subsidiaries that exist following the effective date of the plans of reorganization of the Debtors, and (ii) that each of FNV and the Company are solvent after giving effect to the funding of the Term Loan and the issuance of the Senior Notes.

                              . Lender shall be satisfied that FNV, the
                                Company and their respective subsidiaries will be able to meet their respective obligations under all employee and retiree welfare plans of such entities, that such employee benefit plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material "reportable event" (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and that no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could result in a material liability. Lender shall have reviewed and be satisfied with all employee benefit plans of FNV, the Company and their respective subsidiaries.

                              . Lender shall have received satisfactory
                                opinions of counsel to FNV and the Company, addressing such matters as Lender shall reasonably request, including, without limitation, the enforceability of all loan documentation, compliance with all laws and regulations (including Regulations T, U and X of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted and no conflicts with material agreements.

                              . There shall not have occurred any change,
                                occurrence or development that could, in Lender's reasonable opinion, result in a material adverse change in (i) the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects of FNV, the Company and their respective subsidiaries taken as a whole since December 31, 2000 (other than the commencement and continuation of the Chapter 11 Cases and the consequences that would normally result therefrom), (ii) the ability of the Company to perform its obligations under the loan documentation, (iii) the ability of the Guarantors (other than Guarantors as to which Lender, in its reasonable judgment, is satisfied that their inability, individually or in the aggregate, to perform their obligations is not material) to perform their obligations under the loan documentation or (iv) the ability of Lender to enforce the loan documentation (any of the foregoing being a "Material Adverse Change").

                              . There shall exist no action, suit,
                                investigation, litigation or proceeding
                                pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility, the plans of reorganization of the Debtors or the transactions contemplated thereby. All necessary governmental and material third party consents and approvals necessary in connection with the Facility, the plans of reorganization of the Debtor and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to Lender) and shall remain in effect, and all applicable governmental filings have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of Lender that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated thereby.

                              . No information shall have come to the
                                attention of Lender that leads Lender to determine that, and Lender shall not have become aware of any fact or condition not disclosed to them prior to the date hereof which leads Lender to determine that, the Company's or any of its subsidiaries' condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects are different in any material adverse respect from that known to Lender as of this date.

                              . Lender shall have a valid and perfected first
                                priority lien on and security interest in the collateral referred to above under "Security" (other than collateral which Lender is satisfied in its reasonable judgment is not material, individually or in the aggregate); all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and
                               recording fees and taxes shall have been duly paid.

                              . Lender shall be satisfied with the amount,
                                types and terms and conditions of all
                                insurance and bonding maintained by the
                                Company and its subsidiaries, and Lender shall have received endorsements naming Lender as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Company and its subsidiaries forming part of Lender's collateral.

                              . Lender shall be satisfied with all
                                environmental matters relating to the Company or its business or assets, and shall have received such environmental review reports as Lender may request, in form and substance satisfactory to it, as to any environmental hazards or liabilities to which the Company and its subsidiaries may be subject, and Lender shall be satisfied with the amount and nature of any such hazards or liabilities and with the Company's plans with respect thereto.

                              . The Management Agreement shall be in full
                                force and effect, and there shall be no cause for termination thereunder.

                              . There shall not exist or have occurred any
                                defaults, prepayment events or creation of liens under debt instruments that exist following the effective date of the Plan or otherwise as a result of the Facility, the plans of reorganization of the Debtors, or the transactions contemplated thereby.

                              . FNV shall have granted registration rights to
                                the Berkadia Parties and/or their affiliates relating to the shares of common stock of FNV issued pursuant to the Plan in form and substance reasonably satisfactory to the Berkadia Parties.

Conditions Precedent to the   On the funding date of the Term Loan (if
Loan:.......................  different from the closing date of the Facility)
                              (i) there shall exist no default under the loan documentation, (ii) the representations and warranties of the Company and each Guarantor therein shall be true and correct immediately prior to, and after giving effect to, funding, and (iii) the making of the Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and           The loan documentation will contain
Warranties:.................  representations and warranties customarily found in loan documentation for similar financings and transactions of this type and other representations and warranties deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries) including, without limitation with respect to: valid existence, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of loan documentation, validity, priority and perfection of security interests and enforceability of liens, accuracy of financial statements and all other information provided, compliance with law, absence of Material Adverse Change, no default under the loan documentation, absence of material litigation, ownership of properties and necessary rights to intellectual property, no burdensome
                               restrictions and inapplicability of Investment Company Act or Public Utility Holding Company Act.

Affirmative and Financial      The loan documentation will contain affirmative
Covenants:...................  and financial covenants customarily found in loan documentation for similar financings and transactions of this type and other covenants deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, the following:

                               . Comply in all material respects with laws
                                 (including, without limitation, ERISA and environmental laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents and other intellectual property, preserve corporate existence, maintain accurate books and records, maintain properties, maintain appropriate and adequate insurance, permit inspection of properties, books and records, use loan proceeds as specified and provide further assurances as required.

                               . Perform obligations under leases, contracts
                                 and other agreements.

                               . Conduct all transactions with affiliates on
                                 terms reasonably equivalent to those
                                 obtainable in arm's length transactions, including, without limitation, restrictions on management fees to affiliates.

                               . Maintain with a bank satisfactory to Lender
                                 main cash concentration accounts and blocked accounts into which all cash flows of the Borrower and proceeds of collateral are paid and which are swept daily (and with respect to accounts at other banks, which will be limited, blocked account agreements in form and substance acceptable to Lender have been executed).

                               . Financial covenants, including, but not
                                 limited to, minimum EBITDA, minimum net
                                 worth, minimum fixed charge coverage, minimum interest coverage, maximum leverage (measured on a balance sheet debt to EBITDA basis) and maximum capital expenditures.

                               . Maintain a loan-to-collateral value ratio of
                                 no greater than 1:1.75. For purposes of this covenant, "collateral" (i) shall only include the value of the tangible assets of the Company and the Guarantors that have been specifically identified by the Company and that are subject to a perfected, first priority security interest in favor of the Lender (and shall exclude all assets of (a) any special purpose subsidiary of the Company that is subject to contractual or legal restrictions on making distributions to its parent entity and (b) any Guarantor for which the Company does not exercise sole voting control and/or for which all of the capital stock is not subject to a perfected, first priority pledge to Lender) and (ii) shall be net of all specific and general reserves.

Negative Covenants:..........
                               The loan documentation will contain negative covenants customarily found in loan documentation for similar financings and transactions of this type (which will be applicable to FNV, the Company and their respective subsidiaries). Each of FNV, the Company and their respective subsidiaries shall agree that (i) except pursuant to the Plan, or (ii) without the consent of Lender, it will not:

                               . Incur or assume any debt (whether or not non-
                                 recourse) other than the Term Loan or the Senior Notes (as the case may be); give any guaranties; create any liens, charges or encumbrances; incur additional lease obligations; merge or consolidate with any other person, or change the nature of business or corporate structure or create any new subsidiaries or amend its charter or by-laws; sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction), except for asset sales for cash where seller retains no residual interest in such assets and proceeds are applied as set forth under "Prepayments;" give a negative pledge on any assets in favor of any person other than Lender; permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Company; or permit to exist any restrictions on the ability of the Company to prepay the Term Loan.

                               . Prepay, redeem, purchase, defease, exchange,
                                 refinance or repurchase any debt including, without limitation, the Senior Notes, except to fund the commitment to spend up to $75 million per three-month period to repurchase Senior Notes as contemplated under clause (v) of "Prepayments," or amend or modify any of the terms of any such debt or other similar agreements, or other material agreements, entered into or binding upon FNV, the Company or their respective subsidiaries.

                               . Make any loans or advances, capital
                                 contributions or acquisitions (except to fund existing commitments not discharged in the Chapter 11 Cases) or form any joint ventures or partnerships or make any other investments in subsidiaries or any other person.

                               . Make or commit to make any payments in
                                 respect of warrants, options, repurchase of stock, dividends or any other distributions to shareholders, except the commitment contemplated under the terms of the Senior Notes following the payment in full of the Term Loan.

                               . Permit any change in ownership or control of
                                 the Company or any of its respective
                                 subsidiaries or any change in accounting treatment or reporting practices, except as required by GAAP and as permitted by the loan documentation.

                               . Redeem or otherwise acquire any shares of its
                                 capital stock, or issue or sell any
                                 securities (other than the issuance of the Senior Notes, pursuant to the exercise of options or conversion of outstanding securities or otherwise pursuant to the Plan) or grant any option, warrant or right relating to its capital stock or split, combine or reclassify any of its capital stock, other than pursuant to a stock option plan adopted following the effective date of the Plan and reasonably acceptable to Berkadia.

                               . Make any material amendment to any existing
                                 or enter into any new employment, consulting, severance, change in control or similar agreement or establish any new compensation or benefit or commission plans or arrangements for directors or employees.

                               . Merge, amalgamate or consolidate with any
                                 other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other entity, other than acquisitions of businesses in connection with foreclosures in the ordinary course of business and mergers or consolidations wholly-owned subsidiaries of the Company.

                               . File any petition for voluntary
                                 reorganization or enter into any
                                 reorganization plan or recapitalization, dissolution or liquidation of the Company.

                               . Take any action that would have a material
                                 impact on the consolidated federal income tax return filed by FNV as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting for taxes or otherwise or any tax or accounting practice or policy.

                               . Enter into any contract, understanding or
                                 commitment that restrains, restricts, limits or impedes the ability of FNV or any of its subsidiaries to compete with or conduct any business or line of business in any geographic area.

                               . Permit FNV to engage in any business or
                                 activity, or hold any assets, other than holding the capital stock of the Company.

                               . Pay any management or similar fees, other
                                 than pursuant to the Management Agreement.

Financial Reporting            The Company shall provide: (i) monthly
Requirements:................  consolidated financial statements of FNV, the
                               Company and their respective subsidiaries, including balance sheet, income statement and cash flow statement within 30 days of month-end, certified by the chief financial officer of FNV or the Company, as appropriate; (ii) quarterly consolidated and consolidating financial statements of FNV, the Company and its subsidiaries within 45 days of quarter-end, certified by the chief financial officer of FNV or the Company, as appropriate; (iii) annual audited consolidated and consolidating financial statements of FNV, the Company and their subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by independent certified public accountants acceptable to Lender; (iv) copies of all reports on Form 10-K, 10-Q or 8-K filed by FNV or the Company with the Securities and Exchange Commission; (v) projections for the balance of the term of the Facility provided annually and annual business and financial plans provided in each case at least 30 days prior to fiscal year-end, with the business and financial plans being updated quarterly; (vi) periodic compliance certificates; and (vii) periodic certifications as to collateral value, loan and asset classification and reserves.

Other Reporting                The loan documentation will contain other
Requirements:................  reporting requirements customarily found in loan documentation for similar financings and transactions of this type and other reporting requirements deemed by Lender appropriate to the specific transaction, including, without limitation, with respect to litigation, contingent liabilities, defaults, ERISA or environmental events and potential defaults or events of default relating to loans or assets held by the Company and its subsidiaries at such times and in form and substance as is satisfactory to Lender.

Events of Default:...........  The loan documentation will contain events of default customarily found in loan documentation for similar financings and transactions of this type and other events of default deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, failure to make payments when due, defaults or accelerations under other indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy and insolvency events, failure to satisfy or stay execution of judgments in excess of specified amounts, the existence of certain materially adverse employee benefit or environmental liabilities, impairment of loan documentation or security, Material Adverse Change, actual or asserted invalidity of the guarantees, the security documents or the liens of Lender, change of ownership or control, and defaults under material contracts, including the Management Agreement.

Indemnification:.............  The Company shall indemnify and hold harmless
                               Lender, Berkshire and Leucadia and each of their respective affiliates, officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Facility, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non- appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by FNV, the Company, any of their respective directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified Party pursuant to a written settlement agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct and any liability of any Indemnified Party shall be limited to the amount of fees actually received hereunder by such Indemnified Party.

Expenses:....................  FNV, the Company and each of their respective subsidiaries shall jointly and severally pay all (i) reasonable costs and expenses of Lender, Berkshire and Leucadia (including all reasonable fees, expenses and disbursements of outside counsel) in connection with the preparation, execution and delivery of the loan documentation and the funding of all loans under the Facility, and all search, filing and recording fees, incurred or sustained by Lender, Berkshire and Leucadia in connection with the Facility, the loan documentation or the transactions contemplated thereby, the administration of the Facility and any amendment or waiver of any provision of the loan documentation and (ii) costs and expenses of Lender, Berkshire and Leucadia (including fees, expenses and disbursements of counsel) in connection with the enforcement of any of their rights and remedies under the loan documentation.

Miscellaneous:...............  The loan documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes) relating to Lender and Lender's provider of funds.

Fees and Expenses:...........  Commitment Fee: A commitment fee of $60,000,000 shall be due and payable to Lender upon
                               execution of the Commitment Letter.

                               Funding Fee: A funding fee of $60,000,000 shall be due and payable to Lender upon the closing of and borrowing under the Facility.

                               Termination Fee: A termination fee of
                               $60,000,000 shall be due and payable to Lender if the Company does not borrow under the Facility for any reason (including the termination of Lender's obligations under the Commitment Letter, whether or not the Facility agreements have been entered) unless the Company's failure to borrow is solely due to (x) the failure by Lender to fund in violation of its obligations under the Commitment Letter or, (y) following confirmation of the Plan by the Bankruptcy Court, a Material Adverse Change has occurred or a due diligence condition relating to environmental, insurance or employee matters has not been satisfied.

                               Reimbursement Fees: All fees, if any, and expenses incurred from time to time by Lender and its affiliates relating to its financing for the Facility shall be due and payable to Lender or such affiliates when incurred by Lender or such affiliates.

                               Facility Fee: An annual facility fee in an amount equal to 25 basis points times the outstanding principal amount of the Term Loan, payable monthly, shall be due and payable to Lender, commencing on the date of borrowing under the Facility.

Governing Law and Submission
to Jurisdiction:.............  State of New York.

                     SUMMARY OF TERMS OF NEW SENIOR NOTES

Issuer.......................  The FINOVA Group Inc. ("FNV Group").

Aggregate Principal Amount...  Approximately $4.44 billion, representing 40%
                               of the aggregate amount of Allowed General
                               Unsecured Claims (as defined in the Joint Plan of Reorganization (the "Plan") of FNV Group and the debtors named therein) against FINOVA Capital Corporation ("FNV Capital").

Term.........................  Ten (10) years, subject to prepayment as described below.

Annual Interest Rate.........  The weighted average of the annual interest rates on FNV Capital's bank debt and bond indebtedness outstanding on the Petition Date (as defined in the Plan) , will be determined (as of a date within five days prior to the Effective Date (as defined in the Plan) (the "Measurement Date") as follows:

                               For each fixed rate obligation, the established rate in effect at the Measurement Date, without giving effect to any default rate, penalty or facility or other fees or any change in rates due to the failure to elect interest rates or periods from and after the Petition Date, will be multiplied by the total principal amount of the obligation outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set-off against such obligation;

                               For each floating rate obligation, (x) the specified index in effect at the Measurement Date (or, if more than one index is specified, the selected index will be the one that will result in the lowest rate) (the "Index Rate"), plus the specified spread over the Index Rate, in each case without giving effect to any default rate, penalty or facility or other fees or any change in rates due to the failure to elect interest rates or periods from and after the Petition Date and without regard to any limitation on the selection of indices upon a default or otherwise, will be multiplied by (y) the total principal amount of the obligation outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set-off against such obligation.

                               The sum of such amounts will be divided by the aggregate principal amount of all bank and bond indebtedness outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set- off against such obligations. The quotient of such calculation shall be the annual interest rate the New Senior Notes will bear.

                               If the Measurement Date were April 26, 2001, the annual interest rate would be 6.037%.

Payment......................  Interest will be paid on semi-annual interest payment dates if and to the extent that (i) FNV Group has available cash on such dates for that purpose as described below under clause SECOND of the "Use of Cash" covenant and (ii) no default or event of default has occurred and is continuing on such dates under the credit agreement pursuant to which Berkadia LLC ("Berkadia") will make a $6 billion five-year amortizing senior secured term loan (the "Berkadia Loan") to FNV Capital (the "Berkadia Credit Agreement").

                               Each $1,000 principal amount of the New Senior Notes issued under the Plan (whether issued on the Effective Date or later) will entitle the holder thereof to receive such holder's pro rata share of an aggregate of up to $100 million of additional interest ("Contingent Interest") in respect of all New Senior Notes issued under the Plan (whether issued on the Effective Date or later). Contingent Interest will be paid on semi-annual interest payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under clause Eighth of the "Use of Cash" covenant until the first to occur of (i) the payment of an aggregate of $100 million in Contingent Interest (as such amount may be reduced as described below under clause Eighth of the "Use of Cash" covenant) or (ii) 15 years after the Effective Date of the Plan. Principal will be paid on semi-annual principal payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under clause Sixth of the "Use of Cash" covenant.

Optional Prepayment..........  Subject to compliance with the "Use of Cash"
                               covenant, FNV Group will have the option to prepay the principal of the New Senior Notes, in whole or in part, at any time and from time to time, without premium or penalty, by delivering to the indenture trustee under the New Senior Notes indenture (the "Indenture Trustee") an amount equal to the principal to be repaid, plus interest from the last interest payment date on which interest was paid to the prepayment date; provided that such prepayment will not release FNV Group from its obligations to pay Contingent Interest with respect to the New Senior Notes so prepaid.

Priority and Collateral        FNV Group will grant to the Indenture Trustee
Security.....................  for the benefit of the holders of the New
                               Senior Notes (other than with respect to FNV
                               Group's obligation under the New Senior Notes
                               Indenture to pay Contingent Interest) a
                               security interest in all of the capital stock of FNV Capital, which shall be junior to the first priority perfected security interest granted to Berkadia as described below and which shall be released upon payment in full of all interest (other than Contingent Interest) on and principal of the New Senior Notes. Until such time as all obligations under the Berkadia
                               Loan and related guarantees are paid in full or otherwise satisfied, the security interest to be granted to the Indenture Trustee will be junior to the perfected, first priority security interest in the capital stock of FNV
                               Capital granted to Berkadia to secure FNV
                               Group's guarantee of the Berkadia Loan. The
                               Indenture Trustee and the holders of the New
                               Senior Notes will have no right to take action to enforce or otherwise realize on the security interest held by the Indenture Trustee unless and until all obligations under the Berkadia
                               Loan and related FNV Group guarantee have been paid in full or otherwise satisfied or released. Neither the indenture governing the New

                               Senior Notes nor the pledge agreement effecting the grant of the security interest (the "Pledge Agreement") will restrict the sale of collateral, other than as required by the Trust Indenture Act of 1939, as amended.

                               The payment of Contingent Interest will not be secured by the security interest or otherwise. Contingent Interest shall constitute general unsecured obligations of FNV Group.

Covenants....................  The indenture governing the New Senior Notes will contain the following covenants:

                               Use of Cash

                               To the extent not prohibited by the Berkadia
                               Credit Agreement, FNV Group will, and will cause its subsidiaries including FNV Capital to, apply the aggregate net positive amount of each of (x) 100% of the net sale proceeds from asset sales, (y) 100% of excess cash flow (to be defined in the indenture) and (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV Group or any of its subsidiaries, except to the extent any special purpose subsidiary is subject to a contractual restriction (which existed on February 26, 2001) or legal restriction on making distributions to its parent entity, to the following purposes in the following order:

                               First:

                               For FNV Group or any of its subsidiaries (a) to pay or to fund its operating expenses, taxes, reasonable reserves for revolving commitments, unfunded commitments and general corporate purposes (which reserve amounts shall be determined in good faith by the entity setting such reserves), (b) to pay when due interest on and principal of Permitted Indebtedness (as defined below) of such entity (other than, in the case of FNV Capital, the Berkadia Loan or, in the case of FNV Group, the New Senior Notes and the 5 1/2% Convertible Subordinated Debentures due 2016 of FNV Group (the "Group Subordinated Debentures")), the payment of each of which is provided for specifically below),
                               (c) to pay when due interest on and principal of any Refinancing Indebtedness (as defined below) incurred to refinance the Permitted Indebtedness described in clause (b), (d) to pay or to fund a reserve to pay interest when due on the Berkadia Loan, and (e) to (i) make payments excluded from the definition of Restricted Payments (as defined below) under the proviso contained in the definition of Restricted Payments (provided that any payments described in clause (v) of such proviso shall not exceed $1 million per year) and (ii) fund reasonable reserves, if any, for interest and Compounded Interest (as defined in the indenture governing the Group Subordinated Debentures) on the Group Subordinated Debentures solely to permit the payment of interest and Compounded Interest thereon at the end of an Extension Period (as defined in the indenture governing the Group Subordinated Debentures) and to pay accrued and unpaid interest and

                               Compounded Interest on the Group Subordinated Debentures on the expiration of any Extension Period that has lasted for 20 consecutive quarters; provided that FNV Capital and its subsidiaries may make distributions to any parent entity, including FNV Group, which entity shall use such distributions, plus any other cash it has available for this purpose, to satisfy its obligations under this clause First (it being understood that the listing of subclauses (a) through (e) herein shall be for ease of reference only and shall not imply any priority of allocation or payment within this clause First);

                               Second:

                               to make distributions to FNV Group, which shall use such distributions plus any other cash it has available for this purpose, to pay accrued and unpaid interest on the New Senior Notes when due;

                               Third:

                               commencing with the first calendar quarter following the Effective Date, and continuing for each subsequent calendar quarter until the earlier of (i) payment in full of the Berkadia Loan and (ii) the fifth anniversary of the Effective Date, to make distributions to FNV Group, which shall use such distributions plus any other cash it has available for this purpose, to spend $75 million per quarter (or such greater amount as may be consented to by Berkadia) to purchase New Senior Notes (including the Contingent Interest in respect of such New Senior Notes) at a purchase price not to exceed par plus accrued and unpaid interest thereon (the "Maximum Price") through
                               (a) tender offers announced during a quarter,
                               (b) open market purchases and/or (c) privately negotiated transactions, in all cases at FNV Group's discretion; provided that additional such purchases may be made at FNV Group's discretion during any quarter to satisfy FNV Group's obligation hereunder for future quarters and, if and to the extent that such purchases cannot be effected at or below the Maximum Price during any such quarter, such purchases shall not be required for such quarter and FNV Group shall not carry over into any following quarter any obligation to make purchases hereunder in excess of $75 million per quarter; and provided further, that no purchase of New Senior Notes shall be made under this clause Third if a default or an event of default under the Berkadia Credit Agreement has occurred, is continuing or would result therefrom;

                               Fourth:

                               to make distributions to FNV Capital, or in the case of FNV Group to make contributions to FNV Capital, which shall use such distributions or contributions, plus any other cash it has available for this purpose, to repay principal of the Berkadia Loan as required under the Berkadia Credit Agreement;

                               Fifth:

                               to the extent not already funded or paid pursuant to clause First above, to make distributions to FNV Group, which shall use such distributions plus any other cash it has available for this purpose, to pay or to fund a reserve to pay accrued and unpaid interest on the then-outstanding Group Subordinated Debentures;

                               Sixth:

                               until the New Senior Notes are paid in full, to make distributions to FNV Group, (A) 95% of which FNV Group will use to repay principal of the New Senior Notes until the principal of the New Senior Notes has been paid in full and/or, at FNV Group's option, to prepay all or part of the New Senior Notes as described under "Optional Prepayment," and/or to purchase by tender offer, market purchases or privately negotiated transactions or otherwise all or part of the New Senior Notes (including the Contingent Interest in respect of such New Senior Notes), and (B) 5% of which FNV Group will use to make Restricted Payments (unless the making of any such Restricted Payments would be an "Impermissible Restricted Payment" (as defined below), in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Restricted Payments at such time or from time to time, as such Restricted Payments are not Impermissible Restricted Payments);

                               Seventh:

                               until an amount equal to 5.263% of the
                               aggregate principal amount of the New Senior
                               Notes issued under the Plan (whether on the Effective Date or later) has been used to make Restricted Payments to FNV Group's common stockholders under clause Sixth or, after repayment of the New Senior Notes, has been used to make "Deemed Restricted Payments" (as defined below), to make Deemed Restricted Payments (unless the making of such Deemed Restricted Payments would be an "Impermissible Deemed Restricted Payment," (as defined below) in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments); and

                               Eighth:

                               until an aggregate of up to $100 million (as such amount may be reduced to reflect a decrease in the principal amount of New Senior Notes outstanding as a result of purchases (but not prepayments or repayments) by FNV Group under clause Third and clause Sixth above) has been paid as Contingent Interest, to make distributions to FNV Group (i) 95% of which will be used to pay Contingent Interest and
                               (ii) 5% of which will be used by FNV Group to make Deemed Restricted Payments) (unless the making of such Deemed Restricted Payments would be an Impermissible Deemed Restricted Payment, in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments);.

                               provided that, notwithstanding the foregoing, it shall not be a default of this "Use of Cash" covenant if a subsidiary does not make distributions to its parent entity as set forth in First through Eighth above if such dividends or distributions would be Impermissible Restricted Payments or Impermissible Deemed Restricted Payments.

                               Funding and payments in respect of any
                               Refinancing Indebtedness (as defined below) will have the same priority in this "Use of Cash" covenant as corresponds to the Indebtedness so refinanced.

                               "Deemed Restricted Payments" means any payments to FNV Group's stockholders that would have been Restricted Payments prior to repayment of the New Senior Notes.

                               "Impermissible Deemed Restricted Payments" means a Deemed Restricted Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                               "Impermissible Restricted Payments" means a
                               Restricted Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                               Limitation on Restricted Payments

                               FNV Group will not, directly or indirectly, make any Restricted Payments, other than Restricted Payments permitted under the "Use of Cash" covenant described above.

                               "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any distribution on account of FNV Group's equity interests (other than dividends or distributions payable in equity interests of FNV Group) and (ii) the purchase, redemption or other acquisition or retirement for value of any equity interests of FNV Group, other than redemptions, acquisitions or retirements in exchange for equity interests of FNV Group; provided, however, that Restricted Payments shall not include (i) repurchase of shares to eliminate fractional shares or odd-lots, whether pursuant to a reverse stock-split, odd-lot tender offer or otherwise; (ii) cash payments in lieu of issuance of fractional shares in connection with the exercise of any warrants, rights, options or other securities convertible into or exchangeable for FNV Group equity interests, (iii) the deemed repurchase of FNV Group's equity interests by FNV Group on the cashless exercise of stock options; (iv) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets; or
                               (v) repurchases, redemptions, acquisitions or retirements of equity interests of FNV Group from employees, directors or officers of FNV Group and its subsidiaries.

                               Limitation on Incurrence of Indebtedness

                               FNV Group will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for or with respect to (collectively, "incur") any Indebtedness other than Permitted Indebtedness or Permitted Nonrecourse Indebtedness.

                               "Indebtedness" means any indebtedness in respect of borrowed money.

                               "Permitted Indebtedness" means (A) Indebtedness outstanding (or deemed outstanding under the Plan) on the Effective Date of the Plan, including the Berkadia Loan and the New Senior Notes; (B) Refinancing Indebtedness; (C) Indebtedness at any time outstanding of up to $25 million, excluding Indebtedness outstanding under clause (A) or (B); (D) Foreclosure Indebtedness and (E) intercompany Indebtedness between or among FNV Group and/or any of its subsidiaries.

                               "Foreclosure Indebtedness" means Indebtedness of any person either (i) existing at the time that such person becomes a subsidiary of FNV Group or any of its subsidiaries provided that such person becomes a subsidiary of FNV Group as a result of a pre-existing bona fide obligation to FNV Group or any of its subsidiaries, (ii) assumed in connection with the acquisition of assets from any such person provided that such person had a pre-existing bona fide obligation to FNV Group or any of its subsidiaries or (iii) incurred to refinance (as defined below) any Indebtedness described in
                               (i) or (ii) above, subject to the same
                               limitations contained in the proviso to the definition of Refinancing Indebtedness below.

                               "Refinancing Indebtedness" means Indebtedness of FNV Group or any of its subsidiaries that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance") any Indebtedness issued under the Plan and/or outstanding or deemed to be outstanding on the Effective Date of the Plan or incurred in compliance with the New Senior Notes Indenture (including Indebtedness of FNV Group that refinances Indebtedness of any subsidiary and Indebtedness of any subsidiary that refinances Indebtedness of another subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (a) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) not exceeding the then outstanding amount of the Indebtedness being refinanced, plus a reasonable premium and reasonable costs and expenses paid or incurred in connection with such refinancing (b) except with respect to Refinancing Indebtedness incurred to refinance
                               (i) the New Senior Notes, (ii) Foreclosure
                               Indebtedness or (iii) Permitted Indebtedness not issued under the Plan, such Refinancing Indebtedness shall not have a weighted average life to maturity or maturity date that is earlier than the Indebtedness being refinanced and (c) if the Indebtedness being refinanced is subordinate to the New Senior Notes, then such Refinancing Indebtedness shall be subordinate to the New Senior Notes at least to the same extent. The accretion of interest with respect to Indebtedness issued with original issue discount shall not constitute an incurrence of additional Indebtedness.

                               "Permitted Nonrecourse Indebtedness" means
                               Indebtedness incurred in connection with the acquisition or lease (as lessor) of equipment or real estate (a) that is secured solely by the equipment or real estate acquired or leased, (b) with respect to which the holder of such Indebtedness has recourse only to such equipment or real estate, and (c) which is otherwise nonrecourse to FNV Group or any subsidiary thereof, provided that all proceeds of such Indebtedness, less reasonable expenses incurred in connection with such acquisition or lease, are used as provided in the "Use of Cash" covenant.

                               Limitation on Issuance of Capital Stock of
                               Subsidiaries.

                               FNV Group will not permit FNV Capital to issue any additional equity interests to any person other than to FNV Group and will not permit any other subsidiary of FNV Group to issue any preferred equity interests to any person other than to FNV Group or a subsidiary thereof, except that preferred equity interests may be issued such that the liquidation preference of such preferred equity interests is equal to the amount of Indebtedness that would be permitted to be incurred under the "Limitation on Incurrence of Indebtedness" covenant.

                               Mergers and Consolidations

                               FNV Group will not, directly or indirectly, consolidate or merge with or into another person (whether or not FNV Group is the surviving person) unless the person formed by or surviving any such consolidation or merger (if other than FNV Group) assumes all of the obligations under the New Senior Notes and the indenture and immediately after such consolidation or merger there is no default or event that, with the passage of time or notice or both, would be a default under the indenture.

                               No Payment Restrictions Affecting Subsidiaries

                               FNV Group and its subsidiaries will not permit their respective subsidiaries to create any restriction on the ability of any subsidiary to make Restricted Payments, to make loans or advances to its parent entity or to transfer any property or assets to its parent entity, except for restrictions pursuant to (i) the New Senior Notes, (ii) the Berkadia Loan, (iii) contracts as of February 26, 2001 restricting special purpose subsidiaries, (iv) applicable law, (v) Refinancing

                               Indebtedness containing restrictions no more restrictive, taken as a whole, than those contained in the Indebtedness so refinanced,
                               (vi) Permitted Indebtedness described in clause C or D of the definition of Permitted Indebtedness, provided restrictions contained therein are no more restrictive, taken as a whole, than restrictions contained in any Permitted Indebtedness, or (vii) Permitted Nonrecourse Indebtedness incurred by any special purpose subsidiary.

                                                                      EXHIBIT L

                           THE FINOVA GROUP INC(/1/)

                                 BALANCE SHEET

                                                March 7, 2001   March 31, 2001
                                                --------------  --------------
                    ASSETS
Cash & Cash Equivalents........................ $     (217,702) $    1,623,331
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less
   Unearned Income.............................            --              --
  Investment in Leasing Transactions...........            --              --
  Operating Leases.............................            --              --
  Investment in Leveraged Leases...............            --              --
                                                --------------  --------------
                                                           --              --
  Less Reserve for Possible Credit Losses......            --              --
                                                --------------  --------------
                                                           --              --
  Other Assets and Deferred Charges............     74,944,657      67,206,415
  Investment in Subsidiaries...................  1,186,543,485   1,186,543,485
  Due from Subsidiaries........................            --              --
                                                --------------  --------------
                                                $1,261,270,440  $1,255,373,231
                                                ==============  ==============
  LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS
                     EQUITY
Liabilities:
  Accounts Payable and Accrued Expenses........ $          --   $    8,557,828
  Pre Petition Obligations.....................     38,763,441      27,841,774
  Due to Intercompany..........................    123,227,114     127,203,287
  Senior Debt..................................    115,000,000     115,000,000
  Deferred Income Taxes, net...................    (11,165,422)    (11,165,422)
                                                --------------  --------------
                                                   265,825,133     267,437,466
  Convertible Preferred Stock
Stockholder's Equity:
  Common Stock.................................        648,059         648,059
  Additional Capital...........................  1,107,731,434   1,110,463,466
  Retained Income..............................     57,884,336      57,884,336
  Net Income, Year-to-Date.....................     (1,054,167)     (8,563,709)
  Common Stock in Treasury.....................   (169,764,354)   (172,496,387)
                                                --------------  --------------
                                                   995,445,308     987,935,765
                                                --------------  --------------
                                                $1,261,270,440  $1,255,373,231
                                                ==============  ==============

* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

(/1/) There is no separate balance sheet for FINOVA Technology Finance, Inc. Financial information is recorded and reported, generally, on a consolidated basis and is included in the quarterly annual and other reports made available to the public and in financial statements and reports provided to bank lenders and other parties in the ordinary course by The FINOVA Group Inc. and FINOVA Capital Corporation.

                        FINOVA CAPITAL CORPORATION(/1/)

                                 BALANCE SHEET

                                              March 7, 2001    March 31, 2001
                                             ----------------  ---------------
                   ASSETS
Cash & Cash Equivalents..................... $  1,220,444,724  $ 1,504,964,663
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less
   Unearned Income..........................    7,071,629,871    6,814,905,576
  Investment in Leasing Transactions........      333,689,512      353,384,401
  Operating Leases..........................      395,727,302      389,652,635
  Investment in Leveraged Leases............      692,008,708      659,630,680
  Financing contracts held for sale.........              --               --
                                             ----------------  ---------------
                                                8,493,055,393    8,217,573,293
  Less Reserve for Possible Credit Losses...     (592,668,000)    (618,004,929)
                                             ----------------  ---------------
                                                7,900,387,393    7,599,568,364
  Other Assets and Deferred Charges.........      490,885,946      581,614,965
  Intercompany Loans........................      420,158,216      421,507,682
  Investment in Discontinued Operations.....      717,466,180      689,739,229
  Investment in Subsidiaries................      599,520,331      599,520,331
  Due from Subsidiaries.....................      309,037,080      297,353,206
                                             ----------------  ---------------
                                             $ 11,657,899,871  $11,694,268,440
                                             ================  ===============
 LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS
                   EQUITY
  Accounts Payable and Accrued Expenses..... $            --   $     7,696,306
  Pre Petition Obligations..................      198,358,696      249,401,681
  Interest Payable..........................              --        41,604,106
  Senior Debt...............................   10,805,558,826   10,811,016,809
  Deferred Income Taxes.....................      100,575,224       99,672,882
                                             ----------------  ---------------
                                               11,104,492,746   11,209,391,784
Stockholder's Equity:
  Common Stock..............................           25,000           25,000
  Additional Capital........................    1,114,548,751    1,114,548,751
  Retained Income...........................     (426,454,264)    (426,454,264)
  Net Income, Year-to-Date..................       (9,057,739)     (72,571,704)
  Accumulative Other Comprehensive Income...       (3,588,777)      (5,156,192)
  Related party transactions................     (122,065,846)    (125,514,935)
                                             ----------------  ---------------
                                                  553,407,125      484,876,656
                                             ----------------  ---------------
                                             $ 11,657,899,871  $11,694,268,440
                                             ================  ===============

* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

(/1/) There is no separate balance sheet for FINOVA Technology Finance, Inc. Financial information is recorded and reported, generally, on a consolidated basis and is included in the quarterly annual and other reports made available to the public and in financial statements and reports provided to bank lenders and other parties in the ordinary course by The FINOVA Group Inc. and FINOVA Capital Corporation.

                              FINOVA FINANCE TRUST

                                 BALANCE SHEET

                                                      March 7,     March 31,
                                                        2001          2001
                                                    ------------  ------------
                      ASSETS
Cash & Cash Equivalents............................ $        --   $        --
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less
   Unearned Income.................................          --            --
  Investment in Leasing Transactions...............          --            --
  Operating Leases.................................          --            --
  Investment in Leveraged Leases...................          --            --
                                                    ------------  ------------
                                                             --            --
  Less Reserve for Possible Credit Losses..........          --            --
                                                    ------------  ------------
                                                             --            --
  Other Assets and Deferred Charges................  115,000,000   115,000,000
  Due from Subsidiaries............................    1,161,269     1,688,352
                                                    ------------  ------------
                                                    $116,161,269  $116,688,352
                                                    ============  ============
 LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS EQUITY
Liabilities:
  Accounts Payable and Accrued Expenses............ $        --   $    527,083
  Pre Petition Obligations.........................    1,054,167     1,054,167
  Deferred Income Taxes, net.......................   (1,056,134)   (1,268,021)
                                                    ------------  ------------
                                                          (1,967)      313,229
  Convertible Preferred Stock......................  111,550,000   111,550,000
Stockholder's Equity:
  Common Stock.....................................    3,556,750     3,556,750
  Retained Income..................................      632,710       632,710
  Net Income, Year-to-Date.........................      423,775       635,663
                                                    ------------  ------------
                                                       4,613,235     4,825,123
                                                    ------------  ------------
                                                    $116,161,269  $116,688,352
                                                    ============  ============

--------
* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

                         FINOVA PORTFOLIO SERVICES, INC

                                 BALANCE SHEET

                                                    March 7, 2001 March 31, 2001
                                                    ------------- --------------
                      ASSETS
Cash & Cash Equivalents...........................   $ 8,862,325   $ 9,006,453
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less
   Unearned Income................................           --            --
  Investment in Leasing Transactions..............           --            --
  Operating Leases................................           --            --
  Investment in Leveraged Leases..................           --            --
  Factored Receivables--Net.......................           --            --
                                                     -----------   -----------
                                                             --            --
  Less Reserve for Possible Credit Losses.........           --            --
                                                     -----------   -----------
                                                            --            --
  Other Assets and Deferred Charges...............     1,374,604     1,539,090
  Due from Subsidiaries...........................     2,376,788     2,448,324
                                                     -----------   -----------
                                                    $12,613,718    $12,993,867
                                                     ===========   ===========
LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Expenses...........   $       --    $     8,119
  Pre Petition Obligations........................       540,146       553,369
  Deferred Income Taxes, net......................      (427,221)     (427,221)
                                                     -----------   -----------
                                                         112,925       134,267
  Convertible Preferred Stock
Stockholder's Equity:
  Common Stock....................................         1,000         1,000
  Additional Capital..............................        63,830        63,830
  Retained Income.................................    11,615,067    11,615,067
  Net Income, Year-to-Date........................       820,895     1,179,703
                                                     -----------   -----------
                                                      12,500,792    12,859,600
                                                     -----------   -----------
                                                    $12,613,718    $12,993,867
                                                     ===========   ===========

--------
* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

                               FINOVA CAPITAL plc

                                 BALANCE SHEET

                                                    March 7, 2001 March 31, 2001
                                                    ------------- --------------
                      ASSETS
Cash & Cash Equivalents...........................  $ 55,804,524   $ 67,562,258
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less
   Unearned Income................................   305,448,236    304,208,278
  Investment in Leasing Transactions..............   140,175,764    129,853,606
  Operating Leases................................   147,281,918    145,751,648
  Investment in Leveraged Leases..................           --             --
                                                    ------------   ------------
                                                     592,905,918    579,813,532
  Less Reserve for Possible Credit Losses.........            --             --

                                                    ------------   ------------
                                                     592,905,918    579,813,532
  Intercompany Receivable.........................       517,231        479,669
  Other Assets and Deferred Charges...............    25,657,305     25,841,249
                                                    ------------   ------------
                                                    $674,884,978   $673,696,708
                                                    ============   ============
LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Expenses...........  $        --    $     10,693
  Pre Petition Obligations........................    29,905,693     29,990,811
  Interest Payable................................           --         944,336
  Intercompany Interest Payable...................    24,656,567     26,507,683
  Intercompany Loan...............................   395,000,000    395,000,000
  Senior Debt.....................................    90,094,451     87,095,071
  Deferred Income Taxes...........................    11,902,112     12,151,184
                                                    ------------   ------------
                                                     551,558,823    551,699,778
  Convertible Preferred Stock
Stockholder's Equity:
  Additional Capital..............................    68,857,102     68,857,102
  Retained Income.................................    51,547,033     51,547,033
  Net Income, Year-to-Date........................     2,399,491      1,072,834
  Accumulative Other Comprehensive Income.........       522,529        519,961
                                                    ------------   ------------
                                                     123,326,155    121,996,930
                                                    ------------   ------------
                                                    $674,884,978   $673,696,708
                                                    ============   ============

* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

                         FINOVA MEZZANINE CAPITAL INC.

                                 BALANCE SHEET

                                                                     March 31,
                                                     March 7, 2001      2001
                                                     -------------  ------------
                       ASSETS
 Cash & Cash Equivalents...........................  $   2,075,206  $     72,676
 Investment in Financing Transactions:
   Loans and Other Financing Contracts, Less
    Unearned Income................................    303,778,113   291,030,997
   Investment in Leasing Transactions..............            --            --
   Operating Leases................................            --            --
   Investment in Leveraged Leases..................            --            --
                                                     -------------  ------------
                                                       303,778,113   291,030,997
   Less Reserve for Possible Credit Losses.........            --            --
                                                     -------------  ------------
                                                       303,778,113   291,030,997
   Other Assets and Deferred Charges...............     42,003,721    38,125,895
                                                     -------------  ------------
                                                     $ 347,857,039  $329,229,568
                                                     =============  ============
 LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS EQUITY
   Accounts Payable and Accrued Expenses...........  $         --   $        --
   Pre Petition Obligations........................        357,914       306,140
   Due to Intercompany.............................     50,407,790    41,607,359
   Deferred Income Taxes...........................     (8,861,159)   (9,249,286)
                                                     -------------  ------------
                                                        41,904,546    32,664,213
   Convertible Preferred Stock
 Stockholder's Equity:
   Common Stock....................................    380,945,286   380,945,286
   Additional Capital..............................      5,132,140     5,132,140
   Retained Income.................................    (96,230,220)  (96,230,220)
   Net Income, Year-to-Date........................     12,449,315     3,771,471
   Accumulative Other Comprehensive Income.........      3,655,972     2,946,679
                                                     -------------  ------------
                                                       305,952,493   296,565,355
                                                     -------------  ------------
                                                     $ 347,857,039  $329,229,568
                                                     =============  ============

* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

                        FINOVA LOAN ADMINISTRATION INC.

                                 BALANCE SHEET

                                                     March 7, 2001 March 31, 2001
                                                     ------------- --------------
                       ASSETS
 Cash & Cash Equivalents...........................   $ 1,797,899   $ 2,523,020
 Investment in Financing Transactions:
   Loans and Other Financing Contracts, Less
    Unearned Income................................           --            --
   Investment in Leasing Transactions..............           --            --
   Operating Leases................................           --            --
   Investment in Leveraged Leases..................           --            --
                                                      -----------   -----------
                                                              --            --
   Less Reserve for Possible Credit Losses.........           --            --
                                                      -----------   -----------
                                                              --            --
   Other Assets and Deferred Charges...............     5,861,548     5,741,260
                                                      -----------   -----------
                                                      $ 7,659,447   $ 8,264,280
                                                      ===========   ===========
 LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS EQUITY
   Accounts Payable and Accrued Expenses...........   $       --    $       --
   Pre Petition Obligations........................       138,274        71,444
   Due to Intercompany.............................     9,083,847     9,642,999
   Deferred Income Taxes...........................      (402,282)     (402,282)
                                                      -----------   -----------
                                                        8,819,840     9,312,161
   Convertible Preferred Stock.....................
 Stockholder's Equity:
   Common Stock....................................         1,000         1,000
   Retained Income.................................      (888,168)     (888,168)
   Net Loss, Year-to-Date..........................      (273,226)     (160,714)
                                                      -----------   -----------
                                                       (1,160,394)   (1,047,881)
                                                      -----------   -----------
                                                      $ 7,659,447   $ 8,264,280
                                                      ===========   ===========

* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.

                      FINOVA (CANADA) CAPITAL CORPORATION

                                 BALANCE SHEET

                                                        March 7,    March 31,
                                                          2001         2001
                                                      ------------ ------------
                       ASSETS
Cash & Cash Equivalents.............................. $ 26,295,442 $ 23,388,580
Investment in Financing Transactions:
  Loans and Other Financing Contracts, Less Unearned
   Income............................................   94,442,768   96,343,623
  Investment in Leasing Transactions.................          --           --
  Operating Leases...................................          --           --
  Investment in Leveraged Leases.....................          --           --
  Factored Receivables--Net..........................          --           --
                                                      ------------ ------------
                                                        94,442,768   96,343,623
  Less Reserve for Possible Credit Losses............          --           --
                                                      ------------ ------------
                                                        94,442,768   96,343,623
  Other Assets and Deferred Charges..................    2,102,702    1,428,178
  Due from subsidiary................................    3,958,476    3,896,044
  Investment in Discontinued Operations..............   49,036,660   51,234,117
                                                      ------------ ------------
                                                      $175,836,046 $176,290,543
                                                      ============ ============
  LIABILITIES, DEFERRED ITEMS & STOCKHOLDERS EQUITY
  Accounts Payable and Accrued Expenses.............. $        --  $        --
  Pre Petition Obligations...........................       14,323       13,864
  Interest Payable...................................          --       343,333
  Senior Debt........................................   94,607,495   95,028,004
  Deferred Income Taxes..............................    1,738,774    1,610,112
                                                      ------------ ------------
                                                        96,360,591   96,995,314
  Convertible Preferred Stock
Stockholder's Equity:
  Common Stock.......................................        1,000        1,000
  Additional Capital.................................   72,617,355   72,617,355
  Retained Income....................................    5,318,314    5,318,314
  Net Income, Year-to-Date...........................      997,163      698,599
  Accumulative Other Comprehensive Income............      541,623      659,961
                                                      ------------ ------------
                                                        79,475,455   79,295,229
                                                      ------------ ------------
                                                      $175,836,046 $176,290,543
                                                      ============ ============

--------
* This monthly operating report is unaudited and has not been subjected to all procedures and reviews performed on the Company's quarterly unaudited financial statements filed with the U.S. Securities and Exchange Commission. You should not rely on the accuracy or completeness of this report.